    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 15, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                         ------------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                                  VIATEL, INC.

             (Exact Name of Registrant as Specified in Its Charter)

       DELAWARE                   4813                  13-3787366
    (State or Other         (Primary Standard        (I.R.S. Employer
    Jurisdiction of            Industrial             Identification)
   Incorporation or        Classification Code
     Organization)               Number)
                     ------------------------------
                            685 THIRD AVENUE
                        NEW YORK, NEW YORK 10017
                             (212) 350-9200
           (Address, Including Zip Code, and Telephone Number,
    Including Area Code, of Registrant's Principal Executive Offices)

                         ------------------------------

                            JAMES P. PRENETTA, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                                  VIATEL, INC.
                                685 THIRD AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 350-9200
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                         ------------------------------

                        COPIES OF ALL COMMUNICATIONS TO:

       JAY R. SCHIFFERLI, ESQ.              RICHARD L. SHORTEN, JR., ESQ.                 RICHARD HALL, ESQ.
       KELLEY DRYE & WARREN LLP              DESTIA COMMUNICATIONS, INC.               CRAVATH, SWAINE & MOORE
          TWO STAMFORD PLAZA                       95 RTE. 17 SOUTH                        WORLDWIDE PLAZA
        281 TRESSER BOULEVARD                 PARAMUS, NEW JERSEY 07652                   825 EIGHTH AVENUE
     STAMFORD, CONNECTICUT 06901                    (201) 226-4500                     NEW YORK, NEW YORK 10019
            (203) 324-1400                                                                  (212) 474-1000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of this Registration Statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                       PROPOSED
                                                                       MAXIMUM         PROPOSED MAXIMUM       AMOUNT OF
           TITLE OF EACH CLASS OF                AMOUNT TO BE       OFFERING PRICE    AGGREGATE OFFERING     REGISTRATION
        SECURITIES TO BE REGISTERED               REGISTERED           PER UNIT             PRICE                FEE
Common Stock, with par value of $.01 per          14,525,302
  share                                           shares(1)          $10.8438(2)       $353,953,875(2)        $98,399(3)

(1) The maximum number of shares of Viatel common stock issuable in connection with the merger in exchange for shares of Destia common stock is based on
    (i) the number of shares of Destia common stock outstanding on September 17, 1999, including shares issuable pursuant to certain exercisable warrants (32,641,129 shares) and (ii) the exchange ratio used in the merger (0.445 shares of Viatel common stock for each share of Destia common stock). However, the actual maximum number of shares will depend on the facts as they exist on the date of the exchange.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) of the Securities Act, based on the market value of the Destia shares to be received by Viatel in the merger, as established by the average of the high and low sales prices of Destia common stock on September 17, 1999 as reported on the Nasdaq National Market, which was $10.8438 times 32,641,129 shares (the number of shares of Destia common stock outstanding as of September 17, 1999, including shares issuable pursuant to certain exercisable warrants).

(3) This fee has been calculated pursuant to Section 6(b) of the Securities Act by multiplying the aggregate offering amount of $353,953,875.00 by .000278. A fee of $70,790.78 was paid on September 22, 1999 in connection with the initial filing of the joint proxy statement included in this Registration Statement. Pursuant to Rule 457(b) under the Securities Act, the registration fee payable herewith has been reduced by $70,790.78, the amount previously paid. Accordingly, an additional fee of $27,608.22 is being paid herewith.
                         ------------------------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        JOINT PROXY STATEMENT/PROSPECTUS


                [LOGO]                                                                    [LOGO]

              YOUR VOTE ON OUR PROPOSED MERGER IS VERY IMPORTANT!

To the stockholders of Viatel and Destia:

    Viatel and Destia have agreed to combine in a merger. This merger will create a stronger competitor in the rapidly changing telecommunications industry. Accordingly, we believe that this merger will benefit the stockholders of both companies, and we ask for your support in voting for the merger proposals at our meetings.

    When the merger is completed, Viatel will issue approximately 14.1 million shares of its common stock to Destia stockholders based on the number of outstanding Destia shares on October 13, 1999, at an exchange ratio of 0.445 of a Viatel share for each Destia share. These shares will represent approximately 30.1% of the outstanding shares of Viatel common stock after the merger (assuming that no Destia warrants, options or other equity-based awards are exercised prior to or in connection with the merger). Viatel shares held by Viatel stockholders before the merger will represent approximately 69.9% of the outstanding Viatel shares after the merger (assuming that no Destia warrants, options or other equity-based awards are exercised prior to or in connection with the merger). Viatel's common stock and Destia's voting common stock are listed on the Nasdaq National Market under the symbols "VYTL" and "DEST," respectively.

    Information about the merger and the other items to be voted on at your company's meeting is contained in this joint proxy statement/prospectus and in the merger agreement attached as Annex A. WE URGE YOU TO READ THIS MATERIAL, INCLUDING THE SECTION ENTITLED "RISK FACTORS," BEGINNING ON PAGE 9.

    The boards of directors of both Viatel and Destia believe that the merger is advisable, fair to and in the best interests of their respective stockholders, have approved the merger and recommend that their respective stockholders vote FOR the merger proposals as described in the attached materials. We cannot complete the merger unless the stockholders of both companies approve their respective proposals relating to the merger.

    Three of Destia's principal stockholders own a majority of the outstanding shares of Destia voting common stock and have agreed to vote all of their shares in favor of the merger. Accordingly, when the Destia stockholders vote to approve the adoption of the merger agreement, the merger should be approved whether or not any Destia stockholder other than the three principal stockholders supports the merger.

    Your vote is very important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at your company's special meeting. To grant your proxy to vote your shares, you must complete and return the enclosed proxy card. You may also cast your vote in person at the meeting.

Very truly yours,

/s/ Michael J. Mahoney                           /s/ Alfred West

Michael J. Mahoney                               Alfred West
Chairman of the Board, President and             Chairman of the Board and
Chief Executive Officer                          Chief Executive Officer
Viatel, Inc.                                     Destia Communications, Inc.

                            ------------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this joint proxy statement/ prospectus. Any representation to the contrary is a criminal offense.
                            ------------------------

    This joint proxy statement/prospectus is dated October 15, 1999, and is first being mailed to stockholders on or about October 19, 1999.

                                  VIATEL, INC.
                                685 THIRD AVENUE
                            NEW YORK, NEW YORK 10017

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                    TO BE HELD ON FRIDAY, NOVEMBER 19, 1999

                            ------------------------

To the stockholders of Viatel, Inc.:

    NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Viatel, Inc. will be held on Friday, November 19, 1999 in the Beekman Room at the Hotel Intercontinental, 111 East 48th Street, New York, New York 10017, at 10:00 a.m., local time, for the following purposes:

    1. To consider and vote upon a proposal to approve the issuance of Viatel common stock pursuant to an Agreement and Plan of Merger, dated as of August 27, 1999, by and among Viatel, Inc., a wholly-owned subsidiary of Viatel that was created to complete the merger, and Destia Communications, Inc., and to approve any other transaction described in the merger agreement; and

    2. To transact such other business as may properly be presented at the special meeting and at any adjournments or postponements thereof.

    The board of directors of Viatel has fixed the close of business on October 14, 1999 as the record date for the purpose of determining stockholders who are entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof. A list of such stockholders will be available during regular business hours at Viatel's office, 685 Third Avenue, New York, New York 10017 for the ten days prior to the special meeting, for inspection by any stockholder of record for any purpose germane to the special meeting.

                                          By order of the board of directors,

                                          /s/ Sheldon M. Goldman

                                          Sheldon M. Goldman
                                          Secretary

New York, New York
October 15, 1999

    PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON IF YOU WISH, EVEN IF YOU PREVIOUSLY RETURNED OR GRANTED YOUR PROXY.

                          DESTIA COMMUNICATIONS, INC.
                                95 RTE. 17 SOUTH
                           PARAMUS, NEW JERSEY 07652
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                    TO BE HELD ON FRIDAY, NOVEMBER 19, 1999

                            ------------------------

To the stockholders of Destia Communications, Inc.:

    A special meeting of the stockholders of Destia Communications, Inc. will be held on Friday, November 19, 1999, at 11:30 a.m., local time, in the Beekman Room at the Hotel Intercontinental, 111 East 48th Street, New York, New York 10017, for the following purpose:

        To consider and vote upon a proposal to adopt the merger agreement among Viatel, Inc., Destia and a wholly-owned subsidiary of Viatel that was created to complete the merger. Pursuant to the merger agreement, each outstanding share of Destia common stock will be converted into the right to receive 0.445 of a share of Viatel common stock, and Destia will become a wholly-owned subsidiary of Viatel.

    No other business will be transacted at the special meeting, except such business as may properly be brought before the special meeting or any adjournments or postponements thereof.

    Only holders of record of shares of Destia common stock at the close of business on October 14, 1999, the record date for the special meeting, are entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof.

    A list of the Destia stockholders entitled to vote at the special meeting will be available for inspection by any such stockholder, for any purpose germane to the special meeting, at Destia's office at 60 Hudson Street, Suite 319, New York, New York 10013, during regular business hours, for a period of ten days prior to the special meeting.

    The merger is subject to, among other things, the affirmative vote of the holders of a majority of the outstanding shares of Destia voting common stock. Three of Destia's principal stockholders own a majority of the outstanding shares of Destia voting common stock and have agreed to vote all of their shares in favor of the merger. Accordingly, when the Destia stockholders vote to approve the adoption of the merger agreement, the merger should be approved whether or not any Destia stockholder other than the three principal stockholders supports the merger.

    Holders of Destia voting common stock will not be entitled to appraisal rights under Delaware law as a result of the merger. Holders of Destia non-voting common stock will be entitled to appraisal rights under Delaware law as described in the accompanying joint proxy statement/prospectus.

    PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.

                                          By order of the board of directors,

                                          /s/ Richard L. Shorten, Jr.

                                          Richard L. Shorten, Jr.
                                          Secretary

Paramus, New Jersey
October 15, 1999

    PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. ELIGIBLE STOCKHOLDERS MAY BE ABLE TO VOTE BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON IF YOU WISH, EVEN IF YOU PREVIOUSLY RETURNED OR GRANTED YOUR PROXY.

                               TABLE OF CONTENTS

I.         THE MERGER                                                                             PAGE
                                                                                                   ---
           QUESTIONS AND ANSWERS ABOUT THE MERGER.........................................           1

           SUMMARY
               The Companies..............................................................           4
               Recommendations of the Viatel Board and the Destia Board...................           4
               The Merger.................................................................           4
               Opinions of Financial Advisors.............................................           5
               Interests of Officers and Directors in the Merger..........................           5
               Conversion of Destia Stock Rights..........................................           5
               Conditions to the Completion of the Merger.................................           5
               Termination of the Merger Agreement........................................           6
               Termination Fees...........................................................           7
               Regulatory Approvals.......................................................           7
               Material Federal Income Tax Consequences of the Merger.....................           7
               Stockholder Agreements.....................................................           8
               Comparative Per Share Market Price Information.............................           8
               Listing of Viatel Common Stock.............................................           8
               Ownership of Viatel After the Merger.......................................           8
               Stockholder Votes Required.................................................           8
               Appraisal Rights...........................................................           8
               Accounting Treatment.......................................................           8

           RISK FACTORS...................................................................           9

           THE VIATEL SPECIAL MEETING.....................................................          21

           THE DESTIA SPECIAL MEETING.....................................................          23

           THE MERGER
               Background of the Merger...................................................          25
               Viatel's Reasons for the Merger; Recommendation of the Viatel
                 Board of Directors.......................................................          27
               Destia's Reasons for the Merger; Recommendation of the Destia
                 Board of Directors.......................................................          29
               Opinion of Financial Advisor to Viatel.....................................          31
               Opinion of Financial Advisor to Destia.....................................          35
               Interests of Officers and Directors in the Merger..........................          42
               Material Federal Income Tax Consequences of the Merger.....................          43
               Regulatory Review Relating to the Merger...................................          45
               Consents and Waivers Under Destia's Credit Facility........................          46
               Appraisal Rights...........................................................          47
               Federal Securities Laws Consequences; Stock Transfer Restriction
                 Agreements...............................................................          49
               Accounting Treatment.......................................................          49

                                                                                                  PAGE
                                                                                                   ---

           THE MERGER AGREEMENT AND STOCKHOLDER AGREEMENTS
               The Merger.................................................................          50
               Timing of Closing..........................................................          50
               Conversion of Destia Common Stock..........................................          50
               Conversion of Destia Stock Options and Other Rights........................          51
               Representation on the Viatel Board.........................................          51
               Representations and Warranties.............................................          51
               Certain Covenants..........................................................          52
               Conditions to the Completion of the Merger.................................          56
               Termination of the Merger Agreement........................................          57
               Other Expenses.............................................................          59
               Amendments and Waivers.....................................................          59
               Stockholder Agreements.....................................................          59

II.        FINANCIAL INFORMATION

           COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION....................          61

           VIATEL SELECTED CONSOLIDATED FINANCIAL DATA....................................          62

           DESTIA SELECTED CONSOLIDATED FINANCIAL DATA....................................          64

           VIATEL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
             OF OPERATIONS................................................................          66

           DESTIA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
             OF OPERATIONS................................................................          79

           COMPARATIVE PER SHARE DATA.....................................................          90

           VIATEL CAPITALIZATION TABLE....................................................          91

           VIATEL UNAUDITED PRO FORMA COMBINING FINANCIAL INFORMATION.....................          92

           VIATEL BUSINESS................................................................          98

           VIATEL'S MANAGEMENT............................................................         119

           PRINCIPAL STOCKHOLDERS OF VIATEL...............................................         130

           DESTIA BUSINESS................................................................         131

           DESTIA'S MANAGEMENT............................................................         163

           PRINCIPAL STOCKHOLDERS OF DESTIA...............................................         173

III.       CERTAIN LEGAL INFORMATION

           COMPARISON OF VIATEL-DESTIA STOCKHOLDER RIGHTS
               Summary of Material Differences Between Current Rights of Viatel and Destia
                 Stockholders and Those Rights Which Destia Stockholders Will Have as
                 Viatel Stockholders Following the Merger.................................         174

           DESCRIPTION OF VIATEL CAPITAL STOCK
               Authorized Capital Stock...................................................         176
               Viatel Common Stock........................................................         176
               Viatel Preferred Stock.....................................................         176
               Transfer Agent and Registrar...............................................         177
               Nasdaq National Market Listing; Delisting and Deregistration of Destia
                 Common Stock.............................................................         177

                                                                                                  PAGE
                                                                                                   ---
           DESCRIPTION OF DESTIA CAPITAL STOCK............................................         177

           INFORMATION REGARDING FORWARD-LOOKING STATEMENTS...............................         177

           LEGAL MATTERS..................................................................         178

           EXPERTS........................................................................         178

IV.        ADDITIONAL INFORMATION FOR STOCKHOLDERS

           FUTURE STOCKHOLDER PROPOSALS
               Viatel.....................................................................         179
               Destia.....................................................................         179

           WHERE YOU CAN FIND MORE INFORMATION............................................         180

           INCORPORATION OF DOCUMENTS BY REFERENCE........................................         180

           INDEX TO VIATEL FINANCIAL STATEMENTS...........................................         F-1

           INDEX TO DESTIA FINANCIAL STATEMENTS...........................................        F-32

           ANNEXES
               Annex A   Agreement and Plan of Merger, dated as of August 27, 1999, by and among Viatel, Inc., Viatel Acquisition Corp. and Destia
                           Communications, Inc.............................................         A-1
               Annex B   Stockholder Agreement, dated as of August 27, 1999, among Alfred
                           West, AT Econ Limited Partnership, AT Econ Limited Partnership
                           No. 2, Viatel, Viatel Acquisition Corp. and Destia..............         B-1
               Annex C   Stockholder Agreement, dated as of August 27, 1999, among Steven
                           West, SS Econ Limited Partnership, SS Econ Limited Partnership
                           No. 2, Viatel, Viatel Acquisition Corp. and Destia..............         C-1
               Annex D   Stockholder Agreement, dated as of August 27, 1999, among Princes
                           Gate Investors II, L.P., Acorn Partnership II, L.P., PGI
                           Investments Limited, Investors Investments AB, Marinbeach United
                           S.A., Viatel, Viatel Acquisition Corp. and Destia...............         D-1
               Annex E   Stockholder Agreement, dated as of August 27, 1999, among Gary
                           Bondi, GS Econ Limited Partnership, Viatel, Viatel Acquisition
                           Corp. and Destia................................................         E-1
                         Fairness Opinion of ING Barings LLC...............................
               Annex F                                                                              F-1
                         Fairness Opinion of Morgan Stanley & Co. Incorporated.............
               Annex G                                                                              G-1
                         Section 262 of the Delaware General Corporation Law...............
               Annex H                                                                              H-1

                                 I. THE MERGER

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.         WHY ARE VIATEL AND DESTIA PROPOSING A MERGER OF THE TWO COMPANIES?

A.         The boards of directors of Viatel and Destia believe that combining the two companies'
           complementary businesses will result in a larger enterprise with a stronger competitive position in the rapidly changing telecommunications industry, will enhance efficiencies and will create significant opportunities for growth.

Q.         HOW WILL THE MERGER BE ACCOMPLISHED?

A.         A wholly-owned subsidiary of Viatel will merge with and into Destia and, as a result,
           Destia will become a wholly-owned subsidiary of Viatel.

Q.         WHAT WILL DESTIA STOCKHOLDERS RECEIVE IF THE MERGER IS COMPLETED?

A.         For each share of Destia common stock, Destia stockholders will receive 0.445 of a share of Viatel common stock. Holders of Destia common stock will receive cash instead of any fractional interest in a Viatel share. Once the merger is completed, shares of
           Destia voting common stock will be delisted and will no longer trade on the Nasdaq
           National Market.

Q.         WHEN WILL THE MERGER BE COMPLETED?

A.         Viatel and Destia are working to complete the merger prior to December 31, 1999.
           Because the merger may not be completed without stockholder and certain regulatory approvals, we cannot predict the exact timing.

Q.         WHY AM I RECEIVING THIS JOINT PROXY STATEMENT/PROSPECTUS?

A.         If you hold Viatel common stock, you are receiving this joint proxy statement/prospectus because it describes a proposal to issue Viatel common stock in connection with the merger that will be voted upon at a special meeting of Viatel stockholders. If you hold Destia voting common stock, you are receiving this joint proxy statement/prospectus because it describes the proposal to adopt the merger agreement that will be voted upon at a special meeting of Destia stockholders. This joint proxy statement/prospectus also gives stockholders information on Viatel and
           Destia and certain other background information so that you can make an informed decision.

           If you hold Destia non-voting common stock, you are receiving this joint proxy statement/ prospectus, even though you are not entitled to vote on the merger, because you are entitled to appraisal rights in connection with the merger. This joint proxy statement/prospectus constitutes the notice required by Delaware law concerning your appraisal rights.

Q.         WHAT ARE THE TAX CONSEQUENCES TO DESTIA STOCKHOLDERS OF THE MERGER?

A.         If you are a U.S. holder of Destia common stock, the exchange of Destia common stock for Viatel common stock is generally tax free for you, except for any gains on cash received instead of any fractional interest in a Viatel share. If you are a non-U.S.
           holder of Destia common stock, we advise you to consult your tax advisors to determine the consequences of the merger to you.

Q.         WHEN ARE THE SPECIAL MEETINGS AND WHAT IS THEIR PURPOSE?

A.         The Viatel special meeting will be held at 10:00 a.m., local time, on Friday, November
           19, 1999 in the Beekman Room at the Hotel Intercontinental, 111 East 48th Street, New
           York, New York 10017. At the Viatel special meeting, record holders of Viatel common stock will be asked to consider and vote upon a proposal to authorize the issuance of
           Viatel common stock in the merger.

           The Destia special meeting will be held at 11:30 a.m., local time, on Friday, November
           19, 1999, also in the Beekman Room at the Hotel Intercontinental, 111 East 48th Street,
           New York, New York 10017. At the Destia special meeting, record holders of Destia voting common stock will be asked to consider and vote upon a proposal to adopt the merger agreement.

Q.         WHO CAN VOTE?

A.         All record holders of Viatel common stock at the close of business on October 14, 1999 are entitled to vote at the Viatel special meeting.

           All record holders of Destia voting common stock at the close of business on October
           14, 1999 are entitled to vote at the Destia special meeting. Holders of Destia non-voting common stock are not entitled to vote.

Q.         HOW DO I VOTE?

A.         You may vote by mail. Simply complete, date, sign and mail the proxy card that has been included with this joint proxy statement/prospectus in the enclosed postage-paid envelope. Votes submitted by mail must be received prior to the relevant special meeting in order to be counted.

           In addition, you may be eligible to vote either by telephone or by the Internet. For information on alternative voting methods, you should call Corporate Investor
           Communications, Inc. at 1-877-393-4956, toll-free from the U.S. and Canada. Votes cast by telephone or the Internet must be submitted prior to the time of the relevant special meeting in order to be counted.

           You may also vote in person at your company's special meeting. If you hold your shares in street name, you must contact and request a legal proxy from your stockbroker or other nominee in order to vote in person at the special meeting.

           When you cast your vote using the proxy card or by granting your proxy by telephone or the Internet, you also appoint members of your company's management as your representatives, or proxies, at the special meeting. They will vote your shares at the special meeting in accordance with your instructions.

Q.         WHAT HAPPENS IF I DO NOT INDICATE MY PREFERENCE FOR OR AGAINST ADOPTION OF THE MERGER
           PROPOSAL?

A.         If you submit a proxy without specifying the manner in which you would like your shares to be voted, your shares will be voted for adoption of the merger proposal.

Q.         WHAT IF I VOTE AND THEN CHANGE MY MIND?

A.         You can revoke your proxy by writing to the Secretary of your company, by submitting a new proxy with a later date or by attending the meeting and casting your vote in person. Your last vote will be the vote that is counted.

Q.         HOW MANY VOTES DO YOU NEED TO HOLD THE SPECIAL MEETING?

A.         Shares will be counted as present at your special meeting if the record holder of the shares either:

               (1) is present and votes in person at the special meeting or
               (2) has properly voted by submitting a proxy by mail.

           Shares representing at least a majority of the issued and outstanding shares of common stock entitled to vote must be present at each special meeting, either in person or by proxy, in order to conduct business. This is called a quorum.

Q.         WHAT IS THE VOTE NECESSARY TO ADOPT THE MERGER PROPOSAL?

A.         In order for the Viatel stockholders to approve the proposal to issue Viatel common stock in the merger, holders of more than 50% of the shares of Viatel common stock voted at the Viatel special meeting must cast their votes in favor of the proposal.
           In order for the Destia stockholders to adopt the merger agreement, holders of a majority of the issued and outstanding shares of Destia voting common stock must vote in favor of the proposal. Alfred West, Steven West and Princes Gate Investors II, L.P.,
           and each of their related entities, who collectively own more than 50% of the outstanding shares of Destia voting common stock, have entered into stockholder agreements with Viatel pursuant to which they have agreed to vote all of their shares of Destia voting common stock in favor of the merger. Accordingly, when the Destia stockholders vote to approve the adoption of the merger agreement, the merger should be approved whether or not any Destia stockholder other than the three principal stockholders supports the merger.

Q.         WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?

A.         It means you have multiple accounts at the transfer agent and/or with stockbrokers.
           Please sign and return all proxy cards to ensure that all your shares are voted.

Q.         WHAT HAPPENS IF I DO NOT VOTE AT ALL?

A.         If you are a Viatel stockholder and you fail to vote your shares, your shares will not count as votes cast at the special meeting. If you are a Destia stockholder and you fail to vote your shares, your inaction will have the same effect as a vote against the adoption of the merger proposal.

           IF YOUR SHARES ARE HELD IN STREET NAME, YOUR BROKERAGE FIRM WILL LEAVE YOUR SHARES
           UNVOTED, UNLESS THEY RECEIVE YOUR INSTRUCTIONS. THE VIATEL BOARD AND THE DESTIA BOARD
           ENCOURAGE YOU TO PROVIDE INSTRUCTIONS TO YOUR BROKERAGE FIRM BY SUBMITTING YOUR PROXY.
           THIS ENSURES THAT YOUR SHARES WILL BE VOTED AT THE SPECIAL MEETINGS.

Q.         WHAT APPRAISAL RIGHTS DO STOCKHOLDERS HAVE?

A.         Under Delaware law, holders of Viatel common stock and holders of Destia voting common stock are not entitled to exercise appraisal rights with respect to the merger. Holders of Destia non-voting common stock, however, are entitled to appraisal rights.

Q.         SHOULD STOCK CERTIFICATES BE SENT WITH THE ENCLOSED VOTING FORM?

A.         No. If the merger is completed, Destia stockholders will be sent instructions for exchanging their Destia stock certificates for Viatel stock certificates.

Q.         WHO CAN HELP ANSWER QUESTIONS?

A.         If you have more questions about the merger, you should contact:

           Viatel stockholders:                         Destia stockholders:

           Glenn Davidson                               Robert Juneja
           Vice President, Corporate Communications &   Vice President, Corporate Development
           External Affairs                             (201) 226-4500
           (212) 350-9200

                                    SUMMARY

    This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this document and the documents to which we have referred you. See "Where You Can Find More Information" and "Incorporation of Documents by Reference" on page 180.

THE COMPANIES

    Viatel, Inc.
    685 Third Avenue
    New York, New York 10017
    (212) 350-9200

    Viatel is a rapidly growing international communications company, providing high quality, competitively priced, long distance communication and data services to end-users, carriers and resellers. Viatel is a licensed provider of telecommunications services in Belgium, France, Germany, Ireland, Italy, The Netherlands, Spain, Switzerland, the United Kingdom and the United States. It currently operates one of Europe's largest pan-European networks, with international gateways in New York and London; international network operations centers in Egham, England and Somerset, New Jersey; network points of presence in over 45 European cities; a direct sales force in 12 Western European cities; and an indirect sales force in more than 180 locations in Western Europe.

    Destia Communications, Inc.
    95 Rte. 17 South
    Paramus, New Jersey 07652
    (201) 226-4500

    Destia is a rapidly growing, facilities-based provider of domestic and international long distance telecommunications services in Europe and North America. Destia's customer base consists of residential customers, commercial customers, ethnic groups and other telecommunications carriers. Destia currently offers a variety of retail telecommunications services, including international and domestic long distance, calling card and prepaid card services, Internet access and wireless and wholesale transmission services.

RECOMMENDATIONS OF THE VIATEL BOARD AND THE DESTIA BOARD

    The board of directors of Viatel believes that the merger and the issuance of the shares of Viatel common stock in connection therewith are advisable, fair to and in the best interests of Viatel stockholders. The Viatel board has unanimously approved the merger agreement, the merger and the issuance of shares of Viatel common stock in connection therewith, and it unanimously recommends that the Viatel stockholders vote FOR the issuance of such shares.

    The Destia board has determined that the merger is advisable, fair to and in the best interests of Destia stockholders. The Destia board has unanimously approved the merger agreement and the merger, and it unanimously recommends that the Destia stockholders vote FOR the adoption of the merger agreement.

THE MERGER

    The merger agreement provides that a wholly-owned subsidiary of Viatel will merge with and into Destia and, as a result, Destia will become a wholly-owned subsidiary of Viatel. As a result of the merger, Viatel will issue 0.445 of a share of Viatel common stock for each outstanding share of Destia common stock. Holders of Destia common stock will receive cash instead of any fractional interest in a Viatel share. The full text of the merger agreement is attached as Annex A.

OPINIONS OF FINANCIAL ADVISORS (SEE PAGES 31 AND 35)

ADVISOR TO VIATEL

    ING Barings LLC acted as financial advisor to Viatel and has delivered to the board of directors of Viatel a written opinion to the effect that, as of August 26, 1999, the 0.445 exchange ratio was fair, from a financial point of view, to Viatel. The full text of the written opinion of ING Barings is attached as Annex F. The opinion describes important exceptions, assumptions and limitations and should be read carefully and in its entirety. ING BARINGS' OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF VIATEL AND IS NOT A RECOMMENDATION AS TO HOW VIATEL'S STOCKHOLDERS SHOULD VOTE ON THE MERGER PROPOSAL.

ADVISOR TO DESTIA

    Morgan Stanley & Co. Incorporated acted as financial advisor to Destia and has delivered to the board of directors of Destia a written opinion to the effect that, as of August 27, 1999, the 0.445 exchange ratio was fair, from a financial point of view, to the holders of Destia common stock. The full text of the written opinion of Morgan Stanley is attached as Annex G. The opinion describes important exceptions, assumptions and limitations and should be read carefully and in its entirety. MORGAN STANLEY'S OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF DESTIA AND IS NOT A RECOMMENDATION AS TO HOW DESTIA'S STOCKHOLDERS SHOULD VOTE ON THE MERGER PROPOSAL.

INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER (SEE PAGE 42)

    When considering the recommendation of the Destia board in favor of the merger, Destia stockholders should be aware that certain directors and executive officers of Destia have interests in the merger that are in addition to the interests of Destia stockholders. Some of Destia's executive officers and directors will benefit from the accelerated vesting of their stock options and will become executive officers and directors of Viatel after the merger.

CONVERSION OF DESTIA STOCK RIGHTS (SEE PAGE 51)

    Stock options and warrants to acquire Destia common stock will be automatically converted into stock options and warrants to purchase Viatel common stock. Shares of Destia non-voting common stock (which are convertible upon the payment of a nominal exercise price into Destia voting common stock) will automatically be converted into Viatel common stock. The number of shares of Viatel common stock subject to these options, warrants and shares of Destia non-voting common stock, the exercise prices of the options and warrants will give effect to the 0.445 exchange ratio.

CONDITIONS TO THE COMPLETION OF THE MERGER (SEE PAGE 56)

    Viatel and Destia will not complete the merger unless a number of conditions are satisfied or waived by them. These include:

    - approvals by the Viatel and Destia stockholders;

    - receipt of all requisite approvals and consents from U.S. regulatory authorities;

    - absence of any law or court order prohibiting the merger;

    - absence of an imposition by any regulatory authority of any condition, requirement or restriction that would materially restrict Viatel's ownership, control or operation of Destia and its business after the merger; and

    - receipt by Destia of an opinion of counsel that the merger will qualify as a tax-free reorganization.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 57)

    The merger agreement may be terminated by mutual written consent of Viatel and Destia. The merger agreement may also be terminated by either Viatel or Destia if:

    - the merger has not been completed by June 30, 2000 and the failure to complete the merger by that date is not due to the action or failure to act of the party seeking to terminate;

    - a governmental authority takes a final and nonappealable action that prohibits the merger or makes a condition to the closing obligations of the terminating party incapable of being satisfied prior to June 30, 2000;

    - a closing condition of the terminating party is not satisfied due to a breach of any representation, warranty or covenant of the other party and the breach is not cured within 30 days after notice is delivered by the terminating party, except neither party may terminate the merger on this basis if it is in material breach of any of its own representations, warranties or covenants in the merger agreement; or

    - the Viatel stockholders or the Destia stockholders fail to give the necessary approval of the merger or related transactions at a duly held meeting.

    The merger agreement may be terminated by Destia if:

    - the Viatel board enters into or publicly announces its intention to enter into an acquisition transaction that is inconsistent with the merger;

    - the Viatel board withdraws its recommendation of the approval of the issuance of Viatel common stock in connection with the merger;

    - the Viatel board, after receiving an alternative acquisition proposal, fails to confirm publicly its recommendation of the merger within ten days after Destia requests that a public confirmation be made;

    - Viatel or its representatives solicit, negotiate or enter into an acquisition transaction that is inconsistent with the merger; or

    - the average of the last reported sales price of Viatel common stock for the five trading days preceding the closing of the merger is less than $25 per share.

    The merger agreement may be terminated by Viatel if:

    - the Destia board enters into or publicly announces its intention to enter into an alternative acquisition transaction;

    - the Destia board withdraws its recommendation of the approval of the merger;

    - the Destia board, after receiving an alternative acquisition proposal, fails to confirm publicly its recommendation of the merger within ten days after Viatel requests that a public confirmation be made; or

    - Destia or its representatives solicit, negotiate or enter into an alternative acquisition transaction.

    Although the boards of directors of Viatel and Destia each may withdraw its recommendation of the approval of the merger in response to a superior acquisition proposal if it determines in good faith that the failure to so withdraw its recommendation would violate its fiduciary duties to its stockholders, neither Viatel nor Destia is permitted to terminate the merger agreement to accept a superior acquisition proposal made by a third party. Accordingly, it is expected that the Viatel and Destia special meetings will be held even if Viatel or Destia receives a superior acquisition proposal from a third party.

TERMINATION FEES (SEE PAGE 58)

    Destia has agreed to pay Viatel a termination fee of $30 million in cash if:

    - the merger agreement is terminated because the Destia stockholders fail to approve the merger;

    - Viatel terminates the merger agreement because the Destia board:

     - enters into or publicly announces its intention to enter into an alternative acquisition transaction;

     - withdraws its recommendation of the approval of the merger; or

     - after receiving an alternative acquisition proposal, fails to confirm publicly its recommendation of the merger within ten days after Viatel requests that a public confirmation be made;

    - Viatel terminates the merger agreement because Destia or its representatives solicit, encourage or enter into an alternative acquisition transaction; or

    - any person proposes an alternative acquisition transaction that remains in effect on May 1, 2000, and the Destia stockholders do not approve the merger prior to termination of the merger agreement as a result of the failure to complete the merger by June 30, 2000.

    Viatel has agreed to pay Destia a termination fee of $75 million in cash if:

    - Destia terminates the merger agreement because the Viatel board:

     - enters into or publicly announces its intention to enter into an acquisition transaction that is inconsistent with the merger;

     - withdraws its recommendation of the approval of the issuance of Viatel common stock in connection with the merger; or

     - after receiving an alternative acquisition proposal, fails to confirm publicly its recommendation of the merger within ten days after Destia requests that a public confirmation be made;

    - Destia terminates the merger agreement because Viatel or its representatives solicit, encourage or enter into an acquisition transaction that is inconsistent with the merger;

    - any person publicly proposes an acquisition transaction that is inconsistent with the merger and has not been publicly withdrawn more than ten days prior to the special meeting of the Viatel stockholders, and the merger agreement is terminated because the Viatel stockholders do not approve the issuance of Viatel common stock in connection with the merger; or

    - any person proposes an acquisition transaction that is inconsistent with the merger and remains in effect on May 1, 2000, and the Viatel stockholders do not approve the issuance of Viatel common stock in connection with the merger prior to termination of the merger agreement as a result of the failure to complete the merger by June 30, 2000.

    Viatel has agreed to pay Destia a termination fee of $30 million in cash if the merger agreement is terminated because the stockholders of Viatel fail to approve the issuance of Viatel common stock in connection with the merger and a termination fee of $75 million is not otherwise payable to Destia as described above.

REGULATORY APPROVALS (SEE PAGE 45)

    Completion of the merger will not occur until after receipt of all requisite regulatory approvals and consents. The Federal Communications Commission and certain state public utility commissions will, and foreign regulatory authorities may, have jurisdiction to review and/or approve the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 43)

    A Destia stockholder's receipt of Viatel common stock in the merger generally will be tax-free for U.S. federal income tax purposes, except for any gains on cash received instead of any fractional interest in a share of Viatel common stock. This tax treatment may not apply to all Destia stockholders.

You should consult your own tax advisor for a full understanding of the tax consequences of the merger.

STOCKHOLDER AGREEMENTS (SEE PAGE 59)

    Three of Destia's stockholders, Alfred West, Steven West and Princes Gate Investors II, L.P., and each of their related entities, who collectively own more than 50% of the outstanding shares of Destia voting common stock, have entered into stockholder agreements with Viatel pursuant to which they have agreed to vote all of their shares of Destia voting common stock in favor of the merger. Accordingly, when the stockholders vote to approve the adoption of the merger agreement, the merger should be approved whether or not any Destia stockholder other than the three principal stockholders supports the merger. The terms of the stockholder agreements remain in effect even if the Destia board withdraws its recommendation to vote in favor of the merger.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

    Viatel common stock and Destia voting common stock are quoted on the Nasdaq National Market. On August 26, 1999, the last full trading day before the announcement of the merger, Viatel common stock closed at $41 7/8 and Destia voting common stock closed at $13 15/16. On October 13, 1999, the most recent practicable date prior to the date of this joint proxy statement/prospectus, Viatel common stock closed at $33 1/2 and Destia voting common stock closed at $14 3/8.

LISTING OF VIATEL COMMON STOCK

    The shares of Viatel common stock to be issued in the merger will be quoted on the Nasdaq National Market under the ticker symbol "VYTL."

OWNERSHIP OF VIATEL AFTER THE MERGER

    Viatel will issue approximately 14.1 million shares of its common stock to Destia stockholders in the merger. These shares will represent approximately 30.1% of the outstanding Viatel common stock after the merger. This information is based on the number of Viatel and Destia shares outstanding on October 13, 1999, and does not take into account outstanding warrants, stock options or other equity-based awards or other transactions involving the issuance of stock, including acquisitions that may be consummated after the date of this joint proxy statement/prospectus.

STOCKHOLDER VOTES REQUIRED

    A majority of the issued and outstanding shares of Viatel common stock entitled to vote must be present at the Viatel special meeting, either in person or by proxy, for a quorum to exist. A majority of the votes cast by Viatel stockholders at their special meeting must vote to approve the issuance of the Viatel common stock in connection with the merger for the proposal to be approved.

    A majority of the issued and outstanding shares of Destia voting common stock must vote at the Destia special meeting to approve the merger agreement for it to be adopted.

APPRAISAL RIGHTS (SEE PAGE 47)

    Under Delaware law, holders of Viatel common stock and holders of Destia voting common stock are not entitled to appraisal rights with respect to the merger. Holders of Destia non-voting common stock are, however, entitled to appraisal rights.

ACCOUNTING TREATMENT (SEE PAGE 49)

    The merger will be accounted for by Viatel using the purchase method of accounting.

                                  RISK FACTORS

    STOCKHOLDERS OF VIATEL AND DESTIA SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS, WHICH ARE NOT LISTED IN ORDER OF PRIORITY, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

THE EXCHANGE RATIO WILL NOT BE ADJUSTED FOR CHANGES IN STOCK PRICES

    The number of shares of Viatel common stock into which each share of Destia common stock is to be converted in the merger is fixed at 0.445 of a share of Viatel common stock for each share of Destia common stock. The market value of Viatel common stock and/or Destia common stock at the effective time of the merger may vary significantly from the price as of the date the merger agreement was executed, the date of this joint proxy statement/prospectus or the date on which Viatel and Destia stockholders vote on the merger. These changes may result from a number of factors, including:

    - market perception of the synergies expected to be achieved by the merger;

    - changes in the business, operations or prospects of Viatel or Destia;

    - market assessments of the likelihood that the merger will be completed and the timing of the merger; and

    - general market and economic conditions.

    Because the exchange ratio will not be adjusted to reflect changes in the market value of Viatel common stock or Destia common stock, the market value of the Viatel common stock issued in the merger, and the market value of the Destia common stock surrendered in the merger, may be higher or lower than the value of these shares at the time the merger was approved by the Viatel board and the Destia board. Neither Viatel nor Destia is permitted to terminate the merger agreement or resolicit the vote of its stockholders solely because of changes in the market price of Viatel common stock or Destia common stock. However, the merger agreement provides that Destia may terminate the merger agreement and abandon the merger if the average closing price per share of Viatel common stock on the Nasdaq National Market for the five trading days preceding the closing date of the merger is less than $25. On August 26, 1999, the last trading day before the announcement of the merger, the closing prices per share of Viatel and Destia common stock were $41 7/8 and $13 15/16, respectively. On October 13, 1999, the most recent practicable date prior to the date of this joint proxy statement/ prospectus, the closing prices per share of Viatel and Destia common stock were $33 1/2 and $14 3/8, respectively.

VIATEL AND DESTIA MAY ENCOUNTER DIFFICULTIES IN COMBINING OPERATIONS AND
  REALIZING SYNERGIES

    Viatel and Destia have entered into the merger agreement with the expectation that the merger will result in certain benefits, including operating efficiencies, cost savings and synergies. Achieving the benefits of the merger will depend in part upon the integration of the businesses of Viatel and Destia in an efficient manner, which Viatel believes will require considerable effort. In addition, the consolidation of operations will require substantial attention from management. The diversion of management attention and any difficulties encountered in the transition and integration process could have a material adverse effect on the combined company. We cannot assure you that Viatel and Destia will succeed in integrating their operations in a timely manner or that the expected efficiencies, cost savings and synergies of the merger will be realized.

FAILURE OR DELAYS IN COMPLETING THE MERGER COULD HURT VIATEL'S AND DESTIA'S STOCK PRICES AND FUTURE OPERATIONS

    If the merger is not completed for any reason, Viatel and Destia may be subject to a number of material risks, including the following:

    - Viatel or Destia may be required to pay the other a termination fee; and

    - the price of Viatel or Destia common stock may decline to the extent that the current market price of the companies' common stock reflects a market assumption that the merger will be completed.

    In addition, in response to the announcement of the merger, Viatel's or Destia's customers may delay or defer purchasing decisions. Any delay or deferral of purchasing decisions by customers could have a material adverse effect on the business of Viatel and Destia, regardless of whether the merger is ultimately completed. Similarly, current and prospective employees of Viatel and Destia may experience uncertainty about their future role with the respective companies until after the merger is completed or if the merger is not completed. This may adversely affect the ability of Viatel and Destia to attract and retain key management, sales, marketing and technical personnel.

REGULATORY APPROVALS AND CONSENTS MAY BE DELAYED, CONDITIONED OR DENIED

    Completion of the merger is conditioned on receipt of all material regulatory approvals and consents. The Federal Communications Commission and certain state public utility commissions will, and certain foreign regulatory authorities may, have jurisdiction to review and/or approve the merger. There can be no assurance that such approvals and consents will be granted on a timely basis without materially adverse conditions, or at all.

THE COMBINED COMPANY WILL INCUR SIGNIFICANT MERGER-RELATED CHARGES

    We estimate that, as a result of the merger, the combined company will incur integration costs associated with consolidating corporate headquarters and other administrative functions, terminating certain leases and severance and facility closing costs associated with consolidating certain product lines. In addition, the combined company will incur merger-related costs such as financial advisory, legal and accounting fees, financial printing and other related charges.

OFFICERS AND DIRECTORS OF DESTIA MAY HAVE POTENTIAL CONFLICTS OF INTEREST

    Certain officers and directors of Destia have interests in the merger that are different from, or are in addition to, the interests of Destia stockholders. In particular, the vesting of stock options to purchase shares of Destia common stock held by certain Destia directors and officers will be accelerated upon the closing of the merger. Furthermore, following the merger, Alfred West will become the Vice Chairman of the Viatel board and Alan Levy will become the Chief Operating Officer of Viatel and a member of its board. See "The Merger--Interests of Officers and Directors in the Merger."

CERTAIN STOCKHOLDERS MAY BE ABLE TO INFLUENCE THE OUTCOME OF STOCKHOLDER VOTES

    Upon completion of the merger, Alfred West and Steven West, who are brothers and founding stockholders of Destia, will beneficially own 15.2% of the outstanding shares of Viatel common stock and as a result may, if they act in concert, be in a position to substantially influence actions that require stockholder approval, including the election of the Viatel board.

THE MERGER MAY NOT BE TREATED AS A TAX-FREE REORGANIZATION

    The merger is intended to be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and generally tax free to the stockholders of Destia. It is a condition to the obligation of Destia to consummate the merger that it receives opinions from its counsel that the merger will be treated as a tax-free reorganization. In rendering its opinions, counsel to Destia will rely upon certain representations of Destia and Viatel. If such representations are untrue, incorrect or incomplete, the merger may not be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and the receipt in the merger by Destia stockholders of Viatel common stock may be taxable.

AFTER THE MERGER, DESTIA MAY HAVE TO REPURCHASE DESTIA'S 11% SENIOR DISCOUNT NOTES DUE 2008 AND DESTIA'S 13.50% SENIOR NOTES DUE 2007, AND THE COMBINED COMPANY MAY NOT HAVE THE FINANCIAL RESOURCES TO FUND BOTH THE REPURCHASE AND ITS BUSINESS PLAN

    The indentures governing the Destia 11% senior discount notes due 2008 and the Destia 13.50% senior notes due 2007 require Destia to offer to repurchase promptly after the merger all of the outstanding Destia notes at a purchase price equal to 101% of the accreted value of the Destia 11% notes and 101% of the outstanding principal amount of the Destia 13.50% notes. As of June 30, 1999, the total accreted value of the outstanding Destia 11% notes was approximately $203.5 million and the total principal amount of the outstanding Destia 13.50% notes was approximately $150.5 million. If the combined company is required to divert its available cash to fund the repurchase of all or a significant amount of the notes, the combined company's ability to implement its business plan, which is currently fully funded, would be restricted. Failure to complete the repurchase offer would result in a default on the Destia notes, which, in turn, would be an event of default with respect to all of Viatel's senior indebtedness. An event of default on Viatel's senior indebtedness would enable the holders of such indebtedness to accelerate payment. As of June 30, 1999, Viatel had total senior indebtedness of approximately $1.3 billion, and the obligation to repay this amount following consummation of the merger would have a material adverse effect on the combined company, as described under the risk factor captioned "The Combined Company's Cash Flow May Not Be Sufficient to Permit Repayment of Its Indebtedness When Due," below.

    Based on the current and historical trading prices of the Destia 13.50% notes, Viatel does not expect that the holders of these notes will tender them for repurchase. However, if there is a significant adverse change in the market for debt securities or an adverse change with respect to either Viatel or Destia, it is likely that some or all of the Destia 13.50% notes will be tendered in the repurchase offer.

    Based on the current and historical trading prices of the Destia 11% notes, Viatel considers it likely that holders will tender them for repurchase. Accordingly, Viatel intends to launch an exchange offer for the Destia 11% notes in which Viatel will offer to exchange its 11.50% senior notes due 2009 for the Destia 11% notes. To the extent the exchange offer is accepted, it will have the effect of reducing the amount of Destia 11% notes that Destia may have to repurchase. The exchange offer will be subject to certain conditions, including the success of a simultaneous additional offering of approximately $40.6 million of Viatel 11.50% senior notes due 2009 for cash in a private placement. Viatel and Destia cannot assure you that the exchange offer will be consummated or, if it is, that a significant amount of the Destia 11% notes will be tendered.

    If Viatel and Destia conclude prior to the completion of the merger that it is likely that the repurchase of Destia notes that will be tendered in the repurchase offer will adversely affect the cash available to fund the combined company's business plan, Viatel and Destia may restructure the merger in order to avoid the obligation to make a repurchase offer. If Viatel and Destia restructure the merger, the closing of the merger could be delayed. See "Viatel Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Viatel Unaudited Pro Forma Combining Financial Information."

THE COMBINED COMPANY'S SUBSTANTIAL LEVERAGE COULD ADVERSELY AFFECT ITS ABILITY
  TO RUN ITS BUSINESS

    Viatel and Destia each have a significant amount of indebtedness. As of June 30, 1999, Viatel had approximately $1.3 billion and Destia had approximately $391.8 million of indebtedness. As of June 30, 1999, on a pro forma basis, after giving effect to the merger, the combined company would have had approximately $1.7 billion of indebtedness and a pro forma stockholders' equity of $619.0 million. Furthermore, Viatel's and Destia's discount notes (assuming for this purpose that all of Destia's 11% notes remain outstanding) will accrete in value (i.e., effectively increase in principal amount) by

$227.8 million and $96.5 million, respectively, before they begin to pay interest in cash. This substantial indebtedness could have important consequences. For example, it could:

    - limit the combined company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, joint ventures and general corporate purposes;

    - require the combined company to dedicate a substantial portion of its cash flow from operations to payments on its indebtedness, thereby reducing the funds available to it for other purposes, including working capital, capital expenditures, acquisitions, joint ventures and general corporate purposes;

    - make the combined company more vulnerable to economic downturns, limiting its ability to withstand competitive pressures and reducing its flexibility in responding to changing business and economic conditions;

    - limit the combined company's flexibility in planning for, or reacting to, changes in its business and the industry in which it operates;

    - place the combined company at a competitive disadvantage compared to its competitors that have less debt; and

    - limit the combined company's ability to borrow additional funds.

    Any of the foregoing could have a material adverse effect on the price of Viatel common stock after the merger.

DESTIA MUST OBTAIN CONSENTS AND WAIVERS UNDER THE TERMS OF ITS CREDIT FACILITIES

    Destia's credit facility with NTFC Capital Corporation, under which Destia had borrowed approximately $18.4 million as of June 30, 1999, requires Destia to obtain NTFC's consent or prepay the borrowed amounts outstanding, prior to any change in control transaction. Since the merger would be considered a change in control, Destia obtained a preliminary waiver from NTFC prior to signing the merger agreement. Before completing the merger, Destia will be required either to (i) obtain a definitive waiver from NTFC or (ii) prepay the outstanding amounts owed at a premium of not more than 105% of the amount outstanding. Destia expects to obtain such waiver on acceptable terms. Destia cannot provide any assurance, however, that NTFC will grant such a waiver, or that it will grant such a waiver on terms that are acceptable to Destia. If NTFC does not grant the waiver and Destia does not prepay the amount owed, then the outstanding borrowings under the NTFC credit facility and other indebtedness may be accelerated and all amounts owed by Destia as of such date may become due immediately.

TO DATE, VIATEL AND DESTIA HAVE INCURRED SUBSTANTIAL NET LOSSES AND NEGATIVE CASH FLOW FROM OPERATIONS AND, IF THIS CONTINUES, THE COMBINED COMPANY WILL BE UNABLE TO MEET ITS WORKING CAPITAL AND FUTURE DEBT SERVICE REQUIREMENTS

    Viatel's operating loss, negative EBITDA and net loss have increased for each of the last four years. In 1998, Viatel had an operating loss of $48.1 million, negative EBITDA of $31.8 million and a net loss of $127.3 million and, on a pro forma basis, after giving effect to the combination with Destia, would have had an operating loss of $192.7 million, negative EBITDA of $58.7 million and a net loss of $313.7 million. For the six months ended June 30, 1999, Viatel had an operating loss of $34.7 million, negative EBITDA of $13.1 million and a net loss of $82.6 million and, on a pro forma basis, after giving effect to the combination with Destia, would have had an operating loss of $115.7 million, negative EBITDA of $29.8 million and a net loss of $187.7 million. In 1998, Viatel had interest expense of $79.2 million and, on a pro forma basis, after giving effect to the combination with Destia, would have had interest expense of $131.9 million. For the six months ended June 30, 1999, Viatel had interest expense of $61.7 million and, on a pro forma basis, after giving effect to the combination with Destia, would have had interest expense of $88.9 million.

    These losses and high interest expense present a significant risk to stockholders of the combined company.

    The combined company is likely to have negative EBITDA and negative cash flow beyond 2000 if:

    - the combined company continues its expansion plans,

    - prices charged to end-users for capacity sales or telecommunications services decline faster than anticipated,

    - interconnection rates and wholesale prices paid by the combined company do not decline as quickly as anticipated or

    - any of the other risks described in this joint proxy statement/prospectus materialize.

Accordingly, there can be no assurance that after the merger Viatel will achieve or sustain profitability or positive cash flows from operating activities. If Viatel cannot achieve profitability or positive cash flows from operating activities, it may be unable to meet its working capital and future debt service requirements, which would have a material adverse effect on its business, financial condition, results of operations and the price of its common stock.

THE COMBINED COMPANY'S CASH FLOW MAY NOT BE SUFFICIENT TO PERMIT REPAYMENT OF ITS INDEBTEDNESS WHEN DUE

    The combined company's ability to make payments on and to refinance its indebtedness will depend on its ability to generate cash in the future. There can be no assurance that the combined company's business will generate sufficient cash flow from operations to meet its debt service requirements. The combined company's cash flow from operations may be insufficient to repay its indebtedness at scheduled maturity and some or all of such indebtedness may have to be refinanced. If the combined company is unable to refinance its debt or if additional financing is not available on acceptable terms, or at all, the combined company could be forced to dispose of assets under circumstances that might not be favorable to realizing the highest price for the assets or to default on its obligations with respect to its indebtedness, either of which could have a material adverse effect on the price of Viatel common stock.

DUE TO RESTRICTIONS IN VIATEL'S AND DESTIA'S INDENTURES, THE COMBINED COMPANY MAY NOT BE ABLE TO OPERATE ITS BUSINESS AS IT DESIRES

    The indentures under which Viatel's and Destia's long-term debt was issued contain a number of conditions and/or limitations on the way in which each company can operate its business. These limitations may force each company to pursue less than optimal business strategies or forego business arrangements which could have been financially advantageous to the combined company and its stockholders. The indentures restrict, and in some cases significantly limit or prohibit, among other things, the ability of each company to:

    - incur additional indebtedness,

    - make prepayments of certain indebtedness,

    - pay dividends,

    - make investments,

    - engage in transactions with stockholders and affiliates,

    - issue capital stock,

    - create liens,

    - sell assets and

    - engage in mergers and consolidations.

    Any of these limitations could have a material adverse effect on the price of Viatel's common stock.

THE COMBINED COMPANY'S FUTURE GROWTH WILL REQUIRE SUBSTANTIAL ADDITIONAL CAPITAL WHICH COULD EXCEED BUDGETED AMOUNTS AND CAUSE IT TO DELAY OR ABANDON EXPANSION PROJECTS

    The combined company's future growth will require substantial additional capital which may exceed budgeted amounts. If it does not have sufficient cash to fund its growth as planned, the combined company may be required to delay or abandon some or all of its development and expansion plans or may have to seek additional money earlier than anticipated. Viatel cannot provide any assurance that additional financing arrangements will be available to the combined company on acceptable terms or at all. Moreover, the amount of the combined company's outstanding indebtedness may adversely affect its ability to engage in additional financings. The combined company's inability to obtain additional financing when required on acceptable terms could have a material adverse effect on the price of Viatel common stock.

FAILURE TO IMPLEMENT ITS STRATEGY OF OWNING FACILITIES COULD SIGNIFICANTLY IMPACT VIATEL'S FINANCIAL PERFORMANCE

    If Viatel is unable to successfully implement its strategy of owning, rather than leasing, telecommunications facilities, it could experience a significant decrease in the margin which it makes on telecommunications traffic transmitted on its network. Unless the combined company is able to significantly increase the number of billable minutes which Viatel carries or the amount it can charge for additional services, this decrease in margins would have a material adverse effect on its business, financial condition, results of operations and on the price of Viatel common stock.

FAILURE TO SELL CAPACITY ON VIATEL'S CIRCE NETWORK OR PRICE REDUCTIONS FOR CROSS-BORDER CAPACITY IN EUROPE COULD HAVE AN ADVERSE EFFECT ON THE COMBINED COMPANY'S BUSINESS

    The combined company's success and ability to achieve its business objectives depends, in part, upon its sales and marketing capabilities, particularly on sales of capacity on Viatel's Circe Network. The market for capacity has experienced significant price reductions, which are expected to continue. Although Viatel has been successful in meeting capacity sales objectives to date, there can be no assurance that such success will continue or that it will be able to realize its business plan. Furthermore, even if capacity sales projections are realized, price declines for cross-border capacity may limit operating profitability or the ability to generate sufficient cash flow to service the combined company's indebtedness. If the combined company is unable to effectively sell capacity on its network, it would have a material adverse effect on its business, financial condition, results of operations and the price of Viatel common stock.

THE COMBINED COMPANY MAY NOT BE ABLE TO PROVIDE DATA TRANSMISSION SERVICES EFFECTIVELY

    Neither Viatel nor Destia has had direct experience in providing data transmission services and, consequently, Viatel can provide no assurance that the combined company will be successful in the data transmission business. The combined company's ability to successfully enter the data transmission business will depend upon, among other things, its ability to:

    - select new equipment and software and integrate these into its network;

    - hire and train qualified personnel;

    - enhance its billing, back-office and information systems to accommodate data transmission services; and

    - obtain customer acceptance of its service offerings.

If the combined company is not successful, there may be a material adverse effect on its business and the price of Viatel common stock.

    The data transmission business is also extremely competitive and prices have declined substantially in recent years and are expected to continue to decline. In providing these services, the combined company will be dependent upon vendors for assistance in the planning and deployment of its data product offerings, as well as ongoing training and support. The combined company's vendors may not have adequate experience in providing equipment and configuring data networks in the combined company's various markets. The combined company may also experience technical difficulties in integrating its equipment and handling differing data transmission protocols in its various markets.

    Unlike some of its competitors, Viatel is not currently carrying voice communications using Internet Protocol technology on its network. While Destia currently carries portions of its traffic using Internet Protocol overlay, there is a risk that the combined company will not be able to develop this Internet Protocol technology well enough to be able to use it for voice traffic and therefore, will not be able to realize the anticipated cost reductions. This could have a material adverse effect on the price of Viatel common stock.

THE COMBINED COMPANY'S ABILITY TO USE VIATEL'S AND DESTIA'S NET OPERATING LOSS CARRYFORWARDS MAY BE LIMITED

    As of December 31, 1998, Viatel had federal income tax net operating loss carryforwards of $218.8 million which begin to expire in 2007. A tax asset related to this loss carryforward does not appear on Viatel's balance sheet because it is unclear if Viatel will generate taxable income prior to the expiration of the net operating loss carryforwards. The combined company's ability to use Viatel's net operating loss carryforwards to reduce its future tax payments would be limited if a 50% ownership change, as defined for these purposes, were to occur over a three-year period. As a result of an ownership change in October 1996, certain of Viatel's net operating loss carryforwards from before such time are subject to this limitation. It is possible that the combination with Destia, when combined with prior or subsequent direct or indirect changes in the ownership of Viatel common stock within the relevant three-year period, could trigger this limitation. In addition, as of December 31, 1998, Destia had federal income tax net operating loss carryforwards of approximately $80.0 million. The extent to which the combined company may use Destia's net operating loss carryforwards to reduce the combined company's future tax liability may also be limited. As a result of these limitations, the future tax liability of the combined company may be greater than the individual tax liabilities of Viatel and Destia in the absence of the merger.

THE TELECOMMUNICATIONS INDUSTRY IS HIGHLY COMPETITIVE WITH PARTICIPANTS THAT HAVE GREATER RESOURCES THAN THE COMBINED COMPANY WOULD, AND THE COMBINED COMPANY MAY NOT BE ABLE TO COMPETE SUCCESSFULLY

    The combined company's success will depend upon its ability to compete with other telecommunications providers in each of its markets, many of which have substantially greater financial, marketing and other resources than the combined company will have. The markets in which the combined company intends to offer its services are extremely competitive and competition is expected to intensify, particularly in Western Europe as liberalization continues. Although the merger is expected to create a company with increased revenues, purchasing power and product offerings, if the combined company's competitors devote significant additional resources to the provision of international or national long distance telecommunications services to the combined company's current target customer base, this action could have a material adverse effect on the combined company's business, financial condition, results of operations and the price of Viatel common stock. There can be no assurance that the combined company will be able to compete successfully.

    The combined company's competitors include the incumbent telecommunications operator in each country in which it operates, global alliances among some of the world's largest telecommunications carriers and new entrants, such as alternative carriers, Internet backbone networks and other service providers. Two other broadband European networks are currently operational--KPN/Qwest and GTS/Esprit, and other broadband networks in Europe are expected to be operational in the next 12 months, which includes networks being constructed by Global Crossing, Interoute and Concert, the joint venture between British Telecom and AT&T. In addition, Colt Telecom Group and Level 3 Communications are sharing the costs of constructing two networks -- one to link the German cities of Berlin, Koln, Dusseldorf, Frankfurt, Hamburg, Munich and Stuttgart and the other linking Paris, Frankfurt, Amsterdam, Brussels and London. Other potential competitors include:

    - Internet service providers,

    - cable communications companies,

    - wireless telephone companies,

    - electric and other utilities with rights-of-way,

    - railways,

    - microwave carriers and

    - large end-users which have private networks.

The intensity of competition in both billable minutes and capacity have increased over the past several years and Viatel believes that competition will continue to intensify, particularly in Western Europe, as other providers obtain operative connectivity.

    In the United States, the regional Bell operating companies also may, in the near future, compete with the combined company for long distance customers in their "in region" service areas. Regional Bell operating companies have to satisfy a list of competitive requirements before they are authorized to offer long distance service to their local customers. No regional Bell operating company is authorized to do so yet, but Bell Atlantic, which serves the New York metropolitan and mid-Atlantic regions, has long been considered by industry observers to be the regional Bell operating company most likely to be permitted to offer long distance services. On September 29, 1999, Bell Atlantic filed its
Section 271 application for authority to provide interLATA services within New York with the Federal Communications Commission. The Federal Communications Commission has 90 days to review Bell Atlantic's filing. The New York Public Service Commission and the Department of Justice will make their recommendations to the Federal Communications Commission before it makes its final decision. Because a substantial portion of the combined company's U.S. customer base and traffic will originate in the New York metropolitan area, Bell Atlantic will be a particularly formidable competitor. For long distance calls, Bell Atlantic will have a substantial cost advantage because it will not have to pay access fees to a local carrier to originate the call. Access fees constitute a large portion of a long distance carrier's cost of services. Moreover, should Bell Atlantic's proposed acquisition of GTE be consummated, Bell Atlantic will have even greater resources to compete in its service markets.

    Viatel is aware that certain long distance carriers are expanding their capacity and believes that other long distance carriers and data service providers, as well as potential new entrants to the industry, will construct new fiber optic and other long distance transmission networks. Since the cost of the actual fiber is a relatively small portion of the cost of building new transmission lines, persons building such lines are likely to install fiber that provides substantially more transmission capacity than will be needed over the short or medium term. Further, recent technological advances have shown the potential to greatly expand the capacity of existing and new fiber optic cable. In addition, sales or leases of capacity on the Circe Network to other carriers may result in competitors having capacity on the combined company's routes along the Circe Network, which may in turn result in pricing pressures with respect to traffic carried along these routes. If capacity expansion in the telecommunications industry results in capacity that exceeds overall demand in general or along any of the combined company's routes, severe additional pricing pressure could develop. In addition, strategic alliances or similar transactions could result in additional competitive pressure on the combined company and could have a material adverse effect on the combined company and the price of Viatel common stock.

NETWORK CONSTRUCTION DELAYS AND SYSTEM DISRUPTIONS OR FAILURES COULD ADVERSELY AFFECT THE COMBINED COMPANY'S BUSINESS

    The combined company's success will depend, in part, on its ability to continue to expand its network and on its ability to provide seamless technical operation of this network. Furthermore, as the combined company continues to expand its network to increase its capacity and reach, it will face increasing demands and challenges including:

    - effectively managing the construction of new fiber routes, obtaining any necessary rights-of-way and required licenses for such construction, and completing any such construction on budget and on time;

    - increasing traffic volume on its network; and

    - selling capacity on its network.

    If the costs of construction projects significantly exceed the budget for those projects, Viatel may be required to obtain additional financing or to abandon or curtail portions of those projects. If the combined company encounters construction delays, it will not be able to route its traffic over its owned facilities as soon as it has planned, which could have a detrimental effect on its ability to increase traffic volumes and gross margins. In addition, construction delays could negatively affect its ability to sell indefeasible rights-of-use or capacity to other carriers. The combined company's network is also subject to several risks which would be outside of its control, such as the risk of damage to software and hardware resulting from:

    - fire,

    - power loss,

    - natural disasters and

    - general transmission failures caused by a number of additional factors.

    Any failure of the combined company's network or other systems or hardware that causes significant interruptions to its operations could have a material adverse effect on its business, financial condition, results of operations and on the price of Viatel common stock.

    The combined company's operations will also be dependent on its ability to successfully integrate new and emerging technologies and equipment into its network, which could increase the risk of system failure and result in further strains upon its network. In the event of a system disruption, the combined company could seek to minimize customer inconvenience by routing traffic to other circuits and switches which may be owned by other carriers. However, prolonged or significant system failures, or difficulties for customers in accessing and maintaining connection with the combined company's network, could seriously damage its reputation and result in customer attrition, reduced margins and financial losses and, as a result, have a material adverse effect on the price of its common stock. Additionally, any damage to the combined company's switching centers could have a material adverse effect on the combined company's ability to manage its network operations, generate accurate call detail reports and monitor its systems.

    The expansion and development of the combined company's network will require the significant expenditure of resources in projecting growth in traffic volume and routing preferences and determining the most cost effective means of growing the network, for example, through variable or fixed lease arrangements, the purchase of capacity or minimum investment units on digital fiber optic cables or digital microwave equipment, or the further construction of transmission infrastructure.

Failure to project traffic volume and route preferences correctly or to determine the optimal means of expanding its network would result in less than optimal utilization of the combined company's network and could have a material adverse effect on its business, financial condition, results of operations and on the price of Viatel common stock.

THE COMBINED COMPANY'S BUSINESS WILL SUFFER IF IT LOSES CERTAIN KEY PERSONNEL OR FAILS TO ATTRACT AND RETAIN OTHER QUALIFIED PERSONNEL

    The success of the combined company's business will be dependent, to a significant extent, upon the abilities and continued efforts of its senior management, and particularly upon the abilities and efforts of Michael J. Mahoney, who will be the combined company's Chairman, Chief Executive Officer and President, and Alfred West, who will be the combined company's Vice Chairman. Viatel does not currently have employment agreements with any employee other than Mr. Mahoney, Allan L. Shaw, Senior Vice President of Finance and Chief Financial Officer, and Sheldon M. Goldman, Senior Vice President, Business and Legal Affairs, nor do we intend to enter into employment agreements, either prior to or in connection with the merger, with any employee other than Lawrence
G. Malone, Senior Vice President, Global Sales and Marketing, Francis J. Mount, Senior Vice President, Engineering and Network Operations, Mr. West, as Vice Chairman of the combined company, and Alan L. Levy, as Chief Operating Officer of the combined company. See "Viatel's Management--Employment Agreements." Except for a $3.0 million key-man life insurance policy on the life of Mr. Mahoney, the combined company will not maintain life insurance policies on any of its employees. See "The Merger--Interests of Officers and Directors in the Merger."

    The success of the combined company's business will depend on its ability to attract, retain and motivate qualified management, marketing, technical and sales executives and other personnel who are in high demand and who often have multiple employment options. In addition, the labor market for software engineers and central office technicians has been extremely competitive recently and Viatel and Destia may lose key employees or be forced to increase their compensation. The loss of the services of key personnel, or the inability to attract, retain and motivate qualified personnel, could have a material adverse effect on the combined company's business, financial condition, results of operations and the price of Viatel common stock.

FOREIGN CURRENCY EXCHANGE RATES COULD HAVE ADVERSE EFFECTS ON THE COMBINED COMPANY'S BUSINESS

    Viatel's payment obligations with respect to its outstanding indebtedness are denominated in U.S. Dollars and the Euro, but certain of its revenues are denominated in Pound Sterling. Any appreciation in the value of the U.S. Dollar or the Euro relative to the Pound Sterling could have a material adverse effect on its ability to make payments on such obligations.

    In the future, the combined company may elect to manage exchange rate exposure presented by its Euro denominated obligations through the use of hedging transactions. There can be no assurance that exchange rate fluctuations will not have a material adverse effect on the combined company's ability to make payments on its outstanding indebtedness.

    In addition, the laws or administrative practices relating to taxation, foreign exchange or other matters in countries within which Viatel and Destia operate may change, which could have a material adverse effect on the combined company's business, financial condition, results of operations and the price of Viatel common stock.

THE COMBINED COMPANY COULD EXPERIENCE SYSTEM FAILURES AND SERVICE DISRUPTIONS AS A RESULT OF THE YEAR 2000 ISSUE

    Viatel and Destia face certain risks arising from the Year 2000 issue which could have a material adverse affect on the combined company's business, financial condition, results of operations and the price of Viatel common stock. See "Viatel Management's Discussion and Analysis of Financial

Condition and Results of Operations--Year 2000" and "Destia Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000."

THE COMBINED COMPANY'S DEPENDENCE UPON THIRD PARTIES FOR LEASED CAPACITY AND INTERCONNECTION ARRANGEMENTS MAY RESULT IN SUBOPTIMAL UTILIZATION OF ITS NETWORK

    Viatel currently leases capacity for point-to-point circuits with fixed monthly payments and buys minutes of use under agreements with maximum twelve-month terms and is vulnerable to changes in its lease arrangements, capacity limitations and service cancellations. These lease arrangements will present the combined company with high fixed costs, while revenues generated by the utilization of these leases will vary based on traffic volume and pricing. Accordingly, if the combined company is unable to generate sufficient traffic volume over particular routes or is unable to charge appropriate rates, it could fail to generate revenue sufficient to meet the fixed costs associated with the lease and may incur negative gross margins with respect to those routes. A deterioration of its relationship with one or more carriers could have a material adverse effect on the combined company's cost structure, service quality, network coverage, financial condition, results of operations and the price of Viatel common stock.

    The combined company's ability to access customers and to utilize effectively its network will depend upon its ability to secure operative interconnection agreements, providing access to and an exit from the public switched telephone network, with the respective incumbent telecommunications operator in each market in which it operates. Difficulties or delays in obtaining necessary operative interconnections in a satisfactory or timely manner may significantly delay or prevent the maximum utilization of the combined company's network which could have a material adverse effect on the combined company and the price of Viatel common stock.

THE COMBINED COMPANY WILL BE DEPENDENT UPON THIRD-PARTY SALES ORGANIZATIONS OVER WHICH IT CAN EXERCISE ONLY LIMITED CONTROL

    The combined company will sell a substantial portion of its services through indirect channels of distribution, which consist of independent sales agents, distributors and, to a lesser extent, resellers. The combined company will not have control over such agents, distributors and resellers and will therefore not be able to ensure that they will perform in a satisfactory manner or that their interests will be aligned with the combined company's interests. In addition, such entities also may terminate their business relationships with the combined company at any time, with little or no prior notice. Destia has found this risk to be especially pronounced in its multilevel marketing program in the United Kingdom, where a master agent could decide to terminate its business relationship, and that of its sub-agents, and conduct business with a competitor. Unsatisfactory performance by such entities, or the termination by them of their business relationship with the combined company, would hinder the combined company's ability to grow and could have a material adverse effect on the combined company's business and on the price of Viatel common stock.

LOSS OF SIGNIFICANT CARRIER CUSTOMERS WOULD RESULT IN A SIGNIFICANT LOSS OF
  REVENUES

    Viatel currently derives a significant portion of its revenues from a relatively small number of carrier customers. During the six months ended June 30, 1999 and the year ended December 31, 1998, carrier customers accounted for 29.8% and 58.3% of Viatel's total revenue, respectively, with one carrier customer accounting for 10.6% of total revenue for the year ended December 31, 1998. Carrier customers generally are extremely price sensitive and move their traffic from carrier to carrier based on small price changes. In the deregulating markets in Europe, this risk is particularly acute. Accordingly, the loss of revenue from significant carrier customers would have a material adverse effect upon the combined company's business, financial condition, results of operations and the price of Viatel common stock.

CERTAIN PROVISIONS OF VIATEL'S CORPORATE DOCUMENTS AND ITS EMPLOYMENT CONTRACTS MAY MAKE A TAKEOVER MORE DIFFICULT EVEN IF THE TAKEOVER WOULD BENEFIT STOCKHOLDERS

    Viatel's certificate of incorporation and by-laws include certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of its board of directors. These provisions may render the removal of its directors and management more difficult. In addition, Viatel's certificate of incorporation authorizes the issuance of "blank check" preferred stock. These provisions may have the effect of delaying, deterring or preventing a future takeover or change in control of Viatel, unless such takeover or change in control is approved by its board of directors, even though such a transaction might offer holders of its common stock an opportunity to sell their shares at a price above the current market price.

VIATEL AND DESTIA ARE SUBJECT TO SUBSTANTIAL GOVERNMENT REGULATION WHICH MAY AFFECT THE COMBINED COMPANY'S ABILITY TO OFFER CERTAIN SERVICES

    National and local laws and regulations governing the provision of telecommunications services differ significantly among the countries in which Viatel and Destia currently operate and intend to operate. See "Viatel Business--Regulation" and "Destia Business--Government Regulation".

    The interpretation and enforcement of such laws and regulations varies and could limit the combined company's ability to provide telecommunications services in certain markets. We cannot assure you that:

    - future regulatory, judicial and legislative changes will not have a material adverse effect on the combined company;

    - domestic or international regulators or third parties will not raise material issues with regard to the combined company's compliance with applicable laws and regulations; or

    - other regulatory activities will not have a material adverse effect on the combined company's business, financial condition and results of operations.

THE MARKET PRICE OF VIATEL'S COMMON STOCK IS VOLATILE

    The market price of Viatel's common stock has been and can be expected to be significantly affected by factors such as:

    - quarterly variations in its results of operations,

    - the announcement of new services or service enhancements by Viatel or its competitors,

    - technological innovations by Viatel or its competitors,

    - changes in earnings estimates or buy/sell recommendations by analysts,

    - the operating and stock price performance of other comparable companies and

    - general market conditions or market conditions specific to particular industries.

In particular, the stock prices for many companies in the telecommunications sector have experienced wide fluctuations which have often been unrelated to the operating performance of such companies. Viatel has been, and is likely to continue to be, subject to such fluctuations.

                           THE VIATEL SPECIAL MEETING

DATE, TIME AND PLACE

    The Viatel special meeting will be held in the Beekman Room at the Hotel Intercontinental, 111 East 48th Street, New York, New York 10017, at 10:00 a.m., local time, on Friday, November 19, 1999.

PURPOSE OF THE VIATEL SPECIAL MEETING

    At the Viatel special meeting, holders of Viatel common stock are being asked to approve the issuance of shares of Viatel common stock in connection with the merger. See "The Merger" and "The Merger Agreement and Stockholder Agreements." The Viatel board has determined that the merger and the issuance of shares of Viatel common stock in connection with the merger is advisable, fair to and in the best interests of Viatel stockholders. The Viatel board has unanimously approved the merger agreement, the merger and the issuance of shares in connection therewith, and it unanimously recommends that Viatel stockholders vote FOR the issuance of these shares of Viatel common stock in connection with the merger.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

    Only holders of record of Viatel common stock at the close of business on October 14, 1999, the record date, are entitled to notice of and to vote at the Viatel special meeting. On the record date, 32,656,644 shares of Viatel common stock were issued and outstanding and held by approximately 160 holders of record. A majority of the shares of Viatel common stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at the Viatel special meeting in order for a quorum to be present. Abstentions and "broker non-votes" count as present for establishing a quorum. Holders of record of Viatel common stock on the record date are entitled to one vote per share at the Viatel special meeting.

VOTES REQUIRED

    The approval of the issuance of Viatel common stock requires the affirmative vote more than 50% of the shares voting at the special meeting in person or by proxy. Abstentions and "broker non-votes" will not be counted as shares having been voted at the special meeting.

VOTING BY VIATEL DIRECTORS AND EXECUTIVE OFFICERS

    At the close of business on the record date, directors and executive officers of Viatel and their affiliates owned and were entitled to vote 849,714 shares of Viatel common stock, which represented approximately 2.6% of the shares of Viatel common stock outstanding on that date. Every Viatel director and senior executive officer has indicated his or her present intention to vote, or cause to be voted, the Viatel common stock owned by such person for approval of the issuance of the shares in connection with the merger.

VOTING OF PROXIES

    All shares of Viatel common stock represented by properly executed proxies received in time for the Viatel special meeting will be voted at the Viatel special meeting in the manner specified by the holders thereof. Properly executed proxies that do not contain voting instructions will be voted FOR approval of the issuance of shares in connection with the merger.

    For voting purposes at the Viatel special meeting, only shares affirmatively voted for or against approval of the issuance of Viatel common stock, including properly executed proxies that do not contain voting instructions, will be counted as votes for that proposal. Under the applicable rules of the

Nasdaq National Market, brokers who hold shares of Viatel common stock in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote those customers' shares with respect to the proposal to issue shares of Viatel common stock in the absence of specific instructions from those customers. These non-voted shares are referred to as "broker non-votes."

    Viatel does not expect that any matter other than the proposal to approve the issuance of shares of Viatel common stock in connection with the merger will be brought before its special meeting. If, however, the Viatel board properly presents other matters, the persons named as proxies will be entitled to vote in accordance with their judgment.

    Adjournments or postponements may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment or postponement may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting. Viatel does not currently intend to seek an adjournment or postponement of the meeting.

HOW TO VOTE BY PROXY

    To vote in writing, complete, sign, date and return your proxy card in the enclosed envelope. For information on possible alternative voting methods, such as by telephone or the Internet, call Corporate Investor Communications, Inc. at 1-877-393-4956, toll-free in the U.S. and Canada.

REVOCABILITY OF PROXIES

    The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the Viatel special meeting. A stockholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of Viatel a duly executed revocation of proxy, by submitting a new proxy with a later date or by appearing at the Viatel special meeting and voting in person. Attendance at the Viatel special meeting will not, in and of itself, constitute revocation of a proxy. If your shares are held in the name of your broker, bank or other nominee, you must bring a legal proxy from your broker, bank or other nominee to the meeting in order to vote in person.

DEADLINE FOR VOTING BY PROXY

    Votes must be received prior to the special meeting in order to be counted. Revocations must be received prior to the special meeting to be effective.

SOLICITATION OF PROXIES

    Viatel will bear the cost of the solicitation of proxies from its stockholders. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of stock held of record by such persons, and Viatel will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with such activities.

    Corporate Investor Communications, Inc. will assist in the solicitation of proxies by Viatel. Viatel will pay Corporate Investor Communications, Inc. a fee of $6,000, plus reimbursement of certain out-of-pocket expenses, and will indemnify Corporate Investor Communications, Inc. against any losses arising out of Corporate Investor Communications, Inc.'s proxy soliciting services on behalf of Viatel.

                           THE DESTIA SPECIAL MEETING

DATE, TIME AND PLACE

    The Destia special meeting will be held in the Beekman Room at the Hotel Intercontinental, 111 East 48th Street, New York, New York 10017, at 11:30 a.m., local time, on Friday, November 19, 1999.

PURPOSE OF THE DESTIA SPECIAL MEETING

    At the Destia special meeting, holders of Destia common stock are being asked to adopt the merger agreement. See "The Merger" and "The Merger Agreement and Stockholder Agreements." The Destia board has determined that the merger is advisable, fair to and in the best interests of Destia stockholders. The Destia board has unanimously approved the merger agreement and the merger, and it unanimously recommends that Destia stockholders vote FOR adoption of the merger agreement.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

    Only holders of record of Destia common stock at the close of business on October 14, 1999, the record date, are entitled to notice of and to vote at the Destia special meeting. On the record date, 31,548,466 shares of Destia voting common stock were issued and outstanding and held by approximately 85 holders of record. A majority of the shares of Destia voting common stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at the Destia special meeting in order for a quorum to be present. Abstentions and "broker non-votes" count as present for establishing a quorum. Holders of record of Destia voting common stock on the record date are entitled to one vote per share at the Destia special meeting on the proposal to adopt the merger agreement. Holders of Destia non-voting common stock are not entitled to vote at the Destia special meeting.

VOTES REQUIRED

    The adoption of the merger agreement requires the affirmative vote of a majority of the shares of Destia voting common stock outstanding on the record date. Three of Destia's principal stockholders own a majority of the outstanding shares of Destia voting common stock and have agreed to vote all of their shares in favor of the merger. Accordingly, when the three principal stockholders vote to approve the adoption of the merger agreement, the merger should be approved whether or not any other Destia stockholder supports the merger. IF A DESTIA STOCKHOLDER ABSTAINS FROM VOTING OR DOES NOT VOTE EITHER IN PERSON OR BY PROXY, IT WILL HAVE THE SAME EFFECT AS IF THAT DESTIA STOCKHOLDER HAD VOTED AGAINST ADOPTION OF THE MERGER AGREEMENT.

VOTING BY DESTIA DIRECTORS AND EXECUTIVE OFFICERS

    At the close of business on the record date, directors and executive officers of Destia and their affiliates owned and were entitled to vote 26,382,894 shares of Destia voting common stock, which represented a majority of the shares of Destia voting common stock outstanding on that date. Alfred West, Steven West and Princes Gate Investors II, L.P. (of which Stephen Munger, a member of the Destia board, is an affiliate) have entered into stockholder agreements with Viatel pursuant to which they have agreed to vote all of their shares of Destia voting common stock in favor of the merger. See "The Merger Agreement and Stockholder Agreements." Every other Destia director and senior executive officer has indicated his or her present intention to vote, or cause to be voted, the Destia voting common stock owned by such person for adoption of the merger agreement.

VOTING OF PROXIES

    All shares of Destia voting common stock represented by properly executed proxies received in time for the Destia special meeting will be voted at the Destia special meeting in the manner specified by the holders thereof. Properly executed proxies that do not contain voting instructions will be voted FOR adoption of the merger agreement.

    For voting purposes at the Destia special meeting, only shares affirmatively voted for adoption of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. If a Destia stockholder abstains from voting or does not vote, either in person or by proxy, it will have the same effect as if that Destia stockholder had voted against adoption of the merger agreement. Under the applicable rules of the Nasdaq National Market, brokers who hold shares of Destia voting common stock in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote those customers' shares with respect to the proposal to adopt the merger agreement in the absence of specific instructions from those customers. These "broker non-votes" have the same effect as votes against adoption of the merger agreement.

    Destia does not expect that any matter other than the proposal to adopt the merger agreement will be brought before the Destia special meeting. If, however, the Destia board properly presents other matters, the persons named as proxies will be entitled to vote in accordance with their judgment.

    Adjournments or postponements may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment or postponement may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting. Destia does not currently intend to seek an adjournment or postponement of the meeting.

HOW TO VOTE BY PROXY

    To vote in writing, complete, sign, date and return your proxy card in the enclosed envelope. For information on possible alternative voting methods, such as by telephone or the Internet, call Corporate Investor Communications, Inc. at 1-877-393-4956, toll-free in the U.S. and Canada.

REVOCABILITY OF PROXIES

    The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the Destia special meeting. A stockholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of Destia a duly executed revocation of proxy, by submitting a new proxy with a later date or by appearing at the Destia special meeting and voting in person. Attendance at the Destia special meeting will not, in and of itself, constitute revocation of a proxy. If your shares are held in the name of your broker, bank or other nominee, you must bring a legal proxy from your broker, bank or other nominee to the meeting in order to vote in person.

DEADLINE FOR VOTING BY PROXY

    Votes must be received prior to the special meeting in order to be counted. Revocations must be received prior to the special meeting to be effective.

SOLICITATION OF PROXIES

    Destia will bear the cost of the solicitation of proxies from its stockholders. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of stock held of record by such persons, and Destia will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with such activities.

    STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXIES. A transmittal form with instructions for the surrender of Destia common stock certificates will be mailed to Destia stockholders as soon as practicable after completion of the merger.

                                   THE MERGER

BACKGROUND OF THE MERGER

    As part of each company's strategy of enhancing stockholder value and improving its competitive position within its industry segment, Viatel and Destia have regularly considered acquisition opportunities, joint ventures and other partnerships and strategic alliances. On July 1, 1999, Michael Mahoney, Chairman, President and Chief Executive Officer of Viatel, met with Alan Levy, President and Chief Operating Officer of Destia, to discuss the purchase by Destia of transmission capacity or dark fiber on Viatel's Circe Network. During the conversation, Mr. Mahoney raised the possibility of a combination of Viatel and Destia. Mr. Mahoney and Mr. Levy then discussed the strategic fit, economic rationale and potential synergies of the proposed combination.

    On July 15, 1999, Mr. Mahoney and Alfred West, the Chairman of the Board, Chief Executive Officer and a major stockholder of Destia, met to discuss generally the possibility of combining the operations of the two companies. On the same day, Allan Shaw, Senior Vice President and Chief Financial Officer of Viatel, held extended conversations with Mr. Levy regarding potential synergies that could be derived from a combination of Viatel and Destia.

    On July 16 and 20, 1999, Mr. Mahoney and Mr. Levy discussed the potential combination and the management structure of the combined company.

    At a regularly scheduled meeting of the Viatel board held on July 23, 1999, Mr. Mahoney updated the board on the status of various acquisitions being considered by Viatel's management, including the potential acquisition of Destia. At this meeting, Mr. Shaw provided the Viatel board with an overview of the combined Viatel/Destia company. The Viatel board then authorized management to submit an acquisition proposal to Destia.

    On July 23, 1999, Mr. West received a letter from Viatel stating that Mr. Mahoney and the Viatel board believed that Viatel and Destia had complementary strengths and strategic objectives and that a combination of the two companies would serve the best interests of the stockholders of both companies. The letter proposed a stock-for-stock merger in which each share of Destia common stock would be exchanged for Viatel common stock.

    On July 29, 1999, Viatel retained the services of ING Barings to act as its financial advisor for the potential combination with Destia. Viatel and ING Barings began formulating an appropriate price range to propose to Destia for its consideration.

    On the same day, representatives of Destia discussed Viatel's proposal with representatives of Morgan Stanley, Destia's financial advisor. Morgan Stanley concluded that the economic terms of the letter needed further clarification and that the letter did not address certain material matters.

    Between July 29, 1999 and August 2, 1999, representatives of Morgan Stanley, ING Barings and Viatel discussed Destia's concerns relating to Viatel's letter. Following these discussions, Viatel clarified the economic terms of its offer and reiterated that it was prepared to offer Viatel common stock in exchange for Destia common stock.

    On August 3, 1999, Mr. West received Viatel's revised proposal during a regularly scheduled meeting of the Destia board. At this meeting, the Destia board directed Mr. West and Mr. Levy to continue exploring a possible business combination with Viatel and agreed to retain Morgan Stanley to act as its financial advisor in connection with a possible strategic transaction.

    On August 9, 1999, representatives of Viatel, Destia and their respective financial and legal advisors met for initial discussions of the proposed combination. At this meeting, Viatel outlined the terms of its proposal. It was decided that further discussions should be deferred pending preliminary due diligence visits by Mr. Mahoney and Mr. Levy to the facilities of Viatel and Destia in the United States. Also on August 9, 1999, Viatel and Destia entered into a confidentiality agreement containing customary terms and conditions.

    Between August 9 and August 13, 1999, Mr. Mahoney and Mr. Levy visited Destia's facilities in College Station, Texas and St. Louis, Missouri and Viatel's facility in Omaha, Nebraska. On August 13, 1999, Viatel, Destia and their respective financial and legal advisors met again. At this meeting, the parties agreed that the proposed transaction should offer significant strategic and operational benefits and that the parties should proceed with more detailed due diligence and begin to negotiate the definitive terms of a transaction.

    Between August 16 and August 19, 1999, representatives of Viatel, Destia and their respective financial advisors met to review detailed financial information relating to the two companies and the potential synergies and cost savings which could result from a combination of Viatel and Destia.

    On August 18, 1999, Viatel's legal counsel distributed a draft merger agreement.

    On August 19, 1999, Mr. Mahoney and Mr. Levy visited Viatel's facility in Somerset, New Jersey.

    On August 20, 1999, representatives of Viatel, Destia and their respective financial and legal advisors met to discuss the status of the proposed combination. They also discussed the terms of the combination, including, among others, a range of appropriate exchange ratios, the terms on which the principal Destia stockholders would vote for the merger, the post-closing restrictions on sales of Viatel common stock by the principal Destia stockholders and post-merger integration issues.

    From August 20 through August 26, 1999, representatives of Viatel, Destia and their respective financial and legal advisors exchanged and discussed certain business, personnel, legal, regulatory and financial information relating to the two companies, and conducted further due diligence concerning the business and operations of each of the respective companies. The parties also negotiated the terms of the definitive documentation for the merger.

    On August 26, 1999, the Viatel board held a meeting at which members of Viatel's senior management and representatives of Viatel's financial and legal advisors were present. Members of Viatel's senior management discussed their views regarding the proposed combination and the strategic and operational benefits which could result from the combination. See "--Viatel's Reasons for the Merger; Recommendation of the Viatel Board of Directors." In addition, Viatel's financial advisors discussed the financial analysis that they had performed with respect to the proposed combination with Destia and the reasons why they believed the transaction was fair to Viatel and its stockholders from a financial point of view. See "--Opinion of Financial Advisor to Viatel." Following the formal presentations, the Viatel board voted to approve the proposed transaction and the forms of merger agreement and related documentation presented at the meeting and vested Mr. Mahoney with authority to finalize the preparation of the required documents. The Viatel board reconvened at 10:00 p.m. to receive a final status update and take any further action that might be required. At the 10:00 p.m. meeting, Mr. Mahoney advised the board that all significant issues had been resolved, and that he expected the merger agreement to be signed at 7:00 a.m. the next morning following receipt of final approval from Destia's board.

    Also on August 26, 1999, the Destia board held a meeting attended by members of Destia's senior management and representatives of Destia's financial and legal advisors. Members of Destia's senior management discussed their views of the strategic rationale for the proposed combination and the strategic and operational benefits of the proposed combination. See "--Destia's Reasons for the Merger; Recommendation of the Destia Board of Directors." The Destia board, assisted by Destia's legal and financial advisors, considered the proposed merger agreement, stockholder agreements, employment agreements and the transactions contemplated thereby. Representatives of Morgan Stanley described the financial analysis performed by them with respect to the possible combination with Viatel. See "--Opinion of Financial Advisor to Destia." The meeting was then adjourned.

    The following morning, the Destia board reconvened. Members of Destia's senior management and its financial and legal advisors informed the Destia board that negotiations had been completed and that agreement had been reached on all outstanding issues. The representatives of Morgan Stanley then delivered the oral opinion of Morgan Stanley, later confirmed in writing, that, as of the date of the opinion, the exchange ratio was fair to Destia stockholders from a financial point of view. The Destia board then concluded that the merger was advisable, fair to and in the best interests of Destia and its stockholders and unanimously approved the merger agreement, stockholder agreements and related documents. Following the completion of the meeting of the Destia board, the merger agreement was signed by the parties, and Viatel and Destia issued a joint press release and conducted a joint press conference announcing the execution of the merger agreement.

VIATEL'S REASONS FOR THE MERGER; RECOMMENDATION OF THE VIATEL BOARD OF DIRECTORS

    In the past several years, the telecommunications industry has experienced a significant increase in mergers, acquisitions and consolidations. These transactions have been driven by significant increases in competition, resulting, in part, from technology and regulatory changes that have lowered the cost of providing services and reduced many of the barriers to entry in many of the world's largest telecommunications markets. The premise underlying many of these transactions is the currently prevailing view in the telecommunications industry that the most successful telecommunications companies will be able to offer a complete array of products and services across a broad geographic service area.

    During the past two years, Viatel has been implementing its strategy of becoming a fully integrated communications company that is well positioned to take advantage of growth opportunities in the European communications market. Viatel has positioned itself as a low-cost provider of services in Europe through the construction and ownership of key network infrastructure. During this time, Destia has grown rapidly as a facilities-based provider of domestic and international long distance telecommunications services in Europe and North America. Through its strong end-user focused business, Destia provides retail customers with a variety of retail services, including international and domestic long distance, calling card and prepaid services and wholesale transmission services.

    By combining with Destia, Viatel expects to bring together Viatel's Circe Network, the largest dense-fiber, cross-border network on the European continent, with Destia's sizeable operations and customer bases in the United Kingdom, Belgium and Switzerland (three Circe Network countries), as well as significant customer bases and operations in the United States and Canada, which are markets that will generate significant origination minutes for the Circe Network. The merger should also lead to a significant collective reduction in operating costs and capital expenditures and should enable both companies to achieve their strategic objectives more quickly than either company could have achieved independently.

    In reaching its decision to approve the merger agreement and the merger and to recommend that Viatel stockholders vote to approve the issuance of shares of Viatel common stock to Destia stockholders in the merger, the Viatel board consulted with senior management and its financial and legal advisors and independently considered a number of factors, including the following reasons, among others:

    - the complementary nature of the operations of Viatel and Destia in terms of geography and the strategic fit of Destia's end-user customer base with Viatel's state-of-the-art pan-European broadband fiber-optic network;

    - the potential of the combined company to offer end-users a broad array of competitively priced communications services, including voice, high speed Internet access, dedicated access, virtual private network services and other data applications;

    - the ability of the combined company to accelerate the delivery of data products and services to its targeted customer base;

    - the fact that Viatel's stockholders will have the opportunity to participate in potential diversified and enhanced growth after the merger;

    - the operational and administrative cost savings that would result from the merger;

    - the fact that the merger will bring together the complementary assets, resources and expertise of the two companies, giving the combined company the critical mass to effectively compete in the rapidly consolidating telecommunications markets;

    - the fact that the merger significantly advances Viatel's goal of being an Atlantic-basin-based telecommunications provider;

    - the strategic and financial alternatives to the merger available to Destia, including remaining an independent public company;

    - the written opinion of ING Barings, dated August 26, 1999, that, subject to the assumptions and limitations contained in that opinion, the exchange ratio was fair as of that date, from a financial point of view, to Viatel, and the financial presentation made by ING Barings to the Viatel board in connection with delivering that opinion;

    - the terms and conditions of the merger agreement, including termination fees and closing conditions;

    - the stockholder agreements of certain Destia stockholders representing more than 50% of the outstanding shares of Destia voting common stock, which require such stockholders to vote in favor of the merger;

    - the decreased likelihood of a third party making an acquisition proposal with respect to Destia because of the stockholder agreements; and

    - the qualification of the merger as a tax-free transaction for U.S. federal income tax purposes (except for any tax resulting from any cash received by Destia stockholders for fractional interests in Viatel shares).

    In the course of its deliberations, the Viatel board reviewed with senior management and outside legal and financial advisors a number of additional factors relevant to the merger, including:

    - historical information concerning Viatel's and Destia's respective businesses, financial performance and condition, operations, technology, management and competitive position;

    - Viatel's view as to the financial condition, results of operations and businesses of Viatel and Destia before and after giving effect to the merger based on management due diligence and publicly available information;

    - reports from management and legal advisors as to the results of their due diligence investigation of Destia and its operations; and

    - current financial market conditions and historical market prices and trading information with regard to Viatel's and Destia's common stock.

    The Viatel board also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

    - the risk that the integration of the two companies' respective operations and employees might not occur in a timely manner and that the operations of the two companies might not be successfully integrated;

    - the risk that, despite the efforts of the combined company, key technical and management personnel might not remain employed by the combined company;

    - the substantial charges to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger;

    - the risk that estimated selling, general and administrative cost savings, margin improvements and capital expenditure reductions may not be realized or take longer to realize than expected;

    - recognition of the fact that, as a result of the combination, holders of Destia's outstanding senior notes and senior discount notes may require Destia to offer to repurchase their notes; and

    - the other risks described under the caption "Risk Factors" presented earlier in this joint proxy statement/prospectus.

    The Viatel board believed that certain of these risks were unlikely to occur, while others could be avoided or mitigated, and that, overall, these risks were outweighed by the potential benefits of the merger.

    The foregoing discussion is not an exhaustive list of all factors considered by the Viatel board but is believed to include all material factors that the board considered in connection with the merger. In view of the variety of factors considered by the Viatel board in connection with its evaluation of the merger agreement and the merger, the Viatel board did not find it practical to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the Viatel board may have given different weight to different factors.

    After careful consideration, the Viatel board unanimously determined that the merger and the merger agreement are advisable, fair to and in the best interests of Viatel and its stockholders and unanimously recommends that Viatel stockholders vote FOR the issuance of shares of Viatel common stock in connection with the merger.

DESTIA'S REASONS FOR THE MERGER; RECOMMENDATION OF THE DESTIA BOARD OF DIRECTORS

    In reaching its decision to approve the merger agreement and the merger and to recommend adoption of the merger agreement by Destia stockholders, the Destia board consulted with its management team and advisors and independently considered the proposed merger agreement and the transactions contemplated thereby. The following potential benefits of the merger were considered by the Destia board in making its decision:

    - the strategic fit of Destia's customer base and operational skills with Viatel's pan-European broadband fiber-optic network;

    - the potential of the combined companies to offer end-users a broad array of communications services, including voice, high speed Internet access, dedicated access, virtual private network services and other data applications;

    - the potential of the combined companies to achieve the critical mass required to compete more effectively in the telecommunications industry;

    - the complementary geography of the companies' respective businesses and the operating leverage expected to be achieved by combining Destia's presence in the United States, United Kingdom and Switzerland with Viatel's presence in France, Germany, Belgium and The Netherlands;

    - the increase in gross margin that should result from improved global routing of traffic, reduced costs of terminating international traffic through better utilization of existing operating agreements with terminating carriers, the elimination of leased line costs where Destia's traffic could be moved onto the Circe Network and reduced access costs through improved utilization of the combined company's interconnection agreements;

    - the avoidance of duplicative capital expenditures for network expansion and the cost benefits realized from greater purchasing efficiencies in relation to capital equipment, as well as the avoidance of duplicative capital expenditures relating to continued investment in management information systems;

    - the reduction in selling, general and administrative expenses that would result from a merger with Viatel, resulting from containing costs, avoiding expenditures on duplicative activities such as network engineering, provisioning and corporate marketing and utilizing the combined company's greater purchasing power;

    - the 0.445 exchange ratio, which represented a significant premium to Destia stockholders based on the closing prices of Destia common stock and Viatel common stock on August 26, 1999, the day prior to the announcement of the merger;

    - the opinion of Morgan Stanley that, as of the date of the opinion and subject to the considerations set forth therein, the 0.445 exchange ratio was fair to the stockholders of Destia from a financial point of view; and

    - the expected qualification of the merger as a tax-free reorganization under Section 368(a) of the Internal Revenue Code.

    The Destia board also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including:

    - a recognition that under a fixed exchange ratio, the consideration received by Destia stockholders could be adversely affected by a significant decline in Viatel's stock price or a significant increase in Destia's stock price (see "Risk Factors--The Exchange Ratio Will Not Be Adjusted for Changes in Stock Prices");

    - a recognition that Viatel common stock was volatile and had traded at high valuation multiples, and the risk that such multiples might not be sustained in the future (see "Risk Factors--The Exchange Ratio Will Not Be Adjusted for Changes in Stock Prices" and "Risk Factors--The Market Price of Viatel's Common Stock is Volatile");

    - a recognition that the stockholder agreements effectively assured Viatel of Destia's stockholder approval, whereas Destia did not have comparable assurance of Viatel stockholder approval;

    - the risk that Viatel may not be able to successfully execute its business plan;

    - the risk that the anticipated selling, general and administrative cost savings, the gross margin improvements and avoidance of duplicative capital expenditures may not be realized or may take longer to realize than expected;

    - the risk that the operations of Destia and Viatel might not be successfully integrated;

    - the risk that, despite the efforts of Destia and Viatel after the merger, key personnel might leave the combined company;

    - the difficulty of managing operations in the different geographic locations in which Destia and Viatel operate; and

    - a recognition that, as a result of the combination, holders of Destia's outstanding senior notes and senior discount notes may require Destia to offer to repurchase the notes. See "Risk Factors--After the Merger, Destia May Have to Repurchase Destia's 11% Senior Discount Notes due 2008 and Destia's 13.50% Senior Notes due 2007, and the Combined Company May Not Have the Financial Resources to Fund Both the Repurchase and Its Business Plan."

    The Destia board believed that certain of these risks were unlikely to occur, while others could be avoided or mitigated by Destia, and that, overall, these risks were outweighed by the potential benefits of the merger.

    The Destia board also considered the following additional factors:

    - information relating to the business, assets, management, competitive position, operating performance, trading performance and prospects of each of Destia and Viatel;

    - the prospects of Destia if it were to continue as an independent company in the facilities-based telecommunications services business;

    - current industry, market and economic conditions;

    - the possibility of strategic alternatives to the merger for enhancing long-term stockholder value, including the possibility of other potential strategic transactions;

    - the fact that Destia had preliminary discussions with other participants in the telecommunications industry regarding possible strategic transactions and that these discussions had not been mutually fruitful;

    - the terms and conditions of the merger agreement, including termination fees and closing conditions; and

    - the likelihood that the merger would be completed.

    The foregoing discussion of the information and factors considered by the Destia board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger agreement and the merger, the Destia board did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the Destia board may have given different weight to different factors.

    After careful consideration, the Destia board unanimously determined that the terms of the merger agreement and the merger were advisable, fair to and in the best interests of Destia and its stockholders and approved the merger agreement and the merger. The Destia board unanimously recommends that the stockholders of Destia vote FOR the adoption of the merger agreement and the merger.

OPINION OF FINANCIAL ADVISOR TO VIATEL

    Viatel retained ING Barings to act as its financial advisor in connection with the merger. ING Barings delivered its written opinion, dated August 26, 1999, to the Viatel board to the effect that, and based upon and subject to the assumptions, limitations and qualifications set forth therein, the exchange ratio was fair, from a financial point of view, to Viatel.

    THE FULL TEXT OF THE ING BARINGS FAIRNESS OPINION, WHICH SETS FORTH A DESCRIPTION OF THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS SET OUT IN ANNEX F. Viatel's stockholders are urged to carefully read the ING Barings fairness opinion in its entirety, especially with regard to the assumptions made and matters considered by ING Barings, as well as the limitations on the information considered and analysis presented. The summary of the ING Barings fairness opinion set forth in this document is qualified in its entirety by reference to the full text of such opinion attached as Annex F.

    The ING Barings fairness opinion, which was intended solely for the benefit and use of Viatel's board, did not constitute a recommendation to the Viatel board in connection with the merger and does not constitute a recommendation to any holder of Viatel common stock as to how to vote their shares in connection with the merger. ING Barings is not expressing any opinion as to the price or range of prices at which Viatel stock may trade subsequent to the consummation of the merger. The ING Barings fairness opinion is necessarily based upon economic, monetary, market and other conditions, and the information made available to it, as of the date of such opinion.

    The exchange ratio and the form of consideration were determined by arm's-length negotiations between Viatel and Destia and were not based on any recommendation of ING Barings. Except as noted below, no limitations were imposed by Viatel on ING Barings with respect to the investigations made, or the procedures followed, by ING Barings in rendering its fairness opinion.

    In arriving at their opinion, ING Barings, among other things:

    - reviewed the merger agreement and certain related documents;

    - reviewed Viatel's annual reports on Form 10-K for each of the fiscal years in the three-year period ended December 31, 1998, quarterly reports on Form 10-Q for the quarters ended March 31 and June 30, 1999 and all reports filed on Form 8-K since January 1, 1999;

    - reviewed Destia's registration statement on Form S-1 dated May 6, 1999, annual report on Form 10-K for the fiscal year ended December 31, 1998, quarterly reports on Form 10-Q for the quarters ended March 31 and June 30, 1999 and all reports filed on Form 8-K since December 31, 1997;

    - reviewed and discussed with Viatel management certain internal financial information and other data relating to the business and financial prospects of Viatel, including estimates and financial forecasts prepared by management of Viatel which are not publicly available;

    - reviewed and discussed with Viatel management certain financial information and other data relating to the business and financial prospects of Destia, including estimates and financial forecasts relating to Destia prepared by management of Viatel which are not publicly available;

    - reviewed and discussed with Viatel management, certain estimates of revenue enhancements, cost savings and other combination benefits and synergies, and the timing thereof, expected to result from the merger, prepared by management of Viatel which are not publicly available;

    - attended certain discussions between members of management of Viatel and Destia regarding certain financial, business and market information;

    - reviewed histories of the price and trading volume of the common stock of both Viatel and Destia, and compared such trading histories with other companies which ING Barings deemed relevant;

    - reviewed certain publicly available financial data, stock market data and valuation parameters of companies which, in ING Barings' judgment, were deemed comparable to Viatel or Destia or otherwise deemed generally relevant;

    - reviewed the financial terms, to the extent publicly available, and premiums paid, in certain merger and acquisition transactions which, in ING Barings' judgment, were deemed generally relevant; and

    - conducted such other studies, analyses and investigations as were deemed appropriate, but none of which was individually material.

    In arriving at its opinion, and with the consent of Viatel, ING Barings assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information, and ING Barings further relied upon the assurances of Viatel's management that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections, estimates, forecasts, contemplated tax and accounting impacts, and calculations of revenue enhancements, cost savings and synergies relied upon or provided to ING Barings, it assumed, upon the advice of Viatel, that such information had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of Viatel as to the future financial performance of Viatel and Destia. ING Barings also assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement, that the merger will be treated as a tax-free transaction pursuant to the Internal Revenue Code, and that the merger will be treated as a purchase transaction in accordance with generally accepted accounting principles. In arriving at its opinion, ING Barings did not conduct a physical inspection of the properties and facilities of Viatel or Destia and did not make or obtain any evaluations or appraisals of the assets or liabilities of either company.

    In connection with rendering its opinion, ING Barings performed certain financial, comparative and other analyses as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its fairness opinion, ING Barings did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, ING Barings believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the opinion. In its analyses, ING Barings made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Viatel or Destia. Any estimates contained in the analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

    ING Barings is an internationally recognized investment banking firm which, as part of its investment banking business, regularly engages in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Viatel selected ING Barings on the basis of its experience and independence. In the past, ING Barings and its affiliates have provided investment banking services to Viatel and have received customary compensation for such services. Viatel has paid ING Barings and its affiliates approximately $3.7 million in compensation for services rendered over the past two years. In the ordinary course of business, ING Barings and its affiliates may actively trade or hold the equity securities of Viatel or Destia for their own account or the accounts of their customers and, accordingly, may at any time, subject to applicable laws, take a long or short position in such securities.

    Pursuant to the original engagement letter between Viatel and ING Barings, dated August 26, 1999, Viatel agreed to pay ING Barings an initial cash fee of $50,000 plus a success fee equal to 0.50% of the aggregate transaction consideration prior to closing, estimated as of August 26, 1999 to be $4.7 million, payable upon the consummation of the merger. Any amounts paid with respect to the initial cash fee will be credited against the success fee. Viatel has also agreed to reimburse ING Barings for its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of counsel, and to indemnify ING Barings against certain liabilities in connection with the engagement of ING Barings, including certain liabilities under the U.S. federal securities law.

    The following is a summary of the material valuation, financial and comparative analyses performed by ING Barings in arriving at its fairness opinion.

    DISCOUNTED CASH FLOW ANALYSIS. ING Barings prepared a nine year discounted cash flow model for Destia based on information and projections provided by Viatel. With respect to the Destia discounted cash flow analysis, ING Barings discounted after-tax cash flows on a stand-alone basis, i.e., excluding any projected benefits resulting from the merger, by applying a weighted average cost of capital range of 14% to 18%, based on several assumptions including interest rates, capitalization ratios and systematic risk measures. ING Barings calculated a terminal value by applying to projected 2008 free cash flow a range of multiples of 10.0x to 14.0x EBITDA. ING Barings' determination of the appropriate range of multiples was based on a comparison of multiples for certain selected publicly-traded telecommunications companies with growth rates generally similar to Destia's projected growth rates at the end of the projection period. The discounted cash flow analysis, discounting all cash flows as at January 1, 2000, resulted in a valuation range of $13.05 to $26.07 (with an average of $19.22) per share of Destia common stock, as compared to the equity value range implied by the exchange ratio of

$16.94 to $18.63 per Destia share based on the average closing price of Viatel's common stock during the 20 trading days prior to August 27, 1999 and the closing price of Viatel's common stock of $41.88 on August 26, 1999, respectively.

    ANALYSIS OF SELECTED PUBLICLY TRADED COMPARABLE COMPANIES. Using publicly available information, ING Barings compared the financial performance and stock market valuation of Versatel Telecom International NV, RSL Communications Ltd. and Primus Telecommunications Group with Destia. The companies were selected based on general business, operating and financial characteristics representative of emerging international carriers. The range of multiples for these companies of enterprise value, defined as the market value of equity plus minority interest plus the market value of debt and preferred stock, net of cash, to trailing twelve month revenues was 1.3x to 17.7x, enterprise value to estimated 1999 revenues was 1.1x to 14.6x and estimated 2000 revenues was 0.8x to 6.9x. The average value range implied by these multiples is $3.69 to $114.95 (with an average of $41.94) per share of Destia common stock as compared to the implied acquisition price range of $16.94 to $18.63 per share as calculated above. The ratios for the selected companies are based on closing stock prices on August 26, 1999, and the latest public financial statements and the most recent public equity research reports that contained projections for revenue available to ING Barings on August 26, 1999.

    The multiple for Destia using the implied acquisition price was within the range of multiples for the selected companies. However, ING Barings believes that this benchmark was of limited use in evaluating the merger due to the inherent differences between the businesses, operations, and prospects of Destia and the businesses, operations and prospects of the selected companies and the lack of meaningful EBITDA or net income projected for Destia in the near term. ING Barings believes that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly also made qualitative judgments concerning differences between the characteristics of Destia and the selected companies that would affect the public trading values of Destia and these companies.

    SUMMARY OF PRECEDENT MERGER AND ACQUISITION TRANSACTIONS. Using publicly available information, ING Barings reviewed certain terms and financial characteristics of both European and North American long distance company merger and acquisition transactions, which ING Barings deemed to be generally comparable for the purposes of this analysis. The North American transactions considered by ING Barings in its analysis consisted of: Excel Communications, Inc./Telco Communications Group, Inc.; LCI International, Inc./USLD Communications Corp.; IXC Communications, Inc./Network Long Distance; Qwest Communications International Inc./LCI International, Inc.; Teleglobe Inc./Excel Communications, Inc.; IXC Communications/Coastal Telephone and World Access/Facilicom International Inc. while the European transactions considered by ING Barings in its analysis consisted of Esprit Telecom Group, plc/PlusNet; Global Telesystems Group, Inc./Esprit Telecom Group plc; Global Telesystems Group, Inc./Omnicom SA; and Versatel Telecom International NV/Svianed.

    In conducting its analysis of comparable merger and acquisition transactions, ING Barings analyzed Destia's North American and European segments separately, applying multiples derived from acquisitions of companies with operations primarily in Europe to Destia's European segment and multiples derived from acquisitions of companies with operations primarily in North America to Destia's North American segment. The range of multiples of enterprise value to revenues, calculated on trailing twelve month, latest quarter annualized and next forecast four quarters for both segments, derived from this analysis implied a valuation range of $12.33 to $28.19 (with an average of $19.80) per share of Destia common stock as compared to the equity value implied by the exchange ratio of $18.63 per Destia share based on the closing price of Viatel's stock of $41.88 on August 26, 1999. The ratios for the comparable merger and acquisition transactions are based on public financial statements, closing stock prices and public equity research reports available to ING Barings at the time of the respective transactions.

    Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of Destia and the acquired businesses analyzed, ING Barings believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis and, accordingly, also made qualitative judgments concerning differences between the characteristics of these transactions and the merger.

OPINION OF FINANCIAL ADVISOR TO DESTIA

    Destia retained Morgan Stanley to act as its financial advisor in connection with the merger and related matters based upon Morgan Stanley's qualifications, expertise and reputation. On August 27, 1999, Morgan Stanley rendered an oral opinion, which was confirmed in writing, to the Destia board of directors that, as of such date, and based upon and subject to the considerations set forth in the written opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to holders of shares of Destia common stock, other than Viatel, as of the date of the opinion.

    ATTACHED AS ANNEX G TO THIS JOINT PROXY STATEMENT/PROSPECTUS IS THE FULL TEXT OF THE MORGAN STANLEY OPINION, DATED AS OF AUGUST 27, 1999, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN. THE MORGAN STANLEY OPINION IS DIRECTED TO THE DESTIA BOARD AND ONLY ADDRESSES THE FAIRNESS OF THE EXCHANGE RATIO PURSUANT TO THE MERGER AGREEMENT FROM A FINANCIAL POINT OF VIEW TO HOLDERS OF SHARES OF DESTIA COMMON STOCK AS OF THE DATE OF SUCH OPINION AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER, NOR IS IT A RECOMMENDATION TO ANY DESTIA STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE DESTIA SPECIAL MEETING. THE SUMMARY OF THE MORGAN STANLEY OPINION INCLUDED BELOW SHOULD NOT BE VIEWED AS A SUBSTITUTE FOR THE FULL TEXT OF THE OPINION. DESTIA STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE MORGAN STANLEY OPINION IN ITS ENTIRETY.

    In arriving at the Morgan Stanley opinion, Morgan Stanley, among other things:

    - reviewed certain publicly available financial statements and other information of Destia and Viatel, respectively;

    - reviewed certain internal financial statements and other financial and operating data concerning Destia and Viatel prepared by the respective managements of such companies;

    - reviewed certain financial projections for Destia and Viatel prepared by the respective managements of such companies;

    - discussed the past and current operations and financial conditions and the prospects of Destia and Viatel, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with the respective managements of such companies;

    - analyzed the estimated pro forma impact of the merger on Viatel's cash flow, consolidated capitalization and financial ratios;

    - reviewed the reported prices and trading activity for Destia common stock and Viatel common stock;

    - compared the financial performance of Destia and Viatel and the prices and trading activity of Destia common stock and Viatel common stock with those of certain other comparable publicly traded companies and their securities;

    - reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

    - participated in discussions and negotiations among representatives of Destia and Viatel and their financial and legal advisors;

    - reviewed the merger agreement and certain related documents;

    - performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

    Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Destia and Viatel. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Destia, nor were they furnished with any such appraisals.

    The Morgan Stanley opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date thereof.

    Morgan Stanley further assumed, with Destia's consent, that the merger will be consummated in accordance with the terms set forth in the merger agreement without waiver of any material condition contained therein and will be treated as a tax-free reorganization and/or exchange, for purposes of the Internal Revenue Code.

    In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of Destia or any of its assets.

    Morgan Stanley acted as financial advisor to the Destia board in connection with this transaction and will receive a fee for its services. In the past, Morgan Stanley and its affiliates have provided financial advisory and/or financing services for Destia and Viatel and have received fees for the rendering of these services. In addition, Princes Gate Investors II, L.P., an affiliate of Morgan Stanley, and certain related entities, owned approximately 11% of the outstanding shares of Destia as of the date thereof and Stephen Munger, a Managing Director of Morgan Stanley, is a member of the Destia board.

    The following is a brief summary of the material financial analyses performed by Morgan Stanley in preparing its opinion to the Destia board on August 27, 1999. Certain of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not represent a complete description of the financial analyses.

    HISTORICAL STOCK PRICE PERFORMANCE. Morgan Stanley reviewed the recent stock price performance of Destia based on an analysis of historical intra-day and closing prices and trading volumes during the period from the Destia initial public offering on May 6, 1999 through August 25, 1999. The following table summarizes the price performance of Destia's common stock over that period:

                                                                            HISTORICAL DESTIA
                                                                           COMMON STOCK PRICES
                                                                          ---------------------
August 25, 1999.........................................................        $   12.00
High Price (May 13, 1999)...............................................        $   15.50
Low Price (May 7, 1999).................................................        $    8.50

    Morgan Stanley also reviewed the recent stock price performance of Viatel based on an analysis of historical intra-day and closing prices and trading volumes during the period from the Viatel initial public offering on October 18, 1996 through August 25, 1999. The following table summarizes the price performance of Viatel's common stock over that period:

                                                                            HISTORICAL VIATEL
                                                                           COMMON STOCK PRICES
                                                                          ---------------------
August 25, 1999.........................................................        $   42.00
High Price (July 13, 1999)..............................................        $   58.88
Low Price (August 21, 1997).............................................        $    4.13

    COMPARATIVE STOCK PRICE PERFORMANCE. Morgan Stanley reviewed the recent stock price performance of Destia and compared this performance with that of the Nasdaq National Market and the following international telecommunications service providers: IDT, Pacific Gateway Exchange, Primus Telecommunications, RSL Communications, Startec Global Communications, Viatel and World Access. Morgan Stanley observed that over the period from May 6, 1999 (the date of the Destia initial public offering) to August 25, 1999, the closing market prices appreciated as set forth below:

COMPANY                                                                          % APPRECIATION
------------------------------------------------------------------------------  -----------------
Destia........................................................................             19%
IDT...........................................................................             11%
Pacific Gateway Exchange......................................................            -42%
Primus Telecommunications.....................................................             36%
RSL Communications............................................................            -33%
Startec Global Communications.................................................             77%
Viatel........................................................................            -11%
World Access..................................................................             24%
Nasdaq National Market........................................................             14%

    Morgan Stanley also reviewed the recent stock price performance of Viatel and compared this performance with the Nasdaq National Market Index and the following emerging telecommunications carriers: COLT Telecom, Energis, Equant, Global Crossing, Global TeleSystems, Level 3 Communications and Qwest Communications. Morgan Stanley observed that over the period from August 25, 1998 to August 25, 1999, the closing market prices appreciated as set forth below:

COMPANY                                                                          % APPRECIATION
------------------------------------------------------------------------------  -----------------
Viatel........................................................................            246%
COLT Telecom..................................................................             90%
Energis.......................................................................             74%
Equant........................................................................             84%
Global Crossing...............................................................            165%
Global TeleSystems Group......................................................             55%
Level 3 Communications........................................................             66%
Qwest Communications..........................................................             71%
Nasdaq National Market........................................................             56%

    SECURITIES RESEARCH ANALYSTS' FUTURE PRICE TARGETS. Morgan Stanley reviewed and analyzed future public market trading price targets for Destia common stock prepared and published by certain securities research analysts in the period from May 21, 1999 to August 25, 1999. These targets reflected each analyst's estimate of the future public market trading price of Destia common stock at the end of the particular time period considered for each time estimate (typically 12 months). Morgan Stanley discounted, at a cost of equity rate of 17%, each Destia research analyst's public market trading price target to August 25, 1999. Morgan Stanley also reviewed and analyzed future public market trading price targets for Viatel common stock prepared and published by certain securities research analysts in the period from July 29, 1999 to August 25, 1999. These targets reflected each analyst's estimate of the future public market trading price of Viatel common stock at the end of the particular time period considered for each time estimate (typically 12 to 18 months).

                                                                           VALUE PER SHARE RANGE
                                                                      --------------------------------
                                                                            LOW             HIGH
                                                                      ---------------  ---------------
Destia Public Market Trading Price Target...........................     $      17        $      21
Present Value of Destia Public Market Trading Price Target..........     $      15        $      19
Viatel Public Market Trading Price Target...........................     $      51        $      80

    Morgan Stanley noted that the public market trading price targets published by the securities research analysts do not reflect current market trading prices for Destia or Viatel common stock and that these estimates are subject to uncertainties, including the availability of information, the future financial performance of Destia and Viatel and future financial market conditions.

    COMPARABLE COMPANY ANALYSIS. Morgan Stanley reviewed and analyzed the financial information of six publicly-traded international telecommunications service providers and compared the results to financial information relating to Destia. Morgan Stanley analyzed, among other things, certain operating statistics for each company, including percentage of revenues from European operations, percentage of revenues from wholesale operations and gross margin. Based on forecasts of 1999 operating results taken from selected securities research analysts, the statistics derived from this analysis were as set forth below:

                                                              PERCENTAGE OF REVENUES
                                                            --------------------------
                                                              EUROPE       WHOLESALE     GROSS MARGIN
                                                            -----------  -------------  ---------------
Destia....................................................          40%         11.8%           28.4%
IDT.......................................................          40%         37.7%           20.9%
Pacific Gateway Exchange..................................          17%         75.9%           13.0%
Primus Telecommunications.................................          22%         17.8%           23.0%
RSL Communications........................................          50%         30.0%           29.7%
Startec Global Communications.............................          10%         62.1%           11.6%
World Access..............................................          NA            NA            20.8%

    Morgan Stanley also analyzed the current aggregate value of each company expressed as a multiple of last quarter annualized revenues and forecast revenues for 1999 and 2000. As of August 25, 1999 and based on forecasts of revenues taken from selected securities research analysts, the statistics derived from this analysis were as set forth below:

                                                                             AGGREGATE VALUE AS A
                                                                             MULTIPLE OF REVENUES
                                                                     -------------------------------------
                                                                         LQA         1999E        2000E
                                                                     -----------  -----------  -----------
Destia.............................................................        2.2x         2.0x         1.3x
IDT................................................................        1.4x         1.5x         1.2x
Pacific Gateway Exchange...........................................        0.7x         0.6x         0.4x
Primus Telecommunications..........................................        1.2x         1.1x         0.8x
RSL Communications.................................................        1.2x         1.1x         0.8x
Startec Global Communications......................................        1.0x         0.9x         0.7x
World Access.......................................................        1.0x         0.9x         0.7x

    The comparable company analysis implied a range of public market trading values for Destia common stock of $8 to $12 per share.

    Morgan Stanley also reviewed and analyzed the financial information of seven emerging telecommunications carriers and compared the results to financial information relating to Viatel. Morgan Stanley analyzed, among other things, the current aggregate value of each company expressed as a multiple of forecast revenues and forecast EBITDA for 1999 and 2000. As of August 25, 1999 and based on forecasts of revenues and EBITDA taken from selected securities research analysts, the statistics derived from this analysis were as set forth below:

                                                  AGGREGATE VALUE AS A      AGGREGATE VALUE AS A
                                                  MULTIPLE OF REVENUES       MULTIPLE OF EBITDA
                                                ------------------------  ------------------------
                                                   1999E        2000E        1999E        2000E
                                                -----------  -----------  -----------  -----------
Viatel........................................        6.8x         3.7x           NM        63.0x
COLT..........................................       21.2x        13.4x           NM           NM
Energis.......................................        1.9x         1.4x         8.1x         4.9x
Equant........................................       18.0x        13.1x           NM        65.2x
Global Crossing...............................        7.2x         5.8x        24.1x        16.8x
Global TeleSystems Group......................        6.5x         4.0x           NM        39.5x
Level 3 Communications........................       40.2x        23.2x           NM           NM
Qwest Communications..........................        4.4x         3.9x        10.9x         9.7x

    No company used in the comparable company analysis is identical to Destia or Viatel. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Destia and Viatel, such as the impact of competition on Destia or Viatel and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Destia or Viatel or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable company data.

    PRECEDENT TRANSACTION ANALYSIS. As part of its analysis, Morgan Stanley reviewed the following twenty transactions involving long distance telecommunications service providers since April 1995 (listed as acquiror/acquiree):

    - April 1995: Frontier / ALC Communications

    - May 1995: LCI / Corporate Telemanagement Group

    - May 1995: Frontier / Schneider Communications

    - December 1995: LCI International / Teledial America

    - June 1997: Excel Communications / Telco Communications

    - September 1997: LCI International / USLD Communications

    - November 1997: WorldCom / MCI

    - November 1997: Teleport Communications Group / ACC

    - December 1997: IXC Communications / Network Long Distance

    - February 1998: Intermedia Communications / National Telecommunications of Florida

    - March 1998: Qwest Communications / LCI International

    - April 1998: Primus Telecommunications / TresCom International

    - June 1998: Call-Net Enterprises / Fonorola

    - June 1998: Teleglobe / Excel Communications

    - August 1998: STAR Telecommunications / PT-1 Communications

    - December 1998: Global TeleSystems Group / Esprit Telecom

    - January 1999: IXC Communications / Coastal Telephone

    - March 1999: Global Crossing / Frontier

    - July 1999: Cincinnati Bell / IXC Communications

    - August 1999: World Access / FaciliCom

    For each transaction, Morgan Stanley reviewed aggregate value as a multiple of last quarter annualized revenues and forecast revenues of the acquiree. Morgan Stanley noted that the Global TeleSystems Group / Esprit Telecom transaction was the most comparable transaction. As part of this analysis, Morgan Stanley divided Destia's business into two parts: European operations and North American operations. Morgan Stanley estimated the value of each of these parts by applying a range of revenue multiples based on the multiples of revenues paid in the relevant precedent transactions. This analysis implied a range of private market, or acquisition, values for Destia common stock of $13 to $16 per share.

    Morgan Stanley also reviewed the premium to unaffected share price paid in the thirteen precedent acquisitions of publicly traded long distance telecommunications service providers from the list of transactions above. Morgan Stanley noted that premiums to unaffected share price paid in these transactions ranged from 3% to 94%, with a median of 51%. This analysis implied a range of private market, or acquisition, values for Destia common stock of $17 to $19 per share.

    No transaction used in the precedent transaction analysis is identical to the merger. In evaluating these transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Destia and Viatel, such as the impact of competition on Destia or Viatel and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Destia or Viatel or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using precedent transaction data.

    DISCOUNTED CASH FLOW ANALYSIS. Morgan Stanley performed a discounted cash flow analysis, which is an analysis of the present value of projected cash flows using discount rates and terminal year EBITDA multiples (as indicated below), of Destia. Morgan Stanley analyzed Destia's business using a Morgan Stanley equity research analyst forecast for the period beginning June 30, 1999 and ending December 31, 2007. Morgan Stanley estimated Destia's discounted cash flow value using discount rates ranging from 13.5% to 14.5% and terminal multiples of estimated 2007 EBITDA ranging from 8x to 10x. The discounted cash flow analysis implied a range of values for Destia common stock of $16 to $22 per share.

    Morgan Stanley also performed a discounted cash flow analysis of Viatel. Morgan Stanley analyzed Viatel's business using a Morgan Stanley equity research analyst forecast for the period beginning June 30, 1999 and ending December 31, 2008. Morgan Stanley estimated Viatel's discounted cash flow value using discount rates ranging from 13.5% to 14.5% and terminal multiples of estimated 2008 EBITDA ranging from 10x to 12x. The discounted cash flow analysis implied a range of values for Viatel common stock of $31 to $47 per share.

    EXCHANGE RATIO ANALYSIS.  Morgan Stanley compared the exchange ratio of
0.445 of a Viatel share to each Destia share provided in the merger agreement to the ratio of the closing market prices of Destia and Viatel common stock on August 25, 1999. Morgan Stanley also compared this ratio to selected average historical ratios of the closing market prices of Destia common stock to Viatel common stock over various periods ending August 25, 1999. The results of this analysis were as set forth below:

                                                                            MARKET PRICE RATIO
                                                                            -------------------
August 25, 1999...........................................................           0.29x
10-Trading Day Average....................................................           0.27x
20-Trading Day Average....................................................           0.27x
30-Trading Day Average....................................................           0.27x
Since Destia IPO (May 6, 1999)............................................           0.25x

    Morgan Stanley performed a variety of financial and comparative analyses solely for purposes of providing its opinion to the Destia board as to the fairness from a financial point of view to the holders of Destia common stock of the exchange ratio pursuant to the merger agreement. The summary set forth above does not purport to be a complete description of analyses performed by Morgan Stanley in connection with the merger.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Destia or Viatel. In performing its analyses, Morgan Stanley made a number of assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Destia or Viatel. Any estimates used by Morgan Stanley in rendering its opinion or reflected herein are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Morgan Stanley's analysis of the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to the holders of Destia common stock and were conducted in connection with the delivery of its opinion to the Destia board. The analyses are not intended to be appraisals or to reflect the prices at which Destia or Viatel might actually be sold or the price at which their securities may trade.

    The merger consideration was determined through arm's-length negotiations between Destia and Viatel and was approved by the Destia board. Morgan Stanley did not recommend any specific merger consideration to Destia or that any specific merger consideration constituted the only appropriate merger consideration for the merger. Morgan Stanley's opinion to the Destia board was one of many factors taken into consideration by the Destia board in making its determination to approve the merger. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinion of the Destia board with respect to the value of Destia or whether the Destia board would have been willing to agree to different merger consideration. Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of Destia or any of its assets, or any other strategic alternative, other than the merger.

    The Destia board retained Morgan Stanley based upon Morgan Stanley's qualifications, expertise, and experience. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of Morgan Stanley's trading, brokerage and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, may trade, make a market or otherwise effect transactions, for its own account or for the accounts of customers, in the securities of Destia or Viatel. Morgan Stanley has advised Destia that Morgan Stanley holds such a long position, for its own account, in the Destia 11% senior discount notes due 2008. See "Viatel Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for a discussion of the contemplated exchange offer for these notes. In the past, Morgan Stanley and its affiliates have provided financial advisory and/or financing services for Destia and Viatel and have received fees for the rendering of those services.

    Pursuant to a letter agreement with Destia, Morgan Stanley provided advisory services and a financial opinion in connection with the merger and Destia agreed to pay a customary fee to Morgan Stanley. Destia also agreed to reimburse Morgan Stanley for its out-of-pocket expenses incurred in performing its services. In addition, Destia agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities, including liabilities under the U.S. federal securities laws, and expenses, including the fees of its legal counsel, arising out of Morgan Stanley's engagement and any related transactions in connection therewith.

INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER

    In considering the recommendations of the Viatel board and the Destia board with respect to the merger, stockholders of Viatel and Destia should be aware that certain of the officers and directors of Viatel and Destia may have interests in the merger that are different from, or in addition to, their interests as stockholders of Viatel and Destia generally. The boards of directors of Viatel and Destia were aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.

    VIATEL BOARD. Viatel has agreed in the stockholder agreement with Alfred West that, as of the effective time of the merger, Mr. West and a nominee of his choice reasonably acceptable to Viatel will become members of the Viatel board. Mr. West's nominee will be an existing director of Destia. Following such appointments, and continuing for so long as Mr. West owns at least 10% of the outstanding shares of Viatel common stock, Viatel has agreed to cause the Viatel board to nominate Mr. West and his nominee for election as members of the Viatel board at each annual meeting of stockholders at which such director is up for re-election. If at any time Mr. West owns less than 10% of the outstanding shares of Viatel common stock, but at least 5% of such outstanding shares, Viatel's obligations set forth above shall apply only to Mr. West, unless he notifies Viatel within 30 days of such decrease in his percentage ownership that Viatel's obligations should apply only to his nominee. Some or all of Viatel's obligations under the stockholder agreement with Mr. West will cease if:

    - Mr. West or his nominee chooses not to serve as a member of Viatel's board,

    - Viatel's stockholders do not re-elect Mr. West or his nominee or

    - the Viatel board removes Mr. West or his nominee as a member of the board in accordance with its fiduciary duties.

    VESTING OF STOCK OPTIONS. Under the terms of Alan Levy's current employment agreement with Destia, Mr. Levy received options to purchase 1,038,916 shares of Destia common stock, which vest in equal amounts of 259,729 shares of common stock on the second through fifth anniversaries of Destia's initial public offering. The exercise price of the options that vest on the second and third anniversaries is $10 per share. The exercise price of the options that vest on the fourth and fifth anniversaries is $15 and $20 per share, respectively. Under Mr. Levy's existing employment agreement, the completion of the merger will constitute a change in control, whereupon Mr. Levy's unvested options will vest immediately. Options to purchase an additional 215,900 shares of Destia common stock that were granted to Mr. Levy under his previous employment agreement will also become fully vested and exercisable upon the closing of the merger.

    Upon the closing of the merger, 415,567 options held by Mr. Alward and 127,917 options held by Mr. Shorten will automatically become vested and exercisable. Steven West, Gary Bondi and Edward Schmults, as non-employee directors of Destia, were granted 36,000 stock options in the aggregate, at an exercise price of $10 per share, pursuant to Destia's 1999 Flexible Incentive Plan. Any of such stock options that are unvested will also become fully vested and exercisable upon the closing of the merger.

    EXECUTIVE EMPLOYMENT AGREEMENTS. Viatel and Mr. West have entered into an employment agreement the provisions of which will become effective upon completion of the merger. The initial term of the agreement is two years. Under this employment agreement, Mr. West will be appointed as Vice Chairman of the Viatel board, will be nominated for election as a Class C director and will be renominated in 2002 so long as he continues to own at least 5% of the outstanding shares of Viatel common stock. In his capacity as Vice Chairman, Mr. West will also be responsible for development, marketing and implementation of the Presto! Card calling card, Internet-telephony, web-hosting, e-commerce, data services and other value-added products and services offered by the combined company. Mr. West's base salary will be $400,000 and he will be entitled to a bonus in the amount of 90% of his base salary multiplied by a bonus multiple based on the variance between actual and budgeted EBITDA and revenue of Viatel. In addition, Mr. West will be entitled to receive at least 20,000 shares of restricted common stock of Viatel in 2000, with additional grants to be made by Viatel's compensation committee at its discretion.

    Viatel and Mr. Levy have entered into an employment agreement the provisions of which will also become effective upon completion of the merger. The initial term of the agreement is two years. Under this employment agreement, Mr. Levy will be appointed Chief Operating Officer and will be nominated for election as a Class A director of Viatel, and will be renominated in 2000 so long as he remains in Viatel's active employment. Mr. Levy's base salary will be $345,000 and he will be entitled to a bonus in the amount of 80% of his base salary multiplied by a bonus multiple based on the variance between actual and budgeted EBITDA and revenue of Viatel. In addition, Mr. Levy will be entitled to receive, in each of 2000 and 2001, a minimum of 16,123 shares of restricted common stock of Viatel and options to purchase 42,642 shares of Viatel common stock at an exercise price equal to their fair market value on the day before the completion of the merger. Additional grants may be made by Viatel's compensation committee at its discretion.

    In connection with the vesting of Mr. Levy's Destia options and their conversion into Viatel options, Viatel has agreed to indemnify Mr. Levy for up to $3.0 million for any excise taxes payable by him in respect of such vesting under Section 280G of the Internal Revenue Code, subject, in certain circumstances, to a reduction equal to the amount of similar payments that Viatel may be required to pay for other executives of Destia.

    INDEMNIFICATION AND INSURANCE OF DESTIA DIRECTORS AND OFFICERS. Viatel has agreed to insure and indemnify the existing directors and officers of Destia. See "The Merger Agreement and Stockholder Agreements--Certain
Covenants--Indemnification and Insurance of Destia Directors and Officers."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following discussion summarizes the material U.S. federal income tax consequences of the merger. This discussion is based on the Internal Revenue Code, applicable U.S. Treasury Regulations, administrative interpretations and court decisions as in effect as of the date of this joint proxy statement/prospectus, all of which may change, possibly with retroactive effect.

    This discussion does not address all aspects of federal income taxation that may be important to a Destia stockholder in light of that stockholder's particular circumstances or to a Destia stockholder subject to special rules, such as:

    - a stockholder who is a foreign person;

    - a financial institution or insurance company;

    - a tax-exempt organization;

    - a dealer or broker in securities;

    - a stockholder that holds its Destia common stock as part of a hedge, appreciated financial position, straddle or conversion transaction;

    - a stockholder who acquired its Destia common stock pursuant to the exercise of employee stock options or otherwise as compensation;

    - a stockholder, any expenses or liabilities of which, will be assumed or paid by Destia or Viatel in connection with the merger; or

    - holders of Destia non-voting common stock who exercise their appraisal rights in connection with the merger.

    In addition, no information is provided in this joint proxy statement/prospectus with respect to the tax consequences of the merger under any non-income tax or under any applicable foreign, state or local laws.

    Destia has received an opinion of Cravath, Swaine & Moore as special tax counsel, dated as of the date of this joint proxy statement/prospectus, that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that Viatel, Viatel Acquisition Corp. and Destia will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code. It is a condition to the obligation of Destia to complete the merger that tax counsel confirms its opinion as of the closing date. Destia does not intend to waive this condition.

    In delivering their opinion, Cravath, Swaine & Moore has relied, and, in delivering their closing opinion, will rely, on (1) representations and covenants made by Viatel and Destia, including those contained in certificates of officers of Viatel and Destia, and (2) specified assumptions, including an assumption regarding the completion of the merger in the manner contemplated by the merger agreement. In addition, the opinion of tax counsel has assumed, and tax counsel's ability to provide the closing date opinion will depend on, the absence of changes in existing facts or in applicable law between the date of this joint proxy statement/prospectus and the closing date. If any of those representations, covenants or assumptions are inaccurate, tax counsel may not be able to provide the required closing date opinion and/or the tax consequences of the merger could differ from those described in the opinion that tax counsel has delivered. Tax counsel's opinion neither binds the Internal Revenue Service nor precludes the Internal Revenue Service or the courts from adopting a contrary position. Viatel and Destia do not intend to obtain a ruling from the Internal Revenue Service on the tax consequences of the merger.

    Based upon the opinion of tax counsel described above, the following will be the material U.S. federal income tax consequences of the merger:

    - no gain or loss will be recognized for federal income tax purposes by Viatel, Viatel Acquisition Corp. and Destia as a result of the merger;

    - except as described below with respect to cash received in lieu of fractional shares, a holder of Destia common stock will not recognize gain or loss on the exchange of shares of Destia common stock for Viatel common stock pursuant to the merger;

    - the aggregate tax basis of the Viatel common stock received by a holder, including any fractional share deemed received, will be the same as the aggregate tax basis of the Destia common stock exchanged therefor; and

    - the holding period of the Viatel common stock, including any fractional share deemed received, will include the holding period of the Destia common stock surrendered therefor, provided that the shares of Destia common stock are held as capital assets on the closing date of the merger.

    Cash received by a holder of Destia common stock in lieu of a fractional share of Viatel common stock will be treated as received in redemption of that fractional share interest, and gain or loss will be recognized for U.S. federal income tax purposes, measured by the difference between the amount of cash received and the portion of the basis of the Destia common stock allocable to the fractional share interest. The gain or loss should generally be capital gain or loss provided that the shares of Destia common stock are held as capital assets and should generally be long term capital gain or loss if the Destia common stock has been held for more than one year on the closing date of the merger.

    Under the Internal Revenue Code, a holder of Destia common stock may be subject, under certain circumstances, to information reporting and may be subject to backup withholding at a rate of 31% with respect to the amount of cash, if any, received in lieu of fractional shares of Viatel common stock pursuant to the merger, unless the stockholder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the stockholder's United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

    This discussion of material federal income tax consequences is intended to provide only a general summary, and is not a complete analysis or description of all potential federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Accordingly, we strongly urge each Destia stockholder to consult its own tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences to the stockholder resulting from the merger.

REGULATORY REVIEW RELATING TO THE MERGER

    In order to complete the merger, the companies must receive authorization from or be subject to review by various U.S. federal and state governmental agencies. It is possible that the Federal Communications Commission and/or one or more other U.S. federal and/or state governmental agencies will not provide the requested approvals or consents in a timely manner or at all or may seek, as a condition to any such approvals or consents, various regulatory concessions. Receipt of all requisite regulatory approvals and consents by each of Viatel and Destia is a condition to the obligations of each of Viatel and Destia to consummate the merger. There can be no assurance that the required regulatory approvals and consents will be obtained within the time frame contemplated by the merger agreement, on terms that are satisfactory to the parties, or at all.

    ANTITRUST. The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder, which provide that certain transactions may not be consummated until required information and materials are furnished to the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and the requisite waiting period has expired or has been terminated. The required information and materials were filed with the Antitrust Division and the Federal Trade Commission on September 10, 1999. The waiting period expired on October 9, 1999. Notwithstanding expiration of the waiting period, at any time before or after the merger, the Federal Trade Commission, the Department of Justice or others could take actions under the antitrust laws with respect to the merger, including seeking to enjoin consummation of the merger or seeking the divestiture by Viatel of all or part of the stock or assets of Destia, or of other businesses conducted by Viatel. In addition, under certain circumstances, state governments and private parties may also seek to take action under federal or state antitrust laws with respect to the merger.

    OTHER U.S. FEDERAL AND STATE REGULATORY APPROVALS AND CONSENTS. The merger is subject to certain other U.S. federal and state regulatory approvals and consents. Both Viatel and Destia hold, either directly or indirectly, authority from the Federal Communications Commission under Section 214 of the Communications Act of 1934 to provide U.S. telecommunications services, including facilities-based and resold switched international and domestic long distance services, among other services. As a result, the merger will require prior approval of the Federal Communications Commission. In evaluating the application, the Federal Communications Commission will consider whether Viatel is qualified to control such licenses and authorizations and whether the public interest, convenience and necessity will be served by such transfer of control.

    The parties believe that under current United States law and policy as articulated by the Federal Communications Commission, there are no foreign ownership or other considerations that would cause the Federal Communications Commission to deny or specially condition the applications for transfer of control of Destia's authorizations to Viatel. Viatel has already secured a full complement of authorizations in its own right. No special operational or other conditions, other than those generally applicable to such authorizations, were attached by the Federal Communications Commission to such authorizations. The merger will not result in any new circumstances that would warrant the imposition of any such special operational or other conditions.

    Certain state public utility commissions will require application for prior approval of the merger and others will require notification. The governing legal standards vary from state to state, but approval of or consent to the merger generally requires a showing that it is consistent with the public interest, convenience and necessity. As part of that evaluation, the public utility commissions may examine the impact of the merger on competition and its effect on the customers and employees of Destia, Viatel and other carriers. There can be no guarantee of the timing of the receipt of the necessary approvals, or that such approvals will be granted on terms that are satisfactory to the parties or at all.

    For a period of time after the Federal Communications Commission or public utility commission approves of and consents to the merger, such approvals and consents will be subject to judicial review upon appeal of a third party and reconsideration by the Federal Communications Commission or public utility commission, respectively. Closing the merger during this time period exposes the parties to the risk of reversal or modification of previously obtained approvals or consents. It is possible that Destia and Viatel will close the merger during this period.

    FOREIGN REGULATORY APPROVALS. The companies have determined that as long as the merger closes in 1999, no prior foreign regulatory approvals will be required prior to the conclusion of the merger. Moreover, Viatel and Destia believe that even if the merger closes in 2000, it is reasonably likely that no prior foreign regulatory approvals will be required. There can be no assurance that this will be the case, however, since such filing requirements, if any, depend upon revenue and certain other financial and operating data of Viatel and Destia for 1999, which cannot currently be predicted with certainty. In addition, post-closing notifications will be required by certain foreign regulatory authorities.

CONSENTS AND WAIVERS UNDER DESTIA'S CREDIT FACILITY

    Under Destia's credit facility with NTFC Capital Corporation, Destia is required to either obtain NTFC's consent prior to any change in control transaction or prepay the borrowed amounts outstanding. Since the merger would be considered a change in control under the terms of the credit facility, Destia obtained a preliminary waiver from NTFC Capital Corporation prior to signing the merger agreement. Before completing the merger, Destia will be required to either (i) obtain a definitive waiver from NTFC or (ii) prepay the outstanding amounts owed at a premium of not more than 105% of the amount outstanding. Destia expects to obtain this waiver on acceptable terms.

APPRAISAL RIGHTS

    Under Delaware law, holders of Destia voting common stock and holders of Viatel common stock are not entitled to exercise appraisal rights with respect to the merger. Holders of Destia non-voting common stock, however, are entitled to appraisal rights.

    Holders of Destia non-voting common stock have the right under Delaware law to demand that the Delaware Court of Chancery appraise the fair value of their shares and to receive payment in cash for the appraised value instead of 0.445 of a share of Viatel common stock pursuant to the merger agreement. Section 262 of the Delaware General Corporation Law governs appraisal rights. The full text of this section is reprinted as Annex H to this joint proxy statement/prospectus. Any holder of Destia non-voting common stock who wants to exercise appraisal rights should review the following summary and Annex H carefully because such stockholder's rights will be forfeited under Section 262 if the procedures outlined below and in Section 262 are not followed.

    All references in this summary to a "holder" are to a record holder of shares of Destia non-voting common stock immediately prior to the completion of the merger. A person having a beneficial interest in shares of Destia non-voting common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

    Under Section 262 of the Delaware General Corporation Law, Destia must notify each holder 20 days before its special meeting that appraisal rights are available. THIS JOINT PROXY STATEMENT/PROSPECTUS CONSTITUTES THE REQUIRED NOTICE CONCERNING THOSE APPRAISAL RIGHTS.

    Before the taking of the vote on the merger agreement at the Destia special meeting, holders who wish to exercise their appraisal rights must submit a written demand to Destia for appraisal of their Destia non-voting common stock. The demand must reasonably inform Destia of the identity of the holder, must be executed by or on behalf of the holder fully and correctly as the holder's name appears on the stock certificates, and must state that the holder intends to demand an appraisal of the "fair value" of the shares held by the holder. Holders who wish to exercise their appraisal rights must hold their non-voting shares of record on the date the written demand for appraisal is made and must continue to hold their shares through the completion of the merger.

    If the Destia non-voting common stock is owned of record by a fiduciary of the holder, such as a trustee, guardian or custodian, the fiduciary should execute the demand for the holder's appraisal rights. If the shares of Destia non-voting common stock are owned of record by more than one person, such as in joint tenancy or tenancy in common, the demand for appraisal rights should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record of Destia non-voting common stock; however, the agent must identify the record owner or owners and disclose that he or she is acting as an agent for the owner or owners. A record holder such as a broker who holds shares of Destia non-voting common stock as nominee for several beneficial owners may exercise appraisal rights regarding the shares of Destia non-voting common stock held for one or more beneficial owners while not exercising such rights regarding shares of Destia non-voting common stock held for other beneficial owners; in that case, the written demand should describe the number of shares to which it is seeking appraisal. If the number of shares is not expressly mentioned, the demand will be presumed to cover all shares of Destia non-voting common stock held in the name of the record owner. Holders who hold their shares in nominee form and who wish to exercise appraisal rights should consult with their nominees to determine the procedures for the demand of appraisal rights. All written demands for appraisal of shares of Destia non-voting common stock must be mailed or delivered to Destia, and these demands must be received by Destia before the taking of the vote on the merger agreement at the Destia special meeting. All written demands for appraisal in accordance with Section 262 should be sent or delivered to Destia at 95 Route 17 South, Paramus, NJ 07652, Attention: Richard L. Shorten, Jr., Senior Vice President, General Counsel and Secretary.

    Within 10 days after the completion of the merger, Destia must send a notice as to the effectiveness of the merger to each person who has satisfied the appropriate provisions of Section 262. Within 120 days after the completion of the merger, but not thereafter, Destia or any holder who has appraisal rights under Section 262 and who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares. Destia is under no obligation, and has no present intention to file a petition regarding the appraisal of the fair value of the shares of Destia non-voting common stock. ACCORDINGLY, IT IS THE OBLIGATION OF THE HOLDERS OF DESTIA NON-VOTING COMMON STOCK TO INITIATE ALL NECESSARY ACTION TO PERFECT THEIR APPRAISAL RIGHTS WITHIN THE TIME FRAME PROVIDED IN SECTION 262.

    Within 120 days after the completion of the merger, any holder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Destia a statement setting forth the aggregate number of shares of Destia non-voting common stock for which demands for appraisal have been received and the aggregate number of holders of those shares. Destia is required to mail the statements within 10 days after it has received the written request.

    If a holder timely files a petition for an appraisal and a copy of the petition is served upon Destia, Destia must, within 20 days, file with the Delaware Register in Chancery a list containing the names and addresses of all holders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to those holders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those holders who have complied with Section 262 and who have become entitled to appraisal rights. The Delaware Court of Chancery may require the holders who demanded payments for their shares to submit their stock certificates to the Register in Chancery for a notation on them of the appraisal proceeding; if any holder fails to comply with this direction, the Delaware Court of Chancery may dismiss the proceedings as to that holder.

    After determining the holders entitled to appraisal, the Delaware Court of Chancery will appraise the fair value of the shares of Destia non-voting common stock. The fair value will exclude any element of value which is derived from the completion or the expectation of the merger, together with any fair rate of interest to be paid on the amount determined to be the fair value. Holders considering seeking appraisal should be aware that the fair value of their shares of Destia non-voting common stock as determined under Section 262 could be more than, the same as, or less than the value of the consideration that they would otherwise receive in the merger if they did not seek appraisal of their shares. In addition, Delaware courts have decided that the appraisal remedy provided by statute, depending on factual circumstances, may or may not be a holder's exclusive remedy. The court will also determine the amount of interest, if any, to be paid on the amounts to be received by holders whose shares have been appraised. The costs of the action may be determined by the court and taxed on the parties as the court considers equitable. The court may also order that all or a portion of the expenses incurred by any holder in connection with an appraisal, including, but not limited to, reasonable attorney's fees and the fees and expenses of experts hired in connection with the appraisal proceeding, be charged pro rata against the value of all of the shares of Destia non-voting common stock entitled to appraisal.

    Any holder who has rightfully demanded appraisal in accordance with Section 262 will not, after the completion of the merger, be entitled to payment of dividends or other distributions on those shares, except dividends or other distributions payable to holders as of a date prior to the completion of the merger.

    If any holder who demands appraisal of shares under Section 262 fails to perfect, or effectively withdraws or loses, the right to appraisal, as provided in Section 262, each share of Destia non-voting common stock of that holder will be converted into 0.445 of a share of Viatel common stock in accordance with the merger agreement. A holder may withdraw a demand for appraisal by delivering to Destia a written withdrawal of the demand for appraisal and acceptance of the merger, except that any attempt to withdraw made more than 60 days after completion of the merger will require the written approval of Destia and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

FEDERAL SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTION AGREEMENTS

    This joint proxy statement/prospectus does not cover any resales of the Viatel common stock to be received by the stockholders of Destia upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any such resale.

    All shares of Viatel common stock received by Destia stockholders in the merger will be freely transferable, except those shares of Viatel common stock received by persons who are deemed to be "affiliates" of Destia under the Securities Act, at the time of the Destia special meeting, may be resold by them only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Destia for such purposes generally include individuals or entities that control, are controlled by or are under common control with Destia and include directors and executive officers of Destia. The merger agreement requires that Destia use reasonable efforts, prior to the merger, to cause each such affiliate to execute a written agreement to the effect that such persons will not offer, sell or otherwise dispose of any shares of Viatel common stock issued to them in the merger in violation of the Securities Act or the related rules of the SEC.

ACCOUNTING TREATMENT

    Viatel will account for the merger under the purchase method of accounting, with Viatel being the acquiror of Destia for accounting purposes. Under this method of accounting, the assets and liabilities of Viatel will be brought forward at their net book values, a new basis will be established for Destia's assets and liabilities and any excess of the consideration over the fair value of Destia's assets and liabilities will be accounted for as goodwill. The revenues and expenses of Destia and Viatel will be consolidated from the date of consummation of the merger.

                THE MERGER AGREEMENT AND STOCKHOLDER AGREEMENTS

    The following is a summary of the material terms of the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. The following description does not purport to be complete and is qualified by reference to the merger agreement. You should read the full text of the merger agreement for details of the merger and the terms and conditions of the merger agreement.

THE MERGER

    When the merger occurs, Viatel Acquisition Corp., a direct wholly-owned subsidiary of Viatel, will be merged with and into Destia in accordance with the Delaware General Corporation Law. Destia will be the surviving corporation in the merger. Each share of Destia common stock outstanding immediately before the merger, other than shares owned or held by Viatel, Viatel Acquisition Corp. or Destia, which will be canceled, will be converted into the right to receive
0.445 of a share of Viatel common stock. Accordingly, at the effective time of the merger, Viatel will issue approximately 14.1 million shares of Viatel common stock to existing Destia stockholders in exchange for their shares of Destia common stock. This number does not take into account outstanding warrants, stock options or other equity-based awards. Destia will become a wholly-owned subsidiary of Viatel. The shares of Viatel common stock issued to Destia stockholders in the merger will constitute approximately 30.1% of the outstanding Viatel common stock after the merger.

TIMING OF CLOSING

    The merger will become effective on the date that Viatel files a certificate of merger with the Secretary of State of the State of Delaware. The certificate of merger will be filed as soon as practicable after the conditions set forth in the merger agreement have been satisfied or waived.

CONVERSION OF DESTIA COMMON STOCK

    On the effective date of the merger, each outstanding share of Destia common stock will be converted into 0.445 of a share of Viatel common stock. Viatel will not issue any fractional shares of its common stock in the merger. Instead, each Destia stockholder otherwise entitled to a fractional share of Viatel common stock will be paid the cash value of the fractional share. The cash value will be based on the average last reported sales price of Viatel common stock on the Nasdaq National Market for the five consecutive trading days immediately preceding the effective time of the merger.

    Viatel will appoint an exchange agent to handle (1) the exchange of Destia common stock in the merger for Viatel common stock and (2) the transfer of cash to Destia stockholders instead of fractional shares of Viatel common stock. Promptly after the effective time of the merger, the exchange agent will send to each holder of Destia common stock a letter of transmittal for use in the exchange and instructions explaining how to surrender Destia stock certificates to the exchange agent. Holders of certificates representing shares of Destia common stock that surrender their certificates to the exchange agent, together with a properly completed letter of transmittal, will receive the appropriate merger consideration. Holders of unexchanged shares of Destia common stock will not be entitled to receive any dividends or other distributions payable by Viatel after the effective time of the merger until their certificates are surrendered or, with respect to uncertificated shares, if any, until a properly completed letter of transmittal is delivered to the exchange agent.

    At the effective time of the merger, each holder of a certificate representing any shares of Destia common stock will no longer have any rights as a holder of those shares, except the right to receive Viatel common stock and a cash payment in lieu of any fractional share.

CONVERSION OF DESTIA STOCK OPTIONS AND OTHER RIGHTS

    At the effective time of the merger, each outstanding option, warrant and other right granted by Destia to acquire shares of Destia common stock will be converted into an option, warrant or other right to acquire Viatel common stock that, except as described in the next sentence, has the same terms and conditions as the Destia stock option, warrant or right had before the effective time of the merger. The number of shares that the new Viatel option, warrant or right will be exercisable for and the exercise price of the new Viatel option, warrant or right will be adjusted to reflect the exchange ratio in the merger.

REPRESENTATION ON THE VIATEL BOARD

    After the effective time of the merger, the Viatel board will be increased from seven to ten directors and the three additional vacancies will be filled by Destia and the two existing vacancies will be filled by Viatel. Destia will nominate the following persons as directors of Viatel:

    - Mr. Alfred West, the Chairman and Chief Executive Officer of Destia, will be appointed as a Class C director, to serve until the annual meeting of Viatel stockholders in 2002;

    - One independent director, who must be an existing director of Destia, designated by Mr. West, and one independent director designated by Viatel, will be appointed as Class B directors, to serve until the annual meeting of Viatel stockholders in 2001; and

    - Mr. Alan Levy, the President and Chief Operating Officer of Destia, and one person to be designated by Viatel, will be appointed as Class A directors, to serve until the annual meeting of Viatel stockholders in 2000.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains essentially reciprocal representations and warranties made by each of Viatel and Destia to the other, including representations and warranties relating to:

    - organization, standing and power;

    - capitalization;

    - subsidiaries and ownership of subsidiary stock;

    - the absence of voting agreements affecting the merger;

    - power and authority to enter into and consummate the transactions under the merger agreement;

    - absence of conflicts between organizational documents, laws and agreements and the transactions under the merger agreement;

    - consents necessary in connection with the transactions contemplated by the merger agreement;

    - filings with the SEC;

    - financial statements and incurrence of liabilities since June 30, 1999;

    - conduct of business since June 30, 1999;

    - compliance with applicable laws;

    - brokers and finders fees with respect to the merger;

    - litigation and liabilities;

    - tax matters;

    - receipt of fairness opinions;

    - employee benefits;

    - board of director's approval for purposes of Section 203 of the Delaware General Corporation Law (Destia only);

    - year 2000 compliance;

    - environmental matters;

    - intellectual property;

    - insurance;

    - status of the Circe project (Viatel only); and

    - material contracts.

    The merger agreement also contains representations and warranties relating to Viatel Acquisition Corp.'s organization and corporate power, power and authority to enter into and consummate the transactions under the merger agreement, absence of conflicts between its organizational documents and the transactions under the merger agreement and the absence of business activities of Viatel Acquisition Corp. other than in connection with the completion of the transactions contemplated by the merger agreement.

    All representations and warranties of Viatel, Viatel Acquisition Corp. and Destia expire at the effective time of the merger.

CERTAIN COVENANTS

    Each of Viatel and Destia has undertaken certain covenants in the merger agreement. The following summarizes the more significant of these covenants.

    COOPERATION. Viatel and Destia each will use reasonable efforts to take all actions and do all things necessary under the merger agreement and applicable laws to complete the merger and the other transactions contemplated by the merger agreement.

    CONDUCT OF BUSINESS OF DESTIA PENDING THE COMPLETION OF THE MERGER. Destia has agreed to conduct its business in the ordinary course consistent with past practice until the effective time of the merger. Without limiting the generality of this obligation, Destia has agreed that, until the completion of the merger, except as otherwise permitted by the merger agreement, or if Viatel consents in writing, it will not, and will not permit its subsidiaries to:

    - amend its organizational documents;

    - issue additional capital stock or securities convertible into or exercisable for, or any rights, warrants or options to acquire any capital stock, except for specified permitted exceptions;

    - sell or otherwise dispose of or encumber any assets, which individually or in the aggregate are material to Destia and its subsidiaries, taken as a whole;

    - declare any dividends on its capital stock, except that this covenant does not apply to wholly-owned subsidiaries;

    - split, combine or reclassify its capital stock or repurchase its capital stock;

    - make or agree to make any acquisition, whether by merger or consolidation, other than assets used by Destia in the operation of its business in the ordinary course consistent with past practice;

    - incur capital expenditures other than those incurred or committed to in the ordinary course of business consistent with past practice and which, together with all expenditures incurred or committed since January 1, 1999, are not in excess of previously budgeted amounts;

    - except in the ordinary course of business consistent with past practice,
      (1) make any investments, (2) pay or discharge any claims or liabilities and (3) incur any indebtedness except under existing facilities or refinancings of existing facilities;

    - increase the compensation of its employees, except for (1) customary increases to employees who earn less than $75,000 in annual cash compensation, (2) customary bonuses and (3) immaterial changes to employee benefits; or

    - materially change its methods of accounting or income tax elections, except as required by generally accepted accounting principles.

    CONDUCT OF BUSINESS OF VIATEL PENDING COMPLETION OF THE MERGER. Viatel has agreed that, until the completion of the merger or as provided below, except as otherwise permitted by the merger agreement, it will not, and will not permit its subsidiaries to:

    - amend its organizational documents in a manner that would have an adverse effect on the merger and the transactions contemplated by the merger agreement;

    - without consulting with Destia in advance, issue additional capital stock or securities convertible into or exercisable for, or any rights, warrants or options to acquire any capital stock, except for specified permitted exceptions;

    - sell or otherwise dispose of or encumber any assets, in a single transaction or series of related transactions, having a fair market value greater than $100 million, other than a sale of capacity or fiber;

    - declare any dividends on its capital stock, except that this covenant does not apply to wholly-owned subsidiaries;

    - split, combine or reclassify its capital stock or repurchase its capital stock;

    - without consulting with Destia in advance, incur capital expenditures other than those incurred or committed to in the ordinary course of business consistent with past practice;

    - without consulting with Destia in advance, make any acquisition having a fair market value in excess of $50 million;

    - make any significant acquisitions either outside the telecommunications services industry or in a geographic region other than North America and Europe;

    - without consulting with Destia in advance, (1) make any investments except as permitted by the preceding bullet point, (2) pay or discharge any claims or liabilities in excess of $25 million except in the ordinary course of business consistent with past practice, or (3) incur any indebtedness except in connection with actions permitted under the preceding bullet point or under existing facilities or refinancings of existing facilities; or

    - without consulting with Destia in advance, change its methods of accounting or income tax elections, except as required by generally accepted accounting principles.

    NO SOLICITATION OF ALTERNATIVE TRANSACTIONS BY DESTIA. Destia and its subsidiaries and their officers, directors, employees and advisors have agreed not to take action to solicit or encourage an offer for an alternative acquisition transaction involving Destia of a nature defined in the merger agreement.

    Restricted actions include engaging in any discussions with or furnishing any information to a potential bidder, or knowingly taking any other action designed to facilitate an alternative acquisition transaction. Destia is permitted to take these actions in response to an unsolicited offer, however, if the unsolicited offer is made prior to the time that Destia stockholder approval is obtained and, if prior to taking any of these actions:

    - the Destia board determines in good faith, based on the advice of a financial advisor of nationally recognized reputation, that the unsolicited acquisition proposal is superior to the Viatel proposal;

    - the Destia board determines in good faith, based on a written opinion of outside legal counsel, that not taking any of these actions would violate the Destia board's fiduciary duties to the Destia stockholders; and

    - Destia receives from such person an executed confidentiality agreement substantially similar to the existing confidentiality agreement between Viatel and Destia.

    Destia must provide prior notice to Viatel of any such action and must keep Viatel reasonably informed of the status and details of any offer.

    DESTIA BOARD'S COVENANT TO RECOMMEND. The Destia board has agreed to recommend the approval and adoption of the merger agreement to Destia's stockholders. However, the Destia board is permitted to withdraw or to modify its recommendation in a manner adverse to Viatel if (1) the Destia board determines in good faith, based on the advice of a nationally recognized financial advisor, that an unsolicited acquisition proposal is superior to the Viatel proposal, and (2) the Destia board determines in good faith, based on a written opinion of outside legal counsel, that not withholding or modifying its recommendation of the merger would violate the Destia board's fiduciary duties to the Destia stockholders.

    NO SOLICITATION BY VIATEL OF AN ACQUISITION TRANSACTION INCONSISTENT WITH THE MERGER. Viatel and its subsidiaries and their officers, directors, employees and advisors have agreed not to take action to solicit or encourage an offer for an acquisition transaction involving Viatel that would:

    - not be consistent with the merger agreement or the merger and the other transactions contemplated by the merger agreement,

    - result in a material delay of the merger, or

    - materially and adversely impact the likelihood of obtaining any approval or consent which is necessary to satisfy the closing conditions under the merger agreement.

    These transactions are referred to as "conflicting acquisition transactions" in the rest of this section.

    Restricted actions include engaging in any discussions with or furnishing any information to a potential bidder, or knowingly taking any other action designed to facilitate a conflicting acquisition transaction. Viatel is permitted to take these actions in response to an unsolicited offer, however, if the unsolicited offer is made prior to the time that Viatel stockholder approval is obtained and, if prior to taking any of these actions:

    - the Viatel board determines in good faith, based on the advice of a financial advisor of nationally recognized reputation, that the unsolicited proposal for a conflicting acquisition transaction is superior to the merger;

    - the Viatel board determines in good faith, based on a written opinion of outside legal counsel, that not taking any of these actions would violate the Viatel board's fiduciary duties to the Viatel stockholders; and

    - Viatel receives from such person an executed confidentiality agreement substantially similar to the existing confidentiality agreement between Destia and Viatel.

    Viatel must keep Destia reasonably informed of the status and details of any acquisition proposal it receives, regardless of whether the acquisition proposal would be a conflicting acquisition transaction.

    VIATEL BOARD'S COVENANT TO RECOMMEND. The Viatel board has agreed to recommend to Viatel's stockholders their approval of the issuance of Viatel common stock in connection with the merger. However, the Viatel board is permitted to withdraw or to modify its recommendation in a manner adverse to Destia if (1) the Viatel board determines in good faith, based on the advice of a nationally recognized financial advisor, that an unsolicited acquisition proposal is superior to the merger with Destia, and (2) the Viatel board determines in good faith, based on a written opinion of outside legal counsel, that not taking any of these actions would violate the Viatel board's fiduciary duties to the Viatel stockholders.

    COVENANT TO HOLD STOCKHOLDER MEETINGS. Viatel and Destia have agreed to submit their respective merger proposals to their stockholders at the special meetings even if their boards of directors no longer recommend that their stockholders approve such proposals.

    INDEMNIFICATION AND INSURANCE OF DESTIA DIRECTORS AND OFFICERS. After the merger, the surviving corporation will, for a period of six years after the effective time of the merger:

    - provide directors' and officers' liability insurance for acts and omissions occurring before the merger no less favorable in coverage or amount than the insurance maintained by Destia prior to the merger, provided, that if Destia's current liability insurance terminates for any reason, the surviving corporation may substitute policies of at least the same coverage and amounts, or if the cost of that policy would exceed 200% of the last annual premiums paid by Destia, the surviving corporation will obtain a policy with the greatest coverage available for a cost not exceeding that amount;

    - maintain the current provisions regarding elimination of liability of directors and indemnification of officers, directors and employees contained in the certificate of incorporation and by-laws of Destia; and

    - if the measures outlined above are insufficient to indemnify a director or officer, Viatel will indemnify such director or officer to the fullest extent permitted under applicable law.

    EMPLOYEE BENEFITS. After the merger, Viatel will arrange for each Destia employee participating in any of the Destia employee benefit plans to participate in any counterpart Viatel benefit plan in accordance with Viatel's eligibility criteria. In this regard, Destia participants will:

    - receive full credit for years of service with Destia, to the extent recognized for the purpose of Destia's plans; and

    - participate in the Viatel plans on terms no less favorable than those offered by Viatel to its own similarly situated employees.

    In addition, Viatel will give full credit under its employee welfare benefit plans for all co-payments, deductibles and out-of-pocket maximums satisfied by Destia employees and their dependents in the calendar year in which the merger is consummated. Also, Viatel may cause the surviving corporation and its subsidiaries to continue one or more of the Destia plans if those plans provide benefits which are no less favorable than the benefits provided under the counterpart plans of Viatel.

    CONSENT SOLICITATION REGARDING DESTIA'S 11% SENIOR DISCOUNT NOTES. Viatel and Destia have agreed to seek certain consents, waivers and other modifications of the indenture governing Destia's 11% senior discount notes due 2008, in order to avoid Destia's obligation to repurchase the notes upon completion of the merger. If the necessary consents, waivers and modifications are not obtained within 60 days of the date of the merger agreement, Viatel and Destia may restructure the merger to avoid

Destia's obligation to repurchase the notes. See "Viatel Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    CERTAIN OTHER COVENANTS. The merger agreement contains certain other mutual covenants that are typical for a transaction similar to the merger.

CONDITIONS TO THE COMPLETION OF THE MERGER

    The obligations of Viatel to complete the merger are subject to the satisfaction or waiver of the following conditions:

    - approval of the merger by Destia's stockholders;

    - approval of the issuance of Viatel common stock in connection with the merger;

    - receipt by each party of consents or approvals from any person, including any relevant regulatory bodies, required for completion of the merger, except for those the failure of which to obtain would not reasonably be expected to have a material adverse effect on Viatel or Destia;

    - accuracy in all material respects as of closing of the representations and warranties made by Destia in the merger agreement;

    - performance in all material respects by Destia of the obligations required to be performed by it at or prior to closing;

    - absence of a legal prohibition on completion of the merger;

    - absence of an imposition by any regulatory authority of any condition, requirement or restriction which:

      -- prohibits Viatel's ownership or operation of, or which compels Viatel to dispose of, all or any significant portion of Destia's business as a result of the merger,

      -- imposes material limitations on the ability of Viatel to acquire or hold or exercise effectively all rights with respect to the Destia shares it acquires in the merger or

      -- imposes any limitation on the ability of Viatel effectively to control in any material respect the business and operations of Destia;

    - expiration of the Hart-Scott-Rodino Antitrust Improvements Act waiting period;

    - approval for the listing on the Nasdaq National Market of the shares of Viatel common stock to be issued in the merger; and

    - absence of an order suspending the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part and the absence of any SEC proceedings, or threatened SEC proceedings, for that purpose.

    The obligations of Destia to complete the merger are subject to the satisfaction or waiver of the following conditions:

    - approval of the merger by Destia's stockholders;

    - approval of the issuance of Viatel common stock in connection with the merger;

    - receipt by each party of consents or approvals from any person, including any relevant regulatory bodies, required for completion of the merger, except for those the failure of which to obtain would not reasonably be expected to have a material adverse effect on Viatel or Destia;

    - accuracy in all material respects as of closing of the representations and warranties made by Viatel in the merger agreement;

    - performance in all material respects by Viatel and Viatel Acquisition Corp. of the obligations required to be performed by them at or prior to closing;

    - absence of a legal prohibition on completion of the merger;

    - absence of an imposition by any regulatory authority of any condition, requirement or restriction which prohibits Viatel's ownership or operation of, or which compels Viatel to dispose of, all or any significant portion of Destia's business as a result of the merger, or which makes the purchase of, or payment for, Destia's shares illegal;

    - receipt of an opinion from Cravath, Swaine & Moore that the merger will qualify as a tax-free reorganization;

    - expiration of the Hart-Scott-Rodino Antitrust Improvements Act waiting period;

    - approval for the listing on the Nasdaq National Market of the shares of Viatel common stock to be issued in the merger; and

    - absence of an order suspending the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part and the absence of any SEC proceedings, or threatened SEC proceedings, for that purpose.

TERMINATION OF THE MERGER AGREEMENT

    RIGHT TO TERMINATE. The merger agreement may be terminated at any time prior to the effective time of the merger by mutual written consent of Viatel and Destia. The merger agreement may also be terminated by either Viatel or Destia if:

    - the merger has not been completed by June 30, 2000 and the failure to complete the merger by that date is not due to the action or failure to act of the party seeking to terminate;

    - a governmental authority takes a final and nonappealable action that prohibits the merger or makes a condition to the closing obligations of the terminating party incapable of being satisfied prior to June 30, 2000;

    - a closing condition of the terminating party is not satisfied due to a breach of any representation, warranty or covenant of the other party and the breach is not cured within 30 days after notice is delivered by the terminating party; except neither party may terminate the merger on this basis if it is in material breach of any of its own representations, warranties or covenants in the merger agreement; or

    - the Viatel stockholders or the Destia stockholders fail to give the necessary approval of their respective proposals relating to the merger at a duly held meeting.

    The merger agreement also may be terminated by Destia if:

    - the Viatel board enters into or publicly announces its intention to enter into a conflicting acquisition transaction;

    - the Viatel board withdraws its recommendation of the approval of the issuance of Viatel common stock in the merger;

    - the Viatel board, after receiving an alternative acquisition proposal, fails to publicly confirm its recommendation of the merger within ten days after Destia requests that a public confirmation be made;

    - Viatel or its representatives engage in any activity that violates Viatel's obligation not to solicit, encourage, or enter into a conflicting acquisition transaction; or

    - the average last reported sales price of Viatel common stock for the five trading days preceding the closing is less than $25 per share.

    The merger agreement also may be terminated by Viatel if:

     - the Destia board enters into or publicly announces its intention to enter into an alternative acquistion transaction;

     - the Destia board withdraws its recommendation of the approval of the merger;

     - the Destia board, after receiving an alternative acquisition proposal, fails to publicly confirm its recommendation of the merger within ten days after Viatel requests a public confirmation be made; or

     - Destia or its representatives engage in any activity that violates Destia's obligation not to solicit, encourage or enter into an alternative acquisition transaction.

    If the merger agreement is validly terminated, the agreement will become void without any liability on the part of any party unless such party is in willful breach of the merger agreement. However, the provisions of the merger agreement relating to expenses and termination fees, as well as the confidentiality agreement entered into between Viatel and Destia, will continue in effect notwithstanding termination of the merger agreement.

    Although the boards of directors of Viatel and Destia each may be entitled to withdraw its recommendation of the approval of the merger in response to a superior acquisition proposal if it determines in good faith that the failure to so withdraw its recommendation would violate its fiduciary duties to its stockholders, neither Viatel nor Destia is permitted to terminate the merger agreement to accept a superior acquisition proposal made by a third party. Accordingly, it is expected that the Viatel and Destia special meetings will be held even if Viatel or Destia receives a superior acquisition proposal from a third party.

    TERMINATION FEES PAYABLE BY DESTIA. Destia has agreed to pay Viatel a termination fee of $30 million in cash if:

    - the merger agreement is terminated because the Destia stockholders fail to approve the merger;

    - Viatel terminates the merger agreement because the Destia board:

      -- enters into or publicly announces its intention to enter into an alternative acquisition transaction,

      -- withdraws its recommendation that its stockholders approve the merger or

      -- after receiving an alternative acquisition proposal, fails to publicly confirm its recommendation of the merger within ten days after Viatel requests that a public confirmation be made;

    - Viatel terminates the merger agreement because Destia or its representatives solicit, encourage or enter into an alternative acquisition transaction; or

    - any person proposes an alternative acquisition transaction that remains in effect on May 1, 2000 and the Destia stockholders do not approve the merger prior to termination of the merger agreement as a result of the failure to complete the merger by June 30, 2000.

    TERMINATION FEES PAYABLE BY VIATEL. Viatel has agreed to pay Destia a termination fee of $75 million in cash if:

    - Destia terminates the merger agreement because the Viatel board:

      -- enters into or publicly announces its intention to enter into a conflicting acquisition transaction,

      -- withdraws its recommendation that its stockholders approve the issuance of Viatel common stock in the merger or

      -- after receiving an alternative acquisition proposal, fails to publicly confirm its recommendation of the merger within ten days after Destia requests a public confirmation be made;

    - Viatel terminates the merger agreement because Destia or its representatives solicit, encourage or enter into a conflicting acquisition transaction;

    - any person publicly proposes a conflicting acquisition transaction that has not been publicly withdrawn more than ten days prior to the special meeting of the Viatel stockholders and the Viatel stockholders do not approve the issuance of Viatel common stock in the merger; or

    - any person proposes a conflicting acquisition transaction that remains in effect on May 1, 2000 and the Viatel stockholders do not approve issuance of Viatel common stock in the merger prior to termination of the merger agreement as a result of the failure to complete the merger by June 30, 2000.

    Viatel has agreed to pay Destia a termination fee of $30 million in cash if the merger agreement is terminated because the stockholders of Viatel fail to approve the issuance of Viatel common stock in the merger and a termination fee of $75 million is not otherwise payable to Destia as described above.

OTHER EXPENSES

    All expenses incurred by Viatel and Destia in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such expenses.

AMENDMENTS AND WAIVERS

    AMENDMENTS. Any provision of the merger agreement may be amended prior to the effective time of the merger if the amendment is in writing and signed by Viatel and Destia. After the approval of the merger agreement by the stockholders of either Viatel or Destia, no amendment may be made which would:

    - alter or change the amount or kinds of consideration to be received by the holders of Destia common stock upon completion of the merger,

    - alter or change any term of the Viatel or Destia certificates of incorporation or

    - alter or change any of the terms and conditions of the merger agreement if the alteration or change would adversely affect the holders of any class or series of securities of Viatel or Destia.

    WAIVER. At any time before the effective time of the merger, by a waiver in writing and signed by the party against whom the waiver is to be effective, any party may:

    - extend the time for the performance of any of the obligations or other acts of the other party,

    - waive any inaccuracies in the representations and warranties contained in the merger agreement or

    - waive compliance with any of the agreements or conditions contained in the merger agreement.

STOCKHOLDER AGREEMENTS

    In connection with the merger agreement, Viatel has entered into the following four stockholder agreements:

    - stockholder agreement, dated as of August 27, 1999, among Alfred West, AT Econ Limited Partnership, AT Econ Limited Partnership No. 2, Viatel, Viatel Acquisition Corp. and Destia;

    - stockholder agreement, dated as of August 27, 1999, among Steven West, SS Econ Limited Partnership, SS Econ Limited Partnership No. 2, Viatel, Viatel Acquisition Corp. and Destia;

    - stockholder agreement, dated as of August 27, 1999, among Princes Gate Investors II, L.P., Acorn Partnership II, L.P., PGI Investments Limited, Investors Investments AB, Marinbeach United S.A., Viatel, Viatel Acquisition Corp. and Destia; and

    - stockholder agreement, dated as of August 27, 1999, among Gary Bondi, GS Econ Limited Partnership, Viatel, Viatel Acquisition Corp. and Destia.

    The following summary of the stockholder agreements is qualified by reference to the complete text of each stockholder agreement, which is incorporated by reference and attached as Annexes B, C, D and E, respectively.

    AGREEMENT TO VOTE. Under the terms of each stockholder agreement (except for the stockholder agreement with Mr. Bondi and the other parties thereto), each of the Destia stockholders has agreed to vote its or their shares of Destia common stock in favor of the transactions contemplated by the merger agreement, against any action that could reasonably be expected to impede consummation of the merger and against any competing acquisition proposal involving Destia.

    RESTRICTIONS ON TRANSFER. Prior to the merger and pursuant to the terms of each Destia stockholder agreement, each stockholder is prohibited from selling, encumbering or otherwise transferring its or his shares of Destia common stock; provided, however, that certain transfers may be permitted if the person or entity receiving the shares of Viatel common stock agrees to be bound by the restrictions set forth in the respective stockholder's agreement.

    LOCK-UP RESTRICTIONS. After the merger and pursuant to the terms of each stockholder agreement (except for the stockholder agreement with Princes Gate Investors II, L.P. and the other parties thereto), each Destia stockholder, for a period of one year, has agreed not to sell, encumber or otherwise transfer its or his shares of Viatel common stock, except for a limited number which has been excepted. However, certain transfers may be permitted if the person or entity receiving the shares of Viatel common stock agrees to be bound by the restrictions set forth in the respective stockholder's agreement.

    REGISTRATION RIGHTS. Under the terms of the stockholder agreement with Alfred West, AT Econ Limited Partnership and AT Econ Limited Partnership No. 2, Viatel has agreed to grant such stockholders the ability to request, on two occasions, the registration with the SEC of the resale of their shares of Viatel common stock received in the merger. Viatel has also agreed to grant these stockholders piggyback registration rights to the extent Viatel decides to register any of its securities under the Securities Act.

    TERMINATION. Each stockholder's obligation to vote in favor of the merger will terminate upon the first to occur of the following events:

    - the completion of the merger; or

    - 180 days after the termination of the merger agreement; provided, however, each stockholder agreement will terminate immediately if the merger agreement was terminated for reasons other than (i) a material breach of a representation, warranty or covenant by Destia that is left uncured; (ii) Destia having failed to comply with the restrictions relating to third party transaction proposals for Destia; (iii) the Destia board having withdrawn its recommendation to its stockholders that they should approve the merger; or (iv) Destia stockholders having failed to approve the merger.

                           II. FINANCIAL INFORMATION
          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

    Viatel common stock and Destia voting common stock are each listed on the Nasdaq National Market. Viatel's ticker symbol on the Nasdaq National Market is "VYTL" and Destia's ticker symbol is "DEST." The Destia non-voting common stock is not listed or traded on any securities exchange. The following table shows, for the calendar quarters indicated, based on published sources (1) the high and low last reported sales prices per share of Viatel common stock as reported on the Nasdaq National Market and (2) the high and low last reported sales prices per share of Destia voting common stock as reported on the Nasdaq National Market. Viatel and Destia have not paid any cash dividends on their common stock to date. The payment of dividends, if any, in the future is within the discretion of each of the Viatel and Destia boards and will depend on each company's earnings, capital requirements and financial condition. It is the present intention of the Viatel and Destia boards to retain future earnings, if any, to finance growth of their businesses. The ability of Viatel and Destia to pay cash dividends is currently restricted under the terms of their respective indentures relating to their existing senior indebtedness and, in the case of Destia, under the terms of its credit facility with NTFC Capital Corporation.

                                                                                               DESTIA VOTING
                                                                              VIATEL COMMON        COMMON
                                                                                  STOCK           STOCK(1)
                                                                             ----------------  --------------
                                                                              HIGH      LOW     HIGH    LOW
                                                                             -------  -------  ------  ------
1997
  First Quarter............................................................. $ 9 1/2  $ 6 1/2  N/A     N/A
  Second Quarter............................................................   7        6      N/A     N/A
  Third Quarter.............................................................   6 3/4    4 1/8  N/A     N/A
  Fourth Quarter............................................................   7 7/8    4 1/2  N/A     N/A

1998
  First Quarter.............................................................  14        5      N/A     N/A
  Second Quarter............................................................  17 5/8    6 3/4  N/A     N/A
  Third Quarter.............................................................  22 3/4    8 1/8  N/A     N/A
  Fourth Quarter............................................................  23 1/2    6 7/8  N/A     N/A

1999
  First Quarter.............................................................  29 3/8   15 7/8  N/A     N/A
  Second Quarter............................................................  56 1/2   28 1/8  $15 1/2 $ 8 1/2
  Third Quarter.............................................................  58 7/8   23 7/16 17 1/4  8 5/8
  Fourth Quarter (through October 13, 1999).................................  34 1/8   27 1/16 14 3/8  11 1/2

------------------------

(1) Because the initial public offering of Destia's voting common stock occurred in the second quarter of 1999, price statistics are not available for quarters prior to May 6, 1999.

    On August 26, 1999, the last full trading day prior to the announcement of the merger, the closing prices per share of Viatel and Destia common stock were $41 7/8 and $13 15/16, respectively. On October 13, 1999, the most recent practicable date prior to the date of this joint proxy statement/ prospectus, the last reported closing prices per share of Viatel and Destia common stock were $33 1/2 and $14 3/8, respectively. Stockholders are urged to obtain current market quotations prior to making any decision with respect to the merger.

                  VIATEL SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data should be read in conjunction with "Viatel Management's Discussion and Analysis of Financial Condition and Results of Operations," its consolidated financial statements, including the notes thereto, and the other financial data of Viatel included elsewhere in this joint proxy statement/prospectus. The statement of operations data, other financial data and balance sheet data as of and for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 are derived from the consolidated financial statements of Viatel and the notes related thereto, which were audited by KPMG LLP, independent certified public accountants. The consolidated financial statements as of December 31, 1997 and 1998 and for each of the years in the three-year period ended December 31, 1998 and the report of KPMG LLP thereon, are included elsewhere in this joint proxy statement/prospectus. The selected consolidated statement of operations data, other financial data and balance sheet data as of and for the six-month periods ended June 30, 1998 and 1999 are derived from the unaudited consolidated financial statements of Viatel included elsewhere in this joint proxy statement/prospectus, which, in the opinion of management, include all adjustments necessary for a fair presentation of the financial condition and results of operations of Viatel for such periods. The results of operations for interim periods are not necessarily indicative of a full year's operations. Net loss per share is computed on the basis described in the notes to Viatel's consolidated financial statements. EBITDA consists of earnings before interest, income taxes, extraordinary loss, dividends on preferred stock and depreciation and amortization. Capital additions for each period consist of capital expenditures, the net increase in payables for property and equipment purchases, assets acquired under capital lease obligations and capitalized interest during the period. Restricted securities represents government obligations purchased by Viatel which secure the payment of certain interest payments on its outstanding senior notes.

                                                                                                           SIX MONTHS
                                                              YEAR ENDED DECEMBER 31,                    ENDED JUNE 30,
                                               -----------------------------------------------------  --------------------
                                                 1994       1995       1996       1997       1998       1998       1999
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue:
  Communication services revenue.............  $  26,268  $  32,313  $  50,419  $  73,018  $ 131,938  $  48,990  $  96,243
  Capacity sales.............................     --         --         --         --          3,250     --         34,102
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total revenue............................     26,268     32,313     50,419     73,018    135,188     48,990    130,345
Operating expenses:
  Cost of services and sales.................     22,953     27,648     42,130     63,504    122,109     44,201    103,607
  Selling, general and administrative........     14,463     24,370     32,866     36,077     44,893     19,388     39,853
  Depreciation and amortization..............        789      2,637      4,802      7,717     16,268      7,037     21,582
  Equipment impairment loss..................     --            560     --         --         --         --         --
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total operating expenses.................     38,205     55,215     79,798    107,298    183,270     70,626    165,042
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating loss...............................    (11,937)   (22,902)   (29,379)   (34,280)   (48,082)   (21,636)   (34,697)
Interest income..............................        214      3,282      1,852      3,686     28,259      9,813     13,766
Interest expense.............................       (772)    (8,856)   (10,848)   (12,450)   (79,177)   (26,331)   (61,665)
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
Loss before extraordinary loss...............    (12,495)   (28,476)   (38,375)   (43,044)   (99,000)   (38,154)   (82,596)
Extraordinary loss on debt prepayment........     --         --         --         --        (28,304)   (28,304)    --
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss.....................................    (12,495)   (28,476)   (38,375)   (43,044)  (127,304)   (66,458)   (82,596)
Dividends on redeemable convertible preferred
  stock......................................     --         --         --         --         (3,301)    (1,010)    (1,341)
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net loss attributable to common
    stockholders.............................  $ (12,495) $ (28,476) $ (38,375) $ (43,044) $(130,605) $ (67,468) $ (83,937)
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
Loss per common share, basic and diluted:
  Before extraordinary item..................  $   (1.22) $   (2.09) $   (2.47) $   (1.90) $   (4.44) $   (1.71) $   (3.42)
  From extraordinary item....................     --         --         --         --          (1.23)     (1.23)    --
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net loss attributable to common
    stockholders.............................  $   (1.22) $   (2.09) $   (2.47) $   (1.90) $   (5.67) $   (2.94) $   (3.42)
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
Weighted average shares used in per share
  calculation:
  Basic and diluted..........................     10,252     13,641     15,514     22,620     23,054     22,940     24,524

                                                                                                        SIX MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,                       JUNE 30,
                                               -----------------------------------------------------  --------------------
                                                 1994       1995       1996       1997       1998       1998       1999
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                         (DOLLARS IN THOUSANDS)
OTHER FINANCIAL DATA:
EBITDA.......................................  $ (11,148) $ (20,265) $ (24,577) $ (26,563) $ (31,814) $ (14,599) $ (13,115)
Net cash used in operating activities........    (11,571)   (18,489)   (26,331)   (22,525)   (60,318)    (7,808)   (54,931)
Net cash provided (used in) by investing
  activities.................................     (4,996)   (37,057)    (1,592)   (43,164)  (349,992)  (146,900)  (275,442)
Net cash provided by (used in) financing
  activities.................................     80,984     (2,306)    94,772     11,286    729,035    735,573    542,885
Capital additions............................      4,267     11,887      9,800     40,214    220,903     42,809    349,098

OTHER OPERATING DATA:
Billable minutes (000s)......................     14,981     25,932     62,249    140,918    383,875    135,672    549,289
Switches.....................................          2         10         13         14         15         14         15
Points of presence...........................          3         11         13         33         34         33         45

                                                                AS OF DECEMBER 31,                       AS OF JUNE 30,
                                               -----------------------------------------------------  --------------------
                                                 1994       1995       1996       1997       1998       1998       1999
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                             (IN THOUSANDS)

BALANCE SHEET DATA:
Cash, cash equivalents and marketable
  securities.................................    $66,762  $  35,066  $  92,982  $  47,143  $ 501,282  $ 602,092  $ 536,659
Restricted cash equivalents and restricted
  marketable securities......................     --         --         --         --        144,523    157,140    196,580
Cash securing letters of credit for network
  construction...............................     --         --         --         --         --         --        112,404
Working capital..............................     58,549     26,214     79,434      7,666    428,657    595,019    411,337
Property and equipment, net..................      6,933     15,715     21,074     54,094    266,256     92,487    587,903
Intangible assets, net.......................      5,225      5,502      5,021      4,339     46,968     40,537     68,349
Total assets.................................     83,923     65,613    134,664    126,809  1,009,111    920,644  1,594,512
Long-term debt, excluding current
  installments...............................     59,955     67,283     77,904     99,610    921,139    860,304  1,240,487
Redeemable convertible preferred stock.......     --         --         --         --         47,121     44,830     --
Stockholders' equity (deficiency)............     10,985    (17,618)    38,483     (8,564)  (137,292)   (73,488)    12,606

                  DESTIA SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data (with the exception of other data and regional data) for 1994, 1995, 1996, 1997 and 1998 are derived from Destia's consolidated financial statements, which have been audited by Arthur Andersen LLP, independent public accountants. The following selected financial information for the six months ended June 30, 1998 and 1999 and as of June 30, 1999, was derived from the unaudited interim financial statements of Destia and reflects all adjustments, consisting of normal recurring adjustments, which are, in the opinion of Destia's management, necessary for a fair presentation of the consolidated financial information for those periods. The selected consolidated financial data set forth below should be read in conjunction with, and is qualified by reference to, "Destia Management's Discussion and Analysis of Financial Condition and Results of Operations" and its financial statements and the related notes included elsewhere in this joint proxy statement/prospectus.

                                                                                                               SIX MONTHS
                                                                 YEARS ENDED DECEMBER 31,                    ENDED JUNE 30,
                                                   -----------------------------------------------------  --------------------
                                                     1994       1995       1996       1997       1998       1998       1999
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                          (IN THOUSANDS, EXCEPT REVENUE PER MINUTE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues.........................................  $   8,523  $  27,490  $  45,103  $  83,003  $ 193,737  $  90,414  $ 138,590
Cost of services.................................      5,540     19,735     35,369     63,707    140,548     67,041     98,737
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross profit.....................................      2,983      7,755      9,734     19,296     53,189     23,373     39,853
Selling, general and administrative expense......      2,013      7,087     16,834     37,898     80,092     34,756     56,526
Depreciation and amortization....................        168        389      1,049      3,615     11,866      4,102     12,764
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) from operations....................        802        279     (8,149)   (22,217)   (38,769)   (15,485)   (29,437)
Interest income..................................          6         19         84      3,689     11,516      6,226      3,866
Interest expense.................................       (109)      (167)      (380)   (11,437)   (41,030)   (18,502)   (23,395)
Other income (expense)...........................        100        (10)       133       (163)      (661)      (155)      (743)
Provision for income taxes.......................         73     --         --         --         --         --         --
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss)................................  $     726  $     121  $  (8,312) $ (30,128) $ (68,944) $ (27,916) $ (49,709)
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net earnings (loss) per share
  (basic and diluted)............................  $    0.03  $    0.01  $   (0.41) $   (1.50) $   (3.31) $   (1.34) $   (2.07)

Weighted average number of shares of common stock
  outstanding (basic and diluted)(1).............     20,778     20,778     20,778     20,778     20,846     20,778     24,028
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
OTHER DATA:
Capital expenditures and acquisitions............  $     906  $   1,677  $   4,670  $  19,021  $ 111,999  $  56,625  $  37,251
EBITDA(2)........................................      1,070        658     (6,967)   (18,765)   (27,564)   (11,538)   (17,416)
Distributions to S Corporation shareholders(3)...     --            499        226     --         --         --         --
Series A Preferred Stock dividends(4)............     --         --            281        879     --         --         --
Net cash provided by (used in) operating
  activities.....................................        474      2,037     (6,006)   (12,219)   (26,414)    (8,771)   (35,573)
Net cash used in investing activities............       (801)    (1,206)    (4,247)   (13,267)  (119,092)  (191,581)   (13,895)
Net cash provided by (used in) financing
  activities.....................................        292       (810)    16,419    145,844    177,561    168,465     40,676
Revenue per minute...............................        .70        .57        .43        .25        .22        .24        .17

REGIONAL DATA:
Revenues
  Continental Europe.............................  $   2,652  $   5,025  $  11,441  $  15,741  $  21,101  $   9,482  $  20,154
  United Kingdom.................................      3,143     14,173     15,477     18,363     55,991     33,887     31,759
  North America..................................      2,728      8,292     18,185     48,899    116,645     47,045     86,677
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total........................................  $   8,523  $  27,490  $  45,103  $  83,003  $ 193,737  $  90,414  $ 138,590
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Minutes
  Continental Europe.............................      1,957      3,856      8,351     17,239     45,085     17,305    100,527
  United Kingdom.................................      4,532     20,592     27,968     68,810    288,892    140,566    208,124
  North America..................................      5,707     23,411     68,247    244,095    549,654    212,300    524,561
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total........................................     12,196     47,859    104,566    330,144    883,631    370,171    833,212
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                                                               AS OF JUNE 30, 1999
                                                                                               -------------------
BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities.............................................      $   118,844
Restricted cash and securities(5)............................................................           31,049
Total assets.................................................................................          401,408
Current portion of borrowings................................................................           10,077
Long-term borrowings, less current portion...................................................          380,737
Total stockholders' equity (deficit).........................................................          (77,598)

------------------------------

(1) Weighted average numbers of shares have been retroactively restated to give effect to the 1.04 for 1 stock split which was effected prior to Destia's initial public offering.

(2) "EBITDA" is defined as net income (loss) plus net interest expense, income tax expense, and depreciation and amortization expense. Destia has included information concerning EBITDA in this joint proxy statement/prospectus because this type of information is commonly used in the telecommunications industry as one measure of a company's operating performance and liquidity. EBITDA is not determined using GAAP and, therefore, Destia's EBITDA is not necessarily comparable to EBITDA of other companies. EBITDA also does not indicate cash provided by operating activities. You should not use Destia's EBITDA as a measure of its operating income and cash flows from operations under GAAP. Both of those measures are presented above. You also should not look at Destia's EBITDA in isolation, as an alternative to or as more meaningful than measures of performance determined in accordance with GAAP.

(3) The distributions reflected in this line item were declared when Destia was a subchapter S corporation under U.S. tax law.

(4) The Series A Preferred Stock accrued monthly dividends at a compounded monthly rate of 12% per year. The dividends began to accrue and compound interest from November 1, 1996, the issuance date of the Series A Preferred Stock, and ceased to accrue on July 1, 1997.

(5) Destia used $57.4 million of the net proceeds from its 1997 Unit Offering to purchase a portfolio of U.S. government securities that it reserved for the payment of the first six scheduled interest payments due on the $155.0 million principal amount of the 1997 Notes that Destia issued in the 1997 Unit Offering. Warrants also were issued in the 1997 Unit Offering.

                 VIATEL MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH VIATEL'S FINANCIAL STATEMENTS, THE NOTES THERETO, AND THE OTHER FINANCIAL DATA INCLUDED ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THE FOLLOWING DISCUSSION INCLUDES CERTAIN FORWARD-LOOKING STATEMENTS. FOR A DISCUSSION OF IMPORTANT FACTORS, INCLUDING, BUT NOT LIMITED TO, THE CONTINUED DEVELOPMENT OF VIATEL'S BUSINESS, ACTIONS OF REGULATORY AUTHORITIES AND COMPETITORS, PRICE DECLINES AND OTHER FACTORS WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE RESULTS REFERRED TO IN THE FORWARD-LOOKING STATEMENTS, SEE "RISK FACTORS."

OVERVIEW

    Since its inception in 1991, Viatel has invested heavily in developing its ability to provide international communications services within Western Europe and to expand its market presence. During the past seven years, Viatel has made substantial investments in software and back office operations, administrative infrastructure and a direct sales organization in Western Europe. Furthermore, it has created an extensive commercial telecommunications network in Western Europe which it believes is necessary to economically render the voice and data services it offers and intends to offer. Viatel has also expanded its ability to generate revenues in North America during 1998. Historically, Viatel's revenues were derived from wholesale sales and retail sales, which is composed of sales to end-users. Currently, Viatel's revenues also include revenues from the sale of capacity on its network. Each revenue source has a different impact on its results of operations. The sale of capacity on Viatel's Circe Network will vary substantially from period-to-period and will result in fluctuations in Viatel's operating results. For a discussion of the effects of the Circe Network on communications services revenue and other line items, see "--The Circe Network."

    REVENUE

    Viatel's revenue is derived from communications services and capacity sales. Its communications services revenue is currently based primarily on the number of minutes of use billed, "billable minutes," and, to a lesser extent, on the additional services and products provided through Viatel's network. Viatel currently derives its communications services revenue principally from long distance telecommunications services.

    During recent years, the following key trends have affected the composition of Viatel's communications services revenue:

    - A growing portion of Viatel's customers, particularly in Western Europe, now accesses its network using either "indirect access" or "dedicated access" rather than call re-origination or international toll-free access. See "Viatel Business--The Viatel Network".

    - Viatel has continued to expand its wholesale business. Viatel's acquisition of Flat Rate Communications, Inc. during 1998 resulted in a significant increase in Viatel's wholesale business, and also increased its North American revenues. Viatel believes that the revenues generated in North America will continue to increase.

    - The Western European market has increased in importance for Viatel. In contrast, revenue from Latin America and the Asia/Pacific Rim has declined, and is expected to continue to decline, as a percentage of total communications revenue as Viatel continues to grow its business in Western Europe.

    The table set forth below presents Viatel's communications services revenue, as a percentage of total revenue, from different regions, based on where calls originated on Viatel's network:

                                                                                                 SIX MONTHS ENDED
                                                                  YEAR ENDED DECEMBER 31,            JUNE 30,
                                                              -------------------------------  --------------------
                                                                1996       1997       1998       1998       1999
                                                              ---------  ---------  ---------  ---------  ---------
Western Europe..............................................       39.5%      44.7%      46.6%      50.2%      73.3%
North America...............................................       18.9       21.9       41.6       32.4       22.6
Latin America...............................................       28.6       22.2       10.8       15.3        4.0
Asia/Pacific Rim and Other..................................       13.0       11.2        1.0        2.1        0.1

    Viatel has experienced, and expects to continue to experience, declining revenue per minute in all of its markets, in part as a result of increasing worldwide competition within the telecommunications industry. Viatel believes, however, that the impact on its results of operations from price decreases will be at least partially offset by (1) continuing decreases in Viatel's cost of providing telecommunications services, particularly those decreases resulting from its continued efforts to convert from leased to owned infrastructure and reduce interconnection costs through the use of the Circe Network as it is expanded, (2) the introduction of new products and services and (3) Viatel's ability to enter into additional interconnection agreements. There can be no assurance, however, that the results referred to in the foregoing forward-looking statements, including a decline in Viatel's cost of communications services, can be achieved.

    COST OF SERVICES AND SALES

    Viatel's cost of services and sales can be classified into four general categories: access costs, network costs, termination costs and cost of capacity sold. Access costs generally represent the costs associated with transporting the traffic from a customer's premises to the closest access point on Viatel's network. Access costs vary depending upon the distance from Viatel's network to the customer's premises and from country to country. Viatel currently expects that its effective per minute access costs will be reduced as deregulation continues and competition accelerates, as certain European Union directives requiring cost-oriented pricing (i.e., costs that an effectively competitive market would yield) by incumbent telecommunications operators are enforced and as Viatel is able to obtain cost effective interconnection agreements. However, Viatel can provide no assurance regarding the extent or timing of such cost decreases. In the event that such access costs do not fall as fast as Viatel expects or at all, its gross margins could be adversely impacted.

    Network costs represent the costs of transporting calls over Viatel's network from its point of entry to its point of exit. Network costs generally consist of leased line rental costs, facility/network management costs and costs associated with interconnection with facilities of incumbent telecommunications operators. These costs will decrease substantially as each ring of the Circe Network is placed into service and Viatel secures infrastructure ownership on other routes, which will enhance gross margins. However, there will be an associated increase in depreciation and amortization expense (which is not included in network costs). In order to succeed, Viatel will need its per minute network costs to decline substantially compared to its per minute revenue. See "--Depreciation and Amortization."

    Viatel utilizes least cost routing designed to terminate traffic in the most cost-effective manner. It believes that local termination costs should decrease as it (1) adds additional switches and points of presence, (2) interconnects with additional incumbent telecommunications operators and other infrastructure providers and (3) constructs or purchases additional transmission facilities. Local termination costs should also decrease as new telecommunications service providers emerge and, in Western Europe, as European Union member states implement and enforce regulations requiring incumbent telecommunications operators to establish rates which are set at the forward-looking, long run economic costs that would be incurred by an efficient provider using state-of-the-art technology. Viatel cannot provide any assurance regarding the results referred to in the foregoing forward-looking statements, including the extent or timing of cost decreases. See "Risk Factors" and "Viatel Business-- Competition" and "Viatel Business--Government Regulation."

    Termination costs currently represent the costs which Viatel is required to pay to other carriers from the point of exit from its network to the point of destination. Termination costs are generally variable with traffic volume and traffic mix. If a call is terminated in a city in which Viatel has a switch or point of presence, the call is usually transferred to the public switched telephone network for local termination. If the call is to a location in which Viatel does not have a switch or point of presence, then the call must be transferred to another carrier with which Viatel is interconnected.

    For a description of cost of capacity sold, see " -- The Circe Network."

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    Viatel's selling, general and administrative expenses include commissions paid to independent sales representatives and overhead costs associated with its headquarters, back office and network operations centers and sales offices. Viatel's selling, general and administrative expenses have continued to increase since its inception as it has developed and expanded its business, although these expenses have fallen as a percentage of communications revenue. Viatel anticipates that these expenses will continue to increase as its business is expanded in the future, however, Viatel cannot provide any assurance that this will be the case. Viatel anticipates that these expenses will continue to be incurred in advance of anticipated related communications services revenue.

    DEPRECIATION AND AMORTIZATION

    Depreciation and amortization expense includes charges relating to depreciation of property and equipment, which consist principally of telecommunications-related equipment such as switches and points of presence, indefeasible rights of use and minimum investment units, furniture and equipment, leasehold improvements, and amortization of intangibles assets, including goodwill and costs associated with acquired employee bases and sales forces. Viatel depreciates its network over periods ranging from five to 15 years and amortizes its intangible assets over periods ranging from three to 25 years. Viatel expects depreciation and amortization expense to increase as it further expands its network, particularly as each ring of the Circe Network is placed into service, at least until significant portions of the Circe Network are sold.

THE CIRCE NETWORK

    The Circe Network is expected to have significant effects on Viatel's results of operations. The sale of capacity on the Circe Network will vary substantially from period-to-period and, as a result, may result in fluctuations in its operating results. During the first quarter of 1999, Viatel began selling capacity on the Circe Network. These sales substantially increase Viatel's gross profit (I.E., total revenue less cost of services and sales) because Viatel's cost of communication services as a percentage of communications service revenue is currently higher than the cost of capacity as a percentage of capacity sales. Due to the timing of capacity sales and higher margin associated with such sales, Viatel's gross profits and gross margin may also fluctuate substantially in the future, in ways that will not necessarily reflect the trends in its communications services business. Viatel capitalizes all of the costs associated with designing, building, funding and placing each ring of the Circe Network into service.

    Revenue from capacity sales that qualify under generally accepted accounting principles to be treated as sales are recognized under a line item titled "Capacity sales." Capacity sales are recognized as revenue when the purchaser obtains the right to use the capacity. The related cost of capacity is reported in the same period. With respect to each sale of capacity, the related cost of capacity sales is equal to a proportionate amount of the total capitalized cost of the related network. Revenue from operating leases of private line circuits will be included in communications services revenue and will be recognized on a straight line basis over the life of the lease. The portion of the total capitalized cost of the Circe Network used to provide communications services is included in property and equipment and is being charged to depreciation and amortization over its useful life.

    Viatel expects to trade capacity on the Circe Network for capacity on other cable systems. Depending upon structure, these trades of capacity may have a material affect on its statement of operations. Viatel will continue to incur sales and marketing and related expenses that will not be capitalized and will affect its results of operations, particularly while the Circe Network is being designed, built and placed into service. In addition, Viatel will continue to incur additional operating and maintenance expenses as the remaining Circe phases become operational. As a result of financing the Circe Network with debt, Viatel is capitalizing a portion of the interest incurred that relates to the construction of the Circe Network until it is placed in service and will incur increases in interest expense thereafter.

    The Circe Network will have a beneficial effect on Viatel's costs of services and sales as well as net income (loss). This will occur as Viatel brings traffic "on-net," to facilities it owns, as opposed to facilities that it leases from other carriers. A large portion of the expenses associated with facilities Viatel owns is accounted as depreciation and amortization, while leased capacity is accounted for as a cost of services and sales. As a result, Viatel expects that its gross margins and profit will be improved as Viatel brings traffic "on-net." However, net income (loss) will not improve to the same extent. The effect of bringing traffic "on-net" will be somewhat delayed because Viatel's leased line agreements require minimum notification to terminate its obligations.

RESULTS OF OPERATIONS

    The following table summarizes the breakdown of Viatel's results of operations as a percentage of total revenue. Viatel's total revenue, and therefore these percentages, could fluctuate substantially from period-to-period due to capacity sales, which have a substantially different impact on margins than communications services.

                                                                                                    SIX MONTHS
                                                                  YEAR ENDED DECEMBER 31,         ENDED JUNE 30,
                                                              -------------------------------  --------------------
                                                                1996       1997       1998       1998       1999
                                                              ---------  ---------  ---------  ---------  ---------
Cost of services and sales..................................       83.6%      87.0%      90.3%      90.2%      79.5%
Selling, general and administrative expenses................       65.2       49.4       33.2       39.6       30.6
Depreciation and amortization...............................        9.5       10.6       12.0       14.4       16.6
EBITDA loss(1)..............................................      (48.7)     (36.4)     (23.5)     (29.8)     (10.1)

------------------------

(1) As used herein "EBITDA" consists of earnings before interest, income taxes, extraordinary loss, dividends on convertible preferred stock and depreciation and amortization. EBITDA is a measure commonly used in the telecommunications industry to analyze companies on the basis of operating performance. EBITDA is not a measure of financial performance under generally accepted accounting principles, is not necessarily comparable to similarly titled measures of other companies and should not be considered as an alternative to net income as a measure of performance nor as an alternative to cash flow as a measure of liquidity.

    SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO THE SIX MONTHS ENDED JUNE 30,
     1998

    TOTAL REVENUE. Total revenue is derived from communications service and capacity sales. Revenue increased by 165.9% from $49.0 million for the six months ended June 30, 1998 to $130.3 million for the six months ended June 30, 1999. This growth was attributable to a 96.3% increase in communications services revenue from $49.0 million on 135.7 million billable minutes for the first half of 1998 to $96.2 million on 549.3 million billable minutes for the first half of 1999. Capacity sales represented $34.1 million for the first half of 1999. Viatel had no capacity sales during the first half of 1998. Revenue growth for the first six months of 1999 continues to be generated primarily by growth from European revenues and capacity sales.

    Although there was a substantial increase in billable minutes from the first six months of 1998 to the first six months of 1999, the effects of such growth were partially offset by a decline in revenue per billable minute, as revenue per billable minute declined by 50.0% from $.36 in the first half of 1998 to $.18 in the first half of 1999 primarily because of (1) a higher percentage of lower-priced intra-European and national long distance traffic on Viatel's network and (2) reductions in prices in response to price reductions by incumbent telecommunications operators and other carriers in many of Viatel's markets.

    Communications services revenue per billable minute from the sale of services to retail customers, which represented 49.1% of revenue for the six months ended June 30, 1998 compared to 42.0% for the six months ended June 30, 1999, decreased 70.8% from $.48 in the first half of 1998 to $.14 in the first half of 1999. Communications services revenue per billable minute from the sale of services to carriers and other resellers decreased from $.28 in the first six months of 1998 to $.27 in the first six months of 1999.

    During the first half of 1999 as compared to the first half of 1998, Viatel's carrier business has declined as a percentage of communications service revenue, but has grown on an absolute basis because Viatel's retail services grew at a faster rate. The carrier business represented approximately 49.6% of revenue and approximately 63.3% of billable minutes for the six months ended June 30, 1998 as compared to approximately 31.9% of revenue and approximately 28.5% of billable minutes for the six months ended June 30, 1999.

    COST OF SERVICES AND SALES. Cost of services and sales increased from $44.2 million in the first half of 1998 to $103.6 million in the first half of 1999. As a percentage of revenue, however, cost of services and sales decreased from approximately 90.2% for the six months ended June 30, 1998 to approximately 79.5% for the six months ended June 30, 1999. Cost of services and sales for the six months ended June 30, 1999 includes costs associated with the sale of capacity on the network. The cost of the sold capacity represented non-cash charges of the pro rata cost of the network asset and is determined based upon the ratio of total capacity sold to total estimated capacity multiplied by the total capitalized costs of the related network.

    Cost of services and sales continued to increase in the six months ended June 30, 1999 in part because of the relatively high cost of leased infrastructure associated with the increase in minutes. These costs are expected to decrease as a percentage of revenue as Viatel migrates from leased infrastructure to the Circe Network and other owned capacity. The effect of bringing traffic "on-net" will be somewhat delayed because Viatel's leased line agreements require minimum notification to terminate its obligations.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased from $19.4 million for the six months ended June 30, 1998 to $39.9 million for the six months ended June 30, 1999 and, as a percentage of revenue, decreased from approximately 39.6% for the six months ended June 30, 1998 to approximately 30.6% for the corresponding period in 1999. Much of these expenses are attributable to overhead costs associated with Viatel's headquarters, back office and operations as well as maintaining a physical presence in multiple jurisdictions. Viatel expects to incur additional expenses as it continues to invest in operating infrastructure and actively markets its products and services. Salaries and commissions, as a percentage of total selling, general and administrative expenses, were approximately 49.9% and 45.2% for the six months ended June 30, 1998 and 1999, respectively. Advertising and promotion expenses, as a percentage of total selling, general and administrative expenses, were approximately 2.3% and 4.6% for the six months ended June 30, 1998 and 1999, respectively.

    EBITDA LOSS. EBITDA loss decreased from $14.6 million for the six months ended June 30, 1998 to $13.1 million for the six months ended June 30, 1999. As a percentage of revenue, EBITDA loss decreased from approximately 29.8% in the first half of 1998 to approximately 10.1% in the first half of 1999.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense, which includes depreciation of the network, increased from approximately $7.0 million for the six months ended June 30, 1998 to approximately $21.6 million for the six months ended June 30, 1999. The increase was due primarily to the $516.0 million increase in gross property and equipment from $110.5 million at June 30, 1998 to $626.5 million at June 30, 1999.

    INTEREST. Interest expense increased from approximately $26.3 million in the six months ended June 30, 1998 to approximately $61.7 million in the six months ended June 30, 1999, primarily as a result of increases in Viatel's outstanding indebtedness, which includes notes and capital lease obligations, which increased from $870.4 million at June 30, 1998 to $1.3 billion at June 30, 1999. During the six months ended June 30, 1999, Viatel capitalized approximately $4.6 million of interest costs. Interest income increased from approximately $9.8 million in the six months ended June 30, 1998 to approximately $13.8 million in the six months ended June 30, 1999, primarily as a result of the interim investment of the net proceeds from Viatel's debt and equity financings.

    1998 COMPARED TO 1997

    TOTAL REVENUE. Total revenue increased by 85.1% from $73.0 million on 140.9 million billable minutes for 1997 to $135.2 million on 383.9 million billable minutes for 1998. Total revenue growth for 1998 was generated primarily from increased European retail traffic and growth in Viatel's carrier business in Western Europe and in North America which was partially offset by decreased revenue from Viatel's Pacific Rim and Latin American operations. Total revenue for 1998 also included $3.3 million of transatlantic capacity sales.

    The overall increase of 172.4% in billable minutes from 1997 to 1998 was partially offset by declining revenue per billable minute, primarily because of
(1) a higher percentage of lower-priced intra-European and national long distance traffic on Viatel's network as compared to intercontinental traffic,
(2) a higher percentage of lower-priced carrier traffic as compared to retail traffic and (3) reductions in certain rates charged to retail customers in response to pricing reductions enacted by incumbent telecommunications operators and other carriers in many of its markets.

    Communications services revenue per billable minute from the sale of services to retail customers, which represented 72.1% of total revenue for 1997, compared to 41.7% for 1998, decreased 43.5% from $.69 in 1997 to $.39 in 1998. Total revenue per billable minute from the sale of services to carriers and other resellers increased by 3.3% from $.30 in 1997 to $.31 in 1998 due primarily to changes in traffic mix. The number of contracted customers billed declined 30.2% from 21,515 at December 31, 1997 to 15,010 at December 31, 1998. This decline in contracted customers billed is primarily attributable to Viatel's Pacific Rim operations where the number of customers billed declined 93.2% from 5,424 at December 31, 1997 to 369 at December 31, 1998, representing a net loss of 5,055 customers, as a result of currency fluctuations caused by the Asian economic crisis, which made Viatel's rates noncompetitive.

    During 1998 as compared to 1997, Viatel significantly increased its carrier business through which it sells switched minutes, private lines and ports to carriers, Internet service providers and other resellers. The carrier business has enabled Viatel to recover partially the costs associated with increased capacity in advance of demand from retail customers. The resulting economies of scale have allowed Viatel to use its network more profitably for network originations and terminations within Europe. The carrier business represented approximately 27.9% of total revenue and approximately 46.1% of billable minutes for 1997 as compared to approximately 58.3% of total revenue and approximately 62.0% of billable minutes for 1998. The increase in total revenue derived from carriers and other resellers is partially attributable to the acquisition of Flat Rate Communications on February 27, 1998 which also significantly increased Viatel's North American revenues.

    COST OF SERVICES. Cost of services increased from $63.5 million in 1997 to $122.1 million in 1998 and, as a percentage of total revenue, increased from approximately 87.0% to approximately 90.3%. Viatel's gross margin decreased, as a percentage of total revenue, from 13.0% for 1997 to 9.7% for 1998. This decrease was primarily due to (1) decreased revenue per minute resulting from price competition and foreign currency fluctuations which was not offset by corresponding decreases in infrastructure costs, (2) increased sales to carrier customers which generate substantially lower margins and (3) an increase in intra-European and national long distance traffic compared to higher margin international traffic. This decrease in gross margin, as a percentage of revenue, is one of the principal reasons Viatel initiated a strategy to own key elements of its network infrastructure.

    Cost of services increased in 1998 in part because of the relatively high cost of leased infrastructure. These costs are expected to decrease as a percentage of total revenue as Viatel continues to migrate from leased infrastructure to owned infrastructure. From 1997 to 1998, Viatel increased its private line circuits capacity and, as a result, costs for private line circuits increased from approximately $9.6 million for 1997 (approximately 13.1% of total revenue) to approximately $17.1 million for 1998 (approximately 12.6% of total revenue).

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased from $36.1 million in 1997 to $44.9 million in 1998 and, as a percentage of total revenue, decreased from approximately 49.4% in 1997 to approximately 33.2% in 1998. Much of these expenses are attributable to overhead costs associated with Viatel's headquarters, back office and network operations as well as maintaining sales offices. Salaries and commissions, as a percentage of total selling, general and administrative expenses, were approximately 51.6% and 49.3% for 1997 and 1998, respectively. Advertising and promotion expenses, as a percentage of total selling, general and administrative expenses, were approximately 1.2% and 3.6% for 1997 and 1998, respectively. Viatel expects to incur additional expenses as it continues to invest in its sales and marketing infrastructure and actively market its products and services.

    EBITDA LOSS. EBITDA loss increased from $26.6 million for 1997 to $31.8 million for 1998. As a percentage of total revenue, EBITDA loss decreased from approximately 36.4% in 1997 to approximately 23.5% in 1998. These losses resulted from lower gross margins as a percentage of total revenue due to the relatively high cost of intra-European leased lines which was compounded by the impact on revenue of aggressive price reductions implemented by incumbent telecommunications operators.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense, which includes depreciation of Viatel's network, increased from approximately $7.7 million in 1997 to approximately $16.3 million in 1998. The increase was due primarily to (1) the depreciation of equipment related to network expansion and fiber optic cable systems placed in service during 1997 and (2) the amortization of goodwill associated with the acquisition of Flat Rate Communications in February 1998. Depreciation expense will increase substantially as each ring of the Circe Network becomes operational.

    INTEREST. Interest expense increased from approximately $12.5 million in 1997 to approximately $79.2 million in 1998 primarily as a result of Viatel's 1998 high yield offering. Interest income increased from approximately $3.7 million in 1997 to approximately $28.3 million for 1998 primarily as a result of the interim investment of the net proceeds from Viatel's 1998 high yield offering. During 1998, Viatel capitalized $3.3 million of interest costs.

    1997 COMPARED TO 1996

    TOTAL REVENUE. Total revenue increased by 44.8% from $50.4 million on 62.2 million billable minutes for 1996 to $73.0 million on 140.9 million billable minutes for 1997. Total revenue growth for 1997 was generated primarily from increased traffic volume on Viatel's network, from growth in its carrier business and, to a lesser extent, increased traffic volume in Latin America and the Pacific Rim.

    The overall increase of 126.4% in billable minutes from 1996 to 1997 was partially offset by declining revenue per billable minute primarily because of
(1) a higher percentage of lower-priced intra-European and national long distance traffic from Viatel's network as compared to intercontinental traffic,
(2) a higher percentage of lower-priced carrier traffic as compared to retail traffic, (3) reductions in certain rates charged to retail customers in response to pricing reductions enacted by certain incumbent telecommunications operators and other carriers in many of Viatel's markets, (4) changes in customer access methods and (5) foreign currency fluctuations.

    Total revenue per billable minute from the sale of services to retail customers, which represented 83.5% of total revenue in 1996, compared to 72.1% in 1997, decreased from $1.04 in 1996 to $.69 in 1997. Total revenue per billable minute from the sale of services to carriers and other resellers decreased from $.38 in 1996 to $.30 in 1997, primarily as a result of price competition. The number of customers billed rose 18.4% from 18,172 at December 31, 1996 to 21,515 at December 31, 1997.

    The carrier business represented approximately 16.5% of total revenue and approximately 35.2% of billable minutes for 1996 as compared to approximately 27.9% of total revenue and approximately 46.1% of billable minutes for 1997. This increase in carrier revenue represents an increase of approximately 147.0% over 1996.

    COST OF SERVICES. Cost of services increased from $42.1 million in 1996 to $63.5 million in 1997 and, as a percentage of total revenue, increased from approximately 83.6% to approximately 87.0% for 1996 and 1997, respectively. Viatel's gross margin decreased from 16.4% for 1996 to 13.0% for 1997. This decrease was primarily due to (1) decreased revenue per minute resulting from price competition and foreign currency fluctuations which were not offset by corresponding decreases in infrastructure costs, (2) increased sales to carrier customers which generate substantially lower margins, and (3) an increase in intra-European and national long distance traffic compared to higher margin intercontinental traffic.

    Cost of services increased in 1997 because of the relatively high cost of leased infrastructure and the accelerated rollout of European points of presence. These costs are expected to decrease as a percentage of total revenue as Viatel continues its efforts to convert from leased to owned capacity. Viatel increased its private line circuits capacity by 311%, and as a result, the fixed costs associated with its network costs for private line circuits increased from approximately $4.1 million for 1996 (approximately 8.2% of total revenue) to approximately $6.0 million for 1997 (approximately 8.2% of total revenue).

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased from $32.9 million in 1996 to $36.1 million in 1997 and, as a percentage of total revenue, decreased from approximately 65.2% in 1996 to approximately 49.4% in 1997. Much of these expenses are attributable to overhead costs associated with Viatel's headquarters, back office and network operations as well as maintaining a physical presence in seventeen different jurisdictions. Salaries and commissions, as a percentage of total selling, general and administrative expenses, were approximately 49.0% and 51.6% for 1996 and 1997, respectively.

    EBITDA LOSS. EBITDA loss increased from $24.6 million for 1996 to $26.6 million for 1997. As a percentage of total revenue, EBITDA loss decreased from approximately 48.7% in 1996 to approximately 36.4% in 1997. These losses resulted from lower gross margins as a percentage of total revenue due to the relatively high cost of intra-European leased lines which was compounded by the impact on revenue of aggressive price reductions implemented by certain incumbent telecommunications operators.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense, which includes depreciation of Viatel's network, increased from approximately $4.8 million in 1996 to approximately $7.7 million in 1997. The increase was due primarily to the depreciation of equipment related to network expansion and fiber optic cable systems placed in service during 1997.

    INTEREST. Interest expense increased from approximately $10.8 million in 1996 to approximately $12.5 million in 1997 due to the accretion of non-cash interest on the notes issued by Viatel in 1994. Interest income increased from approximately $1.9 million for 1996 to approximately $3.7 million in 1997, primarily as a result of the investment of the net proceeds from Viatel's initial public offering.

LIQUIDITY AND CAPITAL RESOURCES

    Viatel has incurred losses from operating activities in each year of operations since its inception and expects to continue to incur operating and net losses for the next several years. Since inception, Viatel has utilized cash provided by financing activities to fund operating losses, interest expense and capital expenditures. The sources of this cash have primarily been through private and public equity and debt financings and, to a lesser extent, equipment-based financing. As of June 30, 1999, Viatel had $649.1 million of cash, cash equivalents, cash securing letters of credit for network construction and marketable securities and $196.6 million of restricted cash equivalents and other restricted marketable securities, which secure interest payments on its notes through April 2001.

    On June 29, 1999, Viatel completed an offering of 4,315,000 shares of its common stock at $47.00 per share. The net proceeds from the offering were approximately $192.2 million and will be used primarily to fund the further development of Viatel's network as well as for working capital and general corporate purposes.

    On May 13, 1999, Viatel's series A preferred stock and subordinated convertible debentures converted into shares of its common stock. The conversion was based upon maintenance of Viatel's common stock above a certain per share price for a specified time period. The series A preferred stock and the subordinated convertible debentures converted at a conversion price equal to $13.20 and DM24.473, at the then applicable exchange rate, respectively. Accordingly, Viatel issued approximately 4.6 million shares of its common stock and paid cash for any fractional shares due upon conversion. These transactions, and their extinguishment of Viatel's related commitments, significantly strengthened Viatel's financial position.

    On March 19, 1999, Viatel completed a high yield offering through which it raised $352.6 million of net proceeds in a combination of senior Dollar notes and senior Euro notes.

    On April 8, 1998, Viatel completed a high yield offering through which it raised $856.6 million of net proceeds. A portion of the proceeds from this high yield offering were utilized by Viatel to retire its 15% senior discount notes due 2005 pursuant to a tender offer.

    The proceeds of the 1999 and 1998 high yield offerings are being used by Viatel to construct the Circe Network. The Circe Network, when completed, will be one of the largest cross-border fiber optic networks in the major metropolitan telecommunications markets in Western Europe. This five-ring system is expected to encompass approximately 8,700 route kilometers.

    Before the merger is completed, Viatel expects to raise approximately $40.6 million through the sale of additional 11.50% senior notes due 2009 in a private placement exempt from registration under the Securities Act. The primary purpose of this financing is to fund Viatel's obligation under the indenture governing the 11.50% senior notes and to place in escrow U.S. government securities in an amount sufficient to secure interest payments on the notes through March 15, 2001. This obligation applies both to the 11.50% notes to be issued in the private placement and the notes to be issued in the exchange offer for Destia's 11% senior discount notes due 2008, as described under the heading "Capital Additions; Commitments," below. Viatel and Destia can provide no assurance that this financing will be successfully completed.

    Viatel believes that the net proceeds from the offerings discussed above, together with cash and marketable securities on hand and future sales of capacity on the Circe Network, will provide sufficient funds for it to expand its business as planned and to fund operating losses for at least the next 12 to 18 months. However, the amount of Viatel's future capital requirements will depend on a number of factors, including the success of its business, the start-up dates of each ring of the Circe Network, the dates at which Viatel further expands its network, the types of services it offers, staffing levels, acquisitions and customer growth as well as other factors that are not within Viatel's control, including an obligation to fund Destia's repurchase offer obligation with respect to its senior notes and senior discount notes that will be triggered upon completion of the merger, competitive conditions, government regulatory developments and capital costs. In the event that Viatel's plan or assumptions change or prove to be inaccurate, Viatel is unable to convert from leased to owned infrastructure or obtain interconnection in accordance with its current plans or the net proceeds from its debt and equity offerings, cash and investments on hand and the proceeds from the sale of capacity on the Circe Network prove to be insufficient to fund its growth in the manner and at the rate currently anticipated, Viatel may be required to delay or abandon some or all of its development and expansion plans or it may be required to seek additional sources of financing earlier than currently anticipated. In the event Viatel is required to seek additional financing, there can be no assurance that such financing will be available on acceptable terms or at all. See "--Capital Additions; Commitments."

    CAPITAL ADDITIONS; COMMITMENTS

    The development of Viatel's business has required substantial capital. Capital additions consist of capital expenditures, the net increase in property and equipment purchases payable, assets acquired under capital lease obligations and capitalized interest during the period. During 1998, capital additions totalled $220.9 million and consisted of capital expenditures of approximately $94.7 million, a net increase of $92.5 million in property and equipment purchases payable, $30.4 million of assets acquired under capital lease obligations and capitalized interest of $3.3 million. For the six months ended June 30, 1999, Viatel had capital additions of $349.1 million, which consisted of capital expenditures of approximately $225.9 million, a net increase of $105.0 million in property and equipment payable, $13.6 million of assets acquired under capital lease obligations and capitalized interest of $4.6 million. Viatel has also entered into certain agreements associated with the Circe Network, purchase commitments for network expansion and other items aggregating in excess of $288.6 million at June 30, 1999. Additionally, Viatel has minimum volume commitments to purchase transmission capacity from various domestic and foreign carriers aggregating approximately $13.2 million for all of 1999.

    When Destia becomes a wholly-owned subsidiary of Viatel as a result of the merger, Destia will be required to offer to repurchase all of its outstanding 11% senior discount notes due 2008 and 13.50% senior notes due 2007 at a purchase price equal to 101% of the accreted value of the Destia 11% notes and 101% of the outstanding principal amount of Destia 13.50% notes. As of June 30, 1999, the accreted value of the Destia 11% notes was $203.5 million and the outstanding principal amount of the Destia 13.50% notes was $150.5 million. Based on the current and historical trading prices of the Destia 13.50% notes, Viatel does not expect that the holders of these notes will tender them for repurchase. However, if there is a significant adverse change in the market for debt securities or an adverse change with respect to either Viatel or Destia, it is likely that some or all of the Destia 13.50% notes will be tendered in the repurchase offer. Based on the current and historical trading prices of the Destia 11% notes, Viatel considers it likely that holders will tender them for repurchase. As a result,

Viatel intends to launch an exchange offer for the Destia 11% notes in which Viatel will offer to exchange its 11.50% senior notes due 2009 for the Destia 11% notes. To the extent the exchange offer is accepted, it will have the effect of reducing the amount of Destia 11% notes that the combined company may have to repurchase following completion of the merger.

    If the combined company were to divert its available cash to fund the repurchase of all or a significant amount of Destia notes, the combined company's business plan, which is currently fully funded, could be restricted. The closing of the merger is not subject to the condition that the exchange offer be successfully completed. If Viatel and Destia conclude prior to the completion of the merger that the terms on which the exchange offer can be completed are likely to be unreasonable or that it is likely that the Destia notes will be tendered in the repurchase offer in an amount or on terms that could significantly deplete the combined company's available cash, Viatel and Destia may restructure the merger in order to avoid Destia's obligation to make a repurchase offer or effect the exchange offer. For information concerning the financial impact of certain percentages of the outstanding notes being tendered in the exchange offer, see "Viatel Unaudited Pro Forma Combining Financial Information."

    FOREIGN CURRENCY

    Viatel has exposure to fluctuations in foreign currencies relative to the U.S. Dollar as a result of billing portions of its communications services revenue in the local European currency in countries where the local currency is relatively stable while many of its obligations, including a substantial portion of its transmission costs, are denominated in U.S. dollars. In countries with less stable currencies, such as Brazil, Viatel bills in U.S. dollars. Debt service on certain of the notes issued by Viatel is currently payable in Euros. A substantial portion of its capital expenditures is and will continue to be denominated in various European currencies, including the Euro. Most of the European currencies in which Viatel does business converged effective January 1, 1999, with the exception of the British Pound Sterling. See "--Euro."

    With the continued expansion of Viatel's network, a substantial portion of the costs associated with the network, such as local access and termination charges and a portion of the leased line costs, as well as a majority of local selling expenses and debt service related to the Euro denominated notes, will be charged to Viatel in the same currencies as revenue is billed. These developments create a natural hedge against a portion of Viatel's foreign exchange exposure. To date, much of the funding necessary to establish the local direct sales organizations has been derived from communications services revenue that was billed in local currencies. Consequently, Viatel's financial position as of June 30, 1999 and its results of operations for the six months ended June 30, 1999 were not significantly impacted by fluctuations in the U.S. Dollar in relation to foreign currencies.

YEAR 2000

    The Year 2000 problem is the result of computer programs, microprocessors and embedded date reliant systems using two digits rather than four to define the applicable year. If these programs are not corrected, such date sensitive computer programs, microprocessors and embedded systems may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculation causing disruptions in operations.

    In an effort to assess its Year 2000 state of readiness, during 1997 Viatel began performing a complete inventory assessment of all of its internal systems, which it has divided into two categories, business essential, or mission critical, and support systems, or non-mission critical. As part of Viatel's Year 2000 program and as part of its overall procurement plan, it has sought to ensure that fixed assets acquired were Year 2000 compliant. As part of this process, Viatel has inventoried and tested Year 2000 compliance of its mission critical systems and believes that they are Year 2000 compliant. Viatel's

Nortel switches, a critical component of Viatel's network backbone, are Year 2000 compliant. Viatel's message processing and billing systems, which are used to record and process millions of call detail records, and its transmission equipment, which are Viatel's only other mission critical systems, are also Year 2000 compliant. The majority of Viatel's non-mission critical systems are Year 2000 compliant. Viatel anticipates its non-mission critical systems being Year 2000 compliant early in the fourth quarter of 1999. The total estimated cost of ensuring Viatel's preparation for Year 2000 is approximately $200,000, a portion of which has already been incurred and expensed.

    Viatel continues to communicate formally with the key carriers and other vendors on which its operations and infrastructure are dependent to determine the extent to which Viatel is susceptible to a failure resulting from such third parties' inability to remediate their own Year 2000 problems. Accordingly, during the procurement process, Viatel has taken steps to ensure that its vendors, carriers and products purchased are Year 2000 compliant or are adequately addressing the Year 2000 issues. Viatel can provide no assurance that the carriers and other vendors on which its operations and infrastructure rely are or will be Year 2000 compliant in a timely manner. Interruptions in the services provided to Viatel by these third parties could result in disruptions in its services. Depending upon the extent and duration of any such disruptions and the specific services affected, such disruptions could have a material adverse effect on its business, financial condition and results of operations. As a contingency against any possible disruptions in services provided by vendors, Viatel has sought to diversify its vendor base. Viatel believes that the diversity of its vendor base is sufficient to mitigate Year 2000 related disruptions in service to its customers. In addition, Viatel believes that the fact that it conducts business in, and derives revenue from, multiple Western European countries helps to mitigate the potential impact of Year 2000 related disruptions.

    In addition, disruptions in the economy generally resulting from the Year 2000 problems could also have a material adverse effect on Viatel. Viatel could be subject to litigation resulting from any disruption in its services. The amount of potential liability or lost revenue which would result from these disruptions in service could have a material adverse effect on Viatel's business, financial condition, results of operations and the price of its common stock.

EURO

    On January 1, 1999, eleven of the fifteen member countries of the European Union established irrevocable fixed conversion rates between their existing sovereign currencies and a single currency called the Euro. The sovereign currencies are scheduled to remain legal tender as denominations of the Euro during a transition period from January 1, 1999 to January 1, 2002.

    Viatel has completed an internal analysis regarding business and systems issues related to the Euro conversion and, as a result, made necessary modifications to its business processes and software applications. Viatel is now able to conduct business in both the Euro and sovereign currencies on a parallel basis, as required by the European Union.

    Viatel believes that the Euro conversion has not and will not have a significant impact on its business strategy in Europe. The costs to convert all systems to be Euro compliant did not have a significant impact on Viatel's results of operations.

INFLATION

    Viatel does not believe that inflation has had a significant effect on its operations to date.

PROSPECTIVE ACCOUNTING PRONOUNCEMENTS

    Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities," was issued in June 1998. SFAS 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring recognition of those instruments as assets and liabilities and to measure them at fair value. Viatel has not completed its analysis of the impact of this statement on its financial statements.

    In June 1999, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities-- Deferral of the Effective Date of SFAS No. 133," which amends SFAS No. 133 to delay the date by which all companies must comply with SFAS 133. Companies must comply with SFAS No. 133 for all fiscal years beginning after June 15, 2000.

    FASB Interpretation No. 43, "Real Estate Sales--An Interpretation of FASB Statement No. 66," was issued in June 1999. It clarifies the standards for recognition of profit on all real estate sales transactions including sales of real estate with property improvements or integral equipment that cannot be removed and used separately from the real estate without incurring significant costs. This interpretation is effective for all applicable real estate sales occurring after June 30, 1999. Viatel has not completed its analysis of the impact of this interpretation on its financial statements.

MARKET RISK EXPOSURE

    Viatel is subject to foreign currency exchange rate risk relating to receipts from customers, payments to suppliers and interest and principal payments on the outstanding Euro denominated senior notes and senior discount notes in foreign currencies. Viatel does not consider the market risk exposure relating to foreign currency exchange to be material. See "--Liquidity and Capital Resources--Foreign Currency."

    Viatel has financial instruments that are subject to interest rate risk, principally short-term investments and debt obligations issued at a fixed rate. Historically, Viatel has not experienced material gains or losses due to interest rate changes when selling short-term investments and typically holds these securities until maturity. Based on Viatel's current holdings of short-term investments, its exposure to interest rate risk is not material. Fixed-rate debt obligations issued by Viatel are generally not callable until maturity.

                 DESTIA MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THIS JOINT PROXY STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE INDICATED IN SUCH FORWARD-LOOKING STATEMENTS. SEE "INFORMATION REGARDING FORWARD-LOOKING STATEMENTS". SEE ALSO DESTIA'S FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

OVERVIEW

    Destia is a rapidly growing, facilities-based provider of domestic and international telecommunications services. Destia provides its end users with a variety of retail telecommunications services, including international and domestic long distance, calling card and prepaid card services, Internet access and wireless and wholesale transmission services. Destia's objective is to become a leading facilities-based provider of integrated telecommunications services to end users in the largest metropolitan markets in Europe and North America.

    On May 11, 1999, Destia completed an initial public offering of 6,500,000 shares of its common stock, which was priced at $10.00 per share. The net proceeds to Destia, after deducting underwriters' discounts and expenses, were approximately $59.0 million.

    REVENUES

    Destia's revenues are primarily based on usage and are derived from (1) the number of minutes of telecommunications traffic carried and (2) generally, a fixed per minute rate. The following table shows the total revenue and billable minutes of use attributable to Destia's operations by region for 1996, 1997 and 1998 and the six months ended June 30, 1998 and June 30, 1999.

                                                                                              SIX MONTHS ENDED
                                                            YEARS ENDED DECEMBER 31,              JUNE 30,
                                                       ----------------------------------  ----------------------
                                                          1996        1997        1998        1998        1999
                                                       ----------  ----------  ----------  ----------  ----------
                                                                 (IN THOUSANDS)                (IN THOUSANDS)
REVENUE
North America........................................  $   18,185  $   48,899  $  116,645  $   47,045  $   86,677
United Kingdom.......................................      15,477      18,363      55,991      33,887      31,759
Continental Europe...................................      11,441      15,741      21,101       9,482      20,154
                                                       ----------  ----------  ----------  ----------  ----------
    Total............................................  $   45,103  $   83,003  $  193,737  $   90,414  $  138,590
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------

BILLABLE MINUTES OF USE
North America........................................      68,247     244,095     549,654     212,300     524,561
United Kingdom.......................................      27,968      68,810     288,892     140,566     208,124
Continental Europe...................................       8,351      17,239      45,085      17,305     100,527
                                                       ----------  ----------  ----------  ----------  ----------
    Total............................................     104,566     330,144     883,631     370,171     833,212
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------

    Destia generally prices its services at a discount to the dominant carrier, or carriers, in each of its markets. Destia has experienced and expects to continue to experience declining revenue per minute in all of its markets, particularly European markets, as a result of increased competition. However, Destia believes such declines in revenue per minute will be offset in part by an increased demand for long distance services and declining costs of transmission. Historically, transmission costs in the telecommunications industry have declined at a more rapid rate than prices due to technological innovation and the availability of substantial transmission capacity. There can be no assurance that this cost trend will continue.

    Destia's revenues are recorded upon completion of calls. For prepaid services, Destia's revenues are reported net of selling discounts and commissions and are recorded based upon usage rather than at the time of initial sale.

    Revenues also include amounts billed to customers which are, in turn, remitted to third parties, including universal service fund fees, fixed rate access charges paid to local exchange carriers and payphone owner compensation fees. These charges are expensed in cost of services in amounts similar to corresponding amounts billed to customers and included in revenue.

    COST OF SERVICES

    The major components of Destia's cost of services are the cost of origination, transmission and termination of traffic. Virtually all calls carried by Destia must be originated or terminated on another carrier's local facilities, for which Destia pays a per minute charge. These charges are known as "access" or "termination" charges. In countries where Destia has interconnection, it is able to originate and terminate calls more cost-effectively, either pursuant to fixed price contractual arrangements with the dominant carriers or local exchange carriers or pursuant to a tariff.

    Destia's transmission cost of services consists of expenses related to leased lines and switched minutes. Destia typically acquires leased lines for specific point-to-point routes on a fixed cost basis, which involve monthly payments regardless of usage levels. Leased lines have a shorter duration than long-term capacity leases ("IRUs"). Because the cost of leased lines is typically a fixed monthly payment, transmitting an increased portion of Destia's calls over leased lines reduces its incremental transmission costs. Accordingly, once certain traffic volume levels are reached, leased line capacity is more cost effective than capacity acquired on a variable cost basis, such as switched minutes.

    To transmit calls to locations not covered by its network, Destia acquires switched minutes from other carriers. Switched minutes are acquired on a per minute basis, with volume discounts and, accordingly, are a variable cost. The cost of switched minutes also includes termination charges. As Destia's minutes of traffic carried have grown, Destia has obtained better pricing on switched minute transmission capacity. In general, Destia expects its marginal cost of services will decline over time due to greater usage of owned transmission capacity, technological innovation, increased leverage with suppliers and the increasing availability of substantial third-party transmission capacity.

    A substantial and increasing portion of Destia's calls are also transmitted over its IRUs. The cost of IRUs is expensed in depreciation and amortization and is, therefore, not accounted for as part of cost of services. To the extent Destia's increased use of IRUs reduces its utilization of leased lines and switched minutes, the increase in depreciation expense of the IRUs will be offset by a decrease in the cost of services of leased lines and switched minutes. As a result, although Destia's gross margins and EBITDA are expected to improve, Destia's net income (loss) will not necessarily improve to the same extent.

    Cost of services also includes certain fees imposed by regulators and third parties that are typically billed to customers together with an administrative fee. See "--Revenues."

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    To date, Destia has sold its services primarily through independent sales channels. Selling expenses have, therefore, primarily consisted of commissions paid to agents. To a lesser extent, selling expenses have also included advertising and promotion costs, salaries, benefits and commissions of Destia's internal sales force and expenses related to its customer service department. Since completing the acquisition of VoiceNet Corporation during the first quarter of 1998, Destia's commissions paid to and retained by VoiceNet, i.e., commissions not subsequently paid by VoiceNet to its independent sales agents, have been eliminated.

    Destia is continuing to increase its internal sales force and this expansion will significantly increase the selling expenses associated with operating and staffing sales offices. In addition, as Destia expands its customer base in new and existing markets, it intends to increase its advertising expenses. Destia expects all of these costs to eventually decline as a percentage of its revenues. General and administrative expenses have increased primarily as a result of Destia's expansion of its customer service, network operations, billing, financial reporting and other management information systems.

These expenses have also increased as a result of implementing more extensive network management systems and organizational expenses related to entering additional markets.

    DEPRECIATION AND AMORTIZATION EXPENSE

    Destia's depreciation and amortization expense is primarily related to depreciation on Destia's IRUs and switching equipment, amortization of costs associated with the issuance of debt and amortization of goodwill from the purchases of VoiceNet, the minority interest in its subsidiary, Telco Global Communications, and other minor acquisitions.

    As Destia expands its network, it will continue to add new switching equipment and acquire additional IRUs, both of which will increase Destia's depreciation expense. Transmission over IRUs involves only fixed costs, with no per minute charges, and is a more cost-effective means of transmitting traffic once certain volume levels are reached. Destia recently acquired a 20-year IRU from Frontier Communications which provides Destia with fiber optic transmission capacity in the United States. Destia intends to acquire additional IRUs, particularly in Europe, from Viatel or other network capacity providers. To the extent Destia's increased use of IRUs reduces its utilization of leased lines and switched minutes, the increase in depreciation expense of the IRUs will be offset by a decrease in the cost of services of leased lines and switched minutes. As a result, although Destia's gross margins and EBITDA are expected to improve, Destia's net income (loss) will not necessarily improve to the same extent.

    INTEREST EXPENSE

    Prior to July 1, 1997, Destia's interest expense principally consisted of interest payable in connection with equipment financing loans and short-term indebtedness. Destia's 13.50% senior notes due 2007 and its 11% senior discount notes due 2008 currently constitute most of Destia's interest expense. Annual interest expense for the 13.50% senior notes and 11% senior discount notes will aggregate $43.3 million in 1999. The 11% senior discount notes were issued at a discount and accrete to their aggregate principal amount at maturity on February 15, 2003. Until that date, interest expense on these notes will increase in each period. Thereafter, interest on the 11% senior discount notes will accrue and be required to be paid in cash semi-annually.

RESULTS OF OPERATIONS

    The following table presents certain data concerning Destia's results of operations for 1996, 1997 and 1998 and for the six months ended June 30, 1998 and 1999.

                                                                                              SIX MONTHS ENDED
                                                            YEARS ENDED DECEMBER 31,              JUNE 30,
                                                        ---------------------------------  -----------------------
                                                          1996        1997        1998        1998         1999
                                                        ---------  ----------  ----------  -----------  ----------
                                                                              (IN THOUSANDS)
Revenues..............................................  $  45,103  $   83,003  $  193,737  $    90,414  $  138,590
Cost of services......................................     35,369      63,707     140,548       67,041      98,737
Selling, general and administrative expenses..........     16,834      37,898      80,092       34,756      56,526
Depreciation and amortization.........................      1,049       3,615      11,866        4,102      12,764
Net income (loss).....................................     (8,312)    (30,128)    (68,944)     (27,916)    (49,709)

    SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998

    TOTAL REVENUES. Total revenues for the six months ended June 30, 1999 increased 53% to $138.6 million from $90.4 million for the six months ended June 30, 1998. Billable minutes of use increased 125% to 833.2 million in the current six-month period from 370.2 million in the comparable six-month period of the prior year. The increases in revenues and billable minutes were primarily attributable to strong retail customer growth in all of Destia's geographic markets. Retail revenues in the first six months of 1999 increased 93% over the prior year six-month period. Wholesale revenues in the first six months of 1999 as compared to the first six months of 1998 declined significantly over this period and represented approximately 10% of consolidated revenues in the first half of 1999 compared to 29% in the first half of 1998. The increase in billable minutes as a percentage of overall revenue reflects changes in Destia's product mix, the impact of deregulation in Destia's continental European markets and increased competition in all of Destia's markets.

    In North America, revenues grew by 84% to $86.7 million from $47.0 million. This increase was due primarily to growth in prepaid and long distance revenues, and in part to growth in wholesale revenues.

    In the United Kingdom, revenues decreased 6% to $31.8 million in the first half of 1999 from $33.9 million in the first half of 1998. Revenues from Destia's direct dial and prepaid card products, collectively, increased significantly over the prior year's first six-month level, which more than offset the significant decline in wholesale revenues. The decline in wholesale revenues was attributable to Destia's intentional shift away from certain low margin wholesale customers in the U.K.

    In continental Europe, revenues increased by 113% to $20.2 million from $9.5 million. Revenues from Destia's direct dial product increased significantly over the prior year's first six months, which was primarily attributable to an increase in Switzerland long distance revenues. The revenue increase in Switzerland was due to both Destia's interconnection arrangement with Swisscom, the dominant telecommunications provider in Switzerland, and its significant increase in customers, many of whom purchased Destia's long distance services in connection with its Internet access services.

    GROSS MARGIN. Destia's gross margin for the first six months of 1999 increased 2.9% to 28.8% from 25.9% for the comparable six-month period of the prior year. This increase was the result of the growth in retail revenues supported by the continued expansion of Destia's network, which shifted some expenses from cost of services to depreciation expense, increased utilization of owned and leased transmission capacity and improved global routing, all of which contributed to lower per-minute costs. The margin improvement was also due to a planned increase in revenues derived from retail products, which have higher gross margins than wholesale services. See "Overview--Cost of Services."

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 63% from $34.8 million for the first six months of 1998 to $56.5 million for the first six months of 1999. Selling, general and administrative expenses as a percentage of revenues increased to 40.8% in the first six months of 1999 from 38.4% in the comparable period of the prior year. This increase was primarily attributable both to an increase in retail revenues, which have higher associated selling, marketing and administrative expenses, as a percentage of overall revenues and to the increased scale of Destia's operations resulting from the expansion of its business, which contributed to increased staffing-related costs and marketing and promotional expenses. During the first six months of 1999, Destia increased staffing levels in its customer service, global operations, management information systems and sales organizations. The increase in marketing and promotional expenses was primarily the result of Destia's spending in developing marketing and sales channels in Europe, as well as increased marketing expenditures to grow the retail customer base in North America. Destia recorded bad debt expense of $4.3 million, or 3.1% of revenue, for the first six months of 1999, compared to bad debt expense of $3.8 million, or 4.2% of revenue, for the first six months of 1998. This decline in bad debt expense as a percent of revenue was primarily the result of improved credit and collection procedures and controls.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses increased to $12.8 million for the six months ended June 30, 1999 from $4.1 million for the six months ended June 30, 1998. This increase was substantially due to the continuing build-out of Destia's network in the United States, the United Kingdom and continental Europe.

    INTEREST EXPENSE AND INTEREST INCOME. Interest expense increased to $23.4 million for the first six months of 1999 from $18.5 million in the prior year comparable period. This increase was primarily attributable to higher interest expense incurred on the 11% Senior Discount Notes due to the increase of the principal balance resulting from the accretion of interest expense, as well as interest expense incurred related to borrowings to finance the cost to acquire switches and other telecommunications equipment and IRUs. Interest income decreased to $3.9 million in the first half of 1999 from $6.2 million in the first half of 1998, primarily due to lower levels of cash and marketable securities.

    NET LOSS. Destia reported a net loss of $49.7 million for the first half of 1999 compared to a net loss of $27.9 million for the first half of 1998. The increase in net loss reflects the increased selling, general and administrative expenses associated with the development of Destia's sales and marketing channels and the build out of its customer and network support infrastructure, as well as increased depreciation and amortization expenses and a higher level of net interest expense.

    1998 COMPARED TO 1997

    TOTAL REVENUES. Total revenues for 1998 increased by 133% to $193.7 million from $83.0 million for 1997. Billable minutes of use increased 168% to 883.6 million in 1998 from 330.1 million in 1997. The increases in revenues and billable minutes were primarily attributable to strong customer growth in both the U.S. and U.K. markets. Revenues for all services increased substantially from 1997 to 1998. The increase in revenues resulting from the growth in billable minutes was partially offset by per-minute price reductions caused by increased competition, most significantly in the U.K. and continental European markets. This competition was a primary factor in the decrease in average revenue per minute from $.25 per minute during 1997 to $.22 per minute in 1998.

    In North America, revenues grew by 139% to $116.6 million from $48.9 million. This increase was due principally to prepaid and calling card revenues. The remainder of the increase resulted from increases in long distance revenues. Average North American revenue per minute increased to $.21 per minute during 1998 from $.20 per minute during 1997. This increase was due principally to the substantial growth of prepaid card sales, which typically carry a higher per minute rate than long distance service, offset in part by rate decreases for long distance services.

    In the United Kingdom, revenues increased 205% to $56.0 million in 1998 from $18.4 million in 1997, while the average revenue per minute decreased from $.27 per minute during 1997 to $.19 per minute during 1998. This reduction was due principally to increased price competition.

    In continental Europe, revenues increased by 34% to $21.1 million from $15.7 million. A portion of this revenue growth was attributable to a full year of revenue reported for certain country operations that commenced during 1997. Average continental European revenue per minute decreased from $.91 per minute during 1997 to $.47 per minute during 1998, as a result of increased competition brought about by deregulation of Destia's continental European markets.

    GROSS MARGIN. Destia's gross margin for 1998 increased to 27.5% from 23.2% for 1997. This increase was attributable to (1) expansion of Destia's network, which shifted some expenses from cost of services to depreciation expense, (2) migration of additional switched traffic onto Destia's network, (3) "least-cost" routing, (4) leveraging Destia's traffic volumes to negotiate lower usage-based costs from domestic and foreign providers of transmission capacity and (5) Destia's ability to obtain more cost effective interconnect agreements. An improvement in gross margin does not necessarily result in an equal improvement in net income (loss). See "--Overview--Cost of Services."

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased to $80.1 million for 1998 from $37.9 million for 1997, and, as a percentage of revenues, was 41% for 1998 and 46% for 1997. The decrease in selling, general and administrative expenses as a percentage of revenue during 1998 was primarily attributable to the significant increase in revenues. The increase of $42.2 million in selling, general and administrative expenses from 1997 was attributable to the expansion of the sales, operations and back office infrastructure to support the significant retail sales growth Destia experienced in 1998. During 1998, Destia expanded its management team and significantly increased staffing levels in its customer service, network management, management information systems and finance organizations. In addition, substantial expenses were incurred in connection with entering new markets and further developing existing marketing and sales channels. Destia recorded bad debt expense of $7.4 million, or 3.8% of revenue, for 1998, compared to bad debt expense of $3.9 million, or 4.7% of revenue, for 1997. This decline in bad debt expense as a percent of revenue was primarily the result of improved credit and collection procedures and controls.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses increased to $11.9 million for 1998 from $3.6 million for 1997. This increase was substantially due to the continuing build-out of Destia's network in the United States, the United Kingdom and continental Europe, amortization of costs associated with Destia's issuance of the 13 1/2% Senior Notes and the 11% Senior Discount Notes and amortization of goodwill from the purchases of VoiceNet and the minority interest in Telco Global Communications, Destia's U.K. subsidiary.

    INTEREST EXPENSE AND INTEREST INCOME. Interest expense increased to $41.0 million in 1998 from $11.4 million in 1997. This increase was attributable to the issuance of the 13 1/2% Senior Notes and the 11% Senior Discount Notes. Interest income increased to $11.5 million in 1998 from $3.7 million in 1997. This increase was primarily due to interest income earned on the investment of the net proceeds received from the 11% Senior Discount Notes.

    NET LOSS. Destia reported a net loss of $68.9 million for 1998, compared to a net loss of $30.1 million for 1997. The increase in net loss is primarily due to the higher level of selling, general and administrative expenses and higher interest expense.

    1997 COMPARED TO 1996

    REVENUES.  Total revenues for 1997 increased by 84% to $83.0 million on
330.1 million billable minutes of use from $45.1 million on 104.6 million billable minutes of use for 1996. Billable minutes of use increased by 216% for 1997 from 1996. Growth in revenues during 1997 primarily was attributable to additional minutes of use, particularly in the United States, offset in part by a substantial decline in prices as a result of increased competition. This competition was a primary factor for the average revenue per minute decrease from $.43 during 1996 to $.25 during 1997. An additional factor in the decrease in revenues per minute was a larger portion of national, as opposed to international, minutes of use. The increase in revenues was primarily attributable to sales by VoiceNet of $23.6 million for 1997, compared to $1.9 million for 1996.

    In the United Kingdom, revenues increased by 19% to $18.4 million from $15.5 million, primarily due to sales by Telco, which increased to $10.6 million in 1997 from $1.3 million in 1996. Increases in U.K. revenue were partially offset by the termination of Destia's business relationship with Europhone International, which accounted for $14.2 million in revenues in 1996. During the fourth quarter of 1996, Destia began marketing efforts in the U.K. through Telco. During 1997, U.K. revenues consisted principally of $10.6 million from international and domestic long distance and prepaid card services attributable to Telco, as well as $7.2 million from carrier services sold through Destia Network Services, Ltd., a wholly-owned subsidiary of Destia. Average U.K. revenue per minute decreased from $.55 per minute during 1996 to $.27 per minute during 1997. This reduction was due principally to sales of a larger percentage of domestic long distance minutes, which are sold at lower rates than international minutes, and to increased price competition.

    In continental Europe, revenues increased by 38% to $15.7 million from $11.4 million. This increase was attributable to an increase in prepaid card services, primarily in France and Germany. Average continental European revenue per minute decreased from $1.37 per minute during 1996 to $.91 per minute during 1997. This decrease was due to lower rates in France and Germany.

    In North America, revenues grew by 169% to $48.9 million from $18.2 million. This increase was due principally to calling card revenues attributable to sales by VoiceNet, which were $23.6 million during 1997, compared to $1.9 million during 1996. VoiceNet began reselling Destia's calling card services to end-users during the second quarter of 1996. The remainder of the increase resulted from increases in sales of carrier services, and, to a lesser extent, international and domestic long distance and prepaid card services. Average U.S. revenue per minute decreased to $.20 per minute during 1997 from $.27 per minute during 1996. This reduction was due principally to sales of a larger percentage of domestic long distance minutes, which are sold at lower rates than international minutes, and to increased price competition.

    During 1997, Destia experienced an average customer turnover or "churn" rate of approximately 5% relating to U.S., U.K. and continental European "1+", "1xxx" and calling card services. To date, Destia's revenues and margins have not been materially impacted by its "churn" rate. Destia's "churn" rate with respect to any given period consists of the average number of customers that ceased using Destia's services during any month of the period divided by the average monthly number of customers for the period. Customers that have ceased using Destia's services during any given month are those customers who used the Company's services during the prior month but not during any subsequent month of the applicable period.

    GROSS MARGIN. Destia's gross margin for 1997 increased to 23.2% from 21.6% for 1996. This increase was attributable to Destia's increased use of owned and leased line transmission capacity and its ability to obtain lower prices on switched transmission capacity because of increased traffic volumes and a greater availability of capacity generally. An improvement in gross margin does not necessarily result in an equal improvement in net income (loss). See "--Overview--Cost of Services."

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased to $37.9 million for 1997 from $16.8 million for 1996, and, as a percentage of revenues, was 46% for 1997 and 37% for 1996. The increase primarily consisted of commissions paid to resellers, principally VoiceNet, and independent agents, an increase in payroll costs related to additional management and staff in the areas of finance, sales, customer service, network management and information systems at Destia's Manhattan, New York, Brooklyn, New York and College Station, Texas facilities, as well as the London, Brussels, Hamburg and Paris offices. For 1996, a majority of the expenses consisted of expenses related to Europhone International and commissions paid to independent sales agents.

    In connection with the termination of Destia's joint venture with Europhone International during June 1996, Europhone International granted Destia the right to compete with Europhone International in the United Kingdom in exchange for forgiveness of a net receivable due to Destia of $2.0 million. The forgiveness of the receivable has been reclassified as an expense of the joint venture and was charged to bad debt expense. Destia previously had capitalized the U.K. territorial rights granted to it by Europhone International on its consolidated balance sheet and was amortizing the rights over a 15-year life. Destia subsequently decided to write off this asset, resulting in an additional $1.9 million charge in 1996.

    Destia recorded bad debt expense of $3.9 million, or 4.7% of revenue, for 1997, compared to bad debt expense of $2.0 million, or 4.4% of revenue, for 1996. The charge in 1996 was related to Europhone International.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses increased to $3.6 million for 1997 from $1.0 million for 1996. This increase was substantially due to the depreciation associated with upgrades in Destia's switch in New York and installation of multiplexing equipment in New York and London, as well as amortization of costs associated with Destia's 1997 offering of 13 1/2% Senior Notes.

    INTEREST EXPENSE. Destia had $11.4 million of interest expense during 1997, as compared to interest expense of $0.4 million during 1996. Interest expense has increased substantially as a result of Destia's 13 1/2% Senior Notes with $10.5 million of 1997 expense attributable to that offering.

    NET LOSS. Destia had a net loss of $30.1 million during 1997, compared to a net loss of $8.3 million during 1996. The increase is primarily due to costs associated with increasing the internal infrastructure, building the network, marketing, commissions paid to resellers and interest expense related to the 13 1/2% Senior Notes.

LIQUIDITY AND CAPITAL RESOURCES

    Destia has incurred significant operating and net losses and made substantial capital expenditures due in large part to the start-up and development of Destia's operations and its network. Destia will continue to incur additional losses and have substantial additional capital expenditures. Destia has utilized cash provided from financing activities to fund losses and capital expenditures. The sources of this cash have primarily been the proceeds from Destia's initial public offering in May 1999, the issuance of the 11% Senior Discount Notes, the issuance of the 13 1/2% Senior Notes and, to a lesser extent, equipment-based financing and an equity investment in preferred stock of Destia by Princes Gate Investors II, L.P. and its related entities.

    At June 30, 1999, Destia had approximately $118.8 million in unrestricted cash, cash equivalents and marketable securities, compared to $139.6 million in unrestricted cash, cash equivalents and marketable securities at December 31, 1998. In addition, as of June 30, 1999, Destia had $31.0 million of restricted cash and securities, which will be used to pay interest expense on the 13 1/2% Senior Notes through July 15, 2000. Destia believes that the net proceeds of its initial public offering in May 1999, as well as equipment loans it expects to obtain and cash on hand, will provide sufficient funds for the foreseeable future. However, the amount of Destia's future capital requirements will depend on a number of factors, including the success of its business, its gross margins, and its selling, general and administrative expenses, as well as other factors, many of which are not within its control, including competitive conditions and regulatory developments. In the event that Destia's plans or assumptions change or prove to be inaccurate, it may be required to delay or abandon some or all of its development and expansion plans or seek additional sources of capital. Future sources may include public debt or equity offerings or equipment financings. There can be no assurance that additional financing arrangements will be available on acceptable terms.

    Destia currently expects capital expenditures during 1999 to be less than $100 million, of which $33.0 million was expended during the first six months of 1999. Actual capital expenditures may be significantly different from Destia's current plans. These investments will be made principally to support the continued growth of Destia's network, including the purchase of telecommunications equipment and the purchase of additional network capacity, as well as the continued development of Destia's back office capabilities, including its management information and network management systems.

    Destia anticipates financing those expenditures primarily through term notes, capital leases with various lending institutions and its own cash resources. Destia's operations, the development of its network and geographic expansion will continue to require substantial capital investment. Destia's management believes it has the ability to continue to secure long-term equipment financing and to obtain funds from the debt and equity capital markets. Destia's management also believes that these funding sources, combined with available borrowing capacity under existing lines of credit and Destia's own cash resources, will be sufficient to fund capital expenditures, working capital needs and debt repayment requirements for the foreseeable future.

    Destia's net cash used in operating activities was $35.6 million for the six months ended June 30, 1999, and was primarily attributable to a net loss of $49.7 million and an increase in accounts receivable of $13.7 million partially offset by accreted interest expense of $10.9 million and depreciation and amortization expense of $12.8 million and by an increase in accounts payable, accrued expenses and other current liabilities of $7.4 million. Net cash used in investing activities of $13.9 million for the six months ended June 30, 1999 was attributable to investments made primarily in switches and other telecommunications equipment, partially offset by the sale of marketable securities of $21.3 million. Net cash provided by financing activities of $40.7 million was primarily related to the net proceeds from Destia's initial public offering of approximately $59.0 million, which was partially offset by repayment of long-term debt of $18.4 million.

    In June 1999, Destia acquired U.K.-based Wavetech Ltd., an independent service provider that uses Vodafone's U.K. wireless network.

    At the end of 1998, Destia completed two small acquisitions. In November 1998, Destia acquired a controlling interest in America First Ltd., a prepaid card distributor in the United Kingdom, for approximately $5.5 million. The majority of the purchase price was recorded as goodwill and will be amortized over 20 years. In December 1998, Destia also acquired the customer list of a long distance reseller which is located in the United Kingdom. The purchase price was allocated to the customer base and will be amortized over 5 years.

    On July 17, 1998, Destia acquired the minority interest in Telco that it did not already own in exchange for a note in the principal amount of approximately $14.0 million, payable by Destia in quarterly installments together with interest at a rate of 8.0% per annum, over approximately three years. The note was paid in full on April 28, 1999. The entire purchase price is classified as goodwill, which will be amortized over 20 years. In connection with this acquisition, (1) Telco obtained ownership rights with respect to certain proprietary software used in Telco's business and (2) Destia converted options to acquire Telco shares held by Telco employees into grants of non-voting restricted shares of Destia's common stock.

    On February 12, 1998, Destia acquired VoiceNet, a major distribution channel for Destia's calling card products. The initial purchase price was $21.0 million, which was paid in cash. The sellers of VoiceNet also are entitled to receive an earn-out bonus based upon the revenue growth of the VoiceNet business. The earn-out bonus will not have a material impact on Destia's liquidity. The acquisition was accounted for under the purchase method of accounting. Goodwill was recorded to the extent the purchase price exceeded the fair value of the net assets purchased. Approximately $1.0 million of the initial purchase price reflects the underlying value of the assets acquired and $20.0 million reflects goodwill. The goodwill is being amortized over 20 years.

    During the twelve months ended June 30, 1999, Destia incurred certain other non-operating cash commitments which, as of June 30, 1999, included approximately $42.3 million in the aggregate for a 20-year IRU from Frontier Communications on portions of its U.S. fiber optic network and for the purchase of a transatlantic IRU. As of June 30, 1999, Destia is required to pay approximately $1.2 million per quarter as installments of principal on its equipment facility. In addition, Destia pays $20.9 million per year as interest expense on the 13 1/2% Senior Notes. Destia has placed funds in escrow to cover this expense through July 15, 2000.

    MARKET RISK

    The carrying value of cash and cash equivalents approximates fair value due to the short-term, highly liquid nature of the cash equivalents, which have maturities of three months or less. Interest rate fluctuations would not have a significant effect on the fair value of cash equivalents held by Destia.

    As of June 30, 1999, Destia had debt in the amount of $389.3 million, of which $370.7 million is fixed interest debt. Of the remaining $18.6 million, $18.5 million carries adjustable interest rates equal to the 90-day commercial paper rate plus 395 basis points and $100,000 carries adjustable interest rates of 90-day LIBOR plus 500 basis points. A one percent change in the interest rate would change interest payments by approximately $16,000 per month.

    FOREIGN CURRENCY EXPOSURE

    Destia is exposed to fluctuations in foreign currencies relative to the U.S. dollar because Destia bills its end users in their local currency, while major portions of its transmission costs are incurred in U.S. dollars, and interest expense on the 13 1/2% senior notes due 2007 and 11% senior discount notes due 2008 is incurred in U.S. dollars. For the first six months of 1998 and 1999, approximately 46% and 37%, respectively, of Destia's revenues were billed in currencies other than the U.S. dollar, consisting primarily of British pounds, Belgian francs, German marks and Swiss francs. As Destia expands its operations, a higher percentage of revenues is expected to be billed in currencies other than the U.S. dollar. Destia, from time to time, uses foreign exchange contracts relating to its trade accounts receivables to hedge foreign currency exposure and to control risks relating to currency fluctuations. Destia does not use derivative financial instruments for speculative purposes. At June 30, 1998 and 1999, Destia had no open foreign currency hedging positions.

    EURO CONVERSION

    On January 1, 1999, several member countries of the European Union established fixed conversion rates and adopted the euro as their new common legal currency. Since that date, the euro has traded on currency exchanges, although the legacy currencies will remain legal tender in the participating countries for a transition period between January 1, 1999 and January 1, 2002. During the transition period, parties can elect to pay for goods and services and transact business using either the euro or a legacy currency. Between January 1, 2002 and July 1, 2002, the participating countries will introduce euro currency coins and withdraw all legacy currencies.

    The euro conversion may affect cross-border competition by creating cross-border price transparency. Destia is assessing its pricing and marketing strategy in order to insure that it remains competitive in a broader European market. In addition, Destia is reviewing whether certain existing contracts will need to be modified. Destia's currency risks and risk management for operations in participating countries may be reduced as the legacy currencies now trade at a fixed exchange rate against the euro. Destia will continue to evaluate issues involving introduction of the euro. However, based on current information and assessments, Destia does not expect that the euro conversion will have a material adverse effect on its results of operations or financial condition.

    NEW ACCOUNTING PRONOUNCEMENTS

    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use, dividing the development into three stages: (1) the preliminary project stage, during which conceptual formulation and evaluation of alternatives takes place, (2) the application development stage, during which design, coding, installation and testing takes place and (3) the operations stage during which training and maintenance takes place. Costs incurred during the application development stage are capitalized, all other costs are expensed as incurred. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. Destia has adopted the provisions of SOP 98-1, and it has not had a material effect on Destia's results of operations.

    In April 1998, the American Institute of Certified Public Accountants issued SOP 98-5, "Reporting on the Costs of Start Up Activities," SOP 98-5 requires that all non-governmental entities expense the costs of start-up activities, including organization costs, as those costs are incurred. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. Destia has adopted the provisions of SOP 98-5, and it has not had a material effect on its results of operations.

YEAR 2000 COMPLIANCE

    Destia is engaged in an ongoing process of assessing its exposure to the Year 2000 issue -- the potential problems arising from computer systems that were designed to use two digits, rather than four, to specify the year. Destia has formed a project team, consisting of representatives from its information technology, finance, business development, product development, sales, marketing and legal departments, to address internal and external Year 2000 issues. By December 31, 1998, Destia had completed its internal review of its financial and other computer systems, which include switching, billing and other platforms, to assess Year 2000 issues. Based on this review, Destia believes that the amount of work and expense required to address Year 2000 issues relating to its internal systems will not be material. Destia has migrated its billing software that was not Year 2000 compliant to a billing platform that is Year 2000 compliant in the United States and United Kingdom. Destia is still in the process of implementing the migration in Continental Europe. Destia has upgraded certain of its Northern Telecom switches to make them and their related software Year 2000 compliant. Destia had completed this upgrade as of June 30, 1999, at a cost of approximately $1.3 million. In addition, Destia may be required to modify or discontinue the use of some of its other existing software, including its billing software. Destia estimates that it will have updated all of its significant internal systems, including its billing software, to make them Year 2000 compliant and it began testing these systems during the third quarter of 1999.

    In addition to assessing its own systems, Destia has retained a consulting firm to assist it in conducting an external review of its significant customers, suppliers and other third parties with which it does business, including significant equipment and system providers and telecommunications service providers, to determine their vulnerability to Year 2000 problems and any potential impact that a lack of preparedness on such parties' behalf may have on Destia. In particular, Destia may experience problems to the extent that other telecommunications carriers are not Year 2000 compliant. Destia's external review of Destia and related third parties will be substantially completed by October 31, 1999. Destia's ability to determine the status of these third parties' ability to address issues relating to Year 2000 is limited and there is no assurance that these third parties will achieve full Year 2000 compliance before the end of 1999.

    Destia believes that its reasonably possible worst case Year 2000 scenario is disruption of its ability to route traffic over portions of its own network or an inability to terminate calls to certain destinations, which would require Destia to utilize other transmission capacity at greater cost. To the extent that a limited number of carriers experience disruption in service due to the Year 2000 issue, Destia's contingency plan is to obtain service from alternate carriers. However, there is no assurance that alternate carriers will be available or, if available, that Destia can purchase transmission capacity at a reasonable cost. In addition, in many continental European countries there are no alternative carriers to use. Significant Year 2000 failures in the systems of Destia, alternate carriers and other third parties, or third parties on whom they depend, would have a material adverse effect on Destia's business.

    Destia estimates the total cost for resolving its Year 2000 issues to be approximately $2.0 million, of which approximately $1.4 million has been spent through June 30, 1999, with the majority of the expenditures incurred in the first two quarters of 1999 relating to upgrades of its Northern Telecom switches. In addition, Destia spent approximately $100,000 for consultants through June 30, 1999. Destia's overall estimate of Year 2000-related expenses includes the accelerated cost of replacing systems that are not Year 2000 compliant. Actual costs may, however, differ materially.

                           COMPARATIVE PER SHARE DATA

    The average common shares outstanding used in calculating pro forma loss per common share from continuing operations are calculated assuming that the estimated number of shares of Viatel common stock to be issued in the merger were outstanding from the beginning of the periods presented. Options and warrants to purchase shares of common stock were excluded in computing pro forma diluted loss per common share as this would have resulted in a smaller loss per common share.

    The historical loss per common share amounts of Viatel and Destia were calculated by dividing income (loss) available to common stockholders by the weighted average number of shares of common stock outstanding during the period. The book value per share amounts of Viatel and Destia were calculated by dividing stockholders' equity (deficit) by the number of common shares outstanding at the end of period. The common stock outstanding used in calculating pro forma combined book value per share are 32,586,000 of Viatel common stock outstanding at June 30, 1999 plus 13,891,000 shares representing the estimated number of common shares to be issued in the merger. These share amounts are based on the number of Viatel and Destia shares outstanding on June 30, 1999. See "Viatel Notes to Unaudited Pro Forma Combining Financial Information."

    Destia pro forma equivalent amounts are calculated by multiplying the respective Viatel pro forma combined per share amounts by the exchange ratio of 0.445.

                                                                             SIX MONTHS ENDED           YEAR ENDED
                                                                              JUNE 30, 1999         DECEMBER 31, 1998
HISTORICAL                                                                  VIATEL     DESTIA      VIATEL       DESTIA
-------------------------------------------------------------------------------------------------------------------------
Loss per common share from continuing operations.........................  $   (3.42) $   (2.07)  $   (4.44)   $   (3.31)
Cash dividend declared per common share..................................         --         --          --           --
Book value per common share at end of period.............................  $    0.39  $   (2.49)  $   (5.92)   $   (4.93)

                                                                          VIATEL                  DESTIA
                                                                         PRO FORMA               PRO FORMA
PRO FORMA AND PRO FORMA EQUIVALENT PER SHARE DATA                        COMBINED               EQUIVALENT
----------------------------------------------------------------------------------------------------------------------
Loss per common share from continuing operations for the:
  Year ended December 31, 1998........................................   $   (7.81)              $   (3.48)
  Six months ended June 30, 1999......................................   $   (4.92)              $   (2.19)

Cash dividends declared per common share:
  Year ended December 31, 1998........................................          --                      --
  Six months ended June 30, 1999......................................          --                      --

Book value per common share at June 30, 1999..........................   $   13.32               $    5.93

                          VIATEL CAPITALIZATION TABLE

    The following table sets forth the capitalization of Viatel as of June 30, 1999 (i) as reported, and (ii) on a pro forma basis as adjusted to reflect its merger with Destia. The table should be read in conjunction with the consolidated financial statements of Viatel and Destia and the related notes thereto included elsewhere in this joint proxy statement/prospectus and the unaudited pro forma combining condensed financial information, which appears elsewhere in the document.

                                                                                   AS OF JUNE 30, 1999
                                                                   ----------------------------------------------------
                                                                      VIATEL       DESTIA     ADJUSTMENTS   PRO FORMA
                                                                   ------------  -----------  -----------  ------------
                                                                            (IN THOUSANDS, EXCEPT SHARE DATA)
Cash and cash equivalents........................................  $    536,659  $   118,844   $      --   $    655,503
                                                                   ------------  -----------  -----------  ------------
                                                                   ------------  -----------  -----------  ------------
Restricted cash equivalents......................................  $     11,987           --          --   $     11,987
                                                                   ------------  -----------  -----------  ------------
                                                                   ------------  -----------  -----------  ------------
Cash securing letters of credit on network construction..........  $    112,404           --          --   $    112,404
                                                                   ------------  -----------  -----------  ------------
                                                                   ------------  -----------  -----------  ------------
Restricted marketable securities, current and non-current........  $    184,593  $    31,049   $  39,380   $    255,022
                                                                   ------------  -----------  -----------  ------------
                                                                   ------------  -----------  -----------  ------------
Long-term liabilities, excluding current installments:
  Long-term debt.................................................  $  1,240,487  $   354,066   $ 207,840   $  1,639,451
                                                                                                (203,547)
                                                                                                  40,605
  Notes payable and obligations under capital leases.............        32,929       26,671          --         59,600
                                                                   ------------  -----------  -----------  ------------
  Total long-term debt...........................................     1,273,416      380,737      44,898      1,699,051
                                                                   ------------  -----------  -----------  ------------
Stockholders' equity (deficiency)
  Common stock, $.01 par value; 150,000,000 shares authorized;
    32,586,190 shares issued and outstanding, actual, 46,476,744
    shares issued and outstanding, pro forma for the merger......           326          311        (311)           465
                                                                                                     139

  Non-voting common stock........................................            --            1          (1)            --
  Additional paid-in capital.....................................       389,754       81,346     (81,346)       996,054
                                                                                                 606,300

  Unearned compensation..........................................        (6,442)          --          --         (6,442)
  Accumulated other comprehensive loss...........................       (27,461)      (1,003)      1,003        (27,461)
  Accumulated deficit............................................      (343,571)    (158,253)    158,253       (343,571)
                                                                   ------------  -----------  -----------  ------------
    Total stockholders' equity (deficiency)......................        12,606      (77,598)    684,037        619,045
                                                                   ------------  -----------  -----------  ------------
      Total capitalization.......................................  $  1,286,022  $   303,139   $ 728,935   $  2,318,096
                                                                   ------------  -----------  -----------  ------------
                                                                   ------------  -----------  -----------  ------------

           VIATEL UNAUDITED PRO FORMA COMBINING FINANCIAL INFORMATION

    The following Unaudited Pro Forma Combining Balance Sheet of Viatel as of June 30, 1999 and Unaudited Pro Forma Combining Statement of Operations of Viatel for the six months ended June 30, 1999 and the year ended December 31, 1998 illustrate the effect of the merger with Destia. The Unaudited Pro Forma Combining Balance Sheet assumes that the merger with Destia had been completed as of June 30, 1999 and the Unaudited Pro Forma Combining Statements of Operations assumes that the merger with Destia had been completed as of the beginning of the periods presented. Certain reclassifications have been made to Destia's financial statements to conform with Viatel's presentation.

    Under the terms of the transaction, the holders of Destia common stock will receive shares of Viatel common stock on the basis of an exchange ratio of 0.445 of a Viatel share for each Destia share.

ACCOUNTING TREATMENT

    Viatel will record the merger as a purchase transaction. For accounting purposes, Viatel will be deemed to be the acquiring corporation in the merger.

    The pro forma adjustments are based upon currently available information and assumptions that management of Viatel believes are reasonable and certain information provided by management of Destia. Viatel will account for the merger based upon the estimated fair market value of the net tangible assets, intangible assets and liabilities acquired at the date of acquisition. The adjustments included in the Unaudited Pro Forma Combining Financial Information represent the preliminary determination of these adjustments based upon available information. Viatel cannot assure you that the actual adjustments will not differ significantly from the pro forma adjustments reflected in the Unaudited Pro Forma Combining Financial Information.

    The Unaudited Pro Forma Combining Financial Information is not necessarily indicative of either future results of operations or results that might have been achieved if the merger with Destia had been consummated as of the indicated dates. The Unaudited Pro Forma Combining Financial Information should be read in conjunction with the historical financial statements of Viatel and Destia, together with the related notes thereto, which are included elsewhere in this joint proxy statement/ prospectus.

     VIATEL UNAUDITED PRO FORMA COMBINING BALANCE SHEET AS OF JUNE 30, 1999

                                                                                      PRO FORMA   VIATEL PRO
                                                              VIATEL      DESTIA       MERGER        FORMA
                                                             HISTORICAL HISTORICAL   ADJUSTMENTS   COMBINED
                                                             ---------  -----------  -----------  -----------
                                                                              (IN THOUSANDS)
Assets
Current assets:
  Cash and cash equivalents................................  $ 536,659   $ 118,844    $            $ 655,503
  Restricted cash equivalents..............................     11,987          --           --       11,987
  Restricted marketable securities, current................     90,308       9,591       13,100(5)    112,999
  Trade accounts receivable, net...........................     44,520      46,447           --       90,967
  Other receivables........................................     28,354          --           --       28,354
  Prepaid expenses.........................................      7,999       6,045           --       14,044
                                                             ---------  -----------  -----------  -----------
      Total current assets.................................    719,827     180,927       13,100      913,854
                                                             ---------  -----------  -----------  -----------
Restricted marketable securities, non-current..............     94,285      21,458       26,280(5)    142,023
Property and equipment, net................................    587,903     132,375           --      720,278
Cash securing letters of credit for network construction...    112,404          --           --      112,404
Intangible assets, net.....................................     68,349      62,385      758,440(1)    829,039
                                                                                        (62,385)(1)
                                                                                          2,250(5)

Other assets...............................................     11,744       4,263           --       16,007
                                                             ---------  -----------  -----------  -----------
      Total assets.........................................  $1,594,512  $ 401,408    $ 737,685    $2,733,605
                                                             ---------  -----------  -----------  -----------
                                                             ---------  -----------  -----------  -----------

Liabilities and Stockholders' Equity (Deficiency)
Current liabilities:
  Accrued telecommunications costs.........................  $  46,563   $  18,137    $      --    $  64,700
  Accounts payable, other accrued expenses and deferred         21,910      60,464        7,725(1)     91,124
    revenue................................................
                                                                                          1,025(5)
  Property and equipment purchases payable.................    202,282          --           --      202,282
  Accrued interest.........................................     23,368       9,591           --       32,959
  Liability under joint construction agreement.............      3,266          --           --        3,266
  Current installments of notes payable, long-term debt and
    obligations under capital leases.......................     11,101      10,077           --       21,178
                                                             ---------  -----------  -----------  -----------
      Total current liabilities............................    308,490      98,269        8,750      415,509
                                                             ---------  -----------  -----------  -----------
Long-term liabilities:
  Long term debt...........................................  1,240,487     354,066      207,840(1)  1,639,451
                                                                                       (203,547)(1)
                                                                                         40,605(5)
  Notes payable and obligations under capital leases,
    excluding current installments.........................     32,929      26,671           --       59,600
                                                             ---------  -----------  -----------  -----------
      Total long-term liabilities..........................  1,273,416     380,737       44,898    1,699,051

Commitments and contingencies
Stockholders' equity (deficiency):
  Common stock.............................................        326         311         (311)(1)        465
                                                                                            139(1)
  Non-voting common stock..................................         --           1           (1)(1)         --
  Additional paid-in capital...............................    389,754      81,346      (81,346)(1)    996,054
                                                                                        544,510(1)
                                                                                         47,908(1)
                                                                                         13,882(1)
  Unearned compensation....................................     (6,442)         --           --       (6,442)
  Accumulated other comprehensive loss.....................    (27,461)     (1,003)       1,003(1)    (27,461)
  Accumulated deficit......................................   (343,571)   (158,253)     158,253(1)   (343,571)
                                                             ---------  -----------  -----------  -----------
      Total stockholders' equity (deficiency)..............     12,606     (77,598)     684,037      619,045
                                                             ---------  -----------  -----------  -----------
      Total liabilities and stockholders' equity...........  $1,594,512  $ 401,408    $ 737,685    $2,733,605
                                                             ---------  -----------  -----------  -----------
                                                             ---------  -----------  -----------  -----------

 See accompanying notes to unaudited pro forma combining financial information.

          VIATEL UNAUDITED PRO FORMA COMBINING STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999

                                                                                                        VIATEL
                                                             VIATEL      DESTIA    PRO FORMA MERGER    PRO FORMA
                                                           HISTORICAL  HISTORICAL     ADJUSTMENTS      COMBINED
                                                           ----------  ----------  -----------------  -----------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue:
  Communication services revenue.........................  $   96,243  $  138,590     $        --     $   234,833
  Capacity sales.........................................      34,102          --              --          34,102
                                                           ----------  ----------  -----------------  -----------
    Total revenue........................................     130,345     138,590              --         268,935
                                                           ----------  ----------  -----------------  -----------
Operating expenses
  Cost of services and sales.............................     103,607      98,737              --         202,344
  Selling, general and administrative....................      39,853      56,526              --          96,379
  Depreciation and amortization..........................      21,582      12,764          54,174(2)       85,936
                                                                                           (2,584)(3)
                                                           ----------  ----------  -----------------  -----------
    Total operating expenses.............................     165,042     168,027          51,590         384,659
                                                           ----------  ----------  -----------------  -----------
Operating loss...........................................     (34,697)    (29,437)        (51,590)       (115,724)
Interest income..........................................      13,766       3,866              --          17,632
Interest expense.........................................     (61,665)    (23,395)        (14,286)(1)     (88,850)
                                                                                           10,611(1)
                                                                                             (115)(5)
Other expense............................................          --        (743)             --            (743)
                                                           ----------  ----------  -----------------  -----------
Net loss.................................................     (82,596)    (49,709)        (55,380)       (187,685)
                                                           ----------  ----------  -----------------  -----------
Dividends on redeemable convertible preferred stock......      (1,341)         --              --          (1,341)
                                                           ----------  ----------  -----------------  -----------
Net loss attributable to common stockholders.............  $  (83,937) $  (49,709)    $   (55,380)    $  (189,026)
                                                           ----------  ----------  -----------------  -----------
                                                           ----------  ----------  -----------------  -----------
Loss per common share, basic and diluted:
  Before extraordinary item..............................  $    (3.42) $    (2.07)                    $     (4.92)
  From extraordinary item................................          --          --                              --
                                                           ----------  ----------                     -----------
  Net loss attributable to common stockholders...........  $    (3.42) $    (2.07)                    $     (4.92)
                                                           ----------  ----------                     -----------
                                                           ----------  ----------                     -----------
Weighted average common shares outstanding, basic and
  diluted................................................      24,524      24,028                          38,415(4)
                                                           ----------  ----------                     -----------
                                                           ----------  ----------                     -----------

 See accompanying notes to unaudited pro forma combining financial information.

          VIATEL UNAUDITED PRO FORMA COMBINING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                                                        VIATEL
                                                            VIATEL       DESTIA    PRO FORMA MERGER    PRO FORMA
                                                          HISTORICAL   HISTORICAL     ADJUSTMENTS      COMBINED
                                                          -----------  ----------  -----------------  -----------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue:
  Communication services revenue........................  $   131,938  $  193,737     $        --     $   325,675
  Capacity sales........................................        3,250          --              --           3,250
                                                          -----------  ----------  -----------------  -----------
    Total revenue.......................................      135,188     193,737              --         328,925
                                                          -----------  ----------  -----------------  -----------
Operating expenses
  Cost of services and sales............................      122,109     140,548              --         262,657
  Selling, general and administrative...................       44,893      80,092              --         124,985
  Depreciation and amortization.........................       16,268      11,866         108,349(2)      133,937
                                                                                           (2,546)(3)
                                                          -----------  ----------  -----------------  -----------
    Total operating expenses............................      183,270     232,506         105,803         521,579
                                                          -----------  ----------  -----------------  -----------
Operating loss..........................................      (48,082)    (38,769)       (105,803)       (192,654)

Interest income.........................................       28,259      11,516              --          39,775
Interest expense........................................      (79,177)    (41,030)        (28,571)(1)    (131,858)
                                                                                           17,151(1)
                                                                                             (231)(5)
Other expense...........................................           --        (661)             --            (661)
                                                          -----------  ----------  -----------------  -----------
Loss before extraordinary loss..........................      (99,000)    (68,944)       (117,454)       (285,398)
Extraordinary loss on debt prepayment...................      (28,304)         --              --         (28,304)
                                                          -----------  ----------  -----------------  -----------
Net loss................................................     (127,304)    (68,944)       (117,454)       (313,702)

Dividends on redeemable convertible preferred stock.....       (3,301)         --              --          (3,301)
                                                          -----------  ----------  -----------------  -----------
Net loss attributable to common stockholders............  $  (130,605) $  (68,944)    $  (117,454)    $  (317,003)
                                                          -----------  ----------  -----------------  -----------
                                                          -----------  ----------  -----------------  -----------
Loss per common share, basic and diluted:
  Before extraordinary item.............................  $     (4.44) $    (3.31)                    $     (7.81)
  From extraordinary item...............................        (1.23)         --                           (0.77)
                                                          -----------  ----------                     -----------
Net loss attributable to common stockholders............  $     (5.67) $    (3.31)                    $     (8.58)
                                                          -----------  ----------                     -----------
                                                          -----------  ----------                     -----------
Weighted average common shares outstanding, basic and
  diluted...............................................       23,054      20,846                          36,945(4)
                                                          -----------  ----------                     -----------
                                                          -----------  ----------                     -----------

 See accompanying notes to unaudited pro forma combining financial information.

      VIATEL NOTES TO UNAUDITED PRO FORMA COMBINING FINANCIAL INFORMATION

(1) Reflects the acquisition by Viatel Acquisition Corp. of Destia at June 30, 1999 as follows:

    (i) the issuance of 13.9 million shares of Viatel common stock using an exchange ratio of 0.445 of a share of Viatel common stock for each share of Destia common stock; Viatel common stock is valued at $39.21 per share, which represents the average of the closing stock price three days prior to and three days after the announcement of the merger.

    (ii) the exchange by holders of Destia's 11% senior discount notes due 2008 with accreted value of $203,547,000 at June 30, 1999, for Viatel's 11.50% senior dollar notes due 2009 with an estimated aggregate principal amount of $207,840,000. Under the terms of the exchange, holders of Destia's 11% senior discount notes will receive Viatel's 11.50% senior dollar notes. The pro forma calculations assume that 100% of Destia's 11% senior discount notes will be tendered in the exchange offer. For each 1% of Destia's 11% senior discount notes that are not tendered in the exchange offer, the principal amount of Viatel pro forma senior dollar notes issued will be reduced by $2,484,000. To the extent that Destia's 11% senior discount notes are not exchanged, Destia would have an obligation to repurchase any outstanding Destia notes which are put back to Destia at 101% of accreted value. The pro forma calculations also assume that none of Destia's 13.50% senior notes due 2007 will be tendered to the combined company pursuant to the offer to repurchase that Destia is required to make as a result of the merger.

   (iii) estimated transaction costs for Viatel of $7,725,000;

    (iv) elimination of Destia goodwill and deferred financing costs;

    (v) the value of Viatel stock options exchanged for outstanding Destia stock options. Such value has been determined using the Black-Scholes method assuming 92.5% volatility, a risk free interest rate of 5.6% and an average exercise period of two years;

    (vi) the value of Viatel warrants exchanged for outstanding warrants of Destia. Such value has been determined using the Black-Scholes model assuming 92.5% volatility, a risk free interest rate of 5.6% and an average exercise period of two years; and

   (vii) the elimination of historical net assets acquired comprised of Destia's historical stockholders' equity reduced by goodwill and deferred financing fees.

Issuance of Common Stock (dollars in thousands)
    Destia shares outstanding at June 30, 1999...............  31,119,397
    Destia non-voting common shares outstanding at June 30,
      1999...................................................      95,331
                                                               ----------
    Adjusted Destia shares outstanding June 30, 1999.........  31,214,728
    Exchange ratio of 0.445 to 1 share.......................       0.445
                                                               ----------
    Number of shares issued to acquire Destia................  13,890,554
    Per share price..........................................  $    39.21
    Value of shares issued...................................              $ 544,649
    Value of debt exchanged..................................                207,840
    Value of options exchanged...............................                 47,908
    Value of warrants exchanged..............................                 13,882
    Estimated Viatel transaction costs.......................                  7,725
                                                                           ---------
    Purchase price...........................................                822,004
Less net assets acquired:
    Destia 11% senior discount notes due 2008 exchanged......  $  203,547
    Destia stockholders' deficit.............................     (77,598)
    Destia intangible assets.................................     (50,809)
    Destia deferred financing fees...........................     (11,576)
                                                               ----------
                                                                              63,564
    Excess of cost over historical net assets acquired.......              $ 758,440

      VIATEL NOTES TO UNAUDITED PRO FORMA COMBINING FINANCIAL INFORMATION

        For illustrative purposes, Viatel has made a preliminary allocation of excess cost over estimated net assets acquired to goodwill as Destia's assets and liabilities are estimated to approximate fair value. The final allocation of purchase price to assets and liabilities acquired will depend upon the final purchase price and the final estimates of fair values of assets and liabilities of Destia at the closing date. Viatel will undertake a study to determine the fair values of assets and liabilities acquired and will allocate the purchase price accordingly. Viatel believes that the carrying value of current assets and current liabilities approximates fair value and that the excess of cost over historical net assets acquired will be allocated to property and equipment, telecommunications licenses, goodwill and other identifiable intangibles. However, there can be no assurance that the actual allocation will not differ significantly from the pro forma allocation.

(2) Reflects the amortization expense of the excess of cost over historical net assets acquired in the merger by use of the straight-line method over 7 years. Should the allocation of such excess of cost over historical net assets acquired differ significantly as described in note 1 above, amortization expense could increase since the depreciable lives of assets other than goodwill may be shorter.

(3) Reflects the elimination of Destia's historical amortization of goodwill and deferred financing costs.

(4) The average common shares outstanding used in calculating pro forma loss per common share from continuing operations are calculated assuming that the estimated number of shares of Viatel common stock to be issued in the merger were outstanding from the beginning of the periods presented. Options and warrants to purchase shares of common stock were not included in computing pro forma diluted earnings per common share because their inclusion would result in a smaller loss per common share.

(5) Reflects the sale of $40,605,000 in principal amount of Viatel's 11.50% senior dollar notes due 2009 for cash. The net proceeds from the offering of $39,380,000 are assumed to be applied to purchase U.S. government securities that are pledged to secure the payment of interest through March 15, 2001 on $248,445,000 aggregate principal amount of Viatel's 11.50% senior dollar notes. The related deferred financing costs of $2,250,000 are being amortized over the term of the related debt.

                                VIATEL BUSINESS

OVERVIEW

    Viatel is a rapidly growing international communications company providing high quality, competitively priced, long distance communication and data services to end-users, carriers and resellers. Viatel's revenue has grown from $32.3 million in 1995 to $135.2 million in 1998, and today Viatel has a direct sales force in 12 Western European cities and an indirect sales force in more than 180 locations in Western Europe.

    To capitalize on the opportunities presented by deregulation of the telecommunications industry in Western Europe, Viatel established an early presence and sought aggressively to acquire licenses, interconnection and infrastructure. Today, Viatel has licenses in each of Belgium, France, Germany, Italy, The Netherlands and the United Kingdom and interconnection agreements with the incumbent telecommunications operator in each of these countries. Viatel also has licenses in Spain and Switzerland and expects to obtain interconnection agreements in these countries during the fourth quarter of 1999.

    Viatel currently operates one of Europe's largest pan-European networks, with points of presence in 45 cities. Viatel believes that control of network infrastructure is critical to becoming a high quality, low-cost provider of communications services because it will enable Viatel to better manage service offerings, quality of transmission and costs. Accordingly, Viatel is currently in the process of migrating from a network composed of international and domestic leased circuits to a network composed primarily of owned circuits. To facilitate this transition, in 1998 Viatel commenced construction of a five-ring fiber optic network in the largest telecommunications markets in Europe. These five rings, which are expected to consist of approximately 8,700 route kilometers, comprise Viatel's Circe Network. In March 1999, Viatel completed construction of phase one of the Circe Network, which connects four European countries and includes London, Paris, Amiens, Brussels, Antwerp, Rotterdam and Amsterdam. In July 1999, Viatel completed construction of phase two of the Circe Network, which extends through northern France, The Netherlands and into western Germany. Viatel has begun construction of phase three, which will extend through eastern Germany, and plans to begin construction of phases four and five, which will extend into southern France and Switzerland, in the latter part of 1999. It is currently anticipated that phases four and five will be completed during the third quarter of 2000.

    Viatel believes, and its experience to date has indicated, that demand from end-users, carriers and other communications companies for high quality transmission capacity in Europe will increase over the next several years due to fundamental changes in the communications industry brought about by regulatory and technical improvements. Viatel also believes that cost effective transmission capacity in Europe will allow new capacity intensive applications to be created which will, in turn, fuel the need for additional capacity. Viatel's network should allow it to meet this increased demand by providing abundant transmission capacity for:

    - continued growth in existing long distance voice service business;

    - additional provision of wholesale services to the large base of resellers that is developing as deregulation continues in Western Europe;

    - Internet, electronic commerce, multi-media and video services and other new technologies and applications; and

    - asynchronous transfer mode, frame relay, Internet protocol and other high speed data transmission services.

    As part of Viatel's strategy to capture a share of the rapidly growing data market, in the first quarter of 1999 Viatel entered into an arrangement with Lucent Technologies pursuant to which Lucent is installing asynchronous transfer mode backbone network equipment on Viatel's Circe Network. This backbone equipment is designed to enable Viatel to provide packet switched voice, video conferencing, private intranets and dedicated Internet protocol transport over an integrated platform and offer end-users high capacity, speed and reliability. Lucent has agreed to cooperate with Viatel in developing marketing strategies to promote data services, to train Viatel's personnel and to assist it in achieving network-to-network interfaces with certain specified carriers. Viatel expects its data network to be commercially operable in the second quarter of 2000.

MARKET OPPORTUNITIES

    International telecommunications is one of the fastest growing segments of the long distance industry, having experienced a compounded growth in total minutes of 15.5% per annum from 1988 to 1998. In 1997, according to industry sources, the European international long distance market for voice services was the largest in the world, with approximately 29.6 billion minutes or 43% of international calling volume originating in Europe. A substantial portion of the traffic originating in Europe terminates in Europe or the United States, where Viatel has international gateway switches.

                         INTERNATIONAL TRAFFIC PATTERNS

                                                                                     DESTINATION
                                                                       ---------------------------------------
COUNTRY (MARKET DATA AS OF)                                               EUROPE*         USA         OTHER
--------------------------------------------------  OUTGOING MINUTES   -------------      ---      -----------
                                                    -----------------
                                                      (IN MILLIONS)
United Kingdom (1997/1998)........................          5,800               52%           13%          35%
Germany (1997)....................................          5,333               52             6           42
France (1997).....................................          3,545               64             6           30
Italy (1997)......................................          2,352               57            11           32
Switzerland (1997)................................          2,164               70             4           26
Netherlands (1997)................................          1,535               75             6           19
Belgium (1996)....................................          1,228               85             4           11
Spain (1995)......................................          1,025               70             5           25

------------------------

*   Europe-EU member states and Switzerland.

Source:  TeleGeography 1999.

    In 1997, the market for total domestic and international long distance in the Western European countries in which Viatel operates represented approximately $104.3 billion, with $87.4 billion representing national long distance and approximately $16.9 billion representing international long distance (Source: "The European Telecommunications Fact File 1998"). In many European Union member states, the ability to provide telecommunications services was liberalized on January 1, 1998. Viatel believes that regulatory liberalization in Western Europe and technological advancements eventually will lead to market developments similar to those that have occurred in the United States and the United Kingdom following deregulation, including an increase in both international and national traffic volume, reduced prices, increased service offerings and the emergence of new entrants. By 1997, new entrants had amassed approximately 56.4% of the United States international long distance market, from approximately 2.7% in 1985. (Source: FCC Common Carrier Bureau). In addition, from 1991 to July 1998 the number of licensed long distance competitors in the United Kingdom grew from 2 to 144. (Source: TeleGeography, 1999).

    Viatel believes that there continues to be a shortage of cross-border capacity in Europe. Most infrastructure in Europe is owned and operated by the incumbent telecommunications operator. Under the traditional system of carrying cross-border telecommunications traffic in Europe, the incumbent telecommunications operators did not develop end-to-end cross-border circuits, but rather connected their national networks with other carriers at the border pursuant to bilateral agreements. Viatel believes the system of bilateralism resulted in a serious shortage of cross-border capacity in Europe. Viatel also believes that cost-effective transmission capacity in Europe will allow new capacity intensive applications to be created which will, in turn, fuel the need for additional capacity.

    Viatel believes that a substantial part of the capacity on existing routes has a number of deficiencies including: (1) high costs, (2) lack of end-to-end quality control, (3) limited availability of capacity, (4) long lead times for provisioning, (5) lack of redundancy and (6) long delays for restoration. While there have been significant reductions in leased line costs as a result of deregulation, these deficiencies are exacerbated by the increase in demand for capacity from new entrants, thereby resulting in artificially and significantly higher costs. Viatel believes there is a significant opportunity to provide high quality, cost-effective capacity to new entrants.

SERVICES

    Viatel currently provides competitively priced long distance services with value-added features that typically have not been provided by the respective international telecommunications operator in many of the countries in which it operates. The products and services include switched and dedicated long distance, 800 services, calling cards, domestic and international private line, debit cards, conference calling, advanced billing systems, enhanced fax and data connections and management. Viatel is actively exploring the provision of new services, including Internet access, web hosting, asynchronous transfer mode and frame relay services, the provision and management of intranets and virtual private networks and video conferencing. Viatel has an arrangement with Lucent to facilitate the provision of these services in the future.

    Viatel's principal services include:

    VIADIRECT--permits domestic and international calling to more than 230 countries and territories through interconnect switched access. This service is currently marketed exclusively in Belgium, France, Germany, The Netherlands and the United Kingdom where Viatel has full interconnection and a national operator's license. In addition, carrier preselection, eliminating the requirement to dial carrier selection codes, is available in Germany.

    VIADIRECT PLUS--provides dedicated access via a leased line from the customer to Viatel's network, permitting calling without dialing access or location codes.

    VIACALL EXPRESS--provides a paid (local) access or toll free number programmed to dial an existing phone number or system, generally in another country, without the need for special circuits or modifications.

    VIACALL--enables virtual private network calling to a pre-defined group of locations within a closed user group that can be modified as required, subject to regulatory limitations.

    VIACONNECT--provides "anywhere to anywhere" international callback access through manual, automatic or Internet initiated callback. These services are also offered with international toll-free access, subject to pricing considerations.

    VIAGLOBE--provides calling card access from more than 50 countries. In addition to offering savings over the calling cards of AT&T, MCI and other providers of credit-based international calling cards, VIAGLOBE provides 24-hour operator assistance and speed dialing.

    VIACARD--is a prepaid international debit card which provides many of the same features as VIAGLOBE on a prepaid basis.

    VIALINK--is the new audio conference service, allowing automatic, manual or operator assisted establishment of conference calls 24 hours a day, seven days a week.

    VIA0800--is a personal 0800 number permitting users to call the sponsor at no cost.

    Viatel recently announced its offering of the "One World, One Rate" Club, which is available to business and residential customers in Belgium, Canada, France, Germany, The Netherlands, Switzerland, the United Kingdom and the United States. Club members will be able to make domestic and international long distance calls within these eight countries--24 hours as day, seven days a week-- for only five cents per minute. Club subscribers will be able to choose from three levels of membership which will entitle the member to a specified number of minutes at the club rate. The club rate is scheduled to be rolled-out on January 1, 2000. The "One World, One Rate" Club is a joint product offering within Destia.

DATA SERVICES

    The data communications industry is expected to grow in the near term. To efficiently handle this growth, the industry has been shifting away from circuit switching, where a route is maintained for the duration of an entire call, to packet switching, where digital packets of information for various destinations are routed over a frame relay, asynchronous transfer mode or Internet protocol network in an efficient and cost-effective manner.

    As part of Viatel's strategy to capture a share of the rapidly growing data business market, in the first quarter of 1999 Viatel entered into an arrangement with Lucent pursuant to which Lucent is installing asynchronous transfer mode backbone network equipment on its Circe Network. This backbone equipment is designed to enable Viatel to provide packet switched voice, video conferencing, private intranets and dedicated Internet protocol transport over an integrated platform and offer end-users high capacity, speed and reliability. Lucent has agreed to cooperate with Viatel in developing marketing strategies to promote Viatel's data services, to train Viatel's personnel and to assist Viatel in achieving network-to-network interfaces with certain specified carriers. Viatel believes that its data network will be commercially operable in the second quarter of 2000.

    Viatel has no direct experience in offering data services. See "Risk Factors--The Combined Company May Not Be Able to Provide Data Transmission Services Effectively."

THE VIATEL NETWORK

    Viatel currently operates one of Europe's largest pan-European networks, with international gateway switching centers in New York, New York; Somerset, New Jersey; and London, England, points of presence in 45 Western European cities, including switches in Amsterdam (The Netherlands), Barcelona and Madrid (Spain), Brussels (Belgium), Frankfurt (Germany), Milan and Rome (Italy) and Paris (France), and Viatel's Circe Network. Additional points of presence are placed to enhance network use and as required by the various interconnection agreements to which Viatel is a party. Viatel intends to install additional points of presence in cities with both significant calling activity directed to its switched-based cities and significant potential for originating and terminating international and domestic long distance traffic.

    Access to Viatel's services is obtained either through "indirect access" or "dedicated access." Currently, substantially all of its business end-users use one or more forms of indirect access. Indirect access requires the end-user to use (1) carrier selection codes (e.g., "1623" in The Netherlands, Belgium and France, "01079" in Germany), which require Viatel to pay a regulated tariff for using the incumbent telecommunications operator's network to originate the calls; (2) national or international toll-free, which accesses a Viatel switch by direct dial; or (3) call reorigination, which enables the end-user to receive a return call providing a dial tone originated from one of Viatel's U.S. switching centers. End-users using dedicated access are connected to one of Viatel's switches or points of presence by a private leased line connected to the end-user's premises. Carrier selection and dedicated access are Viatel's access methods of choice. As the regulatory environment permits, Viatel expects more customers will pre-select it as their long distance provider. As Viatel's service offering broadens, it anticipates the percentage of its customers who utilize dedicated access will increase. Viatel currently has interconnection agreements with Belgacom (Belgium), British Telecom (United Kingdom), Deutsche Telekom (Germany), France Telecom (France), KPN (The Netherlands), Telecom Italia (Italy) and Telefonica de Espana (Spain). Viatel also has interconnection agreements with Cable & Wireless (United Kingdom) and Infostrada (Italy). Viatel is currently negotiating an interconnection agreement with Swisscom (Switzerland). Viatel can provide no assurance that it will be successful in securing such interconnection agreement in a satisfactory or timely manner.

    Viatel's ownership of transmission infrastructure and switches reduces its reliance on other carriers, enables routing of telecommunications traffic over multiple transmission paths, aids in controlling costs and permits the compilation of call record data and other customer information.

    THE EUROPEAN PORTION OF VIATEL'S NETWORK

    Viatel's network in Europe currently consists of an international gateway switching center in London, switches in the Western European cities mentioned above and Viatel's Circe Network. The cities in which Viatel's switches are located were chosen due to the substantial number of international calls originating there. To date, Viatel's European network has been primarily used for call origination. Viatel anticipates increasing use of its European network to transport calls in Western Europe. See "--Carrier Contracts."

    CIRCE NETWORK

    Viatel's Circe Network is a series of state-of-the-art, high quality, high capacity, self-healing rings, utilizing advanced synchronous digital hierarchy, the current international standard for digital transmission, and dense wave division multiplexing technology.

    As currently planned, the Circe Network will be comprised of five interlocking, bi-directional rings, consisting of approximately 8,700 route kilometers of fiber optic cable. The first phase of the Circe Network, consisting of approximately 1,850 route kilometers (including 312 route kilometers of undersea fiber optic cable) was placed into operation during the first half of March 1999. The second phase, which extends through northern France, The Netherlands and into western Germany, was placed into service on July 29, 1999. The third phase, which will extend through eastern Germany, currently is scheduled to be placed into service during the first quarter of 2000. Viatel currently anticipates that the fourth and fifth phases of the Circe Network, which will extend into southern France and Switzerland, will be completed during the third quarter of 2000.

    The Circe Network offers incumbent telecommunications operators and new entrants a compelling, cost-effective, high quality alternative for the transport of European cross-border telecommunications traffic. Under the traditional system of carrying cross-border telecommunications traffic in Europe, the incumbent telecommunications operator did not develop end-to-end cross-border circuits, but rather connected their national networks with other carriers at the border. The Circe Network's cross-border transport will offer consistently high transmission quality at reduced cost.

    Key characteristics of the Circe Network include:

    STATE-OF-THE-ART-TECHNOLOGY. The Circe Network uses a laser-generated light to transmit information bi-directionally over fiber optic glass strands with an initial capacity of 20 gigabits per second. In addition, the Circe Network employs dense wave division multiplexing technology. This technology allows more discrete wavelengths of light to be transmitted through fiber, thereby permitting the transfer of greater amounts of information at a lower cost than was achievable with prior fiber optic technology.

    UNIFORM NETWORK ARCHITECTURE. The entire Circe Network will consist of a single uniform configuration of Northern Telecom's optronics and Lucent's fiber optic cable, thereby enhancing service quality while improving efficiency and lowering costs.

    SECURE AND RELIABLE. The Circe Network is being designed to provide high security and reliability, employing such features as:

    - two redundant network operating centers monitoring the network 24 hours a day, seven days a week;

    - a self-healing architecture to allow for instantaneous restoration in the event of a single fiber cut;

    - fiber optic cable generally installed in high-density polyethylene conduits on terrestrial portions of the system; and

    - advanced cable armoring techniques on the submarine portions of the system.

    SCALABLE AND FLEXIBLE. The Circe Network's high density network architecture may be upgraded, without service interruptions, to at least 320 gigabits per second per fiber pair through the use of dense wave division multiplexing technology, to support demand for bandwidth intensive data applications. Viatel anticipates that each ring of the Circe Network will contain multiple conduits containing at least 48 fibers. These conduits will have excess space through which additional fibers may be run without the necessity for any further material civil works.

    PRIVATE LINE CIRCUITS

    While some of Viatel's nine switches in Western Europe are currently still connected to its international gateway switching center in London by private line circuits, these switches will be connected by the Circe Network as the various rings are constructed and placed into commercial operation. Private line circuits are permanent point-to-point connections for voice and data transmissions and, when certain levels of volume are reached, are less expensive for Viatel than purchasing minutes of use on another carrier's network. The private line circuits connecting Viatel's switches to the international gateway switching center in London are leased directly, or indirectly through third parties, from the incumbent telecommunications operator in the countries in which these calls originate.

    DIGITAL FIBER OPTIC CABLE OWNERSHIP

    As part of Viatel's concerted effort to convert leased capacity to owned capacity for the purpose of improving operating margins, it has continued to purchase indefeasible rights-of-use or minimum investment units in digital fiber optic cable systems, including indefeasible rights-of-use in (i) CANUS-1/CANTAT-3 (8.192 megabits per second), a transatlantic cable originating in the United States, Canada and the United Kingdom, (ii) TAT-12/13 (8.192 megabits per second), a transatlantic cable originating in the United States, the United Kingdom and France, (iii) Atlantic Crossing-1 (1,555.0 megabits per second), a transatlantic cable originating in the United States and the United Kingdom, and (iv) Gemini (44.736 megabits per second), a transatlantic cable originating in the United States and the United Kingdom, and minimum investment units in (i) FLAG (2.048 megabits per second), a cable connecting Europe with multiple locations in the Middle East and South and Eastern Asia, (ii) TAT-14 (311.0 megabits per second) and (iii) JUS-1 (155.5 megabits per second). Viatel also intends to acquire additional interests in digital fiber optic cable originating from its owned infrastructure and connected to certain European Union member states in which it has a physical presence. These cables will be used for transmission of traffic between the United States and Europe and within Europe, resulting in improved service quality at lower cost. By combining international gateway switching centers in New York and London with its transatlantic fiber optic cable capacity,

Viatel believes that it will be able to provide customers with improved quality, while lowering its transmission costs. See "Viatel Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of the effect of bringing traffic on-net.

    SWITCHING PLATFORMS

    Viatel's entire network utilizes "intelligent switches" which incorporate software designed to achieve least cost routing, the process by which Viatel enhances the routing of calls over the network for more than 230 countries and territories. Least cost routing is designed to allow calls that are not routed over the Viatel network to be routed directly from its switches to carriers that offer call completion at the lowest rate for each particular route at any given time.

    Viatel's network uses high capacity digital switching platforms designed to provide services quickly and cost-effectively. The switches are modular and scalable and incorporate some of the most advanced technologies such as self-diagnosis, integrated services, digital network hierarchical, call control and dynamic network management software. The backbone switches are primarily Nortel Telecom DMS switches. As Viatel's network continues to evolve, the installed base of switches can be augmented or upgraded to create a cost-effective, scalable network.

    INTERNATIONAL NETWORK OPERATIONS CENTERS

    Viatel currently monitors the activity of its network from international network operations centers in Egham, England and Somerset, New Jersey. These international network operations centers have been fitted with sophisticated surveillance and control capability, fraud detection and real time transmission quality enhancements. Viatel's Omaha, Nebraska site houses back office systems supporting the international network operations centers and Viatel's network. Each international network operations center is capable of acting as a full backup to the other and allows full monitoring capability and remote diagnostics and testing on key elements of Viatel's network.

    The international network operations centers utilize a portfolio of telecommunications network management operations support systems from Lucent. The Lucent systems are expected to be functionally integrated into one platform supporting multi-vendor network elements. Service activation provides workflow management from order entry through network provisioning and into billing. Service assurance includes trouble receipt, trouble management, and switch surveillance to include both traffic management and fault monitoring. Network management includes inventory management, design and network performance. The Lucent operations support systems provide Viatel with state-of-the-art service activation, service assurance and network management capabilities.

SALES AND MARKETING; CUSTOMERS

    The Circe Network is designed to allow end-users, carriers and resellers to integrate high quality, cross-border capacity into their end-user offerings. Prior to bringing the Circe Network into service, Viatel was limited in its ability to provide high capacity services to other carriers and thus, focused its business on selling to end-users and selling switched minutes to carriers and resellers in order to help use the fixed capacity of leased lines. With the high quality, low cost transmission capacity to be provided by the Circe Network, Viatel will be well positioned to offer large capacity services to the additional market segments listed below. Viatel is targeting the following seven major market segments:

    - RESELLERS. Resellers are carriers that do not own transmission facilities but obtain communications services from another carrier for resale to the public. Resellers are a growing portion of the market and are expected to increase in conjunction with the liberalization of the European telecommunications market.

    - INCUMBENT TELECOMMUNICATIONS OPERATORS. These customers consist of the incumbent telecommunications operators that have historically employed bilateral agreements with other incumbents for cross-border connectivity but are now selling their own transborder connectivity by leasing capacity on alternative networks.

    - INTERNATIONAL CARRIERS. These customers consist of non-European carriers with traffic between European and other international gateways. Viatel can provide these customers a pan-European distribution network to gather and deliver traffic to and from their own networks and other hubs.

    - END-USERS. Small- to large-sized enterprises need inexpensive voice and data services. The Circe Network should allow Viatel to satisfy this need and provide bundled services. Viatel expects that additional demand for alternative service providers will come from increased usage of dedicated circuits for Internet access, private lines for the deployment of wide-area networks by large enterprises, "single source" local and long distance services by small and medium-sized enterprises and emerging high capacity applications like cable TV programming distribution, other than broadcast, to the end-user.

    - ALTERNATIVE CARRIERS. These customers consist of new entrant carriers, cable TV and mobile carriers and competitive access providers. These new carriers have chosen to compete with the incumbent telecommunications operators in their respective countries.

    - INTERNET SERVICE PROVIDERS. Internet service providers are emerging rapidly and are expected to generate significant requirements for the services which Viatel offers. As capacity becomes available in Europe, Internet usage also is expected to grow. These networks require large capacity international connectivity services between Internet nodes, points of interconnection among multiple local Internet service providers, in all local European markets.

    - VALUE ADDED NETWORKS AND OTHER SERVICE PROVIDERS. Value added networks are data communications systems in which special service features enhance the basic data transmission facilities offered to customers. Many of these networks are targeted to the data transfer requirements of specific international customer segments, such as financial institutions. Many value added networks' basic network transmission requirement is to connect data switches or processors. Value added networks' providers purchase their own international circuits and build additional resiliency into their network infrastructure. Viatel will allow them to meet these needs cost-effectively, and to extend their services to new markets or customers while minimizing capital investment. This market segment is expected to experience substantial growth over the next several years.

    During 1998, one customer, LD Exchange.com, accounted for 10.6% of Viatel's revenues.

    From 1991 to 1994, Viatel's sales and marketing efforts were conducted by independent sales representatives in each of its markets. In late 1994, Viatel began establishing its own direct sales forces in certain Western European markets to take greater control over the sales and marketing functions and to provide a higher level of customer service. Currently, Viatel has a direct sales force in twelve cities in Western Europe and has established indirect sales offices, through arrangements with independent sales representatives and telemarketing agents, in more than 180 locations in Western Europe. Viatel has sales professionals dedicated to marketing and maintaining relationships with its wholesale customers in the United States and in the United Kingdom. In Europe, Viatel's sales and marketing staff is currently divided into two categories: direct sales representatives and indirect sales representatives. Direct sales representatives are responsible for face-to-face sales efforts to larger accounts and indirect sales representatives are responsible for telesales to smaller accounts.

    Viatel's direct sales personnel are currently compensated on a salary and commission basis, with potential commissions being paid on the basis of revenues generated by new customers solely during their first three months as a customer. After this three month period, the customer is turned over to proactive account managers who manage the account and are compensated based on the monthly growth of such account above certain minimum requirements. Viatel believes that this compensation structure provides maximum incentive to its direct sales force to continue to grow Viatel's customer base and revenue.

    Viatel's independent sales representatives are retained on a non-exclusive/commission-only basis, with commissions being subject to charge-back for revenues not collectible by Viatel. Viatel believes that its relationship with its independent sales representatives is good.

INFORMATION SYSTEMS

    Viatel believes that integrated and reliable billing and information systems are key elements for growth and success in the telecommunications industry. Accordingly, Viatel has made significant investments to acquire and implement sophisticated information systems which are designed to enable it to:

    - monitor and respond to customer needs by developing new and customized services,

    - manage least cost routing,

    - provide customized billing information,

    - provide high quality customer service,

    - detect and control fraud,

    - verify payables to suppliers and

    - rapidly integrate new customers.

    Viatel believes that its network intelligence, billing and financial reporting systems enhance its ability to competitively meet the increasingly complex and demanding requirements of the international and national long distance markets. While Viatel believes that these systems are currently sufficient for its operations, these systems will require routine upgrades and ongoing investments.

    Viatel currently has a turnaround time of approximately 48 hours for new account entry, subject to credit approval. However, commencement of service can take substantially longer. Viatel's billing system provides multicurrency billing, itemized call detail, city level detail for destination reporting and electronic output for select accounts. Customers are provided with several payment options, including automated credit card processing and automated direct debiting.

    Viatel has developed software to provide telecommunications services and render customer support. Each switch has a call detail recording function which is designed to enable Viatel to: (1) achieve accelerated collection of call records; (2) detect fraud and unauthorized usage; and (3) permit rapid call detail record analysis.

    Viatel also uses software to assist in analyzing traffic patterns and determining network usage and busy hour percentage, originating traffic by switching center, terminating traffic by supplier and originating traffic by customer. This data is utilized to provide least cost routing, which may result in call traffic being transmitted over Viatel's transmission facilities, other carriers' transmission facilities or a combination of such facilities. If traffic cannot be handled over the least cost route due to overflow, the least cost routing system is designed to transmit the traffic over the next least cost route. The least cost routing system chooses among the several variables to minimize the cost of a long distance call over more than 15 different suppliers and multiple choices of terminating carrier per country. The performance of the least cost routing system is verified based on a daily overflow report generated by Viatel's network traffic management and a weekly/monthly average termination cost report generated by its billing system.

CARRIER CONTRACTS

    Viatel has entered into contracts to purchase switched minute capacity from various domestic and foreign carriers and currently depends on such contracts for origination and termination of traffic on its network as well as for resale of this capacity to others. Carrier costs currently constitute a significant portion of Viatel's variable costs. Pursuant to these contracts, Viatel obtains guaranteed rates, which are generally more favorable than otherwise would be available, by committing to purchase minimum amounts of switched minutes from such carriers. If Viatel fails to meet its switched minute minimum requirements under a carrier contract, it would still be required to pay its minimum monthly commitment as a penalty. Viatel does not believe that the loss of any one supplier or contract would have a material adverse impact on its business, financial condition or results of operations. See "Viatel Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

COMPETITION

    Viatel's competitors include the incumbent telecommunications operator in each country in which it operates, global alliances among some of the world's largest telecommunications carriers and new entrants, such as alternative carriers, Internet backbone networks and other service providers. Two other broadband European networks are currently operational--KPN/Qwest and GTS/Esprit, and other broadband networks in Europe are expected to be operational in the next 12 months. These include networks being constructed by Global Crossing, Interoute and Concert, and the joint venture between British Telecom and AT&T. In addition, Colt Telecom Group and Level 3 Communications are sharing the costs of constructing two networks--one to link the German cities of Berlin, Koln, Dusseldorf, Frankfurt, Hamburg, Munich and Stuttgart and the other linking Paris, Frankfurt, Amsterdam, Brussels and London. Other potential competitors include:

    - Internet service providers,

    - cable communications companies,

    - wireless telephone companies,

    - electric and other utilities with rights-of-way,

    - railways,

    - microwave carriers and

    - large end-users which have private networks.

    The intensity of competition in both billable minutes and capacity has increased over the past several years, and Viatel believes that competition will continue to intensify, particularly in Western Europe, as other providers obtain connectivity.

    Viatel is aware that certain long distance carriers are expanding their capacity and believes that other long distance carriers and data service providers, as well as potential new entrants to the industry, will construct new fiber optic and other long distance transmission networks. Since the cost of the actual fiber is a relatively small portion of the cost of building new transmission lines, persons building such lines are likely to install fiber that provides substantially more transmission capacity than will be needed over the short- or medium- term. Further, recent technological advances have shown the potential to greatly expand the capacity of existing and new fiber optic cable. In addition, Viatel's sales or leases of capacity on the Circe Network to other carriers may result in competitors having capacity on routes along the Circe Network, which may in turn result in pricing pressures with respect to traffic carried along these routes. If capacity expansion in the telecommunications industry results in capacity that exceeds overall demand in general or along any of Viatel's routes, severe additional pricing pressure could develop. In addition, strategic alliances or similar transactions could result in additional competitive pressure on Viatel and could have a material adverse effect on Viatel. See "Viatel Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

    Many of Viatel's current and potential competitors have substantially greater financial, marketing and other resources than it does. If Viatel's competitors devote significant additional resources to the provision of international or national long distance telecommunications services to its target customer base, this action could have a material adverse effect on Viatel's business, financial condition and results of operations and Viatel cannot make any assurance that it will be able to compete successfully.

    Because all of Viatel's current and intended European markets (other than the United Kingdom) have only liberalized the provision of switched voice telephony during the past 22 months or still are in the process of liberalizing, customers in most of the markets are not accustomed to obtaining services from competitors to incumbent telecommunications operators and may be reluctant to use emerging telecommunications providers such as Viatel. In particular, Viatel's targeted customer base may be reluctant to entrust their telecommunications needs to new operators that are believed to be unproven. In addition, in continental Europe, certain of Viatel's competitors, including the incumbent telecommunications operators, provide potential customers with a broader range of services than Viatel is currently offering.

    Competition for customers in the telecommunications industry is primarily based on price and quality of services offered. Viatel prices its services primarily by offering discounts to the prices charged by incumbent telecommunications operators and other major competitors. However, over the past few years, prices for long distance calls have decreased substantially in the markets in which Viatel currently maintains operations and in which it expects to establish operations. Some of Viatel's larger competitors may be able to use their greater financial resources to cause severe price competition in the countries in which Viatel operates or expects to operate. Incumbent telecommunications operators in several Western European countries are responding to deregulation far more rapidly and aggressively than occurred after deregulation in the United States and the United Kingdom. Viatel expects that prices for its services will continue to decrease for the foreseeable future and that incumbent telecommunications operators and other dominant carriers will continue to improve their product offerings.

    The improvement in product offering and customer service by the incumbent telecommunications operators could have a material adverse effect on Viatel's competitiveness to the extent that Viatel is unable to provide similar levels of offerings and services. If the incumbent telecommunications operator in any jurisdiction uses its competitive advantages to their fullest extent, Viatel's operations in that jurisdiction would be adversely affected. Furthermore, the marginal cost of carrying calls over fiber optic cable is extremely low. As a result, certain industry observers have predicted that, within a few years, there may be dramatic and substantial price reductions and that long distance calls will not be significantly more expensive than local calls. In addition, numerous carriers currently offer or are implementing plans to offer telecommunications services over the Internet at substantially reduced prices. Any price competition could have a material adverse effect on Viatel's business, financial condition and results of operations.

    Incumbent telecommunications operators generally have certain competitive advantages that Viatel and other competitors do not have due to their control over local connections. Viatel relies on the incumbent telecommunications operator for access to the public switched telephone network and the provision of leased lines, and the failure of the incumbent telecommunications operators to provide this kind of access or leased lines at reasonable pricing or within a reasonable time frame could have a material adverse effect on Viatel's business, financial condition and results of operations. The reluctance of some national regulators to grant regulatory approvals, provide operative interconnection and enforce access to these operators' networks and essential facilities could have a material adverse effect on Viatel's competitive position. Viatel cannot provide any assurance that it would be able to compete effectively in any of its current or proposed markets. The Circe Network will reduce Viatel's dependence on incumbent telecommunications operators for leased long-haul lines, but it will not reduce dependence on such carriers to "last mile" access to the vast majority of Viatel's end-user customers.

GOVERNMENT REGULATION

    OVERVIEW

    National and local laws and regulations governing the provision of telecommunications services differ significantly among the countries in which Viatel currently operates and intends to operate. The interpretation and enforcement of these laws and regulations varies and could limit Viatel's ability to provide certain telecommunications services in certain markets. Viatel cannot provide any assurance that future regulatory, judicial and legislative changes will not have a material adverse effect on it, that domestic or international regulators or third parties will not raise material issues with regard to Viatel's compliance with applicable laws and regulations, or that other regulatory activities will not have a material adverse effect on its business, financial condition and results of operations.

    INTERNATIONAL TRAFFIC

    Under the World Trade Organization ("WTO") Agreement, concluded on February 15, 1997, 69 countries comprising 95% of the global market for basic telecommunications services agreed to permit competition from foreign carriers. In addition, 59 of these countries have subscribed to specific pro-competitive regulatory principles. The WTO Agreement became effective on February 5, 1998 and has been implemented, to varying degrees, by the signatory countries. Viatel believes that the WTO Agreement will increase opportunities for it and its competitors. However, Viatel cannot provide any assurance that the WTO Agreement will result in beneficial regulatory liberalization in all signatory countries.

    On November 26, 1997, the Federal Communications Commission adopted the Foreign Participation Order to implement the U.S. obligations under the WTO Agreement. In this order, the Federal Communications Commission adopted an open entry standard for carriers from World Trade Organization member countries, generally facilitating market entry for such applicants by eliminating certain existing tests. These tests remain in effect, however, for carriers from non-member countries.

    International carriers serving the United States, including Viatel, are subject to the Federal Communications Commission's international settlements policy which, as discussed below, has been susbtantially relaxed. The international accounting rate system allows a U.S. facilities-based carrier to negotiate an accounting rate with a foreign carrier for handling each minute of international telephone service. Each carrier's portion of the accounting rate, usually one-half, is referred to as the settlement rate. Historically, international settlement rates have vastly exceeded the cost of terminating telecommunications traffic. The Federal Communications Commission's international settlements policy requires: (1) the equal division of the accounting rate between the U.S. and foreign carrier,

(2) nondiscriminatory treatment of U.S. carriers, and (3) proportionate return of inbound traffic. To enforce the international settlements policy, the Federal Communications Commission has required carriers to file publicly available copies of their international settlement arrangements.

    The Federal Communications Commission adopted rules regarding specific rate levels for international settlements rates, which became effective on January 1, 1998 and which were substantially affirmed by the Federal Communications Commission on reconsideration on June 11, 1999. Many parties appealed the International Settlement Rates Order to the U.S. Court of Appeals for the D.C. Circuit. On January 12, 1999, the U.S. Court of Appeals for the D.C. Circuit issued an order resolving this appeal, upholding the International Settlement Rates Order in all respects.

    The International Settlement Rates Order generally requires U.S. facilities-based carriers to negotiate settlement rates with their foreign correspondent at no greater than Federal Communications Commission-established benchmark prices. In addition, the International Settlement Rates Order imposed new conditions upon certain carriers, including Viatel. First, as amended on reconsideration, the Federal Communications Commission conditioned facilities-based authorizations for service on a route on which a carrier has a foreign affiliate with market power upon the foreign affiliate offering all other U.S. carriers a settlement rate at or below the relevant benchmark. None of Viatel's foreign affiliates have market power. Second, the Federal Communications Commission conditioned any authorization to provide switched services over either facilities-based or resold international private lines upon the condition that at least half of the facilities-based international message telephone service traffic on the subject route is settled at or below the relevant benchmark rate. This condition applies whether or not the licensee has a foreign affiliate on the route in question.

    In the Foreign Participation Order described above, however, if the subject route does not comply with the benchmark requirement, a carrier can demonstrate that the foreign country provides "equivalent" resale opportunities. Accordingly, since the February 9, 1998 effective date of the Foreign Participation Order, Viatel has been permitted to resell private lines for the provision of switched services, also known as international simple resale, to any country that either has been found by the Federal Communications Commission to comply with the benchmarks or has been determined to be equivalent. Viatel, however, remains subject to prior Federal Communications Commission approval in order to provide resold private lines to any country in which it has an affiliated carrier that has not been found by the Federal Communications Commission to lack market power.

    In new rules released on May 6, 1999, and which became effective on July 29, 1999, the Federal Communications Commission removed the international settlements policy for: (1) all settlement arrangements between U.S. carriers and foreign carriers that lack market power, and (2) all settlement arrangements on routes where U.S. carriers are able to terminate at least 50 percent of their traffic in the foreign market at rates that are at least 25 percent below the applicable benchmark settlement rate. In this international settlement policy order, the Federal Communications Commission also eliminated the requirement that carriers file the settlement arrangements where the international settlements policy has been eliminated. Finally, the international settlement policy order expanded its rules to permit carriers to provide international simple resale on any route where the resale carrier exchanges switched traffic with a foreign carrier that lacks market power. Accordingly, Viatel will have more flexibility in negotiating settlement arrangements with many carriers on many routes, which it expects will lower costs of terminating international traffic, although Viatel's competitors will benefit from these new rules in the same way.

    Increasing regulatory liberalization in many countries' telecommunications markets now permits more flexibility in the way Viatel can route calls. Although certain Federal Communications Commission rules limit the way in which some international calls can be routed, Viatel does not believe that its network configuration, specifically the way in which traffic is routed through its facilities in the U.K., is specifically prohibited by, or undermines in any way, the intent of these rules. It is possible, however, that the Federal Communications Commission could find that Viatel's network configuration violates these rules. If Viatel were found to be in violation of these routing restrictions, and if the violation were sufficiently severe, it is possible that the Federal Communications Commission could impose sanctions and penalties upon it.

    REGULATORY STATUS

    A summary discussion of the regulatory environment in certain geographic regions in which Viatel operates or has targeted for penetration is set forth below.

    EUROPEAN UNION.  The European Union consists of the following member states:
Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, The Netherlands, Portugal, Spain, Sweden and the United Kingdom. The European Union was established by the Treaty of Rome and subsequent treaties. European Union member states are required to implement directives issued by the European Commission and the European Council by passing national legislation. If a European Union member state fails to effect such directives with national (or, as the case may be, regional, community or local) legislation and/or fails to render the provisions of such directives effective within its territory, the European Commission may take action against the European Union member state, including in proceedings before the European Court of Justice, to enforce the directives. Private parties may also bring actions against European Union member states for failures to implement such legislation.

    In an effort to promote competition and efficiency in the European Union telecommunications market, the European Commission and European Council have issued a number of key directives establishing basic principles for the liberalization of the European Union telecommunications market. The general framework for this liberalized environment has been set out in the European Commission's Services Directive and its subsequent amendments, including, in particular, the Full Competition Directive, adopted in March 1996. These directives require most European Union member states to permit competition in all telecommunications services and had set January 1, 1998 as the date by which all restrictions on the provision of telecommunications services and telecommunications infrastructure were to be removed, except in member states receiving special derogations. These directives have been supplemented by various harmonizing directives, which include the Open Network Provision Directives, as well as two additional directives adopted in 1997, the Licensing Directive and the Interconnection Directive.

    The Licensing Directive established a framework for the granting of national authorizations and licenses related to telecommunications services. It permits European Union member states to establish different categories of licenses for providers of infrastructure and services, but requires the overall scheme to be transparent and non-discriminatory. The Interconnection Directive requires member states to remove restrictions preventing negotiation of interconnection agreements. The Interconnection Directive requires member states to remove restrictions preventing negotiation of interconnection agreements. It imposes certain rights and obligations on all operators deemed by the member state regulator to be covered by the directive. It also imposes additional obligations on operators deemed by the member state regulator to have significant market power. These include obligations on fixed operators to offer cost oriented interconnection charges on non-discriminatory and transparent terms to other operators granted interconnection rights under the directive. The objective of the directive is to ensure adequate and efficient interconnection for public telecommunications networks and publicly available telecommunications services.

    In October 1997, the European Commission issued a consultative document on how the cost-orientation obligation on fixed operators with significant market power should be interpreted. The Commission recommends that cost oriented interconnection charges should be based on long running incremental costs. The Commission published benchmark interconnection rates derived from some of the long range incremental cost-based charges being offered at the time. For example, in the U.K. these rates were intended to be guidance to member states of what should be considered an acceptable level of interconnection charging by fixed operators with significant market power. They could be adopted in lieu of true long range incremental cost based charges until such time as an SMP operator's actual long range incremental costs could be established using adequate accounting systems.

    Several European Union member states have chosen to apply the provisions of the Interconnection Directive within their jurisdictions in such ways as to give more favorable treatment to infrastructure providers and network operators than to carriers and resellers that have made no infrastructure investment. Such distinctions must be objectively justified on the grounds of the type of interconnection provided or because of relevant licensing conditions. The Licensing Directive does not provide a clear definition of an infrastructure investment, and many European Union member states have adopted inconsistent approaches with respect to the level and type of infrastructure investment required to justify differences in interconnection charges. While Viatel believes that the European Commission will seek to minimize these disparities in national interconnection policies, there can be no assurance that these disparities will be eliminated or significantly reduced or that any such differences in regulatory treatment will not have a material adverse effect on Viatel. To the extent incumbent telecommunications operators deny or delay granting Viatel interconnection, even if only for a limited period of time, in any of the countries in which it has or will have points of presence, Viatel will be forced to terminate traffic through refile or resale agreements with other carriers, resulting in higher costs.

    The current European Union rules are likely to remain in force until 2002/2003, at which time a revised European Union framework is likely to be introduced which reflects the growth of competition since 1998. The European Commision is currently considering what the new framework should look like. It is too early to say what the impact might be on Viatel's activities.

    Each European Union member state in which Viatel currently conducts its business has a different regulatory regime and such differences are expected to continue. The requirements for Viatel to obtain necessary approvals vary considerably from country to country.

    BELGIUM. In December 1997, the Belgian Federal Parliament provided for full liberalization of the provision of telecommunications services. However, this law and secondary legislation are not yet complete.

    Under the existing licensing scheme, applicants seeking a network operator license must commit to invest 400 million Belgian Francs or to deploy 500 kilometers of transmission infrastructure within three years of the date the license is granted as well as investing an amount equal to 1% of annual turnover in order to fund research and development and other initiatives. Notwithstanding these stringent requirements, Viatel obtained a license for the provision of voice telephony over the entire country on December 8, 1998, and a license for the establishment and operation of a public telecommunications network, which covers virtually the entire country on February 1, 1999.

    Belgium is one of the European Union member states which differentiates between interconnection for infrastructure providers and network operators and switch-based carriers and resellers. The interconnection tariffs of Belgacom (Belgium's incumbent telecommunications operator), which have been officially approved by the Belgian Institute for Postal Services and Telecommunications, provides more favorable interconnection rates for infrastructure providers and network operators than for switch-based carriers and resellers. As a result of the construction of the Circe Network, Viatel qualifies for these more favorable rates.

    The modified Belgian Telecommunications Law also provides for the creation of a Universal Service Fund, to be managed by the Belgian Institute for Postal Services and Telecommunications, to which operators may be required to contribute funds in proportion to their revenues from the Belgian telecommunications market. However, the Universal Service Fund system will not be activated before the year 2000, and then only insofar as: (i) Belgacom claims a compensation for being the universal service provider, (ii) the Belgian Institute for Postal Services and Telecommunications considers that universal service provision represents a net cost, and (iii) the Belgian Federal Government takes a formal decision to activate the Universal Service Fund. Since 1998, the Belgian Institute for Postal Services and Telecommunications has "dry-run" the universal service costing model and kept operators informed of the contributions that they may be required to make if and when the Universal Service Fund is activated.

    FRANCE. In July 1996, legislation was enacted providing for the liberalization of all telecommunications activities in France by January 1, 1998.

    The establishment and operation of public telecommunications networks and the provision of voice telephony services to the public are subject to individual licenses granted by the Minister in charge of telecommunications upon recommendation of France's new independent regulatory authority, the Autorite de Regulation des T elecommunications ("ART").

    On June 5, 1998 Viatel was granted a regional license to be a public telecommunications network operator (under Article L33.1 of the French Code des Postes et T elecommunications) and a national license to be a provider of voice telephony services to the public (under Article L34.1 of the French Code des Postes et T elecommunications). An extension of the network operator license has been requested by Viatel in order to obtain a nationwide license. The application was sent to the ART on June 21, 1999. Viatel anticipates that the ART will give its recommendation within the next several weeks and that the Minister should grant the nation-wide license within one month from the date ART makes its recommendation. However, Viatel can give no assurance that this schedule will be met. In September 1998, an interconnection agreement was signed with France T elecom. However, this agreement became operational in the greater Paris region only in March 1999 and in the Strasbourg and Amiens regions only in August 1999.

    Viatel is subject to certain requirements in the operation of its public telecommunications network, most notably in terms of non-discriminatory treatment of customers and an obligation to accept reasonable requests for interconnection from other carriers.

    France is also one of the European Union member states which differentiates between interconnection for public telecommunications network operators, holding a L33.1 license, and voice telephony service providers, holding a L34.1 license. The interconnection tariffs of France Telecom, which have been officially approved by ART, provide substantially more favorable interconnection rates for public telecommunications network operators than for voice telephony service providers. As a result of the construction of the Circe Network, Viatel qualifies for these more favorable rates.

    GERMANY. The German Telecommunications Act of July 25, 1996 provided for the liberalization of all telecommunications activities by January 1, 1998. The German Telecommunications Act has been supplemented by several ordinances concerning, among other things, license fees, rate regulation, interconnection, universal service, frequencies and customer protection. The German telecommunications sector is overseen by the Regulatory Authority for Telecommunications and Post ("RegTP") that operates under the supervision of the Ministry of Economics.

    Under the German regulatory structure, licenses can be issued for different types of infrastructure as well as for the provision of services based on transmission lines provided by other service providers. Viatel has been issued a nationwide class 3 infrastructure license and a nationwide class 4 license for the provision of voice telephony.

    All existing interconnection agreements with Deutsche Telekom have been terminated effective December 31, 1999, requiring all affected parties to seek new interconnection with Deutsche Telekom. In a letter dated February 19, 1999, the Federal Communications Commission expressed its concerns about the new interconnection regime and argued that the action taken by Deutsche Telekom as well as other actions taken by such carrier were designed to impede effective and competitive market entry. Viatel is currently in the process of negotiating a new interconnection agreement with Deutsche Telekom and believes that it will be possible to come to an agreement with Deutsche Telekom prior to December 31, 1999. However, Viatel cannot provide any assurance that the new interconnection arrangement will contain terms which are as favorable to it as those contained in the current interconnection arrangement.

    ITALY. In 1997, the Italian authorities enacted a legislative framework for the full liberalization of telecommunications services by January 1, 1998. On February 12, 1999, Viatel received a license to provide voice telephony as well as to own and operate infrastructure.

    On July 24, 1998, Telecom Italia published its Reference Interconnect Offer, which has been amended earlier this year due to decisions by the Italian regulator. The offer allows interconnection at one point of interconnect and has brought interconnection rates down to a level much closer to the European Union benchmarks. Viatel initiated interconnection negotiations towards the end of 1998 and obtained an interconnection agreement with Telecom Italia on April 30, 1999.

    In Italy, providers of network infrastructure and switched voice services as well as national mobile operators are generally required to contribute to a universal service fund. Such a requirement is to take effect in 1999 provided that Telecom Italia demonstrates by March 31, 1999, on the basis of audited reports, that its universal service obligations impose on it net losses. Even in these circumstances, the Italian regulator can exempt new entrants from an obligation to contribute to such a universal service fund. Both the Italian competition agency and the European Commission are likely to recommend such an exemption scheme to the Italian regulator. However, Viatel cannot assess at this time any possible impact of any such universal service obligations on its operating margins.

    THE NETHERLANDS. In the Netherlands the incumbent telecommunications operator's monopoly regarding voice telephony was abolished effective July 1, 1997. Other European Union liberalization obligations, which took effect on January 1, 1998, were implemented through the new Netherlands Telecommunications Act as of December 15, 1998. With the exception of the use of radio frequencies (e.g. for mobile telecommunications networks or services), all licensing requirements have been abolished and replaced by mandatory registration requirements with the Independent Post and Telecommunications Authority. In principle, there are no barriers to registration, but there must be a public offer of infrastructure or services which must be shown to the Independent Post and Telecommunications Authority in order to qualify for registration. Furthermore, registered parties must comply with all relevant obligations under the Telecommunications Act. In February 1999, Viatel obtained registrations to provide a public telecommunication service and to install and provide a public telecommunications network with the Independent Post and Telecommunications Authority. In April 1999, Viatel obtained registration to install and provide leased lines.

    SPAIN. Spain was required, under applicable European Union directives, to implement full liberalization of public switched telephone services by December 1, 1998. In accordance with this requirement, the liberalization process began in April 1998 with the approval of the General Telecommunications Act, and was completed by the December 1, 1998 deadline, with the approval of subsequent regulations. Viatel's subsidiary operating in Spain was granted a nationwide infrastructure and voice telephony license in March 1999. In September 1999, Viatel signed an interconnection agreement with Telefonica de Espana.

    SWITZERLAND. A new Telecommunications Act was adopted by the Swiss Parliament in April 1997 and came into effect on January 1, 1998, together with certain ordinances containing more detailed regulations covering telecommunications services, frequency management, numbering, terminal equipment and license fees. The new Telecommunications Act provides for liberalization of the Swiss telecommunications market as of January 1, 1998.

    The Swiss telecommunications regulatory framework facilitates market entry by: (i) applying a notification procedure for resellers, (ii) applying a procedure for operators wishing to be granted a concession for the establishment and operation of transmission facilities and (iii) providing rights-of-way, subject to a procedure of authorization, over the public domain to facilities-based carriers. Pro-competitive regulation is also applicable in the area of numbering.

    Viatel has notified its activities as a provider of voice telephony services in Switzerland but has not yet completed negotiation of an interconnection agreement (in accordance with the notification procedure). On July 13, 1999, OFCOM, the Swiss Office of Telecommunications, awarded Viatel a concession to own and operate its own telecommunications infrastructure in Switzerland. The concession not only allows Viatel to own and operate its own infrastructure in Switzerland, but also gives the Company the right to build on publicly-owned lands and to provide telecommunications services to third parties.

    Switzerland is not a member of the European Union and, accordingly, directives do not apply. Switzerland is, however, a party to the WTO Agreement.

    UNITED KINGDOM. The Telecommunications Act 1984 (the "U.K. Act") provides a licensing and regulatory framework for telecommunications activities in the United Kingdom. The U.K. began liberalizing its telecommunications market beginning in 1984 and has continued to liberalize since that date. The Licensing Directive, which was partially brought into force by the Telecommunications (Licensing) Regulations 1997 (SI 1997/2930), required that all U.K. licenses that existed before January 1, 1998 be in line with the Licensing Directive prior to January 1, 1999 and that all new licenses granted after January 1, 1998 be immediately in compliance with the Directive. The Department of Trade and Industry received a six month deferral relating to the January 1, 1999 date. Full implementation took place in September 1999. This legislation converts all existing licenses into new form licenses which are compliant with the directive. The international facilities license will also be subsumed into a new standard public telecommunications operator license which will include an authorization for the provision of both domestic and international services. The new PTO license will also authorize the provision of international simple voice resale services on the basis that the licensee does not hold a registrable international simple voice resale license already.

    Viatel UK has been granted an international simple voice resale standard license and an international facilities license with code powers which allow Viatel certain rights over land for the purpose of installing telecommunications equipment and cabling under simplified planning procedures. In addition, Viatel UK has interconnection agreements with Cable & Wireless and British Telecommunications Plc.

    OTHER EUROPEAN MARKETS. Viatel's ability to expand into other countries will be affected by the degree to which liberalization has been implemented in those countries. If, for strategic reasons, Viatel decides to build out infrastructure in a particular market prior to full liberalization and liberalization is delayed or not fully implemented, Viatel could sustain a loss on its infrastructure investment.

    LATIN AMERICA AND THE PACIFIC RIM. Outside of the European Union, Viatel provides its customers with access to its services through the use of call reorigination. A substantial number of countries have prohibited certain forms of call reorigination. There can be no assurance that certain of Viatel's services and transmission methods will not be or will not become prohibited in certain jurisdictions.

    Viatel is subject to a different regulatory regime in each country in Latin America and the Pacific Rim in which it conducts business. Local regulations determine issues significant to Viatel's business, including whether Viatel can obtain authorization to offer transmission of voice and voice band data directly or through call reorigination. In general, competition is restricted in the regions, with the result that Viatel's ability to offer service is limited. Regulations governing enhanced services (such as facsimile, voice mail and data transmission) tend to be more permissive than those covering voice telephony.

    ARGENTINA. The telecommunications industry in Argentina was privatized in 1990, but opportunities for competitive entry in basic telephony services remain restricted. The companies created at the time of privatization, Telecom and Telefonica, respectively, were granted exclusive rights until 1997 to the provision of domestic local and long distance fixed telephone service in the northern and southern portions of Argentina, respectively. Telintar, a company owned equally by Telecom and Telefonica, was given exclusive rights until 1997 for the provision of international telephony and data transmission services.

    Value-added services may be competitively provided and are essentially deregulated. Although a license must be obtained, such licenses are routinely granted. Facilities for international value-added services must be obtained from Telintar. Currently, call reorigination is legal in Argentina, although the established carriers have advocated strenuously against it and the government's view has changed from time to time. Telecom and Telefonica have instituted significant rate rebalancing measures which are likely to lessen the attractiveness of call reorigination. The Supreme Court ruled in favor of rate rebalancing, rejecting several challenges to it.

    Viatel has had a sales representative in Argentina since 1991 who has focused on call reorigination, Internet-initiated international business-to-business service and international calling card services. Viatel does not currently hold any licenses in Argentina.

    BRAZIL. In Brazil, value-added services are not considered to be telecommunications services and currently can be provided on a completely unregulated basis, without the necessity of obtaining a permit or a concession. However, the service provider must operate through a Brazilian company. Call reorigination is not prohibited in Brazil. There are presently no foreign ownership limits for limited services, including specialized limited services, or value-added services. Under the 1997 "General Telecommunications Law," the President retains the authority to impose foreign ownership limits on other services, but by decree dated May 15, 1998, the President expressly decided not to impose any such limits.

    Viatel's services in Brazil currently include call reorigination, international calling cards and fax store and forward which are classified as value added-services and therefore do not require a license. Viatel plans to apply for licenses to offer specialized limited services, including private line and data transmission services.

    COLOMBIA. Under the Constitution adopted in 1991, the possibility of private provision of public services in Colombia was ratified. This paved the way for both privatization of the state-owned long distance company, TELECOM, as well as the competitive entry of other entities. Specific plans for the privatization of TELECOM have faltered due to, among other things, labor union resistance. However, the government mandated that competition be introduced in 1998. Two competitors to TELECOM have been licensed. A federal judicial body with jurisdiction over public contracts has recently issued a writ declaring that the issuance of licenses for any additional competition in long distance services must be authorized by new legislation. The implications of this decision for Viatel are not clear.

    In Colombia, there are in excess of 35 local operating companies, many municipally owned. Under Colombian law, local service has been completely deregulated and may be provided without a telecommunications concession or license. Other telecommunications services require a concession or other authorization.

    Value-added services are competitive, but must be licensed. There is currently intense competition for value-added services, and the market for data communications is one of the most dynamic segments of the telecommunications sector. Although Colombian law requires that all telecommunications services be rendered by Colombian entities, foreign investment is not limited.

    Most of Viatel's customers in Colombia access its network via international toll free numbers. Viatel has formed a Colombian subsidiary and has been awarded a value-added services license. Viatel is working on the establishment and operation of a network to utilize the value-added services license.

    VENEZUELA. Pursuant to the Telecommunications Law of 1940, all telecommunications activities in Venezuela are reserved to the government, although concessions or permits for the provision of such services may be granted to third parties. The administration, inspection and monitoring of all communications systems in Venezuela are carried out by the Ministry of Transportation and Communications through the Comision Nacional de Telecommunicaciones.

    The national telephone company of Venezuela, Compania Anonima Nacional de Telefonos de Venezuela, was privatized in 1991 and its concession grants a monopoly in the provision of basic telecommunications services until the year 2000. The only exceptions to this exclusivity are recently awarded concessions for the provision of basic services to rural areas not reached by Compania Anonima Nacional de Telefonos de Venezuela.

    Other telecommunications services, such as cellular telephony and other mobile radio services, private telecommunications networks, switched data networks and value-added services (including e-mail, Internet, video text, teletext, voicemail and fax service) are open to competition upon receipt of a concession or permit, as applicable. Call reorigination is officially illegal in Venezuela. The prohibition is supposed to be enforced by Comision Nacional de Telecommunicaciones with the unofficial aid of Compania Anonima Nacional de Telefonos de Venezuela through termination of subscriber service, but in practice the prohibition is widely evaded.

    Viatel does not have a local affiliate in Venezuela and does not hold any Venezuelan concessions or authorizations. At present, Viatel's agents in Argentina offer only Internet-initiated international business-to-business services and international calling cards in Venezuela. Viatel does not believe that these services are encompassed within the prohibition against call reorigination, but it is possible that Venezuelan authorities may consider them to raise similar policy concerns. If the call reorigination prohibition is deemed to apply, Viatel may have to discontinue Internet-initiated services in Venezuela.

    UNITED STATES. Viatel's provision of international services to, from and through the United States generally is subject to regulation by the Federal Communications Commission. Section 214 of the Communications Act of 1934 requires a company to make application to, and receive authorization from, the Federal Communications Commission to provide such international telecommunications services. In May 1994, the Federal Communications Commission authorized Viatel pursuant to Section 214 of the Communications Act of 1934 to resell public switched telecommunications services of other United States carriers. This authorization requires that services be provided in a manner that is consistent with the laws of countries in which Viatel operates. Viatel also has a license to resell international private lines for the provision of switched services between the United States and the United Kingdom and between the United States and Canada. Additionally, in September 1996 Viatel received final approval for another Section 214 authorization from the Federal Communications Commission to provide both facilities-based services and resale services (including both the resale of switched services and the resale of private lines for the provision of switched services) to all permissible international points. Finally, in September 1996 Viatel also received final approval for another Section 214 authorization from the Federal Communications Commission to provide facilities-based service between the United States and the United Kingdom over the CANUS-1 and CANTAT-3 cable systems. Through its acquisition of Flat Rate Communications, Viatel also has a Section 214 license to provide global facilities-based and global resale services.

EMPLOYEES

    As of June 30, 1999, Viatel had 603 full-time employees, approximately 255 of whom were engaged in sales, marketing and customer service. None of its employees is covered by a collective bargaining agreement. Viatel's management believes that its relationship with its employees is good.

PROPERTIES

    Viatel's tangible assets include a substantial investment in telecommunications equipment. Viatel's network and its component assets are the principal properties it owns. Viatel owns a significant portion of the telecommunications equipment required for its business. Viatel's network includes installed fiber optic cable consisting of lighted (used) and dark (not used) fibers, which is either owned or leased and is laid pursuant to various rights-of-way. Other fixed assets are located at various locations in Viatel's service areas.

    Viatel currently occupies two sites in New York City, one of which serves as its principal executive office, while the other is one of its international gateway switching centers. Viatel also leases space in Somerset, New Jersey, which serves as its U.S. Network Operations Center, Egham, England, which serves as its European Network Operations Center, and Omaha, Nebraska, where its billing and operations center is located. Viatel leases locations pursuant to the terms of the respective leases which expire at different times varying from May 2004 to March 2009.

    Viatel has European sales offices in the following locations: London, England; Paris, France; Brussels, Belgium; Amsterdam, The Netherlands; Frankfurt, Berlin, Munich and Dusseldorf, Germany; Milan and Rome, Italy; and Barcelona and Madrid, Spain; all of which are leased. The lease terms for Viatel's sales offices range from 5 to 25 years.

    Viatel also maintains switching and transmission sites in numerous countries throughout Europe. In general, these locations are leased for a minimum term of 20 years, including renewal options. Viatel attempts to structure its leases of space for its network switching centers and rights-of-way for its fiber optic networks with initial terms and renewal options so that the risk of relocation is minimized. Viatel anticipates that prior to termination of any of the leases, it will be able to renew such leases or make other suitable arrangements.

LEGAL PROCEEDINGS

    Viatel is involved from time to time in litigation incidental to the conduct of its business. Viatel believes that any potential adverse determination in any pending action will not have a material adverse effect on its business, financial condition or results of operations.

                              VIATEL'S MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information with respect to the directors and executive officers of Viatel as of October 15, 1999. Upon completion of the merger, Alfred West will become Vice Chairman of the Viatel board and Alan Levy will become a director and Chief Operating Officer of Viatel. See "Destia's Management."

NAME                                                      AGE                           POSITION
-----------------------------------------------------     ---     -----------------------------------------------------
Michael J. Mahoney(1)(2).............................         40  Chairman of the Board, Chief Executive Officer and
                                                                    President
Allan L. Shaw(1).....................................         35  Senior Vice President, Finance; Chief Financial
                                                                    Officer and Director
Lawrence G. Malone...................................         47  Senior Vice President, Global Sales and Marketing
Sheldon M. Goldman...................................         40  Senior Vice President, Business and Legal Affairs and
                                                                    Secretary
Francis J. Mount.....................................         57  Senior Vice President, Engineering and Network
                                                                    Operations and Director
John G. Graham(1)(2)(3)..............................         61  Director
Paul G. Pizzani(1)(2)(3).............................         39  Director

------------------------

(1) Member of the Directors Committee.

(2) Member of the Compensation Committee.

(3) Member of the Audit Committee.

    MICHAEL J. MAHONEY. Mr. Mahoney has served as Chairman of the Board of Viatel since September 1998, as its Chief Executive Officer since September 1997, as its President since September 1996 and as a director since 1995. Mr. Mahoney was also Chief Operating Officer of Viatel from September 1996 to September 1997, Executive Vice President, Operations and Technology of Viatel from July 1994 to September 1996 and Managing Director, Intercontinental of Viatel from January 1996 to September 1996. From August 1990 to June 1994, Mr. Mahoney was employed by SITEL Corporation, a teleservices company, most recently as President, Information Services Group. From August 1987 to August 1990, Mr. Mahoney was employed by URIX Corporation, a manufacturer of telecommunications hardware and software, in a variety of sales and marketing positions.

    ALLAN L. SHAW. Mr. Shaw has served as Senior Vice President, Finance of Viatel since December 1997 and as its Chief Financial Officer since January 1996. Mr. Shaw has served as a director of Viatel since June 1996. Mr. Shaw was Vice President, Finance of Viatel from January 1996 to December 1997 and Treasurer of Viatel from September 1996 to April 1998. Prior to becoming Vice President, Finance and Chief Financial Officer, Mr. Shaw served as Corporate Controller from November 1994 to December 1995. From August 1987 to November 1994, Mr. Shaw was employed by Deloitte & Touche LLP, most recently as a Manager. Mr. Shaw is a Certified Public Accountant and a member of the American Institute, United Kingdom Society and New York State Society of Certified Public Accountants.

    LAWRENCE G. MALONE. Mr. Malone has served as Senior Vice President, Global Sales and Marketing of Viatel since May 1997. Mr. Malone served as Vice President and Managing Director, Intercontinental of Viatel from September 1996 to May 1997 and served as its Vice President of Sales for Carriers/Wholesale from January 1995 to September 1996. From December 1993 to December 1994, Mr. Malone was employed by Frame Relay Technologies, a communications equipment manufacturer, as Director of Sales. From December 1987 to November 1993, Mr. Malone was employed by Republic Telcom Systems, a voice/data networking company, where he most recently served as Vice President of Sales and Marketing.

    SHELDON M. GOLDMAN. Mr. Goldman has served as Senior Vice President, Business and Legal Affairs of Viatel since August 1999. Prior to becoming Senior Vice President, Business and Legal Affairs, Mr. Goldman served as Senior Vice President, Business Affairs and General Counsel from December 1997 to August 1999. Prior to becoming Senior Vice President, Business Affairs and General Counsel of Viatel, Mr. Goldman served as Vice President, Business and Legal Affairs from December 1996 to December 1997 and served as United States General Counsel of Viatel from April 1996 to December 1996. From January 1987 to March 1996, Mr. Goldman was associated with the law firm of Wien, Malkin & Bettex. Since March 1996, Mr. Goldman has been Of Counsel to the law firm of Brief Kesselman Knapp & Schulman, LLP.

    FRANCIS J. MOUNT. Mr. Mount has served as Senior Vice President, Engineering and Network Operations of Viatel since December 1997 and as a Director of Viatel since June 1998. Prior to joining Viatel, Mr. Mount was Senior Vice President, Business Initiatives of Primus Telecommunications Group from October 1997 to December 1997, responsible for Internet telephony, European operations and network quality. From June 1997 to October 1997, Mr. Mount was Executive Vice President and Chief Operating Officer of Telepassport, Inc. and was Vice President and Chief Operating Officer of Telepassport, Inc. from January 1996 to June 1997. From 1990 to January 1996, Mr. Mount was employed by MCI, most recently as Director, Global Technical Services, responsible for international development, alliance management and all technical operations and services outside the United States, including the construction and maintenance of large networks such as Hyperstream, "Concert" and private networks for large accounts such as J.P. Morgan, Procter and Gamble and I.B.M. From March 1967 to December 1989, Mr. Mount was employed by AT&T in various positions.

    JOHN G. GRAHAM. Mr. Graham has served as a director of Viatel since June 1998. Mr. Graham has been the President and Chief Operating Officer of Utilities Mutual Insurance Company since May 1, 1999, a position he assumed following his retirement from GPU Service, Inc. From December 1998 to May 1999, Mr. Graham was an Executive Vice President of GPU Service, Inc. and from 1987 to December 1998, was Senior Vice President and Chief Financial Officer of GPU, Inc., a domestic and international electric utility and independent power generation company. Mr Graham was employed by GPU in various other capacities from 1976 to 1987. From 1970 to 1976, Mr. Graham was a Partner in the law firm of Ruprecht and Graham, Newark, New Jersey. From 1993 to 1997, Mr. Graham served as a Director and Chairman of the Audit Committee of Edisto Resources, Inc., which was engaged in the exploration, production and marketing of natural gas and oil.

    PAUL G. PIZZANI. Mr. Pizzani has served as a director of Viatel since April 1996. Mr. Pizzani is currently a partner at eVentures LLC. From November 1997 to March 1999, Mr. Pizzani served as a Managing Director of Wasserstein Perella Emerging Markets L.P. where he had been employed since November 1997. Prior to November 1997, Mr. Pizzani was associated with COMSAT Corporation and its subsidiaries in various capacities from November 1985 to October 1997, most recently as Treasurer.

SENIOR MANAGEMENT

    GLENN K. DAVIDSON. Mr. Davidson has served as Vice President, Corporate Communications of Viatel since August 1998. Prior to joining Viatel, Mr. Davidson was employed by the Computer & Communications Industry Association as Executive Vice President, Chief Operating Officer and Corporate Secretary from September 1995 to July 1998. From November 1994 to September 1995, Mr. Davidson was an independent consultant. From May 1994 to November 1994, Mr. Davidson was the Campaign Manager for Douglas Wilder's bid for election to the United States Senate. From August 1991 to January 1994, Mr. Davidson was employed by the Office of Governor, Commonwealth of Virginia, most recently as Chief of Staff. From January 1990 to August 1991, Mr. Davidson was the

Director of the Virginia Liaison Office, Commonwealth of Virginia. From 1985 to 1990, Mr. Davidson was employed by Computer & Communications Industry Association in various capacities, most recently as Vice President and Chief of Staff.

    CHARLES T. FIELD. Mr. Field has served as Vice President and Treasurer of Viatel since September 1998. Prior to becoming Vice President and Treasurer, Mr. Field served as Treasurer from April 1998 to September 1998. Prior to joining Viatel, Mr. Field was employed by Horsehead Industries, Inc., a diversified manufacturing company, from August 1995 to April 1998. From October 1987 to August 1995, Mr. Field was employed by Deloitte & Touche LLP, Independent Certified Public Accountants, most recently as Manager. Mr. Field is a Certified Public Accountant and a member of the American Institute, United Kingdom Society and Illinois Society of Certified Public Accountants.

    DEREK FOXWELL. Mr. Foxwell has served as Viatel's Vice President, Construction and Transmission, since September 1999. Prior to becoming Vice President, Construction and Transmission, Mr. Foxwell served as Vice President of Infrastructure Programs from May 1998 to August 1999. Prior to becoming Vice President of Infrastructure Programs, Mr. Foxwell served as Director of Infrastructure Programs from May 1998 to January 1999. From December 1997 to May 1998, Mr. Foxwell served as a consultant to Viatel providing advice to Viatel in connection with the development of the Circe Network. Prior to joining Viatel as a consultant, Mr. Foxwell was a consultant to Nynex Network Service (Flag Ltd.) from 1994 to 1997 where he chaired the Flag Assignment, Routing & Restoration Subcommittee and served as a consultant to Sprint International (PTAT) from 1991 to 1994 and acted as the operations and maintenance manager for PTAT systems. From 1972 to 1991, Mr. Foxwell was employed by British Telecom, most recently as Transmission Engineering Planning Manager, International Cable Network; International and National Elements. Mr. Foxwell is a chartered engineer with more than 25 years of experience in international telecommunications networks.

    SIMON JOLYON GILLING. Mr. Gilling has served as Vice President, European Legal Affairs of Viatel since May 1999. Prior to joining Viatel, Mr. Gilling was a consultant from July 1998 to May 1999. From June 1990 to July 1998, Mr. Gilling was Partnership Secretary and Head of Legal Affairs of Mercury Personal Communications, a personal mobile telecommunications company. From 1985 to May 1990, Mr. Gilling was the company secretary and Senior Legal Adviser for Mercury Communications Ltd., a wholly owned subsidiary of Cable and Wireless PLC.

    PAUL K. HEUN. Mr. Heun has been Vice President, Operations of Viatel since January 1998. Prior to joining Viatel, Mr. Heun was Vice President, Network Services of Primus Telecommunications Group from October 1997 to January 1998. From April 1996 to October 1997, Mr. Heun was Vice President, Network Services of Telepassport, Inc. From January 1995 to April 1996, Mr. Heun was employed by AT&T as Manager, Customer Connectivity. From April 1989 to January 1995, Mr. Heun was employed by MCI, most recently as Senior Manager, Network Operations.

    FRED HUGHES. Mr. Hughes has served as Vice President, Engineering of Viatel since December 1997. From July 1994 to December 1997, Mr. Hughes was Vice President, Operations-Europe of Viatel. From August 1993 to July 1994, Mr. Hughes served as Director of Telephony of Viatel. From January 1991 to August 1993, Mr. Hughes was President of Communications Services Group, a Connecticut-based voice and data communications consulting company. From August 1988 to January 1991, Mr. Hughes was Director of Engineering at Millicom Telecommunications Services, Inc.

    EVAN MILLER. Mr. Miller has served as Vice President of Business Development of Viatel since February 1999. Prior to joining Viatel, Mr. Miller was Director, Equity Research at Credit Suisse First Boston from March 1995 to December 1998 and was Director, Equity Research at Lehman Brothers from December 1990 to February 1995. From April 1988 to November 1990, Mr. Miller was a member of the Senior Management Group, Corporate Strategy at British Telecom.

    WAYNE MYERS. Mr. Myers has been Vice President, European Sales of Viatel since January 1999. Prior to becoming Vice President, European Sales, Mr. Myers served as General Manager, European Sales of Viatel from July 1997 to January 1999. From February 1996 to June 1997, Mr. Myers was Channel Sales Director of PSI Net. From November 1994 to February 1996, Mr. Myers was a Sales Director for LDDS/WorldCom. From June 1993 to November 1994, Mr. Myers was President of the Gold Club, a direct mail Company. From February 1988 to June 1993, Mr. Myers was employed by Cable & Wireless Communications, Inc. in various capacities, most recently as a National Account Director.

    JAN S. PIAZZA. Ms. Piazza has been Vice President, Carrier Sales since January 1999. Prior to becoming Vice President, Carrier Sales, Ms. Piazza served as Viatel's General Manager, Carrier Sales from January 1998 to January 1999. Prior to joining Viatel, Ms. Piazza was a Vice President of Primus Telecommunications Group from October 1997 to December 1997. From September 1995 to October 1997, Ms. Piazza was a Vice President, Sales and Marketing of Telepassport, Inc. From 1987 to August 1995, Ms. Piazza served in various positions at a predecessor of WorldCom, most recently as Vice President of Product Development and Carrier Sales. From 1983 until 1987, Ms. Piazza was Director of Sales Administration and Customer Service for Argo Communications.

    JAMES P. PRENETTA. Mr. Prenetta has served as Vice President, General Counsel and Assistant Secretary of Viatel since August 1999. Prior to joining Viatel, Mr. Prenetta was a partner at the law firm of Kelley Drye & Warren LLP from January 1998 to August 1999, where he specialized in a variety of areas of corporate representation, including securities, venture capital, finance and mergers and acquisitions. Prior to becoming a partner at Kelley Drye & Warren LLP, Mr. Prenetta was an associate at that firm from November 1995 to January 1998. From September 1987 to November 1995, Mr. Prenetta was an associate at the law firm of Mudge Rose Guthrie Alexander & Ferdon. Since August 1999, Mr. Prenetta has been Of Counsel to the law firm of Kelley Drye & Warren LLP.

    ELLEN S. RUDIN. Ms. Rudin has served as Vice President and Deputy General Counsel of Viatel since September 1998 and as Assistant Secretary since September 1997. Prior to becoming Vice President and Deputy General Counsel, Ms. Rudin served as Assistant General Counsel from October 1997 to September 1998, as Counsel from March 1997 to October 1997 and as a staff attorney from August 1996 to March 1997. From September 1987 to August 1996, Ms. Rudin was associated with the law firm of Wien, Malkin & Bettex.

    PETER STEPHENS. Mr. Stephens has been Vice President, Operations--Europe of Viatel since January 1999. Prior to becoming Vice President, Operations--Europe, Mr. Stephens served as Technical Director for MCI's operations in Europe, the Middle East and Africa from January 1993 to December 1998. Prior to January 1993, Mr. Stephens was employed by Reuters in various capacities for approximately 19 years, most recently as Communications Quality Director.

BOARD OF DIRECTORS

    The board of directors of Viatel currently is comprised of seven directorships, two of which are vacant. The Viatel board consists of three classes: Class A, Class B and Class C. One of the three classes, comprising one-third of the directors, is elected each year to succeed the directors whose terms are expiring. Class C directors were elected at Viatel's 1999 annual meeting of stockholders, Class A directors will be elected at Viatel's annual meeting of stockholders in 2000 and Class B directors will be elected at the annual meeting to be held in the year 2001. Directors hold office until the annual meeting for the year in which their terms expire and until their successors are elected and qualified unless, prior to that date, they have resigned, retired or otherwise left office. Upon completion of the merger with Destia, Viatel's board will be increased from seven to ten. Alfred West, Alan Levy and an existing independent director of Destia, and two directors to be appointed by Viatel, will join the Viatel board.

    The Viatel board has established three committees, a Compensation Committee, an Audit Committee and a Directors Committee. The current members of the Compensation Committee are Messrs. Mahoney, Graham and Pizzani; the current members of the Audit Committee are Messrs. Graham and Pizzani; and the current members of the Directors Committee are Messrs. Mahoney, Shaw, Graham and Pizzani. The Compensation Committee reviews general policy matters relating to compensation and benefits of employees and officers of Viatel and administers Viatel's Stock Incentive Plan. The Audit Committee recommends to the Viatel board the firm of independent public accountants to audit Viatel's financial statements, reviews with management and the independent accountants Viatel's interim and year-end operating results, considers the adequacy of the internal controls and audit procedures of Viatel and reviews the nonaudit services to be performed by the independent accountants. The Directors Committee searches for and interviews prospective directors, makes recommendations to the Viatel board regarding the size of the board and candidates to fill vacancies on the board, including vacancies created by reason of an increase in the size of the board and nominates candidates for election to the board.

    Viatel pays an annual fee to non-employee directors of $30,000 (paid $15,000 in cash, in quarterly installments, and $15,000 in shares of restricted stock), $1,200 for every board meeting attended and held separately and $600 for each board meeting or committee meeting participated in by telephone. Directors who are also employees of Viatel are not separately compensated for serving on the Viatel board. All directors are reimbursed for out-of-pocket expenses incurred in attending board meetings and committee meetings.

                           SUMMARY COMPENSATION TABLE

    The following table sets forth information concerning compensation for services in all capacities awarded to, earned by or paid to, any person acting as Viatel's Chief Executive Officer during 1998, regardless of the amount of compensation paid, and the other most highly compensated executive officers of Viatel during 1998 whose aggregate cash and cash equivalent compensation exceeded $100,000.

                                                         ANNUAL COMPENSATION
                                                  ----------------------------------    LONG TERM COMPENSATION
                                                                           OTHER       -------------------------
                                                                           ANNUAL      RESTRICTED     SECURITIES         ALL
                                                                        COMPENSATION      STOCK       UNDERLYING        OTHER
NAME AND PRINCIPAL POSITION                 YEAR  SALARY($)   BONUS($)     ($)(1)       AWARDS($)     OPTIONS(#)   COMPENSATION(2)
------------------------------------------  ----  ---------   --------  ------------   -----------    ----------   ---------------
Michael J. Mahoney(3),....................  1998  $ 289,583   $260,000    $     --     $        --     360,771         $10,000
  President and Chief Executive Officer     1997    212,500    125,000          --              --          --           9,500
                                            1996    166,458    183,129     102,825         299,997(4)  253,333              --

Allan L. Shaw,............................  1998    172,917    107,500          --              --     195,019          10,000
  Senior Vice President, Finance and Chief  1997    140,000     60,000          --              --      60,666           8,400
  Financial Officer                         1996    108,333    115,000          --              --      43,333         --

Lawrence G. Malone,.......................  1998    155,833    110,000          --              --     138,140           9,350
  Senior Vice President, Global Sales and   1997    141,750     35,588          --              --      73,533           8,505
  Marketing                                 1996     98,333     88,147          --              --      33,333         --

Sheldon M. Goldman(5),....................  1998    182,917    112,000          --              --     162,500          10,000
  Senior Vice President, Business Affairs   1997    143,750     60,000          --              --      40,200           9,000
  and General Counsel                       1996     86,354    100,000          --              --      20,000         --

Francis J. Mount(6),......................  1998    175,000    107,500          --              --     122,500          10,000
  Senior Vice President, Engineering and
  Network Operations

------------------------

(1) The amount reflected for Mr. Mahoney includes $32,416 of tax equalization payments, $28,227 of relocation expense reimbursement associated with Mr. Mahoney's repatriation from London to New York and $9,263 of tax gross ups.

(2) Represents matching contributions under Viatel's 401(k) plan.

(3) Mr. Mahoney was appointed as Chief Executive Officer in September 1997.

(4) Calculated based on a value of $9.00 per share, the fair market value of Viatel's common stock on December 31, 1996.

(5) Mr. Goldman began his employment with Viatel in March 1996.

(6) Mr. Mount began his employment with Viatel in December 1997.

STOCK OPTION GRANTS

    The following table sets forth information regarding grants of options to purchase common stock made by Viatel during the fiscal year ended December 31, 1998 to each of the executives named in the Summary Compensation Table. No stock appreciation rights were granted during 1998.

                             OPTION GRANTS IN 1998

                                                    INDIVIDUAL GRANTS                    POTENTIAL REALIZABLE VALUE
                                  -----------------------------------------------------      AT ASSUMED ANNUAL
                                   NUMBER OF    PERCENT OF                                  RATES OF STOCK PRICE
                                  SECURITIES   TOTAL OPTIONS                                  APPRECIATION FOR
                                  UNDERLYING    GRANTED TO     EXERCISE                       OPTION TERM (3)
                                    OPTIONS    EMPLOYEES IN      PRICE      EXPIRATION   --------------------------
NAME                              GRANTED (#)    1998 (1)     ($/SHARE)(2)     DATE          (5%)         (10%)
--------------------------------  -----------  -------------  -----------  ------------  ------------  ------------
Michael J. Mahoney..............    90,000(4)(5)         5.0%  $    5.00     01/01/2008  $    282,600  $    717,300
                                    90,000(4)(6)         5.0        5.50     01/01/2008       311,400       789,300
                                   180,771(4)(7)        10.1       10.25     09/18/2008     1,165,973     2,953,798

Allan L. Shaw...................    60,000(4)(5)         3.3        5.00     01/01/2008       188,400       478,200
                                    60,000(4)(6)         3.3        5.50     01/01/2008       207,600       526,200
                                    75,019(4)(7)         4.2       10.25     09/18/2008       483,873     1,225,815

Lawrence G. Malone..............    27,000(4)(5)         1.5        5.00     01/01/2008        84,780       215,190
                                    60,000(4)(6)         3.3        5.50     01/01/2008       207,600       526,200
                                    51,140(4)(7)         2.9       10.25     09/18/2008       329,853       835,628

Sheldon M. Goldman..............    60,000(4)(5)         3.3        5.00     01/01/2008       188,400       478,200
                                    60,000(4)(6)         3.3        5.50     01/01/2008       207,600       526,200
                                    42,500(4)(7)         2.4       10.25     09/18/2008       274,125       694,450

Francis J. Mount................    40,000(4)(5)         2.2        5.00     01/01/2008       125,600       318,800
                                    60,000(4)(6)         3.3        5.50     01/01/2008       207,600       526,200
                                    22,500(4)(7)         1.3       10.25     09/18/2008       145,125       367,650

------------------------

(1) Viatel granted options to purchase a total of 1,793,736 shares of common stock during 1998.

(2) The exercise price was equal to the fair market value of the shares of common stock underlying the options on the grant date.

(3) Amounts reported in these columns represent amounts that may be realized upon exercise of options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the common stock over the term of the options. These assumptions are based on rules promulgated by the SEC and do not reflect Viatel's estimate of future stock price appreciation. Actual gains, if any, on the stock option exercises and common stock holdings are dependent on the timing of such exercise and the future performance of the common stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the option holder.

(4) Options granted to the executives named in the Summary Compensation Table vest upon a change in control. See "--Employment Agreements."

(5) Options to purchase shares of common stock vested and became exercisable as to 33.34% of these options on January 1, 1999 and the remainder will vest and become exercisable on each successive anniversary date thereafter to the extent of 33.33% of these options.

(6) Options to purchase shares of common stock vested and became exercisable as to 25% of these options on January 1, 1999 and the remainder will vest and become exercisable on each successive anniversary date thereafter to the extent of 25% of these options.

(7) Options to purchase shares of common stock vested and became exercisable as to 33.34% of these options on September 18, 1999 and the remainder will vest and become exercisable on each successive anniversary date thereafter to the extent of 33.33% of these options.

    On January 1, 1999, Viatel granted the following stock options, with an exercise price of $22.875 per share: Michael J. Mahoney, 52,278 options; Allan
L. Shaw, 38,519 options; Lawrence G. Malone, 38,519 options; Sheldon M. Goldman, 38,519 options; and Francis J. Mount, 38,519 options.

    On June 1, 1999, Viatel granted the following stock options, with an exercise price of $43.00 per share, and shares of restricted stock: Michael J. Mahoney, 38,196 options and 43,859 shares; Allan L. Shaw, 4,123 options and 16,123 shares; Lawrence G. Malone, 4,123 options and 16,123 shares; Sheldon M. Goldman, 4,123 options and 16,123 shares; and Francis J. Mount, 4,123 options and 16,123 shares.

YEAR-END OPTION VALUES

    The following table sets forth information regarding the number and year-end value of unexercised options held at December 31, 1998 by each of the executives named in the Summary Compensation Table. No stock appreciation rights were exercised by these executives during fiscal 1998.

                       FISCAL 1998 YEAR-END OPTION VALUES

                                                                                       VALUE OF UNEXERCISED
                                                            NUMBER OF SECURITIES          "IN-THE-MONEY"
                                                           UNDERLYING UNEXERCISED       OPTIONS AT FISCAL
                                  SHARES         VALUE        OPTIONS AT FISCAL            YEAR-END ($)
                                ACQUIRED ON    REALIZED         YEAR-END (#)        EXERCISABLE/UNEXERCISABLE
NAME                           EXERCISE (#)       ($)      EXERCISABLE/UNEXERCISABLE            (1)
-----------------------------  -------------  -----------  -----------------------  --------------------------
Michael J. Mahoney...........       46,666     $ 662,891(2)     217,820/368,265       $3,372,766/$5,179,939
Allan L. Shaw................       --            --           132,116/180,235         2,144,123/2,724,471
Lawrence G. Malone...........       --            --           105,249/149,757         1,713,119/2,298,995
Sheldon M. Goldman...........       --            --           81,805/179,414          1,330,560/2,219,277
Francis J. Mount.............           --            --        28,360/94,140           499,435/1,542,128

------------------------

(1) Options are "in-the-money" if the fair market value of the underlying securities exceeds the exercise price of the options. The amounts set forth represent the difference between $22.875 per share, the fair market value of Viatel common stock issuable upon exercise of options at December 31, 1998 and the exercise price of the option, multiplied by the applicable number of options.

(2) The amounts set forth represent the difference between $19.00 per share, the fair market value of Viatel common stock issuable upon exercise of options at July 27, 1998, and the exercise price of the option, multiplied by the applicable number of options.

EMPLOYMENT AGREEMENTS

    Viatel intends to execute new employment agreements with Messrs. Mahoney, Shaw and Goldman, pursuant to which Mr. Mahoney will continue to serve as President and Chief Executive Officer of Viatel, Mr. Shaw will continue to serve as Senior Vice President, Finance and Chief Financial Officer and Mr. Goldman will serve as Senior Vice President, Business and Legal Affairs for Viatel. In addition, Viatel intends to execute employment agreements with Messrs. Lawrence Malone and Francis Mount, pursuant to which Mr. Malone will continue to serve as Senior Vice President, Global Sales and Marketing and Mr. Mount will continue to serve as Senior Vice President, Engineering and Network Operations. The term of the Mahoney employment agreement will extend for a period of three years, and the term of the employment agreement of each of Messrs. Shaw, Goldman, Malone and Mount will extend for a period of two years, in each case unless earlier terminated in accordance with the terms thereof. Each employment agreement will be effective as of October 1, 1999. Pursuant to the respective employment agreements, Mr. Mahoney will be entitled to receive an annual base salary of $386,000 (subject to adjustments), Mr. Shaw will be entitled to receive an annual base salary of $246,000, Mr. Goldman will be entitled to receive an annual base salary of $257,000, Mr. Malone will be entitled to receive an annual base salary of $250,000 and Mr. Mount will be entitled to receive an annual base salary of $246,000, subject, in each case, to increases approved from time to time by the Viatel board. In addition, Mr. Mahoney's employment agreement will provide for an annual cash bonus payment equal to 100% of his base salary multiplied by a bonus multiple ranging from 0.6 to 2.0 determined based upon a comparison of actual versus projected EBITDA and revenue figures and each of Messrs. Shaw's, Goldman's, Malone's and Mount's employment agreements will provide for an annual cash bonus payment equal to 80% of their base salary multiplied by a bonus multiple ranging from 0.6 to 2.0, determined based upon a comparison of actual versus projected EBITDA and revenue figures. Each of the employment agreements will also (1) provide that the executive will be entitled to receive annual grants of stock options or restricted stock in amounts to be determined by the Viatel board in its sole and absolute discretion, (2) provide that following a change in control (as to be defined therein), Viatel will be obligated to pay the executive an amount equal to the severance amount (as to be defined therein), together with any applicable excise tax gross up on such amount, if the executive chooses to terminate his employment, (3) include a non-competition covenant and (4) contain a prohibition on the solicitation of Viatel employees.

    For purposes of each of the foregoing employment agreements, "change in control" is defined to mean such time as (1) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 of the Securities Exchange Act) of more than 50% of the total voting power of the then outstanding voting stock of Viatel on a fully diluted basis or (2) individuals who at the beginning of any period of two consecutive calendar years constituted the Viatel board (together with any new directors whose election by the Viatel board or whose nomination for election by Viatel's stockholders was approved by a vote of at least two-thirds of the members of the Viatel board then still in office who either were members of the Viatel board at the beginning of this period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Viatel board then in office.

    In connection with the proposed merger with Destia, Viatel has executed employment agreements with Messrs. West and Levy, which agreements will become effective on the effective date of the merger. For details regarding these agreements see "The Merger--Executive Employment Agreements."

STOCK INCENTIVE PLAN

    Viatel has adopted the Amended Stock Incentive Plan (the "Stock Incentive Plan") under which "non-qualified" stock options to acquire shares of common stock may be granted to employees, directors and consultants of Viatel and "incentive" stock options to acquire shares of common stock may be granted to employees, including employee-directors. The Stock Incentive Plan also provides for the grant of stock appreciation rights and shares of restricted common stock to Viatel's employees, directors and consultants.

    The Stock Incentive Plan, which is currently administered by the Compensation Committee of the Viatel board, allows for the issuance of up to a maximum of 5.3 million shares of common stock. Under the Stock Incentive Plan, the option price of any incentive stock option may not be less than the fair market value of a share of common stock on the date on which the option is granted. The option price of a non-qualified stock option may be less than the fair market value on the date the non-qualified stock option is granted if the Viatel board so determines. An incentive stock option may not be granted to a "ten percent stockholder" (as that term is defined in Section 422A of the Internal Revenue Code of 1986) unless the exercise price is at least 110.0% of the fair market value of the common stock and the term of the option may not exceed five years from the date of grant. Each option granted pursuant to the Stock Incentive Plan is evidenced by a written agreement executed by Viatel and the grantee, which contains the terms, provisions and conditions of the grant. Stock options may not be assigned or transferred during the lifetime of the holder except as may be required by law or pursuant to a qualified domestic relations order. Common stock subject to a restricted stock purchase or bonus agreement is transferable only as provided in that agreement. The maximum term of each stock option granted to persons other than ten percent stockholders is ten years from the date of grant.

    For options to qualify as incentive stock options, the aggregate fair market value, determined on the date of grant, of the shares with respect to which the incentive stock options are exercisable for the first time by the grantee during any calendar year may not exceed $100,000. Payment by option holders upon exercise of an option may be made in cash or, with the consent of the Viatel board, in whole or in part,

    -  with shares of common stock,

    - by irrevocable direction to an approved securities broker to sell shares and deliver all or a portion of the proceeds to Viatel,

    - by delivery of a promissory note with any provisions that the Viatel board determines appropriate or

    -  in any combination of these three possibilities.

    In addition, the board of directors of Viatel, in its sole discretion, may authorize the surrender by an optionee of all or part of an unexercised stock option and authorize a payment in consideration thereof of an amount equal to the difference between the aggregate fair market value of the shares of common stock subject to this stock option and the aggregate option price per share of such common stock. In the discretion of the board, this payment may be made in cash, shares of common stock with a fair market value on the date of surrender equal to the payment amount or some combination of the two.

    The Stock Incentive Plan provides that outstanding options, restricted shares of common stock or stock appreciation rights vest in their entirety and become exercisable, or with respect to restricted common stock, are released from restrictions on transfer and repurchase rights, in the event of a "corporate transaction," unless assumed by the successor corporation. For purposes of the Stock Incentive Plan, a corporate transaction includes any of the following stockholder-approved transactions to which Viatel is a party:

    - a merger or consolidation in which Viatel is not the surviving entity, other than a transaction the principal purpose of which is to change the state of Viatel's incorporation, or a transaction in which Viatel's stockholders immediately prior to the merger or consolidation hold (by virtue of securities received in exchange for their shares in Viatel) securities of the surviving entity representing more than 50.0% of the total voting power of that entity immediately after the transaction,

    - the sale, transfer or other disposition of all or substantially all of the assets of Viatel unless Viatel's stockholders immediately prior to the sale, transfer or other disposition hold (by virtue of securities received in exchange for their shares in Viatel) securities of the purchaser or other transferee representing more than 50.0% of the total voting power of that entity immediately after the transaction, or

    - any reverse merger in which Viatel is the surviving entity but in which Viatel's stockholders immediately prior to the merger do not hold (by virtue of their shares in Viatel held immediately prior to such transaction) securities of Viatel representing more than 50.0% of the total voting power of Viatel immediately after the transaction.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 1998, the members of the Compensation Committee were Messrs. Pizzani, Mahoney and Graham. Mr. Mahoney is Viatel's President and Chief Executive Officer. None of the executive officers of Viatel currently serves on the compensation committee of another entity or any other committee of the board of directors of another entity performing functions similar to the Compensation Committee. No interlocking relationships exist between the board of directors of Viatel or its Compensation Committee and the board of directors or compensation committee of any other company.

CERTAIN TRANSACTIONS

    On June 3, 1998, Viatel entered into a Mutual Cooperation Agreement with Martin Varsavsky and Jazz Telecom S.A. pursuant to which the parties made certain agreements including the following: (1) subject to Jazz Telecom S.A. completing a high yield offering with net proceeds to Jazz Telecom S.A. of at least $100 million (the "Offering Condition"), Viatel and Jazz Telecom S.A. agreed to use commercially reasonable efforts to execute and deliver a construction agreement no later than January 1, 1999 to construct a fiber optic submarine cable system between Spain and the United Kingdom, (2) subject to the Offering Condition, Viatel agreed to purchase $6.0 million of Jazz Telecom S.A. common stock, (3) Viatel and Jazz Telecom S.A. agreed to the purchase from the other international switched minutes and Viatel agreed to transmit at least one-third of its Spanish domestic switched minute traffic over Jazz Telecom S.A.'s network, assuming the prices charged by Jazz Telecom S.A. are competitive, (4) Viatel and Jazz Telecom S.A. agreed to sell capacity to each other for fixed prices, (5) Mr. Varsavsky agreed to lock-up his Viatel shares for a specified period, (6) Viatel agreed to release any past claims which it had against either Jazz Telecom S.A. and Mr. Varsavsky in exchange for their respective release of any claims against Viatel, and (7) Mr. Varsavsky agreed to pay Viatel liquidated damages in the event that he violates certain provisions of the agreement. Viatel and Jazz Telecom S.A. remain in discussions concerning certain modifications to the terms of the Mutual Cooperation Agreement. There can be no assurance, however, that the parties will reach an agreement concerning any modifications.

    On June 4, 1999, Mr. Varsavsky entered into an agreement with Viatel pursuant to which he agreed that he would not, subject to certain exclusions,
(1) offer, pledge, sell or grant, any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of his Viatel common stock or any securities which are exercisable, or convertible into or exchangeable for such common stock, or (2) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of his common stock, from June 23, 1999 through December 31, 1999; provided, however, that he may, under certain circumstances, pledge all, but not less than all of his shares of Viatel common stock to secure a loan of up to $15.0 million. In exchange for his agreement to lock up his shares, Viatel included an aggregate of 1,293,000 shares of his Viatel common stock in its registration statement for its offering completed in late July 1999.

    Through August 1999, James Prenetta, Viatel's Vice President and General Counsel, was a partner at the law firm of Kelley Drye & Warren LLP, Viatel's primary U.S. outside counsel. Mr. Prenetta is currently Of Counsel to Kelley Drye & Warren LLP and, in such capacity, continues to receive certain nominal payments from such firm.

                        PRINCIPAL STOCKHOLDERS OF VIATEL

    The following table sets forth certain information regarding the beneficial ownership of Viatel's common stock, as of October 13, 1999, by (1) each person known to Viatel to own beneficially more than 5% of its outstanding shares of common stock, (2) each director of Viatel, (3) each person named in the Summary Compensation Table, and (4) all executive officers and directors of Viatel, as a group, together with their respective percentage ownership of such shares before and after the offering. All information with respect to beneficial ownership has been furnished to Viatel by the respective stockholders of Viatel.

                                                AMOUNT
                                                  AND
                                               NATURE OF  PERCENTAGE
NAME AND ADDRESS OF                            BENEFICIAL   OF
BENEFICIAL OWNER                               OWNERSHIP(1)  CLASS
---------------------------------------------  ---------  -------
Martin Varsavsky
  Parque Empresarial Edificio 2,
  c/o Beatriz De Bobadilla
  14,5 Ofic. B
  Madrid, Spain..............................  2,303,666    7.1%
Michael J. Mahoney(2)........................  346,947      1.1
Allan L. Shaw(2).............................  183,250      *
Lawrence G. Malone(2)........................  149,532      *
Sheldon M. Goldman(2)(3).....................  119,098      *
Francis J. Mount(2)..........................  44,961       *
John G. Graham(2)............................   3,463       *
Paul G. Pizzani(2)...........................   2,463       *
All directors and executive
  officers as a group (7 persons)............  849,714      2.6%

------------------------

* Represents beneficial ownership of less than 1% of the outstanding shares of common stock.

(1) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of October 13, 1999 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, the stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.

(2) Includes shares of common stock which these individuals have the right to acquire through the exercise of options within 60 days of October 13, 1999, as follows: Michael J. Mahoney 278,089; Allan L. Shaw 131,127; Lawrence G. Malone 113,409; Sheldon M. Goldman 75,976; Francis J. Mount 12,838; John G. Graham, 1,463; and Paul G. Pizzani, 1,463.

(3) Includes 1,000 shares owned by Mr. Goldman's wife. Mr. Goldman disclaims "beneficial ownership" of such shares within the meaning of Rule 13d-3 under the Securities Exchange Act.

                                DESTIA BUSINESS

    Destia is a rapidly growing, facilities-based provider of domestic and international long distance telecommunications services in Europe and North America. Destia's extensive international telecommunications network allows it to provide services primarily to retail customers in many of the largest metropolitan markets in the United States, Canada, the United Kingdom, Austria, Belgium, France, Germany, The Netherlands and Switzerland, and Destia believes that it is well positioned to capitalize on the continued growth in these markets.

    Destia provides its customers with a variety of retail telecommunications services, including international and domestic long distance, calling card and prepaid services, Internet access, wireless and wholesale transmission services. Destia's approximately 490,000 end-user accounts are diverse and include residential customers, commercial customers, ethnic groups and other telecommunications carriers. In each of Destia's geographic markets, it utilizes a multichannel distribution strategy to market its services to its target customer groups. Destia believes this strategy greatly enhances its growth prospects and reduces its dependence on any one service, end-user group or channel of distribution.

    Destia entered the U.S. market during 1993, the U.K. market during 1995, and the Canadian market during 1998. In continental Europe, Destia commenced offering its services before the January 1, 1998 full liberalization of telecommunications services in those markets. Destia established operations in Belgium, France, Germany and Switzerland in 1997 and Austria and The Netherlands in the second quarter of 1999. Given its early entry into many of its continental European markets, as well as its established network, sales and marketing and customer support infrastructure, Destia believes it is well positioned to further grow its business in continental Europe.

COMPETITIVE STRENGTHS

    The European and North American telecommunications industries are rapidly evolving following the reduction of regulatory barriers, investment in new transmission capacity and the development of new services and technologies. In this dynamic environment, Destia believes it has successfully distinguished itself from many of its competitors and enjoys several competitive strengths:

    ESTABLISHED INTERNATIONAL TELECOMMUNICATIONS NETWORK

    Since 1996, Destia has made substantial investments in expanding its network. Destia's network is comprised of:

    - 14 operational carrier-grade switches with seven in North America and seven in Europe;

    - IRUs from Frontier and Qwest on portions of their respective U.S. fiber optic networks, all of which are expected to be fully operational by the end of 1999;

    - transatlantic IRUs;

    - leased capacity and IRUs in Europe; and

    - leased capacity in Canada.

    In addition, Destia has completed direct interconnections with the dominant carrier in six of its major European markets (the United Kingdom, Belgium, France, Switzerland, The Netherlands and Germany) and has signed an interconnection agreement with the dominant carrier in Austria. Interconnection allows Destia to offer services to customers as a domestic carrier through a direct connection to the public switched telephone network and with lower access costs. In expanding its network, Destia has used "carrier-grade" equipment, which allows it to offer high quality services and expand its service offerings on a cost-efficient basis. As a result of its network build-out program, Destia believes that it is well-positioned to aggressively grow its revenues.

    COST-EFFECTIVE MULTICHANNEL MARKETING

    Destia reaches a broad range of customer groups by using a variety of marketing channels, including a direct sales force, independent sales agents, multilevel marketing, customer incentive programs, advertising and the Internet. Destia's multichannel approach allows it to tailor its marketing to specific geographic markets and services. Destia believes this is an especially cost-effective means of marketing to its target customers. For example, to sell its residential long distance, calling card and prepaid services in the United Kingdom, Destia uses a multilevel marketing program, affinity programs and Internet advertising. For marketing its international and domestic long distance and prepaid card services to metropolitan-area ethnic communities, Destia uses independent sales representatives who are part of the targeted community, it advertises in local, ethnic-oriented publications, and it co-sponsors ethnic events. Destia also intends to cross-market many of its services. For example, Destia recently started marketing its "1+" services to its VoiceNet customer base. Destia expects that its multichannel marketing approach will facilitate its continued rapid growth while reducing the risks associated with dependence on a limited number of distribution channels.

    COMMITMENT TO SUPERIOR CUSTOMER SERVICE

    Destia is committed to providing its customers with superior customer service and believes it has developed the infrastructure to deliver high levels of customer satisfaction. For example, in all of its markets, Destia provides customers with local customer service and billing support and, in the United States and the United Kingdom, it provides this support 24 hours a day. In addition, for its ethnic customers, Destia provides customer service in their native language. As of June 30, 1999, Destia had 345 full-time equivalent customer service representatives company-wide. Destia has also developed its own proprietary software systems to better serve its customers. For example, in each of its network countries, Destia's monthly bills are in the customer's native language and local currency (and Destia has the ability to bill in Euros). Destia also provides detailed billing information for commercial customers that includes itemized breakdowns of usage by telephone number or by account code and department. Destia believes that its customer support infrastructure, together with its customer-oriented philosophy, differentiates it from many of its competitors.

    SOPHISTICATED OPERATIONAL CONTROL SYSTEMS

    Destia has internally developed sophisticated software and intranet systems that enable it to better manage its business and appropriately price its services in each of its markets on a real-time basis. For example, Destia has developed an interface with its network switches that allows it to compile network information on a real-time basis, including the number of minutes being routed through its switch (and corresponding revenue), points of origination and termination, sources of traffic, by area code, city and carrier, and other traffic information. Destia uses this information every day in connection with "least cost" routing, pricing, cost and margin analysis, identifying market opportunities and developing its sales and marketing and network expansion strategies. Destia believes these analytical tools allow it to quickly identify new market growth and cost saving opportunities as well as control its business in an environment of rapid growth.

PRODUCTS AND SERVICES

    Destia provides its customers with a variety of retail telecommunications services, including international and domestic long distance, calling card, prepaid, e-commerce and Internet access. Destia's retail customer base is diverse and includes residential customers, commercial customers and ethnic groups. In addition, Destia also provides wholesale transmission services to carriers and other wholesale customers. Destia's services are discussed below.

    RETAIL SERVICES

    The following table summarizes Destia's primary retail services in its principal geographic markets.

                                                                      RETAIL SERVICES
                                     ----------------------------------------------------------------------------------
                                       INTERNATIONAL LONG        DOMESTIC LONG       CALLING CARD          PREPAID
                                            DISTANCE               DISTANCE            SERVICES           SERVICES
                                     -----------------------  -------------------  -----------------  -----------------
Continental Europe
  Belgium..........................             X                      X                   X                  X
  France...........................             X                      X                   X                  X
  Germany..........................             X                      X                   X                  X
  Switzerland......................             X                      X                   X                  X
United Kingdom.....................             X                      X                   X                  X
North America
  United States....................             X                      X                   X                  X
  Canada...........................             X                      X                   X                  X


                                       E-COMMERCE
                                      AND INTERNET
                                        SERVICES
                                     ---------------
Continental Europe
  Belgium..........................         X
  France...........................        --
  Germany..........................         X
  Switzerland......................         X
United Kingdom.....................         X
North America
  United States....................         X
  Canada...........................        --

    INTERNATIONAL AND DOMESTIC LONG DISTANCE SERVICE. International and domestic long distance service is service that is accessed from a customer's billing location, I.E., their home or office, using "1xxx" access in the United Kingdom and Belgium or "1+" access in the United States and Canada. In France and Switzerland, long distance service is accessed by using either "1+" access or by dialing "1xxxx" access. In Germany, long distance service is accessed by using either "1+" access or by dialing "01099" prior to dialing "0+". Destia's international and domestic long distance service generally enables customers to call to any destination.

    CALLING CARD SERVICES. Destia's calling card services are sold in all of its principal markets and can be used in over 65 countries. In the United States, Destia principally markets its calling cards under the VoiceNet-TM- and Econocard-TM- brand names.

    In continental Europe, Destia believes that a substantial portion of its calling card customers use this service from their home or office as an alternative to the dominant carrier for international calls. In contrast, in the United Kingdom and the United States, Destia's calling cards are sold to customers primarily for convenience when traveling. As Destia completes interconnection in continental Europe and is able to provide both international and domestic long distance service to its customers on a cost-efficient basis, it intends to migrate its home- and office-based calling card customers to its international and domestic long distance service. Destia's calling card service will then be offered in continental Europe as a premium travel service.

    In Europe and North America, Destia's calling card service is accessed by dialing a national toll free number or a local access number. Calling card customers can access Destia's services from outside their home country by dialing an international toll-free number, a national toll-free number or a local access number, depending on the country from which the customer is calling. Destia can offer customers competitive domestic and international long distance rates for calls from places where customers can use national toll-free and local access numbers. For calls from places where customers can only use international toll-free numbers, Destia can offer customers competitive rates only on international long distance calls.

    PREPAID SERVICES. Destia's prepaid card service is a prepaid version of its calling card, with similar features and the same manner of use as its calling card. Destia's prepaid cards generally can be used from the United Kingdom, the United States, Belgium, Canada, Germany, France, Israel, Greece, The

Netherlands and Switzerland. Destia also sells prepaid cards that can be used only from the country in which they are sold.

    In 1998, Destia introduced its Telco Prepaid-TM- service to residential customers in the United Kingdom. Telco Prepaid allows customers to access Destia's services from their homes on a prepaid basis utilizing "1xxx" and toll-free access. When the customer makes a domestic or international long distance call, Destia's switch automatically recognizes the customer's telephone number and deducts the cost of the call from the customer's prepaid account balance. Telco Prepaid customers are able to replenish their balances by purchasing vouchers or by phone with a credit card. Customers also can access their account balance by phone using voice prompts.

    E-COMMERCE SERVICES. As part of Destia's strategy, it seeks to introduce services that capitalize on the growing popularity of the Internet for everyday commercial transactions. During the fourth quarter of 1998, Destia introduced Presto! Card-TM- in the United States. During March 1999, Destia introduced presto phone-TM- in the United Kingdom. Presto! Card and presto phone are Destia's first e-commerce services and the first services offered through what Destia intends to develop as an Internet-based portal for telecommunications services. Presto! Card and presto phone allow users to establish a virtual prepaid account that is purchased and recharged exclusively over the Internet at WWW.PRESTOCARD.COM and WWW.PRESTOPHONE.COM, respectively. These services enable users to make international and domestic long distance calls from over 35 countries at competitive rates and to view their call records on a real-time basis. Destia believes that Presto! Card and presto phone are the first international prepaid services that can be purchased and recharged instantly over the Internet. Destia intends to offer these services in its continental European markets and to develop additional e-commerce services that take advantage of the growing use of the Internet.

    Destia believes that e-commerce services offer it significant opportunities for growth. In particular, Destia believes these services will appeal to a highly desirable segment of the population that is technologically proficient, makes a significant number of long distance calls and represents a broad geographic base. In addition, e-commerce services offer a number of other advantages. Presto! Card and presto phone, like Destia's other prepaid cards, do not require any billing support and do not expose Destia to any credit risk. Also, e-commerce services have lower associated sales and marketing and customer service costs. Destia believes that e-commerce may, over time, become an important distribution channel for certain other services.

    INTERNET ACCESS SERVICES. Destia began offering Internet access to retail customers in Switzerland in February 1999 and in Belgium and Berlin, Germany in September 1999. In Switzerland and Berlin, Germany, Destia recently introduced a promotional program offering free Internet access and a designated amount of toll-free Internet access each day to customers who purchase Destia's long distance services on a pre-select basis. In Belgium, Destia offers 100 minutes of free Internet access to all customers who use Destia's 1xxx service to access the Internet. Destia believes offering Internet access will increase usage of its services, provide it with additional revenue and further enhance its ability to attract and retain customers. Because retail customers in these countries pay for the local call that originates the Internet connection, Destia receives compensation on a per minute basis for its Internet access services. Destia intends to offer Internet access during 1999 in selected additional European countries in which it has interconnection, such as Austria, France and the United Kingdom, as well as additional cities in Germany. The regulatory regime concerning Internet access services in Europe is under development.

    OTHER RETAIL SERVICES. Destia also provides the other retail services described below. These services currently represent a relatively small portion of Destia's revenues. Destia expects most of these services to continue as ancillary service offerings.

    - WIRELESS SERVICE. In the United Kingdom, Destia offers wireless services to business customers through Wavetech Limited, a wireless reseller that Destia acquired in June 1999. In the New

      York metropolitan area, Destia offers domestic and international long distance services to cellular telephone users who access this service by dialing a local access number or, in the case of Bell Atlantic Mobile customers in certain area codes, by selecting Destia as their long distance provider.

    - DEDICATED ACCESS SERVICE. Customers using this service lease a transmission line that connects the customer's business directly to one of Destia's switches or points of presence. This service is marketed to high-volume customers in the United States and can be used for voice, data, video and the Internet. Destia intends to increase its sales and marketing efforts for this service.

    - TOLL-FREE SERVICE. Destia provides domestic toll-free service, I.E., "800", "888" or "877" service, to customers in the United States, the United Kingdom, Belgium, Germany, Switzerland and The Netherlands. Destia also provides international toll-free services ("ITFS") for its customers in Europe.

    - DIRECTORY ASSISTANCE. In the United States and the United Kingdom, Destia provides nationwide directory assistance service for its long distance customers 24 hours a day.

    WHOLESALE SERVICES

    CARRIER SERVICES. In the United Kingdom, Belgium, France, Germany and the United States, Destia sells wholesale transmission capacity to carrier customers who use the transmission capacity to service their end-user customers. Carrier customers generally are extremely price sensitive, generate very low margins and frequently move their traffic from carrier to carrier based solely on small price changes in termination costs to particular destinations. Larger carrier customers sometimes change providers on a daily basis. Furthermore, smaller carrier customers are generally perceived in the telecommunications industry as presenting a higher risk of payment delinquency or nonpayment than other customers. In the deregulating markets in Europe, these risks are particularly acute.

    When Destia sells transmission capacity to carrier customers where all or a portion of the traffic is transmitted over its IRUs or fixed-cost leased lines that have unused capacity, Destia can generate additional revenues without incurring significant marginal costs. When Destia sells carrier customers transmission capacity which it purchases from third-party vendors, providing these services allows it to increase the amount of transmission capacity that it purchases overall. As a result, Destia is able to obtain even greater volume discounts on its purchases of transmission capacity from these third-party vendors and therefore generate higher margins and/or offer better pricing on its retail services.

    From January 1997 through June 30, 1999, sales of transmission capacity to carrier customers ranged from 30% to 8% of Destia's consolidated revenues on a quarterly basis, comprising 8% of its consolidated revenues for the first quarter of 1999. In order to increase its carrier revenues, Destia has increased its carrier services group to 14 people, located in the United States, the United Kingdom and Germany, who are responsible for sales to carriers in each of the cities that Destia's network serves. In addition to increasing carrier revenues, Destia also seeks to diversify its carrier customer base to include more higher margin continental European traffic.

    OTHER WHOLESALE SERVICES. Destia sells transmission capacity to third parties that offer their own branded products and services such as private label calling cards. Destia believes that many of these customers buy transmission from Destia not only for its prices, but also for access to its software platform, which, among other things, allows them to utilize Destia's software technology to process calls made with calling cards and prepaid cards and perform specialized billing functions. In addition, Destia also sells transmission capacity to resellers who in turn sell its long distance services to their customers.

DESTIA'S NETWORK

    As of September 30, 1999, the Destia Network was comprised of:

    - 14 operational carrier-grade Northern Telecom switches with seven in North America and seven in Europe;

    - 21 points of presence in North America and 13 points of presence in Europe, in addition to Destia's switch locations;

    - over 100 interconnections to local exchange carrier tandems and local exchange carrier end-offices in the United States, which provide Destia with direct interconnections to local exchange carriers;

    - 35 points of interconnection to dominant carriers in the United Kingdom and continental Europe;

    - a U.S. fiber optic transmission network that will consist of IRUs covering more than 27 million DS-0 miles of fiber optic cable connecting 43 U.S. markets. This transmission network will be leased from Frontier on a long-term basis and will replace Destia's existing Qwest network. In addition, the Frontier arrangement gives Destia attractive origination and termination rates in the continental United States;

    - IRUs on Qwest's U.S. network that link New York, Dallas, Chicago and Los Angeles, which are expected to be operational by the end of 1999;

    - a U.S. fiber optic transmission network backbone that Destia currently leases from Qwest;

    - a transcontinental transmission network consisting of IRUs and other ownership interests, including rights on the AC-1, PTAT, TAT 12/13 and CANTAT-3 transatlantic cables;

    - leased capacity and IRUs in Europe and leased capacity in Canada;

    - 52 platform service switching points located in nine cities in continental Europe, the United Kingdom and North America with globally centralized databases supporting its enhanced services platform; and

    - an Internet protocol network overlay that permits point-to-point transmission using packet-switched voice and data transmission technology. This network overlay is currently deployed between certain of Destia's European switches and between those switches and Destia's switch in New York.

    NETWORK ECONOMICS

    The major components of Destia's costs include the cost of origination, transmission and termination. To the extent Destia can manage these costs appropriately, it believes that it can significantly improve its gross margins.

    ORIGINATION AND TERMINATION. In general, Destia pays a per minute fee to originate and terminate calls. In the United States, Destia can reduce these costs by having direct interconnection to local exchange carriers through local exchange carrier tandems and end-offices, which allows it to carry a larger portion of each call on its network. In Europe, Destia can reduce these costs through implementing direct interconnection with the local dominant carriers. In addition, by having these interconnections, Destia is able to provide network access through abbreviated dialing and to originate calls on its network in a greater number of cities. Direct interconnection also provides better transmission quality and greater reliability. However, there are often delays in executing and implementing interconnection.

    TRANSMISSION CAPACITY. At present, Destia's transmission capacity consists primarily of:

    - IRUs, which are leases of fiber optic cable for periods typically of up to 20 or 25 years (which is usually the entire economically useful life of the transmission facility);

    - leased lines, which as the term is generally used in the telecommunications industry, represent transmission capacity leased for a shorter duration under a long-term capital lease. Destia's leased lines generally are leased for 12 to 36 months; and

    - switched minutes, which are purchased from carriers on a per minute basis. Switched minutes are used principally to carry traffic to destinations not covered by the Destia network. These purchases are made on an as-needed basis and do not involve significant minimum purchase requirements.

    In order to effectively manage its transmission costs, Destia utilizes a mix of IRUs, leased lines and switched minutes. It typically seeks to acquire IRUs that connect network cities which have significant calling traffic between them. Destia uses leased lines to operate on a fixed-cost basis for certain routes where it has experienced increased traffic, but where the traffic does not yet merit an investment in an IRU. Because the cost of IRUs and leased lines involve an initial capital outlay or a fixed monthly payment, transmitting an increased portion of calls over these IRUs and leased lines reduces Destia's incremental transmission costs and thereby enables it to offer services on a competitive basis and/or increase its gross margins. Once Destia has generated enough traffic to cover the costs of IRUs and leased lines, there is no significant marginal cost to Destia for carrying additional calls over these IRUs and leased lines. In order to further increase the capacity of its IRUs, Destia in some cases utilizes carrier grade compression or multiplexing equipment.

    As part of its expansion strategy, Destia intends to acquire additional IRUs for routes where Destia has, or expects to have, sufficient traffic. Although Destia's IRUs are currently operated and maintained by third parties, Destia has the right to transmit its telecommunications traffic through the fiber. To the extent cost efficient, Destia may acquire additional IRUs including IRUs in "dark fiber." Under certain circumstances, acquiring these types of IRUs may be more cost advantageous than acquiring IRUs in transmission capacity that is operated and maintained by third parties, although it also involves certain additional operational costs and risks and, in some countries, additional regulatory compliance requirements.

    In addition, Destia can further reduce its transmission costs for traffic on its network by increasing the amount of traffic routed by its switches. Because Destia's switches are programmed to route traffic over the lowest cost network service, depending upon cost and bandwidth availability, traffic routed by its switches can be delivered on a "least cost" basis.

    OTHER. In addition to the cost of origination, transmission and termination, the other costs of Destia's network relate primarily to switching equipment, compression equipment, its Internet protocol overlay and facility/network management and related software.

    NETWORK OPERATIONS

    NETWORK OPERATIONS CENTER. During the fourth quarter of 1998, Destia established a network operations center in St. Louis, Missouri, which operates on a 24-hour-a-day, 7-day-per-week basis. From this facility, Destia monitors its operations in the United Kingdom, continental Europe and North America. Performing these tasks from a centralized location enables Destia to monitor the network more effectively and on a more cost-efficient basis. In addition, Destia also has the capability to monitor its European network from its network operations center in London.

    During 1998, Destia began rolling out its St. Louis network operations center and developing and enhancing its network control systems. Destia has invested a total of approximately $3.0 million for the build-out of the network operations center. Among the most significant of the improvements Destia is undertaking is the installation of digital cross-connect systems equipment at each of its switch locations, which will enable Destia to monitor, test and re-configure network facilities from a central location to maintain transmission quality on its network.

    INTEGRATED INFORMATION SYSTEMS. The development and integration of the information systems that interface with Destia's network are performed at Destia's College Station, Texas, and Brooklyn, New York, facilities. One of the principal development projects during 1998 was the development of a proprietary integrated customer service database and billing system, called Service One-TM-, which is currently in use for all of Destia's U.S. services. Service One will afford greater flexibility as Destia increases service offerings and will accommodate greater customer volume. In addition, Destia recently implemented an interactive voice response system that will permit customers to obtain up-to-date information concerning their account and their most recent invoice by telephone.

    During the first six months of 1999, Destia spent approximately $1.6 million to enhance current, and develop new, network information systems. Destia expects to invest approximately $3.5 million for these purposes during 1999. While Destia believes that its current information systems are adequate for its near term growth, additional investment will be required as Destia expands its operations.

    SOPHISTICATED OPERATIONAL CONTROL SYSTEMS. Destia's systems development group has internally developed sophisticated proprietary software and intranet systems to better manage business and appropriately price its services in each of its markets on a real-time basis. For example, Destia has developed an interface with its network switches that allows it to compile network information on a real-time basis, including the number of minutes being routed through its switch (and corresponding revenue), points of origination and termination, sources of traffic, by area code, city and carrier, and other traffic information. Destia uses this information every day in connection with least cost routing, pricing, cost and margin analysis, identifying market opportunities and developing its sales and marketing and network expansion strategies, among other things. Destia believes that these analytical tools allow its management team to quickly identify new market growth and cost saving opportunities as well as control its business in an environment of rapid growth. Destia believes that it is one of the few competitive telecommunications companies that have these types of analytical tools and to have integrated them into its daily operations.

    EUROPEAN NETWORK

    Destia has seven switches and 13 points of presence in continental Europe and the United Kingdom. The location of its European switches and the date of completed interconnection of each are as follows:

                                               DATE OF          DATE OF
CITY                                          OPERATION     INTERCONNECTION
-----------------------------------------  ---------------  ---------------
Brussels, Belgium........................          1Q97             4Q98
Paris, France............................          1Q97             2Q99
London, United Kingdom...................          2Q97             2Q97
Frankfurt, Germany.......................          3Q98             4Q98
Zurich, Switzerland......................          3Q98             4Q98
The Hague, The Netherlands...............          4Q98             3Q99
Berlin, Germany..........................          4Q98             4Q98

    Destia has signed an interconnection agreement with Telecom Austria and expects to complete its interconnection in Austria during the fourth quarter of 1999. Destia also has IRUs on the PTAT-1, CANTAT-3, TAT 12/13 and AC-1 transatlantic cables. Destia expects to acquire additional capacity on Circe to support its increasing transmission requirements in Continental Europe. See "--Network Economics--Transmission Capacity."

    Destia's European hub is located in London. A large portion of Destia's transatlantic calls between continental Europe and the United States is routed through London because it is the most cost-effective routing due to the low per minute marginal costs associated with Destia's transatlantic IRUs. Destia also routes a substantial portion of its international intra-European calls (E.G., Berlin to Paris) through its London hub to take advantage of favorable transmission rates to and from London. These rates are often lower than the costs of transmitting the call by a more direct "off-net" route where Destia does not have a transmission line between the originating and terminating switch.

    As a result of deregulation and geography, Frankfurt is emerging as a popular European hub for telecommunications carriers, especially for calls to and from Eastern Europe. Destia believes that it is well positioned to take advantage of these market developments due to its Frankfurt switch and intends to market its carrier services to carriers that route calls through Frankfurt.

    In addition to adding new switches in continental Europe, Destia has further enhanced its network in continental Europe by entering into and implementing direct interconnection agreements with the dominant carrier in Belgium, France, Germany, The Netherlands and Switzerland, and it expects to implement interconnection with the dominant carrier in Austria during the fourth quarter of 1999. These agreements add to the interconnection that Destia has had in place with British Telecom in the United Kingdom since the second quarter of 1997. Destia's interconnection arrangements provide it with a direct connection to the public switched telephone network. By having a direct connection to the PSTN, Destia is able to offer domestic long distance service, provide network access through abbreviated dialing and originate and terminate calls in a greater number of cities and at a substantially reduced cost.

    In addition, within the next twelve months, Destia intends to upgrade its points of presence in Hamburg, Germany and Vienna, Austria to switches and install points of presence in Manchester, United Kingdom, Dublin, Ireland and Milan, Italy.

    NORTH AMERICAN NETWORK

    Destia has seven switches and 21 points of presence in the United States and Canada. Destia's North American switches, which are all interconnected and operational, are located in the following cities:

                                                                   DATE OF
CITY                                                              OPERATION
---------------------------------------------------------------  -----------
New York.......................................................        3Q93
Los Angeles....................................................        1Q98
Miami..........................................................        3Q98
Washington, D.C................................................        3Q98
Toronto........................................................        3Q98
Chicago........................................................        4Q98
Dallas.........................................................        4Q98

    U.S. NETWORK EXPANSION. In 1998, Destia substantially expanded its U.S. network infrastructure by adding switches in Chicago, Dallas, Los Angeles, Miami and Washington, D.C. Destia also added a number of points of presence connecting various cities to its network. All of the foregoing reduce Destia's transmission costs.

    During 2000, Destia intends to upgrade its points of presence in Atlanta, Georgia to a switch. In addition, during the remainder of 1999, Destia expects to add additional connections to local exchange carrier tandem switches and local exchange carrier end-offices on an ongoing basis.

    Destia currently obtains most of its U.S. fiber optic transmission capacity from Qwest, and recently obtained additional capacity on an IRU basis, connecting New York, Dallas, Chicago and Los Angeles. This capacity is expected to be operational by the end of 1999. Because of the substantial increase in

Destia's domestic traffic and Destia's desire to provide services in more U.S. markets, Destia recently acquired a 20-year IRU from Frontier to use portions of its U.S. fiber optic network. This network will consist of more than 27 million DS-0 miles of fiber optic cable connecting 43 markets and will replace Destia's Qwest network. In addition, the Frontier arrangement also gives Destia favorable origination and termination rates in the continental United States. This will provide Destia with the cost benefits of having additional network access and drop-off points in areas where it has not invested in its own switches or points of presence. Destia believes that the extensive reach of its network in the United States following the addition of transmission capacity from Frontier will provide it with a significant cost advantage over many of its competitors, although relying primarily on one network provider for U.S. transmission capacity also results in additional risks.

    Frontier is in the process of building the fiber optic network that Destia will use, and Destia expects this network to be completed and substantially operational by the end of 1999. Destia is currently using a portion of Frontier's network.

    GATEWAY SWITCH UPGRADES. Gateway switches permit Destia to convert international protocols to U.S-based protocols. This ability to convert protocols enables Destia to terminate inbound international traffic in the United States for overseas carriers and to carry outbound international traffic closer to its destination and at a lower cost before handing it off to another carrier (such as the dominant local carrier) in the terminating country. Destia currently has gateway switches in New York and London and intends to upgrade its switches in Miami and Los Angeles by the second quarter of 2000 to have international gateway capabilities, which will allow them to interface directly with protocols used by non-U.S. carriers. The Miami gateway switch will interface primarily with carriers from Latin America and the Caribbean and the Los Angeles gateway switch will interface primarily with carriers from Asia.

    CANADIAN EXPANSION. During the third quarter of 1998, Destia expanded its network to include Canada by installing a switch in Toronto. Destia plans to install a point of presence in Montreal by the end of 2000. This switch and point of presence will enable Destia to originate calls in two of the largest long distance markets in Canada.

    NETWORK ACCESS AND CALL ROUTING

    NETWORK ACCESS. The Destia network can be accessed through a variety of methods, depending upon the service and the location from which the customer is calling. These methods are as follows:

    - "1+" ACCESS. "1+" access, also known as preselection, presubscription or equal access, enables a long distance customer to access the Destia network from the customer's premises by dialing "1" and then the number that the customer is calling. "1+" access is currently available to Destia's customers in the United States, Canada, Germany and Switzerland where the Destia network has a switch or point of presence.

    - "1XXX" ACCESS. "1xxx" access, or prefix dialing, enables a long distance customer in Destia's European countries (as well as the United States) to access the Destia network from the customer's premises by dialing "1", a code number and the destination number.

    - LOCAL DIAL-UP ACCESS. In continental European cities where Destia has installed a switch or POP, customers can access Destia's international and domestic long distance service and, in some cases, prepaid card service, by dialing a local telephone number. Local dial-up access reduces Destia's transmission costs for these calls because it shifts the cost of accessing Destia's switch to the customer. The reduction in transmission costs enables Destia to increase its margins and/or reduce its retail prices on these calls, as well as to provide competitively priced intra-European long distance service.

    - INTERNATIONAL TOLL-FREE ACCESS. Customers using this method can access Destia's card-based services in selected continental European markets by dialing an international toll-free number. This access method is predominantly used by business travelers.

    - NATIONAL TOLL-FREE ACCESS. Customers who access Destia's services in this manner do so by dialing a national toll-free number. This access method is available to customers who use Destia's calling card and prepaid card services in the United States, Canada, the United Kingdom, Belgium, Germany, The Netherlands and Switzerland.

    - DEDICATED ACCESS. Carrier customers and high volume end-users can be connected to Destia's switch by a dedicated leased line. The advantages to the customer of dedicated access are simplified dialing, faster call setup times and lower access costs if a sufficient volume of calls is transmitted over the leased line. This service can be used for voice, data, video and the Internet over a single leased line.

    CALL ROUTING. Calls are routed to their destination through one or more of Destia's switches. If the call originates in a network city with a switch, the caller generally will dial into the network over local lines. These calls will then be routed by the local service provider (a local exchange carrier in the U.S. and typically a dominant carrier in Europe) to Destia's switch. A call originating in a city with a point of presence, which acts solely as a collection point for calls, generally will be originated using one of the foregoing access methods and will be sent to the point of presence. The call will then be transmitted from the point of presence to one of Destia's switches on an owned or leased line comprising part of the Destia network. If the call originates in a city where Destia does not have a switch or point of presence, the caller generally dials into the network using national or international toll-free access, which is substantially less cost-efficient for Destia than "1xxx," "1+" or local dial-up access. From Destia's switch, least cost routing techniques are used to determine whether the call should be transferred directly to the public switched telephone network or routed to another one of Destia's switches over an owned or leased line and then transferred to the public switched telephone network for termination. See "--Network Hardware and Software--Least Cost Routing."

    NETWORK HARDWARE AND SOFTWARE

    CARRIER GRADE SWITCHES AND TECHNOLOGY. Destia uses Northern Telecom carrier grade switches throughout Destia's network. The principal benefits of carrier grade switches are their ability to (1) handle large, simultaneous call volumes,
(2) provide better quality service to customers, and (3) seamlessly interconnect with local operators. Each of these benefits is discussed below:

    - CALL CAPACITY. Carrier grade switches generally have more port capacity than smaller switches, which enables them to route a greater number of simultaneous calls.

    - BETTER QUALITY SERVICE. Carrier grade switches provide higher transmission quality, faster call setup times and better call completion rates than smaller, less powerful switches. Destia's carrier grade switches also have call completion capabilities that reduce the time needed to connect calls and allow for more efficient use of transmission capacity.

    - DIRECT INTERCONNECTION WITH DOMINANT CARRIERS AND LOCAL EXCHANGE CARRIER NETWORKS. Carrier grade switches enable Destia's network to interconnect directly with the networks of dominant carriers and local exchange carriers, subject to applicable regulatory requirements and an interconnection arrangement being in place. The benefits of direct interconnection generally include better quality service, lower costs, improved reliability and the ability to rapidly increase call-handling capacity.

    Destia believes that by utilizing the equipment of a single principal supplier it is able to minimize the difficulties associated with integrating equipment from various sources and with differing specifications. In addition, it also enables Destia to develop proprietary software to compile its network information since Destia does not need to accommodate switches of different manufacturers. However, using equipment principally from one supplier does entail certain risks.

    SS7 TECHNOLOGY. Signaling System 7 technology, also known as "SS7", which is used primarily in the United States, performs two significant functions within the Destia Network. SS7 facilitates faster call setup by sending messages that precede the call and obtain information about its destination, such as whether the destination number is available or engaged in a call. Second, SS7 is able to look up destination numbers, such as toll-free "800" numbers, in a central database. This allows the Destia network to use intelligent call routing.

    Destia is currently migrating from SS7 services provided by third parties on a per switch basis to using its own SS7 equipment throughout its U.S. network. Destia will then use one centralized provider to enable it to make SS7 connections with local exchange carrier offices nationwide. This will provide Destia with greater flexibility and will enable it to control equipment usage, maintain network integrity and reduce costs.

    Destia's SS7 technology will be supported from its St. Louis network operations center. This will provide real time information on network usage and integrity while allowing for instantaneous call tracing, monitoring, and fraud detection.

    LEAST COST ROUTING. Through a combination of hardware and software, Destia's network enables it to perform least cost routing analysis, which enables Destia to transmit a call over the most cost-efficient route during that time of day. Prices for various destinations fluctuate on a daily basis. Destia's least cost routing software enables it to continually revise its routing tables, including accounting for fluctuations in currency exchange rates, as the cost of certain routes change. Destia has a dedicated group that is responsible for monitoring the routing of calls and seeking to minimize its transmission costs.

    DIGITAL CROSS-CONNECT CAPABILITY. Destia is in the process of installing digital cross-connect systems hardware and software at each of its switches and major points of presence. Digital cross-connect systems will enable Destia to monitor, test and re-configure network facilities from a central location to maintain transmission quality on its network.

    INTERNET PROTOCOL OVERLAY. Currently, voice calls are carried by keeping a circuit open between two or more parties. This is inefficient because it uses transmission capacity even when the parties are silent. Destia's carrier grade switches are capable of interfacing with TCP/IP, an Internet protocol software, and the related hardware. TCP/IP technology would enable Destia to provide simultaneous voice and data transmission over a single line, since the technology compartmentalizes voice, data and/or video into digital pieces of information, I.E., into "packets", before they are transmitted. The packets can be sent separately over one or more lines and are then reassembled at the destination switch prior to being converted into their original format. This is a much more efficient use of transmission capacity than keeping a circuit open. Packet-based transmission would enable Destia to transmit data and video using less transmission capacity, thus increasing the amount of information it can transmit over a given line and its network overall.

    Destia has installed TCP/IP hardware and software manufactured by third parties on selected transatlantic and European routes, which enable it to carry traffic using Internet protocol technology over a portion of the Destia network. Destia is currently exploring various potential service applications. For example, packet-based transmission would allow Destia to offer integrated voice, fax and video services as well as Internet access over an ordinary telephone line. However, Destia has very limited experience with IP technology and many of Destia's competitors are making substantial IP investments. There can be no assurance that Destia will be successful with IP technology.

    OPERATING AGREEMENTS; TRANSIT AGREEMENTS

    Through affiliates, Destia has entered into operating, termination and/or transit agreements with a number of overseas dominant carriers and competitive carriers, including carriers in Denmark, Greece, Hungary, Ireland, Israel, Italy, Poland, Romania, Russia, Slovenia, Sweden, Turkey and Ukraine. As part of Destia's strategy, and as market and regulatory conditions warrant, it intends to enter into more of these agreements with additional overseas carriers.

    Operating and termination agreements provide Destia with more favorable termination rates in the home country of the foreign carrier who is a party to the agreement with Destia. Destia can directly interconnect with the local carrier who then locally terminates all calls. Operating and termination agreements also afford Destia more control over the quality of the terminating segment of its international calls. On routes on which the Federal Communications Commission's international settlement policy still applies, operating agreements increase Destia's overall gross margins because the correspondent carriers party to such agreements are required to send Destia a specified portion of their U.S.-bound traffic. The Federal Communications Commission recently enacted rules, however, removing these requirements for arrangements with foreign carriers lacking market power, I.E., possessing less than 50% market share in the relevant destination market, and for arrangements with all carriers on liberalized routes, where pricing on such rates is competitive.

    Transit agreements are advantageous to Destia because they provide it with more favorable transit rates to third countries. Such agreements and switched hubbing arrangements may allow Destia to pay less than the full settlement rate Destia would otherwise have to pay if it had a direct operating agreement with the terminating dominant carrier. See "--Government Regulation."

SALES AND MARKETING

    Destia reaches a broad range of customer groups through a variety of marketing channels, including a direct sales force, independent sales agents, multilevel marketing, customer incentive programs, advertising and the Internet. As part of Destia's multichannel marketing approach, Destia tailors its marketing to specific geographic markets and services. Destia believes this is an especially cost effective means of marketing to its target customers.

    Destia markets its services at the local level through both independent sales agents and an internal sales force, depending upon the particular geographic market, customer group and service. Destia's independent sales representatives, who generally are retained on a commission-only basis, concentrate primarily on residential sales and sales to commercial accounts. Destia's internal sales force concentrates primarily on sales to commercial accounts, wholesale customers and other carriers. This internal sales force includes a recently expanded carrier services group of 14 people located in the United States, the United Kingdom and Germany who are responsible for sales to carriers in each of the Destia network cities. Destia's local internal sales forces also typically advertise locally and provide support for its independent sales representatives.

    CONTINENTAL EUROPE

    Destia's sales and marketing strategy in most of its continental European markets has been initially to concentrate on sales of prepaid services through independent distribution channels since prepaid services operations present a limited credit risk and independent distribution does not require substantial initial investments. After gaining market acceptance and establishing its local sales and marketing infrastructure, Destia typically has then introduced calling card services and, once a point of presence or switch is installed, international long distance services. Concurrently, Destia has also aggressively pursued interconnection arrangements with the local dominant carrier, which allow it to provide national origination on a cost effective basis. Following interconnection, Destia further increases its sales and marketing activities in a market in order to promote its services. As part of Destia's initial entry into a new market, Destia also typically has concentrated on sales in ethnic communities since these market segments can be effectively targeted with limited resources, enabling Destia to rapidly generate revenues, create brand awareness and promote customer loyalty.

    While Destia's general sales and marketing strategy in continental Europe remains consistent, Destia also tailors it to meet the needs of each particular market. For example, in Belgium, Destia has generated significant revenues by placing its prepaid cards (together with point of purchase displays) in many highly visible locations such as bookstores, newsstands, kiosks and convenience stores. In France, Destia concentrates on commercial accounts and employs an internal sales force for this purpose. In Germany, Destia has an internal sales force in Hamburg, Frankfurt and Berlin that primarily markets prepaid cards and commercial long distance services. Destia also began marketing its "1+" long distance services in Germany during the first quarter of 1999 through a multilevel marketing program that is similar to its U.K. program. In Switzerland, Destia markets its services through indirect channels, supported by direct advertising in national media. Destia also cross-markets its services in Switzerland. For example, Destia began providing Internet services in Switzerland in February 1999 and recently introduced a promotional program in Switzerland, Belgium and Berlin, Germany offering free Internet access and a designated amount of toll-free Internet access each day to customers who purchase selected Destia services.

    Destia also adapts successful marketing approaches from certain countries to other continental European markets. For example, Destia intends to advertise in national magazines and newspapers in Germany, which has been effective in Switzerland. In addition, Destia intends to replicate the success of its multilevel marketing program in the United Kingdom in other European markets.

    Destia has an internal sales force based in each city in which it has a switch except The Hague. In each of these cities, Destia is expanding its internal sales forces and recruiting additional independent sales representatives.

    UNITED KINGDOM

    In the United Kingdom, Destia markets its services nationally. Destia offers the majority of its U.K. services through Telco, its wholly-owned U.K. subsidiary.

    Destia's residential domestic and international long distance service, local services and calling cards are marketed primarily by independent sales representatives through multilevel marketing. Destia believes that multilevel marketing is the most cost effective way to continue to increase its U.K. residential and card-based customer revenues since it encourages independent sales representatives to both sell services and recruit additional independent sales representatives. Sales representatives are motivated to both sell and recruit because they receive a commission based on their own sales and sales of representatives recruited by them. A substantial number of these sales representatives operate on a part-time basis, using the commissions from sales of services as a secondary source of income. During June 1999, Destia had approximately 3,500 active independent sales representatives. In addition, Destia is one of only 150 companies, and the first telecommunications company, to be accepted for full membership in the Direct Sellers Association, a nationally recognized U.K. industry trade group for multilevel marketing.

    Destia markets domestic and international long distance services, as well as local services, to U.K. commercial accounts and carrier services to carrier customers through a direct sales force and certified independent agents. Destia has adopted this approach for these services since they are more complex and usually require a longer sales cycle. Destia markets and distributes its Presto phone virtual prepaid service, which is currently available only to its long distance customers, directly to customers over the Internet.

    Destia markets its prepaid cards primarily through prepaid card distributors. Destia has increased its U.K. prepaid card distribution capabilities through its acquisition of a controlling interest in America First, a well recognized prepaid card distributor, during the fourth quarter of 1998.

    NORTH AMERICA

    UNITED STATES. During 1998, Destia significantly expanded its marketing efforts beyond the New York metropolitan area to include other U.S. network cities. Destia now has independent sales representatives in all of its network cities and has internal sales representatives in Chicago, Dallas, New York, Los Angeles, Miami and Washington, D.C.

    Destia's international and domestic residential long distance services, which are marketed primarily to ethnic communities, are sold primarily through independent sales representatives. Destia targets ethnic communities for these services because it believes that members of these communities generate above average international calling volumes, are not as heavily targeted by other long distance providers as the general population and enable Destia to build brand recognition in a well defined community. Destia intends to expand the use of independent sales representatives to market its residential services in the United States beyond the ethnic markets.

    Destia's international and domestic long distance services for commercial accounts are sold primarily through its internal sales force, which targets accounts with significant calling volumes to European destinations. Destia's United States sales force dedicated to commercial accounts has 25 sales executives. Many business customers also require unified or other specialized billing formats. Members of Destia's sales force work with customers to address their billing needs such as providing monthly bills with breakdowns of usage by account code, area code or department.

    Destia's calling card services are marketed and co-branded under both the VoiceNet and EconoCard brand names. VoiceNet calling cards are marketed primarily through in-flight magazines, national magazines and newspapers and through advertising materials placed in high traffic locations, such as restaurants. Destia also markets VoiceNet calling cards through independent sales representatives. EconoCard calling cards are marketed to ethnic groups in conjunction with Destia's residential services.

    Prepaid cards are sold under a variety of brand names in major metropolitan areas and are primarily sold through wholesale distributors and other independent sales representatives. These distinctively branded prepaid cards can be accessed by dialing a local access number in the area in which the card was purchased, which reduces Destia's costs and permits it to offer lower rates than most of its competitors. This is important because prepaid card customers are particularly price sensitive and frequently purchase prepaid cards based on small differences in price for calls to specific destinations.

    Destia has initiated a cross-marketing program to VoiceNet customers to offer them its "1+" long distance service in the United States. Destia also has expanded its marketing of new services to existing residential long distance customers by describing these services regularly in the "DESTIADVISOR" monthly insert included with each customer bill. In addition, Destia has entered into affinity programs with major credit card companies, such as First USA and GE Capital, to promote its VoiceNet calling cards. These affinity programs include mass mailings in customers' monthly billing statements that contain a preapproved VoiceNet calling card which, when used by the customer, is automatically billed to the customer's credit card account.

    Destia markets and distributes its Presto! Card virtual prepaid service to customers over the Internet and through an affinity program with the New Jersey Devils professional hockey team.

    Destia uses an internal sales force to market to carrier customers and other wholesale customers that purchase privately branded calling cards and prepaid cards. Destia has adopted this sales approach for these services since they are more complex and usually require a longer sales cycle.

    CANADA. In Canada, Destia currently markets its services in Toronto and Montreal, primarily to ethnic communities that generate substantial international calling volume. Marketing is being done primarily through independent sales representatives and Destia's internal sales representatives in Canada. As Destia expands its customer base in Toronto and Montreal, it intends to broaden its target customer groups, introduce additional services and increase its internal sales and marketing capabilities.

    CUSTOMER SERVICE

    Destia is committed to providing its customers with superior customer service and believes that it has developed the infrastructure necessary to serve both its existing customer base and accommodate substantial growth with minimal additional investment. Destia has a 24-hour-a-day customer service department located in College Station, Texas, which, at June 30, 1999, had 206 full-time equivalent customer service representatives. In the United Kingdom, Destia also maintains a 24-hour-a-day customer service department that, at June 30, 1999, had 97 full-time equivalent customer service representatives located at the Telco facility in London, England. In continental Europe, each country in the Destia network has a customer call center, which in the aggregate totalled 42 full-time equivalent customer service representatives at June 30, 1999. At all of Destia's customer service facilities, its customer service representatives handle both service and billing inquiries. In addition, Destia's call centers all have representatives that are multilingual.

    Destia also has developed its own proprietary software systems to better serve its customers. For example, in each of Destia's network countries, its monthly bills are in the customer's native language and local currency (and it has the ability to bill in euros). Destia also provides detailed billing information for commercial customers that includes itemized breakdowns of usage by account code and department. In addition, Destia has implemented an interactive voice response system that will permit customers to obtain up-to-date information concerning their account and their most recent invoice. Destia believes that its customer-oriented philosophy backed by the strength of its customer support infrastructure allows it to differentiate itself from its competitors.

COMPANY OPERATIONS

    Currently, Destia's extensive international telecommunications network allows it to provide services in many of the largest metropolitan markets in the United States, Canada, the United Kingdom, Austria, Belgium, France, Germany, The Netherlands and Switzerland. Destia's operations in each of its principal markets are briefly described below.

    CONTINENTAL EUROPE

    A significant component of Destia's growth strategy is focused on the continued development of its business in the deregulating telecommunications markets of continental Europe. Prior to January 1, 1998, there were significant regulatory limitations on Destia's ability to provide services in most continental European countries. Now, as a result of European Union and national regulatory initiatives, Destia may provide a range of services in many of these countries that is comparable to the services it provides in the United States and the United Kingdom. In some cases, however, national regulatory restrictions and technology issues (such as credit card verification for e-commerce purchases) may limit Destia's ability to do so. Subject only to these limitations, in continental Europe, Destia intends to offer the same range of services that it offers in the United States and the United Kingdom.

    BELGIUM. Sales of prepaid cards comprised the largest portion of Destia's Belgian revenues for the six-month period ended June 30, 1999, followed by revenues derived from long distance from commercial and residential customers. Revenues for 1xxx services have grown rapidly and are expected to exceed revenues derived from sales of prepaid cards.

    Prior to January 1, 1998, due to regulatory limitations, Destia was only able to provide a limited number of services in Belgium, including international service utilizing international toll-free access and local access for card-based services, but excluding domestic long distance service. Since regulatory liberalization on January 1, 1998, Destia has expanded its services to include both domestic and international long distance service. In addition, during the fourth quarter of 1998, Destia completed its interconnection with Belgacom, the dominant Belgian carrier. This interconnection provides Destia with a total of 10 connection points with Belgacom, including Destia's switch in Brussels, and permits Destia to provide its services to customers anywhere in Belgium. This interconnection also permits Destia to provide network access to its customers through abbreviated dialing and enables it to originate and terminate calls in Belgium on a more cost-effective basis.

    In September 1999, Destia began offering Internet access services throughout Belgium. It has initiated a promotional program offering 100 minutes of free Internet access to customers who use Destia's 1xxx services to access the Internet.

    FRANCE. Destia has offered international long distance service to customers in Paris since the first quarter of 1997, in Marseilles and Nice since the fourth quarter of 1997 and in Lyon and Toulouse since the fourth quarter of 1998. Destia began offering domestic long distance services in selected markets in France in July 1998. Destia's revenues in France are currently predominantly generated from prepaid card services. Sales of international long distance services comprise virtually all of the other revenues. Most of Destia's customers have calling line identity, which allows its switches to recognize the number that the customer is calling from, so that the customer can access Destia's network without the need for a personal identification number. In addition, Destia provides automatic dialers free of charge to its commercial accounts. Automatic dialers eliminate the need for a customer to dial a prefix to use Destia's services.

    Destia's network includes a switch in Paris and points of presence in Marseilles, Toulouse, Nice, Lyon and Nantes. During the fourth quarter of 1998, Destia entered into an interconnection agreement with France Telecom that will enable its customers to access its long distance service from their home or office through abbreviated dialing, although certain carriers, including France Telecom, are able to provide access through a one-digit access code. Destia is currently interconnected with France Telecom in Paris, Marseilles, Toulouse, Nice and Lyon. See "--Government Regulation."

    GERMANY. Germany is the largest market for telecommunications services in continental Europe. Destia's current principal service in Germany is its prepaid card service, which it offers predominantly to commercial accounts. In addition, Destia also provides long distance service, which it markets primarily to commercial customers. Destia has offered this service in Hamburg since the first quarter of 1997, in Berlin since the fourth quarter of 1997 and in Frankfurt since the third quarter of 1998. Destia began marketing domestic long distance services in the third quarter of 1998 because it completed interconnection in the fourth quarter of 1998. Destia also began marketing long distance services to residential accounts. Destia introduced its Presto! Card in Berlin, Germany in September 1999. In September 1999, Destia introduced Internet access services in Berlin, Germany. It has initiated a promotional program offering free Internet access and a designated amount of toll-free Internet access each day to customers who purchase Destia's long distance services on a pre-select basis. Destia plans to expand the Presto! Card and its Internet access services to additional cities in Germany in the first quarter of 2000. In addition, Destia has also introduced its successful U.K. multilevel marketing program in Berlin, Germany and plans to expand its sales force of independent agents in other cities in Germany. See "--Sales and Marketing--United Kingdom."

    As of June 30, 1999, Destia had switches in Berlin and Frankfurt and a point of presence in Hamburg. Destia expects to upgrade its Hamburg point of presence to a switch during the next twelve months. Destia believes that its Frankfurt switch will allow it to take advantage of the growing popularity of Frankfurt as a European hub for telecommunication carriers, especially for calls to and from Eastern Europe, and Destia intends to market its carrier services to carriers that route calls through Frankfurt.

    During the fourth quarter of 1998, Destia implemented its interconnection with Deutsche Telekom, enabling it to offer customers in its German network cities and the surrounding metropolitan areas, both domestic and international long distance service through direct access. Destia has already ordered five additional interconnection points in Germany. Destia expects that Munich and Dusseldorf will be established in the fourth quarter of 1999, and Hanover, Nurnberg and Stuttgart will be established in the first quarter of 2000.

    Destia's interconnection agreement in Germany granting it access to Deutsche Telekom's network expired at the end of February 1999, and Destia initiated legal action before Reg TP, the German regulatory authority, to maintain continued interconnection with Deutsche Telekom's network. Reg TP ruled in Destia's favor and ordered Deutsche Telekom to grant Destia interconnection rights and network access in Germany. As a result of this ruling, Destia originates and terminates traffic throughout Germany. Deutsche Telekom recently filed suit in administrative court in Cologne, Germany to challenge this ruling. Destia's German subsidiary has been summoned to the proceedings between Deutsche Telekom and Reg TP. If Deutsche Telekom were successful in its attempt to modify the conditions for interconnection and to impose more onerous interconnection requirements, Destia's transmission costs in Germany would increase and the services it could offer might be limited. Destia expects to be able to maintain its interconnection to Deutsche Telekom's network under current forms although there can be no assurance that Deutsche Telekom will not impose more onerous interconnection requirements.

    SWITZERLAND. Switzerland has been substantially deregulated and is currently Destia's third largest market based on revenues for the six month period ended June 30, 1999. Destia's principal service in Switzerland is long distance. Customers may preselect Destia as their long distance carrier and make long distance calls on its network using "1+" dialing. During 1998, a large portion of Destia's customers were commercial accounts. In February 1999, Destia began providing Internet services in Switzerland and introduced a promotional program offering free Internet access and a designated 99 minutes each day of toll-free Internet access to customers who purchase Destia's long distance services on a pre-select basis.

    Destia established a point of presence in Zurich during the third quarter of 1997 and upgraded it to a switch in the third quarter of 1998. In addition, during October 1998, Destia was one of the first telecommunications carriers to be interconnected to Swisscom, the dominant carrier in Switzerland. This interconnection enables Destia to originate and terminate traffic in Switzerland more cost effectively, which provides it with a competitive advantage over those of its competitors who do not currently have interconnection. Since Destia completed its interconnection in October 1998, its revenue and number of customers has increased significantly. Destia intends to significantly expand its customer base in Switzerland during the next twelve months. Destia anticipates, however, that additional carriers will obtain interconnection rights from Swisscom, which will lead to increased competition.

    UNITED KINGDOM

    Since 1991, the U.K. government has sought to encourage increased competition in telecommunications services. As a result of regulatory initiatives, the telecommunications market in the United Kingdom now resembles the United States in terms of services and pricing.

    International and domestic long distance services generated the largest percentage of Destia's U.K. revenues during the first six months of 1999. Destia has provided these services in the London area since the fourth quarter of 1996 and nationwide in the United Kingdom since the second quarter of 1997. Destia's other principal services in the United Kingdom are prepaid cards and sales to resellers and carrier customers. In March 1999, Destia launched the presto phone virtual prepaid service.

    Destia offers all of its residential, calling card and prepaid services in the United Kingdom primarily through Telco. Destia believes that Telco has been particularly successful marketing its services in the United Kingdom through its multilevel marketing program. Destia's prepaid card services are currently offered by Telco and by its subsidiary America First. See "--Sales and Marketing--United Kingdom."

    Destia offers wireless services through Wavetech Limited, which Destia acquired in June 1999. Wavetech is an independent service provider that uses Vodafone's U.K. wireless network. Wavetech uses its direct sales force to market its services throughout the United Kingdom.

    Destia currently has five interconnection points in London that enable it to provide its services throughout the United Kingdom. However, Destia's U.K. customers currently are unable to preselect any carrier except British Telecom as their long distance carrier and thus cannot access Destia's services without first dialing a four-digit access code. Under European Union regulations, preselection is scheduled to become available by January 1, 2000, although the U.K. regulator is seeking a waiver of this requirement until a later date. In order to migrate more traffic on to Destia's network, Destia is marketing automatic dialers to its residential and commercial customers in order to compete more effectively against British Telecom, which provides long distance service without requiring the user to dial an access code. Customers purchase or lease the dialer, which automatically dials Destia's network access code for the customer.

    Destia's European network, including the United Kingdom, is monitored by Destia Network Services, one of Destia's wholly-owned subsidiaries, in London and by Destia through its network operations center in St. Louis, Missouri.

    NORTH AMERICA

    UNITED STATES. The United States is one of Destia's original markets. Destia has been providing international and domestic long distance service in the New York metropolitan area since 1993. Destia now also provides its calling cards, prepaid cards, wireless access to long distance, and directory assistance services nationally and provides its other services, primarily residential and commercial long distance, in the 27 U.S. cities in which the Destia network has a switch or point of presence. Because of the U.S. market's size and receptiveness to new services, Destia typically introduces new services in the United States before its other markets. For example, during the last quarter of 1998, Destia first introduced its Presto! Card virtual prepaid service in the United States over the Internet. Destia also intends to test, and cross-market, additional e-commerce services to Presto! Card customers due to their predisposition to making purchases on-line.

    As of September 15, 1999, Destia had six switches and 21 points of presence in the United States, which enable it to originate domestic and international long distance calls in many of the largest U.S. metropolitan areas. Because of the substantial increase in its domestic traffic and its desire to provide services in more U.S. markets, Destia recently acquired a 20-year IRU from Frontier to use portions of Frontier's U.S. fiber optic network. This will substantially replace Destia's use of the Qwest network. Frontier is in the process of completing the fiber optic network that Destia will use, and Destia expects this network to be completed and substantially operational by the end of 1999. Destia has already begun using a portion of Frontier's network. In addition, the Frontier arrangement will give Destia favorable origination and termination rates throughout the continental United States. See "--Destia's Network--North American Network--U.S. Network Expansion."

    CANADA. Destia expanded its network into Canada during the third quarter of 1998 by installing a switch in Toronto. Destia also plans to install a point of presence in Montreal by the end of 2000. This switch and point of presence will enable Destia to originate and terminate calls in Toronto and Montreal, two of the largest long distance markets in Canada. Like most of western Europe, Canada also has recently liberalized its telecommunication laws. Since October 1, 1998, private carriers have been able to provide international long distance service originating in Canada. Destia began providing services in Canada late in the fourth quarter of 1998 and intends to further expand its internal sales force in Canada in 2000.

COMPETITION

    The international telecommunications industry is highly competitive and significantly affected by regulatory changes, marketing and pricing decisions of the larger industry participants and the introduction of new services and transmission methods made possible by technological advances. Destia believes that long distance service providers compete principally on the basis of price, customer service, product quality and breadth of services offered. In each country of operation, Destia has numerous competitors. Destia believes that as the international telecommunications markets continue to deregulate, competition in these markets will increase, similar to the competitive environment that has developed in the United States following the AT&T divestiture in 1984. Prices for long distance calls in the markets in which Destia competes have declined historically and are likely to continue to decrease. Many of Destia's competitors are significantly larger, have substantially greater financial, technical and marketing resources and larger networks than Destia.

    Privatization and deregulation have had, and are expected to continue to have, significant effects on competition in the industry. For example, as a result of legislation enacted in the United States, regional Bell operating companies will be allowed to enter the long distance market, AT&T, MCI WorldCom and other long distance carriers can now enter the local telephone service markets, and cable television companies and utilities can now enter both the local and long distance telecommunications markets. In addition, competition has begun to increase in the European Union telecommunications markets in connection with the deregulation of the telecommunications industry in most European Union countries, which began in January 1998. This increase in competition is likely to affect revenue per minute and gross margin as a percentage of revenue.

    NORTH AMERICA

    UNITED STATES. In the United States, which is among the most competitive and deregulated long distance markets in the world, competition is based primarily upon pricing, customer service, network quality, and the ability to provide value-added services. As such, the long distance industry is characterized by a high level of customer attrition or "churn," with customers frequently changing long distance providers in response to the offering of lower rates or promotional incentives by competitors. Destia competes with major carriers such as AT&T, MCI WorldCom and Sprint, as well as other national and regional long distance carriers and resellers, many of whom are able to provide services at costs that are lower than its current costs. Many of these competitors have greater financial, technological and marketing resources than Destia does. If any of its competitors were to devote additional resources to the provision of international and/or domestic long distance telecommunications services to Destia's target customer base, there could be a material adverse effect on Destia's business and the price of its common stock. Several companies have recently introduced flat rate long distance calling plans with very low per-minute charges. Destia cannot predict the effect that these plans will have on the industry generally and on Destia in particular.

    As a result of the 1996 Telecommunications Act, the regional Bell operating companies can compete with Destia in the long distance telecommunications industry, both outside of their service territory and, upon satisfaction of certain conditions, within their service territory. The 1996 Telecommunications Act prospectively eliminated the restrictions on incumbent local exchange carriers, such as the regional Bell operating companies, from providing long distance service. These provisions permit a regional Bell operating company to enter an "out-of-region" long distance market immediately upon the receipt of any state and/or federal regulatory approvals otherwise applicable in the provision of long distance service. Regional Bell operating companies must satisfy certain procedural and substantive requirements, including obtaining Federal Communications Commission approval upon a showing that, in certain instances, facilities-based competition is present in its market, that it has entered into interconnection agreements that satisfy a 14-point checklist of competitive requirements and that its entry into the in-region long distance market is in the public interest before they are authorized to offer long distance service in their regions. No regional Bell operating company is authorized to do so yet, but they are expected to be authorized soon. When they are authorized, they will be very formidable competitors. In particular, Bell Atlantic, which serves the New York metropolitan and mid-Atlantic regions, has long been considered by industry observers to be the most likely regional Bell operating company to be the first to be permitted to offer long distance services. On September 29, 1999, Bell Atlantic filed its Section 271 application for authority to provide interLATA services within New York with the Federal Communications Commission. The Federal Communications Commission has 90 days to review Bell Atlantic's filing. The New York Public Service Commission and the Department of Justice will make their recommendations to the Federal Communications Commission before it makes its final decision. Because a substantial portion of

Destia's customer base and traffic originates in the New York metropolitan area, Bell Atlantic will be a particularly formidable competitor. For long distance calls, Bell Atlantic will have a substantial cost advantage, because it will not have to pay access fees to a local carrier to originate the call. Access fees constitute a large portion of a long distance carrier's cost of services, including Destia's. Moreover, should Bell Atlantic's proposed acquisition of GTE be consummated, Bell Atlantic will have even greater resources to compete in its service markets.

    The continuing trend toward business combinations and alliances in the telecommunications industry is also creating significant new or more powerful competitors to Destia. The proposed acquisition of Sprint Corporation by MCI Worldcom, the proposed acquisition of GTE by Bell Atlantic, the proposed acquisition of US West by Qwest, the proposed acquisition of Ameritech by SBC, the merger of WorldCom and MCI, AT&T's acquisitions of Telecommunications, Inc. and Teleport Communications Group, Global Crossing's acquisition of Frontier Communications (the primary provider of Destia's U.S. transmission capacity beginning in late 1999), Teleglobe's acquisition of Excel Communications and SBC's acquisition of SNET are examples of some of the business combinations that are being formed. Many of these combined entities have, or will have, resources far greater than those of Destia. These combined entities may, now or in the future, be able to provide bundled packages of telecommunications products, including local and long distance services, data services and prepaid services, in direct competition with the products offered or to be offered by Destia, and may be capable of offering these products sooner and at more competitive rates than Destia.

    For example, AT&T earlier this year acquired SmarTalk, which sells prepaid cards. This acquisition provides AT&T with access to a major distribution network for inexpensive prepaid cards, a market where AT&T has not historically competed on the basis of price. AT&T's significant marketing resources and extensive network will make it a formidable competitor in the prepaid card market.

    During 1998, the World Trade Organization concluded an agreement on trade in basic telecommunications services, known as the WTO Agreement, that has resulted in additional competitors entering the U.S. telecommunications markets. Under the WTO Agreement, the U.S. and other members of the World Trade Organization committed themselves to, among other things, opening their telecommunications markets to foreign carriers. The Federal Communications Commission has adopted streamlined procedures for processing market entry applications from foreign carriers, making it easier for such carriers to compete in the U.S. There can be no assurance that the WTO Agreement will not have a material impact on Destia's business.

    Destia also expects increasing competition from Internet telephony service providers, including Internet service providers. The use of the Internet to provide telephone service is a recent development. To date, the Federal Communications Commission has determined not to subject such services to Federal Communications Commission regulation as telecommunications services. Accordingly, Internet service providers are, today, not subject to universal service contributions, access charge requirements, or traditional common carrier regulation. On April 5, 1999, US West filed a petition with the Federal Communications Commission asking the Federal Communications Commission to find that Internet telephony services are telecommunications services, not enhanced services or information services, and therefore should be subject to access charge and universal service obligations. On April 7, 1999, US West filed similar petitions with the Colorado and Nebraska Commissions. Destia cannot predict how the Federal Communications Commission or any state public service commissions will rule on US West's petition. Should the Federal Communications Commission and/or the state public service commissions rule adversely to U.S. West; however, Destia cannot predict the impact that this continuing lack of regulation will have on its business.

    CANADA. The Canadian telecommunications market is highly competitive and is dominated by a few established carriers whose marketing and pricing decisions have a significant impact on the other industry participants, including Destia. Destia competes with facilities-based carriers, other resellers and rebillers, primarily on the basis of price. The principal facilities-based competitors include the former Stentor partner companies, in particular, Bell Canada, the dominant supplier of local and long distance services in the provinces of Ontario and Quebec, BC Tel and Telus Communications, the next largest Stentor companies merged their operations earlier this year as well as non-Stentor companies, such as AT&T Canada, Teleglobe Canada, and Sprint Canada. Destia also competes with ACC TelEnterprises which, until its recent merger with AT&T Canada, was one of the largest resellers in Canada. The former Stentor partner companies discontinued their partnership on January 1, 1999 and are now competing against one another.

    EUROPE

    In continental Europe, Destia's competitors include:

    - the dominant carriers in each country;

    - alliances such as Sprint's alliance with Deutsche Telekom and France Telecom, known as "Global One", and AT&T's alliance with both British Telecom and Japan Telecom (the members of which have recently announced a plan to contribute their international facilities and personnel to a newly formed company that is likely to be a substantially more formidable competitor);

    - companies offering resold international telecommunications services; and

    - other companies with business plans similar in varying degrees to Destia, including emerging public telephone operators who are constructing their own networks and wireless network operators.

    Destia believes that its continental European markets will continue to experience increased competition and will begin to resemble the competitive landscape in the United States and the United Kingdom. In addition, Destia anticipates that numerous new competitors will enter the continental European telecommunications market.

    Competition is strong in the liberalized U.K. telecommunications market. In the United Kingdom Destia's principal competitors are British Telecom, the U.K.'s dominant carrier, First Telecom and Cable & Wireless. Destia also faces competition from emerging licensed public telephone operators, which are constructing their own facilities-based networks, and from resellers. Destia also competes with wireless service providers and cable companies.

    Furthermore, in certain European countries, including in France and Belgium, "facilities-based" carriers that make investments in infrastructure receive lower interconnection rates than non-facilities based providers. Destia does not expect to qualify for such a discount until it purchases more fiber optic transmission capacity in Europe (particularly in France and Belgium). In addition, certain of Destia's competitors offer customers an integrated full service telecommunications package consisting of local and long distance voice, data and Internet transmission. Destia does not currently offer all of these types of service, which could have a material adverse effect on its competitiveness.

GOVERNMENT REGULATION

    Regulation of the telecommunications industry is changing rapidly both domestically and globally. As an international telecommunications company, Destia is subject to varying degrees of regulation in each of the jurisdictions in which it provides its services. Laws and regulations, and the interpretation of such laws and regulations, differ significantly among the jurisdictions in which Destia operates. Destia has transferred its licenses and certain operating assets to a wholly-owned subsidiary primarily for regulatory and tax purposes. Destia expects to complete this transfer by early 2000. There can be no assurance that future regulatory, judicial and legislative changes will not have a material adverse effect on Destia or that domestic or international regulators or third parties will not raise material issues with regard to its compliance or noncompliance with applicable regulations.

    The regulatory framework in certain jurisdictions in which Destia provides its services is described below:

    UNITED STATES

    In the United States, Destia's services are subject to the provisions of the Communications Act of 1934, as amended by the 1996 Telecommunications Act, the regulations of the Federal Communications Commission thereunder, as well as the applicable laws and regulations of the various states administered by the relevant public service commission. The recent trend in the United States for both federal and state regulation of telecommunications service providers has been in the direction of reduced regulation. Although this trend facilitates market entry and competition by multiple providers, it has also given AT&T, the largest international and domestic long distance carrier in the United States, increased pricing and market entry flexibility that has permitted it to compete more effectively with smaller carriers, such as Destia. In addition, the 1996 Telecommunications Act has opened the United States market to increased competition from the regional Bell operating companies. Destia cannot be certain whether future regulatory, judicial and legislative changes in the United States will materially affect its business.

    The Federal Communications Commission currently regulates Destia as a non-dominant carrier with respect to both its international and domestic interstate long distance services. Although the Federal Communications Commission has generally chosen not to closely regulate the charges, practices or classifications of non-dominant carriers, the Federal Communications Commission has broad authority which includes the power to impose more stringent regulatory requirements on Destia, to change its regulatory classification, to impose monetary forfeiture, and to revoke Destia's authority. In this increasingly deregulated environment, however, Destia believes that the Federal Communications Commission is unlikely to do so.

    The Federal Communications Commission and certain state public service commissions require prior approval or notification of transfers of control, assignments of regulatory authorizations and name changes, among other types of corporate action. The Federal Communications Commission and certain state public service commissions will require prior approval or notification of the merger. The governing legal standards vary, but approval of or consent to a corporate action requiring the same generally requires a showing that it is consistent with the public interest, convenience and necessity. As part of its evaluation of the merger, the Federal Communications Commission and state public service commissions may examine the impact of the merger on competition and its effect on the customers and employees of Destia, Viatel and other carriers. There can be no guarantee of the timing of the receipt of the necessary approvals, that such approvals will be granted on terms that are satisfactory to the parties, or at all.

    FCC INTERNATIONAL. In addition to the general requirement that Destia obtain authority under Section 214 of the Communications Act and file a tariff containing the rates, terms and conditions applicable to its U.S. international services, Destia is also subject to the Federal Communications Commission's international service policies, certain of which may affect Destia's ability to provide its services in the most economical fashion. For example, the Federal Communications Commission's private line resale policy prohibits a carrier from reselling interconnected international private leased circuits to provide switched services (known as "ISR") to or from a country absent Federal Communications Commission authorization. The Federal Communications Commission will allow ISR between the U.S. and a World Trade Organization member country for which it has not previously authorized such service upon a demonstration that (1) settlement rates for at least 50 percent of the settled U.S.-billed traffic between the U.S. and the country at the foreign end of the private line are at or below the benchmark settlement rate adopted by the Federal Communications Commission, or (2) where the country at the foreign end affords resale opportunities "equivalent" to those available under U.S. law. Both conditions must be present before the Federal Communications Commission will authorize private line resale between the U.S. and a non-World Trade Organization member country for which the Federal Communications Commission has not previously authorized the provision of private line resale. The Federal Communications Commission has authorized ISR to the following countries: Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Hong Kong, Iceland, Ireland, Israel, Italy, Japan, Luxembourg, New Zealand, The Netherlands, Norway, Spain, Sweden, Switzerland, and the United Kingdom. The practical implication for Destia of this policy is that it is restricted from (i) transmitting calls routed over leased lines between New York and London onward over a leased line to continental Europe (other than to a country approved for ISR); and (ii) transmitting calls from continental European countries (other than those approved for ISR) over leased lines from London and then onward over a leased line between London and New York. The policy may materially limit the best use of Destia's leased lines between New York and London and may result in increased transmission costs on certain calls, which it is not able to pass through to its customers. Destia notes, however, that the Federal Communications Commission recently enacted new rules reducing both the amount of information required of a carrier seeking authority to provide ISR to a particular country and the Federal Communications Commission's decision making time.

    Destia is also subject to the Federal Communications Commission international settlement policy which governs the exchange of traffic and settlement between U.S. carriers and their foreign correspondents of the cost of terminating traffic over each other's network. However, as discussed further below, the Federal Communications Commission has substantially relaxed its international settlement policy in recent months. Specifically, the Federal Communications Commission has eliminated the international settlement policy for arrangements with foreign carriers lacking market power, I.E., less than 50% market share in the relevant destination market, and for arrangements with all carriers on liberalized routes, I.E., those routes where the settlement rate to terminate U.S. calls is at least 25 percent below the Federal Communications Commission's relevant benchmark rate set for that country. While the new rules afford Destia additional flexibility, they may also increase competition on certain routes. On routes where Destia is still subject to the international settlement policy, the Federal Communications Commission could find that, absent a waiver, certain terms of Destia's foreign carrier agreements or its actions do not meet the requirements of the international settlement policy. Although the Federal Communications Commission generally has not issued penalties in this area, it has recently issued a Notice of Apparent Liability against a U.S. company for violating the international settlement policy, and it could take other action against a carrier violating the international settlement policy, including issuing a cease and desist order or imposing fines. If the Federal Communications Commission were to impose such fines or other penalties on Destia, Destia does not believe that it would have a material adverse effect on its business.

    FCC DOMESTIC INTERSTATE. Destia is considered a non-dominant domestic interstate carrier subject to minimal regulation by the Federal Communications Commission. Destia is not required to obtain Federal Communications Commission authority to provide domestic interstate telecommunications services, but it is required to maintain, and does maintain, a domestic interstate tariff on file with the Federal Communications Commission. The Federal Communications Commission presumes the tariffs of non-dominant carriers to be lawful. Therefore, the Federal Communications Commission does not carefully review such tariffs. The Federal Communications Commission could, however, investigate Destia's tariffs upon its own motion or upon complaint by a member of the public. As a result of any such investigation, the Federal Communications Commission could order Destia to revise its tariffs, or the Federal Communications Commission could prescribe revised tariffs.

    In late 1996, the Federal Communications Commission ruled that interexchange carriers are no longer required to file their tariffs for domestic interstate interexchange services. In August 1997, the

Federal Communications Commission affirmed its decision to end tariff filing requirements for domestic interstate long distance services provided by non-dominant carriers. The Federal Communications Commission also eliminated the requirement that non-dominant long distance carriers disclose information on rates and terms of their products. These detariffing orders have been stayed by the U.S. Court of Appeals for the District of Columbia. Most recently, on March 18, 1999, the Federal Communications Commission adopted an order that would permit the alternative of posting rates on a carrier's web site. This order will not become effective until the Court affirms the Federal Communications Commission's mandatory detariffing scheme.

    The 1996 Telecommunications Act is intended to increase competition in the U.S. telecommunications markets. Among other things, the legislation contains special provisions that eliminate the restrictions on incumbent local exchange carriers such as the regional Bell operating companies from providing long distance service. These provisions permit a regional Bell operating company to enter an "out-of-region" long distance market immediately upon the receipt of any state and/or federal regulatory approvals otherwise applicable in the provision of long distance service. The provisions also permit a regional Bell operating company to enter the "in-region" long distance market if it satisfies procedural and substantive requirements, including showing that facilities-based competition is present in its market, that it has entered into interconnection agreements which satisfy a 14-point "checklist" of competitive requirements and that its entry into the "in-region" long distance market is in the public interest. Bell Atlantic, which serves the New York metropolitan and mid-Atlantic regions, is considered by industry observers to be the most likely regional Bell operating company to be the first to be permitted to offer long distance services. On September 29, 1999, Bell Atlantic filed its Section 271 application for authority to provide interLATA services within New York with the Federal Communications Commission. The Federal Communications Commission has 90 days to review Bell Atlantic's filing. The New York Public Service Commission and the Department of Justice will make their recommendations to the Federal Communication Commission before it makes its final decision.

    The 1996 Telecommunications Act also addresses a wide range of other telecommunications issues that may potentially impact Destia's operations. It is unknown at this time precisely the nature and extent of the impact that the legislation will have on Destia. On August 1, 1996, the Federal Communications Commission adopted an Interconnection Order implementing the requirements that incumbent local exchange carriers make available to new entrants interconnection and unbundled network elements, and offer retail local services for resale at wholesale rates. Important portions of the Federal Communications Commission's order were subsequently overturned by a court order. However, on January 25, 1999, the U.S. Supreme Court upheld most of the challenged rules, finding that the Federal Communications Commission has significant jurisdiction to establish rules to promote competition for competitive local exchange services but required the Federal Communications Commission to re-evaluate the standard it uses to determine which network elements the incumbent local exchange carriers must unbundle. On September 15, 1999, the Federal Communications Commission adopted an order setting forth a revised standard and reaffirming that incumbent local exchange carriers must provide access to six of the original seven network elements.

    Section 706 of the 1996 Telecommunications Act gives the Federal Communications Commission the right to forbear from regulating a market if it concludes that such forbearance is necessary to encourage the rapid deployment of advanced telecommunications capability. In January 1998, Bell Atlantic filed a petition under Section 706 seeking to have the Federal Communications Commission deregulate entirely its provision of packet-switched telecommunications services. Similar petitions were filed later by the Alliance for Public Technology and US West (currently Media One Group Inc.).

    On August 7, 1998, the Federal Communications Commission released an order denying requests by the regional Bell operating companies that it use Section 706 of the 1996 Telecommunications Act to forbear from regulating advanced telecommunications services. Instead, the Federal Communications

Commission determined that advanced services are telecommunications services and that incumbent local exchange carriers providing advanced services are still subject to unbundling and resale obligations of Section 251(c) and the in-region interLATA restrictions of Section 271.

    On the same day, the Federal Communications Commission released a Notice of Proposed Rulemaking proposing that incumbent local exchange carriers be permitted to offer advanced services through separate affiliates. Such affiliates would continue to be prohibited from completing interLATA calls but would not be required to unbundle network elements under Section 251(c).

    The Federal Communications Commission has also significantly revised the universal service subsidy regime. Beginning January 1, 1998, interstate carriers, such as Destia, as well as certain other entities, became obligated to make Federal Communications Commission-mandated contributions to universal service funds. These funds subsidize the provision of telecommunications services in high cost areas and to low-income customers, as well as the provision of telecommunications and certain other services to eligible schools, libraries and rural health care providers. Destia's revenues that are subject to the high cost and low income fund are its interstate and international gross end-user telecommunications revenues. Destia's revenues for the schools and libraries and rural health care fund are currently its intrastate, interstate and international gross end-user telecommunications revenues. Contribution factors vary quarterly and Destia and other carriers are billed monthly. Contribution factors for fourth quarter of 1999 are: (i) 2.887% for the high cost, insular and low income funds (currently interstate and international revenues); and (ii) 1.1% for the schools, libraries, and rural health care funds (currently intrastate, interstate and international revenues). Because the contribution factors do vary quarterly, the annual impact on Destia cannot be estimated at this time, although Destia does not expect it to be material. The Federal Communications Commission orders implementing the universal service contribution obligation are subject to petitions seeking reconsideration by the Federal Communications Commission and to certain appeals. Until such petitions and appeals are decided, there can be no assurance as to how the orders will be ultimately implemented or enforced or what effect the orders will have on competition within the telecommunications industry or specifically on Destia's competitive position. On July 30, 1999, the United States Court of Appeals for the Fifth Circuit released its decision reviewing the Federal Communications Commission's UNIVERSAL SERVICE ORDER. The Fifth Circuit addressed the Federal Communications Commission's rules concering universal service assessment and recovery, high-cost and low-income support, the schools and libraries and rural health care programs and the obligations of wireless carriers. Although the Fifth Circuit upheld the basic tenets of the Federal Communications Commission's universal service program, its decision to reverse and/or remand certain aspects of the program could have a significant impact on carriers' universal service obligations. In particular, the Fifth Circuit found that the Federal Communications Commission does not have the authority to include intrastate revenues in the calculation of universal service contributions and reversed and remanded the FCC's decision to include the international revenues of interstate carriers in the universal service contribution base. On September 9, 1999, the Federal Communications Commission filed a motion for stay of the Fifth Circuit mandate and, in that motion, reportedly, stated an intent to file a petition for rehearing of the July 30, 1999 opinion.

    Destia's costs of providing long distance services will also be affected by changes in the access charge rates imposed by local exchange carriers for origination and termination of calls over local facilities. The Federal Communications Commission has significantly revised its access charge rules in recent years to permit incumbent local exchange carriers greater pricing flexibility and relaxed regulation of new switched and special access services in those markets where there are other providers of access services. The most recent pricing flexibility rules, which were adopted August 5, 1999, have not yet been released. These rules would, among other things, grant certain local exchange carriers the ability to file access tariffs on a streamlined basis. The Federal Communications Commission has also restructured the charges certain local exchange carriers assess for switched access, moving from usage-sensitive to non-usage sensitive charges to recover certain costs. For example, the Federal

Communications Commission created a new presubscribed interexchange carrier charge rate element. The presubscribed interexchange carrier charge is a flat-rate, per line charge that is recovered by certain local exchange carriers from interexchange providers. Effective July 1, 1999, the initial maximum permitted interstate presubscribed interexchange carrier charge increased to $1.04 per month for primary residential lines and single-line business lines and $2.53 per month for second and additional residential lines. The initial maximum interstate presubscribed interexchange carrier charge for multi-line businesses is $4.36 per month, per line. The ceilings will continue to increase yearly.

    The Federal Communications Commission continues to adjust its access charge rules and has indicated that it will promulgate additional rules sometime in 1999 that may grant certain local exchange carriers further flexibility. Most recently, the Federal Communications Commission issued an order that clearly established the definition of a "primary line." The Federal Communications Commission defines a primary residential line to be "one residential line provided by a price cap local exchange carrier per service location." The Federal Communications Commission retained its price cap rule definition of a single line business subscriber line as a line for which the subscriber pays a rate that is not described as a residential rate in the local exchange service tariff and does not obtain more than one such line from a particular telephone company.

    While Destia currently intends to pass through the costs of both the presubscribed interexchange carrier charge and its universal service fund contributions to its customers, there can be no assurance that it will be able to do so or that doing so will not result in a loss of customers. Additionally, Destia currently has agreements to terminate, originate or exchange traffic with a variety of carriers who, in turn, may be subject to similar agreements with other carriers or local exchange carriers. Any change in any of these agreements, whether by operation of law or otherwise, may affect Destia's costs or could disrupt its ability to terminate, originate or exchange traffic and, therefore, have a material adverse effect on it.

    The 1996 Telecommunications Act also requires interexchange carriers to compensate payphone owners when a payphone is used to originate a telephone call using a calling card. In orders issued in September and October of 1996, the Federal Communications Commission established a compensation scheme that required all carriers to begin compensating payphone owners on a per-call basis beginning October 7, 1997 at a rate of $.35 per call. On July 1, 1997, the United States Court of Appeals for the District of Columbia issued an opinion reversing in part the Federal Communications Commission's payphone orders. The court ruled that the rate of $.35 per call was arbitrary and capricious and remanded the case to the Federal Communications Commission for further proceedings. The Federal Communications Commission, thereafter, issued a further rulemaking on compensation for payphone owners. On October 9, 1997, the Federal Communications Commission ruled that interexchange carriers are required to compensate payphone owners at a rate of $.284 for all payphone calls. The Federal Communications Commission ruled that this compensation method will be effective from October 7, 1997 through October 7, 1999. On May 15, 1998, the United States Court of Appeals for the District of Columbia remanded the order to the Federal Communications Commission, ruling that the $.284 rate established was arbitrary and capricious, but did not vacate it. On February 4, 1999 the Federal Communications Commission released an order which lowered the payphone compensation rate to $.240, effective April 21, 1999. For amounts already due, the Federal Communications Commission determined that the payphone owners should be compensated at a rate of $.238. MCI WorldCom, Sprint, the regional Bell operating companies and the American Public Communications Council have filed Petitions for Review of this latest order with the United States Court of Appeals for the District of Columbia Circuit. Additionally, a coalition comprised of the regional Bell operating companies, SNET and GTE have filed a Petition for Clarification with the Federal Communications Commission, seeking clarification as to which long distance carriers are responsible for payment of per-call compensation and urging that the obligation be placed on the entity identified by the Carrier Identification Code used to route the call from the local exchange network. As a result of many factors, including a complex and shifting regulatory scheme, many long distance carriers have been the subject of compensation claims by payphone service providers. Destia recently settled a lawsuit filed against Destia by payphone service providers alleging that Destia owed such payphone service providers compensation for completed access code and toll free calls that have been made since October 9, 1997 using the plaintiffs' payphones and carried over Destia's network.

    The Federal Communications Commission also imposes requirements for the marketing of telephone services and for obtaining customer authorization for changes in a customer's primary long distance carriers. The Federal Communications Commission has recently imposed severe penalties on a number of carriers for "slamming." Under an order recently issued by the Federal Communications Commission, carriers such as Destia are required to take certain additional steps to prevent slamming. The Federal Communications Commission is continuing to reexamine its slamming rules.

    STATES. Destia's predecessor corporation, Econophone, Inc., which was incorporated in New York, received authorization, where necessary, either pursuant to certification, the fulfillment of tariff requirements or notification requirements, to provide long distance services in 49 states. Following the reorganization of Econophone, Inc. as a Delaware corporation, the authorizations were transferred to Destia. Destia in turn transferred the authorizations to its wholly-owned subsidiary, Econophone Services, Inc., which changed its name to Destia Communications Services, Inc. Destia is in the process of notifying the various state public service commissions and, where necessary, seeking approval of the name change and, in a few states, seeking approval of the transfer of authorization from Destia to its wholly-owned subsidiary, Destia Communications Services, Inc. Destia cannot be certain that it will obtain all necessary regulatory approvals in connection with the name change.

    Many states also impose various reporting and other requirements. A number of state public service commissions have adopted rules governing the marketing of telephone services and obtaining customer authorizations for changes of a customers' primary long distance carrier. State public service commissions also regulate access charges and other pricing for telecommunications services within each state. Destia may also be required to contribute to universal service funds in some states. State public service commissions generally retain the right to sanction a carrier or to condition, modify, cancel, terminate or revoke authorization to provide telecommunications services within the state for failure to comply with state law and/or rules, regulations and policies of the state regulatory authorities.

    REGULATION OF THE INTERNET. The use of the Internet to provide telephone service is a recent development. Currently, the Federal Communications Commission is considering whether or not to impose surcharges or additional regulations upon certain providers of Internet telephony. In an April 1998 report to Congress, the Federal Communications Commission indicated that it would examine the question of whether certain forms of "phone-to-phone" Internet protocol telephony are information services or telecommunications services. It noted that certain forms of phone-to-phone Internet telephony appeared to have the same functionality as non-Internet protocol telecommunications services and lacked the characteristics that would render them information services. On April 5, 1999, US West filed a petition with the Federal Communications Commission asking the Federal Communications Commission to find that IP telephony services are telecommunications services, not enhanced services or information services, and therefore should be subject to access charge and universal service obligations. On April 7, 1999, US West filed similar petitions with the Colorado and Nebraska Commissions. No significant action has been taken on these petitions, although it should be noted that the Federal Communications Commission has recently initiated a public inquiry on the separate subject of access to Internet telephony by the disabled. Destia cannot predict how the Federal Communications Commission and/or state public service commissions will rule on US West's petition. If the Federal Communications Commission and/or state public service commissions were to determine that certain services are subject to Federal Communications Commission regulations as telecommunications services, these service providers could be required to make universal service contributions, pay access charges or be subject to traditional common carrier regulation. State public service commissions may also retain jurisdiction to regulate the provision of intrastate Internet telephony services and could initiate proceedings to do so.

    PATENT RIGHTS RELATING TO PREPAID SERVICES. Various parties have claimed that certain prepaid card providers are infringing upon patent rights held by these parties relating to the provision of prepaid card services. Destia does not expect that its prepaid card services will be found to infringe upon any third-party patent rights, although there can be no assurance that Destia would prevail if a claim was asserted by a third party. If Destia were unable to provide its prepaid card services in the manner in which they currently are provided, it could have a material adverse effect on its business and the price of our common stock.

    EUROPEAN UNION

    In Europe, the regulation of the telecommunications industry is governed at a supra-national level by legislation passed by the European Commission, the Council and the Parliament of the European Union consisting of the European Union member states: Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, The Netherlands, Portugal, Spain, Sweden and the United Kingdom. The European Union has adopted pan-European policies through legislation and developed a regulatory framework to ensure an open and competitive telecommunications market.

    As of January 1, 1998 the European Union required all special or exclusive rights that restrict the provision of telecommunications services to be abolished. Specific directives have been adopted, which include the Open Network Provision Framework Directive, the Leased Lines Directive, the Revised Voice Telephony Directive, the Open Network Provision Full Competition Amending Directive and the Interconnection Directive, the latter of which has been amended to provide for carrier preselection and number portability on or before January 1, 2000. Carrier preselection would enable a customer to access Destia's network over the fixed public telephone network of operators with significant market power without dialing an access code, by "preselecting" Destia as its long distance carrier. However, Oftel, the U.K. regulatory authority, already has indicated that it will seek to defer the implementation of carrier preselection in the United Kingdom. Number portability would enable customers to retain their existing telephone numbers when switching to alternative carriers and is already available, although not universally, in the United Kingdom. Some European Union member states have been granted temporary waivers from implementing certain European Union liberalization requirements and have only fully liberalized recently. Portugal continues to have derogations until January 1, 2000 and Greece until January 1, 2001.

    National governments are obliged to give effect to European Union directives in their respective jurisdictions and, if necessary, pass appropriate legislation. Each European Union member state in which Destia currently conducts business has implemented the European Union directives differently and Destia will therefore continue, in part, to operate under different national regulatory regimes. The requirements for Destia to obtain necessary approvals vary between member states and are expected to continue to so vary.

    WORLD TRADE ORGANIZATION INITIATIVES. The World Trade Organization recently concluded the WTO Agreement, which opens the telecommunications markets of the signatory countries to entry by foreign carriers on varying dates and to varying degrees. The WTO Agreement became effective on February 5, 1998. Pursuant to the WTO Agreement, U.S. companies would have foreign market access for local, long distance and international services, either on a facilities basis or through resale of existing network capacity on a reasonable and non-discriminatory basis. Although the WTO Agreement may open additional markets to Destia or broaden the permissible services that it can provide in certain markets, the WTO Agreement also may subject Destia to greater competitive pressures in its markets, with the risk of losing customers to other carriers and reductions in its rates.

    UNITED KINGDOM. Licenses are needed to provide all the international services that Destia provides in the United Kingdom. Licenses are granted by the Secretary of State for Trade and Industry but enforced by the U.K. regulatory authority under powers granted by the Telecommunications Act, 1984. Destia has all of the necessary licenses to provide its services in the United Kingdom.

    International simple resellers, such as Destia, operate under registrable class licenses. Through its U.K. subsidiary, DNS, Destia has an International Simple Voice Resale Class License, which entitles it to resell international message, telephone and private line services. This license also enables DNS to interconnect with, and lease capacity at wholesale rates from, British Telecom and other public telecommunications operators. Destia also has an International Facilities License, which authorizes it to provide international telecommunication services over its own international infrastructure.

    Destia's U.K. customers currently are unable to preselect Destia as their long distance carrier. Carrier preselection is scheduled to become available in the United Kingdom on January 1, 2000 pursuant to relevant European Union directives. However, the national regulatory authority is seeking to defer the implementation of carrier preselection in the United Kingdom until a later date.

    BELGIUM. Since January 1, 1998, licensed operators have been able to provide telephony services in Belgium. On July 15, 1998, the Royal Decree of Voice Telephony removing the last remaining monopolies of Belgacom, the dominant Belgian carrier, was published. These permitted services include all of the services that Destia currently provides in Belgium. The Royal Decree of Voice Telephony has not yet been implemented.

    Providers of voice telephony services must apply for a voice telephony license. Destia has been granted a permanent license, which expires in 2014, by the Belgium Minister for Telecommunications.

    In Belgium, "facilities-based" carriers that make investments in infrastructure receive lower interconnection rates than non facilities-based providers. These incentives provide carriers that own infrastructure with a cost advantage over carriers that do not own infrastructure. Because Destia is not a facilities-based carrier within the meaning of Belgian regulations, it is not eligible for these incentives.

    Although preselection currently is not available to Destia's customers in Belgium it is expected to become available by the first quarter of 2000. The Belgian regulatory authorities have not yet introduced the regulations setting forth the criteria that private carriers must satisfy in order to be able to offer preselection to their customers.

    Destia has entered into an interconnection agreement with Belgacom and is able to originate and terminate traffic throughout Belgium.

    FRANCE. Since January 1, 1998, licensed private service providers have been able to offer domestic and international long distance voice telephony services to the general public in France after obtaining a voice telephony license. Destia's French subsidiary, Econophone France (whose name was changed in April 1999 to Destia Communications S.A.), obtained its voice telephony license during the third quarter of 1998. This license enables Destia to provide all of its current services in France.

    In order to own and control transmission infrastructure in France, a carrier must obtain an infrastructure license (L33-1) from the Autorite de Regulation de T elecommunications. Because Destia leases, rather than owns, its transmission lines in France, it is not required to have an infrastructure license. France Telecom's standard interconnection offer provides carriers that own infrastructure with a cost advantage over carriers that do not own infrastructure and is not available to Destia.

    Although preselection currently is unavailable to Destia's customers in France, recent announcements by France Telecom have indicated that it will become available by January 15, 2000. Customers can currently access the public switched telephone network using either 4-digit or 1-digit access codes. In addition, seven carriers (including France Telecom) that have agreed to interconnect on a national basis to the French public switched telephone network in a substantial number of markets have been granted single digit access for their customers. Customers of other carriers (including Destia) must dial a 4-digit code in order to access the public switched telephone network in France.

    GERMANY. On January 1, 1998, the German telecommunications market was substantially liberalized. In Germany, Destia's activities are governed by the Telecommunications Act of July 25, 1996. Under this Act, the provision of "voice telephony," which includes services involving switching in Germany on the basis of self-operated networks over a privately owned telecommunications network, requires a Class 4 license. Destia's Class 4 license enables it to provide voice telephony services throughout Germany.

    Through Destia's interconnection with Deutsche Telekom and on the basis of its carrier identification code, Destia's customers are able to pre-select it as their carrier for certain services.

    The German Telecommunications Act and the Network Access Ordinance require public telecommunications network operators to offer interconnection at the request of other network interconnection operators. This requires Deutsche Telekom to allow other providers interconnection to its telecommunications networks. Destia's interconnection agreement with Deutsche Telekom expired at the end of February 1999. Destia initiated legal action before Reg TP on February 25, 1999 requesting the Reg TP to issue a preliminary order and a final order which would ensure continued interconnection of Destia's network with Deutsche Telekom's network. Reg TP ruled in Destia's favor and ordered Deutsche Telekom to grant Destia interconnection rights and network access in Germany. As a result of this ruling, Destia originates and terminates traffic throughout Germany. Deutsche Telekom recently filed suit in administrative court in Cologne, Germany to challenge this ruling. Destia's German subsidiary has joined the proceedings at the request of the administrative court.

    At the end of 1999, both the Reg TP's ruling and most interconnection agreements between competitive telecommunications providers and Deutsche Telekom will expire. Although the interested parties, including Destia, are currently negotiating with Deutsche Telekom concerning its interconnection rates, there can be no assurance that an agreement will be reached prior to 2000. If Deutsche Telekom were permitted to impose onerous conditions for interconnection and to increase its rates after such date, Destia might need to obtain interconnection from another carrier, which would increase its transmission costs in Germany and may limit the coverage of services which Destia could offer. If Deutsche Telekom prevails in the dispute, it could put Destia and other competitive carriers at an additional cost disadvantage versus Deutsche Telekom.

    SWITZERLAND. With the implementation of the Telecommunication Act of 1997 on January 1, 1998, Switzerland became a fully liberalized telecommunications market. The provision of Destia's services in Switzerland does not require a license, although Destia is required to make certain notice filings.

    Destia's Swiss subsidiary, Econophone AG, signed an interconnection agreement with Swisscom, the dominant Swiss carrier, during the second quarter of 1998. Destia's interconnection with Swisscom enables its customers to preselect Destia as their long distance carrier in Switzerland.

    AUSTRIA. In March, 1999 the Austrian regulator, Telekom-Control-Kommission, granted Destia the license for fixed network public voice telephony throughout Austria for an unlimited time period. Destia signed its interconnection agreement with Austria Telekom in June 1999 and plans to implement its interconnection by the fourth quarter of 1999.

    CANADA

    The domestic long distance market in Canada was first opened to resale competition in 1990 and then to facilities-based competition in 1992. Although Canada's international market was also opened to competition in 1992, most facilities-based competitors were not permitted to enter this market due to a long-standing monopoly held by Teleglobe Canada. As a signatory to the WTO Agreement, Canada agreed to end Teleglobe Canada's monopoly on Canada-overseas transmission facilities effective on October 1, 1998. Destia received a license early in the first quarter of 1999 which authorizes it to provide international long distance services to its customers in Canada. The provision of domestic long distance services in Canada does not require a license, although Destia is required to make certain notice filings. As a reseller of long distance services, Destia is currently not subject to any foreign ownership restrictions in Canada.

EMPLOYEES

    As of June 30, 1999, Destia had 1,158 full-time equivalent employees, an increase from the 877 employees that it had at December 31, 1998. The breakdown of Destia's employees by region as of June 30, 1999 was as follows:

                                                                 NUMBER
REGION                                                        OF EMPLOYEES
------------------------------------------------------------  -------------
Continental Europe..........................................          197
United Kingdom..............................................          320
North America...............................................          641
                                                                    -----
Total.......................................................        1,158

    Destia's North American employees are based principally in its offices in Paramus, New Jersey (executive offices); New York, New York; Brooklyn, New York; College Station, Texas; and St. Louis, Missouri. In Europe, Destia's employees are based principally in offices located in cities where it has a switch. Destia has never experienced a work stoppage and its employees are not represented by a labor union or a collective bargaining agreement. Destia considers its employee relations to be good.

LEGAL PROCEEDINGS

    Destia is from time to time a party to litigation that arises in the ordinary course of its business operations or otherwise. Destia believes that it is not presently a party to any legal proceedings that, if decided in a manner adverse to Destia, would have a material adverse effect on its business or operations.

PROPERTIES

    All of Destia's facilities are leased from third parties. Destia's principal facilities are located in Paramus, New Jersey; College Station, Texas; Brooklyn, New York; and London, England. Destia's network operations center is located in St. Louis, Missouri. Destia also maintains sales offices in several cities in the United States including in most switch locations and in the following European cities, among others:

    - Amsterdam, The Netherlands

    - Antwerp, Belgium

    - Athens, Greece

    - Berlin, Germany

    - Brussels, Belgium

    - Frankfurt, Germany

    - Hamburg, Germany

    - London, England

    - Lyon, France

    - Marseilles, France

    - Nantes, France

    - Nice, France

    - Paris, France

    - Toulouse, France

    - Vienna, Austria

    - Zurich, Switzerland

                              DESTIA'S MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information with respect to the directors, executive officers and other senior management of Destia and Telco as of October 15, 1999.

NAME                                    AGE                                    POSITION
-----------------------------------  ---------  ----------------------------------------------------------------------
Alfred West........................         38  Chief Executive Officer and Chairman of the Board of Directors
Alan L. Levy.......................         40  President, Chief Operating Officer and Director
Kevin A. Alward....................         33  President--North America
Richard L. Shorten, Jr.............         32  Senior Vice President and General Counsel
Abe Grohman........................         39  Chief Information Officer
Daran M. Churovich.................         44  Vice President of Global Network Engineering
Ines C. LeBow......................         53  Vice President of Global Network Operations
Barry Toser........................         40  Vice President of Global Carrier Services
Paolo Di Fraia.....................         38  Managing Director--Continental Europe
Michael Whittingham................         48  Director of International Project Development
Mark St. J. Courtney...............         40  Director of European Commercial and Regulatory Affairs
Eli Katz...........................         30  Managing Director, Telco Global Communications Limited
Gary S. Bondi......................         48  Director
Stephen R. Munger..................         41  Director
Edward C. Schmults.................         68  Director
Steven West........................         49  Director

    ALFRED WEST, CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD OF DIRECTORS. Mr. West founded Destia in 1992. Prior to founding Destia, Mr. West managed a family-owned textile trading company. Mr. West is the brother of Steven West, a Director of Destia.

    ALAN L. LEVY, PRESIDENT, CHIEF OPERATING OFFICER AND DIRECTOR. Mr. Levy has served as Destia's Chief Operating Officer since August 1996, as a Director since January 1997 and as President since August 1997. Mr. Levy also served as Chief Financial Officer from August 1996 to January 1998. As a result of the departure of Phillip J. Storin, Destia's former Chief Financial Officer, Mr. Levy will share the duties of Chief Financial Officer with Richard L. Shorten, Jr. until the merger is completed. From October 1993 to July 1996, Mr. Levy served as Executive Vice President and Managing Director, Europe, as well as Chief Financial Officer, of Viatel, where, among other things, Mr. Levy was responsible for the implementation of Viatel's European strategy. Mr. Levy is a Certified Public Accountant.

    KEVIN A. ALWARD, PRESIDENT--NORTH AMERICA. Mr. Alward has served as Destia's President--North America since February 1998. From October 1996 to January 1998, Mr. Alward served as Director, President and Chief Operating Officer of TotalTel USA Communications. From September 1994 to October 1996, Mr. Alward served as President of TotalTel, Inc., the principal operating subsidiary of TotalTel USA Communications. From 1992 to 1994, Mr. Alward served as Senior Vice President at TotalTel USA Communications and assumed the additional responsibilities of Chief Operating Officer in 1993, a position he held until 1998. Mr. Alward also served from 1991 to 1992 as Vice President of Marketing at TotalTel USA Communications, and from 1990 to 1991 as Manager of Sales. Mr. Alward served as a sales account executive at TotalTel USA Communications from 1988 to 1990.

    RICHARD L. SHORTEN, JR., SENIOR VICE PRESIDENT AND GENERAL COUNSEL. Mr. Shorten has served as a Senior Vice President and the General Counsel of Destia since December 1997. As a result of Mr. Storin's departure, Mr. Shorten will share the duties of Chief Financial Officer with Mr. Levy until the merger is completed. From September 1992 to December 1997, Mr. Shorten was an associate at the New York law firm Cravath, Swaine & Moore, where he specialized in a variety of areas of corporate representation, including securities, finance and mergers and acquisitions.

    ABE GROHMAN, CHIEF INFORMATION OFFICER. Mr. Grohman has served as Destia's Chief Information Officer since October 1997. From September 1994 to September 1997, Mr. Grohman was the Director of Management Information Systems for LDM Systems Inc., a switchless reseller. From May 1986 to September 1994, Mr. Grohman was President of DBA Consulting, an independent data processing consulting company.

    DARAN M. CHUROVICH, VICE PRESIDENT OF GLOBAL NETWORK ENGINEERING. Mr. Churovich has served as Destia's Vice President of Global Network Engineering since 1998. From 1996 to 1998, Mr. Churovich served as Director of Switch Engineering at Brooks Fiber Properties, Inc. and was later promoted to Senior Director--Network Engineering. Following a merger with Worldcom in 1997, Mr. Churovich assumed the position of Director--Network Technology and Integration. Prior to 1996, Mr. Churovich maintained a variety of positions within different divisions at Western Electric, Inc., a subsidiary of AT&T.

    INES C. LEBOW, VICE PRESIDENT OF GLOBAL NETWORK OPERATIONS. Ms. LeBow has served as Vice President, Global Network Operations since June 1998. From May 1997 to May 1998, Ms. LeBow served as Vice President, Network Implementation of Brooks Fiber Properties. From May 1995 to May 1997, Ms. LeBow served as National Director, Planning and Engineering of MFS. From May 1982 to May 1995, Ms. LeBow served in various engineering and operations positions at Contel ASC and GTE.

    BARRY TOSER, VICE PRESIDENT OF GLOBAL CARRIER SERVICES. Mr. Toser has served as Destia's Vice President of Global Carrier Services since January 1999. Previously, Mr. Toser was the Vice President of Sales for the North American business unit of Alphanet Telecom from October 1997 to December 1998. Prior to this, he was Vice President of U.S. Sales for Teleglobe International, an international telecommunications organization. While at Teleglobe, Mr. Toser directed the sales and service responsibilities for all carrier, commercial, and regional Bell operating company accounts. Before joining Teleglobe, he was involved in sales, marketing and customer retention activities for Cable and Wireless, Inc. from 1987 through 1995. Previous to Cable and Wireless, Inc. Mr. Toser spent six years with US Sprint in sales, sales management, and marketing management.

    PAOLO DI FRAIA, MANAGING DIRECTOR--CONTINENTAL EUROPE. Mr. Di Fraia has served as Destia's Managing Director of Continental Europe since December 1998 and as European Finance Director since March 1998. Mr. Di Fraia served as Viatel, Inc.'s European Finance Director from January 1996 to February 1998. From November 1994 to December 1995, Mr. Di Fraia served as European Controller of Viatel. From April 1989 to August 1994, Mr. Di Fraia was employed by Philip Crosby Associates, S.A. as European Controller.

    MICHAEL WHITTINGHAM, DIRECTOR OF INTERNATIONAL PROJECT DEVELOPMENT. Mr. Whittingham has been with Destia since 1995. Since joining Destia, Mr. Whittingham has been responsible for the build-out of the European Network. Prior to joining Destia. Mr. Whittingham was employed by Worldexchange Limited as a Technologies Director for Europe from 1994 to 1995. From 1992 to 1994, Mr. Whittingham served as a Vice President in charge of the European Telecommunications Department at Marsh & McLennan.

    MARK ST. J. COURTNEY, DIRECTOR OF EUROPEAN COMMERCIAL AND REGULATORY AFFAIRS. Mr. Courtney has served as Destia's Director of European Commercial and Regulatory Affairs since September 1997. Mr. Courtney served as Viatel, Inc.'s European General Counsel from August 1995 and as Secretary of

Viatel from March 1996 to September 1997. From December 1992 to July 1995, Mr. Courtney served as European and International Counsel for Legent, Inc., a software company.

    ELI KATZ, MANAGING DIRECTOR, TELCO GLOBAL COMMUNICATIONS LIMITED. Mr. Katz has served as Managing Director of Telco since January 1999. Mr. Katz served as Executive Director of Telco from January 1997 to January 1999. From July 1992 to January 1997, Mr. Katz served as President of A. Katz Consultancy.

    GARY S. BONDI, DIRECTOR. Mr. Bondi has served as a Director of Destia since 1993. Mr. Bondi served as Treasurer of Destia from 1993 to May 1999. Mr. Bondi is the President of Bondi, Inc., a multinational trading firm specializing in non-ferrous metals that he founded in 1987. Mr. Bondi is also the Chairman and Chief Executive Officer of ECONergy Energy Company, Inc., a competitive energy provider that he founded in 1996.

    STEPHEN R. MUNGER, DIRECTOR. Mr. Munger has served as a Director of Destia since November 1997. Mr. Munger is a Managing Director in the Mergers, Acquisitions and Restructuring Department of Morgan Stanley & Co. Incorporated and is head of the Private Investment Department. He joined Morgan Stanley in 1988 as a Vice President in the Corporate Finance Department. He became a Principal in 1990 and a Managing Director in 1993. In 1994, Mr. Munger was Administrative Director of the Corporate Finance Department.

    EDWARD C. SCHMULTS, DIRECTOR. Mr. Schmults has served as a director of Destia since May 1999. Mr. Schmults served as Senior Vice President and General Counsel of GTE Corporation from February 1984 to June 1994. Mr. Schmults has held various positions in government, including Deputy Attorney General of the United States and Under Secretary of the U.S. Treasury Department. Mr. Schmults was a partner with White & Case, a law firm in New York City. Mr. Schmults is a Director of Greenpoint Financial Corp., The Germany Fund, The Central European Equity Fund, Deutsche Portfolio and Deutsche Funds, Inc.

    STEVEN WEST, DIRECTOR. Mr. West has served as a Director of Destia since 1993. Mr. West is a founding partner of SO Accurate Group., a refiner and reprocessor of precious metals in the New York/New Jersey metropolitan area that was founded in 1982. Steven West is the brother of Alfred West, the Chief Executive Officer and Chairman of the Board of Directors of Destia.

BOARD OF DIRECTORS

    The Destia's board is comprised of six directors. Destia's bylaws provide that the authorized number of directors shall be determined by the Destia board. Vacancies on the board may be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

BOARD COMMITTEES

    The Destia board has a Compensation Committee and an Audit Committee. Messrs. Munger and Schmults, Destia's outside directors, are members of both the Compensation Committee and the Audit Committee. The Compensation Committee establishes remuneration levels for certain officers of Destia, approves periodic equity-based compensation grants to employees and performs such other functions as maybe delegated to it under Destia's benefit and executive compensation programs. The Audit Committee selects and engages the independent public accountants to audit Destia's annual financial statements. The Audit Committee also reviews and approves the planned scope of the annual audit and reviews the results of the annual audit.

    The Destia board may from time to time establish certain other committees to facilitate the management of Destia. Regular meetings of the Destia board are held quarterly.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee has determined executive officer compensation since May 1999. Stephen R. Munger is a Managing Director of Morgan Stanley and the President of the General Partner of Princes Gate Investors II, L.P., which is an affiliate of Morgan Stanley and which owns 3,533,821 shares of Destia common stock. Morgan Stanley was the placement agent in connection with the Destia 1997 units offering and its 1998 debt offering, was a managing underwriter in connection with Destia's initial public offering and is Destia's financial advisor in connection with the merger. See "--Executive Compensation" and "The Merger--Opinion of Financial Advisor to Destia."

COMPENSATION OF DIRECTORS

    Non-employee directors of Destia are paid an annual board fee of $10,000 and an attendance fee of $750 for each meeting of the Destia board and for each committee meeting. In addition, non-employee directors receive an initial options grant to purchase 12,000 shares of common stock upon appointment to the board and thereafter annual option grants to purchase 6,000 shares of common stock during their term as director. All such grants have an exercise price equal to the market price at the time of grant and vest over a six-month period from the date of the grant.

EXECUTIVE COMPENSATION

    At December 31, 1998, the chief executive officer and four other most highly compensated executive officers of Destia were Mr. Alfred West and Messrs. Levy, Alward, Storin and Shorten. The following table summarizes all compensation awarded to, earned by or paid to Mr. West and Messrs. Levy, Alward, Storin and Shorten.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                    COMPENSATION
                                                                                   ---------------
                                                                                      SHARES OF
                                                            ANNUAL COMPENSATION     COMMON STOCK
                                                           ----------------------    UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION                       YEAR     SALARY (1)  BONUS (2)   OPTIONS GRANTED  COMPENSATION(1)
----------------------------------------------  ---------  ----------  ----------  ---------------  ----------------

Alfred West (3)...............................       1998  $  323,784  $  404,730        --           $    4,725(4)
  Chief Executive Officer                            1997     323,784     295,306        --           $    4,725(4)

Alan L. Levy (5)..............................       1998     250,000     250,000        --                --
  President and Chief Operating Officer              1997     210,000     157,500        --                --

Kevin A. Alward (6)...........................       1998     198,000     110,000        519,458           --
  President--North America

Phillip J. Storin (7).........................       1998     165,000      82,110        103,892           --
  Senior Vice President and Chief Financial
  Officer

Richard L. Shorten, Jr. (8)...................       1998     165,000      41,250         25,973           --
  Senior Vice President and General Counsel          1997       6,875      --             51,946           --

------------------------

 (1) Does not include the value of certain personal benefits. The estimated value of such personal benefits for each executive officer named in the above table did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus paid to such executive officer in 1998.

 (2) Bonus amounts apply to the year during which such bonuses were earned and are recorded on an accrual basis instead of a cash basis.

 (3) See "--Employment Agreements and Arrangements" for a description of Mr. West's employment agreement.

 (4) Consists of compensation in respect of life insurance, of which Mr. West's designee is the beneficiary, paid by Destia.

 (5) See "--Employment Agreements and Arrangements" for a description of Mr. Levy's employment agreement.

 (6) Mr. Alward commenced employment with Destia during February 1998.

 (7) Mr. Storin commenced employment with Destia during February 1998 and terminated his employment on September 30, 1999. As part of his separation agreement, Mr. Storin received a pro rata portion of his options that would have vested at the end of his second year of employment. Accordingly, Mr. Storin received options to purchase 23,087 shares of Destia common stock. See "--Employment Agreements and Arrangements." His former duties are being assumed by Mr. Levy and Mr. Shorten until completion of the merger.

 (8) Mr. Shorten commenced employment with Destia on December 15, 1997.

DESTIA'S STOCK OPTION PLANS

    The following summary of certain provisions of Destia's stock option plans does not purport to be complete, and is subject to, and qualified in its entirety by, the 1996 Flexible Incentive Plan, as amended, and the 1999 Flexible Incentive Plan. These plans have previously been filed by Destia with the Securities and Exchange Commission.

    Destia's 1996 Flexible Incentive Plan (the "1996 Plan") and 1999 Flexible Incentive Plan (the "1999 Plan" and, together with the 1996 Plan, the "Option Plans") authorize the Destia board to make various equity grants that are based on Destia common stock. Under the 1996 Plan, the Destia board can make the following grants to employees, directors and consultants: incentive stock options to acquire shares of common stock may be granted to employees of Destia or any of its subsidiaries; non-qualified stock options to acquire shares of common stock or stock appreciation rights may be granted to employees, directors and consultants. The Destia board can also sell or grant Restricted Shares and Unrestricted Shares (each, as defined in the Option Plans) to employees, directors and consultants. The Option Plans also provide for Tax Offset Payments (as defined in the Option Plans) to employees. The Option Plans are administered either by the Destia Board's Compensation Committee.

    As of October 13, 1999, Destia had issued stock options to purchase 6,446,190 shares of common stock under the Option Plans, 2,508,281 of which were exercisable as of such date.

    The Option Plans provide that, in the event of a merger, consolidation, combination, exchange of shares, separation, spin-off, reorganization, liquidation or other similar transaction, the Destia board may, in its sole discretion, accelerate the lapse of restricted periods for Restricted Share grants and other vesting periods and waiting periods and extend exercise periods applicable to any awards made under the Option Plans. In addition, upon a Change in Control (as defined below), (i) options issued under the 1996 Plan will automatically accelerate so long as the optionee either has been employed by Destia for at least twelve months preceding the Change in Control or is eligible for acceleration pursuant to his option agreement, and (ii) all options issued under the 1999 Plan will automatically accelerate and become vested. As used in both the 1996 Plan and the 1999 Plan, a Change in Control shall occur under the following circumstances:

    (i) any person (as defined in Sections 13(d) and 14(d)(2) of the Securities Exchange Act), other than Mr. West, his designee(s) or affiliate(s) (as defined in Rule 12b-2 under the Securities Exchange Act) or any combination thereof, is or becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, of securities of Destia representing 50 percent or more of the combined voting power of Destia's then outstanding securities;

    (ii) Destia merges, combines or consolidates with another entity and persons beneficially owning more than 50 percent of the combined voting power of Destia's then outstanding securities prior to the merger, combination or consolidation, cease to beneficially own more than 50 percent of the combined voting power of the securities of the surviving entity;

   (iii) a sale of all or substantially all of the assets of Destia occurs; or

    (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the board of directors of Destia cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least a majority of the directors then in office who were directors at the beginning of the period.

    Under each of the Option Plans, the merger contemplated by this joint proxy statement/prospectus would constitute a Change in Control.

    Holders of Restricted Shares may elect, for a nominal exercise price, to convert Restricted Shares held by them into an equivalent number of shares of voting stock to be issued that shall have the same terms and conditions as the Restricted Shares.

    The following table sets forth grants of options to purchase shares of common stock of the Company made during 1998 to each of the executive officers named in Destia's Summary Compensation Table.

                             OPTION GRANTS IN 1998

                                                             INDIVIDUAL GRANTS
                                           ------------------------------------------------------     POTENTIAL REALIZABLE
                                                          % OF TOTAL                                VALUE AT ASSUMED ANNUAL
                                                            OPTIONS                                   RATES OF STOCK PRICE
                                            NUMBER OF     GRANTED TO                                APPRECIATION FOR OPTION
                                           SECURITIES      EMPLOYEES      EXERCISE                            TERM
                                           UNDERLYING   IN FISCAL YEAR    PRICE PER   EXPIRATION   --------------------------
NAME                                         OPTIONS         1998         SHARE($)       DATE         5%($)         10%($)
-----------------------------------------  -----------  ---------------  -----------  -----------  ------------  ------------
Alfred West..............................      --             --             --           --            --            --
Alan L. Levy.............................      --             --             --           --            --            --
Kevin A. Alward..........................     519,458           33.3%          7.22     2/2/2008   $  1,036,056  $  2,289,413
Phillip J. Storin(1).....................     103,892           6.66%          4.81     2/2/2008         78,813       165,500
Richard L. Shorten, Jr...................      25,973           1.67%          7.22     7/1/2008         29,555        62,063

------------------------------
(1) Mr. Storin terminated his employment on September 30, 1999. See "--Employment Agreements and Arrangements."

    On May 6, 1999, the Destia board authorized the grant of 1,038,916 options to Alan Levy at the following exercise prices: $10.00 per share for options to purchase up to 519,458 shares of Destia common stock in two equal amounts of up to 259,729 shares that vest on the second and third anniversaries of Destia's initial public offering; $15.00 and $20.00 per share for options to purchase up to 519,458 shares of Destia common stock in two equal amounts of up to 259,729 shares that vest on the fourth and fifth anniversaries of Destia's initial public offering, respectively.

    On August 3, 1999, the Destia board authorized the grant of 50,000 options to Richard L. Shorten, Jr. at an exercise price of $10.13 per share.

    The following table sets forth options exercised during 1998 and the fiscal year-end value of unexercised options for each executive officer named in Destia's Summary Compensation Table.

            OPTION EXERCISES IN 1998 AND 1998 YEAR-END OPTION VALUES

                                                                                     NUMBER OF             VALUE OF UNEXERCISED
                                                                               SECURITIES UNDERLYING           IN-THE-MONEY
                                                                                UNEXERCISED OPTIONS             OPTIONS AT
                                             SHARES                            AT DECEMBER 31, 1998          DECEMBER 31, 1998
                                           ACQUIRED ON          VALUE        -------------------------  ---------------------------
NAME                                      EXERCISE (1)      REALIZED (1)     EXERCISABLE UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
---------------------------------------  ---------------  -----------------  ----------  -------------  ------------  -------------
Alfred West............................        --                --              --           --             --            --
Alan L. Levy...........................        --                --           1,617,384       460,448   $  6,616,400   $ 1,883,600
Kevin A. Alward........................        --                --              --           519,458        --            --
Phillip J. Storin(2)...................        --                --              --           103,892        --            175,000
Richard L. Shorten, Jr.................        --                --              17,316        60,603         29,167        58,333

------------------------

(1) No options were exercised during 1998.

(2) Mr. Storin terminated his employment on September 30, 1999. Under the terms of his separation agreement, he must exercise his vested and unexercised options on or prior to January 14, 2000. See "--Employment Agreements and Arrangements."

1999 EMPLOYEE STOCK PURCHASE PLAN

    Destia has reserved for issuance 500,000 shares of common stock under Destia's 1999 Employee Stock Purchase Plan, which became effective in May 1999. The Employee Stock Purchase Plan is designed to allow eligible employees of Destia and participating subsidiaries to purchase shares of Destia common stock at six-month intervals through periodic payroll deductions.

    The Employee Stock Purchase Plan will be implemented in a series of successive offering periods. The initial offering period began on the date of Destia's initial public offering and will end on the last business day in November 1999. The next offering period will commence on the first business day in

December 1999 and end on the last business day in May 2000. Thereafter, offering periods will continue for six months unless otherwise designated by the Compensation Committee.

    Individuals who are eligible employees on the start date of any offering period may participate in the Employee Stock Purchase Plan. Participants in the Employee Stock Purchase Plan are entitled to suspend or withdraw their participation during the offering period. Terminated employees who are participants in the Employee Stock Purchase Plan will have their contributions automatically refunded upon termination of employment.

    Payroll deductions may not exceed 20% of the participant's total cash compensation for each semi-annual period of participation, and the accumulated payroll deductions will be applied to the purchase of shares on the participant's behalf on each semi-annual purchase date, which is the last business day in May and November of each year, at a purchase price per share not less than 85% of the lower of the fair market value of the common stock on the first day of the offering period or the fair market value on the semi-annual purchase date. During the first participation period after Destia's initial public offering, if the offering price of the initial public offering is lower than the per share market price at the end of the participation period, then the purchase price will be the initial public offering offering price and no discount shall apply.

    Destia's board of directors may amend or modify the Employee Stock Purchase Plan following any semi-annual purchase date. The Employee Stock Purchase Plan will terminate on the last business day in May 2009, unless terminated sooner by the Destia board.

EFFECT OF THE MERGER ON THE DESTIA OPTION PLANS, EMPLOYEE STOCK PURCHASE PLAN
  AND OUTSTANDING WARRANTS

    STOCK OPTION PLANS. Pursuant to the merger agreement, at the effective time of the merger, Viatel will assume each Option Plan of Destia and all outstanding equity-based awards. Each option to acquire shares of Destia common stock pursuant to Destia's stock option plans will be converted into an option to acquire Viatel common stock on the same terms and conditions as were applicable under the Destia option. The number of shares of Viatel common stock subject to a Viatel option will be equal to the number of shares of Destia common stock subject to the Destia option multiplied by the 0.445 exchange ratio (rounded up to the nearest whole share). The exercise price per share of Viatel common stock under a Viatel option will be equal to the exercise price for the shares of Destia common stock subject to the Destia option divided by the 0.445 exchange ratio (rounded as provided in the instrument governing the Destia option). Completion of the merger will result in a "Change in Control" under the Option Plans and, as a result, (1) Destia options granted under the 1996 Plan to employees who have been employed by Destia for at least twelve months or who are eligible for acceleration pursuant to their option agreement and (2) Destia options granted to members of the Destia board under the 1999 Plan will become fully vested at the effective time of the merger. See "The Merger--Interests of Officers and Directors in the Merger" and "Destia Stock Option Plans."

    EMPLOYEE STOCK PURCHASE PLAN. Prior to completing the merger, the Compensation Committee will determine a termination date for the Employee Stock Purchase Plan, which must be no more that 60 days prior to the expected closing date of the merger, for the Employee Stock Purchase Plan. Amounts contributed by employees during the participation period prior to completing the merger will be used to purchase shares on behalf of the participants in the plan. As indicated above, this purchase price will be no less than 85% of the lower of the fair market value of the Destia common stock on (i) the first day of the participation period, or (ii) the semi-annual purchase date. If the merger is consummated prior to the end of the first participation period, which is the last business day in November, the purchase price will most likely be $10 per share, which was the price per share in Destia's initial public offering. Upon completion of the merger, each share of Destia common stock purchased pursuant to the Employee Stock Purchase Plan and held by employees as of the closing date of the merger will be converted to 0.445 of a share of Viatel common stock.

    WARRANTS TO PUCHASE DESTIA COMMON STOCK. Each warrant to purchase Destia common stock will, at the effective time of the merger, be converted into the right to receive the number of shares of Viatel common stock (rounded up to the nearest whole share) equal to the number of shares of Destia common stock subject to such warrant immediately prior to the effective time of the merger, multiplied by the 0.445 exchange ratio. As of October 13, 1999, the number of shares of Destia common stock reserved for issuance upon the exercise of outstanding warrants was approximately 1.1 million shares.

EMPLOYMENT AGREEMENTS AND ARRANGEMENTS

    Destia has entered into an employment agreement with Alfred West, pursuant to which Mr. West serves as Chief Executive Officer and Chairman of the Destia Board. The term of the West employment agreement extends until the fifth anniversary of Destia's initial public offering, subject to any earlier termination in accordance with the terms thereof. Pursuant to the West employment agreement, Mr. West is entitled to receive an annual base salary of $500,000 during each year of the term thereof. Mr. West is entitled to receive an annual bonus of between 50% and 100% of his annual base salary, subject to attainment of certain performance goals as determined by the Destia board or the compensation committee thereof. If there is no change in control and his termination is (x) without cause, (y) voluntary and for good reason on Mr. West's behalf or (z) due to Destia's failure to renegotiate the West employment agreement at the end of its term, Mr. West is entitled to receive the greater of
(i) his base salary payable for the remainder of the term and (ii) two years' base salary and two years' target bonus based on amounts previously earned, either of which shall be paid together with any related benefits ("West Severance Package") for the greater of the remaining term of the West employment agreement or two years. If there is a change in control, and within two years of such event Mr. West's termination is (i) without cause or (ii) voluntary and for good reason on Mr. West's behalf, then Mr. West will be entitled to receive the West Severance Package calculated based on a three-year term, as well as reimbursement for any tax liability pursuant to the Internal Revenue Code of 1986. Under the terms of Mr. West's employment agreement, a change in control would occur upon the closing of the merger.

    Destia has an employment agreement with Alan L. Levy pursuant to which Mr. Levy serves as President and Chief Operating Officer of Destia. The term of the Levy employment agreement extends until the third anniversary of Destia's initial public offering, subject to an earlier termination in accordance with the terms thereof. Pursuant to the Levy employment agreement, Mr. Levy is entitled to receive an annual base salary of $325,000 during each year of the term thereof. In addition, Mr. Levy is entitled to receive an annual bonus of between 50% and 100% of his annual base salary, subject to attainment of certain performance goals as determined by the Destia board or the compensation committee thereof. Mr. Levy also received options to purchase 1,038,916 shares of common stock vesting in equal amounts of 259,729 shares of common stock on the second through fifth anniversaries of Destia's initial public offering. The exercise price of options that vest on the second and third anniversaries of the offering is the offering price per share. The exercise price of options that vest on the fourth and fifth anniversaries of the offering is 1.5 and 2.0 times the offering price per share, respectively. In the event of a change in control, unvested options will vest immediately, while options whose exercise price is greater than Destia's common stock price at the time of the change in control will automatically convert into options to acquire common stock of the acquiring entity at an equivalent exercise price. Mr. Levy also is entitled to receive severance benefits under certain circumstances. If there is no change in control and his termination is (x) without cause, (y) voluntary and for good reason on Mr. Levy's behalf or (z) due to Destia's failure to renegotiate the Levy employment agreement at the end of its term, Mr. Levy is entitled to receive the greater of (i) his base salary payable for the remainder of the term and (ii) two years' base salary and two years' target bonus based on amounts previously earned, either of which shall be paid together with related benefits ("Levy Severance Package"). If there is a change in control, and within two years of such event Mr. Levy's termination is (i) without cause or (ii) voluntary and for good reason on Mr. Levy's behalf, then Mr. Levy is entitled to receive the Levy Severance Package calculated based on a three-year period and an additional amount determined according to the his target bonus, as well as reimbursement for any tax liability pursuant to the Internal Revenue Code of 1986. Under the terms of Mr. Levy's employment agreement, a change in control would occur upon the closing of the merger.

    Destia has employment agreements with Phillip J. Storin, Kevin A. Alward and Richard L. Shorten, Jr. The term of the Alward employment agreement each extends until February 2, 2001, and the term of the Shorten employment agreement extends until January 1, 2001, in each instance subject to earlier termination in accordance with the terms thereof. Pursuant to their employment agreements, Messrs. Shorten and Alward are entitled to receive an annual base salary of $180,000 and $216,000, respectively, during each year of the term. In each case, increases in compensation shall be at the discretion of the Destia board. In addition, Messrs. Shorten and Alward are each eligible to participate in Destia's incentive compensation programs and to receive such annual bonus or other compensation, including restricted stock or incentive stock options, as may be determined by the Destia board. If either of Messrs. Shorten's or Alward's employment is terminated prior to January 1, 2001 by Destia without cause, they will be entitled to a severance payment equal to one year's base salary.

    Phillip J. Storin has left his position as Destia's Chief Financial Officer. Under the terms of his separation agreement with Destia, Mr. Storin will receive a pro rata portion of his compensation and stock option grants through his last date of employment with Destia. In addition, Mr. Storin's separation agreement contains customary provisions concerning mutual release of claims. Mr. Levy, Destia's former Chief Financial Officer, and Mr. Shorten will share Mr. Storin's former duties until the completion of the merger.

    As part of the acquisition of VoiceNet on February 12, 1998, Destia entered into employment contracts with the sellers of VoiceNet providing for an annual base salary of $180,000 each. In total, during 1998, the sellers of VoiceNet also were granted 311,675 options at an exercise price of $4.81 per share under the 1996 Plan.

CERTAIN TRANSACTIONS

    Destia had outstanding loans of $308,000 due to Mrs. Rose West, the mother of Messrs. Alfred West and Steven West. Destia has repaid these loans in full.

    Alfred West has borrowed $232,441 from Destia pursuant to unsecured, interest bearing notes, repayable upon demand.

    Sonja Gross, the sister of Mr. Alfred West, previously owned a 28% interest in Destia's Swiss subsidiary, Econophone Services GmbH. On March 30, 1999, Destia acquired Ms. Gross' interest in Econophone Services GmbH in exchange for 103,981 shares of Restricted Voting Common Stock.

                        PRINCIPAL STOCKHOLDERS OF DESTIA

    The following table sets forth certain information with respect to the beneficial ownership of Destia common stock as of October 13, 1999, by (i) each person known by Destia to beneficially own more than 5% of its voting securities, (ii) each of Destia's directors, (iii) each of the executive officers named in the Destia Summary Compensation Table and (iv) all directors and executive officers of Destia as a group.

                                                                                          SHARES BENEFICIALLY
                                                                                               OWNED(1)
                                                                                        -----------------------
NAME OF BENEFICIAL OWNER                                                                   NUMBER      PERCENT
--------------------------------------------------------------------------------------  ------------  ---------
Alfred West...........................................................................    11,428,076(2)      36.2%
Steven West...........................................................................     4,531,285(3)      14.4
Gary Bondi............................................................................     4,431,832(4)      14.0
PG Investors II, Inc.
  c/o Morgan Stanley & Co. Incorporated
  1585 Broadway New York, New York 10036..............................................     3,553,821       11.3
Kevin A. Alward.......................................................................       415,566   (6)       1.3
Alan L. Levy..........................................................................     1,926,624(7)       6.1
Stephen R. Munger(10).................................................................       --          --
Edward C. Schmults....................................................................        12,000      *
Richard L. Shorten, Jr................................................................        25,973(8)     *
Phillip J. Storin(11).................................................................        57,717(9)     *
                                                                                        ------------  ---------
All Directors and Executive Officers as a Group (9 persons)...........................    22,829,073       72.4%

------------------------

*   Less than one percent.

(1) Except where otherwise indicated, Destia believes that all persons listed in the table, based on information provided by such persons, have sole voting and dispositive power over the securities beneficially owned by them, subject to community property laws, where applicable. For purposes of this table, a person is deemed to be the "beneficial owner" of any shares that such person has the right to acquire within 60 days from October 13, 1999. Shares which a person does not have the right to acquire within 60 days from October 13, 1999 are not reflected in this table. For purposes of computing the percentage of outstanding shares held by each person named above on a given date, any security that such person has the right to acquire within 60 days is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except where otherwise indicated, the address of each person listed in the table is c/o Destia Communications, Inc., 95 Rte. 17, Paramus, NJ 07652.
    Attn: General Counsel.

(2) Includes 893,468 shares held by AT Econ Ltd. Partnership and 88,308 held by AT Econ Ltd. Partnership No. 2.

(3) Includes 893,468 shares held by SS Econ Ltd. Partnership and 108,226 shares held by SS Econ Ltd. Partnership No. 2. Includes options to purchase 12,000 shares of Destia common stock issued to each non-employee director under the 1999 Plan. Also includes shares held jointly by spouse.

(4) Includes 893,468 shares held by GS Econ Ltd. Partnership. Includes options to purchase 12,000 shares of Destia common stock issued to each non-employee director under the 1999 Plan.

(5) Includes 212,978 shares held by Kevin Alward, 20,778 shares held by Alward Investment Associates LLC and 77,919 shares held by Kevin and Belinda Alward Grantor Retained Annuity Trust. The remainder includes shares issuable upon the exercise of options.

(6) Does not include options to purchase 415,567 shares of Destia common stock under the 1996 Plan which are not exercisable within 60 days after October 13, 1999.

(7) Does not include options to purchase 1,190,127 shares of Destia common stock under the 1996 Plan which are not exercisable within 60 days after October 13, 1999. Includes 400,000 shares held by Levy Investment Partners, L.P.

(8) Does not include options to purchase 127,917 shares of Common Stock under the 1996 Plan which are not exercisable within 60 days after October 13, 1999.

(9) No additional options to purchase shares of Common Stock under the 1996 Plan will become exercisable.

(10) Mr. Munger is the President of PG Investors II, Inc. and disclaims beneficial ownership of the shares controlled by PG Investors II, Inc.

(11) Mr. Storin terminated his employment on September 30, 1999. Under the terms of his separation agreement, he must exercise his vested and unexercised options on or prior to January 14, 2000. See "--Employment Agreements and Arrangements."

                         III. CERTAIN LEGAL INFORMATION

                 COMPARISON OF VIATEL-DESTIA STOCKHOLDER RIGHTS

    Upon consummation of the merger, the stockholders of Destia will become stockholders of Viatel, a Delaware corporation, and their rights will be governed by Viatel's certificate of incorporation and bylaws which differ in certain material respects from Destia's certificate of incorporation and bylaws. As stockholders of Viatel, the rights of the former stockholders of Destia will continue to be governed by the Delaware General Corporation Law. Copies of the Viatel certificate of incorporation, the Viatel bylaws, the Destia certificate of incorporation and the Destia bylaws, in each case as in effect on the date of this joint proxy statement/prospectus, are incorporated herein by reference and will be sent to holders of shares of Viatel and Destia common stock upon request. See "Where You Can Find More Information." The summary contained in the following chart is not intended to be complete and is qualified by reference to Delaware law, the Viatel certificate of incorporation, the Viatel bylaws, the Destia certificate of incorporation and the Destia bylaws, in each case as in effect on the date of this joint proxy statement/prospectus.

SUMMARY OF MATERIAL DIFFERENCES BETWEEN CURRENT RIGHTS OF VIATEL AND DESTIA STOCKHOLDERS AND THOSE RIGHTS WHICH DESTIA STOCKHOLDERS WILL HAVE AS VIATEL STOCKHOLDERS FOLLOWING THE MERGER

                                           VIATEL STOCKHOLDER RIGHTS             DESTIA STOCKHOLDER RIGHTS
                                      ------------------------------------  ------------------------------------
Authorized Capital Stock:             The authorized capital stock of       The authorized capital stock of
                                      Viatel consists of 150,000,000        Destia consists of 72,000,000 shares
                                      shares of common stock and 2,000,000  of voting common stock, 500,000
                                      shares of preferred stock.            shares of non-voting common stock
                                                                            and 2,500,000 shares of preferred
                                                                            stock.

Number of Directors:                  The Viatel board currently consists   The Destia board currently consists
                                      of five directors.                    of six directors.

                                      If the merger is completed, the size
                                      of the Viatel board will be
                                      increased from five to ten
                                      directors. The additional directors
                                      that will be added to the Viatel
                                      board will consist of the Chairman
                                      and Chief Executive Officer of
                                      Destia, one independent director
                                      designated by the Viatel board, one
                                      director, who must be an existing
                                      director of Destia, designated by
                                      the Chairman and Chief Executive
                                      Officer of Destia, the President and
                                      Chief Operating Officer of Destia
                                      and one person designated by the
                                      Viatel board.

                                           VIATEL STOCKHOLDER RIGHTS             DESTIA STOCKHOLDER RIGHTS
                                      ------------------------------------  ------------------------------------
Classification of Board of            The Viatel board is divided into      Destia does not currently have a
  Directors:                          three classes, as nearly equal in     classified board. The Destia by- laws
                                      number of directors as possible,      currently require that all directors
                                      with each class serving a three-year  be elected at each annual meeting of
                                      staggered term.                       stockholders for a term of one year.

Removal of Directors:                 Viatel directors may only be removed  Destia directors may be removed, for cause, on the vote of a majority  with or without cause, on the vote
                                      of the outstanding capital stock      of a majority of the outstanding
                                      entitled to vote for the election of  capital stock entitled to vote for
                                      directors.                            the election of directors.

Stockholder Action by Written         The stockholders of Viatel may act    The stockholders of Destia may not
  Consent:                            by written consent in lieu of a       take any action without a meeting of
                                      meeting of stockholders.              stockholders.

Calling of Special Meetings of        The Viatel bylaws provide that a      The Destia bylaws provide that a
  Stockholders:                       special meeting of the Viatel         special meeting of the Destia
                                      stockholders may be called by the     stockholders may be called by the
                                      Viatel board or the holder or         Destia board, the Chairman of the
                                      holders of more than 50% of the       Destia board or the President of
                                      outstanding shares entitled to vote   Destia.
                                      with respect to the matter to be
                                      considered at the proposed special
                                      meeting.

Amendment of Certificate of           The bylaws of Viatel may be amended   The bylaws of Destia may be amended
  Incorporation and                   by a majority of the Viatel           by the Destia board or by at least
  Bylaws:                             stockholders entitled to vote in the  80% of the Destia shares entitled to
                                      election of directors or by the       vote, except that at least 66 2/3%
                                      Viatel board, but any amendment       of the Destia shares entitled to
                                      adopted by the Viatel board may be    vote is required in order to amend
                                      amended, repealed or altered by a     or repeal Article VII of the Destia
                                      majority of the stockholders          certificate of incorporation, which
                                      entitled to vote. The Viatel          article specifically denies the
                                      certificate of incorporation may be   power of Destia stockholders to take
                                      amended by Viatel in any manner       action without a meeting of
                                      prescribed by statute.                stockholders. The Destia certificate
                                                                            of incorporation may be amended by
                                                                            Destia in any manner prescribed by
                                                                            statute.

                      DESCRIPTION OF VIATEL CAPITAL STOCK

    The following summary of the terms of the capital stock of Viatel prior to, and after completion of, the merger is not meant to be complete and is qualified by reference to Viatel's certificate of incorporation and bylaws. Copies of Viatel's certificate of incorporation and bylaws are incorporated herein by reference and will be sent to holders of shares of Viatel common stock and Destia common stock upon request. See "Where You Can Find More Information."

AUTHORIZED CAPITAL STOCK

    Under Viatel's certificate of incorporation, its authorized capital stock consists of 150,000,000 shares of common stock, $.01 par value per share, and 2,000,000 shares of preferred stock, $.01 par value per share.

VIATEL COMMON STOCK

    VIATEL COMMON STOCK OUTSTANDING. The outstanding shares of Viatel common stock are, and the shares of Viatel common stock issued pursuant to the mergers will be, duly authorized, validly issued, fully paid and nonassessable.

    VOTING RIGHTS. Each holder of Viatel common stock is entitled to one vote for each share of Viatel common stock held of record on the applicable record date on all matters submitted to a vote of stockholders.

    DIVIDEND RIGHTS; RIGHTS UPON LIQUIDATION. The holders of Viatel common stock are entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of the Viatel board, subject to any preferential dividend rights granted to the holders of any outstanding Viatel preferred stock. In the event of liquidation, each share of Viatel common stock is entitled to share pro rata in any distribution of Viatel's assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding Viatel preferred stock.

    PREEMPTIVE RIGHTS. Holders of Viatel common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

VIATEL PREFERRED STOCK

    VIATEL PREFERRED STOCK OUTSTANDING. As of October 13, 1999, no shares of Viatel preferred stock were issued and outstanding.

    BLANK CHECK PREFERRED STOCK. Under Viatel's certificate of incorporation, the Viatel board has the authority, without stockholder approval, to create one or more classes or series within a class of preferred stock, to issue shares of preferred stock in such class or series up to the maximum number of shares of the relevant class or series of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any such class or series, including the dividend rights, voting rights, the rights and terms of redemption, the rights and terms of conversion, liquidation preferences, the number of shares constituting any such class or series and the designation of such class or series. Acting under this authority, the Viatel board could create and issue a class or series of preferred stock with rights, privileges or restrictions, and adopt a stockholder rights plan, having the effect of discriminating against an existing or prospective holder of securities as a result of such stockholder beneficially owning or commencing a tender offer for a substantial amount of Viatel common stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquiror to obtain control of Viatel by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Viatel's management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control of Viatel without any further action by the stockholders of Viatel.

TRANSFER AGENT AND REGISTRAR

    The Bank of New York is the transfer agent and registrar for the Viatel common stock.

NASDAQ NATIONAL MARKET LISTING; DELISTING AND DEREGISTRATION OF DESTIA COMMON
  STOCK

    It is a condition to the merger that the shares of Viatel common stock issuable in the merger be approved for quotation on the Nasdaq National Market, subject to official notice of issuance. If the merger is completed, Destia common stock will cease to be listed on the Nasdaq National Market.

                      DESCRIPTION OF DESTIA CAPITAL STOCK

    The total authorized shares of capital stock of Destia consist of (1) 72,000,000 shares of voting common stock, $0.01 par value per share, (2) 500,000 shares of non-voting common stock, $0.01 par value per share and (3) 2,500,000 shares of preferred stock, $0.01 par value per share. At the close of business on October 13, 1999, there were approximately 31.5 million shares of Destia voting common stock outstanding, approximately 100,000 shares of Destia non-voting common stock outstanding and no shares of Destia preferred stock outstanding.

    The holders of voting common stock are entitled to one vote per share on all matters to be voted on by the stockholders. The holders of Destia non-voting common stock do not have voting rights, except to the extent required by law. Except as indicated below, the other terms of the voting common stock and Destia non-voting common stock are the same.

    The Destia board is authorized to issue preferred stock in one or more series, and to fix rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The Destia board, without stockholder approval, can issue Destia preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of Destia common stock.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

    The statements contained in this joint proxy statement/prospectus that are not historical facts are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995), which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Management of Viatel and Destia wish to caution the reader that the forward-looking statements referred to above and contained in this joint proxy statement/prospectus regarding matters that are not historical facts involve predictions. No assurance can be given that the future results will be achieved as actual events or results may differ materially as a result of risks facing Viatel and Destia. Such risks include, but are not limited to, changes in business conditions, changes in the telecommunications industry and the general economy, competition, changes in service offerings and risks associated with Viatel's and Destia's limited operating history, entry into developing markets (including that resulting from the merger), managing rapid growth (including that resulting from the merger), international operations (including that resulting from the merger), effects of natural disasters, dependence on effective information systems and development networks, as well as regulatory developments that could cause actual results to vary materially from the future results indicated, expressed or implied in such forward-looking statements.

                                 LEGAL MATTERS

    The validity of the Viatel common stock to be issued to Destia stockholders in the merger will be passed upon by Kelley Drye & Warren LLP, counsel to Viatel. It is a condition to the completion of the merger that Destia receive opinions from its counsel, Cravath, Swaine & Moore, that the merger will qualify as a tax-free reorganization.

                                    EXPERTS

    The consolidated financial statements and schedule of Viatel, Inc. and subsidiaries as of December 31, 1997 and 1998 and for each of the years in the three-year period ended December 31, 1998, have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of Destia Communications, Inc. and subsidiaries as of December 31, 1997 and 1998 and for the three years ended December 31, 1998, included herein and in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                  IV. ADDITIONAL INFORMATION FOR STOCKHOLDERS

                          FUTURE STOCKHOLDER PROPOSALS

VIATEL

    Stockholder proposals submitted for inclusion in the proxy statement to be issued in connection with Viatel's 2000 annual meeting of stockholders must be mailed to the Secretary, Viatel, Inc., 685 Third Avenue, 24(th) Floor, New York, New York 10017, and must be received by the Secretary on or before March 24, 2000. In addition, stockholder proposals for presentation at the 2000 annual meeting must also be received on or before March 24, 2000.

    Viatel's bylaws provide, in general, that if a stockholder intends to propose business or make a nomination for the election of directors at an annual meeting, Viatel must receive notice of such intention at least 120 days prior to the first anniversary of the preceding year's annual meeting. If the date of the meeting is changed more than 30 days from the prior anniversary date, notice must be delivered ten days following the day on which notice of the annual meeting is first mailed to stockholders. The notice must include all information relating to the proposed nominee required by the SEC to be disclosed in solicitations of proxies for election of directors or, in the case of a proposal, a brief description of the proposal, and any material interest of the stockholder in the proposal. The notice must also include (i) the name and address of the stockholder giving the notice and any other stockholders known by such stockholder to be supporting the nominees or proposal and (ii) the class and number of shares of Viatel that are owned beneficially by such stockholder and by any other stockholders known by such stockholder to be supporting such nominee or proposal. The foregoing is only a summary of detailed provisions of Viatel's bylaws and is qualified by reference to the text thereof.

DESTIA

    Destia will hold an annual meeting of its stockholders in 2000 only if the merger is not completed before the time of such meeting. The deadline for submission of stockholder proposals for inclusion in Destia's proxy materials for its annual meeting in 2000 is December 15, 1999.

    If the merger is not completed, Destia stockholders may present proper proposals for consideration at the Destia annual meeting in 2000 by submitting their proposals in writing to the Secretary of Destia in a timely manner.

    The Destia bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in Destia's proxy statement, to be brought before an annual meeting of stockholders. In general, nominations for the election of directors at the Destia annual meeting in 2000 may be made by: (1) the Destia board, (2) a committee appointed by the Destia board, or (3) any stockholder entitled to vote in the election of directors generally who has delivered written notice to the Secretary of Destia by December 15, 1999. This notice must contain specified information concerning the nominees and concerning the stockholder proposing the nominations.

    The only business that will be conducted at the annual meeting is business that is properly brought before the meeting. To be properly brought, business must be (1) specified in the notice of meeting given by or at the direction of the Destia board, the Chairman of the Destia board or the President of Destia;
(2) brought by or at the direction of the Destia board, the Chairman of the Destia board or the President of Destia; or (3) brought by any stockholder entitled to vote who has delivered written notice to the Secretary of Destia by December 15, 1999. This notice must contain specific information concerning the matters to be brought before the meeting and concerning the stockholder proposing those matters.

                      WHERE YOU CAN FIND MORE INFORMATION

    Viatel and Destia file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Viatel and Destia at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings of Viatel and Destia are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

    Viatel filed a registration statement on Form S-4 to register with the SEC the Viatel common stock to be issued to Destia stockholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Viatel in addition to being a proxy statement of Viatel and Destia for their respective meetings. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

    You may request a copy of Viatel's and Destia's annual, quarterly and special reports, proxy statements and other information, at no cost, by writing or telephoning them at the following addresses:

Viatel, Inc.                              Destia Communications, Inc.
Attention: Investor Relations             Attention: Investor Relations
685 Third Avenue                          95 Rte. 17 South
New York, NY 10017                        Paramus, NJ 07652
Telephone: (212) 350-9200                 Telephone: (201) 226-4500

    Viatel has supplied all information contained in this joint proxy statement/prospectus relating to Viatel, and Destia has supplied all such information relating to Destia.

    You can get more information by visiting Viatel's web site at www.viatel.com and Destia's web site at www.destia.com. Web site materials are not part of this joint proxy statement/prospectus.

    You should rely only on the information contained in this joint proxy statement/prospectus to vote on the Viatel proposal or the Destia proposal, as the case may be. Neither Viatel nor Destia has authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated October 15, 1999. You should not assume that the information contained in the joint proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this joint proxy statement/prospectus to stockholders nor the issuance of Viatel common stock in the merger shall create any implication to the contrary.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

    Viatel is incorporating certain information into this joint proxy statement/prospectus by reference. This means that Viatel can disclose important information to you by incorporating it by reference herein and referring you to such document filed with the SEC between the date of this joint proxy statement/prospectus and the date of completion of the merger. The information incorporated by reference is considered to be part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this document.

    You can obtain copies of the documents incorporated by reference herein without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into this document. You can also obtain the documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone to the Viatel address or telephone number set forth above in "Where You Can Find More Information."

                      INDEX TO VIATEL FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                            ---------
VIATEL, INC. AND SUBSIDIARIES

Independent Auditors' Report..............................................................................        F-2

Consolidated Balance Sheets as of December 31, 1997 and 1998..............................................        F-3

Consolidated Statements of Operations for the Years Ended
  December 31, 1996, 1997 and 1998........................................................................        F-4

Consolidated Statements of Comprehensive Loss for the Years Ended December 31, 1996, 1997 and 1998........        F-5

Consolidated Statements of Stockholders' Equity (Deficiency) for the
  Years Ended December 31, 1996, 1997 and 1998............................................................        F-6

Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1996, 1997 and 1998........................................................................        F-7

Notes to Consolidated Financial Statements for the Years
  Ended December 31, 1996, 1997 and 1998..................................................................        F-8

Condensed Consolidated Balance Sheets as of June 30, 1999.................................................       F-22

Condensed Consolidated Statements of Operations for the Six Months Ended June 30, 1998 and June 30, 1999
  (Unaudited).............................................................................................       F-23

Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 1998 and June 30, 1999
  (Unaudited).............................................................................................       F-24

Notes to Condensed Consolidated Financial Statements......................................................       F-25

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Viatel, Inc.:

    We have audited the accompanying consolidated balance sheets of Viatel, Inc. and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, comprehensive loss, stockholders' equity (deficiency), and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Viatel, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

New York, New York
February 26, 1999

                         VIATEL, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1998
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                              1997        1998
                                                                                           ----------  -----------
                                         ASSETS

Current Assets:
  Cash and cash equivalents..............................................................  $   21,096  $   329,511
  Restricted cash equivalents............................................................      --           10,310
  Restricted marketable securities, current..............................................      --           50,870
  Marketable securities, current.........................................................       3,500      171,771
  Trade accounts receivable, net of allowance for doubtful accounts of $1,041 and $3,093,
    respectively.........................................................................      10,981       28,517
  Other receivables......................................................................       6,505       13,404
  Prepaid expenses.......................................................................       1,348        2,417
                                                                                           ----------  -----------
    Total current assets.................................................................      43,430      606,800
                                                                                           ----------  -----------
Restricted marketable securities, non-current............................................      --           83,343
Marketable securities, non-current.......................................................      22,547      --
Property and equipment, net..............................................................      54,094      266,256
Intangible assets, net...................................................................       4,338       46,968
Other assets.............................................................................       2,400        5,744
                                                                                           ----------  -----------
                                                                                           $  126,809  $ 1,009,111
                                                                                           ----------  -----------
                                                                                           ----------  -----------
                        LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current Liabilities:
  Accrued telecommunications costs.......................................................  $   16,898  $    26,518
  Accounts payable and other accrued expenses............................................      10,753       23,656
  Property and equipment purchases payable...............................................       4,739       97,288
  Accrued interest.......................................................................      --           12,240
  Liability under joint construction agreement...........................................      --            9,523
  Current installments of notes payable and obligations under capital leases.............       3,373        8,918
                                                                                           ----------  -----------
    Total current liabilities............................................................      35,763      178,143
                                                                                           ----------  -----------
Long term liabilities:
  Long term debt.........................................................................      89,855      896,503
  Notes payable and obligations under capital leases, excluding current installments.....       8,255       24,636
  Equipment purchase obligation..........................................................       1,500      --
                                                                                           ----------  -----------
    Total long term liabilities..........................................................      99,610      921,139
                                                                                           ----------  -----------
Series A Redeemable Convertible Preferred Stock, $.01 par value; Authorized 718,042
  Shares; issued and outstanding no shares and 461,258, respectively.....................      --           47,121
                                                                                           ----------  -----------
Commitments and contingencies
Stockholders' deficiency:
  Preferred Stock, $.01 par value. Authorized 1,281,958 shares, no shares issued and
    outstanding..........................................................................      --          --
  Common Stock, $.01 par value. Authorized 150,000,000 shares, issued and outstanding
    22,635,267 and 23,184,465 shares, respectively.......................................         226          232
  Additional paid-in capital.............................................................     125,661      128,357
  Unearned compensation..................................................................         (65)     --
  Accumulated other comprehensive loss...................................................      (5,356)      (6,246)
  Accumulated deficit....................................................................    (129,030)    (259,635)
                                                                                           ----------  -----------
    Total stockholders' deficiency.......................................................      (8,564)    (137,292)
                                                                                           ----------  -----------
                                                                                           $  126,809  $ 1,009,111
                                                                                           ----------  -----------
                                                                                           ----------  -----------

          See accompanying notes to consolidated financial statements.

                         VIATEL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                  1996        1997        1998
                                                                               ----------  ----------  -----------
Communication services revenue...............................................  $   50,419  $   73,018  $   135,188
                                                                               ----------  ----------  -----------
Operating expenses:
  Cost of communication services.............................................      42,130      63,504      122,109
  Selling, general and administrative expenses...............................      32,866      36,077       44,893
  Depreciation and amortization..............................................       4,802       7,717       16,268
                                                                               ----------  ----------  -----------
    Total operating expenses.................................................      79,798     107,298      183,270
                                                                               ----------  ----------  -----------
Other income (expenses):
  Interest income............................................................       1,852       3,686       28,259
  Interest expense...........................................................     (10,848)    (12,450)     (79,177)
                                                                               ----------  ----------  -----------
Loss before extraordinary loss...............................................     (38,375)    (43,044)     (99,000)
  Extraordinary loss on debt prepayment......................................          --          --      (28,304)
                                                                               ----------  ----------  -----------
Net loss.....................................................................     (38,375)    (43,044)    (127,304)
  Dividends on redeemable convertible preferred stock........................          --          --       (3,301)
                                                                               ----------  ----------  -----------
Net loss attributable to common stockholders.................................  $  (38,375) $  (43,044) $  (130,605)
                                                                               ----------  ----------  -----------
                                                                               ----------  ----------  -----------
Loss per common share, basic and diluted:
    Before extraordinary item................................................  $    (2.47) $    (1.90) $     (4.44)
    From extraordinary item..................................................  $       --  $       --  $     (1.23)
                                                                               ----------  ----------  -----------
    Net loss attributable to common stockholders.............................  $    (2.47) $    (1.90) $     (5.67)
                                                                               ----------  ----------  -----------
                                                                               ----------  ----------  -----------
  Weighted average common shares outstanding.................................      15,514      22,620       23,054
                                                                               ----------  ----------  -----------
                                                                               ----------  ----------  -----------

          See accompanying notes to consolidated financial statements.

                         VIATEL, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                 (IN THOUSANDS)

                                                                                  1996        1997        1998
                                                                               ----------  ----------  -----------
Net loss.....................................................................  $  (38,375) $  (43,044) $  (127,304)
  Foreign currency translation adjustments...................................        (698)     (4,494)        (890)
                                                                               ----------  ----------  -----------
Comprehensive loss...........................................................  $  (39,073) $  (47,538) $  (128,194)
                                                                               ----------  ----------  -----------
                                                                               ----------  ----------  -----------

          See accompanying notes to consolidated financial statements.

                         VIATEL, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                          NUMBER OF
                            NUMBER OF      CLASS A                                                             ACCUMULATED
                              COMMON       COMMON                    CLASS A    ADDITIONAL                        OTHER
                              STOCK         STOCK       COMMON       COMMON       PAID-IN       UNEARNED      COMPREHENSIVE
                              SHARES       SHARES        STOCK        STOCK       CAPITAL     COMPENSATION         LOSS
                           ------------  -----------  -----------  -----------  -----------  ---------------  --------------
Balance at January 1,
  1996...................    10,736,135    2,904,846   $     107    $      29    $  30,099      $     (78)     $       (164)
Issuance of restricted
  common stock...........        66,666      --                1       --              389            (52)          --
Issuance of common stock,
  net of $9,541,954 issue
  costs..................     8,667,000      --               87       --           94,375         --               --
Conversion of Class A
  common stock to common
  stock..................     2,904,846   (2,904,846)         29          (29)      --             --               --
Stock options exercised..       138,579      --                1       --              373         --               --
Foreign currency
  translation
  adjustment.............       --           --           --           --           --             --                  (698)
Net loss.................       --           --           --           --           --             --               --
                           ------------  -----------       -----          ---   -----------         -----     --------------
Balance at December 31,
  1996...................    22,513,226      --              225       --          125,236           (130)             (862)
Stock options exercised..       122,041      --                1       --              425         --               --
Earned compensation......       --           --           --           --           --                 65           --
Foreign currency
  translation
  adjustment.............       --           --           --           --           --             --                (4,494)
Net loss.................       --           --           --           --           --             --               --
                           ------------  -----------       -----          ---   -----------         -----     --------------
Balance at December 31,
  1997...................    22,635,267      --              226       --          125,661            (65)           (5,356)
Stock options exercised..       174,198      --                2       --              945         --               --
Issuance costs of Series
  A Redeemable
  Convertible Preferred
  Stock..................       --           --           --           --           (1,620)        --               --
Issuance of common stock
  related to business
  purchase...............       375,000      --                4       --            3,371         --               --
Earned compensation......       --           --           --           --           --                 65           --
Foreign currency
  translation
  adjustment.............       --           --           --           --           --             --                  (890)
Dividends on redeemable
  convertible preferred
  stock..................       --           --           --           --           --             --               --
Net loss.................       --           --           --           --           --             --               --
                           ------------  -----------       -----          ---   -----------         -----     --------------
Balance at December 31,
  1998...................    23,184,465      --        $     232    $      --    $ 128,357      $  --          $     (6,246)
                           ------------  -----------       -----          ---   -----------         -----     --------------
                           ------------  -----------       -----          ---   -----------         -----     --------------


                            ACCUMULATED
                              DEFICIT         TOTAL
                           -------------  -------------
Balance at January 1,
  1996...................  $     (47,611) $     (17,618)
Issuance of restricted
  common stock...........       --                  338
Issuance of common stock,
  net of $9,541,954 issue
  costs..................       --               94,462
Conversion of Class A
  common stock to common
  stock..................       --                   --
Stock options exercised..       --                  374
Foreign currency
  translation
  adjustment.............       --                 (698)
Net loss.................        (38,375)       (38,375)
                           -------------  -------------
Balance at December 31,
  1996...................        (85,986)        38,483
Stock options exercised..       --                  426
Earned compensation......       --                   65
Foreign currency
  translation
  adjustment.............       --               (4,494)
Net loss.................        (43,044)       (43,044)
                           -------------  -------------
Balance at December 31,
  1997...................       (129,030)        (8,564)
Stock options exercised..       --                  947
Issuance costs of Series
  A Redeemable
  Convertible Preferred
  Stock..................       --               (1,620)
Issuance of common stock
  related to business
  purchase...............       --                3,375
Earned compensation......       --                   65
Foreign currency
  translation
  adjustment.............       --                 (890)
Dividends on redeemable
  convertible preferred
  stock..................         (3,301)        (3,301)
Net loss.................       (127,304)      (127,304)
                           -------------  -------------
Balance at December 31,
  1998...................  $    (259,635) $    (137,292)
                           -------------  -------------
                           -------------  -------------

          See accompanying notes to consolidated financial statements.

                         VIATEL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                                 (IN THOUSANDS)

                                                                                    1996         1997         1998
                                                                                 -----------  -----------  -----------
Cash flows from operating activities:
  Net loss.....................................................................  $   (38,375) $   (43,044) $  (127,304)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization..............................................        4,802        7,717       16,268
    Accreted interest expense on long term debt................................       10,783       12,479       35,417
    Provision for losses on accounts receivable................................        2,225        2,733        4,225
    Extraordinary loss on debt repayment.......................................           --           --       28,304
    Earned compensation........................................................          338           65           65
  Changes in assets and liabilities:
    Increase in accounts receivable............................................       (6,058)      (6,221)     (20,302)
    Increase in accrued interest expense on Senior Notes.......................           --           --       11,969
    Increase in prepaid expenses and other receivables.........................       (1,384)      (3,482)      (8,291)
    Increase in other assets and intangible assets.............................         (315)      (1,022)     (12,625)
    Increase in accrued telecommunications costs, accounts payable, and other
      accrued expenses.........................................................        1,653        8,250       11,956
                                                                                 -----------  -----------  -----------
      Net cash used in operating activities....................................      (26,331)     (22,525)     (60,318)
                                                                                 -----------  -----------  -----------
  Cash flows from investing activities:
    Purchase of property, equipment and software...............................       (9,423)     (34,190)     (94,674)
    Payment for business acquired excluding cash acquired of $364..............           --           --       (5,000)
    Purchase of marketable securities..........................................      (30,571)     (49,098)    (310,625)
    Proceeds from maturity of marketable securities............................       38,807       40,124       60,307
    Investment in affiliate....................................................         (102)          --           --
    Issuance of notes receivable...............................................         (303)          --           --
                                                                                 -----------  -----------  -----------
    Net cash used in investing activities......................................       (1,592)     (43,164)    (349,992)
                                                                                 -----------  -----------  -----------
  Cash flows from financing activities:
    Proceeds from issuance of long term debt...................................           --           --      845,752
    Proceeds from issuance of redeemable convertible preferred stock...........           --           --       42,198
    Prepayment of senior discount notes........................................           --           --     (119,282)
    Deferred financing costs...................................................           --           --      (31,547)
    Proceeds from issuance of Common Stock.....................................       94,836          426          947
    Borrowings on notes payable................................................           --       11,121           --
    Payments under capital leases..............................................          (64)        (525)      (5,480)
    Repayment of notes payable and bank credit line............................           --         (336)      (3,553)
    Borrowings under bank credit line..........................................           --          600           --
                                                                                 -----------  -----------  -----------
    Net cash provided by financing activities..................................       94,772       11,286      729,035
                                                                                 -----------  -----------  -----------
Effects of exchange rate changes on cash.......................................           12         (297)          --
                                                                                 -----------  -----------  -----------
Net (decrease) increase in cash and cash equivalents...........................       66,861      (54,700)     318,725
Cash and cash equivalents at beginning of year.................................        8,935       75,796       21,096
                                                                                 -----------  -----------  -----------
Cash and cash equivalents at end of year.......................................  $    75,796  $    21,096  $   339,821
                                                                                 -----------  -----------  -----------
                                                                                 -----------  -----------  -----------
Supplemental disclosures of cash flow information:
  Interest paid................................................................  $        65  $       134  $    31,560
                                                                                 -----------  -----------  -----------
                                                                                 -----------  -----------  -----------
  Assets acquired under capital lease obligations..............................  $       310  $     1,122  $    30,359
                                                                                 -----------  -----------  -----------
                                                                                 -----------  -----------  -----------

          See accompanying notes to consolidated financial statements.

                         VIATEL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1996, 1997 AND 1998

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) DESCRIPTION OF BUSINESS

    Viatel, Inc. (the "Company") is an international facilities-based global provider of communications services offering international and domestic long distance telecommunications services, primarily to small and medium-sized businesses, carriers and resellers. The Company operates a pan-European communication network with international gateway switching centers in New York and London and network points of presence throughout Western Europe. The Company is constructing a fiber optic ring which will connect five European countries (the "Circe Network").

    (B) PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation. Investments in affiliates in which the Company has significant influence but does not exercise control are accounted for under the equity method.

    (C) CASH AND CASH EQUIVALENTS

    The Company's policy is to maintain its uninvested cash at minimum levels. Unrestricted cash equivalents, which include highly liquid debt instruments purchased with a maturity of three months or less, were $8.2 million and $278.9 million at December 31, 1997 and 1998, respectively.

    (D) REVENUE

    The Company records communication services revenue as earned, at the time services are provided. Network capacity sales are recorded at the time the capacity is provided to the customer.

    (E) PROPERTY AND EQUIPMENT

    Property and equipment consist principally of telecommunications related equipment such as switches, fiber optic cable systems, remote nodes and related computer software and is stated at cost. Assets acquired under capital leases are stated at the present value of the future minimum lease payments. Maintenance and repairs are expensed as incurred.

    Depreciation is provided using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the life of the lease or useful life of the improvement, whichever is shorter. The estimated useful lives are as follows:

Communications systems.......................................  5 to 7 years
Fiber optic cable systems....................................  15 years
Leasehold improvements.......................................  2 to 5 years
Furniture, equipment and other...............................  5 years

    (F) INTANGIBLE ASSETS

    Deferred financing and registration fees represent costs incurred to issue and register debt and are being amortized over the term of the related debt.

                         VIATEL, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1997 AND 1998

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Licenses issued by governing bodies are being amortized over the lesser of 25 years or the term of the license.

    Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefitted, five to seven years.

    Acquired employee base and sales force in place represents the intangible assets associated with the acquisition of independent sales organizations and is being amortized over three years.

    The costs of all other intangible assets are being amortized over their useful lives, ranging from three to seven years.

    (G) INCOME TAXES

    Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income or expense in the period it occurs.

    (H) FOREIGN CURRENCY TRANSLATION

    Foreign currency assets and liabilities are translated using the exchange rates in effect at the balance sheet date. Results of operations are translated using the average exchange rates prevailing throughout the year. The effects of exchange rate fluctuations on translating foreign currency assets and liabilities into U.S. dollars are accumulated as part of the foreign currency translation adjustment in stockholders' equity. Gains and losses from foreign currency transactions are included in selling, general and administrative expenses in the period in which they occur. For the years ending December 31, 1996, 1997 and 1998, the Company experienced no material exchange transaction gains or losses.

    (I) NET LOSS PER SHARE

    Basic earnings per share ("EPS") is computed by dividing income or loss attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution from the exercise or conversion of securities into common stock.

    Net loss and weighted average shares outstanding used for computing diluted loss per common share were the same as that used for computing basic loss per common share for each of the years ended December 31, 1996, 1997 and 1998.

    The Company had potentially dilutive common stock equivalents of 1.0 million, 1.1 million and 7.2 million for the years ended December 31, 1996, 1997 and 1998, respectively. These common stock equivalents were not included in the computation of diluted net loss per common share because they were antidilutive for the periods presented.

    (J) CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of temporary cash investments and trade receivables. The Company restricts investment of

                         VIATEL, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1997 AND 1998

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) temporary cash investments to financial institutions with high credit standing. The Company does not believe there is any concentration of credit risk on trade receivables as a result of the large and diverse nature of the Company's worldwide customer base.

    During 1998, one customer, LD Exchange.com, accounted for 10.6% of the Company's revenues.

    (K) RECLASSIFICATIONS

    Certain reclassifications have been made to the prior years' financial statements to conform to the current year's presentation.

    (L) USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    (M) ADDITIONAL ACCOUNTING POLICIES

    Additional accounting policies are incorporated into the notes herein.

    (N) STOCK OPTION PLAN

    The Company accounts for its stock option plan in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123 which allows entities to continue to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method, as defined in SFAS No. 123, had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure required by SFAS No. 123. See Note 12.

    (O) IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

    Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

(2) INVESTMENTS IN DEBT SECURITIES

    Management determines the appropriate classification of its investments in debt securities at the time of purchase and classifies them as held to maturity or available for sale. These investments are diversified among high credit quality securities in accordance with the Company's investment policy.

                         VIATEL, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1997 AND 1998

(2) INVESTMENTS IN DEBT SECURITIES (CONTINUED)
Debt securities that the Company has both the intent and ability to hold to maturity are carried at amortized cost. Debt securities for which the Company does not have the intent or ability to hold to maturity are classified as available for sale. Securities available for sale are carried at fair value, with the unrealized gains and losses, net of tax, reported in a separate component of stockholders' equity. The Company does not invest in securities for the purpose of trading and as such does not classify any securities as trading.

    The cost of debt securities classified as held to maturity are adjusted for amortization of premiums and accretion of discounts to maturity over the estimated life of the security. Such amortization and accretion are included in interest income. There were no securities classified as held to maturity as of December 31, 1997 and no securities classified as available for sale as of December 31, 1998.

    The following is a summary of the amortized cost, which approximates fair value of restricted securities held to maturity at December 31, 1998 (in thousands):

U.S. Treasury obligations.........................................  $ 105,508
German government obligations.....................................     28,705
                                                                    ---------
    Total.........................................................  $ 134,213
                                                                    ---------
                                                                    ---------

    The following is a summary of the amortized cost, which approximates fair value of securities held to maturity at December 31, 1998 (in thousands):

European corporate debt securities................................  $ 122,299
U.S. corporate debt securities....................................     49,472
                                                                    ---------
    Total.........................................................  $ 171,771
                                                                    ---------
                                                                    ---------

    The following is a summary of the fair value of securities available for sale at December 31, 1997 (in thousands):

U.S. Treasury obligations..........................................  $   2,028
Corporate debt securities..........................................     13,482
Federal agencies obligations.......................................     10,537
                                                                     ---------
    Total..........................................................  $  26,047
                                                                     ---------
                                                                     ---------

    Unrealized gains or losses on securities classified as available for sale are not material at December 31, 1997.

    The amortized cost, which approximates fair value, of restricted securities held to maturity at December 31, 1998 are shown below (in thousands):

Due within one year...............................................  $  50,870
Due after one year through two years..............................     54,328
Due after two years...............................................     29,015
                                                                    ---------
    Total.........................................................  $ 134,213
                                                                    ---------
                                                                    ---------

                         VIATEL, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1997 AND 1998

(2) INVESTMENTS IN DEBT SECURITIES (CONTINUED)
    There were no changes in the classification of any securities held to maturity or securities available for sale from the time of purchase to the time of maturity or sale.

(3) PROPERTY AND EQUIPMENT

    Property and equipment consists of the following as of December 31 (in thousands):

                                                                                               1997        1998
                                                                                            ----------  ----------
Communications system.....................................................................  $   43,322  $   70,971
Construction in progress..................................................................      10,094     172,630
Fiber optic cable systems.................................................................       1,432      25,222
Furniture, equipment and other............................................................       8,924      16,450
Leasehold improvements....................................................................       3,254       6,651
                                                                                            ----------  ----------
                                                                                                67,026     291,924
Less accumulated depreciation and amortization............................................      12,932      25,668
                                                                                            ----------  ----------
                                                                                            $   54,094  $  266,256
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    At December 31, 1997, construction in progress represents a portion of the expansion of the Company's European network. At December 31, 1998, construction in progress represents construction of the Circe Network. For the years ended December 31, 1996, 1997 and 1998, $0.1 million, $0.2 million and $3.3 million of interest was capitalized.

    The Company trades indefeasible rights-of-use or capacity on the Circe Network for indefeasible rights-of-use or capacity on other cable systems. These trades of indefeasible rights-of-use or capacity are accounted for as non-monetary exchanges and did not have a material effect on the Company's statement of operations.

    At December 31, 1998, the Company has entered into a letter of intent with Metromedia Fiber Networks, Inc. and Carrier 1, Inc. to jointly construct the civil works associated with a national communications networks being constructed by each party in Germany. As part of the letter of intent, Metromedia Fiber Networks, Inc. and Carrier 1, Inc. were required to place in escrow with the Company an amount of $9.3 million which is included in restricted cash equivalents in the accompanying consolidated balance sheets. In February 1999, the parties entered into a definitive agreement which required each party to supply a standby letter of credit to cover the construction costs related to their portion of the network.

                         VIATEL, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1997 AND 1998

(4) INTANGIBLE ASSETS

    Intangible assets consist of the following as of December 31 (in thousands):

                                                                                                1997       1998
                                                                                              ---------  ---------
Deferred financing and registration costs...................................................  $   3,789  $  31,547
Licenses, trademarks and servicemarks.......................................................        464     10,031
Goodwill....................................................................................        474      8,744
Purchased software..........................................................................      1,494      1,859
Acquired employee base and sales force in place.............................................      1,607     --
Other.......................................................................................        385        206
                                                                                              ---------  ---------
                                                                                                  8,213     52,387
Less accumulated amortization...............................................................      3,875      5,419
                                                                                              ---------  ---------
                                                                                              $   4,338  $  46,968
                                                                                              ---------  ---------
                                                                                              ---------  ---------

(5) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

    Accounts payable and accrued expenses consists of the following as of December 31 (in thousands):

                                                                                                1997       1998
                                                                                              ---------  ---------
Accounts payable............................................................................  $   6,231  $   5,566
Accrued expenses............................................................................      3,253     16,224
Accrued compensation and benefits...........................................................      1,269      1,866
                                                                                              ---------  ---------
                                                                                              $  10,753  $  23,656
                                                                                              ---------  ---------
                                                                                              ---------  ---------

(6) LINE OF CREDIT AND LETTERS OF CREDIT

    The Company has a revolving line of credit agreement which provides for secured borrowings of up to $11.2 million. Borrowings under this line of credit agreement can be made under either of the following interest rate formulas: (i) the lending institution's prime rate or (ii) the LIBOR rate plus two hundred basis points. The Company had $0.6 million in borrowings under the line of credit agreement at December 31, 1997 and no borrowings under the line of credit agreement at December 31, 1998. The terms of the line of credit agreement include, among other provisions, requirements for maintaining defined levels of securities and other liquid collateral. At December 31, 1998, standby letters of credit of approximately $3.3 million have been issued under this line of credit agreement.

    In connection with the Company's joint construction of the civil works associated with national communications networks being constructed by each party in Germany, in February 1999 the Company was required to obtain a letter of credit of approximately $123 million (DM219.1 million) in support of its obligations.

    The weighted-average interest rate on short-term borrowings under the line of credit agreement at December 31, 1997 was 8.0%.

                         VIATEL, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1997 AND 1998

(7) LONG-TERM LIABILITIES AND REDEEMABLE CONVERTIBLE PREFERRED STOCK

    (A) LONG TERM DEBT AND REDEEMABLE CONVERTIBLE PREFERRED STOCK

    On April 8, 1998, the Company completed an offering of units (the "Units Offering") consisting of senior notes or senior discount notes due 2008 and shares of 10% Series A Redeemable Convertible Preferred Stock due 2010 ("Series A Preferred"), $.01 par value per share, of the Company and units consisting of senior notes or senior discount notes due 2008 and subordinated convertible debentures due 2011 (the "Subordinated Debentures") through which it raised approximately $889.6 million of gross proceeds ($856.6 million of net proceeds). The Company utilized $118.9 million of the proceeds from the Units Offering to retire its 15% Senior Discount Notes due 2005 resulting in an extraordinary loss of $28.3 million. Additionally, a portion of the proceeds from the Units Offering were used to purchase approximately $122.8 million of U.S. government securities which were pledged as security for the first six interest payments on the U.S. dollar denominated senior notes and approximately $30.6 million of German government obligations which were pledged as security for the first six interest payments on the Deutsche Mark denominated senior notes issued in the Units Offering. The senior discount notes accrete through April 15, 2003 and interest becomes payable in cash in semi-annual installments thereafter. The interest on the senior notes is payable in semi-annual installments. The Series A Preferred and the subordinated convertible debentures require quarterly payments which are paid in additional securities, cash or any combination thereof through April 15, 2003 and payable in cash thereafter. The Series A Preferred and the subordinated convertible debentures are mandatorily convertible in the event the closing price of the Company's common stock exceeds certain predetermined annual price targets. The Series A Preferred and the Subordinated Debentures conversion rates are $13.20 and DM24.473 ($14.58), respectively. In addition, the terms of the Series A Preferred and Subordinated Debentures provide for special dividends and special interest payments, respectively, under certain conditions.

    The indentures pursuant to which the senior notes and the senior discount notes were issued contain certain covenants that, among other things, limit the ability of the Company to incur additional indebtedness, pay dividends or make certain other distributions, enter into transactions with stockholders and affiliates and create liens on its assets. In addition, upon a change of control, the Company is required to make an offer to purchase the senior notes and the senior discount notes at a purchase price equal to 101% of the principal amount, in the case of the senior notes, and 101% of the accreted value of the notes, in the case of the senior discount notes. The indenture pursuant to which the subordinated convertible debentures were issued also requires that the Company offer to repurchase the debentures at 101% of the principal amount in the event of a change of control.

    On September 30, 1998, the Company consummated an offer to exchange senior notes and senior discount notes due 2008 which have been registered under the Securities Act of 1933, as amended, for outstanding notes of each such series which were not registered under the Securities Act of 1933, as amended.

                         VIATEL, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1997 AND 1998

(7) LONG-TERM LIABILITIES AND REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED) Long term debt consists of the following as of December 31 (in thousands):

                                                                                               1997        1998
                                                                                             ---------  ----------
11.25% Senior Notes........................................................................  $  --      $  400,000
11.15% Senior Notes (DM178,000)............................................................     --         106,015
12.50% Senior Discount Notes, less discount of $202,716....................................     --         297,284
12.40% Senior Discount Notes (DM134,916), less discount of $54,249
  (DM91,084)...............................................................................     --          80,355
10% Subordinated Convertible Debentures (DM21,573).........................................     --          12,849
15% Senior Discount Notes, less discount of $30,845........................................     89,855      --
                                                                                             ---------  ----------
                                                                                             $  89,855  $  896,503
                                                                                             ---------  ----------
                                                                                             ---------  ----------

    (B) EQUIPMENT FINANCING

    In November and December 1997, the Company entered into Loan and Security Agreements, as amended, with Charter Financial, Inc. ("Charter") pursuant to which the Company borrowed an aggregate of $11.1 million, of which $7.8 million was outstanding as of December 31, 1998. Repayment of these loans commenced in December 1997 and January 1998 and are repayable in thirty-two or thirty-six successive monthly installments respectively. Under the terms of these arrangements, the Company is required to satisfy certain EBITDA and unrestricted cash requirements. As of December 31, 1998, the Company was either in compliance with, or had received waivers to, these covenants. Obligations under these Loan and Security Agreements are secured by the grant to Charter of a security interest in certain designated telecommunications equipment. A portion of the payment obligations under these borrowing arrangements are also secured by letters of credit.

(8) STOCKHOLDERS' EQUITY

    On October 23, 1996, the Company completed an initial public offering ("IPO") of its Common Stock, through which it sold 8,667,000 shares of Common Stock at $12 a share and raised approximately $104 million of gross proceeds ($94.5 million of net proceeds).

    In connection with the IPO, all shares of then Class A Common Stock were converted into shares of Common Stock at a ratio of one-to-one and all then outstanding shares of Common Stock were subject to a reverse stock split at a ratio of 3-to-2. In addition, the Company's stockholders approved an amendment to the Company's Certificate of Incorporation which (i) authorized the Board of Directors to issue up to two million shares of Preferred Stock, $.01 par value per share, of which no shares were issued and outstanding at December 31, 1996, in one or more series and to fix the powers, voting rights, designations and preferences of each series and (ii) eliminated the Class A Common Stock.

    All earnings per share and share data presented herein reflect the conversion of the Class A Common Stock into Common Stock and the reverse stock split of all then outstanding shares of Common Stock.

(9) ACQUISITION

    On February 27, 1998, the Company acquired Flat Rate Communications, Inc. ("Flat Rate"), a long distance telecommunications reseller, for $5.0 million of cash, 375,000 shares of Common Stock

                         VIATEL, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1997 AND 1998

(9) ACQUISITION (CONTINUED)
and a contingent payment based upon key operating performance targets for the twelve month period ending February 28, 1999 which will range from zero to $21.0 million in cash and zero to 1.0 million shares of Common Stock. The Company recorded the acquisition under the purchase method of accounting. The purchase price has been allocated to the assets acquired and liabilities assumed, based upon the estimated fair values at the date of acquisition. The excess purchase price was $8.3 million and will be amortized on a straight line basis over a five-year period. If the acquisition had occurred on January 1, 1996 (i) communication services revenue for the years 1996, 1997 and 1998 would have been $53.4 million, $101.8 million and $138.5 million, respectively, (ii) loss before extraordinary loss for 1998 would have been $(98.9) million, (iii) net loss attributable to common stockholders for the years 1996, 1997 and 1998 would have been $(38.5) million, $(42.8) million and $(130.5) million, respectively and
(iv) net loss per common share for the years 1996, 1997 and 1998 would have been $(2.43), $(1.86) and $(5.65), respectively.

(10) INCOME TAXES

    The statutory Federal tax rates for the years ended December 31, 1996, 1997 and 1998 were 35%. The effective tax rates were zero for the years ended December 31, 1996, 1997 and 1998 due to the Company incurring net operating losses for which no tax benefit was recorded.

    For Federal and foreign income tax purposes, the Company has unused net operating loss carryforwards of approximately $218.8 million expiring in 2007 through 2018. The availability of the net operating loss carryforwards to offset income in future years is restricted as a result of the Company's issuance of its Common Stock and may be further restricted as a result of future sales of Company stock and other events.

    The tax effect of temporary differences that give rise to significant portions of the deferred tax assets are as follows (in thousands):

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1997        1998
                                                                        ----------  ----------
Accounts receivable principally due to
  allowance for doubtful accounts.....................................  $      587  $    1,506
OID Interest not deductible in current period.........................      11,149      11,125
Federal net operating loss carryforwards..............................      29,093      68,579
Foreign net operating loss carryforwards..............................       3,777       7,989
                                                                        ----------  ----------
      Total gross deferred tax assets.................................      44,606      89,199
Less valuation allowance..............................................     (44,606)    (89,199)
                                                                        ----------  ----------
      Net deferred tax assets.........................................  $   --      $   --
                                                                        ----------  ----------
                                                                        ----------  ----------

    In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning in making these assessments. During 1997 and 1998, the valuation allowance increased by $14.7 million and $44.6 million, respectively.

                         VIATEL, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1997 AND 1998

(11) SEGMENT AND GEOGRAPHIC DATA

    All of the Company's operations are in a single industry segment, communications services. While the Company's chief decision maker monitors the revenue streams of the various products and geographic locations, operations are managed and financial performance is evaluated based on the delivery of multiple, integrated services to customers over a single network. As a result, there are many shared expenses generated by the various revenue streams and management believes that any allocation of the expenses incurred to multiple revenue streams or geographic locations would be impractical and arbitrary. Management does not currently make such allocations internally.

    The Company groups its products and services by two customers types, wholesale and retail. The information below summarizes communication services revenue by customer type (in thousands):

                                                                                    1996       1997        1998
                                                                                  ---------  ---------  ----------
Wholesale.......................................................................  $   9,516  $  20,397  $   78,777
Retail..........................................................................     40,903     52,621      56,411
                                                                                  ---------  ---------  ----------
Consolidated....................................................................  $  50,419  $  73,018  $  135,188
                                                                                  ---------  ---------  ----------
                                                                                  ---------  ---------  ----------

    The information below summarizes communication services revenue by geographic area (in thousands):

                                                                                    1996       1997        1998
                                                                                 ----------  ---------  ----------
Western Europe.................................................................  $   19,917  $  32,647  $   62,946
North America..................................................................       9,516     15,936      56,172
Latin America..................................................................      14,402     16,240      14,653
Asia/Pacific Rim and other.....................................................       6,584      8,195       1,417
                                                                                 ----------  ---------  ----------
  Consolidated.................................................................  $   50,419  $  73,018  $  135,188
                                                                                 ----------  ---------  ----------
                                                                                 ----------  ---------  ----------

    The information below summarizes long lived assets by geographic area (in thousands):

                                                                                               1997        1998
                                                                                             ---------  ----------
Western Europe.............................................................................  $  32,640  $  237,443
North America..............................................................................     25,626      75,492
Latin America..............................................................................        166         289
                                                                                             ---------  ----------
Consolidated...............................................................................  $  58,432  $  313,224
                                                                                             ---------  ----------
                                                                                             ---------  ----------

(12) STOCK OPTION PLAN

    During 1993, the Board of Directors approved the 1993 Flexible Stock Incentive Plan, as amended (the "Stock Incentive Plan") under which "non-qualified" stock options ("NQSOs") to acquire shares of Common Stock may be granted to employees, directors and consultants of the Company and "incentive" stock options ("ISOs") to acquire shares of Common Stock may be granted to employees, including non-employee directors. The Stock Incentive Plan also provides for the grant of stock appreciation rights ("SARs") and shares of restricted stock to the Company's employees, directors and consultants.

    The Stock Incentive Plan provides for the issuance of up to a maximum of 4,166,666 shares of Common Stock and is currently administered by the Compensation Committee of the Board of Directors. Under the Stock Incentive Plan, the option price of any ISO may not be less than the fair

                         VIATEL, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1997 AND 1998

(12) STOCK OPTION PLAN (CONTINUED)
market value of a share of Common Stock on the date on which the option is granted. The option price of an NQSO may be less than the fair market value on the date the NQSO is granted if the Board of Directors so determines. An ISO may not be granted to a "ten percent stockholder" (as such term is defined in Section 422A of the Internal Revenue Code) unless the exercise price is at least 110% of the fair market value of the Common Stock and the term of the option may not exceed five years from the date of grant. Common Stock subject to a restricted stock purchase or bonus agreement is transferable only as provided in such agreement. The maximum term of each stock option granted to persons other than ten percent stockholders is ten years from the date of grant.

    The per share weighted average fair value of stock options granted during 1996, 1997 and 1998 was $2.29, $5.99 and $6.40, respectively, on the date of grant using the Black-Scholes option pricing model with the following assumptions: (1) a risk free interest rate of 5.5% in 1996 and 1997 and 5.0% in 1998, (2) an expected life of 10 years for all years, (3) volatility of approximately 35.9% for 1996, 52.2% for 1997 and 92.7% for 1998 and (4) an
annual dividend yield of 0% for all years.

    The Company applies the provisions of APB Opinion No. 25 in accounting for its Stock Incentive Plan and, accordingly, no compensation cost has been recognized for its stock options in the financial statements since the exercise price was equal to or greater than the fair market value at the date of grant. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                                              1996        1997        1998
                                                           ----------  ----------  -----------
Net loss, as reported (in thousands).....................  $  (38,375) $  (43,044) $  (130,605)
Net loss, pro forma (in thousands).......................     (38,986)    (44,171)    (135,458)
Net loss per common share, as reported...................       (2.47)      (1.90)       (5.67)
Net loss per common share, pro forma.....................       (2.51)      (1.95)       (5.88)

    Pro forma net loss reflects only options granted since January 1, 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net loss amounts because compensation cost is reflected over the options' vesting period of three years and compensation cost for options granted prior to January 1, 1995 is not considered.

                         VIATEL, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1997 AND 1998

(12) STOCK OPTION PLAN (CONTINUED)
    Stock option activity under the Stock Incentive Plan is shown below:

                                                                                           WEIGHTED
                                                                                            AVERAGE       NUMBER OF
                                                                                           EXERCISE        SHARES
                                                                                            PRICES     (IN THOUSANDS)
                                                                                          -----------  ---------------
Outstanding at January 1, 1996..........................................................        4.01            474
Granted.................................................................................        6.75            823
Forfeited...............................................................................        5.77           (188)
Exercised...............................................................................        2.70           (139)
                                                                                               -----         ------
Outstanding at December 31, 1996........................................................        6.18            970
Granted.................................................................................        8.61            428
Forfeited...............................................................................        6.68           (197)
Expired.................................................................................        5.46            (27)
Exercised...............................................................................        3.49           (122)
                                                                                               -----         ------
Outstanding at December 31, 1997........................................................        7.40          1,052
Granted.................................................................................        7.19          1,794
Forfeited...............................................................................        7.14            (64)
Expired.................................................................................        5.05            (14)
Exercised...............................................................................        5.44           (174)
                                                                                               -----         ------
Outstanding at December 31, 1998........................................................        7.41          2,594
                                                                                               -----         ------
                                                                                               -----         ------

    The following table summarizes weighted-average option exercise price information:

                                            OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                                  ----------------------------------------  ----------------------------------
                                      NUMBER
                                  OUTSTANDING AT    WEIGHTED    WEIGHTED           NUMBER           WEIGHTED
            RANGE OF               DECEMBER 31,     AVERAGE      AVERAGE       EXERCISABLE AT        AVERAGE
            EXERCISE                   1998        REMAINING    EXERCISE      DECEMBER 31, 1998     EXERCISE
             PRICES               (IN THOUSANDS)      LIFE        PRICE        (IN THOUSANDS)         PRICE
--------------------------------  ---------------  ----------  -----------  ---------------------  -----------
         $0.75 - $3.50                       2      5 Years          0.75                 2              0.75
          3.51 - 5.75                      999      9 Years          5.22                19              3.74
          5.76 - 8.75                      552      8 Years          6.17               291              5.90
          8.76 - 12.00                   1,041      9 Years         10.13               148             10.22
                                         -----                      -----               ---             -----
                                         2,594                       7.41               460              7.18
                                         -----                      -----               ---             -----
                                         -----                      -----               ---             -----

    Prior to the adoption of the Stock Incentive Plan, 5,913 options were granted. These options were exercised at $0.75 per share during the year ended December 31, 1996.

    The exercise price of all options approximates the fair market value of the Common Stock on the date of grant.

    In addition, prior to the adoption of the Stock Incentive Plan, the Board of Directors authorized the issuance of up to 233,333 shares of Common Stock as compensation to employees and consultants of the Company of which 219,639 are available for issuance at December 31, 1998.

                         VIATEL, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1997 AND 1998

(13) COMMITMENTS AND CONTINGENCIES

    (A) LEASES

    At December 31, 1998, the Company was committed under non-cancelable operating and capital leases for the rental of office space, network locations and for fiber optic cable systems.

    The Company's future minimum capital and operating lease payments are as follows (in thousands):

                                                                           CAPITAL    OPERATING
                                                                          ---------  -----------
1999....................................................................  $   6,890   $   3,917
2000....................................................................      6,952       4,277
2001....................................................................      4,372       4,206
2002....................................................................      1,635       4,263
2003....................................................................      1,635       4,231
Thereafter..............................................................     32,692      28,853
                                                                          ---------  -----------
                                                                             54,176   $  49,747
                                                                                     -----------
                                                                                     -----------
Less interest costs.....................................................     28,453
                                                                          ---------
                                                                          $  25,723
                                                                          ---------
                                                                          ---------

    Total rent expense amounted to $1.5 million, $1.3 million and $1.8 million for the years ended December 31, 1996, 1997 and 1998, respectively.

    (B) CARRIER CONTRACTS

    The Company has entered into contracts to purchase transmission capacity from various domestic and foreign carriers. By committing to purchase minimum volumes of transmission capacity from carriers, the Company is able to obtain guaranteed rates which are more favorable than those generally offered in the marketplace. The minimum volume commitments are approximately $13.2 million for the year ending December 31, 1999. The Company is involved in disputes with carriers arising in the ordinary course of business. The Company believes the outcome of all current disputes will not have a material effect on the Company's financial position or results of operations.

    (C) PURCHASE COMMITMENTS

    The Company is continually upgrading and expanding its network and its switching facilities. In connection therewith, the Company has entered into purchase commitments to expend approximately $38.2 million.

    The Company is developing a fiber-optic ring which will connect over 30 cities in Western Europe (the "Circe Network"). In connection with the Circe Network, the Company has entered into purchase commitments to expend approximately $130.6 million.

    (D) EMPLOYMENT CONTRACTS

    The Company has employment contracts with certain officers at amounts generally equal to such officers' current levels of compensation. The Company's remaining commitments at December 31, 1998 for the next three years under such contracts aggregates approximately $1.4 million.

                         VIATEL, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1997 AND 1998

(13) COMMITMENTS AND CONTINGENCIES (CONTINUED)
    (E) LITIGATION

    From time to time, the Company is subject to litigation in the normal course of business. The Company believes that any adverse outcome from litigation would not have a material adverse effect on its financial position or results of operations.

(14) REGULATORY MATTERS

    The Company is subject to regulation in countries in which it does business. The Company believes that an adverse determination as to the permissibility of the Company's services under the laws and regulations of any such country would not have a material adverse long-term effect on its business.

(15) RELATED PARTY TRANSACTIONS

    During 1998, the Company entered into an agreement with Cignal Global Communications, Inc. ("Cignal"), pursuant to which the Company sold transatlantic capacity. Consideration received was in the form of 650,000 shares of Cignal's common stock. The Company recognized $3.25 million of revenue, the fair value of the transatlantic capacity. In addition, the Company agreed to sell capacity on the Circe Network in exchange for an additional 350,000 shares of Cignal's common stock. Pending delivery of the capacity to Cignal, these 350,000 shares are being held in escrow. The Company's Chairman and Chief Executive Officer is a director of Cignal.

    On June 3, 1998, the Company entered into a Mutual Cooperation Agreement with Martin Varsavsky, a greater than ten percent stockholder of the Company, and Jazz Telecom S.A. pursuant to which the parties made certain agreements including the following: (1) subject to Jazz Telecom S.A. completing a high yield offering with net proceeds to Jazz Telecom S.A. of at least $100 million (the "Offering Condition"), the Company and Jazz Telecom S.A. agreed to use commercially reasonable efforts to execute and deliver a construction agreement no later than January 1, 1999 to construct a fiber optic submarine cable system between Spain and the United Kingdom, (2) subject to the Offering Condition the Company agreed to purchase $6.0 million of Jazz Telecom S.A. common stock, (3) the Company and Jazz Telecom S.A. agreed to the purchase from the other international switched minutes and to transmit at least one-third of our Spanish domestic switched minute traffic over Jazz Telecom S.A.'s network, assuming the prices charged by Jazz Telecom S. A. are competitive, (4) the Company and Jazz Telecom S.A. agreed to sell capacity to each other for fixed prices, (5) Mr. Varsavsky agreed to lock-up his Viatel shares for a specified period, (6) the Company agreed to release any past claims which the Company had against either Jazz Telecom S.A. and Mr. Varsavsky in exchange for their respective release of any claims against the Company and (7) Mr. Varsavsky agreed to pay the Company liquidated damages in the event that he violates certain provisions of the agreement. The Company and Jazz Telecom S.A. are currently in discussions to certain modifications to the terms of the Mutual Corporation Agreement.

    On November 13, 1998, Mr. Varsavsky entered into an additional lock-up agreement with us pursuant to which Mr. Varsavsky agreed that he would not sell, contract to sell, announce an intention to sell, pledge or otherwise dispose of his shares of our common stock, either directly or indirectly, without the prior written consent of the Company until after August 12, 1999.

                         VIATEL , INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                     JUNE 30, 1999
                                                                                                     -------------
                                              ASSETS
Current assets:
  Cash and cash equivalents........................................................................   $   536,659
  Restricted cash equivalents......................................................................        11,987
  Restricted marketable securities, current........................................................        90,308
  Trade accounts receivable, net of allowance for doubtful accounts of $2,983......................        44,520
  Other receivables................................................................................        28,354
  Prepaid expenses.................................................................................         7,999
                                                                                                     -------------
    Total current assets...........................................................................       719,827
                                                                                                     -------------
Restricted marketable securities, non-current......................................................        94,285
Property and equipment, net........................................................................       587,903
Cash securing letters of credit for network construction...........................................       112,404
Intangible assets, net.............................................................................        68,349
Other assets.......................................................................................        11,744
                                                                                                     -------------
                                                                                                      $ 1,594,512
                                                                                                     -------------
                                                                                                     -------------
                         LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
  Accrued telecommunications costs.................................................................   $    46,563
  Accounts payable and other accrued expenses......................................................        21,910
  Property and equipment purchases payable.........................................................       202,282
  Accrued interest.................................................................................        23,368
  Liability under joint construction agreement.....................................................         3,266
  Current installments of notes payable and obligations under capital leases.......................        11,101
                                                                                                     -------------
    Total current liabilities......................................................................       308,490
                                                                                                     -------------
Long-term liabilities:
  Long- term debt..................................................................................     1,240,487
  Notes payable and obligations under capital leases, excluding current installments...............        32,929
                                                                                                     -------------
    Total long-term liabilities....................................................................     1,273,416
                                                                                                     -------------
Commitments and contingencies
Stockholders' equity:
  Common Stock, $.01 par value. Authorized 150,000,000 shares, issued and outstanding 32,586,190
    shares.........................................................................................           326
  Additional paid-in capital.......................................................................       389,754
  Unearned compensation............................................................................        (6,442)
  Accumulated other comprehensive loss.............................................................       (27,461)
  Accumulated deficit..............................................................................      (343,571)
                                                                                                     -------------
    Total stockholders' equity.....................................................................        12,606
                                                                                                     -------------
                                                                                                      $ 1,594,512
                                                                                                     -------------
                                                                                                     -------------

          See accompanying notes to consolidated financial statements.

                         VIATEL, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                              FOR THE SIX MONTHS
                                                                                                ENDED JUNE 30,
                                                                                            ----------------------
                                                                                               1998        1999
                                                                                            ----------  ----------
Revenue:
Communication services revenue............................................................  $   48,990  $   96,243
Capacity sales............................................................................          --      34,102
                                                                                            ----------  ----------
      Total revenue.......................................................................      48,990     130,345
                                                                                            ----------  ----------
Operating expenses:
  Cost of services and sales..............................................................      44,201     103,607
  Selling, general and administrative.....................................................      19,388      39,853
  Depreciation and amortization...........................................................       7,037      21,582
                                                                                            ----------  ----------
      Total operating expenses............................................................      70,626     165,042
                                                                                            ----------  ----------
Other income (expense):
  Interest income.........................................................................       9,813      13,766
  Interest expense........................................................................     (26,331)    (61,665)
                                                                                            ----------  ----------
Loss before extraordinary loss............................................................     (38,154)    (82,596)
  Extraordinary loss on debt prepayment...................................................     (28,304)         --
                                                                                            ----------  ----------
Net loss..................................................................................     (66,458)    (82,596)
  Dividend on redeemable convertible preferred stock......................................      (1,010)     (1,341)
                                                                                            ----------  ----------
Net loss attributable to common stockholders..............................................  $  (67,468) $  (83,937)
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Loss per common share, basic and diluted:
  Before extraordinary item...............................................................  $    (1.71) $    (3.42)
  From extraordinary item.................................................................       (1.23)         --
                                                                                            ----------  ----------
Net loss attributable to common stockholders..............................................  $    (2.94) $    (3.42)
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Weighted average common shares outstanding, basic and diluted.............................      22,940      24,524
                                                                                            ----------  ----------
                                                                                            ----------  ----------

          See accompanying notes to consolidated financial statements.

                         VIATEL, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                          FOR THE SIX MONTHS ENDED
                                                                                                  JUNE 30,
                                                                                          ------------------------
                                                                                             1998         1999
                                                                                          -----------  -----------
Cash flows from operating activities:
  Net loss..............................................................................  $   (66,458) $   (82,596)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization.......................................................        7,037       21,582
    Accreted interest expense on long term debt.........................................       25,517       20,935
    Provision for losses on accounts receivable.........................................        1,955        4,036
    Extraordinary loss on debt prepayment...............................................       28,305           --
    Earned compensation.................................................................           33          108
  Changes in assets and liabilities:
    Increase in accounts receivable and accrued interest................................      (14,730)     (16,588)
    Increase in accrued interest expense on Senior Notes................................           --       11,129
    (Increase) decrease in prepaid expenses and other receivables.......................        3,502      (25,478)
    Increase in other assets and intangible assets......................................         (440)        (901)
    Increase in accrued telecommunication costs, accounts payable and other accrued
      expenses..........................................................................        7,471       12,842
                                                                                          -----------  -----------
      Net cash used in operating activities.............................................       (7,808)     (54,931)
                                                                                          -----------  -----------
Cash flows from investing activities:
  Purchase of property, equipment and software..........................................      (12,721)    (225,864)
  Payment for business acquired, net of cash acquired...................................       (5,000)     (12,000)
  Purchase of marketable securities.....................................................     (159,264)    (219,725)
  Proceeds from maturity of marketable securities.......................................       30,085      299,049
  Cash securing letters of credit.......................................................           --     (112,404)
  Issuance of notes receivable..........................................................           --       (4,498)
                                                                                          -----------  -----------
      Net cash used in investing activities.............................................     (146,900)    (275,442)
                                                                                          -----------  -----------
Cash flows from financing activities:
  Proceeds from issuance of senior notes and senior discount notes......................      834,703      365,471
  Proceeds from issuance of convertible debentures and convertible preferred stock......       53,246           --
  Repayment of senior discount notes....................................................     (119,282)          --
  Deferred financing costs..............................................................      (31,547)     (12,880)
  Proceeds from issuance of Common Stock................................................          623      194,150
  Repayment of notes payable and bank credit line.......................................       (2,033)      (1,615)
  Payments under capital leases.........................................................         (137)      (2,241)
                                                                                          -----------  -----------
      Net cash provided by financing activities.........................................      735,573      542,885
                                                                                          -----------  -----------
Effects of exchange rate changes on cash................................................          131       (3,688)
                                                                                          -----------  -----------
Net increase in cash and cash equivalents...............................................      580,996      208,824
Cash and cash equivalents at beginning of period........................................       21,096      339,822
                                                                                          -----------  -----------
Cash and cash equivalents at end of period..............................................  $   602,092  $   548,646
                                                                                          -----------  -----------
                                                                                          -----------  -----------
Supplemental disclosures of cash flow information:
  Interest paid.........................................................................  $       673  $    28,651
                                                                                          -----------  -----------
                                                                                          -----------  -----------
  Assets acquired under capital lease obligations.......................................           --  $    13,550
                                                                                          -----------  -----------
                                                                                          -----------  -----------
  Conversion of preferred stock and convertible debentures..............................           --  $    60,791
                                                                                          -----------  -----------
                                                                                          -----------  -----------

          See accompanying notes to consolidated financial statements.

                         VIATEL, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

              (INFORMATION AS OF JUNE 30, 1999 AND FOR THE PERIODS
                   ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)

(1) DESCRIPTION OF BUSINESS

    Viatel Inc. and subsidiaries (collectively, the "Company") is a global integrated services provider of long distance communication and data services to end users, carriers and resellers. The Company operates a pan-European network with points of presence in 45 cities, direct sales forces in twelve Western European cities and an indirect sales force in more than 180 locations in Western Europe. The Company is currently constructing a series of interconnected state-of-the-art, high quality, high capacity, self-healing fiber optic rings utilizing the synchronous digital hierarchy standard for digital transmission which will connect major cities in six European countries (the "Circe Network").

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    The consolidated financial statements as of June 30, 1999 and for the six-month periods ended June 30, 1998 and 1999, respectively, have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the consolidated financial position, results of operations and cash flows for each period presented have been made on a consistent basis. Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations although management believes that the disclosures herein are adequate to make the information presented not misleading. It is suggested that these financial statements be read in conjunction with the Company's annual consolidated financial statements. Certain reclassifications have been made to the prior years' condensed consolidated financial statements to conform to the current year's presentation. Operating results for the three and six months ended June 30, 1999 may not be indicative of the results that may be expected for the full year.

    CAPACITY SALES

    Customers of the Company can purchase capacity on the Company's network. Revenues from the sale of network capacity are recognized in the period that the rights and obligations of ownership transfer to the purchaser.

    Cost of capacity sales in any period is determined based upon the ratio of total capacity sold and total anticipated capacity to be utilized multiplied by the related total costs of the relevant portion of the Company's network.

    NEW PRONOUNCEMENTS

    On January 1, 1999, the Company adopted Statement of Position 98-5 (SOP 98-5), "Reporting on the Costs of Start-Up Activities," issued by the American Institute of Certified Public Accountants. SOP 98-5 requires that certain start-up expenditures and organization costs previously capitalized must now be expensed. The adoption of this statement did not have a material effect on our consolidated financial statements.

                         VIATEL, INC. AND SUBSIDIARIES

              (INFORMATION AS OF JUNE 30, 1999 AND FOR THE PERIODS
                   ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)

(3) INVESTMENTS IN DEBT SECURITIES

    Management determines the appropriate classification of its investments in debt securities at the time of purchase and classifies them as held to maturity or available for sale. These investments are diversified among high credit quality securities in accordance with the Company's investment policy. Debt securities that the Company has both the intent and ability to hold to maturity are carried at amortized cost. Debt securities for which the Company does not have the intent or ability to hold to maturity are classified as available for sale. Securities available for sale are carried at fair value, with the unrealized gains and losses, net of tax, reported in a separate component of stockholders' equity. The Company does not invest in securities for the purpose of trading and therefore does not classify any securities as trading.

    Debt securities classified as held to maturity are adjusted for amortization of premiums and accretion of discounts to maturity over the estimated life of the security. Such amortization and interest are included in interest income. There were no securities classified as available for sale as of June 30, 1999.

    The following is a summary of the amortized cost, which approximates fair value, of restricted securities held to maturity at June 30, 1999 (in thousands):

U.S. Treasury obligations.........................................  $ 129,351
German corporate obligations......................................     55,242
                                                                    ---------
    Total.........................................................  $ 184,593
                                                                    ---------
                                                                    ---------

    The amortized cost, which approximates fair value, of restricted securities held to maturity at June 30, 1999 are shown below (in thousands):

Due within one year...............................................  $  90,308
Due after one through two years...................................     94,285
                                                                    ---------
    Total.........................................................  $ 184,593
                                                                    ---------
                                                                    ---------

    There were no changes in the classification of any securities held to maturity or securities available for sale from the time of purchase to the time of maturity or sale.

                         VIATEL, INC. AND SUBSIDIARIES

              (INFORMATION AS OF JUNE 30, 1999 AND FOR THE PERIODS
                   ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)

(4) PROPERTY AND EQUIPMENT

    Property and equipment consists of the following as of (in thousands):

                                                                                     JUNE 30,
                                                                                       1999
                                                                                    ----------
Communication system..............................................................  $  385,621
Construction in progress..........................................................     212,179
Furniture, equipment and other....................................................      20,106
Leasehold improvements............................................................       8,611
                                                                                    ----------
                                                                                       626,517
Less accumulated depreciation and amortization....................................      38,614
                                                                                    ----------
                                                                                    $  587,903
                                                                                    ----------
                                                                                    ----------

    At June 30, 1999, construction in progress primarily represents construction of the Circe Network. For the six month periods ended June 30, 1998 and 1999, $0.9 million and $4.6 million, respectively, of interest was capitalized.

    In connection with the Company's joint construction of the civil works associated with a national communications network being constructed in Germany during 1999, the Company was required to obtain a letter of credit in support of its obligation. At June 30, 1999, the total amount outstanding relating to this letter of credit was approximately $112.4 million (DM212.8 million).

(5) INTANGIBLE ASSETS

    Intangible assets consist of the following as of (in thousands):

                                                                                     JUNE 30,
                                                                                       1999
                                                                                     ---------
Deferred financing and registration fees...........................................  $  44,427
Licenses, trademarks, and servicemarks.............................................      9,347
Goodwill...........................................................................     20,270
Purchased software.................................................................      3,524
Other..............................................................................         --
                                                                                     ---------
                                                                                        77,568
Less accumulated amortization......................................................      9,219
                                                                                     ---------
                                                                                     $  68,349
                                                                                     ---------
                                                                                     ---------

    During the first half of 1999, the Company recognized and paid its obligation for contingent consideration for its 1998 acquisition of Flat Rate based upon key operating performance targets being met during the period ended March 31, 1999. Such contingent consideration has been recorded as goodwill.

                         VIATEL, INC. AND SUBSIDIARIES

              (INFORMATION AS OF JUNE 30, 1999 AND FOR THE PERIODS
                   ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)

(6) LONG-TERM DEBT AND CONVERTIBLE SECURITIES

    On March 19, 1999 the Company completed a high yield offering through which it raised $365.5 million of gross proceeds ($352.6 million of net proceeds).

    At June 30, 1999, the Company has aggregate long term debt consisting of senior notes due 2008 and senior discount notes due 2009 which totals $1.3 billion. A portion of the proceeds from the senior notes were used to purchase U.S. and German government securities which were pledged as security for the first six and four interest payments on the senior notes due 2008 and 2009, respectively. The amount of restricted securities remaining pledged as security for these notes is $184.6 million. The senior discount notes accrete through April 15, 2003 and interest becomes payable in cash in semi-annual installments thereafter. The interest on the senior notes is payable in semi-annual installments. The indentures pursuant to which the senior notes and the senior discount notes were issued contain certain covenants that, among other things, limit the ability of the Company to incur additional indebtedness, pay dividends or make certain other distributions, enter into transactions with stockholders and affiliates and create liens on its assets. In addition, upon a change of control, the Company is required to make an offer to purchase the senior notes and the senior discount notes at a purchase price equal to 101% of the principal amount, in the case of the senior notes, and 101% of the accreted value of the notes, in the case of the senior discount notes.

    Long term debt consists of the following as of (in thousands):

                                                                                                        JUNE 30,
                                                                                                          1999
                                                                                                      ------------
11.25% Senior Notes.................................................................................  $    400,000
11.15% Senior Notes (E91,010).......................................................................        94,009
11.50% Senior Notes.................................................................................       200,000
11.50% Senior Notes (E150,000)......................................................................       154,943
12.50% Senior Discount Notes, less discount of $184,136.............................................       315,864
12.40% Senior Discount Notes, (E115,552), less discount of $43,688 (E42,294)........................        75,671
10% Subordinated Convertible Debentures.............................................................            --
                                                                                                      ------------
                                                                                                      $  1,240,487
                                                                                                      ------------
                                                                                                      ------------

    The Company's 10% Series A Preferred Stock and the Subordinated Convertible Debentures issued in connection with the Company's 1998 high yield offering were mandatorily convertible in the event the closing price of the Company's common stock exceeded certain predetermined annual price targets. On May 13, 1999, the conditions for mandatory conversion were met for both the Series A Preferred Stock and the Subordinated Convertible Debentures. The conversion rates for the Series A Preferred Stock and Subordinated Convertible Debentures were $13.20 and DM24.473, at the then applicable exchange rates, respectively. Accordingly, the Company issued approximately 4.6 million shares of its common stock and paid cash for any fractional shares due upon conversion.

    During 1997, the Company entered into Loan and Security Agreements pursuant to which the Company borrowed an aggregate of $11.1 million. Under the terms of these agreements, the Company is required to satisfy certain covenants and restrictions. As of June 30, 1999, the Company was either in compliance with, or had received waivers to, these covenants. Obligations under these Loan and

                         VIATEL, INC. AND SUBSIDIARIES

              (INFORMATION AS OF JUNE 30, 1999 AND FOR THE PERIODS
                   ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)

(6) LONG-TERM DEBT AND CONVERTIBLE SECURITIES (CONTINUED)
Security Agreements are secured by the grant of a security interest in certain telecommunications equipment as well as a portion of the payment obligations also being secured by letters of credit.

(7) STOCK INCENTIVE PLAN

    The Amended Stock Incentive Plan (the "Stock Incentive Plan") allows for the issuance of approximately 3.6 million shares of the Company's common stock, of which approximately 0.2 million shares are available for future grants as of June 30, 1999.

    Stock option activity for the six months ended June 30, 1999 under the Stock Incentive Plan is shown below (in thousands):

                                                                  WEIGHTED AVERAGE    NUMBER OF
                                                                   EXERCISE PRICES     SHARES
                                                                  -----------------  -----------
Outstanding at December 31, 1998................................      $    7.41           2,594
Granted.........................................................          26.57             703
Exercised.......................................................           6.01            (329)
Forfeited.......................................................           5.85              (1)
                                                                         ------           -----
Outstanding at June 30, 1999....................................      $   12.10           2,967
                                                                         ------           -----
                                                                         ------           -----

    As of June 30, 1999, approximately 1.4 million options were exercisable under the Stock Incentive Plan.

(8) COMPREHENSIVE LOSS

    The Company's comprehensive loss is as follows (in thousands):

                                                                             FOR THE SIX
                                                                            MONTHS ENDED
                                                                              JUNE 30,
                                                                       -----------------------
                                                                          1998        1999
                                                                       ----------  -----------
Net loss.............................................................  $  (66,458) $   (82,596)
Foreign currency translation adjustment..............................         135      (21,215)
                                                                       ----------  -----------
Comprehensive loss...................................................  $  (66,323) $  (103,811)
                                                                       ----------  -----------
                                                                       ----------  -----------

(9) SEGMENT AND GEOGRAPHIC DATA

    While the Company's chief decision maker monitors revenue streams of the various products and geographic locations, operations are managed and financial performance is evaluated based on the delivery of multiple, integrated services to customers over a single network. As a result, there are many shared expenses generated by the various revenue streams and management believes that any allocation of the expenses incurred to multiple revenue streams or geographic locations would be impractical and arbitrary. Management does not currently make such allocations internally.

                         VIATEL, INC. AND SUBSIDIARIES

              (INFORMATION AS OF JUNE 30, 1999 AND FOR THE PERIODS
                   ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)

(9) SEGMENT AND GEOGRAPHIC DATA (CONTINUED)
    The Company groups its products and services by wholesale, retail, and capacity. The information below summarizes revenue by customer type for the six months ended June 30, 1998 and 1999, respectively (in thousands):

                                                                          FOR THE SIX MONTHS
                                                                                 ENDED
                                                                               JUNE 30,
                                                                         ---------------------
                                                                           1998        1999
                                                                         ---------  ----------
Retail.................................................................  $  24,066  $   54,688
Wholesale..............................................................     24,924      41,555
Capacity...............................................................         --      34,102
                                                                         ---------  ----------
Consolidated...........................................................  $  48,990  $  130,345
                                                                         ---------  ----------
                                                                         ---------  ----------

    The information below summarizes revenue by geographic area for the six months ended June 30, 1998 and 1999, respectively (in thousands):

                                                                          FOR THE SIX MONTHS
                                                                                 ENDED
                                                                               JUNE 30,
                                                                         ---------------------
                                                                           1998        1999
                                                                         ---------  ----------
Western Europe.........................................................  $  24,577  $   95,558
North America..........................................................     15,885      29,524
Latin America..........................................................      7,500       5,184
Asia/Pacific Rim and other.............................................      1,028          79
                                                                         ---------  ----------
Consolidated...........................................................  $  48,990  $  130,345
                                                                         ---------  ----------
                                                                         ---------  ----------

    The information below summarizes long lived assets by geographic area as of June 30, 1999 (in thousands):

                                                                                     JUNE 30,
                                                                                       1999
                                                                                    ----------
Western Europe....................................................................  $  544,703
North America.....................................................................      71,817
Latin America.....................................................................         205
                                                                                    ----------
Consolidated......................................................................  $  616,725
                                                                                    ----------
                                                                                    ----------

(10) EQUITY OFFERING

    On June 29, 1999, the Company completed an offering of 4,315,000 shares of its common stock at $47 per share. The net proceeds of the offering were approximately $192.2 million and will be used primarily to fund the further development of the network as well as for working capital and general corporate purposes.

                         VIATEL, INC. AND SUBSIDIARIES

              (INFORMATION AS OF JUNE 30, 1999 AND FOR THE PERIODS
                   ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)

(11) SUBSEQUENT EVENTS

    (A) DESTIA ACQUISITION. On August 27, 1999, the Company, Viatel Acquisition Corp., a wholly-owned subsidiary of the Company, and Destia Communications, Inc. entered into an Agreement and Plan of Merger which provides, among other things, for the merger of Viatel Acquisition Corp. with and into Destia. Upon consummation of the merger, Destia will become a wholly-owned subsidiary of Viatel. Under the terms of the merger agreement, Destia stockholders will receive 0.445 share of Viatel's common stock in exchange for each share of Destia common stock held by such stockholders at the effective time of the merger. The transaction is contingent upon, among other things, approval of both Viatel's and Destia's stockholders, certain regulatory approvals and other customary conditions. The merger is intended to constitute a tax-free reorganization, and is expected to be completed by year-end.

    (B) INCREASE IN CAPITAL STOCK. At Viatel's 1999 Annual Meeting of Stockholders held on September 14, 1999 (the "1999 Annual Meeting"), Viatel's stockholders approved an amendment to Viatel's certificate of incorporation increasing the number of shares of common stock which may be issued without further stockholder approval from 50,000,000 to 150,000,000.

    (C) STOCK INCENTIVE PLAN. At the 1999 Annual Meeting, Viatel's stockholders also approved an amendment to Viatel's Stock Incentive Plan increasing the number of shares of common stock available for issuance thereunder from 3.4 million to 5.3 million shares.

                      INDEX TO DESTIA FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
Report of Independent Public Accountants...................................................................        F-33
Consolidated Balance Sheets as of December 31, 1997 and 1998...............................................        F-34
Consolidated Statements of Operations and Comprehensive Loss for the Years Ended December 31, 1996, 1997
  and 1998.................................................................................................        F-35
Consolidated Statements of Stockholders' Deficit for the Years Ended December 31, 1996, 1997 and 1998......        F-36
Consolidated Statements of Cash Flows for the Years Ended December 31, 1996, 1997 and 1998.................        F-37
Notes to Consolidated Financial Statements.................................................................        F-39
Condensed Consolidated Statements of Operations--Three and Six Months Ended June 30, 1998 and June 30, 1999
  (unaudited)..............................................................................................        F-55
Consolidated Balance Sheets--December 31, 1998 (derived from audited financial statements) and June 30,
  1999 (unaudited).........................................................................................        F-56
Consolidated Statements of Cash Flows--Six Months Ended June 30, 1998 and June 30, 1999 (unaudited)........        F-57
Notes to Condensed Consolidated Financial Statements (unaudited)...........................................        F-58

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
Destia Communications, Inc. (formerly Econophone, Inc.):

    We have audited the accompanying consolidated balance sheets of Destia Communications, Inc. (formerly Econophone, Inc.) (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, comprehensive loss, stockholders' deficit and cash flows for each of the three years ended December 31, 1998. These financial statements are the responsibility of Destia's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Destia Communications, Inc. (formerly Econophone, Inc.) and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

New York, New York
February 2, 1999

                  DESTIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1998

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                            DECEMBER 31,
                                                                                        --------------------
                                                                                          1997       1998
                                                                                        ---------  ---------
                                        ASSETS
CURRENT ASSETS:
Cash and cash equivalents.............................................................
                                                                                        $  67,202  $ 118,218
Marketable securities.................................................................
                                                                                           --         21,343
Accounts receivable, net of allowance for doubtful accounts of $1,594 and $4,086, respectively........................................................................
                                                                                           16,796     33,351
Prepaid expenses and other current assets.............................................
                                                                                            1,868      3,409
Restricted cash and securities........................................................
                                                                                           10,463      9,590
                                                                                        ---------  ---------
      Total current assets............................................................
                                                                                           96,329    185,911

PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS net of accumulated depreciation and amortization of $3,690 and $12,418, respectively (Note 5)...........................
                                                                                           24,113    107,249
Debt issuance costs...................................................................
                                                                                            6,356     12,244
Intangible assets, net of accumulated amortization of $0 and $1,324, respectively.....
                                                                                           --         49,488
Other assets..........................................................................
                                                                                            2,242      2,439
Restricted cash and securities........................................................
                                                                                           48,965     30,877
                                                                                        ---------  ---------
      Total assets....................................................................
                                                                                        $ 178,005  $ 388,208
                                                                                        ---------
                                                                                        ---------  ---------
                                                                                                   ---------

                        LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable......................................................................
                                                                                        $  21,101  $  33,352
Accrued expenses and other current liabilities (Note 7)...............................
                                                                                            5,356     31,131
Interest accrued on Senior Notes......................................................
                                                                                           10,462      9,590
Current maturities of other long-term debt (Note 9)...................................
                                                                                            1,829     16,232
Current maturities of obligations under capital lease (Note 15).......................
                                                                                              156        154
Current maturities of notes payable-related party (Note 13)...........................
                                                                                              315        308
Deferred revenue......................................................................
                                                                                            2,568      4,739
                                                                                        ---------  ---------
      Total current liabilities.......................................................
                                                                                           41,787     95,506

OTHER LONG-TERM DEBT (Note 9).........................................................
                                                                                            5,657     37,379
OBLIGATIONS UNDER CAPITAL LEASE (Note 15).............................................
                                                                                              279        193
SENIOR NOTES (Note 9).................................................................
                                                                                          149,680    343,176
SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK (Note 12).............................
                                                                                           14,328     14,421
COMMITMENTS AND CONTINGENCIES (Note 15)
STOCKHOLDERS' DEFICIT (Note 11):
Common stock--voting, par value $.01; authorized 29,250,000 shares; 20,778,321 shares issued and outstanding at December 31, 1997 and 1998................................
                                                                                                2        208
Common stock--non-voting, par value $.01; authorized
  500,000 shares; 0, and 135,890 issued and outstanding at December 31, 1997 and 1998, respectively........................................................................
                                                                                           --              1
Additional paid-in capital............................................................
                                                                                            6,082      6,923
Accumulated other comprehensive loss..................................................
                                                                                             (104)      (856)
Accumulated deficit...................................................................
                                                                                          (39,706)  (108,743)
                                                                                        ---------  ---------
      Total stockholders' deficit.....................................................
                                                                                          (33,726)  (102,467)
                                                                                        ---------  ---------
      Total liabilities and stockholders' deficit.....................................
                                                                                        $ 178,005  $ 388,208
                                                                                        ---------
                                                                                        ---------  ---------
                                                                                                   ---------

   The accompanying notes are an integral part of these consolidated balance sheets.

                  DESTIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                 FOR THE YEARS ENDED DECEMBER 31,
                                                                                 ---------------------------------
                                                                                   1996        1997        1998
                                                                                 ---------  ----------  ----------
REVENUES.......................................................................  $  45,103  $   83,003  $  193,737
COST OF SERVICES...............................................................     35,369      63,707     140,548
                                                                                 ---------  ----------  ----------
      Gross profit.............................................................      9,734      19,296      53,189
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES...................................     16,834      37,898      80,092
DEPRECIATION AND AMORTIZATION..................................................      1,049       3,615      11,866
                                                                                 ---------  ----------  ----------
      Loss from operations.....................................................     (8,149)    (22,217)    (38,769)
OTHER INCOME (LOSS)............................................................        106         102        (747)
FOREIGN CURRENCY EXCHANGE GAIN (LOSS), net.....................................         27        (265)         86
INTEREST EXPENSE, net..........................................................       (296)     (7,748)    (29,514)
                                                                                 ---------  ----------  ----------
      Net loss.................................................................  $  (8,312) $  (30,128) $  (68,944)
                                                                                 ---------  ----------  ----------
                                                                                 ---------  ----------  ----------

LOSS PER SHARE (basic and diluted) (Note 2)....................................  $   (0.41) $    (1.50) $    (3.31)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING (basic and diluted) (Note
  2)...........................................................................     20,778      20,778      20,846
                                                                                 ---------  ----------  ----------
                                                                                 ---------  ----------  ----------

                          DESTIA COMMUNICATIONS, INC.
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
                                 (IN THOUSANDS)

                                                                                  FOR THE YEARS ENDED DECEMBER 31,
                                                                                  ---------------------------------
                                                                                    1996        1997        1998
                                                                                  ---------  ----------  ----------
NET LOSS........................................................................  $  (8,312) $  (30,128) $  (68,944)
OTHER COMPREHENSIVE LOSS, net of tax:
      FOREIGN CURRENCY TRANSLATION ADJUSTMENTS..................................     --            (104)       (752)
                                                                                  ---------  ----------  ----------
COMPREHENSIVE LOSS..............................................................  $  (8,312) $  (30,232) $  (69,696)
                                                                                  ---------  ----------  ----------
                                                                                  ---------  ----------  ----------

 The accompanying notes are an integral part of these consolidated statements.

                  DESTIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                 (IN THOUSANDS)

                                                       COMMON STOCK
                                    --------------------------------------------------
                                                                                                       RETAINED
                                             VOTING                  NON VOTING         ADDITIONAL     EARNINGS      ACCUMULATED
                                    ------------------------  ------------------------    PAID-IN    (ACCUMULATED   COMPREHENSIVE
                                      SHARES       AMOUNT       SHARES       AMOUNT       CAPITAL      DEFICIT)         LOSS
                                    -----------  -----------  -----------  -----------  -----------  ------------  ---------------
BALANCE, December 31, 1995........      20,778    $       2       --           --        $     392    $      316      $  --
Distribution of S corporation
  earnings........................      --           --           --           --                           (316)        --
Contribution of capital to C
  corporation.....................      --           --           --           --               90        --             --
Net loss..........................      --           --           --           --                         (8,312)        --
Accretion of preferred stock......      --           --           --           --                            (15)        --
Dividends on preferred stock......      --           --           --           --                           (281)        --
                                    -----------       -----          ---        -----   -----------  ------------       -------
BALANCE, December 31, 1996........      20,778            2       --           --              482        (8,608)        --
Net loss..........................      --           --           --           --           --           (30,128)        --
Warrants..........................      --           --           --           --            5,600        --             --
Accretion of preferred stock......      --           --           --           --           --               (91)        --
Dividends on preferred stock......      --           --           --           --           --              (879)        --
Cumulative translation
  adjustment......................      --           --           --           --           --            --               (104)
                                    -----------       -----          ---        -----   -----------  ------------       -------
BALANCE, December 31, 1997........      20,778            2       --           --            6,082       (39,706)          (104)
Net loss..........................      --           --           --           --           --           (68,944)        --
Issuance of non voting restricted
  shares..........................      --           --              136            1          994        --             --
Accretion of preferred stock......      --           --           --           --           --               (93)        --
Change in par value...............      --              206       --           --             (206)       --             --
Cumulative translation
  adjustment......................      --           --           --           --           --            --               (752)
Other.............................      --           --           --           --               53        --             --
                                    -----------       -----          ---        -----   -----------  ------------       -------
BALANCE, December 31, 1998........      20,778    $     208          136    $       1    $   6,923    $ (108,743)     $    (856)
                                    -----------       -----          ---        -----   -----------  ------------       -------
                                    -----------       -----          ---        -----   -----------  ------------       -------


                                      TOTAL
                                    ---------
BALANCE, December 31, 1995........  $     710
Distribution of S corporation
  earnings........................       (316)
Contribution of capital to C
  corporation.....................         90
Net loss..........................     (8,312)
Accretion of preferred stock......        (15)
Dividends on preferred stock......       (281)
                                    ---------
BALANCE, December 31, 1996........     (8,124)
Net loss..........................    (30,128)
Warrants..........................      5,600
Accretion of preferred stock......        (91)
Dividends on preferred stock......       (879)
Cumulative translation
  adjustment......................       (104)
                                    ---------
BALANCE, December 31, 1997........    (33,726)
Net loss..........................    (68,944)
Issuance of non voting restricted
  shares..........................        995
Accretion of preferred stock......        (93)
Change in par value...............     --
Cumulative translation
  adjustment......................       (752)
Other.............................         53
                                    ---------
BALANCE, December 31, 1998........  $(102,467)
                                    ---------
                                    ---------

 The accompanying notes are an integral part of these consolidated statements.

                  DESTIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                FOR THE YEARS ENDED DECEMBER
                                                                             31,
                                                               -------------------------------
                                                                 1996       1997       1998
                                                               ---------  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss.....................................................  $  (8,312) $ (30,128) $ (68,944)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization..............................      1,049      3,615     11,866
  Provision for doubtful accounts............................        291        832      2,603
  Accreted interest expense..................................     --            280     17,711
Changes in assets and liabilities:
  Increase in accounts receivable............................       (887)    (9,682)   (22,100)
  Increase in prepaid expenses and other current assets......       (350)    (1,004)    (2,175)
  Increase in other assets...................................     (1,514)    (3,277)      (791)
  Increase in accounts payable, accrued expenses and other
    current liabilities......................................      3,352     14,975     34,745
  Increase (decrease) in interest accrued on senior notes....     --         10,462       (872)
  Increase in deferred revenue...............................        365      1,708      1,543
                                                               ---------  ---------  ---------
      Net cash used in operating activities..................     (6,006)   (12,219)   (26,414)
                                                               ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash paid in acquisitions................................     --         --        (21,063)
Purchase of marketable securities, net.......................     --         --        (21,343)
Purchases of property and equipment..........................     (4,247)   (13,267)   (76,686)
                                                               ---------  ---------  ---------
      Net cash used in investing activities..................     (4,247)   (13,267)  (119,092)
                                                               ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from sale of preferred stock....................     13,061     --         --
Proceeds from line of credit.................................        800     --         --
Repayment of line of credit..................................     (1,000)    --         --
Proceeds from short-term borrowings..........................      5,437     --         --
Repayments of short-term borrowings..........................     (3,309)    (2,128)    --
Proceeds from long-term debt and capital leases..............      2,232     --         16,390
Repayments of long-term debt and capital leases..............       (566)      (661)    (7,497)
Repayments of notes payable-related party....................        (10)       (12)        (7)
Dividends paid...............................................       (226)    --         --
Proceeds from senior discount notes..........................     --        149,400    175,785
Proceeds from issuance of warrants...........................     --          5,600     --
Payment of debt issuance costs...............................     --         (6,355)    (7,110)
Proceeds from bridge loan....................................     --          7,000     --
Repayments of bridge loan....................................     --         (7,000)    --
                                                               ---------  ---------  ---------
      Net cash provided by financing activities..............     16,419    145,844    177,561
                                                               ---------  ---------  ---------
Increase in cash and cash equivalents, (including restricted
  cash)......................................................      6,166    120,358     32,055
Cash and cash equivalents, beginning of period, (including
  restricted cash)...........................................        106      6,272    126,630
                                                               ---------  ---------  ---------
Cash and cash equivalents, end of period, (including
  restricted cash)...........................................  $   6,272  $ 126,630  $ 158,685
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

 The accompanying notes are an integral part of these consolidated statements.

                  DESTIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                                 (IN THOUSANDS)

                                                                FOR THE YEARS ENDED DECEMBER
                                                                             31,
                                                               -------------------------------
                                                                 1996       1997       1998
                                                               ---------  ---------  ---------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
  Interest...................................................  $     210  $     505  $  24,329
  Income Taxes...............................................     --         --         --
SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:
Note issued for purchase of minority interest--Telco.........  $  --      $  --      $  14,035
Accretion of preferred stock.................................         15         91         93
Accrued dividends on preferred stock.........................        281        879     --
Capital leases executed and notes issued for asset
  purchases..................................................        423      5,754     14,250
DETAILS OF ACQUISITIONS:
Fair Value of assets acquired................................     --         --      $   1,896
Goodwill.....................................................     --         --        (50,759)
Liabilities assumed and notes issued.........................     --         --         27,800
                                                               ---------  ---------  ---------
Net cash paid for acquisitions...............................     --         --      $ (21,063)
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

 The accompanying notes are an integral part of these consolidated statements.

                  DESTIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1998

1. NATURE OF BUSINESS

    Destia Communications, Inc. (formerly Econophone Inc.) ("Destia") is a rapidly growing, facilities-based provider of domestic and international long distance telecommunications services in North America and Europe. Its extensive international telecommunications network allows it to provide services primarily to retail customers in many of the largest metropolitan markets in the United States, Canada, the United Kingdom, Belgium, France, Germany and Switzerland.

    The Company provides its customers with a variety of retail telecommunications services, including international and domestic long distance, calling card and prepaid services, and wholesale transmission services. The Company's 350,000 customer accounts are diverse and include residential customers, commercial customers, ethnic groups and telecommunications carriers. In each of the Company's geographic markets, it utilizes a multichannel distribution strategy to market its services to its target customer groups. Destia entered the US market in 1993 and the UK market in 1995. In continental Europe, Destia commenced offering its service before the January 1, 1998 liberalization of telecommunications services in those markets.

    In February 1998, the New York corporation "Econophone, Inc." (now known as Destia Communications, Inc.) was merged into its wholly owned subsidiary named "Econophone, Inc." (now known as Destia Communications, Inc.) which had been incorporated in the State of Delaware, for the sole purpose of changing the state of incorporation of the Company. The Delaware corporation was the surviving entity in the merger. In connection with the foregoing, the par value of the Company's common stock was changed to $.01 per share of voting and non-voting common stock from $.0001.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Destia and its wholly owned subsidiaries, its 72% owned subsidiary, Econophone Services GmbH (Switzerland) and its 81.25% owned subsidiary America First, Ltd. (England) (collectively, the "Company"). The full amount of the net loss for the year ended December 31, 1997 and 1998 for Econophone Services GmbH and America First, Ltd. have been recorded in the consolidated financial statements of the Company. All significant intercompany balances and transactions have been eliminated in consolidation. See Note 17.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

    The Company's revenues are primarily based on usage and are derived from (1) the number of minutes of telecommunications traffic carried and, (2) generally, a fixed per minute rate. For prepaid services, the Company's revenues are reported net of selling discounts and commissions and are recorded based upon usage rather than time of initial sale.

                  DESTIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CASH AND CASH EQUIVALENTS

    Cash equivalents consist of highly liquid investments with a maturity of less than three months when purchased.

PROPERTY AND EQUIPMENT

    Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the respective assets, which range from one to fifteen years. Depreciation of IRUs is computed using the straight-line method over the lease term. Amortization of leasehold improvements is computed using the straight-line method over the lesser of the lease term or estimated useful lives of the improvements.

INTERNAL-USE SOFTWARE

    The Company capitalizes certain software development costs for internal use. For the years ended December 31, 1997 and 1998, the Company incurred approximately $897,000 and $1,925,000 respectively, of such costs and has included them in Property, Equipment and Leasehold Improvements. The capitalized software are amortized on a straight-line basis over the estimated useful life, generally two years. Prior to 1997, such costs were immaterial.

INTANGIBLE ASSETS

    Intangible assets represent the excess of cost of acquired businesses over the underlying fair value of the tangible net assets acquired. Intangible assets are amortized on a straight-line basis over their estimated period of benefit, generally 5 - 20 years. The carrying value of goodwill is periodically reviewed for impairment whenever events or changes in circumstances indicate that it may not be recoverable.

LONG-LIVED ASSETS

    The Company's policy is to record long-lived assets at cost. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," these assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable. Furthermore, the assets are evaluated for continuing value and proper useful lives by comparison to expected future cash projections. The Company amortizes these costs over the expected useful life of the related asset. As of December 31, 1998 the Company does not believe any impairment exists with its long-lived assets.

INCOME TAXES

    Prior to 1996, the Company was an S-Corporation for federal and state income tax purposes and, as a result, the earnings of the Company were treated as taxable income of the shareholders. During 1996, the Company changed its tax status to a C-Corporation.

                  DESTIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the year in which those temporary differences are expected to be recovered or settled. Deferred income taxes are not provided on undistributed earnings of foreign subsidiaries since such earnings are currently expected to be permanently reinvested outside the United States.

STOCK-BASED COMPENSATION

    SFAS No. 123 "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation awards to employees and directors using the intrinsic value method prescribed in Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options awarded to employees and directors is measured as the excess, if any, of the fair value of the Company's stock at the date of grant over the amount an employee or director must pay to acquire the stock.

    The Company accounts for stock-based compensation awards to outside consultants and affiliates based on the fair value of such awards. Accordingly, compensation costs for stock option awards to outside consultants and affiliates is measured at the date of grant based on the fair value of the award using the Black-Scholes option pricing model (See Note 14).

NEW ACCOUNTING PRONOUNCEMENTS

    These standards increase disclosure only and have no impact on the Company's financial position or results of operations. These standards have been adopted in 1998 and have been reflected in the financial statements and notes for the year ended December 31, 1998.

    In March 1998, the American Institute of Certified Public Accountants (the "AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use". SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use software, dividing the development into three stages: (1) the preliminary project stage, during which conceptual formulation and evaluation of alternatives takes place, (2) the application development stage, during which design, coding, installation and testing takes place and (3) the operations stage during which training and maintenance takes place. Costs incurred during the application development stage are capitalized, all other costs are expensed as incurred. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company has reviewed the provisions of SOP 98-1 and does not believe adoption of this standard will have a material effect on its results of operations, financial position or cash flows.

    In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-up Activities." SOP 98-5 requires that all non-governmental entities expense the costs of start-up activities, including organization costs, as those costs are incurred. SOP 98-5 is effective for financial statements for fiscal

                  DESTIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) years beginning after December 15, 1998. The Company has reviewed the provisions of SOP 98-5 and does not believe adoption of this standard will have a material effect on its results of operations.

FOREIGN CURRENCY EXCHANGE

    The financial statements of all foreign subsidiaries were prepared in their respective local currencies and translated into U.S. dollars based on the current exchange rate at the end of the period for the balance sheets and an average rate for the period on the statements of operations. Translation adjustments generally are reflected as foreign currency translation adjustments in the statement of stockholders' equity and, accordingly, have no effect on net income. Foreign currency transaction adjustments are reflected in the statements of operations.

RECLASSIFICATIONS

    Certain prior year amounts have been reclassified to conform to the current year's presentation.

PER SHARE DATA

    During 1997, SFAS No. 128 "Earnings per Share" was issued and became effective for the Company's December 31, 1997 financial statements. SFAS No. 128 establishes new standards for computing and presenting earnings per share ("EPS"). The new standard requires the presentation of basic EPS and diluted EPS. Basic EPS is calculated by dividing income available to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted EPS is calculated by dividing income available to common shareholders by the weighted average number of common shares outstanding adjusted to reflect potentially dilutive securities. All outstanding options, warrants and convertible preferred shares would be antidilutive. Therefore, their effect has been excluded from the calculation of diluted EPS.

    The following is the reconciliation of net loss per share as of December 31,

                                                              1996            1997            1998
                                                          -------------  --------------  --------------
NUMERATOR
Net loss................................................  $  (8,312,000) $  (30,128,000) $  (68,944,000)
Less dividends on preferred stock.......................       (281,000)       (879,000)       --
Less accretion of preferred stock.......................        (15,000)        (91,000)        (93,000)
                                                          -------------  --------------  --------------
Loss available to common shareholders...................  $  (8,608,000) $  (31,098,000) $  (69,037,000)
                                                          -------------  --------------  --------------
                                                          -------------  --------------  --------------

DENOMINATOR
Weighted Average shares outstanding.....................     20,778,000      20,778,000      20,846,000
                                                          -------------  --------------  --------------
                                                          -------------  --------------  --------------

3. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Financial Accounting Standards Board has issued SFAS No. 107 entitled "Disclosures about Fair Value of Financial Instruments," which requires entities to disclose information about the fair values of their financial instruments.

                  DESTIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1998

3. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

LONG-TERM DEBT

    The carrying amount of the Company's current portion of long-term borrowings approximates fair value. The fair value of the Company's long-term debt, including current portions, is determined based on market prices for similar debt instruments or on the current rates offered to the Company for debt with similar maturities. As of December 31, 1998, the Company's senior notes were made up of the 13 1/2% Senior Notes due 2007 (the "1997 Notes") issued July 1, 1997, and the 11% Senior Discount Notes due 2008 (the "1998 Notes") issued February 12, 1998 (together the "Senior Notes"). The fair value of the 1997 Notes and the 1998 Notes, based upon quotes from securities dealers, were $157,325,000 and $151,500,000, respectively.

4. DEBT AND EQUITY SECURITIES

    The Company accounts for short-term investments in accordance with SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities." Short-term investments have an original maturity of more than three months and a remaining maturity of less than one year. These investments are stated at cost as it is the intent of the Company to hold these securities until maturity. The funds are invested in compliance with the Company's bond indentures which restrict the type, quality and maturity of investments. The table below discloses the fair value of held-to-maturity securities as of December 31, 1998.

                                                                    AGGREGATE
                                                  AGGREGATE        FAIR VALUE          GROSS          GROSS
                                                  AMORTIZED       DECEMBER 31,      UNREALIZED      UNREALIZED
                                                  COST BASIS          1998         HOLDING GAINS  HOLDING LOSSES
                                                --------------  -----------------  -------------  --------------
U.S. treasury notes...........................  $   38,949,000   $    39,246,000    $   365,000     $  (68,000)
Government agency notes.......................      54,438,000        54,611,000        173,000             --
Commercial paper..............................      14,914,000        14,960,000         47,000         (1,000)
Other debt securities.........................      19,976,000        19,975,000             --         (1,000)
                                                --------------  -----------------  -------------  --------------
                                                $  128,277,000   $   128,792,000    $   585,000     $  (70,000)
                                                --------------  -----------------  -------------  --------------
                                                --------------  -----------------  -------------  --------------
Included in cash and cash equivalents.........  $   66,467,000
Included in marketable securities.............      21,343,000
Included in current portion of restricted
  cash........................................       9,590,000
Included in non-current restricted cash.......      30,877,000
                                                --------------
                                                $  128,277,000
                                                --------------
                                                --------------

                  DESTIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1998

5. PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    Property, equipment and leasehold improvements consist of the following:

                                                                         DECEMBER 31,
                                                                    -----------------------
                                                                       1997        1998
                                                                    ----------  -----------
Equipment.........................................................  $23,403,000 $102,696,000
Computer software.................................................   2,263,000    9,257,000
Furniture and fixture.............................................     634,000    4,841,000
Leasehold improvements............................................   1,503,000    2,873,000
                                                                    ----------  -----------
                                                                    27,803,000  119,667,000
Less accumulated depreciation and amortization....................  (3,690,000) (12,418,000)
                                                                    ----------  -----------
Property, equipment and leasehold improvements, net...............  $24,113,000 $107,249,000
                                                                    ----------  -----------
                                                                    ----------  -----------

    Depreciation expense for the years ended December 31, 1996, 1997 and 1998, was $1,008,000, $2,297,000 and $8,728,000, respectively.

6. TERRITORIAL RIGHTS

    In September 1994, the Company entered into a joint venture with Europhone International Ltd. ("EI") to jointly market Destia's services in the United Kingdom. EI engaged in sales and marketing, while Destia provided network support, billing and transmission services.

    In connection with the modification of this joint marketing arrangement, which occurred in June 1996, EI granted the Company the right to compete with EI in exchange for forgiveness of the net receivable due to the Company of $2,000,000. The Company charged this to operations in 1996 as an expense of the joint venture.

7. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

    Accrued expenses and other current liabilities consist primarily of accrued carrier cost of $1,658,000 and $17,408,000 for 1997 and 1998, respectively.

                  DESTIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1998

8. FOREIGN OPERATIONS AND CONCENTRATIONS

FOREIGN OPERATIONS

    The Company's trade accounts receivable are subject to credit risk, although the customer base is diversified due its size and geographic dispersion. The Company does not require collateral or other security to support its receivables. The Company closely monitors extensions of credit and performs ongoing evaluations of customer accounts to control the exposure to bad debt risks. Bad debt expense is recorded quarterly and is based on the Company's historical bad debt write-off experience. Actual write-offs are charged against the bad debt allowance as certain accounts are determined to be uncollectable. The Company's total sales, operating income (before interest, foreign currency exchange and other income) and identifiable assets by geographical area for the years ended and as of December 31, 1996, 1997 and 1998 are as follows:

                                                       NORTH                          OTHER
                                  UNITED KINGDOM      AMERICA         BELGIUM         EUROPE       CONSOLIDATED
                                  ---------------  --------------  -------------  --------------  --------------
1996
Revenues........................   $  15,477,000   $   18,185,000  $   9,038,000  $    2,403,000  $   45,103,000
                                  ---------------  --------------  -------------  --------------  --------------
Operating loss..................   $  (2,473,000)  $   (3,855,000) $  (1,472,000) $     (349,000) $   (8,149,000)
Corporate expenses..............                                                                        (163,000)
                                                                                                  --------------
                                                                                                  $   (8,312,000)
                                                                                                  --------------
Accounts receivable.............   $   2,283,000   $    3,718,000  $   1,488,000  $      457,000  $    7,946,000
Property, equipment and
  leasehold improvements........       1,423,000        4,001,000        847,000         201,000       6,472,000
Corporate assets................                                                                       8,337,000
                                                                                                  --------------
                                                                                                  $   22,755,000
                                                                                                  --------------
1997
Revenues........................   $  18,363,000   $   48,899,000  $   7,981,000  $    7,760,000  $   83,003,000
                                  ---------------  --------------  -------------  --------------  --------------
Operating loss..................   $  (2,966,000)  $  (18,213,000) $    (374,000) $     (664,000) $  (22,217,000)
Corporate expenses..............                                                                      (7,911,000)
                                                                                                  --------------
                                                                                                  $  (30,128,000)
                                                                                                  --------------
Accounts receivable.............   $   5,252,000   $    9,034,000  $   1,250,000  $    1,260,000  $   16,796,000
Property, equipment and
  leasehold improvements........       6,731,000       16,515,000        463,000         405,000      24,114,000
Corporate assets................                                                                     137,095,000
                                                                                                  --------------
                                                                                                  $  178,005,000
                                                                                                  --------------
1998
Revenues........................   $  55,991,000   $  116,645,000  $  11,515,000  $    9,586,000  $  193,737,000
                                  ---------------  --------------  -------------  --------------  --------------
Operating income(loss)..........   $ (16,474,000)  $  (17,138,000) $     905,000  $   (6,062,000) $  (38,769,000)
Corporate expenses..............                                                                     (30,175,000)
                                                                                                  --------------
                                                                                                  $  (68,944,000)
                                                                                                  --------------
Accounts receivable.............   $  11,367,000   $   19,096,000  $   1,430,000  $    1,458,000  $   33,351,000
Property, equipment and
  leasehold improvements........      15,899,000       74,700,000      3,673,000      12,977,000     107,249,000
Corporate assets................                                                                     247,608,000
                                                                                                  --------------
                                                                                                  $  388,208,000
                                                                                                  --------------

                  DESTIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1998

8. FOREIGN OPERATIONS AND CONCENTRATIONS (CONTINUED)
    The revenues of EI accounted for $14.2 million or 32% in 1996. The relationship was terminated in December 1996.

9. BORROWINGS

    At December 31, 1997, the Company was obligated under the following debt agreements:

                                                   CURRENT       LONG-TERM         TOTAL
                                                 ------------  --------------  --------------
Long-term debt:
NTFC note (a)..................................  $  1,633,000  $    5,522,000  $    7,155,000
Notes Payable (b)..............................       196,000         135,000         331,000
1997 Notes (c).................................       --          149,680,000     149,680,000
                                                 ------------  --------------  --------------
                                                 $  1,829,000  $  155,337,000  $  157,166,000
                                                 ------------  --------------  --------------
                                                 ------------  --------------  --------------

    At December 31, 1998, the Company was obligated under the following debt agreements:

                                                  CURRENT       LONG-TERM         TOTAL
                                               -------------  --------------  --------------
Long-term debt:
NTFC note (a)................................  $   4,708,000  $   16,434,000  $   21,142,000
Notes payable (b)............................     11,524,000      20,945,000      32,469,000
1997 Notes (c)...............................       --           150,240,000     150,240,000
1998 Notes (d)...............................       --           192,936,000     192,936,000
                                               -------------  --------------  --------------
                                               $  16,232,000  $  380,555,000  $  396,787,000
                                               -------------  --------------  --------------
                                               -------------  --------------  --------------

(a) On May 28, 1996, Destia entered into a credit facility with NTFC, which the terms and amount of have been amended and increased, respectively, on several occasions. On January 28, 1998, the NTFC credit facility was amended and restated in its entirety in order to effect various amendments and increase the amount of NTFC's commitment thereunder (such credit facility, as amended and restated, is referred to herein as the "NTFC Facility"). The NTFC Facility provides for borrowings by Destia and its subsidiaries to fund certain equipment acquisition costs and related expenses. The NTFC Facility provides for an aggregate commitment of NTFC of $24.0 million pursuant to three tranches of $2.0 million, $3.0 million and $19.0 million. Loans borrowed under each tranche of the NTFC Facility amortize in equal monthly installments over a five year period ending on July 1, 2001, April 1, 2002 and January 1, 2003, respectively. Loans under the NTFC Facility accrue interest at an interest rate equal to the 90-day commercial paper rate plus 395 basis points, subject to certain quarterly adjustments depending upon financial performance. All of the equipment purchased with the proceeds of the NTFC Facility has been pledged to NTFC. The NTFC Facility requires Destia to maintain certain Debt Service Coverage Ratios, EBITDA (each defined in the NTFC Facility) and minimum cash balances. Destia was in compliance with these covenants at December 31, 1997. Destia obtained a waiver of these covenants so that it was in compliance at December 31, 1998.

                  DESTIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1998

9. BORROWINGS (CONTINUED)
(b) At December 31, 1998 the Company has seven notes payable related to the purchase of cable lines and acquisitions. These notes bear interest at rates ranging from 5% to 12%, and have maturity dates from April 2001 to November 2008.

    At December 31, 1997 the Company has six notes payable related to the purchase of cable lines. Three of these notes bear interest at 12%, and matures through September 1998. The remaining three notes bear interest at LIBOR plus 5%, and mature on June 30, 2001. These notes have quarterly principal and interest payments ranging from $5,849 to $30,291.

(c) Destia completed on July 1, 1997 the offering (the "1997 Unit Offering") of 155,000 units (each a "Unit"), each Unit consisting of one 1997 Note and one warrant (each a "Warrant") to purchase 8.485 shares of common stock of Destia. The Units were sold for an aggregate gross purchase price of $155.0 million. On December 5, 1997, the Company consummated an offer to exchange the notes issued in the 1997 Unit Offering for $155.0 million of notes that had been registered under the Securities Exchange Act of 1933.

    The 1997 Notes are unsecured unsubordinated obligations of Destia, limited to $155.0 million aggregate principal amount at maturity, and mature on July 15, 2007. Interest on the 1997 Notes accrues at the rate of 13 1/2% per annum from the most recent interest payment date on which interest has been paid or provided for, payable semiannually (to holders of record at the close of business on the January 1 or July 1 immediately preceding the interest payment date) on January 15 and July 15 of each year, commencing January 15, 1998. At the closing of the 1997 Unit Offering, Destia used $57.4 million of the net proceeds of the 1997 Unit Offering to purchase restricted cash and securities, which were pledged as security for the payment of interest on the principal of the 1997 Notes. Proceeds from the restricted cash and securities are being used by Destia to make interest payments on the 1997 Notes through July 15, 2000. The restricted cash and securities are being held by a trustee pending disbursement.

(d) During February 1998, the Company issued the 1998 Notes. The 1998 Notes are unsecured unsubordinated obligations of the Company, initially limited to $300.0 million aggregate principal amount at maturity, and mature on February 15, 2008. Although for Federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, was recognized by the holders as such discount accrues from the closing date, no interest is payable on the 1998 Notes prior to February 15, 2003. Interest on the 1998 Notes will accrue at 11.0% from February 15, 2003 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually (to holders of record at the close of business on the February 1 or August 1 immediately preceding the Interest Payment Date) on February 15 and August 15 of each year, commencing August 15, 2003.

                  DESTIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1998

9. BORROWINGS (CONTINUED)
Maturities of long-term debt (excluding the accretion of the 1998 Notes) over the next five years are as follows:

1999..................................................................  $16,232,000
2000..................................................................   14,567,000
2001..................................................................   10,808,000
2002..................................................................    4,837,000
2003 and thereafter...................................................  350,343,000
                                                                        -----------
Total.................................................................  $396,787,000
                                                                        -----------
                                                                        -----------

10. TAXES

    As a telephone carrier and reseller doing business in the U.S., the Company is required to file annual telephone and transmission tax returns in accordance with state tax laws. These returns include taxes on net worth, gross sales and gross profit. In addition, each type of tax requires an additional tax surcharge. The Company also remits federal and state excise taxes and other state and local sales taxes.

    As of December 31, 1997 and 1998, the Company had a net operating loss carryforward of approximately $36,000,000 and $80,000,000, respectively, which is available to reduce its future taxable income and expires at various dates through 2012. A full valuation allowance of approximately $14,000,000 and $31,000,000, respectively, has been established against the deferred tax assets due to the uncertainties surrounding the utilization of the carryforward. There are no other significant timing differences.

    A value added tax "VAT" is a tax charged on goods and services that is designed to be borne by the ultimate end user of the goods and services. Pursuant to the Sixth European Commission VAT Directive adopted in 1977 ("VAT Directive"), providers of telecommunications services in the European Union (the
EU) are liable for VAT in the EU member state where the provider of the services is established. The provider, in turn, charges VAT to its customers at the rate prevailing in the provider's country of establishment. To date, the collection of VAT by Destia does not appear to have a material adverse effect on its ability to attract or retain customers and the collection of VAT has not required Destia to reduce its prices to remain competitive.

    Destia's non-U.S. subsidiaries file separate tax returns and provide for taxes accordingly.

11. STOCKHOLDERS' EQUITY (DEFICIT)

    In February 1998, the New York corporation "Econophone, Inc." was merged into its wholly-owned subsidiary named "Econophone, Inc." (now known as Destia Communications, Inc.) which had been incorporated in the State of Delaware for the sole purpose of changing the state of incorporation of the Company. The Delaware corporation was the surviving entity in the merger. In connection with the foregoing, the par value of the Company's common stock was changed to $.01 per share of voting and non-voting common stock.

    On July 17, 1998, the Company acquired the minority interest in Telco that it did not already own. In connection with such acquisition the Company converted options to acquire Telco shares held by

                  DESTIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1998

11. STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)
Telco employees into grants of non-voting restricted shares of the Company's common stock. The shares carry the same rights as the voting common stock, other than voting rights.

    On November 1, 1996, the Company's Articles of Incorporation were amended to change all of the authorized shares of common stock and non-voting common stock from no par value per share to $.0001 par value per share, to increase the number of shares of authorized common stock from 400 shares to 29,250,000 shares, to increase the number of authorized shares of non-voting common stock from 19,600 shares to 500,000 shares and to authorize the issuance of 250,000 shares of preferred stock. Additionally, the Company effected a recapitalization whereby the outstanding shares of common stock were converted on a 73,125:1 basis.

    All information contained in the accompanying financial statements and footnotes have been retroactively restated to give effect to these transactions.

    Included within additional paid in capital, is $5.6 million attributable to the Warrants, which represents the portion of the issue price for the Units attributable to the fair value of the Warrants. Such amount has been recognized as a discount on the 1997 Notes and will be amortized over the term of the 1997 Notes. Each Warrant may be exercised for 8.167 shares of common stock at an exercise price of $.01 per share. The Warrants are exercisable for 1,315,148 shares of common stock, in the aggregate. The fair value of the shares issuable upon exercise of the Warrants was determined to be $4.26 per share. Among the factors considered in making such determinations were the history of the prospects for the industry in which Destia competes, an assessment of Destia's management, the present operations of Destia, the historical results of operations of Destia and the trend of its revenues and earnings, the prospects for future earnings of Destia, the general condition of the securities markets at the time of the 1997 Unit Offering and the prices of similar securities of generally comparable companies. The Warrants expire on June 30, 2007.

12. SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK

    On November 1, 1996, the Company entered into a Securities Purchase Agreement (the "Agreement") with Princes Gate Investors II, L.P., an affiliate of Morgan Stanley & Co., Incorporated, whereby it authorized and issued 140,000 shares of $.01 par value Redeemable Convertible Preferred Stock (the "Series A Preferred") for a purchase price of approximately $13,061,000, net of issuance costs. The stated redemption value on the preferred stock is $14,000,000 (or $100 per share). The Series A Preferred is senior to all other capital stock of the Company.

    The Series A Preferred accrue monthly cumulative dividends on each outstanding share at a rate of $1.00 per month. The accrued and unpaid dividends compound monthly at a rate of 12% per year. The dividends began to accrue and compound interest from the issuance date of the preferred stock and ceased to accrue on July 1, 1997, when the Senior Notes were issued.

    The mandatory redemption of the Series A Preferred is October 31, 2006. The redemption shall be in cash.

                  DESTIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1998

12. SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED)

    Each holder of the Series A Preferred shall have the right, at the option of the holder, to convert any of its shares of Series A Preferred into a number of fully paid and nonassessable shares of common stock. At any time, any holder of Series A Preferred Stock may convert all or any portion thereof into common stock of Destia. As of December 31, 1997 and 1998, the shares of Series A Preferred Stock outstanding were convertible into 3,553,821 shares of common stock and would convert automatically upon the Company closing an initial public offering of common stock. The number of shares of common stock that each share of Series A Preferred Stock is convertible into is equal to the number of shares of common stock outstanding on November 1, 1996 (on a diluted basis), which was 22,564,000, multiplied by a fraction (i) the numerator of which is equal to the stated value with respect to the shares of Series A Preferred Stock being so converted, plus any dividends accrued thereon, and (ii) the denominator of which is equal to $100.0 million plus the number of dollars received by Destia since November 1, 1996 from the exercise of specified options or warrants.

13. RELATED PARTY TRANSACTIONS

    The Company has notes payable due to various related parties. These notes are unsecured, and accrue interest at annual rates ranging from 9% to 18%. These notes are demand obligations. (See Note 17 for a discussion of the repayment of certain indebtedness).

    The Company has an interest bearing note receivable at December 31, 1997 and 1998 for approximately $215,000 and $230,000, respectively, from a related party.

    The sister of Alfred West owns a 28% interest in Destia's Swiss subsidiary, Econophone Services GmbH. (See Note 17 for a discussion of the Company's acquisition of such interest)

14. STOCK-BASED COMPENSATION PLANS

    On October 31, 1996, the Board of Directors adopted the Destia Communications, Inc. 1996 Flexible Incentive Plan (the "1996 Plan") and an Incentive Stock Option Agreement with the then Chief Operating Officer and Chief Financial Officer of the Company. The Company accounts for awards granted to employees and directors under APB No. 25, under which no compensation cost has been recognized for stock options granted. Had compensation cost for these stock options been determined consistent with SFAS No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

                                                    1996            1997            1998
                                                -------------  --------------  --------------
Net Loss:
  Available to Common Shareholders............  $  (8,608,000) $  (31,098,000) $  (69,037,000)
  Pro Forma...................................     (9,103,000)    (31,889,000)    (70,737,000)
Basic EPS:
  As Reported.................................  $       (0.41) $        (1.50) $        (3.31)
  Pro Forma...................................  $       (0.44) $        (1.53) $        (3.39)

    The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts since the Company anticipates additional awards in the future.

                  DESTIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1998

14. STOCK-BASED COMPENSATION PLANS (CONTINUED)
    Under the 1996 Plan, the Company granted 20,778 options to outside consultants. All transactions with individuals other than those considered employees, as set forth within the scope of APB No. 25, must be accounted for under the provisions of SFAS No. 123. Under SFAS No. 123, the fair value of the options granted to the consultants as of the date of grant using the Black-Scholes pricing model is $33,019. The NQSOs (as hereinafter defined) were granted to the consultants for terms of up to ten years and are exercisable in whole or in part at stated times from the date of grant up to three years from the date of grant. The 10,389 options granted to consultants during 1996 and the 10,389 options granted to consultants during 1998 have an exercise price of $2.41 and $4.81, respectively. As of December 31, 1997 and 1998, 3,463 and 12,121 of the options granted to the consultants were exercisable, respectively, and the expense recognized in 1996, 1997 and 1998 relating to these options was $496, $2,976 and $9,666, respectively.

    The 1996 Plan as amended authorizes the granting of awards, the exercise of which would allow up to an aggregate of 4,600,000 shares of the Company's common stock to be acquired by the holders of said awards. The awards can take the form of Incentive Stock Options ("ISOs"), Non-qualified Stock Options ("NQSOs"), Stock Appreciation Rights ("SARs"), Restricted Stock and Unrestricted Stock. The SARs may be awarded either in tandem with options or on a stand-alone basis. Awards may be granted to key employees, directors and consultants. ISOs and NQSOs are granted in terms not to exceed ten years and become exercisable as set forth when the award is granted. Options may be exercised in whole or in part. The exercise price of the ISOs is the market price of the Company's common stock on the date of grant. The exercise price of NQSOs shall never be less than the par value of the Company's common stock. Any plan participant who is granted ISOs and possesses more than 10% of the voting rights of the Company's outstanding common stock must be granted an option price with at least 110% of the fair market value on the date of grant and the option must be exercised within five years from the date of grant. Under the Company's 1996 Plan, ISOs and NQSOs have been granted to key employees and directors for terms of up to ten years, at various exercise prices and are exercisable in whole or in part at stated times from the date of grant up to three years from the date of grant. At December 31, 1997 and 1998, 1,152,418 and 2,239,583 options respectively, were exercisable under the Company's 1996 Plan.

    Option activity during 1997 and 1998 is as follows:

                                                                  1997                           1998
                                                      -----------------------------  -----------------------------
                                                                  WEIGHTED AVERAGE               WEIGHTED AVERAGE
                                                        SHARES     EXERCISE PRICE      SHARES     EXERCISE PRICE
                                                      ----------  -----------------  ----------  -----------------
Outstanding at beginning of year....................   2,707,935      $    2.41       3,014,358      $    2.64
Granted.............................................     316,812           4.81       1,598,429           6.13
Cancelled...........................................     (10,389)          2.41        (175,672)          2.93
Outstanding at end of year..........................   3,014,358           2.64       4,437,115           3.85

Exercisable at end of year..........................   1,152,418           2.41       2,239,583           2.74
Weighted average fair value of options granted......                       1.84                           2.36

                  DESTIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1998

14. STOCK-BASED COMPENSATION PLANS (CONTINUED)
    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1997 and 1998: risk-free interest rate of 6.23% and 5.43% for 1997 and 1998; expected life of three years for 1997 and 1998; expected volatility of 47% for 1997 and 66% for 1998 and expected dividend yield of zero percent for 1997 and 1998.

    The following table summarizes information with respect to stock options outstanding at December 31, 1998:

                         OPTIONS OUTSTANDING                                            OPTION EXERCISABLE
               ----------------------------------------                       ---------------------------------------
               NUMBER OUTSTANDING    WEIGHTED AVERAGE                         NUMBER EXERCISABLE
    EXERCISE           AT                REMAINING        WEIGHTED AVERAGE            AT           WEIGHTED AVERAGE
       PRICE    DECEMBER 31, 1998    CONTRACTUAL LIFE      EXERCISE PRICE     DECEMBER 31, 1998     EXERCISE PRICE
-------------  -------------------  -------------------  -------------------  ------------------  -------------------
2$.41--$4.81..      3,568,062                 8.03            $    3.05            2,239,583           $    2.64
6$.50--$7.22..        869,053                 9.28            $    7.14               --                  --

15. COMMITMENTS AND CONTINGENCIES

    The Company has various lease agreements for offices, automobiles and other property. Future minimum annual lease payments under the Company's operating and capital leases with initial or remaining terms of one year or more at December 31, 1998 are as follows:

                                                                       OPERATING     CAPITAL
                                                                        LEASES        LEASES
                                                                     -------------  ----------
1999...............................................................  $   5,389,000  $  154,000
2000...............................................................      4,140,000      91,000
2001...............................................................      3,529,000      67,000
2002...............................................................      2,988,000      35,000
2003 and thereafter................................................      6,919,000      --
                                                                     -------------  ----------
Total minimum lease payments.......................................  $  22,965,000  $  347,000
                                                                     -------------  ----------
                                                                     -------------  ----------

    The rent expense for the years ended December 31, 1996, 1997 and 1998 was approximately $394,000, $1,378,000 and $2,824,000, respectively.

    As of December 31, 1998, The Company has entered into employment agreements with certain officers which expire by December 31, 1999. The aggregate commitment for future compensation under these agreements is approximately $1,350,000. These officers are also eligible for annual bonuses based on performance. See Note 17 for a discussion regarding employment agreements entered into after such date.

LONG-TERM LEASE AGREEMENT

    On November 17, 1998, Destia reached an agreement with Frontier Communications ("Frontier") to acquire a 20-year IRU to use portions of its U.S. fiber optic network. The Company expects to begin using some of Frontier's network by July 1999. Additionally, management expects that Frontier's fiber optic network will be fully operational by the end of 1999. A portion of the acquisition price was paid on November 17, 1998. The balance of the obligation will be discharged over the next 36 months based

                  DESTIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1998

15. COMMITMENTS AND CONTINGENCIES (CONTINUED) upon the terms and conditions of the agreement. Beginning in June 1999, Frontier shall have the right to purchase on a monthly basis up to a cumulative average of one million dollars in Destia services that will be offset against the remaining obligation in lieu of additional cash payments. At the end of the 36-month period the balance remaining will be settled with a cash payment. The acquisition price will be amortized over 20 years and will commence at the date that the network becomes substantially operational. The Company's total commitments are approximately $42.3 million in the aggregate for the 20-year IRU from Frontier and for the purchase of a transatlantic IRU.

16. ACQUISITIONS

VOICENET ACQUISITION

    A definitive agreement to acquire VoiceNet was entered into on January 28, 1998. The closing of the VoiceNet Acquisition occurred on February 12, 1998. The initial purchase price for VoiceNet was $21.0 million and was paid out of cash on hand. The sellers of VoiceNet also are entitled to receive an earn-out based upon the revenue growth of the VoiceNet business for a period of up to one year following the closing of the acquisition.

    VoiceNet provides travellers and other callers with calling card services, which are advertised primarily in in-flight magazines. Destia has provided substantially all of VoiceNet's transmission, billing and customer service functions since April 1996.

TELCO MINORITY INTEREST ACQUISITION

    In the United Kingdom, the majority of Destia's sales are made through Telco Global Communications ("Telco"), its majority owned subsidiary that was established during the fourth quarter of 1996. Telco's revenues are derived primarily from international and domestic long distance services and the sale of prepaid cards. On July 17, 1998, the Company acquired the 30% minority interest in Telco it did not already own in exchange for approximately $14.0 million in cash, payable by the Company in quarterly installments, together with interest at a rate of 8.0% per annum, over approximately three years. The entire purchase price is classified as goodwill, which will be amortized over 20 years. In connection with such acquisition, (i) Telco obtained ownership rights with respect to certain proprietary software used in Telco's business and (ii) the Company converted options to acquire Telco shares held by Telco employees into grants of non-voting restricted shares of the Company's common stock.

OTHER ACQUISITIONS

    During November 1998, the Company completed two small acquisitions. It acquired a controlling interest in America First Ltd. ("America First"), a prepaid card distributor in the United Kingdom for approximately $5.5 million. The majority of the purchase price was recorded as goodwill and will be amortized over 20 years. The Company also acquired the customer list of a long distance reseller, also located in the United Kingdom. The purchase price was allocated to the customer base and will be amortized over 5 years.

                  DESTIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1998

17. SUBSEQUENT EVENTS (UNAUDITED)

INITIAL PUBLIC OFFERING

    The Company has announced that it had filed a registration statement with the Securities and Exchange Commission for an initial public offering of its common stock, for 6,500,000 shares at $10.00 per share excluding over allotment.

STOCK SPLIT

    The financial statements retroactively reflect the 1.04 for 1 stock split which occurred in connection with the above offering.

ACQUISITION OF MINORITY INTEREST IN SUBSIDIARY

    On March 30, 1999, the Company acquired the 28% minority interest in Econophone Services GmbH (Switzerland). The entire purchase price is classified as goodwill, which is amortized over 20 years.

EMPLOYMENT AGREEMENTS AND ARRANGEMENTS

    For a discussion on recent employment agreements and arrangements with certain officers of the Company, see "Management--Employment Agreements and Arrangements" in the Registration Statement.

REPAYMENT OF CERTAIN INDEBTEDNESS

    The related party notes described in Note 13 have been repaid in full.

CAPITAL STOCK INCREASES

    Subsequent to year end, the Board of Directors approved a change in the authorized shares of common stock from 29,250,000 to 72,000,000 shares and in the preferred stock from 250,000 to 2,500,000 shares. In addition, the Company increased the number of authorized shares reserved for the issuance of stock options under the 1996 Plan from 4,600,000 to 5,500,000 shares.

                                     PART I
                             FINANCIAL INFORMATION

         CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO

                  DESTIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

                                                                      THREE MONTHS ENDED       SIX MONTHS ENDED
                                                                           JUNE 30,                JUNE 30,
                                                                    ----------------------  ----------------------
                                                                       1998        1999        1998        1999
                                                                    ----------  ----------  ----------  ----------
REVENUES..........................................................  $   48,754  $   75,971  $   90,414  $  138,590
COST OF SERVICES..................................................      35,585      54,367      67,041      98,737
                                                                    ----------  ----------  ----------  ----------
  Gross profit....................................................      13,169      21,604      23,373      39,853
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES......................      19,272      29,911      34,756      56,526
DEPRECIATION AND AMORTIZATION.....................................       2,424       6,915       4,102      12,764
                                                                    ----------  ----------  ----------  ----------
  Loss from operations............................................      (8,527)    (15,222)    (15,485)    (29,437)
INTEREST EXPENSE, net.............................................      (6,597)     (9,640)    (12,276)    (19,529)
FOREIGN CURRENCY EXCHANGE (LOSS) GAIN, net........................          (2)          7         114         (37)
OTHER EXPENSE, net................................................        (196)       (356)       (269)       (706)
                                                                    ----------  ----------  ----------  ----------
  Net loss........................................................  $  (15,322) $  (25,211) $  (27,916) $  (49,709)
                                                                    ----------  ----------  ----------  ----------
BASIC AND DILUTED LOSS PER SHARE..................................  $    (0.74) $    (0.93) $    (1.34) $    (2.07)
                                                                    ----------  ----------  ----------  ----------
                                                                    ----------  ----------  ----------  ----------
WEIGHTED AVERAGE NUMBER OF BASIC AND DILUTED COMMON SHARES
  OUTSTANDING.....................................................      20,778      27,239      20,778      24,028
                                                                    ----------  ----------  ----------  ----------
                                                                    ----------  ----------  ----------  ----------

The accompanying notes to the financial statements are an integral part of these statements.

                  DESTIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                                                     DECEMBER 31, 1998  JUNE 30, 1999
                                                                                     -----------------  -------------
                                                                                        (SEE NOTE)       (UNAUDITED)
                                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents........................................................     $   118,218      $   118,844
  Marketable securities............................................................          21,343               --
  Accounts receivable, net of allowance for doubtful accounts of $4,086 and $5,523,
    respectively...................................................................          33,351           46,447
  Prepaid expenses and other current assets........................................           3,409            6,045
  Restricted cash and securities...................................................           9,590            9,591
                                                                                           --------     -------------
    Total current assets...........................................................         185,911          180,927
PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS, net of accumulated depreciation and amortization of $12,418 and $21,878 at December 31, 1998 and June 30, 1999,
  respectively.....................................................................         107,249          132,375
Debt issuance costs................................................................          12,244           11,576
Intangibles........................................................................          49,488           50,809
Other assets.......................................................................           2,439            4,263
Restricted cash and securities.....................................................          30,877           21,458
                                                                                           --------     -------------
    Total assets...................................................................     $   388,208      $   401,408
                                                                                           --------     -------------
                                                                                           --------     -------------
                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable.................................................................     $    33,352      $    34,543
  Accrued expenses and other current liabilities...................................          31,131           39,224
  Interest accrued on Senior Notes.................................................           9,590            9,591
  Current maturities of other long-term debt.......................................          16,232            9,487
  Current maturities of obligations under capital lease............................             154              590
  Current maturities of notes payable--related party...............................             308               --
  Deferred revenue.................................................................           4,739            4,834
                                                                                           --------     -------------
    Total current liabilities......................................................          95,506           98,269
OTHER LONG-TERM DEBT...............................................................          37,379           25,725
OBLIGATIONS UNDER CAPITAL LEASE....................................................             193              946
SENIOR NOTES.......................................................................         343,176          354,066
SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK....................................          14,421               --
COMMITMENTS AND CONTINGENCIES
  STOCKHOLDERS' EQUITY (DEFICIT)
  Voting common stock, par value $.01; 29,250,000 and 72,000,000 shares authorized at December 31, 1998 and June 30, 1999, respectively; 20,778,321 and 31,119,397 shares issued and outstanding at December 31, 1998 and June 30, 1999,
    respectively...................................................................             208              311
  Non-voting common stock, par value $.01; 500,000 shares authorized; 135,890 and
    95,331 shares issued and outstanding at December 31, 1998 and June 30, 1999,
    respectively...................................................................               1                1
  Additional paid-in capital.......................................................           6,923           81,346
  Accumulated other comprehensive loss.............................................            (856)          (1,003)
  Accumulated deficit..............................................................        (108,743)        (158,253)
                                                                                           --------     -------------
    Total stockholders' equity (deficit)...........................................        (102,467)         (77,598)
                                                                                           --------     -------------
    Total liabilities and stockholders' equity (deficit)...........................     $   388,208      $   401,408
                                                                                           --------     -------------
                                                                                           --------     -------------

NOTE: The December 31, 1998 Balance Sheet is derived from audited financial statements.

The accompanying notes to the financial statements are an integral part of these statements.

                  DESTIA COMMUNICATIONS, INC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                  (UNAUDITED)

                                                                                      SIX MONTHS ENDED JUNE
                                                                                               30,
                                                                                      ----------------------
                                                                                         1998        1999
                                                                                      ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..........................................................................  $  (27,916) $  (49,709)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization...................................................       4,102      12,764
    Provision for doubtful accounts.................................................       3,244       1,437
    Accreted interest expense.......................................................       7,645      10,890
  Changes in assets and liabilities:
    Increase in accounts receivable.................................................     (15,739)    (13,734)
    Increase in prepaid expenses and other current assets...........................      (2,769)     (2,085)
    Decrease (increase) in other assets.............................................         501      (2,601)
    Increase in accounts payable, accrued expenses and other current liabilities....      20,646       7,370
    Increase in deferred revenue....................................................       1,515          95
                                                                                      ----------  ----------
      Net cash used in operating activities.........................................      (8,771)    (35,573)
                                                                                      ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment................................................     (35,645)    (32,983)
  Net cash paid in acquisitions.....................................................     (20,980)     (2,255)
  (Purchase) sale of marketable securities--net.....................................    (134,956)     21,343
                                                                                      ----------  ----------
      Net cash used in investing activities.........................................    (191,581)    (13,895)
                                                                                      ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from issuance of common stock........................................          --      59,000
  Net proceeds from exercise of stock options.......................................          --         532
  Proceeds from long-term debt......................................................         922          --
  Repayments of long-term debt......................................................        (984)    (18,399)
  Repayments of capital leases......................................................         (92)       (149)
  Repayments of notes payable--related party........................................          (7)       (308)
  Proceeds from senior notes........................................................     175,785          --
  Payment of debt issuance costs....................................................      (7,159)         --
                                                                                      ----------  ----------
      Net cash provided by financing activities.....................................     168,465      40,676
                                                                                      ----------  ----------
Decrease in cash and cash equivalents, (including restricted cash)..................     (31,887)     (8,792)
Cash and cash equivalents, beginning of period (including restricted cash)..........     126,629     158,685
                                                                                      ----------  ----------
Cash and cash equivalents, end of period (including restricted cash)................  $   94,742  $  149,893
                                                                                      ----------  ----------
                                                                                      ----------  ----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for:
    Interest........................................................................  $   11,710  $   11,854
SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:
  Accretion of preferred stock......................................................  $       46  $       --
  Capital leases executed...........................................................          --       1,338
  Acquisition in exchange for common stock..........................................          --         675
  Conversion of preferred stock into common stock...................................          --      14,421
DETAILS OF ACQUISITIONS:
  Fair value of assets acquired.....................................................      (1,068)     (1,615)
  Goodwill..........................................................................     (20,613)     (2,555)
  Liabilities assumed...............................................................         701       1,915
                                                                                      ----------  ----------
      Net cash paid for acquisitions................................................  $  (20,980) $   (2,255)
                                                                                      ----------  ----------
                                                                                      ----------  ----------

The accompanying notes to the financial statements are an integral part of these statements.

                  DESTIA COMMUNICATIONS, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

NOTE A--BASIS OF PRESENTATION

    The accompanying unaudited condensed consolidated financial statements of Destia Communications, Inc. (formerly Econophone, Inc.) ("Destia" or the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted, although management believes that the disclosures herein are adequate to make the information presented not misleading. All significant intercompany balances and transactions have been eliminated in consolidation. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. In the opinion of management, all adjustments (consisting of only normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three-month or six-month period ended June 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. It is suggested that these financial statements be read in conjunction with Destia's audited annual consolidated financial statements.

NOTE B--CASH AND CASH EQUIVALENTS

    Cash equivalents consist of highly liquid investments with a maturity of less than three months when purchased.

NOTE C--COMPREHENSIVE LOSS

    The comprehensive loss for the three months ended June 30, 1998 and 1999 includes the following components:

                                                                          THREE MONTHS ENDED
                                                                               JUNE 30,
                                                                        ----------------------
                                                                           1998        1999
                                                                        ----------  ----------
Net Loss..............................................................  $  (15,322) $  (25,211)
Other Comprehensive Income, net of tax:
Foreign Currency Translation Adjustments..............................        (313)       (282)
                                                                        ----------  ----------
Comprehensive Loss....................................................  $  (15,635) $  (25,493)
                                                                        ----------  ----------
                                                                        ----------  ----------

                  DESTIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

NOTE C--COMPREHENSIVE LOSS (CONTINUED)
    Accumulated other comprehensive loss, (all of which relates to foreign currency translation adjustments) as of December 31, 1998 and June 30, 1999 is as follows:

                                                                       DECEMBER 31,   JUNE 30,
                                                                           1998         1999
                                                                       -------------  ---------
Balance at beginning of period.......................................    $    (104)   $    (856)
Translation Adjustments..............................................         (752)        (147)
                                                                             -----    ---------
Balance at end of period.............................................    $    (856)   $  (1,003)
                                                                             -----    ---------
                                                                             -----    ---------

NOTE D--LOSS PER SHARE

    Loss per share is based on the standards of Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings per Share", which requires the presentation of basic EPS and diluted EPS. Basic EPS is calculated by dividing income available to common stockholders by the weighted average number of shares of common stock outstanding during the period. Weighted average shares outstanding has been calculated to reflect additional issuances of shares of common stock during the second quarter (including shares of common stock issued as a result of the exercise of warrants or options or the conversion of shares of restricted non-voting common stock or preferred stock). A total of 6,500,000 shares of common stock were issued in connection with Destia's initial public offering in May ("IPO") and, upon consummation of the IPO, shares of preferred stock automatically converted into 3,553,821 shares of common stock. If these shares had been included for the entire second quarter, the weighted average shares outstanding as of June 30, 1999 would have been 31,214,728 shares of common stock. Loss available to common stockholders is calculated as net loss reduced by accretion on preferred stock. Upon the conversion of preferred stock at the IPO, accretion of preferred stock ceased, and the accumulated accretion to date was converted to additional paid-in capital (see Note E). Diluted EPS has not been presented separately since the inclusion of outstanding options and warrants would be antidilutive.

NOTE E--ACCUMULATED DEFICIT

    The change in the accumulated deficit reflects net loss for the period, which is offset by the reclassification, as a result of the IPO, of the preferred stock accretion, in the amount of approximately $199,000, from the accumulated deficit to additional paid-in capital. At the IPO, the preferred stock automatically converted to common stock. Prior to May, 1999 accretion of preferred stock was recorded within the accumulated deficit.

NOTE F--INITIAL PUBLIC OFFERING

    On May 11, 1999, the Company completed an initial public offering of 6,500,000 shares of its common stock, par value $.01 per share ("Common Stock"), which was priced at $10.00 per share. The net proceeds to the Company (after deducting underwriter discounts and expenses) were approximately $59.0 million.

    The Company intends to use the net proceeds from the offering to expand its sales and marketing activities and to make capital expenditures, particularly in Europe, as well as to fund working capital

                  DESTIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

NOTE F--INITIAL PUBLIC OFFERING (CONTINUED) and general corporate purposes, including to fund losses. Upon consummation of the IPO, all outstanding shares of Preferred Stock were converted into Common Stock and the following material changes to the Company's certificate of incorporation were effected: (i) the number of authorized shares of Common Stock was increased from 29,250,000 to 72,000,000; (ii) the number of authorized shares of preferred stock was increased from 250,000 to 2,500,000; and (iii) a stock split of 1.04 shares of Common Stock for every 1.0 shares was completed.

NOTE G--ACQUISITION OF MINORITY INTEREST IN SUBSIDIARY

    On March 30, 1999, the Company acquired the 28% minority interest in Econophone Services GmbH (Switzerland). The entire purchase price is classified as goodwill, which is being amortized over 20 years.

NOTE H--GEOGRAPHIC INFORMATION

    In accordance with quarterly reporting requirements of SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information", the following revenue by segment information is shown for the three-month and six-month periods ended June 30, 1998 and June 30, 1999.

THREE MONTHS ENDED JUNE 30, 1998 COMPARED TO THREE MONTHS ENDED JUNE 30, 1999

                                                                  THREE MONTHS ENDED JUNE 30,
                                                              -----------------------------------
                                                                1998       1999       % CHANGE
                                                              ---------  ---------  -------------

                                                                        (IN THOUSANDS)
REVENUE
North America...............................................  $  26,007  $  46,174           78%
United Kingdom..............................................     17,849     18,524            4%
Continental Europe..........................................      4,898     11,273          130%
                                                              ---------  ---------          ---
Total.......................................................  $  48,754  $  75,971           56%
                                                              ---------  ---------          ---
                                                              ---------  ---------          ---

SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO SIX MONTHS ENDED JUNE 30, 1999

                                                                  SIX MONTHS ENDED JUNE 30,
                                                             ------------------------------------
                                                               1998        1999       % CHANGE
                                                             ---------  ----------  -------------

                                                                        (IN THOUSANDS)
REVENUE
North America..............................................  $  47,045  $   86,677           84%
United Kingdom.............................................     33,887      31,759           (6)%
Continental Europe.........................................      9,482      20,154          113%
                                                             ---------  ----------          ---
Total......................................................  $  90,414  $  138,590           53%
                                                             ---------  ----------          ---
                                                             ---------  ----------          ---

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                          DESTIA COMMUNICATIONS, INC.,
                            VIATEL ACQUISITION CORP.
                                      AND
                                  VIATEL, INC.

                               TABLE OF CONTENTS

                                                                                                                   PAGE
                                                                                                                 ---------
1.         DEFINITIONS.........................................................................................        A-1

2.         THE TRANSACTION.....................................................................................        A-6

           (a)        The Merger...............................................................................        A-6

           (b)        The Closing..............................................................................        A-6

           (c)        Actions at the Closing...................................................................        A-6

           (d)        Effect of Merger.........................................................................        A-7

           (e)        Procedure for Exchange...................................................................        A-9

           (f)        Closing of Transfer Records..............................................................       A-10

           (g)        Dissenters' Rights.......................................................................       A-10

3.           REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................................................       A-11

           (a)        Organization, Qualification and Corporate Power..........................................       A-11

           (b)        Capitalization...........................................................................       A-11

           (c)        Subsidiaries.............................................................................       A-11

           (d)        Voting Arrangements......................................................................       A-12

           (e)        Authorization of Transaction.............................................................       A-12

           (f)        Noncontravention.........................................................................       A-12

           (g)        Filings with the SEC.....................................................................       A-13

           (h)        Financial Statements.....................................................................       A-13

           (i)        Events Subsequent to June 30, 1999.......................................................       A-13

           (j)        Compliance...............................................................................       A-14

           (k)        Brokers' and Other Fees..................................................................       A-14

           (l)        Litigation and Liabilities...............................................................       A-14

           (m)        Taxes....................................................................................       A-14

           (n)        Fairness Opinion.........................................................................       A-15

           (o)        Employee Benefits........................................................................       A-15

           (p)        Delaware General Corporation Law.........................................................       A-16

           (q)        Year 2000................................................................................       A-16

           (r)        Environmental Matters....................................................................       A-16

           (s)        Intellectual Property....................................................................       A-17

                                                                                                                   PAGE
                                                                                                                 ---------
           (t)        Insurance................................................................................       A-17

           (u)        Certain Contracts........................................................................       A-17

4.           REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PARENT SUBSIDIARY................................       A-18

           (a)        Organization, Qualification and Corporate Power..........................................       A-18

           (b)        Capitalization...........................................................................       A-18

           (c)        Subsidiaries.............................................................................       A-18

           (d)        Voting Arrangements......................................................................       A-19

           (e)        Authorization of Transaction.............................................................       A-19

           (f)        Noncontravention.........................................................................       A-19

           (g)        Filings with the SEC.....................................................................       A-19

           (h)        Financial Statements.....................................................................       A-20

           (i)        Events Subsequent to June 30, 1999.......................................................       A-20

           (j)        Compliance...............................................................................       A-20

           (k)        Brokers' and Other Fees..................................................................       A-20

           (l)        Litigation and Liabilities...............................................................       A-21

           (m)        Taxes....................................................................................       A-21

           (n)        Fairness Opinion.........................................................................       A-21

           (o)        Employee Benefits........................................................................       A-21

           (p)        Year 2000................................................................................       A-22

           (q)        Environmental Matters....................................................................       A-22

           (r)        Intellectual Property....................................................................       A-23

           (s)        Insurance................................................................................       A-23

           (t)        Certain Contracts........................................................................       A-23

           (u)        Activities of Parent Subsidiary..........................................................       A-24

           (v)        Circe....................................................................................       A-24

5.           COVENANTS.........................................................................................       A-24

           (a)        General..................................................................................       A-24

           (b)        Notices and Consents.....................................................................       A-24

           (c)        Regulatory Matters and Approvals.........................................................       A-24

                                                                                                                   PAGE
                                                                                                                 ---------
           (d)        Operation of the Company's Business......................................................       A-27

           (e)        Operation of Parent's Business...........................................................       A-29

           (f)        Access...................................................................................       A-30

           (g)        Notice of Developments...................................................................       A-30

           (h)        Company Exclusivity......................................................................       A-31

           (i)        Parent Exclusivity.......................................................................       A-32

           (j)        Insurance and Indemnification............................................................       A-34

           (k)        Financial Statements.....................................................................       A-36

           (l)        Continuity of Business Enterprise........................................................       A-36

           (m)        Parent Board of Directors................................................................       A-36

           (n)        Rule 145 Affiliates......................................................................       A-37

           (o)        Nasdaq Listing...........................................................................       A-37

           (p)        Tax Free Treatment.......................................................................       A-37

           (q)        Company Employee Plans...................................................................       A-37

           (r)        Notice of Adverse Circe Network Developments.............................................       A-37

           (s)        Discount Notes...........................................................................       A-37

           (t)        Year 2000 Budgets........................................................................       A-38

6.           CONDITIONS TO OBLIGATION TO CLOSE.................................................................       A-38

           (a)        Conditions to Obligation of Parent and the Parent Subsidiary.............................       A-38

           (b)        Conditions to Obligation of the Company..................................................       A-39

7.           TERMINATION.......................................................................................       A-40

           (a)        Termination of Agreement.................................................................       A-40

           (b)        Effect of Termination....................................................................       A-42

8.           MISCELLANEOUS.....................................................................................       A-42

           (a)        Survival.................................................................................       A-42

           (b)        Press Releases and Public Announcements..................................................       A-43

           (c)        No Third-Party Beneficiaries.............................................................       A-43

           (d)        Entire Agreement.........................................................................       A-43

           (e)        Binding Effect; Assignment...............................................................       A-43

           (f)        Counterparts.............................................................................       A-43

                                                                                                                   PAGE
                                                                                                                 ---------
           (g)        Headings.................................................................................       A-43

           (h)        Notices..................................................................................       A-43

           (i)        GOVERNING LAW............................................................................       A-44

           (j)        Amendments and Waivers...................................................................       A-44

           (k)        Severability.............................................................................       A-44

           (l)        Expenses.................................................................................       A-45

           (m)        Construction.............................................................................       A-45

           (n)        Incorporation of Exhibits................................................................       A-45

           (o)        Definition of Knowledge..................................................................       A-45

           (p)        WAIVER OF JURY TRIAL.....................................................................       A-45

                          AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of August 27, 1999, by and among VIATEL, INC., a Delaware corporation ("Parent"), VIATEL ACQUISITION CORP., a Delaware corporation and a direct wholly-owned Subsidiary of Parent (the "Parent Subsidiary"), and DESTIA COMMUNICATIONS, INC., a Delaware corporation (the "Company"). Parent, the Parent Subsidiary and the Company are referred to collectively herein as the "Parties."

                                  WITNESSETH:

        WHEREAS, this Agreement contemplates a transaction in which Parent will acquire all of the outstanding capital stock of the Company through a merger of the Parent Subsidiary with and into the Company;

        WHEREAS, the Board of Directors of each of Parent, the Parent Subsidiary and the Company has approved the acquisition of the Company by Parent, including the merger of the Parent Subsidiary with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein;

        WHEREAS, the Board of Directors of the Company has determined that the Merger is advisable and is fair to and in the best interests of the holders of the Company's voting common stock, par value $.01 per share (the "Voting Shares"), and the holders of the Company's non-voting common stock, par value $.01 per share (the "Nonvoting Shares" and together with the Voting Shares, the "Company Shares"), and has resolved to recommend the approval of the Merger and the adoption of this Agreement by the Company Stockholders (as defined in Section1 below);

        WHEREAS, the Board of Directors of Parent has determined that the Merger is advisable and is fair to and in the best interests of the holders of Parent's common stock, par value $0.01 per share (the "Parent Shares");

        WHEREAS, the Parent Shares are listed for trading on the Nasdaq National Market ("Nasdaq") and the Board of Directors of the Parent has resolved to recommend the approval of the issuance of Parent Shares in connection with the Merger as provided in this Agreement by the Parent Stockholders (as defined in Section1 below) as required by the rules of Nasdaq and, if necessary, approval of an amendment to the certificate of incorporation of Parent by the Parent Stockholders to increase the authorized number of Parent Shares;

        WHEREAS, to induce Parent and the Parent Subsidiary to enter into this Agreement, Parent, the Parent Subsidiary and the Company have entered into a Stockholder Agreement (each a "Stockholder Agreement") with each of Alfred West, Steven West, Gary Bondi and PG Investors, L.P. (collectively, the
"Stockholders," and individually, a "Stockholder");

        WHEREAS, this Agreement contemplates that for U.S. Federal income tax purposes the Merger will qualify as a reorganization within the meaning of Code Section368(a);

        NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein, and in consideration of the representations, warranties and covenants set forth herein, the Parties agree as follows:

        1.      Definitions.

                "Acquisition Proposal" means any proposal or offer (including, without limitation, any proposal or offer to the Company Stockholders) with respect to a merger, acquisition, consolidation, recapitalization, reorganization, liquidation, tender offer or exchange offer or similar transaction involving, or any purchase of 25% or more of the consolidated assets of, or any equity interest representing 25% or more of the outstanding shares of capital stock in, the Company.

                "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

                "Agreement" has the meaning set forth in the preambles.

                "Blue Sky Filings" has the meaning set forth in Section5(c)(i) below.

                "Certificate of Merger" has the meaning set forth in Section2(c) below.

                "Circe Network" means Parent's fiber-optic broadband networks completed or being constructed, in Western Europe.

                "Circe Rights" means the authority, approvals, consents, franchises, rights of way, way leaves, easements, permits, licenses and/or other rights (contractual, governmental or otherwise) necessary for the construction and operation of the Circe Network.

                "Closing" has the meaning set forth in Section2(b) below.

                "Closing Date" has the meaning set forth in Section2(b) below.

                "Closing Sales Price per Parent Share" means, on any day, the average of the last reported sale price of one Parent Share on the Nasdaq Stock Market for each of the five trading days immediately preceding such day.

                "Code" has the meaning set forth in Section3(o)(ii) below.

                "Company" has the meaning set forth in the preambles.

                "Company 10-K" has the meaning set forth in Section3(h) below.

                "Company 10-Q" has the meaning set forth in Section3(h) below.

                "Company Benefit Plan" and "Company Benefit Plans" have the meanings set forth in Section3(o)(i) below.

                "Company Board" means the board of directors of the Company.

                "Company Contracts" has the meaning set forth in Section3(u) below.

                "Company Disclosure Letter" has the meaning set forth in Section3(a) below.

                "Company Employees" has the meaning set forth in Section3(o)(i) below.

                "Company ERISA Affiliate" has the meaning set forth in Section3(o)(iii) below.

                "Company Fairness Opinion" means an opinion of Morgan Stanley & Co. Incorporated, addressed to the Company Board, as to the fairness of the Per Share Merger Consideration to the Company Stockholders (other than Parent and the Parent Subsidiary) from a financial point of view.

                "Company Intellectual Property" has the meaning set forth in Section3(s) below.

                "Company Material Adverse Effect" has the meaning set forth in Section3(a) below.

                "Company Pension Plan" has the meaning set forth in Section3(o)(ii) below.

                "Company Reports" has the meaning set forth in Section3(g) below.

                "Company Shares" has the meaning set forth in the preambles.

                "Company Special Meeting" has the meaning set forth in Section5(c)(ii) below.

                "Company Stockholder" means any Person who or which holds any Company Shares.

                "Confidentiality Agreement" means the letter agreement dated August 4, 1999 between Parent and the Company, providing that, among other things, each Party would maintain confidential certain information of the other Party.

                "Confidential Information" means Information, as defined in the Confidentiality Agreement.

                "Delaware General Corporation Law" means Title 8, Chapter 1 of the Delaware Code, as amended.

                "Dissenting Shares" has the meaning set forth in Section2(g) below.

                "Effective Time" has the meaning set forth in Section2(d)(i) below.

                "Environmental Law" has the meaning set forth in Section3(r) below.

                "ERISA" has the meaning set forth in Section3(o)(i) below.

                "Exchange Agent" has the meaning set forth in Section2(e)(i) below.

                "Exchange Fund" has the meaning set forth in Section2(e)(i) below.

                "Foreign Competition Laws" means foreign statutes, rules, regulations, orders, decrees and administrative and judicial directives that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

                "GAAP" means United States generally accepted accounting principles as in effect from time to time.

                "Government Entity" has the meaning set forth in Section3(f) below.

                "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                "Hazardous Substance" has the meaning set forth in Section3(r) below.

                "Indemnified Party" has the meaning set forth in Section5(j)(ii) below.

                "Joint Proxy Statement/Prospectus" has the meaning set forth in Section5(c)(i) below.

                "Merger" has the meaning set forth in the preambles.

                "Merger Consideration" has the meaning set forth in Section5(d)(v) below.

                "Nasdaq" has the meaning set forth in the preambles.

                "Nonvoting Shares" has the meaning set forth in the preambles.

                "Order" has the meaning set forth in Section6(a)(v) below.

                "Outside Date" has the meaning set forth in Section7(a)(ii) below.

                "Parent" has the meaning set forth in the preambles.

                "Parent 10-K" has the meaning set forth in Section4(h) below.

                "Parent 10-Q" has the meaning set forth in Section4(h) below.

                "Parent Acquisition Proposal" means any proposal or offer (including, without limitation, any proposal or offer to Parent Stockholders) with respect to a merger, acquisition, consolidation, recapitalization, reorganization, liquidation, tender offer or exchange offer or similar transaction involving, or any purchase of 25% or more of the consolidated assets of, or any equity interest representing 25% or more of the outstanding shares of capital stock in, Parent.

                "Parent Benefit Plan" and "Parent Benefit Plans" have the respective meanings set forth in Section4(o)(i) below.

                "Parent Board" means the board of directors of Parent.

                "Parent Contracts" has the meaning set forth in Section4(t) below.

                "Parent Disclosure Letter" has the meaning set forth in Section4(a) below.

                "Parent Employees" has the meaning set forth in Section4(o)(i) below.

                "Parent ERISA Affiliate" has the meaning set forth in Section4(o)(iii) below.

                "Parent Fairness Opinion" means an opinion of ING Barings LLC, addressed to the Parent Board, as to the fairness of the Merger to Parent from a financial point of view.

                "Parent Intellectual Property" has the meaning set forth in Section4(r) below.

                "Parent Material Adverse Effect" has the meaning set forth in Section4(a) below.

                "Parent Pension Plan" has the meaning set forth in Section4(o)(ii) below.

                "Parent Reports" has the meaning set forth in Section4(g) below.

                "Parent Shares" has the meaning set forth in the preambles.

                "Parent Special Meeting" has the meaning set forth in Section5(c)(ii) below.

                "Parent Stockholder" means any Person who or which holds any Parent Shares.

                "Parent Subsidiary" has the meaning set forth in the preambles.

                "Parent Superior Proposal" has the meaning set forth in Section5(i)(ii) below.

                "Parent Third Party" means any Person (or group of Persons) other than the Company or its respective Affiliates.

                "Party" has the meaning set forth in the preambles.

                "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

                "Per Share Merger Consideration" has the meaning set forth in Section2(d)(v) below.

                "Prior Consultation" means oral or written notice to the chief executive officer of the Company at least two (2) days (one of which must be a business day) prior to the earlier of (x) taking the action or (y) committing to take the action with respect to which Prior Consultation is necessary pursuant to Section5(e) below and subsequent to such notice making the chief executive officer of Parent reasonably available to the chief executive officer of the Company to discuss such action prior to taking such action.

                "Prohibited Parent Acquisition Proposal" has the meaning set forth in Section5(i)(i) below.

                "Representatives" has the meaning set forth in Section5(h)(i) below.

                "Registration Statement" has the meaning set forth in Section5(c)(i) below.

                "Required Company Consent" has the meaning set forth in Section3(f) below.

                "Required Parent Consent" has the meaning set forth in Section4(f) below.

                "Requisite Stockholder Approval" means, with respect to the Company, the affirmative vote of the holders of the outstanding Company Shares in favor of the adoption of this Agreement in accordance with the Delaware General Corporation Law or, with respect to Parent, the affirmative vote of the holders of the outstanding Parent Shares in favor of (a) approval of the issuance of Parent Shares in connection with the Merger as provided in this Agreement in accordance with the rules of Nasdaq and (b) if, necessary, an amendment to Parent's certificate of incorporation to increase the authorized capital stock of Parent in accordance with the Delaware General Corporation Law.

                "SEC" means the Securities and Exchange Commission.

                "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                "Security Interest" means any mortgage, pledge, lien, encumbrance, charge or other security interest, other than (a) mechanic's, materialman's and similar liens; (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings; (c) purchase money liens and liens securing rental payments under capital lease arrangements; and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

                "Stock Rights" means each option, warrant, purchase right, subscription right, conversion right, exchange right or other contract, commitment or security providing for the issuance or sale of any capital stock, or otherwise causing to become outstanding any capital stock, including with respect to the Company, the right of holders of Nonvoting Shares to exchange such shares for Voting Shares.

                "Stockholder" has the meaning set forth in the preambles.

                "Stockholder Agreement" has the meaning set forth in the preambles.

                "Subsidiary" of a specified Person means any corporation, limited liability company, partnership, joint venture or other legal entity of which the specified Person (either alone or together with any other Subsidiary of the specified Person) owns, directly or indirectly, more than 50% of the stock or other equity, partnership, limited liability company or equivalent interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, or otherwise has the power to vote or direct the voting of sufficient securities to elect a majority of such board of directors or other governing body.

                "Superior Proposal" has the meaning set forth in Section5(h)(ii) below.

                "Surviving Corporation" has the meaning set forth in Section2(a) below.

                "Tax Return" means any report, return, declaration or other information required to be supplied to a taxing authority in connection with Taxes.

                "Taxes" means all taxes or other like assessments including, without limitation, income, withholding, gross receipts, excise, ad valorem, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes imposed by or payable to any federal, state, county, local or foreign government, taxing authority, subdivision or agency thereof, including interest, penalties, additions to tax or additional amounts thereto.

                "Third Party" means any Person (or group of Persons) other than Parent or its respective Affiliates.

                "Voting Shares" has the meaning set forth in the preambles.

                "Year 2000 Compliant" has the meaning set forth in Section3(q) below.

        2.      The Transaction.

                (a) The Merger. On and subject to the terms and conditions of this Agreement, the Parent Subsidiary will merge with and into the Company at the Effective Time. The Company shall be the corporation surviving the Merger (the "Surviving Corporation").

                (b) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kelley Drye & Warren LLP, 101 Park Avenue, New York, New York, commencing at 9:00 a.m. local time on the third business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date").

                (c) Actions at the Closing. At the Closing, (i) the Company will deliver to Parent and the Parent Subsidiary the various certificates, instruments and documents referred to in Section6(a) below; (ii) Parent and the Parent Subsidiary will deliver to the Company the various certificates, instruments and documents referred to in Section6(b) below; (iii) the Company and the Parent Subsidiary will file with the Secretary of State of the State of Delaware a Certificate of Merger in the form attached hereto as Exhibit A (the "Certificate of Merger"); and (iv) Parent will deliver or cause to be delivered the Exchange Fund to the Exchange Agent in the manner provided below in this Section2.

                (d)     Effect of Merger.

                        (i) General. The Merger shall become effective at the time (the "Effective Time") the Company and the Parent Subsidiary file the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as the Parties may agree and specify in the Certificate of Merger. The Merger shall have the effects set forth in the Delaware General Corporation Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or the Parent Subsidiary in order to carry out and effectuate the transactions contemplated by this Agreement.

                        (ii) Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended to read in its entirety in the form of Exhibit B and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by law.

                        (iii) By-laws. The By-laws of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read in their entirety as did the By-laws of the Parent Subsidiary in effect immediately prior to the Effective Time and shall be the By-laws of the Surviving Corporation (except that the name of the Surviving Corporation will be changed to a name designated by Parent prior to the Effective Time) until amended in accordance with their terms and as provided by law.

                        (iv) Directors and Officers. The directors and officers of the Parent Subsidiary immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office), until the earlier of their respective resignation, removal or otherwise ceasing to be a director or officer, respectively, or until their respective successors are duly elected and qualified, as the case may be.

                        (v) Conversion of Company Shares. At and as of the Effective Time, (A) each issued and outstanding Company Share (other than any Company Shares owned by Parent, the Parent Subsidiary or the Company) shall be converted into the right to receive 0.445 Parent Shares (the "Per Share Merger Consideration"), and all such Company Shares shall no longer be outstanding, shall be canceled and shall cease to exist, and each holder of a certificate representing any such Company Shares shall thereafter cease to have any rights with respect to such Company Shares, except the right to receive the Per Share Merger Consideration for each such Company Share and any unpaid dividends and distributions, if any, to which the holder of such Company Shares is entitled pursuant to Section2(e) upon the surrender of such certificate in accordance with Section2(e) below (collectively, the "Merger Consideration"), PROVIDED, HOWEVER, that the Per Share Merger Consideration shall be subject to proportionate adjustment in the event of any stock split, stock dividend or reverse stock split, and (B) each Company Share owned by Parent, Parent Subsidiary or the Company shall be canceled without payment therefor. No Company Share shall be deemed to be outstanding or to have any rights other than those set forth above in this Section2(d)(v) after the Effective Time. Notwithstanding anything to the contrary in this Section2(d)(v), no fractional Parent Shares shall be issued to then former holders of Company Shares. In lieu thereof, each then former holder of a Company Share who would otherwise have been entitled to receive a fraction of a Parent Share (after taking into account all certificates delivered by such then former holder at any one time) shall receive an amount in cash equal to such fraction of a Parent Share multiplied by the Closing Sales Price per Parent Share on the date of the Effective Time.

                        (vi) Conversion of Stock Rights. The Company shall take all such action as may be necessary to cause, at the Effective Time, each Stock Right (but excluding rights of holders of Nonvoting Shares to exchange such shares for Voting Shares) granted by the Company to purchase Company Shares which is outstanding and unexercised immediately prior thereto (whether or not vested or exercisable), to be converted automatically into an equivalent Stock Right to purchase Parent Shares in an amount and at an exercise price determined as follows:

                        (x) The number of Parent Shares to be subject to the new Stock Right shall be equal to the product of the number of Company Shares subject to the original Stock Right multiplied by the Per Share Merger Consideration, provided that any fractional Parent Shares resulting from such multiplication shall be rounded as provided in the instrument governing such Stock Right or, if there is no such instrument, up to the next whole share; and

                        (y) The exercise price per Parent Share under the new Stock Right shall be equal to the quotient of the exercise price per Company Share under the original Stock Right divided by the Per Share Merger Consideration, provided that the exercise price resulting from such division shall be rounded as provided in the instrument governing such Stock Right or, if there is no such instrument, up to the next whole cent.

                The adjustments provided herein with respect to any original Stock Rights which are "incentive stock options" (as defined in Section 422 of the Code) shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code. The option plan of the Company under which the original Stock Rights were issued shall be assumed by Parent, and the duration and other terms of the new Stock Rights shall be the same as the original Stock Rights, except that all references to the Company shall be deemed to be references to Parent. At the Effective Time, Parent shall deliver to then former holders of original Stock Rights appropriate agreements representing the right to acquire Parent Shares on the terms and conditions set forth in this Section 2(d)(vi).

                The Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Shares for delivery upon exercise of the new Stock Rights in accordance with this
                Section 2(d)(vi). At the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor form) or another appropriate form, and seek to cause such Form S-8 to become effective at or as soon as practicable after the Effective Time, with respect to Parent Shares subject to new employee stock options included in the Stock Rights and shall use reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Securities Exchange Act, Parent shall administer the option plans assumed pursuant to this Section 2(d)(vi) in a manner that complies with Rule 16b-3 promulgated under the Securities Exchange Act to the extent the Company option plan complied with such rule prior to the Merger. Prior to the Effective Time, Parent shall take all actions as may be required to cause the acquisition of equity securities of Parent, as contemplated by this Section 2(d)(vi), by any Person who is or will become a director or officer of Parent to be eligible for exemption under Rule 16b-3(d) promulgated under the Securities Exchange Act.

                        (vii) Conversion of Capital Stock of the Parent Subsidiary. At and as of the Effective Time, each share of common stock, $.01 par value per share, of the Parent Subsidiary shall be converted into one share of common stock, $.01 par value per share, of the Surviving Corporation.

                (e)     Procedure for Exchange.

                        (i) Immediately after the Effective Time, (A) Parent will furnish to The Bank of New York, its transfer agent, or such other bank or trust company reasonably acceptable to the Company, to act as exchange agent (the "Exchange Agent") a corpus (the "Exchange Fund") consisting of Parent Shares and cash sufficient to permit the Exchange Agent to make full payment of the Merger Consideration to the holders of all of the issued and outstanding Company Shares (other than any Company Shares owned by Parent, Parent Subsidiary or the Company), and
                (B) Parent will cause the Exchange Agent to mail a letter of transmittal (with instructions for its use) in a form to be mutually agreed upon by the Company and Parent prior to Closing to each holder of issued and outstanding Company Shares (other than any Company Shares owned by Parent, the Parent Subsidiary or the Company) for the holder to use in surrendering the certificates which, immediately prior to the Effective Time, represented his or its Company Shares against payment of the Merger Consideration to which such holder is entitled pursuant to Section2(d)(v). Upon surrender to the Exchange Agent of such certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, Parent shall promptly cause to be issued a certificate representing that number of whole Parent Shares and a check representing the amount of cash in lieu of any fractional shares and unpaid dividends and distributions, if any, to which such Persons are entitled, after giving effect to any required tax withholdings. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to recipients of Parent Shares. If payment is to be made to a Person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the certificate surrendered or establish to the reasonable satisfaction of the Surviving Corporation or the Exchange Agent that such tax has been paid or is not applicable. In the event any certificate representing Company Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration deliverable in respect thereof; PROVIDED, HOWEVER, the Person to whom such Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner reasonably satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the certificate alleged to have been lost, stolen or destroyed. No dividends or other distributions declared after the Effective Time with respect to Parent Shares and payable to the holders of record thereof shall be paid to the holder of any unsurrendered certificate until the holder thereof shall surrender such certificate in accordance with this Section2(e). After the surrender of a certificate in accordance with this Section2(e), the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the Parent Shares represented by such certificate. No holder of an unsurrendered certificate shall be entitled, until the surrender of such certificate, to vote the Parent Shares into which his or its Company Shares shall have been converted into the right to receive.

                        (ii) The Company will cause its transfer agent to furnish promptly to the Parent Subsidiary a list, as of a recent date, of the record holders of Company Shares and their addresses, as well as mailing labels containing the names and addresses of all record holders of Company Shares and lists of security positions of Company Shares held in stock depositories. The Company will furnish the Parent Subsidiary with such additional information (including, but not limited to, updated lists of holders of Company Shares and their addresses, mailing labels and lists of security positions) and such other assistance as Parent or the Parent Subsidiary or their agents may reasonably request.

                        (iii) The Parent may cause the Exchange Agent to invest the cash included in the Exchange Fund in one or more investments selected by Parent; PROVIDED, HOWEVER, that the terms and conditions of the investments shall be such as to permit the Exchange Agent to make prompt payment of the Merger Consideration as necessary. The Parent may cause the Exchange Agent to pay over to the Surviving Corporation any net earnings with respect to the investments, and Parent will replace promptly any portion of the Exchange Fund which the Exchange Agent loses through investments.

                        (iv) The Parent may cause the Exchange Agent to pay over to the Surviving Corporation any portion of the Exchange Fund (including any earnings thereon) remaining 180 days after the Effective Time, and thereafter all former stockholders of the Company shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as general creditors thereof with respect to the Per Share Merger Consideration and any cash payable upon surrender of their certificates.

                        (v) The Parent shall pay, or shall cause the Surviving Corporation to pay, all charges and expenses of the Exchange Agent.

                (f) Closing of Transfer Records. After the Effective Time, no transfer of Company Shares outstanding prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing Parent Shares, cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, as provided in Section2(e).

                (g) Dissenters' Rights. The holders of Nonvoting Shares as to which dissenters' rights shall have been duly demanded under applicable law (the "Dissenting Shares"), if any, shall be entitled to payment by the Surviving Corporation only of the fair value of such Nonvoting Shares plus accrued interest to the extent permitted by and in accordance with the provisions of applicable law; PROVIDED, HOWEVER, that (i) if any holder of Dissenting Shares shall, under the circumstances permitted by applicable law, subsequently deliver a written withdrawal of such holder's demand or (ii) if any holder fails to establish such holder's entitlement to rights of payment as provided under applicable law, such holder or holders (as the case may be) shall forfeit such right to payment for such Nonvoting Shares and such Nonvoting Shares shall thereupon be deemed to have been converted into Parent Shares as of the Effective Time.

        3. Representations and Warranties of the Company. The Company represents and warrants to Parent and the Parent Subsidiary:

                (a) Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware. If applicable to such country, each of the Company's Subsidiaries operating in such country has been duly incorporated or otherwise organized, is validly existing and, in jurisdictions where the concept is applicable, in good standing under the laws of the jurisdiction of its incorporation or organization. Each of the Company and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification or failure to be in good standing would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement (a "Company Material Adverse Effect"). Each of the Company and its Subsidiaries has full corporate power and corporate authority, and all foreign, federal, state and local governmental permits, licenses and consents, required to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, except for such permits, licenses and consents the failure of which to have would not reasonably be expected to have a Company Material Adverse Effect. The Company does not own any equity interest in any corporation, partnership, limited liability company, joint venture or other legal entity other than the Subsidiaries listed in Section3(a) of the Company Disclosure Letter accompanying this Agreement (the "Company Disclosure Letter").

                (b) Capitalization. The entire authorized capital stock of the Company consists of 2,500,000 shares of preferred stock, $.01 par value per share, none of which are issued and outstanding as of August 26, 1999, 75,000,000 Voting Shares, of which 31,226,052 Voting Shares were issued and outstanding as of August 26, 1999 and no Voting Shares were held in treasury as of August 26, 1999, and 500,000 Nonvoting Shares, of which 99,929 Nonvoting Shares were issued and outstanding as of August 26, 1999 and no Nonvoting Shares were held in treasury as of August 26, 1999. All of the issued and outstanding Company Shares have been duly authorized and are validly issued, fully paid and nonassessable, and none have been issued in violation of any preemptive or similar right. As of August 26, 1999, 155,000 warrants of the Company were outstanding, each such warrant entitling the holder thereof to purchase 1,315,175 Voting Shares at an exercise price of $0.01 per Voting Share (the "Warrants"). As of August 26, 1999, 1,315,148 Voting Shares were subject to issuance pursuant to the Warrants and 6,652,923 Voting Shares were subject to issuance pursuant to employee stock options issued under Company Benefit Plans. Except as set forth above, neither the Company nor any of its Subsidiaries has any outstanding or authorized Stock Rights. Except for stock appreciation rights authorized under Company Benefit Plans, of which none are outstanding as of August 26, 1999, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or any of its Subsidiaries. Except as set forth in Section3(b) of the Company Disclosure Letter, there are no rights, contracts, commitments or arrangements obligating the Company to redeem, purchase or acquire, or offer to purchase, redeem or acquire, any outstanding shares of, or any outstanding options, warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of, capital stock of the Company.

                (c) Subsidiaries. The Company owns, directly or indirectly, 100% of the outstanding shares of capital stock of each of its Subsidiaries free and clear of any Security Interest and each such share of capital stock has been duly authorized and is validly issued, fully paid and nonassessable, and none of such shares of capital stock has been issued in violation of any preemptive or similar right. No shares of capital stock of, or other equity interests in, any Subsidiary of the Company are reserved for issuance, and there are no contracts, agreements, commitments or arrangements obligating the Company or any of its Subsidiaries (i) to offer, sell, issue, grant, pledge, dispose of or encumber any shares of capital stock of, or other equity interests in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, any of the Subsidiaries of the Company or (ii) to redeem, purchase or acquire, or offer to purchase or acquire, any outstanding shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interest in, or any outstanding securities that are convertible into or exchangeable for, any shares of capital stock of, or other equity interests in, any of the Subsidiaries of the Company.

                (d) Voting Arrangements. Except as set forth in Section3(d) of the Company Disclosure Letter or in Company Reports filed prior to the date hereof, there are no voting trusts, proxies or other similar agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries or with respect to the registration of the offering, sale or delivery of any shares of capital stock of the Company or any of its Subsidiaries under the Securities Act. There are no issued or outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which stockholders of the Company may vote.

                (e) Authorization of Transaction. The Company has full power and authority (including full corporate power and corporate authority), and has taken all required action necessary to properly execute and deliver this Agreement and to perform its obligations hereunder, and this Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law; PROVIDED, HOWEVER, that the Company cannot consummate the Merger unless and until it receives the Requisite Stockholder Approval of the Company Stockholders.

                (f) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree or other restriction of any government, governmental agency or court of competent jurisdiction (a "Government Entity") to which the Company or any of its Subsidiaries is subject or any provision of the charter or by-laws of the Company or any of its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Company or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not reasonably be expected to have a Company Material Adverse Effect or except as set forth in Section3(f) of the Company Disclosure Letter. Other than as required under the provisions of the Hart-Scott-Rodino Act, Foreign Competition Laws, the Delaware General Corporation Law, Nasdaq, the Securities Exchange Act, the Securities Act and state securities laws, neither the Company nor any of its Subsidiaries needs to give any notice to, make any filing with or obtain any authorization, consent or approval of any Government Entity in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file or to obtain any authorization, consent or approval would not reasonably be expected to have a Company Material Adverse Effect or except as set forth in Section3(f) of the Company Disclosure Letter. "Required Company Consents" means any authorization, consent or approval of a Government Entity or other Third Party required to be obtained pursuant to any Foreign Competition Laws or state securities laws or so that a matter set forth in Section3(f) of the Company Disclosure Letter would not be reasonably expected to have a Company Material Adverse Effect for purposes of this Section3(f).

                (g) Filings with the SEC. The Company has made all filings with the SEC that it has been required to make under the Securities Act and the Securities Exchange Act (collectively, the "Company Reports"). Each of the Company Reports has complied with the Securities Act and the Securities Exchange Act in all material respects. None of the Company Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                (h)     Financial Statements.

                        (i) The Company has filed an Annual Report on Form 10-K (the "Company 10-K") for the fiscal year ended December 31, 1998 and a Quarterly Report on Form 10-Q (the "Company 10-Q") for the fiscal quarter ended June 30, 1999. The financial statements included in the Company 10-K and the Company 10-Q (including the related notes and schedules) have been prepared from the books and records of the Company and its Subsidiaries in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and present fairly in all material respects the financial condition of the Company and its Subsidiaries as of the indicated dates and the results of operations and cash flows of the Company and its Subsidiaries for the periods set forth therein, (subject in the case of quarterly financial statements to the absence of complete footnotes and subject to normal year-end audit adjustments).

                        (ii) From June 30, 1999 until the date of this Agreement, the Company and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of the Company and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business or (B) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (C) liabilities disclosed in Section3(h) of the Company Disclosure Letter or in Company Reports filed prior to the date hereof.

                (i) Events Subsequent to June 30, 1999. From June 30, 1999 to the date of this Agreement, except as disclosed in the Company Reports filed prior to the date hereof or except as set forth in Section3(i) of the Company Disclosure Letter, (i) the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any transaction other than according to, the ordinary and usual course of such businesses, and (ii) there has not been (A) any change in the financial condition, business or results of operations of the Company or any of its Subsidiaries, or any development or combination of developments relating to the Company or any of its Subsidiaries of which management of the Company has knowledge, and which would reasonably be expected to have a material adverse effect upon the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; (B) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company, or any redemption, repurchase or other reacquisition of any of the capital stock of the Company; (C) any change by the Company in accounting principles, practices or methods materially affecting the reported consolidated assets, liabilities or results of operations of the Company; (D) any increase in the compensation of any officer of the Company or any of its Subsidiaries or grant of any general salary or benefits increase to the employees of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practices; (E) any issuance or sale of any capital stock or other securities (including any Stock Rights) by the Company or any of its Subsidiaries of any kind, other than upon exercise of Stock Rights issued by or binding upon the Company; (F) any modification, amendment or change to the terms or conditions of any Stock Right; or (G) any split, combination, reclassification, redemption, repurchase or other reacquisition of any capital stock or other securities of the Company or any of its Subsidiaries.

                (j) Compliance. Except as set forth in Section3(j) of the Company Disclosure Letter or in Company Reports filed prior to the date hereof, the Company and its Subsidiaries are in compliance with all applicable foreign, federal, state and local laws, rules and regulations except where the failure to be in compliance would not reasonably be expected to have a Company Material Adverse Effect.

                (k) Brokers' and Other Fees. Except as set forth in Section3(k) of the Company Disclosure Letter, none of the Company and its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

                (l) Litigation and Liabilities. Except as disclosed in Section3(l) of the Company Disclosure Letter or in Company Reports filed prior to the date hereof, there are (i) no actions, suits or proceedings pending or, to the knowledge of the management of the Company, threatened against the Company or any of its Subsidiaries, or any facts or circumstances known to the management of the Company which may give rise to an action, suit or proceeding against the Company or any of its Subsidiaries, which (x) would reasonably be expected to have a Company Material Adverse Effect, and (ii) no obligations or liabilities of the Company or any of its Subsidiaries, whether accrued, contingent or otherwise, known to the management of the Company which would reasonably be expected to have a material adverse effect upon the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole.

                (m) Taxes. Except as set forth in Section3(m) of the Company Disclosure Letter or in Company Reports filed prior to the date hereof, the Company and each of its Subsidiaries have duly filed or caused to be duly filed on their behalf all federal, state, local and foreign Tax Returns required to be filed by them, and have duly paid, caused to be paid or made adequate provision for the payment of all Taxes required to be paid in respect of the periods covered by such Tax Returns, except where the failure to file such Tax Returns or to pay such Taxes would not reasonably be expected to have a material adverse effect upon the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole. Except as set forth in Section3(m) of the Company Disclosure Letter, no claims for Taxes have been asserted against the Company or any of its Subsidiaries and no material deficiency for any Taxes has been proposed, asserted or assessed which has not been resolved or paid in full. To the knowledge of the Company's management, no Tax Return or taxable period of the Company or any of its Subsidiaries is under examination by any taxing authority, and neither the Company nor any of its Subsidiaries has received written notice of any pending audit by any taxing authority. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return for any period of the Company or any or its Subsidiaries. Except as set forth in Section3(m) of the Company Disclosure Letter, there are no tax liens other than liens for Taxes not yet due and payable relating to the Company or any of its Subsidiaries. The Company has no reason to believe that any conditions exist that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Except as provided in Section3(m) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any agreement or contract which would result in payment of any "excess parachute payment," within the meaning of Section 280G of the Code, as of the date of this Agreement. Neither the Company nor any of its Subsidiaries has filed any consent pursuant to Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset owned by the Company or any of its Subsidiaries. The Company has not been and is not a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of the Company or its Subsidiaries (x) has been a member of an "affiliated group," within the meaning of Section 1504(a) of the Code, other than a group the common parent of which was the Company or (y) has any liability for the Taxes of any person, other than any of the Company or its Subsidiaries under Treasury Regulation Section1.1502-6 (or any similar provision of state, local or foreign law) as a transferee, successor, by contract or otherwise.

                (n) Fairness Opinion. Morgan Stanley & Co. Incorporated has delivered to the Company Board the Company Fairness Opinion, and a true and complete copy thereof has been furnished to Parent.

                (o)     Employee Benefits.

                        (i) All material pension, profit-sharing, deferred compensation, savings, stock bonus and stock option plans, and all employee benefit plans, whether or not covered by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which are sponsored by the Company or any Company ERISA Affiliate (as defined below) of the Company or to which the Company or any Company ERISA Affiliate of the Company makes contributions, and which cover employees of the Company (the "Company Employees") or former employees of the Company, all employment or severance contracts with employees of the Company or its Subsidiaries who receive more than $75,000 in total cash compensation per annum, and any applicable "change of control" or similar provisions in any plan, contract or arrangement that cover Company Employees (collectively, "Company Benefit Plans" and individually a "Company Benefit Plan") are accurately and completely listed in Section3(o) of the Company Disclosure Letter. No Company Benefit Plan is a multi-employer plan, money purchase plan, defined benefit plan, multiple employer plan or multiple employer welfare arrangement and no Company Benefit Plan is covered by Title IV of ERISA. True and complete copies of all Company Benefit Plans (other than medical and other similar welfare plans made generally available to all Company Employees) have been made available to Parent.

                        (ii) All Company Benefit Plans to the extent subject to ERISA, are in compliance in all material respects with ERISA and the rules and regulations promulgated thereunder. Each Company Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Company Pension Plan") and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter from the Internal Revenue Service, which determination letter is currently in effect, and there are no proceedings pending or, to the knowledge of the management of the Company, threatened, or any facts or circumstances known to the management of the Company, which are reasonably likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of the management of the Company, threatened litigation relating to the Company Benefit Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, is reasonably likely to subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

                        (iii) No liability under Title IV of ERISA has been or is reasonably likely to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated Company Benefit Plan that is a "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered a predecessor of the Company or one employer with the Company under Section 4001 of ERISA (a "Company ERISA Affiliate"). All contributions required to be made under the terms of any Company Benefit Plan have been timely made or reserves therefor on the balance sheet of the Company have been established, which reserves are adequate. Except as required by
                Part 6 of Title I of ERISA, the Company does not have any unfunded obligations for retiree health and life benefits under any Company Benefit Plan.

                (p)     Delaware General Corporation Law.  For purposes of
Section 203 of the Delaware General Corporation Law, the execution and delivery of this Agreement and the Stockholder Agreements and consummation of transactions contemplated hereby and thereby, including without limitation the purchase by Parent of Company Shares or other securities issued by the Company, has received the prior approval of the Board of Directors of the Company and, accordingly, Parent will not be subject to the restrictions of Section 203(b) of the Delaware General Corporation Law in the consummation of the Merger or this Agreement or the Stockholder Agreements or the transactions contemplated by either thereof.

                (q) Year 2000. Except as disclosed in the previously filed Company Reports, the Company's products and information systems are Year 2000 Compliant except to the extent that their failure to be Year 2000 Compliant would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole. For purposes of this Agreement, "Year 2000 Compliant" shall mean that a Person's products and information systems accurately process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000 and leap year calculations.

                (r) Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, or would not otherwise require disclosure pursuant to the Securities Exchange Act, or are listed in Section3(r) of the Company Disclosure Letter or described in Company Reports filed prior to the date hereof, (i) each of the Company and its Subsidiaries has complied and is in compliance with all applicable Environmental Laws (as defined below); (ii) the properties currently owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with Hazardous Substances (as defined below); (iii) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iv) neither the Company nor any or its Subsidiaries has had any release or threat of release of any Hazardous Substance; (v) neither the Company nor any of its Subsidiaries has received any notice, demand, threat, letter, claim or request for information alleging that it or any of its Subsidiaries may be in violation of or liable under any Environmental Law (including any claims relating to electromagnetic fields or microwave transmissions); (vi) neither the Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any governmental or regulatory authority of competent jurisdiction or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (vii) there are no circumstances or conditions involving the Company or any of its Subsidiaries that would reasonably be expected to result in any claims, liabilities, investigations, costs or restrictions on the ownership, use or transfer of any of its properties pursuant to any Environmental Law.

                As used herein, the term "Environmental Law" means any federal, state, local, foreign or other law (including common law), statutes, ordinances or codes relating to: (i) the protection, investigation or restoration of the environment, health, safety or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or
(iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to person or property in connection with any Hazardous Substance.

                As used herein, the term "Hazardous Substances" means any substance that is listed, classified or regulated pursuant to any Environmental Law, including any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon.

                (s) Intellectual Property. Except as disclosed in Section3(s) of the Company Disclosure Letter or in the Company Reports filed prior to the date hereof, the Company and its Subsidiaries have all right, title and interest in, or a valid and binding license to use, all Company Intellectual Property (as defined below). Except as disclosed in Section3(s) of the Company Disclosure Letter or in the Company Reports filed prior to the date hereof, the Company and its Subsidiaries (i) have not defaulted in any material respect under any license to use any Company Intellectual Property, (ii) are not the subject of any proceeding or litigation for infringement of any third party intellectual property, (iii) have no knowledge of circumstances that would be reasonably expected to give rise to any such proceeding or litigation and (iv) have no knowledge of circumstances that are causing or would be reasonably expected to cause the loss or impairment of any Company Intellectual Property, other than a default, proceeding, litigation, loss or impairment that is not having or would not be reasonably expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operation of the Company and its Subsidiaries taken as a whole.

                For purposes of this Agreement, "Company Intellectual Property" means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, copyrights and copyright rights, trade secret and trade secret rights, and other intellectual property rights, and all pending applications for and registrations of any of the foregoing that are individually or in the aggregate material to the conduct of the business of the Company and its Subsidiaries taken as a whole.

                (t) Insurance. Except as set forth in Section3(t) of the Company Disclosure Letter, each of the Company and its Subsidiaries is insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting the business as conducted by the Company and its Subsidiaries during such time period.

                (u) Certain Contracts. Except as set forth in Section3(u) of the Company Disclosure Letter, all material contracts to which the Company or any of its Subsidiaries is a party or may be bound that are required by Item 610(b)(10) of Regulation S-K to be filed as exhibits to, or incorporated by reference in, the Company 10-K or the Company 10-Q have been so filed or incorporated by reference. All material contracts to which the Company or any of its Subsidiaries is a party or may be bound that have been entered into as of the date hereof and will be required by Item 610(b)(10) of Regulation S-K to be filed or incorporated by reference into the Company's Quarterly Report on Form 10-Q for the period ending September 30, 1999, but which have not previously been filed or incorporated by reference into any Company Report, are set forth in Section3(u) of the Company Disclosure Letter. All contracts, licenses, consents, royalty or other agreements which are material to the Company and its Subsidiaries, taken as a whole, to which the Company or any of its Subsidiaries is a party (the "Company Contracts") are valid and in full force and effect on the date hereof except to the extent they have previously expired in accordance with their terms or, to the extent such invalidity would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole and, to the Company's knowledge, neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Contract, except for defaults which individually and in the aggregate would not reasonably be expected to result in a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole.

        4. Representations and Warranties of Parent and the Parent Subsidiary. Each of Parent and the Parent Subsidiary represents and warrants to the Company:

                (a) Organization, Qualification and Corporate Power. Each of Parent and Parent Subsidiary has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware. If applicable to such country, each of Parent's Subsidiaries operating in such country has been duly incorporated or otherwise organized, is validly existing and, in jurisdictions where the concept is applicable, in good standing under the laws of the jurisdiction of its incorporation or organization. Each of Parent and its Subsidiaries is duly authorized to conduct business and, if applicable to such country, is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification or failure to be in good standing would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Parent and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement (a "Parent Material Adverse Effect"). Each of Parent and its Subsidiaries has full corporate power and corporate authority, and all foreign, federal, state and local governmental permits, licenses and consents, required to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, except for such permits, licenses and consents the failure of which to have would not reasonably be expected to have a Parent Material Adverse Effect. Parent does not own any equity interest in any corporation, partnership, limited liability company, joint venture or other entity other than the Subsidiaries listed in Section4(a) of Parent's disclosure letter accompanying this Agreement (the "Parent Disclosure Letter").

                (b) Capitalization. The entire authorized capital stock of Parent consists of 1,281,958 shares of preferred stock, $.01 par value per share, none of which are issued and outstanding, and 50,000,000 Parent Shares, of which 32,601,087 Parent Shares were issued and outstanding as of August 23, 1999 and no Parent Shares were held in treasury on August 23, 1999. All of the issued and outstanding Parent Shares have been duly authorized and are validly issued, fully paid and nonassessable, and none have been issued in violation of any preemptive or similar right. Except as set forth in Section4(b) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries has any outstanding or authorized Stock Rights. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Parent or any of its Subsidiaries. There are no rights, contracts, commitments or arrangements obligating Parent or any of its Subsidiaries to redeem, purchase or acquire, or offer to purchase, redeem or acquire, any outstanding shares of, or any outstanding options, warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of, capital stock of Parent.

                (c) Subsidiaries. Except as set forth in Section4(a) of the Parent Disclosure Letter, Parent, directly or indirectly, owns 100% of the outstanding shares of capital stock of each of its Subsidiaries free and clear of any Security Interest and each such share of capital stock has been duly authorized and is validly issued, fully paid and nonassessable, and none of such shares of capital stock has been issued in violation of any preemptive or similar right. No shares of capital stock of, or other equity interests in, any Subsidiary of Parent are reserved for issuance, and there are no contracts, agreements, commitments or arrangements obligating Parent or any of its Subsidiaries (i) to offer, sell, issue, grant, pledge, dispose of or encumber any shares of capital stock of, or other equity interests in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, any of the Subsidiaries of Parent or (ii) to redeem, purchase or acquire, or offer to purchase or acquire, any outstanding shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interest in, or any outstanding securities that are convertible into or exchangeable for, any shares of capital stock of, or other equity interests in, any of the Subsidiaries of Parent.

                (d) Voting Arrangements. There are no voting trusts, proxies or other similar agreements or understandings to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of Parent or any of its Subsidiaries. There are no issued or outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote on any matters on which stockholders of Parent may vote.

                (e) Authorization of Transaction. Each of Parent and the Parent Subsidiary has full power and authority (including full corporate power and corporate authority), and has taken all required action, necessary to properly execute and deliver this Agreement and to perform its obligations hereunder, and this Agreement constitutes the valid and legally binding obligation of each of Parent and the Parent Subsidiary, enforceable in accordance with its terms and conditions, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law; PROVIDED, HOWEVER, that Parent cannot consummate the Merger unless and until it receives the Requisite Stockholder Approval of the Parent Stockholders.

                (f) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree or other restriction of any Government Entity to which Parent or any of its Subsidiaries is subject or any provision of the charter or by-laws of Parent or any of its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which either Parent or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject, except in the case of clause (ii) where the violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not reasonably be expected to have a Parent Material Adverse Effect. Other than as required under the provisions of the Hart-Scott-Rodino Act, Foreign Competition Laws, Nasdaq, the Securities Exchange Act, the Securities Act and state securities laws, neither Parent nor any of its Subsidiaries needs to give any notice to, make any filing with or obtain any authorization, consent or approval of any Government Entity in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file or to obtain any authorization, consent or approval would not reasonably be expected to have a Parent Material Adverse Effect or except as set forth in Section4(f) of the Parent Disclosure Letter. "Required Parent Consents" means any authorization, consent or approval of a Government Entity or other Third Party required to be obtained pursuant to any Foreign Competition Laws or state securities laws or so that a matter set forth in Section4(f) of the Parent Disclosure Letter would not be reasonably expected to have a Parent Material Adverse Effect for purposes of this Section4(f).

                (g) Filings with the SEC. Parent has made all filings with the SEC that it has been required to make under the Securities Act and the Securities Exchange Act (collectively, the "Parent Reports"). Each of the Parent Reports has complied with the Securities Act and the Securities Exchange Act in all material respects. None of the Parent Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                (h)     Financial Statements.

                        (i) Parent has filed an Annual Report on Form 10-K (the "Parent 10-K") for the fiscal year ended December 31, 1998 and a Quarterly Report on Form 10-Q (the "Parent 10-Q") for the fiscal quarter ended June 30, 1999. The financial statements included in the Parent 10-K and the Parent 10-Q (including the related notes and schedules) have been prepared from the books and records of Parent and its Subsidiaries in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and present fairly in all material respects the financial condition of Parent and its Subsidiaries as of the indicated dates and the results of operations and cash flows of Parent and its Subsidiaries for the periods set forth therein, (subject in the case of quarterly financial statements to the absence of complete footnotes and subject to normal year-end audit adjustments).

                        (ii) From June 30, 1999 until the date of this Agreement, Parent and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of Parent and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business or (B) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or (C) liabilities disclosed in Section4(h) of the Parent Disclosure Letter or in Parent Reports filed prior to the date hereof.

                (i) Events Subsequent to June 30, 1999. From June 30, 1999 to the date of this Agreement, except as disclosed in the Parent Reports filed prior to the date hereof or except as set forth in Section4(i) of the Parent Disclosure Letter, (i) Parent and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any transaction other than according to, the ordinary and usual course of such businesses, and (ii) there has not been (A) any change in the financial condition, business or results of operations of Parent or any of its Subsidiaries, or any development or combination of developments relating to Parent or any of its Subsidiaries of which management of Parent has knowledge, and which would reasonably be expected to have a material adverse effect upon the business, financial condition or results of operations of Parent and its Subsidiaries taken as a whole; (B) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of Parent, or any redemption, repurchase or other reacquisition of any of the capital stock of Parent; (C) any change by Parent in accounting principles, practices or methods; (D) any increase in the compensation of any officer of Parent or any of its Subsidiaries or grant of any general salary or benefits increase to the employees of Parent or any of its Subsidiaries other than in the ordinary course of business consistent with past practices; (E) any issuance or sale of any capital stock or other securities (including any Stock Rights) by Parent or any of its Subsidiaries of any kind, other than upon exercise of Stock Rights issued by or binding upon Parent; (F) any modification, amendment or change to the terms or conditions of any Stock Right; or (G) any split, combination, reclassification, redemption, repurchase or other reacquisition of any capital stock or other securities of Parent or any of its Subsidiaries.

                (j) Compliance. Except as set forth in Section4(j) of the Parent Disclosure Letter or in Parent Reports filed prior to the date hereof, Parent and its Subsidiaries are in compliance with all applicable foreign, federal, state and local laws, rules and regulations except where the failure to be in compliance would not reasonably be expected to have a Parent Material Adverse Effect.

                (k) Brokers' and Other Fees. Except as set forth in Section4(k) of the Parent Disclosure Letter, none of Parent and its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

                (l) Litigation and Liabilities. Except as disclosed in Section4(l) of the Parent Disclosure Letter or in Parent Reports filed prior to the date hereof, there are (i) no actions, suits or proceedings pending or, to the knowledge of the management of Parent, threatened against Parent or any of its Subsidiaries, or any facts or circumstances known to the management of Parent which may give rise to an action, suit or proceeding against Parent or any of its Subsidiaries, which (x) would reasonably be expected to have a Parent Material Adverse Effect and (ii) no obligations or liabilities of Parent or any of its Subsidiaries, whether accrued, contingent or otherwise, known to the management of Parent which would reasonably be expected to have a material adverse effect upon the business, financial condition or results of operations of Parent and its Subsidiaries taken as a whole.

                (m) Taxes. Except as set forth in Section4(m) of the Parent Disclosure Letter or in Parent Reports filed prior to the date hereof, Parent and each of its Subsidiaries have duly filed or caused to be duly filed on their behalf all federal, state, local and foreign Tax Returns required to be filed by them, and have duly paid, caused to be paid or made adequate provision for the payment of all Taxes required to be paid in respect of the periods covered by such Tax Returns, except where the failure to file such Tax Returns or pay such Taxes would not reasonably be expected to have a material adverse effect upon the business, financial condition or results of operations of Parent and its Subsidiaries taken as a whole. Except as set forth in Section4(m) of the Parent Disclosure Letter, no claims for Taxes have been asserted against Parent or any of its Subsidiaries and no material deficiency for any Taxes has been proposed, asserted or assessed which has not been resolved or paid in full. To the knowledge of Parent's management, no Tax Return or taxable period of Parent or any of its Subsidiaries is under examination by any taxing authority, and neither Parent nor any of its Subsidiaries has received written notice of any pending audit by any taxing authority. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return for any period of Parent or any or its Subsidiaries. Except as set forth in Section4(m) of the Parent Disclosure Letter, there are no tax liens other than liens for Taxes not yet due and payable relating to Parent or any of its Subsidiaries. Parent has no reason to believe that any conditions exist that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Neither Parent nor any of its Subsidiaries is a party to any agreement or contract which would result in payment of any "excess parachute payment" within the meaning of
Section 280G of the Code as a result of the transactions contemplated hereby. Neither Parent nor any of its Subsidiaries has filed any consent pursuant to
Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset owned by Parent or any of its Subsidiaries. Parent has not been and is not a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of Parent or its Subsidiaries (x) has been a member of an "affiliated group," within the meaning of Section 1504(a) of the Code, other than a group the common parent of which was Parent or (y) has any liability for the Taxes of any person, other than any of Parent or its Subsidiaries under Treasury Regulation Section1.1502-6 (or any similar provision of state, local or foreign law) as a transferee, successor, by contract or otherwise.

                (n) Fairness Opinion. ING Barings LLC has delivered to the Parent Board the Parent Fairness Opinion, and a true and complete copy thereof has been furnished to the Company.

                (o)     Employee Benefits.

                        (i) All pension, profit-sharing, deferred compensation, savings, stock bonus and stock option plans, and all employee benefit plans, whether or not covered by ERISA which are sponsored by Parent or any Parent ERISA Affiliate (as defined below) of Parent or to which Parent or any Parent ERISA Affiliate of Parent makes contributions, and which cover employees of Parent (the "Parent Employees") or former employees of Parent, all employment or severance contracts with executive officers of Parent, and any applicable "change of control" or similar provisions in any plan, contract or arrangement that cover Employees (collectively, "Parent Benefit Plans" and individually a "Parent Benefit Plan") are accurately and completely listed in Section4(o) of the Parent Disclosure Letter. No Parent Benefit Plan is a multi-employer plan, money purchase plan, defined benefit plan, multiple employer plan or multiple employer welfare arrangement and no Parent Benefit Plan is covered by Title IV of ERISA. True and complete copies of all Parent Benefit Plans (other than medical and other similar welfare plans made generally available to all Parent Employees) have been made available to the Company.

                        (ii) All Parent Benefit Plans to the extent subject to ERISA, are in compliance in all material respects with ERISA and the rules and regulations promulgated thereunder. Each Parent Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Parent Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service, which determination letter is currently in effect, and there are no proceedings pending or, to the knowledge of the management of Parent, threatened, or any facts or circumstances known to the management of Parent, which are reasonably likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of the management of Parent, threatened litigation relating to the Parent Benefit Plans. Neither Parent nor any of its Subsidiaries has engaged in a transaction with respect to any Parent Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, is reasonably likely to subject Parent or any of its Subsidiaries to a tax or penalty imposed by either
                Section 4975 of the Code or Section 502(i) of ERISA.

                        (iii) No liability under Title IV of ERISA has been or is reasonably likely to be incurred by Parent or any of its Subsidiaries with respect to any ongoing, frozen or terminated Parent Benefit Plan that is a "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered a predecessor of Parent or one employer with Parent under Section 4001 of ERISA (a "Parent ERISA Affiliate"). All contributions required to be made under the terms of any Parent Benefit Plan have been timely made or reserves therefor on the balance sheet of Parent have been established, which reserves are adequate. Except as required by
                Part 6 of Title I of ERISA, Parent does not have any unfunded obligations for retiree health and life benefits under any Parent Benefit Plan.

                (p) Year 2000. Except as disclosed in the previously filed Parent Reports, Parent's products and information systems are Year 2000 Compliant except to the extent that their failure to be Year 2000 Compliant would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Parent and its Subsidiaries taken as a whole.

                (q) Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a material adverse effect on the business, financial condition or results of operations of Parent and its Subsidiaries taken as a whole, or would not otherwise require disclosure pursuant to the Securities Exchange Act, or are listed in Section4(q) of the Parent Disclosure Letter or described in Parent Reports filed prior to the date hereof, (i) each of Parent and its Subsidiaries has complied and is in compliance with all applicable Environmental Laws; (ii) the properties currently owned or operated by Parent or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with Hazardous Substances (as defined below); (iii) neither Parent nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iv) neither Parent nor any or its Subsidiaries has had any release or threat of release of any Hazardous Substance; (v) neither Parent nor any of its Subsidiaries has received any notice, demand, threat, letter, claim or request for information alleging that it or any of its Subsidiaries may be in violation of or liable under any Environmental Law (including any claims relating to electromagnetic fields or microwave transmissions); (vi) neither Parent nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any governmental or regulatory authority of competent jurisdiction or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (vii) there are no circumstances or conditions involving Parent or any of its Subsidiaries that could reasonably be expected to result in any claims, liabilities, investigations, costs or restrictions on the ownership, use or transfer of any of its properties pursuant to any Environmental Law.

                (r) Intellectual Property. Except as disclosed in Section4(r) of the Parent Disclosure Letter or in the Parent Reports filed prior to the date hereof, Parent and its Subsidiaries have all right, title and interest in, or a valid and binding license to use, all Parent Intellectual Property (as defined below). Except as disclosed in Section4(r) of the Parent Disclosure Letter or in the Parent Reports filed prior to the date hereof, Parent and its Subsidiaries (i) have not defaulted in any material respect under any license to use any Parent Intellectual Property, (ii) are not the subject of any proceeding or litigation for infringement of any third party intellectual property, (iii) have no knowledge of circumstances that would be reasonably expected to give rise to any such proceeding or litigation and (iv) have no knowledge of circumstances that are causing or would be reasonably expected to cause the loss or impairment of any Parent Intellectual Property, other than a default, proceeding, litigation, loss or impairment that is not having or would not be reasonably expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operation of Parent and its Subsidiaries taken as a whole.

                For purposes of this Agreement, "Parent Intellectual Property" means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, copyrights and copyright rights, trade secret and trade secret rights, and other intellectual property rights, and all pending applications for and registrations of any of the foregoing that are individually or in the aggregate material to the conduct of the business of Parent and its Subsidiaries taken as a whole.

                (s) Insurance. Except as set forth in Section4(s) of the Parent Disclosure Letter, each of Parent and its Subsidiaries is insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting the business as conducted by Parent and its Subsidiaries during such time period.

                (t) Certain Contracts. Except as set forth in Section4(t) of the Parent Disclosure Letter, all material to which Parent or any of its Subsidiaries is a party or may be bound that are required by Item 610(b)(10) of Regulation S-K to be filed as exhibits to, or incorporated by reference in, the Parent 10-K or the Parent 10-Q have been so filed or incorporated by reference. All material contracts to which Parent or any of its Subsidiaries is a party or may be bound that have been entered into as of the date hereof and will be required by Item 610(b)(10) of Regulation S-K to be filed or incorporated by reference into Parent's Quarterly Report on Form 10-Q for the period ending September 30, 1999, but which have not previously been filed or incorporated by reference into any Parent Reports, are set forth in Section4(t) of the Parent Disclosure Letter. All contracts, licenses, consents, royalty or other agreements which are material to Parent and its Subsidiaries, taken as a whole, to which Parent or any of its Subsidiaries is a party (the "Parent Contracts") are valid and in full force and effect on the date hereof except to the extent they have previously expired in accordance with their terms or, to the extent such invalidity would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Parent and its Subsidiaries taken as a whole and, to Parent's knowledge, neither Parent nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Parent Contract, except for defaults which individually and in the aggregate would not reasonably be expected to result in a material adverse effect on the business, financial condition or results of operations of Parent and its Subsidiaries taken as a whole.

                (u) Activities of Parent Subsidiary. Since the date of its incorporation, Parent Subsidiary has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Parent Subsidiary has a positive net worth under GAAP.

                (v) Circe. Parent and/or its Subsidiaries have all Circe Rights necessary for the operation of Rings 1 and 2 of the Circe Network, except to the extent the failure to have any such Circe Rights, would not, in the aggregate, be reasonably expected to have a Parent Material Adverse Effect. All material Circe Rights relating to Rings 1 and 2 have terms or are renewable without material cost, for the entire expected useful life of such rings. To Parent's knowledge, as of the date of this Agreement, there is no existing or anticipated fact or circumstance that would be reasonably expected to cause a material delay in the scheduled in-service date of Circe Rings 3, 4 or 5 as described in the most recent Parent Reports filed prior to the date hereof.

        5. Covenants. The Parties agree as follows with respect to the period from and after the execution of this Agreement through and including the Effective Time (except for Section5(j), Section5(l) and Section5(q), which will apply from and after the Effective Time in accordance with their respective terms and Section5(p) which will apply from the date hereof and shall survive after the Closing).

                (a) _General. Each of the Parties will use all reasonable efforts to take all actions and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section6 below).

                (b) _Notices and Consents. The Company and Parent will give any notices (and will cause each of their respective Subsidiaries to give any notices) to third parties, and will use all reasonable efforts to obtain (and will cause each of their respective Subsidiaries to use all reasonable efforts to obtain) any third-party consents, that may be required in connection with the matters referred to in Section3(f) and Section4(f) above (regardless of whether the failure to give such notice or obtain such consent would result in a Company Material Adverse Effect or a Parent Material Adverse Effect).

                (c) _Regulatory Matters and Approvals. Each of the Parties, promptly after the date hereof, will (and the Company, promptly after the date hereof, will cause each of its Subsidiaries to) give any notices to, make any filings with and use all reasonable efforts to obtain any authorizations, consents and approvals of Government Entities in connection with the matters referred to in Section3(f) and Section4(f) above. Without limiting the generality of the foregoing:

                        (i) Federal Securities Laws. As promptly as practicable following the date hereof, Parent and the Parent Subsidiary shall, in cooperation with the Company, prepare and file with the SEC preliminary proxy materials which shall constitute the Joint Proxy Statement/Prospectus (such proxy statement/prospectus, and any amendments or supplements thereto, the "Joint Proxy Statement/Prospectus") and a registration statement on Form S-4 with respect to the issuance of Parent Shares in connection with the Merger (the "Registration Statement"), and file with state securities administrators such registration statements or other documents as may be required under applicable blue sky laws to qualify or register such Parent Shares in such states as are designated by the Company (the "Blue Sky Filings"). The Joint Proxy Statement/Prospectus will be included in the Registration Statement as Parent's prospectus. The Registration Statement and the Joint Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of Parent and the Parent Subsidiary shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable after filing with the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Parent and the Parent Subsidiary agree that none of the information supplied or to be supplied by Parent or the Parent Subsidiary for inclusion or incorporation by reference in the Registration Statement and/or the Joint Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Company Special Meeting (as defined below) or the Parent Special Meeting (as defined below), will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees that none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Joint Proxy Statement/ Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Company Special Meeting or the Parent Special Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of the foregoing, it is understood and agreed that information concerning or related to Parent and the Parent Special Meeting will be deemed to have been supplied by Parent and information concerning or related to the Company and the Company Special Meeting shall be deemed to have been supplied by the Company. Parent will provide the Company with a reasonable opportunity to review and comment on the Joint Proxy Statement/Prospectus and any amendment or supplement thereto prior to filing such with the SEC, will provide the Company with a copy of all such filings made with the SEC and will notify the Company as promptly as practicable after the receipt of any comments from the SEC or its staff or from any state securities administrators and of any request by the SEC or its staff or by any state securities administrators for amendments or supplements to the Registration Statement or any Blue Sky Filings or for additional information, and will supply the Company and its legal counsel with copies of all correspondence between Parent or any of its representatives, on the one hand, and the SEC, its staff or any state securities administrators, on the other hand, with respect to the Registration Statement. No change, amendment or supplement to the information supplied by the Company for inclusion in the Joint Proxy Statement/ Prospectus shall be made without the approval of the Company, which approval shall not be unreasonably withheld or delayed. If, at any time prior to the Effective Time, any event relating to the Company or Parent or any of their respective Affiliates, officers or directors is discovered by the Company or Parent, as the case may be, that is required by the Securities Act, the Securities Exchange Act, or the rules or regulations thereunder, to be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, the Company or Parent, as the case may be, will as promptly as practicable inform the other, and such amendment or supplement will be promptly filed with the SEC and disseminated to the stockholders of the Company and

                Parent, to the extent required by applicable securities laws. All documents which the Company or Parent files or is responsible for filing with the SEC and any other regulatory agency in connection with the Merger (including, without limitation, the Registration Statement and the Joint Proxy Statement/Prospectus) will comply as to form and content in all material respects with the provisions of applicable law. Notwithstanding the foregoing, the Company, on the one hand, and Parent and the Parent Subsidiary, on the other hand, make no representations or warranties with respect to any information that has been supplied in writing by the other, or the other's auditors, attorneys or financial advisors, specifically for use in the Registration Statement or the Joint Proxy Statement/Prospectus, or in any other documents to be filed with the SEC or any other regulatory agency expressly for use in connection with the transactions contemplated hereby.

                        (ii) Delaware General Corporation Law. The Company will take all action, to the extent necessary in accordance with applicable law, its certificate of incorporation and by-laws to convene a special meeting of its stockholders (the "Company Special Meeting"), as soon as reasonably practicable in order that the stockholders may consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with the Delaware General Corporation Law. Parent will take all action, to the extent necessary in accordance with applicable law, its certificate of incorporation and by-laws to convene a special meeting of its stockholders (the "Parent Special Meeting"), as soon as reasonably practicable in order that the stockholders may consider and vote upon the issuance of Parent Shares in connection with the Merger as provided in the Agreement as required by the rules of Nasdaq and, if necessary, an amendment to the certificate of incorporation of Parent to increase the number of authorized Parent Shares. The Company and Parent shall mail the Joint Proxy Statement/Prospectus to their respective stockholders simultaneously and as soon as reasonably practicable. Subject to Section5(h)(iv) and Section5(i)(iv) below, the Joint Proxy Statement/Prospectus shall contain the affirmative unanimous recommendations of the Company Board in favor of the adoption of this Agreement and the approval of the Merger and of the Parent Board in favor of issuance of Parent Shares in connection with the Merger as provided in the Agreement as required by the rules of Nasdaq and, if necessary, increase the number of authorized Purchaser Shares in accordance with the Delaware General Corporation Law.

                        (iii) Hart-Scott-Rodino Act. As soon as possible after the date hereof, each of the Parties will file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use all reasonable efforts to obtain (and the Company will cause each of its Subsidiaries to use all reasonable efforts to obtain) an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary.

                        (iv) Periodic Reports. Parent and the Parent Subsidiary, and their counsel, shall be given an opportunity to review each Form 10-K and Form 10-Q (and any amendments thereto) to be filed by the Company under the Securities Exchange Act prior to their being filed with the SEC and Nasdaq, and shall be provided with final copies thereof concurrently with their filing with the SEC.

                        (v) Telecommunications Laws. Parent shall be responsible for preparing and filing the appropriate applications, notifications and other documentation necessary or appropriate to request from Government Entities with jurisdiction over the telecommunications industry all necessary authorizations, consents and approvals to the Merger and the transactions contemplated hereby. The Company, at its sole cost and expense, will cooperate with Parent in this regard, providing such assistance as Parent shall reasonably request. Parent shall provide the Company with drafts of all applications and other documents to be filed with any such regulatory authority prior to such filing and shall give Company a reasonable opportunity to review and comment thereon.

                (d) Operation of the Company's Business. Except as set forth in Section5(d) of the Company Disclosure Letter or as otherwise expressly contemplated by this Agreement, the Company will not (and will not cause or permit any of its Subsidiaries to), without the written consent of Parent, take any action or enter into any transaction other than in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except as expressly provided in this Agreement or Section5(d) of the Company Disclosure Letter, without the written consent of Parent:

                        (i) none of the Company and its Subsidiaries will authorize or effect any change in its charter or by-laws or comparable organizational document;

                        (ii) none of the Company and its Subsidiaries will grant any Stock Rights or issue, sell, authorize or otherwise dispose of any of its capital stock, (x) except upon the conversion or exercise of Stock Rights outstanding as of the date of this Agreement and (y) except for stock options issued to employees of the Company and its Subsidiaries in a manner consistent with past practice which (I) do not provide for the issuance of more than 250,000 Company Shares in any calendar quarter, (II) are issued only to new employees and employees promoted after the date hereof, (III) are issued at not less than the market price of the Company Stock on the date of grant and (IV) are not issued to any executive officer or director of the Company;

                        (iii) none of the Company and its Subsidiaries will sell, lease, encumber or otherwise dispose of, or otherwise agree to sell, lease, encumber or otherwise dispose of, any of its assets which are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole;

                        (iv) none of the Company and its Subsidiaries (other than wholly-owned Subsidiaries) will declare, set aside or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind);

                        (v) none of the Company and its Subsidiaries will split, combine or reclassify any of its capital stock or redeem, repurchase or otherwise acquire any of its capital stock;

                        (vi) none of the Company and its Subsidiaries will acquire or agree to acquire by merger or consolidation with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business of any Person or division thereof or otherwise acquire or agree to acquire any assets (other than assets used in the operation of the business of the Company and its Subsidiaries in the ordinary course consistent with past practice);

                        (vii) none of Company or its Subsidiaries will incur or commit to any capital expenditures other than capital expenditures incurred or committed to in the ordinary course of business consistent with past practice and which, together with all such expenditures incurred or committed since January 1, 1999, are not in excess of the respective amounts by category or in the aggregate set forth in the Company's capital expenditure budget, as previously disclosed to Parent or, if the Closing Date has not occurred prior to December 31, 1999, such additional amounts for any subsequent period as may be consented to by Parent, such consent not to be unreasonably withheld, or, if Parent shall not have so consented, an amount not greater than an amount equal to a pro rata portion of the Company's 1999 capital expenditure budget;

                        (viii)    none of the Company or its Subsidiaries will
                (x) other than in connection with actions permitted by Section5(d)(vi), make any loans, advances or capital contributions to, or investments in, any other Person, other than by the Company or a Subsidiary of the Company to or in the Company or any Subsidiary of the Company and other than loans and advances to employees in an aggregate outstanding amount not to exceed $100,000 at any time, (y) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payments, discharges or satisfactions incurred or committed to in the ordinary course of business consistent with past practice or (z) other than in connection with actions permitted by Section5(d)(vi), create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, Security Interests, loans or advances not in existence as of the date of this Agreement except pursuant to the credit facilities, indentures and other arrangements in existence on the date of this Agreement and incurred in the ordinary course of business consistent with past practice, and any other indebtedness existing on the date of this Agreement, in each case as such credit facilities, indentures, other arrangements and other existing indebtedness may be amended, extended, modified, refunded, renewed or refinanced after the date of this Agreement, but only if the aggregate principal amount thereof is not increased thereby, the term thereof is not extended thereby and the other terms and conditions thereof, taken as a whole, are not less advantageous to the Company and its Subsidiaries than those in existence as of the date of this Agreement;

                        (ix) none of the Company and its Subsidiaries will make any change in employment terms for any of its directors, officers and employees other than (A) customary increases to employees whose total annual cash compensation is less than $75,000 awarded in the ordinary course of business consistent with past practices, and (B) customary employee bonuses (including to employees who are officers) approved by the Company Board and paid in the ordinary course of business consistent with past practices and (C) immaterial changes to Company Benefit Plans;

                        (x) except as disclosed in the Company Reports filed prior to the date of this Agreement, the Company will not change its methods of accounting in effect at June 30, 1999 in a manner materially affecting the consolidated assets, liabilities or results of operations of the Company, except as required by changes in GAAP as concurred in by the Company's independent auditors, and the Company will not (i) change its fiscal year or
                (ii) make any material tax election, other than in the ordinary course of business consistent with past practice; and

                        (xi) none of the Company and its Subsidiaries will resolve or commit to any of the foregoing.

                In the event the Company shall request Parent to consent in writing to an action otherwise prohibited by this Section5(d), Parent shall use reasonable efforts to respond in a prompt and timely fashion (but in no event later than ten (10) business days following such request), but may otherwise respond affirmatively or negatively in its sole discretion.

                (e) Operation of Parent's Business. Except as set forth in Section5(e) of the Parent Disclosure Letter or as otherwise contemplated by this
Agreement:

                        (i) none of Parent and its Subsidiaries will authorize or effect any change in its charter or by-laws or comparable organizational document except for such amendments to its charter, by-laws or other comparable charter or organizational documents that do not have an adverse affect on the Merger and the other transactions contemplated hereby;

                        (ii) without Prior Consultation, none of Parent and its Subsidiaries will grant any Stock Rights or issue, sell, authorize or otherwise dispose of any of its capital stock (except (A) employee stock option grants made in the ordinary course consistent with past practice, (B) Stock Rights and capital stock issued as consideration for acquisitions permitted by Section5(e) and (C) upon the conversion or exercise of Stock Rights outstanding as of the date of this Agreement or issued pursuant to the preceding clauses (A) or (B));

                        (iii) none of Parent and its Subsidiaries will sell or otherwise dispose of, or otherwise agree to sell or otherwise dispose of, in any individual transaction or series of related transactions (other than a capacity or fiber (either lit or dark) sale) any of its assets having a fair market value greater than $100,000,000;

                        (iv) none of Parent and its Subsidiaries (other than wholly owned Subsidiaries) will declare, set aside or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind);

                        (v) none of Parent and its Subsidiaries will split, combine or reclassify any of its capital stock or redeem, repurchase or otherwise acquire any of its capital stock;

                        (vi) without Prior Consultation, none of Parent or its Subsidiaries will incur or commit to any capital expenditures other than capital expenditures incurred or committed to in the ordinary course of business consistent with past practice;

                        (vii) none of Parent and its Subsidiaries will acquire or agree to acquire by merger or consolidation with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business of any Person or division thereof or otherwise acquire or agree to acquire any substantial assets in a single transaction or series of related transactions either outside the telecommunications services industry or in a geographic region other than North America and Europe;

                        (viii) without Prior Consultation, none of Parent and its Subsidiaries will acquire or agree to acquire by merger or consolidation with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business of any Person or division thereof or otherwise acquire or agree to acquire any assets in a single transaction or series of related transactions for consideration having a fair market value in excess of $50,000,000;

                        (ix) without Prior Consultation, none of Parent or its Subsidiaries will (x) other than in connection with actions permitted by Section5(e)(vii), make any loans, advances or capital contributions to, or investments in, any other Person, other than by Parent or a Subsidiary of Parent to or in Parent or any Subsidiary of Parent, (y) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $25,000,000 in each instance, other than loans, advances, capital contributions, investments, payments, discharges or satisfactions incurred or committed to in the ordinary course of business consistent with past practice or (z) other than in connection with actions permitted by Section5(e)(vii), create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, Security Interests, loans or advances not in existence as of the date of this Agreement except pursuant to the credit facilities, indentures and other arrangements in existence on the date of this Agreement and incurred in the ordinary course of business consistent with past practice, and any other indebtedness existing on the date of this Agreement, in each case as such credit facilities, indentures, other arrangements and other existing indebtedness may be amended, extended, exchanged, modified, refunded, renewed or refinanced after the date of this Agreement, but only if the aggregate principal amount thereof is not increased thereby, the term thereof is not extended thereby and the other terms and conditions thereof, taken as a whole, are not less advantageous to Parent and its Subsidiaries than those in existence as of the date of this Agreement;

                        (x) without Prior Consultation, Parent will not change its methods of accounting in effect at June 30, 1999 in a manner materially affecting the consolidated assets, liabilities or operating results of Parent, except as required by changes in GAAP as concurred in by Parent's independent auditors, and Parent will not (i) change its fiscal year or (ii) make any material tax election, other than in the ordinary course of business consistent with past practice; and

                        (xi) none of Parent and its Subsidiaries will resolve or commit to any of the foregoing (A) which requires the Company's consent unless it has obtained such consent or (B) which requires Prior Consultation unless it has afforded Prior Consultation.

                In the event Parent shall request the Company to consent in writing to an action otherwise prohibited by this Section 5(e), the Company shall use reasonable efforts to respond in a prompt and timely fashion (but in no event later than ten (10) business days following such request), but may otherwise respond affirmatively or negatively in its sole discretion.

                (f) Access. Each Party will (and will cause each of its Subsidiaries to) permit representatives of the other Party to have access at all reasonable times and in a manner so as not to materially interfere with the normal business operations of the Company and its Subsidiaries, or Parent and its Subsidiaries, as applicable, to all premises, properties, personnel, books, records (including without limitation tax and financial records), contracts and documents of or pertaining to such Party. Each Party and all of its respective representatives will treat and hold as such any Confidential Information it receives from the other Party or any of its representatives in accordance with the Confidentiality Agreement.

                (g) Notice of Developments. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Section3 and Section4 above. No disclosure by any Party pursuant to this Section5(g), however, shall be deemed to amend or supplement the Company Disclosure Letter or Parent Disclosure Letter or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

                (h)     Company Exclusivity.

                        (i) The Company shall, and shall cause its Subsidiaries and Representatives to, immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Persons conducted heretofore by the Company, its Subsidiaries or any of their respective Affiliates, officers, directors, employees, financial advisors, agents or representatives (each a "Representative") with respect to any proposed, potential or contemplated Acquisition Proposal.

                        (ii) From and after the date hereof, without the prior written consent of Parent, the Company will not authorize or permit any of its Subsidiaries to, and shall cause any and all of its Representatives not to, directly or indirectly, (A) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, an Acquisition Proposal, or (B) engage in negotiations or discussions with any Third Party concerning, or provide any non-public information to any person or entity relating to, an Acquisition Proposal, or (C) enter into any letter of intent, agreement in principle or any acquisition agreement or other similar agreement with respect to any Acquisition Proposal; PROVIDED, HOWEVER, that nothing contained in this Section5(h)(ii) shall prevent the Company or the Company Board prior to receipt of the Requisite Stockholder Approval of the Company Stockholders, from furnishing non-public information to, or entering into discussions or negotiations with, any Third Party in connection with an unsolicited, bona fide written proposal for an Acquisition Proposal by such Third Party, if and only to the extent that (1) such Third Party has made a written proposal to the Company Board to consummate an Acquisition Proposal, (2) the Company Board determines in good faith, based upon the advice of a financial advisor of nationally recognized reputation, that such Acquisition Proposal is reasonably capable of being completed on substantially the terms proposed, and would, if consummated, result in a transaction that would provide greater value to the holders of the Company Shares than the transaction contemplated by this Agreement (a "Superior Proposal"), (3) the failure to take such action would, in the reasonable good faith judgment of the Company Board, based upon a written opinion of Company outside legal counsel, be a violation of its fiduciary duties to the Company's stockholders under applicable law, and (4) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such Person, the Company Board receives from such Person an executed confidentiality agreement with material terms no less favorable to the Company than those contained in the Confidentiality Agreement and provides prior notice of its decision to take such action to the Parent. The Company agrees not to release any Third Party from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another Person who has made, or who may reasonably be considered likely to make, an Acquisition Proposal, unless the failure to take such action would, in the reasonable good faith judgment of the Company Board, based upon written opinion of Company outside legal counsel, be a violation of its fiduciary duties to the Company's stockholders under applicable law and such action is taken prior to receipt of the Requisite Stockholder Approval of the Company Stockholders. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section5(h) by the Company.

                        (iii) The Company shall notify Parent promptly after receipt by the Company or the Company's knowledge of the receipt by any of its Representatives of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any Person that informs such party that it is considering making or has made an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. The Company shall keep Parent informed of the status (including any change to the material terms) of any such Acquisition Proposal or request for non-public information.

                        (iv) The Company Board may not withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Company Board of this Agreement or the Merger unless, following the receipt of a Superior Proposal and prior to receipt of the Requisite Stockholder Approval of the Company Stockholders, in the reasonable good faith judgment of the Company Board, based upon the written opinion of Company's outside legal counsel, the failure to do so would be a violation of the Company Board's fiduciary duties to the Company's stockholders under applicable law; PROVIDED, HOWEVER, that, the Company Board shall submit this Agreement and the Merger to the Company's stockholders for adoption and approval, whether or not the Company Board at any time subsequent to the date hereof determines that this Agreement is no longer advisable or recommends that the stockholders of the Company reject it or otherwise modifies or withdraws its recommendation. Unless the Company Board has withdrawn its recommendation of this Agreement in compliance herewith, the Company shall use its best efforts to solicit from the Company stockholders proxies in favor of the adoption and approval of this Agreement and the Merger and to secure the vote or consent of the Company's stockholders required by the Delaware General Corporation Law and its certificate of incorporation and by-laws to adopt and approve this Agreement and the Merger.

                (i)     Parent Exclusivity.

                        (i) Parent shall, and shall cause its Subsidiaries and Representatives to, immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Persons conducted heretofore by Parent, its Subsidiaries or any of its Representatives with respect to any proposed, potential or contemplated Parent Acquisition Proposal the consummation of which would (x) not be consistent with this Agreement or the Merger and the other transactions contemplated by this Agreement, (y) result in a material delay in the Effective Time or (z) materially and adversely impact the likelihood of obtaining any Required Company Consent or Required Parent Consent other than those the failures to obtain would not result in either a Company Material Adverse Effect or a Parent Material Adverse Effect (a "Prohibited Parent Acquisition Proposal").

                        (ii) From and after the date hereof, Parent will notify the Company of any Parent Acquisition Proposal of which notice is given to the Parent Board. Such notice to the Company will be made promptly after such notice to the Parent Board, but will be conditional upon an appropriate confidentiality agreement. Without the prior written consent of the Company, Parent will not authorize or permit any of its

                Subsidiaries to, and shall cause any and all of its Representatives not to, directly or indirectly, (A) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a Prohibited Parent Acquisition Proposal, or (B) engage in negotiations or discussions with any Parent Third Party concerning, or provide any nonpublic information to any person or entity relating to, a Prohibited Parent Acquisition Proposal, or (C) enter into any letter of intent, agreement in principle or any acquisition agreement or other similar agreement with respect to any Prohibited Parent Acquisition Proposal; PROVIDED, HOWEVER, that nothing contained in this Section5(i)(ii) shall prevent Parent or the Parent Board from, prior to receipt of the Requisite Stockholder Approval of the Parent Stockholders, furnishing nonpublic information to, or entering into discussions or negotiations with, any Parent Third Party in connection with an unsolicited, bona fide written proposal for a Prohibited Parent Acquisition Proposal by such Parent Third Party, if and only to the extent that (1) such Parent Third Party has made a written proposal to the Parent Board to consummate a Prohibited Parent Acquisition Proposal, (2) the Parent Board determines in good faith, based upon the advice of a financial advisor of nationally recognized reputation, that such Prohibited Parent Acquisition Proposal is reasonably capable of being completed on substantially the terms proposed, and would, if consummated, result in a transaction that would provide greater value to the holders of the Parent Shares than the transaction contemplated by this Agreement (a "Parent Superior Proposal"), (3) the failure to take such action would, in the reasonable good faith judgment of the Parent Board, based upon a written opinion of Parent's outside legal counsel, be a violation of its fiduciary duties to the Parent's stockholders under applicable law, and (4) prior to furnishing such nonpublic information to, or entering into discussions or negotiations with, such Person, the Parent Board receives from such Person an executed confidentiality agreement with material terms no less favorable to Parent than those contained in the Confidentiality Agreement. Parent agrees not to release any Parent Third Party from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another Person who has made, or who may reasonably be considered likely to make, a Prohibited Parent Acquisition Proposal, unless the failure to take such action would, in the reasonable good faith judgment of the Parent Board, based upon the written opinion of Parent's outside legal counsel, be a violation of its fiduciary duties to the Parent's stockholders under applicable law and such action is taken prior to receipt of the Requisite Stockholder Approval of the Parent Stockholders. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any Representative of Parent or any of its Subsidiaries shall be deemed to be a breach of this Section5(i)(ii) by Parent. A Parent Acquisition Proposal shall be deemed a Prohibited Parent Acquisition Proposal at the time (and not before) the Parent Board is first notified of such Parent Acquisition Proposal, and at any time that the Parent Board is notified of a significant development with respect to such Parent Acquisition Proposal, unless the Parent Board in good faith determines that such Parent Acquisition Proposal is not, and is not reasonably likely to become, a Prohibited Parent Acquisition Proposal.

                        (iii) Parent shall notify the Company promptly after receipt by Parent or Parent's knowledge of the receipt by any of its Representatives of any Prohibited Parent Acquisition Proposal or any request for non-public information in connection with a Prohibited Parent Acquisition Proposal or for access to the properties, books or records of Parent by any Person that informs such party that it is considering making or has made a Prohibited Parent Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. Parent shall keep the Company informed of the status

                (including any change to the material terms) of any such Prohibited Parent Acquisition Proposal or request for nonpublic information.

                        (iv) The Parent Board may not withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Company, the approval or recommendation by the Parent Board of this Agreement or the Merger unless, following the receipt of a Parent Superior Proposal but prior to receipt of the Requisite Stockholder Approval of the Parent Stockholders, in the reasonable good faith judgment of the Parent Board, based upon the written opinion of Parent's outside legal counsel, the failure to do so would be a violation of the Parent Board's fiduciary duties to the Parent's stockholders under applicable law; PROVIDED, HOWEVER, that the Parent Board shall submit the Merger to Parent's stockholders for adoption and approval, whether or not the Parent Board at any time subsequent to the date hereof determines that this Agreement is no longer advisable or recommends that the stockholders of Parent reject the Merger or otherwise modifies or withdraws its recommendation. Unless the Parent Board has withdrawn its recommendation of the Merger in compliance herewith, Parent shall use its best efforts to solicit from the Parent stockholders proxies in favor of the adoption and approval of the Merger and to secure the vote or consent of Parent's stockholders required by Nasdaq and the Delaware General Corporation Law.

                        (v) Prior to taking any action with respect to a Parent Acquisition Proposal which is not a Prohibited Parent Acquisition Proposal equivalent to those permitted by clauses
                (A), (B) or (C) of Section5(i)(ii), Parent shall notify each Parent Third Party which is the object of or a party to such action of the limitation on Prohibited Parent Acquisition Proposals set forth in this Section5(i), and Parent shall not enter into any letter of intent, agreement in principle or any acquisition agreement or other similar agreement with respect to any Parent Acquisition Proposal unless such letter or agreement includes a covenant of the applicable Parent Third Party not to take any action which would cause such Parent Acquisition Proposal to become a Prohibited Parent Acquisition Proposal.

                (j)     Insurance and Indemnification.

                        (i) Parent will provide each individual who served as a director or officer of the Company at any time prior to the Effective Time with liability insurance for a period of six years after the Effective Time no less favorable in coverage and amount than any applicable insurance of the Company in effect immediately prior to the Effective Time provided, however, if the existing liability insurance expires, or is terminated or canceled by the insurance carrier during such six year period, the Surviving Corporation will use its best efforts to obtain as much liability insurance (no less favorable in coverage) as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 200% of the last annual premium paid prior to the date hereof.

                        (ii) After the Effective Time, Parent (A) will not take or permit to be taken any action to alter or impair any exculpatory or indemnification provisions now existing in the certificate of incorporation, by-laws or indemnification and employment agreements of the Company or any of its Subsidiaries for the benefit of any individual who served as a director or officer of the Company or any of its Subsidiaries (an "Indemnified Party") at any time prior to the Effective Time (except as may be required by applicable law), and (B) shall cause the Surviving Corporation to honor and fulfill such provisions until the date which is six years from the Effective Time (except as may be required by applicable law); PROVIDED, HOWEVER, in the event any claim or claims are asserted within such period, all rights to indemnification in respect of such claim or claims shall continue until the final disposition thereof.

                        (iii) To the extent clauses (i) and (ii) above shall not serve to indemnify and hold harmless an Indemnified Party, Parent, subject to the terms and conditions of this clause
                (iii), will indemnify, for a period of six years from the Effective Time, to the fullest extent permitted under applicable law, each Indemnified Party from and against any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses and fees, including all court costs and reasonable attorneys' fees and expenses, resulting from, arising out of, relating to or caused by this Agreement or any of the transactions contemplated herein; PROVIDED, HOWEVER, in the event any claim or claims are asserted or threatened within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. Any Indemnified Party wishing to claim indemnification under this clause (iii), notwithstanding anything to the contrary in the provisions set forth in the Company's certificate of incorporation, by-laws or other agreements respecting indemnification of directors or officers, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party if such failure does not materially prejudice Parent. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (A) Parent or the Surviving Corporation shall have the right following the Effective Time to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation fails to assume such defense or counsel for Parent advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation, on the one hand, and the Indemnified Parties, on the other hand, the Indemnified Parties may retain counsel satisfactory to them, and the Company, Parent or the Parent Subsidiary shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; PROVIDED, HOWEVER, that Parent shall be obligated to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, in which case Parent need only pay for separate counsel to the extent necessary to resolve such conflict; (B) the Indemnified Parties will reasonably cooperate in the defense of any such matter; and (C) Parent shall not be liable for any settlement effectuated without its prior written consent, which consent shall not be unreasonably withheld or delayed. Parent shall not settle any action or claim identified in this Section5(j)(iii) in any manner that would impose any liability or penalty on an Indemnified Party not paid by Parent or the Surviving Corporation without such Indemnified Party's prior written consent, which consent shall not be unreasonably withheld or delayed.

                        (iv)     Notwithstanding anything contained in clause
                (iii) above, Parent shall not have any obligation hereunder to any Indemnified Party (A) if the indemnification of such Indemnified Party by Parent in the manner contemplated hereby is prohibited by applicable law, (B) the conduct of the Indemnified Party relating to the matter for which indemnification is sought involved bad faith or willful misconduct of such

                Indemnified Party, or (C) with respect to actions taken by any such Indemnified Party in his or its individual capacity, including, without limitations, with respect to any matters relating, directly or indirectly, to the purchase, sale or trading of securities issued by the Company other than a tender or sale pursuant to a stock tender agreement or (D) if such Indemnified Party shall have breached its obligation to cooperate with Parent in the defense of any claim in respect of which indemnification is sought and such breach (x) materially and adversely affects Parent's defense of such claim or (y) will materially and adversely affect Parent's defense of such claim if such breach is not cured within ten days after notice of such breach is delivered to the Indemnified Party and such breach is not cured during such period.

                (k)     Financial Statements.

                        (i) As soon as they are made available to and reviewed by senior management of the Company, the Company shall make available to Parent the internally generated monthly, quarterly (including quarterly statements for the three-month period ended September 30, 1999) and annual financial statements of the Company, consisting of consolidated balance sheets, and consolidated statements of income and of cash flows.

                        (ii) As soon as they are made available to and reviewed by senior management of Parent, Parent shall make available to the Company the internally generated monthly, quarterly (including, quarterly statements for the three-month period ended September 30, 1999) and annual financial statements, consisting of consolidated balance sheets, and consolidated statements of income and of cash flows.

                (l) Continuity of Business Enterprise. Parent, Surviving Corporation or any other member of the qualified group (as defined in Treasury Regulation Section1.368-1(d)) shall, for the foreseeable future, continue at least one significant historic business line of the Company or use at least a significant portion of the Company's historic business assets in a business, in each case within the meaning of Treasury Regulation Section1.368-1(d).

                (m) Parent Board of Directors. At or before the Effective Time, the Board of Directors of Parent will take all action necessary to expand the size of the Parent Board of Directors by five directors and to:

                        (i) Elect the Chairman of the Board of the Company as a Class C director, to serve until the annual meeting of the Parent Stockholders in 2002;

                        (ii) Elect one independent director (as defined in National Association of Securities Dealers Rule 4200(a)(13)) designated by the Parent Board and one independent director (as so defined in relation to the Company) designated by Alfred West, who is currently serving on the Company Board, as Class B directors, to serve until the annual meeting of the Parent Stockholders in 2001; and

                        (iii) Elect the Chief Operating Officer of the Company and one person designated by the Parent Board (who need not qualify as an independent director) as Class A directors, to serve until the annual meeting of the Parent Stockholders in 2000.

In the event the Chairman of the Board of the Company is so elected and agrees to serve as a director of Parent, the Parent Board of Directors will appoint him as Vice Chairman of the Board of Parent.

                (n) Rule 145 Affiliates. Prior to the Closing Date, the Company shall deliver to Parent a letter identifying all persons who were, at the date of the Company Special Meeting, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit C.

                (o) Nasdaq Listing. Parent shall use all reasonable efforts to cause the Parent Shares to be issued in connection with the Merger and under the Company Benefit Plans to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date.

                (p) Tax Free Treatment. The Parties intend the Merger to qualify as a reorganization under Section 368(a) of the Code. Each Party and its Affiliates shall use reasonable efforts to cause the Merger to so qualify and to obtain the opinion referred to in Section 6(b)(vii). For purposes of the tax opinion described in Section 6(b)(vii), Parent and the Company shall provide customary representation letters substantially in the form of Exhibits D and E, each dated on or about the date that is two business days prior to the date the Joint Proxy Statement/Prospectus is mailed to the stockholders of Parent and the Company and reissued as of the Closing Date. Each of Parent, Parent Subsidiary and the Company and each of their respective Affiliates shall not take any action and shall not fail to take any action or suffer to exist any condition which action or failure to act or condition would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                (q) Company Employee Plans. After the Effective Time, Parent shall arrange for each employee participating in any of the Company Benefits Plans to participate in any counterpart benefit plans of Parent or its Subsidiaries (as appropriate) in accordance with the eligibility criteria thereof, provided that (i) such participants shall receive full credit for years of service with the Company or any of its Subsidiaries prior to the Effective Time for all purposes for which such service was recognized under the Company Benefit Plans and (ii) such participants shall participate in the Parent Benefit Plans on terms no less favorable than those offered by Parent to similarly situated employees of Parent or its Subsidiaries. Parent shall give credit under its applicable employee welfare benefit plans for all copayments, deductibles and out-of-pocket maximums satisfied by employees (and their eligible dependents) of the Company (and its Subsidiaries), in respect of the calendar year in which the Closing Date occurs. Parent shall waive all pre-existing conditions (to the extent waived under the applicable employee welfare benefit plans of the Company and its Subsidiaries) otherwise applicable to employees of the Company and its Subsidiaries under Parent's employee welfare benefit plans in which employees of the Company (and its Subsidiaries) become eligible to participate on or following the Closing. Notwithstanding the foregoing, Parent may continue (or cause the Surviving Corporation to continue) one or more of the Company Benefit Plans, in which case Parent shall have satisfied its obligations hereunder with respect to the benefits so provided if the terms of the Company Benefit Plans which are continued are no less favorable than the terms of the counterpart plans of Parent and its Subsidiaries (as applicable).

                (r) Notice of Adverse Circe Network Developments. Parent will notify Company promptly after it becomes aware of any fact or circumstance that would be reasonably expected to materially delay or prevent the completion in all material respects of the Circe Network within the periods described in the most recent Parent Report filed prior to the date hereof.

                (s) Discount Notes. Parent and the Company agree to cooperate and use their reasonable efforts to obtain within 60 days after the date hereof any necessary consents, waivers or other modifications of the indenture dated as of April 8, 1998, between the Company and The Bank of New York, as trustee, governing the 11% Senior Discount Notes due 2008 issued by the Company, so as to avoid the obligation to conduct an Offer to Purchase pursuant to Section 4.12 thereof as a result of the transactions contemplated by this Agreement, provided that in connection with obtaining such consents, waivers or modifications neither the Company nor Parent will be required to make any payment or take any other action which is not commercially reasonable. The Company and Parent each shall pay one-half of all fees and expenses, including fees paid to holders of such notes, incurred by the Parties pursuant to this Section5(s). If such consent, waiver or modification is not obtained within such 60 day period, the Parties may mutually agree to modify the terms of this Agreement so as to achieve the results of the transactions contemplated hereby in a manner that will not require such an Offer to Purchase to be undertaken.

                (t) Year 2000 Budgets. Each of Parent and the Company shall, and shall seek to cause its executive officers to, (a) cooperate in good faith to develop a year 2000 combined budget for Parent and (b) provide such assistance as the other Party may reasonably require to develop a year 2000 combined budget.

        6.      Conditions to Obligation to Close.

                (a) Conditions to Obligation of Parent and the Parent Subsidiary. The obligation of each of Parent and the Parent Subsidiary to consummate the Merger is subject to satisfaction or waiver by Parent or Parent Subsidiary of the following conditions at or prior to the Closing Date:

                        (i) this Agreement and the Merger shall have received the Requisite Stockholder Approvals;

                        (ii) the Company and its Subsidiaries shall have obtained the Required Company Consents, other than those Required Company Consents the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect and the Purchaser shall have obtained the Required Parent Consents, other than those Required Parent Consents the failure of which to obtain would not reasonably be expected to have a Parent Material Adverse Effect;

                        (iii) the representations and warranties set forth in Section3 above shall be true and correct in all material respects at and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date);

                        (iv) the Company shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                        (v) neither any statute, rule, regulation, order, stipulation or injunction (each an "Order") shall be enacted, promulgated, entered, enforced or deemed applicable to the Merger nor any other action shall have been taken by any Government Entity (A) which prohibits the consummation of the transactions contemplated by the Merger; (B) which prohibits Parent's or the Parent Subsidiary's ownership or operation of all or any material portion of their or the Company's business or assets, or which compels Parent or the Parent Subsidiary to dispose of or hold separate all or any material portion of Parent's or the Parent Subsidiary's or the Company's business or assets as a result of the transactions contemplated by the Merger; (C) which makes the purchase of, or payment for, some or all of the Company Shares illegal; (D) which imposes material limitations on the ability of Parent or the Parent Subsidiary to acquire or hold or to exercise effectively all rights of ownership of Company Shares, including, without limitation, the right to vote any Company Shares purchased by Parent on all matters properly presented to the Company Stockholders; or (E) which imposes any limitations on the ability of Parent or the Parent Subsidiary, or any of their respective

                Subsidiaries, effectively to control in any material respect the business or operations of the Company or any of its Subsidiaries;

                        (vi) the Company shall have delivered to Parent and the Parent Subsidiary a certificate to the effect that each of the conditions specified above in Section6(a)(i)--Section6(a)(iv) is satisfied in all respects; PROVIDED, HOWEVER, with respect to Section6(a)(i), the Company shall only be required to certify that this Agreement and the Merger received the Requisite Stockholder Approval of the Company Stockholders;

                        (vii) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

                        (viii) the Parent Shares to be issued in connection with the Merger shall have been approved upon official notice of issuance for quotation on Nasdaq, subject to official notice of issuance; and

                        (ix) the Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

                Subject to the provisions of applicable law, Parent and the Parent Subsidiary may waive, in whole or in part, any condition specified in this Section6(a) if they execute a writing so stating at or prior to the Closing.

                (b) Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is subject to satisfaction or waiver by the Company of the following conditions at or prior to the Closing Date:

                        (i) this Agreement and the Merger shall have received the Requisite Stockholder Approvals;

                        (ii) Parent and its Subsidiaries shall have obtained the Required Parent Consents, other than those Required Parent Consents the failure of which to obtain would not reasonably be expected to have a Parent Material Adverse Effect, and the Company and its Subsidiaries shall have obtained the Required Company Consents other than those Required Company Consents the failure of which to obtain would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Parent, the Surviving Corporation and their Affiliates taken as a whole;

                        (iii) the representations and warranties set forth in Section4 above shall be true and correct in all material respects at and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date);

                        (iv) each of Parent and the Parent Subsidiary shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                        (v) neither any Order shall be enacted, promulgated, entered, enforced or deemed applicable to the Merger nor any other action shall have been taken by any

                Government Entity (A) which prohibits the consummation of the transactions contemplated by the Merger; (B) which prohibits Parent's or the Parent Subsidiary's ownership or operation of all or any material portion of their or the Company's business or assets, or which compels Parent or the Parent Subsidiary to dispose of or hold separate all or any material portion of Parent's or the Parent Subsidiary's or the Company's business or assets as a result of the transactions contemplated by the Merger; or (C) which makes the purchase of, or payment for, some or all of the Company Shares illegal;

                        (vi) each of Parent and the Parent Subsidiary shall have delivered to the Company a certificate to the effect that each of the conditions specified above in Section6(b)(i)-(iv) is satisfied in all respects; PROVIDED, HOWEVER, with respect to Section6(b)(i), each of Parent and the Parent Subsidiary shall only be required to certify that this Agreement and the Merger received the Requisite Stockholder Approval of the Parent Stockholders;

                        (vii) The Company shall have received a written opinion, dated as of the Closing Date, from Cravath, Swaine & Moore, counsel to the Company, to the effect that the Merger will be treated for U.S. Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Parent, Parent Subsidiary and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code; it being understood that in rendering such opinion, such tax counsel shall be entitled to rely upon customary representations provided by the Parties substantially in the form of Exhibits D and E;

                        (viii) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

                        (ix) the Parent Shares to be issued in connection with the Merger shall have been approved upon official notice of issuance for quotation on Nasdaq, subject to official notice of issuance; and

                        (x) the Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

                Subject to the provisions of applicable law, the Company may waive, in whole or in part, any condition specified in this Section6(b) if it executes a writing so stating at or prior to the Closing.

        7.      Termination.

                (a) Termination of Agreement. The Parties may terminate this Agreement with the prior authorization of their respective board of directors as provided below:

                        (i) The Parties may terminate this Agreement, and the Merger may be abandoned, by mutual written consent at any time prior to the Effective Time before or after the approval by the Company Stockholders, the Parent Subsidiary stockholder or the Parent Stockholders;

                        (ii) This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Parent or the Company, before or after the approval by the Company Stockholders, the Parent Subsidiary stockholders or the Parent Stockholders, (A) if the Effective Time shall not have occurred by June 30, 2000 (the "Outside Date") (unless the failure to consummate the Merger by such date is due to the action or failure to act of the Party seeking to terminate) or (B) if any condition to the obligation of the terminating Party to consummate the Merger shall have become incapable of being satisfied prior to the Outside Date as of a result of an Order that is final and non-appealable;

                        (iii) This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the Company Stockholders, the Parent Subsidiary stockholder or the Parent Stockholders, by action of the Company Board, in the event that Parent or the Parent Subsidiary shall have breached any of their representations, warranties or covenants under this Agreement which breach (A) would give rise to the failure of a condition set forth in Section6(b) above, and (B) cannot be or has not been cured within 30 days after the giving of written notice by the Company to Parent of such breach (provided that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement);

                        (iv) This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the Company Stockholders, the Parent Subsidiary stockholder or the Parent Stockholders, by action of the Parent Board, in the event that the Company shall have breached any of its representations, warranties or covenants under this Agreement which breach (A) would give rise to the failure of a condition set forth in Section6(a) above, and (B) cannot be or has not been cured within 30 days after the giving of written notice by the Parent to the Company of such breach (provided that Parent is not then in material breach of any representation, warranty or covenant contained in this Agreement);

                        (v) This Agreement may be terminated by Parent, and the Merger may be abandoned, (A) if the Company Board (i) enters into or publicly announces its intention to enter into an agreement or agreement in principle with respect to an Acquisition Proposal, (ii) withdraws its recommendation to the Company Stockholders of this Agreement or the Merger or (iii) after the receipt of an Acquisition Proposal, fails to confirm publicly, within ten days after the request of Parent, its recommendation to the Company Stockholders that the Company Stockholders adopt and approve this Agreement and the Merger or
                (B) if the Company or any of its Representatives takes any of the actions that would be proscribed by Section5(h) above, but for the exceptions therein allowing certain actions to be taken pursuant to the proviso in the first sentence of Section5(h)(ii) above;

                        (vi) This Agreement may be terminated by the Company, and the Merger may be abandoned, (A) if the Parent Board (i) enters into or publicly announces its intention to enter into an agreement or agreement in principle with respect to a Prohibited Parent Acquisition Proposal, (ii) withdraws its recommendation to the Parent Stockholders that the Parent Stockholders approve the issuance of Parent Shares in connection with the Merger as provided by the Agreement or, if necessary, that the Parent Stockholders approve an amendment to the certificate of incorporation of Parent to increase the authorized number of Parent Shares or (iii) after receipt of a Parent Acquisition Proposal, fails to publicly confirm, within ten days after the request of the Company, its recommendation to the Parent Stockholders described in the foregoing clause (ii) or (B) if Parent or any of its Representatives takes any of the actions that would be proscribed by Section5(i) but for the exceptions therein allowing certain actions to be taken pursuant to the proviso in the first sentence of Section5(i)(ii);

                        (vii) This Agreement may be terminated by the Company, and the Merger may be abandoned, in the event that the Closing Sales Price per Parent Share on the Closing Date is less than $25;

                        (viii) Any Party may terminate this Agreement, and the Merger may be abandoned, by giving written notice to the other Parties at any time after the Company Special Meeting in the event that this Agreement and the Merger fail to receive the Requisite Stockholder Approval by the Company Stockholders; or

                        (ix) Any Party may terminate this Agreement, and the Merger may be abandoned, by giving written notice to the other Parties at any time after the Parent Special Meeting in the event that this Agreement and the Merger fail to receive the Requisite Stockholder Approval by the Parent Stockholders.

                (b)     Effect of Termination.

                        (i) Except as provided in clauses (ii) or (iii) of this Section7(b), if any Party terminates this Agreement pursuant to Section7(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); PROVIDED, HOWEVER, that the provisions of the Confidentiality Agreement, this Section7(b) and Section8 below, shall survive any such termination.

                        (ii) If this Agreement is terminated (A) by the Company pursuant to Section7(a)(viii) or (B) by Parent pursuant to Section7(a)(v) or Section7(a)(viii), or (C) any Person makes an Acquisition Proposal that remains in effect on the date 60 days prior to the Outside Date and the Requisite Stockholder Approval of the Company Stockholders is not obtained prior to termination of this Agreement pursuant to Section7(a)(ii), then, within five (5) days after such termination, the Company shall pay Parent the sum of $30,000,000 in immediately available funds.

                        (iii) If (A) this Agreement is terminated pursuant to Section7(a)(vi) or (B) any person makes a Prohibited Parent Acquisition Proposal that was publicly disclosed prior to the Parent Special Meeting but not publicly withdrawn more than ten days prior to the date of the Parent Special Meeting and thereafter this Agreement is terminated pursuant to Section7(a)(ix) or (C) any person makes a Prohibited Parent Acquisition Proposal that remains in effect on the date 60 days prior to the Outside Date and the Requisite Stockholder Approval of the Parent Stockholders is not obtained prior to termination of this Agreement pursuant to Section7(a)(ii), then, within five
                (5) days after such termination, Parent shall pay the Company the sum of $75,000,000 in immediately available funds. If this Agreement is terminated pursuant to Section7(a)(ix) and clause
                (B) or the preceding sentence is not applicable, then, within five (5) days after such termination, Parent shall pay the Company the sum of $30,000,000 in immediately available funds.

        8.      Miscellaneous.

                (a) Survival. None of the representations, warranties and covenants of the Parties (other than the provisions in Section2 concerning payment of the Merger Consideration, the provisions in Section5(j), Section5(l), Section5(m), Section5(p) and Section5(q) shall survive the Effective Time.

                (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; PROVIDED, HOWEVER, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use all reasonable efforts to advise the other Parties prior to making the disclosure).

                (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; PROVIDED, HOWEVER, that (i) the provisions in Section2 above (A) concerning payment of the Merger Consideration are intended for the benefit of the Company Stockholders and (B) concerning the conversion of the stock options are intended for the benefit of the holders of such stock options, (ii) the provisions in Section5(j) above concerning insurance and indemnification are intended for the benefit of the individuals specified therein and their respective legal representatives and (iii) the provisions of Section5(l), Section5(m) and Section5(p) are intended for the benefit of the Company Stockholders.

                (d) Entire Agreement. This Agreement (including the Confidentiality Agreement and the other documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

                (e) Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign or delegate either this Agreement or any of its rights, interests or obligations hereunder, by operation of law or otherwise, without the prior written approval of the other Parties. Any purported assignment or delegation without such approval shall be void and of no effect.

                (f) Counterparts. This Agreement may be executed (including by facsimile) in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                (h) Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to the Company:        Destia Communications, Inc.
                          95 Route 17 South
                          Paramus, New Jersey 07652
                          Attention: General Counsel
                          Facsimile: (201) 226-4575

with a Copy to:           Cravath, Swaine & Moore
                          Worldwide Plaza
                          825 Eighth Avenue
                          New York, New York 10019
                          Attention: Richard Hall
                          Facsimile: (212) 474-3700

If to Parent:             Viatel, Inc.
                          685 Third Avenue
                          New York, New York 10017
                          Attention: General Counsel
                          Facsimile: (203) 351-8023

with a Copy to:           Kelley Drye & Warren LLP
                          2 Stamford Plaza
                          281 Tresser Boulevard
                          Stamford, Connecticut 06901
                          Attention: John Capetta
                          Facsimile: (212) 350-7493

If to the Parent          Viatel, Inc.
Subsidiary:               685 Third Avenue
                          New York, New York 10017
                          Attention: General Counsel
                          Facsimile: (212) 350-7493

with a Copy to:           Kelley Drye & Warren LLP
                          2 Stamford Plaza
                          281 Tresser Boulevard
                          Stamford, Connecticut 06901
                          Attention: John Capetta
                          Facsimile: (203) 351-8023

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using personal delivery, expedited courier, messenger service, telecopy or ordinary mail, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this Section8(h), provided that no such change of address shall be effective until it actually is received by the intended recipient.

                (i) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

                (j) Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; PROVIDED, HOWEVER, that any amendment effected subsequent to Requisite Stockholder Approval will be subject to the restrictions contained in the Delaware General Corporation Law, to the extent applicable. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                (l) Expenses. Except as expressly set forth elsewhere in this Agreement, each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

                (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation. The phrase "business day" shall mean any day other than a day on which banks in the State of New York are required or authorized to be closed. Any disclosure made with reference to one or more sections of the Company Disclosure Letter shall be deemed disclosed with respect to each other section therein as to which such disclosure is relevant provided that such relevance is reasonably apparent. Disclosure of any matter in the Company Disclosure Letter or the Parent Disclosure Letter shall not be deemed an admission that such matter is material.

                (n) Incorporation of Exhibits. The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

                (o) Definition of Knowledge. As used herein, the words "knowledge", "best knowledge" or "known" shall, (i) with respect to the Company or Company management, mean the actual knowledge of the corporate executive officers of the Company, in each case after such individuals have made due and diligent inquiry as to the matters which are the subject of the statements which are "known" by the Company or made to the "knowledge" or "best knowledge" of the Company, (ii) with respect to Parent or Parent management, mean the actual knowledge of the corporate executive officers of Parent, in each case after such individuals have made due and diligent inquiry as to the matters which are the subject of the statements which are "known" by Parent or made to the "knowledge" or "best knowledge" of Parent, and (iii) with respect to the Parent Subsidiary or the Parent Subsidiary management, mean the actual knowledge of the corporate executive officers of Parent or the Parent Subsidiary, in each case after such individuals have made due and diligent inquiry as to the matters which are the subject of the statements which are "known" by the Parent Subsidiary or made to the "knowledge" or "best knowledge" of the Parent Subsidiary.

                (p) WAIVER OF JURY TRIAL. EACH OF PARENT, THE PARENT SUBSIDIARY AND THE COMPANY, AND EACH INDEMNIFIED PARTY, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

            IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                DESTIA COMMUNICATIONS, INC.

                                By:  /s/ ALFRED WEST
                                     -----------------------------------------
                                Name: Alfred West
                                Title:  Chief Executive Officer

                                VIATEL ACQUISITION CORP.

                                By:  /s/ MICHAEL J. MAHONEY
                                     -----------------------------------------
                                Name: Michael J. Mahoney
                                Title:  President

                                VIATEL, INC.

                                By:  /s/ MICHAEL J. MAHONEY
                                     -----------------------------------------
                                Name: Michael J. Mahoney
                                Title:  President

                                                                       EXHIBIT A

                             CERTIFICATE OF MERGER
                                       OF
                            VIATEL ACQUISITION CORP.
                                      AND
                          DESTIA COMMUNICATIONS, INC.

It is hereby certified that:

        1. The constituent business corporations participating in the merger herein certified are:

                (i) Viatel Acquisition Corp., which is incorporated under the laws of the State of Delaware; and

                (ii) Destia Communications, Inc., which is incorporated under the laws of the State of Delaware.

        2. An Agreement and Plan of Merger has been approved, adopted, certified, executed, and acknowledged by each of the aforesaid constituent corporations in accordance with the provisions of subsection (c) of Section 251 of the General Corporation Law of the State of Delaware.

        3. The name of the surviving corporation in the merger herein certified is Destia Communications, Inc., which will continue its existence as said surviving corporation under the name [NAME TO BE DETERMINED] upon the effective date of said merger pursuant to the provisions of the General Corporation Law of the State of Delaware.

        4. The Certificate of Incorporation of Destia Communications, Inc., as now in force and effect, shall continue to be the Certificate of Incorporation of said surviving corporation until amended and changed pursuant to the provisions of the General Corporation Law of the State of Delaware.

        5. The executed Agreement and Plan of Merger between the aforesaid constituent corporations is on file at an office of the aforesaid surviving corporation, the address of which is as follows:

                                685 Third Avenue
                            New York, New York 10178

        6. A copy of the aforesaid Agreement and Plan of Merger will be furnished by the aforesaid surviving corporation, on request, and without cost, to any stockholder of each of the aforesaid constituent corporations.

        7. The Agreement and Plan of Merger between the aforesaid constituent corporations provides that the merger herein certified shall be effective on ____________, 1999.

Dated:                          VIATEL ACQUISITION CORP.

                                By:
                                     -----------------------------------------
                                Name:
                                Title:

Dated:
                                DESTIA COMMUNICATIONS, INC.

                                By:
                                     -----------------------------------------
                                Name:
                                Title:

                                                                       EXHIBIT B

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            VIATEL ACQUISITION CORP.

        It is hereby certified that:

        1. The present name of the corporation is Viatel Acquisition Corp. (the "Corporation"), which is the name under which the Corporation was originally incorporated, and the date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is August 25, 1999.

        2. The Certificate of Incorporation of the Corporation is hereby amended by striking out Article First thereof and by substituting in lieu thereof new Article First which is set forth in the Restated Certificate of Incorporation hereinafter provided for.

        3. The provisions of the Certificate of Incorporation of the Corporation, as herein amended, are hereby restated and integrated into the single instrument that is hereinafter set forth, and that is entitled "Restated Certificate of Incorporation of [NAME TO BE DETERMINED]" without any further amendments other than the amendment herein certified and without any discrepancy between the provisions of the Certificate of Incorporation as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth.

        4. The amendment and the restatement of the Restated Certificate of Incorporation herein certified have been duly adopted by the stockholders of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

        5. The certificate of incorporation of the corporation, as amended and restated herein, shall at the effective time of the restated certificate of Incorporation, read as follows:

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            [NAME TO BE DETERMINED]

        FIRST:     The name of the corporation is [NAME TO BE DETERMINED] (the
"Corporation").

        SECOND:   The address of its registered office in the State of Delaware is Corporate Service Company, 1013 Centre Road, in the City of Wilmington 19805, County of New Castle. The name of its registered agent at such address is Corporate Service Company.

        THIRD:     The nature of the business or purposes to be conducted or
promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

        FOURTH:   The total number of shares of stock which the Corporation
shall have authority to issue is One Thousand (1,000) shares of Common Stock, par value $.01 per share.

        FIFTH:     The Corporation is to have perpetual existence.

        SIXTH:     The power to adopt, amend or repeal the Corporation's By-Laws is conferred upon the Board of Directors, but this shall not divest the stockholders of the power, nor limit their power, to adopt, amend or repeal the Corporation's By-Laws.

        SEVENTH: Elections of directors need not be by ballot unless the By-Laws of the Corporation shall so provide, and the meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide.

        EIGHTH:   The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

        NINTH:     No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which a director derives an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. No repeal or modification of this Article TENTH shall adversely affect any right of or protection afforded to a director of the Corporation existing immediately prior to such repeal or modification.

        TENTH:    The Corporation shall, to the fullest extent permitted by
Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to in or covered by such Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

Signed on            , 1999

---------------------------------------------

Name:

Title:

                                                                       EXHIBIT C

                        Form of Company Affiliate Letter

Dear Sirs:

            The undersigned refers to the Agreement and Plan of Merger (the "Merger Agreement") dated as of August 27, 1999, among Viatel, Inc., a Delaware corporation, Viatel Acquisition Corp., a Delaware corporation, and Destia Communications, Inc., a Delaware corporation. Capitalized terms used but not defined in this letter have the meanings given such terms in the Merger Agreement.

            The undersigned, a holder of Company Shares, is entitled to receive Parent Shares in connection with the Merger. The undersigned acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act, although nothing contained herein should be construed as an admission of such fact.

            If in fact the undersigned were an affiliate under the Act, the undersigned's ability to sell, assign or transfer the Parent Shares received by the undersigned in exchange for any Company Shares pursuant to the Merger may be restricted unless such transaction is registered under the Act or an exemption from such registration is available. The undersigned (i) understands that such exemptions are limited and (ii) has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act.

            The undersigned hereby represents to and covenants with Parent that the undersigned will not sell, assign or transfer any of the Parent Shares received by the undersigned in exchange for Company Shares pursuant to the Merger except (i) pursuant to an effective registration statement under the Securities Act or (ii) in a transaction that, in the opinion of independent counsel (the reasonable fees of which counsel will be paid by Parent) or as described in a "no-action" or interpretive letter from the Staff of the SEC, is not required to be registered under the Securities Act.

            In the event of a sale or other disposition by the undersigned pursuant to Rule 145, of Parent Shares received by the undersigned in the Merger, the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto and the opinion of counsel or no-action letter referred to above. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any Parent Securities disposed of by the undersigned, but that upon receipt of such evidence of compliance the transfer agent shall effectuate the transfer of the Parent Shares sold as indicated in the letter.

            The undersigned acknowledges and agrees that appropriate legends will be placed on any certificates representing Parent Shares received by the undersigned in the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to Parent from independent counsel (the reasonable fees of which counsel will be paid by Parent) to the effect that such legends are no longer required for purposes of the Securities Act.

            The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of the Parent Shares and (ii) the receipt by Parent of this letter is an inducement and a condition to Parent's obligations to consummate the Merger.

                                          Very truly yours,

Dated:

                                                                         ANNEX I
                                                                    TO EXHIBIT C

VIATEL, INC.
685 Third Avenue
New York, NY 10017

            On             , the undersigned sold the securities of Viatel, Inc.
("Parent") described below in the space provided for that purpose (the "Securities"). The Securities were received by the undersigned in connection with the merger of Viatel Acquisition Corp., a subsidiary of Parent, with and into Destia Communications, Inc.

            Based upon the most recent report or statement filed by Parent with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in Rule 144(e) promulgated under the Securities Act of 1933, as amended (the "Securities Act").

            The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Securities Act or in transactions directly with a "market maker" as that term is defined in
Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

                                          Very truly yours,

Dated:

               [Space to be provided for description of securities.]

                                                                       EXHIBIT D

                          [Letterhead of VIATEL, INC.]

                                                                          , 1999

Cravath, Swaine & Moore
825 Eighth Avenue
New York, New York 10019

Ladies and Gentlemen:

            In connection with the opinion to be delivered pursuant to Section 6(b)(vii) of the Agreement and Plan of Merger (the "Merger Agreement") dated as of August 27, 1999, among VIATEL, INC., a Delaware corporation (the "Parent"), VIATEL ACQUISITION CORP., a Delaware corporation and a direct wholly owned subsidiary of the Parent (the "Parent Subsidiary"), and DESTIA COMMUNICATIONS, INC., a Delaware corporation (the "Company"), and in connection with the filing with the Securities and Exchange Commission (the "SEC") of the registration statement on Form S-4 (the "Registration Statement"), which includes the Joint Proxy Statement/Prospectus of the Parent and the Company, the undersigned certifies and represents on behalf of the Parent and the Parent Subsidiary and as to the Parent and the Parent Subsidiary, after due inquiry and investigation, as follows (any capitalized term used but not defined herein having the meaning given to such term in the Merger Agreement):

        1. The facts relating to the contemplated merger of the Parent Subsidiary with and into the Company (the "Merger") as described in the Registration Statement and the documents described in the Registration Statement are, insofar as such facts pertain to the Parent and the Parent Subsidiary, true, correct and complete in all material respects. The Merger will be consummated in accordance with the Merger Agreement.

        2. The formula set forth in the Merger Agreement pursuant to which each issued and outstanding share of voting common stock, par value $.01 per share, of the Company (the "Voting Shares") and each issued and outstanding share of non-voting common stock, par value $.01 per share, of the Company (the "Nonvoting Shares" and, together with the Voting Shares, the "Company Shares") will be converted into common shares of the Parent (the "Parent Shares") is the result of arm's length bargaining.

        3. Cash payments to be made to stockholders of the Company in lieu of fractional shares of Parent Shares that would otherwise be issued to such stockholders in the Merger will be made for the purpose of saving the Parent the expense and inconvenience of issuing and transferring fractional shares of Parent Shares, and do not represent separately bargained for consideration. The total cash consideration that will be paid in the Merger to stockholders of the Company in lieu of fractional shares of Parent Shares is not expected to exceed one percent of the total consideration that will be issued in the Merger to stockholders of the Company in exchange for their shares of Company Shares.

        4.    (i)    The Parent has no present plan or intention, following the
Merger, to reacquire, or to cause any corporation that is related to the Parent to acquire, any Parent Shares, except for repurchases of Parent Shares by the Parent in connection with a repurchase program meeting the requirements of
Section 4.05(1)(b) of Revenue Procedure 96-30, which program was not entered into or amended in any way in contemplation of or connection with the Merger. To the best knowledge of the management of the Parent, no corporation that is related to the Parent has a plan or intention to purchase any Parent Shares.

        (ii) For purposes of this representation letter, a corporation shall be treated as related to the Parent if such corporation is related to The Parent within the meaning of Treasury Regulation Section 1.368-1(e)(3).

        5. The Parent has no present plan or intention to make any distributions after the Merger to holders of Parent Shares (other than dividends made in the ordinary course of business).

        6. Neither the Parent nor the Parent Subsidiary (nor any other subsidiary of the Parent) has acquired, or, except as a result of the Merger, will acquire, or has owned in the past five years, any Company Shares.

        7. Prior to the Merger, the Parent will own all the capital stock of the Parent Subsidiary. The Parent has no present plan or intention to cause the Company to issue additional shares of its stock that would result in the Parent owning less than all the capital stock of the Company after the Merger.

        8. The Parent has no present plan or intention, following the Merger, to liquidate the Company, to merge the Company with and into another corporation, to sell or otherwise dispose of any of the stock of the Company, to cause the Company to distribute to the Parent or any of its subsidiaries any assets of the Company or the proceeds of any borrowings incurred by the Company, or to cause the Company to sell or otherwise dispose of any of the assets held by the Company at the time of the Merger, except for dispositions of such assets in the ordinary course of business and transfers described in Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "Code") or Treasury Regulation Section 1.368-2(k).

        9. Immediately following the Merger, the Company will hold (i) at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets that were held by the Company immediately prior to the Merger and (ii) at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets that were held by the Parent Subsidiary immediately prior to the Merger. For purposes of this representation, amounts paid by the Company or by the Parent Subsidiary to stockholders who receive cash or other property (including cash in lieu of fractional shares of Parent Shares and cash paid with respect to Dissenting Shares) in connection with the Merger, assets of the Company used to pay its reorganization expenses and all redemptions and distributions made by the Company (other than dividends made in the ordinary course of business) immediately preceding, or in contemplation of, the Merger will be included as assets held by the Company immediately prior to the Merger.

        10. Except as otherwise specifically contemplated under the Merger Agreement, the Parent, the Parent Subsidiary, the Company and holders of Company Shares will each pay their respective expenses, if any, incurred in connection with the Merger. Except to the extent specifically contemplated under the Merger Agreement or the Stockholder Agreements, neither the Parent nor the Parent Subsidiary has paid, directly or indirectly, or has agreed to assume any expense or other liability, whether fixed or contingent, incurred or to be incurred by the Company or any holder of Company Shares in connection with or as part of the Merger or any related transactions.

        11. Following the Merger, the Parent intends to cause the Company to continue its "historic business" or to use a significant portion of its "historic business assets" in a business (as such terms are defined in Treasury Regulation Section 1.368-1(d)).

        12. Neither the Parent nor the Parent Subsidiary is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

        13. Neither the Parent nor the Parent Subsidiary will take any position on any Federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable state or local tax law (and then only to the extent required by such applicable state or local tax law).

        14. None of the compensation received by any stockholder-employee of the Company in respect of periods at or prior to the Effective Time represents separate consideration for any of its Company Shares. None of the Parent Shares that will be received by any stockholder-employee of the Company in the Merger represents separately bargained for consideration which is allocable to any employment agreement or arrangement. The compensation paid to any stockholder-employees will be for services actually rendered and will be determined by bargaining at arm's-length.

        15. There is no intercorporate indebtedness existing between the Parent (or any of its subsidiaries, including the Parent Subsidiary) and the Company (or any of its subsidiaries) that was issued or acquired, or will be settled, at a discount.

        16. Neither the Parent nor the Parent Subsidiary is under the jurisdiction of a court in a Title 11 or similar case within the meaning of
Section 368(a)(3)(A) of the Code.

        17. In connection with the Merger, Company Shares will be converted solely into Parent Shares (except for cash paid in lieu of fractional shares of Parent Shares or cash paid with respect to Dissenting Shares). For purposes of this representation, Company Shares (including Dissenting Shares) redeemed for cash or other property furnished, directly or indirectly, by the Parent will be considered as exchanged for other than Parent Shares. Further, no liabilities of the Company or any of the holders of Company Shares will be assumed by the Parent, nor will any of the Company Shares acquired by the Parent in connection with the Merger be subject to any liabilities.

        18. Any payments with respect to Dissenting Shares shall be made solely by the Company or the Surviving Corporation, and no cash or other property shall be furnished, directly or indirectly, by the Parent to the Company, the Surviving Corporation or to any holder of Dissenting Shares with respect to any Dissenting Shares. The total fair market value of all Company Nonvoting Shares issued and outstanding as of the date of the Merger Agreement is equal to (i) less than 1% of the fair market value of the net assets and (ii) less than 1% the fair market value of the gross assets that were held by the Company immediately prior to the Merger.

        19. The Merger Agreement, the Registration Statement and the other documents described in the Registration Statement represent the entire understanding of the Parent and the Parent Subsidiary with respect to the Merger.

        20. The Parent Subsidiary is a corporation newly formed for the purpose of participating in the Merger and at no time prior to the Merger has had assets (other than nominal assets contributed upon the formation of the Parent Subsidiary, which assets will be held by the Parent Subsidiary following the Merger) or business operations.

        21. The Merger is being undertaken for purposes of enhancing the business of the Parent and for other good and valid business purposes of the Parent.

        22. The undersigned is authorized to make all the representations set forth herein on behalf of the Parent and the Parent Subsidiary.

        The undersigned acknowledges that (i) the opinion to be delivered pursuant to Section [6(b)(vii)] of the Merger Agreement will be based on the accuracy of the representations set forth herein and on the accuracy of the representations and warranties and the satisfaction of the covenants and obligations contained in the Merger Agreement and the various other documents related thereto, and (ii) such opinion will be subject to certain limitations and qualifications including that it may not be relied upon if any such representations or warranties are not accurate or if any such covenants or obligations are not satisfied in all material respects.

        The undersigned acknowledges that such opinion will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in such opinions.

                                Very truly yours,

                                VIATEL, INC.

                                By:
                                     -----------------------------------------
                                Name:
                                Title:

                                                                       EXHIBIT E

                  [Letterhead of DESTIA COMMUNICATIONS, INC.]

                                                                          , 1999

Cravath, Swaine & Moore
825 Eighth Avenue
New York, New York 10019

Ladies and Gentlemen:

        In connection with the opinion to be delivered pursuant to Section 6(b)(vii) of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of August 27, 1999, among VIATEL, INC., a Delaware corporation (the "Parent"), VIATEL ACQUISITION CORP., a Delaware corporation and a direct, wholly owned subsidiary of the Parent (the "Parent Subsidiary"), and DESTIA COMMUNICATIONS, INC., a Delaware corporation (the "Company"), and in connection with the filing with the Securities and Exchange Commission (the "SEC") of the registration statement on Form S-4 (the "Registration Statement"), which includes the Joint Proxy Statement/Prospectus of the Parent and the Company, the undersigned certifies and represents on behalf of the Company and as to the Company, after due inquiry and investigation, as follows (any capitalized term used but not defined herein shall have the meaning given to such term in the Merger Agreement):

        1. The facts relating to the contemplated merger of the Parent Subsidiary with and into the Company (the "Merger") as described in the Registration Statement and the documents described in the Registration Statement are, insofar as such facts pertain to the Company, true, correct and complete in all material respects. The Merger will be consummated in accordance with the Merger Agreement.

        2. The formula set forth in the Merger Agreement pursuant to which each issued and outstanding share of voting common stock, par value $.01 per share, of the Company (the "Voting Shares"), and each issued and outstanding share of non-voting common stock, par value $.01 per share, of the Company (the "Nonvoting Shares" and, together with the Voting Shares, the "Company Shares") will be converted into common shares of the Parent (the "Parent Shares") is the result of arm's length bargaining.

        3. Cash payments to be made to stockholders of the Company in lieu of fractional shares of Parent Shares that would otherwise be issued to such stockholders in the Merger will be made for the purpose of saving the Parent the expense and inconvenience of issuing and transferring fractional shares of Parent Shares, and do not represent separately bargained for consideration. The total cash consideration that will be paid in the Merger to stockholders of the Company in lieu of fractional shares of Parent Shares is not expected to exceed one percent of the total consideration that will be issued in the Merger to stockholders of the Company in exchange for their Company Shares.

        4.      (i)      Neither the Company nor any corporation related to the
Company has acquired or has any present plan or intention to acquire any Company Shares in contemplation of the Merger, or otherwise as part of a plan of which the Merger is a part, other than Nonvoting Shares with respect to which dissenters' rights have been duly demanded under applicable law ("Dissenting Shares").

                (ii) For purposes of this representation letter, a corporation shall be treated as related to the Company if such corporation is related to the Company within the meaning of Treasury Regulation Section 1.368-1(e)(3).

        5. The Company has not made and does not have any present plan or intention to make any distributions (other than dividends made in the ordinary course of business) prior to, in contemplation of, or otherwise in connection with, the Merger.

        6. Except as otherwise specifically contemplated under the Merger Agreement, the Parent, the Parent Subsidiary, the Company and holders of Company Shares will each pay their respective expenses, if any, incurred in connection with the Merger. The Company has not agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any holder of Company Shares. Except to the extent specifically contemplated under the Merger Agreement or the Stockholder Agreements, the Company has not entered into any arrangement pursuant to which the Parent or the Parent Subsidiary has agreed to assume, directly or indirectly, any expense or other liability, whether fixed or contingent, of the Company or any holder of Company Shares.

        7. Immediately following the Merger the Company will hold (i) at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets that were held by the Company immediately prior to the Merger and (ii) at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets that were held by the Parent Subsidiary immediately prior to the Merger. For purposes of this representation, amounts paid by the Company or by the Parent Subsidiary to stockholders who receive cash or other property (including cash in lieu of fractional shares of Parent Shares and cash paid with respect to Dissenting Shares) in connection with the Merger, assets of the Company used to pay its reorganization expenses and all redemptions and distributions made by the Company (other than dividends made in the ordinary course of business) immediately preceding, or in contemplation of, the Merger will be included as assets held by the Company immediately prior to the Merger.

        8. Except as provided in the Merger Agreement, immediately prior to the time of the Merger the Company will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire Company Shares.

        9. In connection with the Merger, Company Shares will be converted solely into Parent Shares (except for cash paid in lieu of fractional shares of Parent Shares or cash paid with respect to Dissenting Shares). For purposes of this representation, Company Shares (including Dissenting Shares) redeemed for cash or other property furnished, directly or indirectly, by the Parent will be considered as exchanged for other than Parent Shares. Further, no liabilities of the Company or any of the holders of Company Shares will be assumed by the Parent, nor will any of the Company Shares acquired by the Parent in connection with the Merger be subject to any liabilities.

        10. The Company is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code of 1986, as amended (the "Code").

        11. The Company will not take, and to the best knowledge of the management of the Company there is no present plan or intention by stockholders of the Company to take, any position on any Federal, state or local income or franchise tax return, or to take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable state or local tax law (and then only to the extent required by such applicable state or local tax law).

        12. None of the compensation received by any stockholder-employee of the Company in respect of periods at or prior to the Effective Time represents separate consideration for any of its Company Shares. None of the Parent Shares that will be received by any stockholder-employee of the Company in the Merger represents separately bargained for consideration which is allocable to any employment agreement or arrangement. The compensation paid to any stockholder-employees will be for services actually rendered and will be determined by bargaining at arm's-length.

        13. There is no intercorporate indebtedness existing between the Parent (or any of its subsidiaries, including the Parent Subsidiary) and the Company (or any of its subsidiaries) that was issued, acquired, or will be settled, at a discount.

        14. The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

        15. The Merger Agreement, the Registration Statement and the other documents described in the Registration Statement represent the entire understanding of the Company with respect to the Merger.

        16. No assets of the Company have been sold, transferred or otherwise disposed of which would prevent the Parent from continuing the "historic business" of the Company or from using a significant portion of the "historic business assets" of the Company in a business following the Merger (as such terms are defined in Treasury Regulation Section 1.368-1(d)).

        17. On the date of the Merger, the fair market value of the assets of the Company will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which such assets are subject.

        18. No holders of Voting Shares have dissenter's rights with respect to the Merger under applicable law. Any payments with respect to Dissenting Shares shall be made solely by the Company or the Surviving Corporation, and no cash or other property shall be furnished, directly or indirectly by the Parent to the Company, the Surviving Corporation or to any holder of Dissenting Shares with respect to any Dissenting Shares.

        19. The total fair market value of all Company Nonvoting Shares issued and outstanding as of the date of the Merger Agreement is equal to (i) less than 1% of the fair market value of the net assets and (ii) less than 1% the fair market value of the gross assets that were held by the Company immediately prior to the Merger.

        20. The undersigned is authorized to make all the representations set forth herein on behalf of the Company.

        The undersigned acknowledges that (i) the opinion to be delivered pursuant to Section 6(b)(vii) of the Merger Agreement will be based on the accuracy of the representations set forth herein and on the accuracy of the representations and warranties and the satisfaction of the covenants and obligations contained in the Merger Agreement and the various other documents related thereto, and (ii) such opinion will be subject to certain limitations and qualifications including that it may not be relied upon if any such representations or warranties are not accurate or if any of such covenants or obligations are not satisfied in all material respects.

        The undersigned acknowledges that such opinion will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in such opinion.

                                Very truly yours,

                                DESTIA COMMUNICATIONS, INC.

                                By:
                                     -----------------------------------------
                                Name:
                                Title:

                                                                         ANNEX B

                             STOCKHOLDER AGREEMENT

            STOCKHOLDER AGREEMENT (the "Agreement") dated as of August 27, 1999 among ALFRED WEST, a resident of the State of New York, AT ECON LIMITED PARTNERSHIP and AT ECON LTD. PARTNERSHIP NO. 2 (collectively, "Stockholder"), VIATEL, INC., a Delaware corporation ("Parent"), VIATEL ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent ("Parent Subsidiary"), and DESTIA COMMUNICATIONS, INC., a Delaware corporation ("Company").

                              W I T N E S S E T H:

            WHEREAS, Parent, Company and Parent Subsidiary are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which Parent will acquire all of the outstanding shares of voting common stock, $0.01 par value per share (the "Voting Shares"), and all of the outstanding shares of non-voting common stock, $0.01 par value per share (the "Non-Voting Shares," and together with the Voting Shares, the "Common Stock"), of the Company pursuant to a merger of Parent Subsidiary with and into Company (the "Merger");

            WHEREAS, Stockholder collectively owns, as of the date hereof, 11,428,076 shares of Common Stock (the "Existing Shares," and together with any shares of Common Stock acquired by Stockholder after the date hereof and prior to the termination hereof, the "Shares");

            WHEREAS, as a condition to their willingness to enter into the Merger Agreement, and in reliance upon Stockholder's representations, warranties, covenants and agreements hereunder, Parent and Parent Subsidiary have requested that Stockholder agree, and Stockholder has agreed, to enter into this Agreement; and

            WHEREAS, this Agreement is being entered into concurrently with the execution of the Merger Agreement;

            NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, it is agreed as follows. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Merger Agreement.

1. Agreement to Vote. Stockholder hereby agrees that, during the term of this Agreement, at any meeting of the stockholders of Company, however called, and in any action by consent of the stockholders of Company, however taken, Stockholder shall cause the Shares to be present for quorum purposes and to vote at such meeting and shall cause the Shares to be voted in any such consent, and in either case, shall: (a) vote the Shares in favor of the adoption of the Merger Agreement; (b) vote the Shares against any action or agreement that would, or could reasonably be expected to, result in a breach of any covenant, representation or warranty or any other obligation or agreement of Company under the Merger Agreement or that would result in a failure to satisfy any condition on the part of the Company or its stockholders to be satisfied under the Merger Agreement; (c) vote the Shares against any action or agreement that would, or could reasonably be expected to, impede, interfere with, delay, postpone or attempt to discourage the Merger, including, but not limited to, (i) any extraordinary corporate transaction (other than the Merger), such as a merger, other business combination, recapitalization, reorganization or liquidation, involving Company (a "Business Combination Transaction"), (ii) a sale or transfer of a material amount of assets of Company or any of its Subsidiaries (as defined in the Merger Agreement),

(iii) any change in the management or board of directors of Company, except as otherwise agreed to in writing by Parent, (iv) any material change in the present capitalization of the Company or (v) any other material change in the corporate structure or business of Company; and (d) without limiting the foregoing, consult with Parent prior to any such meeting or consent and, in either case, vote such Shares in such manner as is determined by Parent to be in compliance with the provisions of this Section 1. Stockholder acknowledges receipt and review of a copy of the Merger Agreement. In furtherance of this
Section 1, Stockholder hereby irrevocably grants to, and appoints, Parent, and any individual designated in writing by it, and each of them individually, as its proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to vote the Shares at any meeting of the stockholders of the Company called with respect to any of the matters specified in this Agreement. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder's execution and delivery of this Agreement. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Except as otherwise provided for herein, Stockholder hereby (i) affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, (ii) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done by virtue hereof and (iii) affirms that such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law (as defined in the Merger Agreement). Notwithstanding any other provision of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement pursuant to Section 4.

2. Representations and Warranties of Stockholder. Alfred West, AT Econ Ltd. Partnership and AT Econ Ltd. Partnership No. 2 represent and warrant to Parent and Parent Subsidiary with respect to that part of the Existing Shares owned by it as follows:

        2.1 Ownership of Shares. On the date hereof, Stockholder is the sole record and beneficial owner of the Existing Shares, except as set forth on
Schedule 2.1 attached hereto. For purposes of this Agreement, beneficial ownership of securities shall be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). On the date hereof and at the Closing Date (as defined in the Merger Agreement), neither Stockholder nor any Affiliate (as defined in the Merger Agreement) of Stockholder (other than Company) owns or will own, of record or beneficially, solely or jointly with others, (i) any shares of Common Stock other than the Existing Shares and shares of Common Stock acquired upon the exercise of employee stock options granted by the Company and listed on Schedule 2.1 attached hereto or (ii) any securities convertible into or exchangeable or exercisable for shares of Common Stock or any rights to acquire any shares of Common Stock other than employee stock options granted by Company and listed on
Schedule 2.1 attached hereto. Except as set forth on Schedule 2.1 attached hereto, Stockholder currently has with respect to the Existing Shares, and at Closing will have with respect to the Shares, good, valid and marketable title, free and clear of all liens, encumbrances, restrictions, options, warrants, rights to purchase, voting agreements or voting trusts, and claims of every kind (other than the encumbrances created by this Agreement and other than restrictions on transfer under applicable federal and state securities laws). Stockholder has not and will not pledge more than 2,730,000 of the Existing Shares.

        2.2 Power; Binding Agreement. Stockholder has the full legal right, power and authority to enter into and perform all of Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by Stockholder will not violate any other agreement to which Stockholder is a party including, without limitation, any voting agreement, stockholder agreement or voting trust. This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding agreement of Stockholder, enforceable in accordance with its terms. Neither the execution or delivery of this Agreement nor the consummation by Stockholder of the transactions contemplated hereby will (a) require any consent or approval of or filing with any third party, including any governmental or other regulatory body, other than filings required under the federal securities laws and consents or waivers listed on Schedule 2.2 attached hereto, all of which have been obtained, or (b) constitute a violation of, conflict with or constitute a default under, any material contract, commitment, agreement, understanding, arrangement or other restriction of any kind to which Stockholder is a party or by which Stockholder or his material property is bound.

        2.3 Finder's Fees. No person or entity is, or will be, entitled to any commission or finder's fees from Stockholder in connection with this Agreement or the transactions contemplated hereby exclusive of any commission or finder's fees referred to in the Merger Agreement.

3. Representations and Warranties of Parent. Each of Parent and Parent Subsidiary represents and warrants to Stockholder as follows:

        3.1 Authority. Each of Parent and Parent Subsidiary has the full legal right, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by each of Parent and Parent Subsidiary will not violate or conflict with any other agreement to which it is a party. This Agreement has been duly executed and delivered by each of Parent and Parent Subsidiary and constitutes a legal, valid and binding agreement of each of Parent and Parent Subsidiary, enforceable against Parent and Parent Subsidiary in accordance with its terms. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby by each of Parent and Parent Subsidiary will (a) require any consent or approval of or filing with any third party, including any governmental or other regulatory body, other than filings required under the federal securities laws, or (b) constitute a violation of, conflict with or default under, any material contract (including any registration rights), commitment, agreement, understanding, arrangement or other restriction of any kind to which Parent or Parent Subsidiary is a party or by which either of them or their material property is bound.

        3.2 Finder's Fees. No person or entity is, or will be, entitled to any commission or finder's fee from Parent or Parent Subsidiary in connection with this Agreement or the transactions contemplated hereby exclusive of any commission or finder's fees referred to in the Merger Agreement.

4. Termination. The term of this Agreement commences upon the execution and delivery of this Agreement by all of the parties hereto and continues until it is terminated in accordance with its terms. This Agreement shall terminate on the earliest of (a) the Effective Time (as defined in the Merger Agreement) or
(b) the date 180 days after the termination of the Merger Agreement in accordance with its terms; PROVIDED, HOWEVER, the termination of this Agreement shall be immediate if the Merger Agreement is terminated pursuant to Sections 7(a)(i), 7(a)(ii), 7(a)(iii), 7(a)(vi), 7(a)(vii) or 7(a)(ix); and, PROVIDED,
FURTHER, (i) the provisions of Sections 5 and 9 through 18 shall survive any termination of this Agreement, (ii) the provisions of Sections 6.3, 6.4 and 7 shall survive the termination of this Agreement if this Agreement terminates pursuant to clause (a) above and (iii) the provisions of Sections 2 and 3 shall survive for a period of one year after any termination of this Agreement.

5. Expenses. Except as provided in Section 7, each party hereto will pay all of its expenses in connection with the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of its counsel and other advisers.

6.      Covenants.

        6.1 Except in accordance with the provisions of this Agreement, Stockholder (and the Company, pursuant to Section 6.8 hereof) agrees, prior to the termination of this Agreement as provided in Section 4 above, not to, directly or indirectly:

                (a) sell, transfer, pledge, encumber, assign or otherwise dispose of (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise or otherwise by operation of law), or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Shares, PROVIDED, HOWEVER, that Stockholder may transfer Shares, with the prior written consent of Parent, which shall not be unreasonably withheld, to a trust of which there are no beneficiaries other than the parents, spouse or children of Stockholder, or otherwise make transfers for estate planning purposes, so long as the trust and the trustee(s), or other transferee, thereof deliver a written agreement to Parent, reasonably acceptable to Parent, to be bound by the restrictions set forth in this Agreement, and Parent receives an opinion of counsel reasonably satisfactory to it that this Agreement is binding upon such trust and the trustee(s), or other transferee, thereof, as if such trust and trustee(s), or other transferee, were Stockholder. Any action taken in violation of this
Section 6.1(a) shall be void and of no effect;

                (b) grant any proxies with respect to any Shares, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or

                (c) take any action to solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, an Acquisition Proposal (as defined in the Merger Agreement) or engage in negotiations or discussions with any person or entity (or group of persons and/or entities) other than Parent or its Affiliates concerning, or provide any non-public information to any person or entity relating, to an Acquisition Proposal or otherwise assist or facilitate any effort or attempt by any person or entity (other than Parent and Parent Subsidiary) to make or implement an Acquisition Proposal. Stockholder will immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation on his part with any parties conducted heretofore with respect to any proposed, potential or contemplated Acquisition Proposal, and will notify Parent promptly if he becomes aware of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any person or entity that informs the Company (or its officers, directors, representatives, agents, Affiliates or associates) that it is considering making or has made an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. The foregoing provisions of this Section 6.1(c), however, shall not restrict Stockholder, solely in his capacity as a member of the Company Board (as defined in the Merger Agreement), from voting to take actions permitted under Section 5(h) of the Merger Agreement, and shall not restrict Stockholder, solely in his capacity as an executive officer of the Company, from taking actions authorized and directed by the Company Board so long as such actions will not cause the Company to breach or result in the Company being in breach of any provisions of the Merger Agreement.

        6.2 Stockholder agrees, during the term of this Agreement, to notify Parent promptly of the number of any shares of Common Stock acquired by Stockholder after the date hereof.

        6.3 Stockholder agrees that neither he nor any of his Affiliates will, directly or indirectly, unless in any such case specifically invited in writing to do so by the board of directors of Parent, for a period of two years after the Effective Time, except as otherwise expressly set forth in this Agreement or in the Merger Agreement: (i) individually or together with one or more persons or entities, acquire, offer to acquire or agree to acquire, or participate in the financing of any acquisition of, beneficial ownership of any securities of Parent entitled to vote in the general election of directors (other than securities distributed generally to all holders of a class of securities, and restricted stock distributed to Stockholder pursuant to his employment agreement with Parent), or securities convertible into or exchangeable or exercisable for such securities (other than stock options) (collectively, "Securities"); (ii) initiate, propose, engage or otherwise participate in the solicitation of stockholders or their proxies for approval of one or more stockholder proposals (including, without limitation, the election of directors, any amendment to the charter or bylaws, or any Business Combination Transaction) with respect to Parent; (iii) otherwise act alone or in concert with any other person or entity to seek to influence or control the management, board of directors, policies or affairs of Parent, or to solicit, propose or encourage any other person or entity with respect to any form of Business Combination Transaction with Parent, or to solicit, make or propose or encourage any other person or entity with respect to, or announce an intent to make, any tender offer or exchange offer for any Securities; (iv) request Parent or its board of directors, officers, employees or agents, to amend or waive, or seek any modification to, any provision of this Section 6.3; or (v) take any action designed to or which can reasonably be expected to require Parent to make a public announcement regarding any of the matters referred to in this Section 6.3. This Section 6.3 shall not prohibit any action by Stockholder solely in his capacity as a director of Parent, or solely in his capacity as an executive officer of the Company, from taking actions authorized and directed by the Parent Board (as defined in the Merger Agreement). Notwithstanding the provisions of Section 4, this Section 6.3 shall terminate immediately if Stockholder ceases to be a director of the Parent Board because Parent has breached its obligations under Section 6.7.

        6.4 Stockholder agrees that for a period of one year following the Effective Time (the "Lock-up Period"), Stockholder will not, without the prior written consent of Parent, directly or indirectly, offer, offer to sell, sell, contract to sell, grant any option for the purchase of, assign, transfer, pledge, hypothecate or otherwise encumber or dispose of any beneficial interest in (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise or otherwise by operation of law) ("Transfer") any Parent common stock, par value $0.01 per share ("Parent Common Stock"), or any securities convertible into or exchangeable or exercisable for any shares of Parent Common Stock or any other rights to acquire shares of Parent Common Stock (either pursuant to Rule 144 of the regulations under the Securities Act of 1933, as amended (the "Securities Act"), or otherwise) either beneficially owned by Stockholder as of the Effective Time or acquired by Stockholder during the Lock-up Period as a result of the exercise of options. Notwithstanding the foregoing, the undersigned may
(i) Transfer shares of Parent Common Stock as a BONA FIDE gift or gifts, provided that Stockholder provides prior written notice of such gift or gifts to Parent and the donee or donees thereof deliver a written agreement to Parent, reasonably acceptable to Parent, to be bound by the restrictions set forth herein as if such donee or donees were Stockholders; (ii) on one occasion, Transfer up to 225,000 shares of Parent Common Stock; and (iii) Transfer shares of Parent Common Stock, with the prior written consent of Parent, which shall not be unreasonably withheld, to a trust of which there are no beneficiaries other than the parents, spouse or children of Stockholder, or otherwise make transfers for estate planning purposes, so long as the trust and the trustee(s), or other transferee, thereof deliver a written agreement to Parent, reasonably acceptable to Parent, to be bound by the restrictions set forth in this Agreement, and Parent receives an opinion of counsel reasonably satisfactory to it that this Agreement is binding upon such trust and the trustee(s), or other transferee, thereof, as if such trust and trustee(s), or other transferee, were Stockholder. Any Transfer of Parent Common Stock in violation of this Section
6.4 shall be void and of no effect.

        6.5     Notwithstanding the provisions of Section 4, Sections 6.3 and
6.4 shall terminate immediately upon any termination of Stockholder's employment agreement with Parent by Stockholder for Good Reason or any termination of Stockholder's employment agreement by Parent without Cause ("Good Reason" and "Cause" shall have the meanings set forth in such employment agreement).

        6.6 For purposes of clause (i) of the definition of "Change of Control" in the Company's 1999 Flexible Incentive Plan, Stockholder hereby designates Parent and Parent Subsidiary. From the date hereof through the termination of this Agreement pursuant to Section 4, this designation shall be irrevocable.

        6.7 Parent agrees that Stockholder and a Stockholder Nominee (as defined below) will become members of the Parent Board as of the Effective Time. Following the time when Stockholder and Stockholder Nominee, respectively, become members of the Parent Board, and continuing for so long as Stockholder directly owns at least 10% of the outstanding shares of Parent Common Stock, Parent agrees to cause Parent Board to nominate Stockholder and Stockholder Nominee, respectively, for election as members of the Parent Board at each annual meeting of stockholders of Parent at which such director is up for re-election and to recommend to its stockholders a vote in favor of, and to solicit proxies from its stockholders voting in favor of, the election of Stockholder and Stockholder Nominee as members of Parent Board, all in the same manner and to the same extent, and in accordance with the same procedures applicable to the election of members of the Parent Board generally. If at any time Stockholder directly owns less than 10% of the outstanding shares of Parent Common Stock, but at least 5% of the outstanding shares of Parent Common Stock, Parent's obligations set forth above in this Section 6.7 shall apply to Stockholder (and not Stockholder Nominee) unless, at the first such time or within 30 days thereafter, Stockholder gives written notice to Parent that such obligations shall thereafter apply to Stockholder Nominee (and not Stockholder). As used herein, "Stockholder Nominee" shall mean such person designated by Stockholder, who qualifies as an independent director of Parent for purposes of Rule 4200(a)(13) of the Rules of the National Association of Securities Dealers, Inc. and is reasonably acceptable to the non-employee directors of Parent, to serve on the Parent Board. Notwithstanding the foregoing, Parent's obligations under this Section 6.7 as to Stockholder shall immediately cease upon the occurrence of any of the following events: (i) Stockholder chooses not to serve as a member of the Parent Board, (ii) the stockholders of Parent do not re-elect Stockholder as a member of Parent Board at the annual meeting of stockholders of Parent at which Stockholder is up for re-election or (iii) the Parent Board removes Stockholder as a member of the Parent Board in accordance with the Parent Board's fiduciary duties (provided, that no such removal shall be affected without at least 15 days prior written notice to Stockholder stating with specificity the grounds for such removal, and a reasonable opportunity for Stockholder to be heard as to why such contemplated removal should not be approved). Notwithstanding the foregoing, Parent's obligations under this
Section 6.7 as to Stockholder Nominee shall immediately cease upon the occurrence of any of the following events: (i) Stockholder Nominee chooses not to serve as a member of the Parent Board, (ii) the stockholders of Parent do not re-elect Stockholder Nominee as a member of Parent Board at the annual meeting of stockholders of Parent at which Stockholder Nominee is up for re-election or
(iii) the Parent Board removes Stockholder Nominee as a member of the Parent Board in accordance with the Parent Board's fiduciary duties (provided, that no such removal shall be affected without prior written notice to Stockholder Nominee stating with specificity the grounds for such removal, and a reasonable opportunity for Stockholder Nominee to be heard as to why such contemplated removal should not be approved); PROVIDED, HOWEVER, Stockholder shall be entitled to designate a replacement Stockholder Nominee so long as Stockholder continues to directly own at least 10% of the outstanding shares of Parent Common Stock.

        6.8 The Company recognizes and agrees to use commercially reasonable efforts to enforce the Transfer restrictions placed on the Shares under this Agreement.

7.      Registration Rights.

        7.1 Definitions. As used herein, unless the context otherwise requires, the following terms have the following respective meanings:

        "Commission" means the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

        "Registrable Securities" means all the shares of Parent Common Stock received by Stockholder at the Effective Time, together with any additional Parent Common Stock received by Stockholder as a result of any stock dividend, extraordinary dividend or distribution, split-up, recapitalization, combination, exchange of shares, exercise of stock options or the like and involving the Parent Common Stock received by Stockholder at the Effective Time; PROVIDED, HOWEVER, such securities shall cease to be Registrable Securities when they become freely saleable to the public under Rule 145(d) and Rule 144(k) under the Securities Act, without volume limitation, as the case may be.

        "Registration Expenses" means all expenses incurred by Parent incident to Parent's performance of this Section 7, including, without limitation, all registration, filing and National Association of Securities Dealers, Inc. fees, all listing fees, all fees and expenses of complying with securities or blue sky laws (including, without limitation, reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities), all printing expenses, the fees and disbursements of counsel for Parent and of Parent's independent public accountants, the fees and disbursements of one counsel for Stockholder (provided that such expense shall be limited to $3,500 for registration statements filed pursuant to Section 7.3, and shall be available on only two occasions for registration statements filed pursuant to Section 7.3), including the expenses of "comfort" letters, its expenses incurred in connection with any "roadshow" presentations in which it may participate and any fees and disbursements of underwriters customarily paid by issuers or sellers of securities.

        "Selling Expenses" means all expenses incurred by Stockholder incident to Stockholder's performance of this Section 7, including, without limitation, all underwriting discounts and commissions, the fees and disbursements of its advisors, including his counsel (other than the fees and expenses covered under the defined term "Registration Expenses") and his accountants, and his expenses incurred in connection with any "roadshow" presentations in which he may participate.

        "Effective Period" means the period Parent is required to maintain the effectiveness of a registration statement pursuant to Section 7.2 or 7.3, as the case may be.

        7.2     Requested Registration.

                (a) Upon the written request (the "Request") of Stockholder, on two occasions, Parent shall promptly cause to be filed under the Securities Act a registration statement on such form as selected by Stockholder (which form shall be subject to the approval of Parent, which shall not be unreasonably withheld) of all or such portion of the Registrable Securities so requested by Stockholder, and Parent shall take reasonable actions to effect, as soon as practicable, subject to the reasonable cooperation of Stockholder, within 90 days after the Request is received from Stockholder, the registration under the Securities Act, of the Registrable Securities which Parent has been so requested to register by Stockholder.

                (b) Expenses. Parent shall pay the Registration Expenses in connection with any registration effected pursuant to this Section 7.2 and Stockholder shall pay the Selling Expenses in connection with any registration effected pursuant to this Section 7.2.

                (c) Effective Registration Statement. Notwithstanding anything to the contrary herein, a registration requested pursuant to this
Section 7.2 shall not be deemed to have been effected unless a registration statement with respect thereto has become effective and remains effective, without interruption by any stop order for a period of more than five days (whether or not contiguous), until the earlier of (i) 120 days following the effective date of such registration or (ii) the date when Parent Shares sought to be offered and sold pursuant thereto are in fact offered and sold in accordance with the terms of such offering. Notwithstanding the foregoing, a registration statement used in connection with a non-underwritten offering shall not be deemed to have been effected if (i) except during a Delay Period (as defined in Section 7.6), such registration statement is not amended or supplemented within 10 business days after the date on which it becomes necessary to amend or supplement it or (ii) during a Delay Period, Stockholder elects, within 10 days after the commencement of the Delay Period, to discontinue his resale participation in such registration statement.

                (d) Priority of Rights. Whenever Parent shall effect a registration pursuant to Section 7.2(a), holders of securities of Parent who have "piggyback" registration rights may include all or a portion of such securities in such registration statement; PROVIDED, HOWEVER, that if such registration relates to an underwritten offering, and the managing underwriter shall inform Parent by letter of its belief that the number or type of securities of Parent requested by holders of the securities of Parent other than Stockholder to be included in such registration would materially and adversely affect the underwritten public offering, then Parent shall include in such registration, to the extent of the number and type of securities which Parent is so advised can be sold in such Public Offering, first, all of the Registrable Securities specified by Stockholder in the Request and second, for each holder of Parent's securities other than Stockholder, the fraction of each holder's securities proposed to be registered which is obtained by dividing (i) the number of the securities of Parent that such holder proposes to include in such registration by (ii) the total number of securities proposed to be included in such registration by all holders other than Stockholder.

                (e) Selection of Underwriters. If Stockholder so requests, the registration contemplated by Section 7.2(a) shall be for an underwritten public offering. In connection with any such underwritten public offering, (a) Parent shall promptly select the managing underwriter subject to the approval of Stockholder (which approval shall not be unreasonably withheld, delayed or conditioned by Stockholder), and (b) if he so desires, Stockholder may promptly select the co-managing underwriter subject to the approval of Parent (which approval shall not be unreasonably withheld, delayed or conditioned by Parent).

                (f) Limitations on Registration. Parent shall not be required to file a registration statement pursuant to this Section 7.2 which would become effective within 180 days following the effective date of a registration statement (other than a registration statement filed on Form S-4 or S-8 or any successor form of limited purpose) filed by Parent with the Commission pertaining to any public offering of common stock, or securities convertible into or exchangeable for common stock, for the account of Parent or an underwritten offering of common stock, or securities convertible into or exchangeable for common stock, for another holder of securities of Parent. In addition, if, in the good faith determination of Parent's board of directors, a registration would adversely affect certain activities of Parent to the material detriment of Parent, then Parent may at its option direct that such registration be delayed for a period not in excess of 90 days in the aggregate from the date of Parent's receipt of the Request or from the first date upon which Parent is required to effect the registration contemplated by Section 7.2, as applicable.

                (g) Registration Procedures. In connection with a registration statement prepared by Parent pursuant to this Section 7.2, Parent
(a) shall furnish to Stockholder, a reasonable period of time prior to the filing thereof with the Commission, a copy of the registration statement and each amendment thereto or each amendment or supplement to the prospectus included therein, and shall use its reasonable efforts to reflect in each such document, when so filed with the Commission, such comments as Stockholder reasonably may propose; and (b) if at any time the Commission shall issue any stop order suspending the effectiveness of a registration statement, or any state securities commission or other regulatory authority shall issue an order suspending the qualification or exemption from qualification of the sale of securities under state securities or blue sky laws, Parent shall use commercially reasonable efforts to obtain the withdrawal or lifting of such order at the earliest possible time.

        7.3     Piggyback Registration.

                (a) Right to Include Registrable Securities. If Parent at any time proposes to register any of its securities under the Securities Act by registration on Forms S-1, S-2, S-3 or any successor or similar form(s) (except registrations on such forms or similar forms solely for registration of securities in connection with (i) an employee benefit plan or dividend reinvestment plan or a merger or consolidation or (ii) debt securities which are not convertible into Common Stock), whether or not for sale for its own account, it shall each such time give written notice to Stockholder of its intention to do so at least 20 days prior to the anticipated filing date of a registration statement with respect to such registration with the Commission. Upon the written request of Stockholder made as promptly as practicable and in any event within 10 days after the receipt of any such notice, which request shall specify the Registrable Securities intended to be disposed of by Stockholder, Parent shall use reasonable efforts to effect the registration under the Securities Act of all Registrable Securities which Parent has been so requested to register by Stockholder; PROVIDED, HOWEVER, that at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, Parent may elect to delay or not proceed with such registration. If Parent elects to delay or not proceed with such registration, it shall give written notice of such determination to Stockholder and Parent shall be relieved of its obligation to register any Registrable Securities in connection with such registration. If such registration relates to an underwritten offering, any right of Stockholder to participate in such registration pursuant to this Section 7.3 shall be conditioned upon his agreeing to offer and sell Registrable Securities in accordance with the plan of distribution applicable to the other Parent Common Stock sought to be offered and sold in such registration.

                (b) Expenses. Parent shall pay the Registration Expenses in connection with any registration effected pursuant to this Section 7.3 and Stockholder shall pay the Selling Expenses in connection with any registration effected pursuant to this Section 7.3.

                (c) Selection of Underwriters and Form of Registration Statement. In connection with each public offering effected pursuant to this
Section 7.3, Parent (or, if the proposed registration by Parent is pursuant to a contractual demand registration right, the persons or entities who caused such registration statement to be filed) shall select the managing underwriters, if any, and the form of registration statement to be used in connection with any such offering.

                (d) Priority in Piggyback Registrations. Notwithstanding anything in Section 7.3 above to the contrary, if the managing underwriter of any underwritten public offering shall inform Parent by letter of its belief that the number or type of Registrable Securities requested to be included in such registration would materially and adversely affect such public offering, then Parent shall promptly notify Stockholder of such fact. If the managing underwriter does not agree to include all (or such lesser amount as Stockholder shall, in his discretion, agree to) of the number of the Registrable Securities initially requested by Stockholder to be included in such registration, then Parent shall include in such registration, to the extent of the number and type which Parent is so advised can be sold in such Public Offering, (i) first, the Parent securities proposed to be sold by Parent or, if the proposed registration by Parent is pursuant to a contractual demand registration right, the Parent Common Stock proposed to be sold by the party making the demand and (ii) second, to the extent additional Parent Shares may be included, that number of Registrable Securities equal to the product of (x) the total number of such additional Parent Shares to be included in such registration multiplied by (y) the fraction whose numerator is the number of Registrable Securities sought to be included in such registration by Stockholder and whose denominator is the total number of Parent Shares sought to be included in such registration by all persons or entities entitled to participate in such registration on a "piggyback" basis.

                (e) Effective Period. Parent shall use commercially reasonable efforts to maintain the effectiveness of any registration pursuant to this Section 7.3 until the earlier (i) 90 days following the effective date of such registration or (ii) the date when the securities sought to be offered and sold pursuant thereto are in fact offered and sold in accordance with the terms of such offering.

        7.4     Registration Procedures.

                (a) In connection with the registration of any Registrable Securities under the Securities Act as provided in Sections 7.2 or 7.3, and subject to the provisions of this Section 7, Parent shall as promptly as practicable:

                        (i) prepare and file with the Commission the requisite registration statement to effect such registration and thereafter use reasonable efforts to cause such registration statement to become and remain effective for the applicable effective period;

                        (ii) use reasonable efforts to prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement for the applicable effective period;

                        (iii) furnish to Stockholder such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act;

                        (iv) use reasonable efforts to register or qualify all Registrable Securities covered by such registration statement under such other securities or blue sky laws of such States of the United States of America where an exemption is not available and as Stockholder shall reasonably request; PROVIDED, HOWEVER, that Parent shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not, but for the requirements of this paragraph (iv), be obligated to be so qualified or to consent to general service of process in any such jurisdiction;

                        (v) notify Stockholder when a prospectus relating thereto is required to be delivered under the Securities Act and, upon discovery that there has occurred any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in the light of the circumstances under which they were made, and at the request of Stockholder use its reasonable efforts to promptly prepare and furnish to Stockholder such number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the Parents of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

                        (vi) otherwise use its reasonable efforts to comply with all applicable rules and regulations of the Commission;

                        (vii) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement;

                        (viii) furnish to Stockholder, prior to the filing thereof with the Commission, a copy of the registration statement and each amendment thereto or each amendment or supplement to the prospectus included therein, and shall use its reasonable efforts to reflect in each such document, when so filed with the Commission, such comments as Stockholder reasonably may propose;

                        (ix) use reasonable efforts to list all Registrable Securities covered by such registration statement on any national securities exchange or over-the-counter market, if any, on which Registrable Securities of the same class covered by such registration statement are then listed; and

                        (x)     subject to customary confidentiality
obligations, Parent shall permit reasonable access to Stockholder and its counsel and other advisors to its financial statements and its other books and records to permit Stockholder to perform reasonable due diligence.

                Stockholder agrees that upon receipt of any notice from Parent of the happening of an event of the kind described in Section 7.4(v), Stockholder shall forthwith discontinue its disposition of Registrable Securities pursuant to the registration statement relating to such Registrable Securities until Stockholder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 7.4(v). Stockholder agrees to promptly provide such information regarding himself and his Registrable Securities as Parent may from time to time reasonably require for inclusion in any registration statement under Section 7.2 or 7.3.

        7.5 Underwritten Offerings. If requested by the underwriters for any underwritten public offering by Stockholder pursuant to a registration requested under Section 7.2, Parent shall enter into an underwriting agreement with such underwriters for such public offering, such agreement to be reasonably satisfactory in substance and form to Parent, Stockholder and the underwriters, and to contain such representations and warranties by Parent and Stockholder and such other terms as are generally prevailing in agreements of that type, including, without limitation, customary indemnities and contribution provisions generally prevailing in agreements of that type. Stockholder shall cooperate with Parent in the negotiation of the underwriting agreement and shall give consideration to the reasonable suggestions of Parent regarding the form and substance thereof. Stockholder shall be a party to such underwriting agreement.

        7.6 Delay Periods. If at any time after the effectiveness of a registration statement under Section 7.2 or 7.3 but prior to the expiration of the related effectiveness period, counsel to Parent (which counsel shall be experienced in securities laws matters) determines in good faith that it is reasonable to conclude that the compliance by Parent with its disclosure obligations in connection with such registration statement may require the disclosure of information which the Board of Directors of Parent has identified as material and which the Board of Directors has determined that Parent has a BONA FIDE business purpose for preserving as confidential, then Parent shall not be required to maintain the effectiveness thereof or amend or supplement such registration statement for a period (a "Delay Period") expiring three business days after the earlier to occur of (A) the date on which such material information is disclosed to the public or ceases to be material or Parent is able to so comply with its disclosure obligations and Commission requirements or
(B) 90 days after Parent notifies Stockholder of such good faith determination. The effectiveness period of such registration statement will be extended for a period equal to the duration of such Delay Period. Parent will notify Stockholder of such Delay Period as soon as practicable after the Board of Directors makes such determination. Such notice shall state to the extent, if any, as is practicable, an estimate of the duration of such Delay Period. Stockholder agrees that (x) upon receipt of such notice of a Delay Period he will forthwith discontinue disposition of securities pursuant to such registration statement and (y) will not deliver any prospectus forming a part of the registration statement in connection with any sale of Registrable Securities until the expiration of such Delay Period.

        7.7 Holdback Agreements. Stockholder agrees that, upon the request of and only to the extent required of other executive officers of Parent by the underwriter(s) managing any registration of Parent Common Stock under the Securities Act by Parent (except to the extent Stockholder is participating as a selling securityholder pursuant to this Agreement), he will not, without the prior written consent of such underwriters, during the 7-day period prior to, and during the 90-day period beginning on, the effective date of such registration, sell, make any short sale of, pledge, grant any option for the purchase of or otherwise dispose of, or enter into any other hedging or similar transaction with respect to, any Parent Shares, or any securities convertible into or exchangeable for Parent Shares.

        7.8     Indemnification and Contribution.

                (a) Indemnification by Parent. In the event of any registration of any securities of Parent under the Securities Act in which Stockholder is a selling stockholder, Parent shall, and hereby does, indemnify and hold harmless, in the case of any registration statement filed pursuant to this Section 7, Stockholder and his agents and Affiliates and, to the extent required by any underwriting agreement entered into by Parent, each other person or entity who participates as an underwriter in the registration statement and each other person or entity who controls any such underwriter within the meaning of the Securities Act, against any and all losses, claims, damages or liabilities insofar as such losses, claims, damages or liabilities (whether arising in connection with any actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading, and Parent shall reimburse Stockholder and each such agent or Affiliate and, to the extent required by an underwriting agreement entered into by Parent, any underwriter and controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding described in this clause (a); PROVIDED THAT, Parent shall be required to reimburse fees and expenses with respect to more than one firm of attorneys (in addition to any local counsel) for all of the indemnified parties only to the extent that any of the indemnified parties shall have differing interests from any other indemnified party; and, PROVIDED, FURTHER, that Parent shall not be liable in any such case to the extent that: (i) any such loss, claim, damage or liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to Parent by or on behalf of Stockholder specifically stating that it is for inclusion in such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement, (ii) with respect to any preliminary prospectus or prospectus (if such prospectus has then been amended or supplemented) to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon a sale of Registrable Securities to a person or entity to whom there was not sent or given, at or prior to the written confirmation of such sale, a copy of the prospectus (or of the prospectus as then amended or supplemented) if Parent has previously furnished copies thereof to Stockholder a reasonable time in advance and the loss, claim, damage, liability or expense of Stockholder results from an untrue statement or alleged untrue statement or omission or alleged omission of a material fact contained in the preliminary prospectus (or the prospectus) which was corrected in the prospectus (or the prospectus as amended or supplemented), or (iii) to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon any action or failure to act by Stockholder that is found in a final judicial determination (or a settlement tantamount thereto) to constitute bad faith, willful misconduct or gross negligence on the part of Stockholder. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Stockholder or any such director, officer, agent or Affiliate or controlling person and shall survive the transfer of such securities by Stockholder.

                (b) Indemnification by Stockholder. If any Registrable Securities are included in any registration statement, Stockholder shall indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 7.8(a)) Parent, each director, officer and employee, agent and Affiliate of Parent and, to the extent required by any underwriting agreement entered into by Stockholder, each other person or entity who participates as an underwriter in the registration statement or sale of such securities and each other person or entity who controls any such underwriter within the meaning of the Securities Act, with respect to any statement or alleged statement in or omission or alleged omission from such registration statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to Parent by or on behalf of Stockholder specifically stating that it is for inclusion in such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement; PROVIDED, HOWEVER, in no event shall the liability of Stockholder under this Section 7.8(b) exceed the proceeds obtained by the sale of Stockholder's Registrable Securities in any such registration.

                (c) Notice of Claims, Etc. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in the preceding Sections 7.8(a) and (b), such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party, promptly give written notice to the latter of the commencement of such action; PROVIDED, HOWEVER, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding paragraphs of this
Section 7.8, except to the extent that the indemnifying party is prejudiced by such failure. The indemnified party shall be entitled to receive the indemnification payments described herein after providing such written notice to the indemnifying party. In case any such action is brought against an indemnified party, the indemnifying party shall be entitled to participate in and to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof. The indemnified party shall be entitled to separate counsel to the extent contemplated in Sections 7.8(a) and 7.8(b). Each indemnified party shall furnish such information regarding itself or the claim in question as an indemnifying party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom. No indemnifying party shall be liable for any settlement of any action or proceeding effected without its written consent, which shall not be unreasonably withheld, delayed or conditioned, unless such indemnifying party shall not have satisfied its current reimbursement obligations hereunder within 30 days after the initial written request by the indemnified party therefor. Notwithstanding the previous sentence, the indemnifying party shall not be liable for any settlement unless the indemnifying party receives an unconditional release from all liability on claims that are the subject matter of such action, suit or proceeding. Consent of the indemnified party shall be required for the entry of any judgment or to enter into a settlement only when such judgment or settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation or if such judgment or settlement includes an admission of fault by the indemnified party.

                (d) Contribution. If the indemnification provided for in this Section 7.8 shall for any reason be held by a court to be unavailable to an indemnified party in respect of any loss, claim, damage or liability, or any action in respect thereof, then, in lieu of the amount paid or payable under Sections 7.8(a) and 7.8(b) hereof, the indemnified party and the indemnifying party shall contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating the same) in such proportion as is appropriate to reflect the relative fault of Parent on one hand and Stockholder on the other that resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations or, to the extent both Parent and Stockholder sell shares pursuant to such registration statement, and if the allocation provided above is not permitted by applicable law, in such proportion as shall be appropriate to reflect the relative benefits received by Parent on one hand and Stockholder on the other. No person or entity guilty of fraudulent misrepresentation (within the meaning of the Securities Act) shall be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation. In addition, no person or entity shall be obligated to contribute hereunder any amounts in payment for any settlement of any action or claim, effected without such person's or entity's written consent, which consent shall not be unreasonably withheld; PROVIDED, HOWEVER, in no event shall the liability of any Stockholder under this subsection exceed the proceeds obtained by the sale of such Stockholder's Registrable Securities in any such registration.

        7.9 Limitation. Nothing in this Section 7 shall be construed to confer upon Stockholder the right to sell Parent Common Stock in an amount exceeding that allowed by Section 6.4 of this Agreement.

8. Survival of Representations and Warranties. Except as expressly provided otherwise, all representations, warranties, covenants and agreements made by Stockholder or Parent in this Agreement shall survive the termination of this Agreement as set forth in Section 4 and any investigation at any time made by or on behalf of any party.

9. Notices. All notices or other communications required or permitted hereunder shall be in writing (except as otherwise provided herein), given in the manner provided in the Merger Agreement, and shall be deemed duly given when received, addressed as follows:

If to Parent or Parent Subsidiary:

Viatel, Inc.
605 Third Avenue
New York, New York 10017
Attention: General Counsel
Facsimile: (212) 350-7493

With a copy to:

Kelley Drye & Warren LLP
Two Stamford Plaza
281 Tresser Blvd.
Stamford, Connecticut 06901-3229
Attention: John T. Capetta, Esq.
Facsimile: (203) 964-3188

If to Stockholder:

Alfred West
1712 57(th) Street
Brooklyn, New York 11201

With a copy to:

Schulte Roth & Zabel LLP
900 Third Avenue
New York, New York 10022
Attention: Michael R. Littenberg,
Esq.
Facsimile: (212) 593-5955

If to Company:

Destia Communications, Inc.
95 Route 17 South
Paramus, New Jersey 07651
Attention: Richard Shorten
Facsimile: (201) 226-4524

With a copy to:

Cravath, Swaine & Moore
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Attention: Richard Hall, Esq.
Facsimile: (212) 474-3700

10. Entire Agreement: Amendment. This Agreement, together with the documents expressly referred to herein, constitute the entire agreement among the parties hereto with respect to the subject matter contained herein and supersede all prior agreements and understandings among the parties with respect to such subject matter. This Agreement may not be modified, amended, altered or supplemented except by an agreement in writing executed by Parent, Parent Subsidiary and Stockholder.

11. Legend. In addition to any other legend which may be required by applicable law, each share certificate representing shares which are subject to this Agreement shall have endorsed, to the extent appropriate, upon its face the following words:

       THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY JURISDICTION. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, ASSIGNED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (I) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES THAT IS EFFECTIVE UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAW, OR (II) ANY EXEMPTION FROM REGISTRATION UNDER SUCH ACT, OR APPLICABLE STATE SECURITIES LAW, RELATING TO THE DISPOSITION OF SECURITIES, INCLUDING RULE 144, PROVIDED AN OPINION OF COUNSEL IS FURNISHED TO THE COMPANY, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND/OR APPLICABLE STATE SECURITIES LAW IS AVAILABLE.

       IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, ASSIGNED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER COMPLIES WITH THE PROVISIONS OF A STOCKHOLDER AGREEMENT DATED AS OF AUGUST 27, 1999 (THE "STOCKHOLDER AGREEMENT"), A COPY OF WHICH IS ON FILE AND MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE COMPANY. NO TRANSFER OF THE SECURITIES WILL BE MADE ON THE BOOKS OF THE COMPANY UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH STOCKHOLDER AGREEMENT. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO OTHER RIGHTS AND OBLIGATIONS AS SET FORTH IN THE STOCKHOLDER AGREEMENT.

12. Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and personal representatives, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

13. GOVERNING LAW. EXCEPT AS EXPRESSLY SET FORTH BELOW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. IN ADDITION, EACH OF STOCKHOLDER, PARENT, PARENT SUBSIDIARY AND COMPANY HEREBY AGREE THAT ANY DISPUTE ARISING OUT OF THIS AGREEMENT SHALL BE HEARD IN THE APPROPRIATE COURT OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND, IN CONNECTION THEREWITH, EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ANY SERVICE OF PROCESS IN CONNECTION WITH ANY DISPUTE ARISING OUT OF THIS AGREEMENT MAY BE GIVEN TO ANY OTHER PARTY HERETO BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, AT THE RESPECTIVE ADDRESSES SET FORTH IN SECTION 9 ABOVE.

14. Injunctive Relief. The parties agree that in the event of a breach of any provision of this Agreement, the aggrieved party may be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party shall be entitled to obtain in any court of competent jurisdiction a decree of specific performance or to enjoin the continuing breach of such provision, in each case without the requirement that a bond be posted and without having to prove actual damages, as well as to obtain damages for breach of this Agreement. By seeking or obtaining such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled.

15. Counterparts; Facsimile Signatures. This Agreement may be executed, including execution by facsimile, in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

16. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

17. Further Assurances. Each party hereto shall execute and deliver such additional documents and take such additional actions as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

18. Third-Party Beneficiaries. Nothing in this Agreement, expressed or implied, shall be construed to give any person or entity other than the parties hereto any legal or equitable right, remedy or claim under or by reason of this Agreement or any provision contained herein.

            IN WITNESS WHEREOF, Parent, Parent Subsidiary, Stockholder and Company have executed this Agreement or caused this Agreement to be executed by their duly authorized officers, as the case may be, each as of the date and year first above written.

                                ALFRED WEST

                                /s/ ALFRED WEST
                                ---------------------------------------------

                                AT ECON LTD. PARTNERSHIP

                                By:  /s/ ALFRED WEST
                                     -----------------------------------------
                                Name: Alfred West
                                Title: General Partner

                                AT ECON LTD. PARTNERSHIP NO. 2

                                By:  /s/ ALFRED WEST
                                     -----------------------------------------
                                Name: Alfred West
                                Title: General Partner

                                VIATEL, INC.

                                By:  /s/ MICHAEL J. MAHONEY
                                     -----------------------------------------
                                Name: Michael J. Mahoney
                                Title: President and Chief Executive Officer

                                VIATEL ACQUISITION CORP.

                                By:  /s/ MICHAEL J. MAHONEY
                                     -----------------------------------------
                                Name: Michael J. Mahoney
                                Title: President

                                DESTIA COMMUNICATIONS, INC.

                                By:  /s/ ALFRED WEST
                                     -----------------------------------------
                                Name: Alfred West
                                Title: Chief Executive Officer

                             SCHEDULES 2.1 AND 2.2

            Alfred and Tamara West have entered into a Loan and Pledge Agreement with Morgan Stanley & Co., International Limited ("MSIL"), dated October 8, 1997 and amended on May 3, 1999, pursuant to which Mr. West pledged 2,730,000 shares of Destia Communications, Inc. as collateral for the loan. A waiver to enter into this Agreement, to be effective as of the date hereof, is being obtained.

                                                                         ANNEX C

                             STOCKHOLDER AGREEMENT

            STOCKHOLDER AGREEMENT (the "Agreement") dated as of August 27, 1999 among STEVEN WEST, a resident of the State of New York, SS ECON LTD. PARTNERSHIP, SS ECON LTD. PARTNERSHIP NO. 2 (collectively, the "Stockholder"), VIATEL, INC., a Delaware corporation ("Parent"), VIATEL ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent ("Parent Subsidiary"), and DESTIA COMMUNICATIONS, INC., a Delaware corporation ("Company").

                              W I T N E S S E T H:

            WHEREAS, Parent, Company and Parent Subsidiary are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which Parent will acquire all of the outstanding shares of voting common stock, $0.01 par value per share (the "Voting Shares"), and all of the outstanding shares of non-voting common stock, $0.01 par value per share (the "Non-Voting Shares," and together with the Voting Shares, the "Common Stock"), of the Company pursuant to a merger of Parent Subsidiary with and into Company (the "Merger");

            WHEREAS, Stockholder collectively owns, as of the date hereof, 4,519,285 shares of Common Stock (the "Existing Shares," and together with any shares of Common Stock acquired by Stockholder after the date hereof and prior to the termination hereof, the "Shares");

            WHEREAS, as a condition to their willingness to enter into the Merger Agreement, and in reliance upon Stockholder's representations, warranties, covenants and agreements hereunder, Parent and Parent Subsidiary have requested that Stockholder agree, and Stockholder has agreed, to enter into this Agreement; and

            WHEREAS, this Agreement is being entered into concurrently with the execution of the Merger Agreement;

            NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, it is agreed as follows. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Merger Agreement.

1. Agreement to Vote. Stockholder hereby agrees that, during the term of this Agreement, at any meeting of the stockholders of Company, however called, and in any action by consent of the stockholders of Company, however taken, Stockholder shall cause the Shares to be present for quorum purposes and to vote at such meeting and shall cause the Shares to be voted in any such consent, and in either case, shall: (a) vote the Shares in favor of the adoption of the Merger Agreement; (b) vote the Shares against any action or agreement that would, or could reasonably be expected to, result in a breach of any covenant, representation or warranty or any other obligation or agreement of Company under the Merger Agreement or that would result in a failure to satisfy any condition on the part of the Company or its stockholders to be satisfied under the Merger Agreement; (c) vote the Shares against any action or agreement that would, or could reasonably be expected to, impede, interfere with, delay, postpone or attempt to discourage the Merger, including, but not limited to, (i) any extraordinary corporate transaction (other than the Merger), such as a merger, other business combination, recapitalization, reorganization or liquidation, involving Company (a "Business Combination Transaction"), (ii) a sale or transfer of a material amount of assets of Company or any of its Subsidiaries (as defined in the Merger Agreement),

(iii) any change in the management or board of directors of Company, except as otherwise agreed to in writing by Parent, (iv) any material change in the present capitalization of the Company or (v) any other material change in the corporate structure or business of Company; and (d) without limiting the foregoing, consult with Parent prior to any such meeting or consent and, in either case, vote such Shares in such manner as is determined by Parent to be in compliance with the provisions of this Section 1. Stockholder acknowledges receipt and review of a copy of the Merger Agreement. In furtherance of this
Section 1, Stockholder hereby irrevocably grants to, and appoints, Parent, and any individual designated in writing by it, and each of them individually, as its proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to vote the Shares at any meeting of the stockholders of the Company called with respect to any of the matters specified in this Agreement. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder's execution and delivery of this Agreement. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Except as otherwise provided for herein, Stockholder hereby (i) affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, (ii) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done by virtue hereof and (iii) affirms that such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law (as defined in the Merger Agreement). Notwithstanding any other provision of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement pursuant to Section 4.

2. Representations and Warranties of Stockholder. Steven West, SS Econ Ltd. Partnership and SS Econ Ltd. Partnership No. 2 represent and warrant to Parent and Parent Subsidiary with respect to that part of the Existing Shares owned by it as follows:

        2.1 Ownership of Shares. On the date hereof, Stockholder is the sole record and beneficial owner of the Existing Shares, except as set forth on
Schedule 2.1 attached hereto. For purposes of this Agreement, beneficial ownership of securities shall be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). On the date hereof and at the Closing Date (as defined in the Merger Agreement), neither Stockholder nor any Affiliate (as defined in the Merger Agreement) of Stockholder (other than Company) owns or will own, of record or beneficially, solely or jointly with others, (i) any shares of Common Stock other than the Existing Shares and shares of Common Stock acquired upon the exercise of employee stock options granted by the Company and listed on Schedule 2.1 attached hereto or (ii) any securities convertible into or exchangeable or exercisable for shares of Common Stock or any rights to acquire any shares of Common Stock other than employee stock options granted by Company and listed on
Schedule 2.1 attached hereto. Except as set forth on Schedule 2.1 attached hereto, Stockholder currently has with respect to the Existing Shares, and at Closing will have with respect to the Shares, good, valid and marketable title, free and clear of all liens, encumbrances, restrictions, options, warrants, rights to purchase, voting agreements or voting trusts, and claims of every kind (other than the encumbrances created by this Agreement and other than restrictions on transfer under applicable federal and state securities laws). Stockholder has not and will not pledge more than 2,730,000 of the Existing Shares.

        2.2 Power; Binding Agreement. Stockholder has the full legal right, power and authority to enter into and perform all of Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by Stockholder will not violate any other agreement to which Stockholder is a party including, without limitation, any voting agreement, stockholder agreement or voting trust. This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding agreement of Stockholder, enforceable in accordance with its terms. Neither the execution or delivery of this Agreement nor the consummation by Stockholder of the transactions contemplated hereby will (a) require any consent or approval of or filing with any third party, including any governmental or other regulatory body, other than filings required under the federal securities laws and consents or waivers listed on Schedule 2.2 attached hereto, all of which have been obtained, or (b) constitute a violation of, conflict with or constitute a default under, any material contract, commitment, agreement, understanding, arrangement or other restriction of any kind to which Stockholder is a party or by which Stockholder or his material property is bound.

        2.3 Finder's Fees. No person or entity is, or will be, entitled to any commission or finder's fees from Stockholder in connection with this Agreement or the transactions contemplated hereby exclusive of any commission or finder's fees referred to in the Merger Agreement.

3. Representations and Warranties of Parent. Each of Parent and Parent Subsidiary represents and warrants to Stockholder as follows:

        3.1 Authority. Each of Parent and Parent Subsidiary has the full legal right, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by each of Parent and Parent Subsidiary will not violate or conflict with any other agreement to which it is a party. This Agreement has been duly executed and delivered by each of Parent and Parent Subsidiary and constitutes a legal, valid and binding agreement of each of Parent and Parent Subsidiary, enforceable against Parent and Parent Subsidiary in accordance with its terms. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby by each of Parent and Parent Subsidiary will (a) require any consent or approval of or filing with any third party, including any governmental or other regulatory body, other than filings required under the federal securities laws, or (b) constitute a violation of, conflict with or default under, any material contract (including any registration rights), commitment, agreement, understanding, arrangement or other restriction of any kind to which Parent or Parent Subsidiary is a party or by which either of them or their material property is bound.

        3.2 Finder's Fees. No person or entity is, or will be, entitled to any commission or finder's fee from Parent or Parent Subsidiary in connection with this Agreement or the transactions contemplated hereby exclusive of any commission or finder's fees referred to in the Merger Agreement.

4. Termination. The term of this Agreement commences upon the execution and delivery of this Agreement by all of the parties hereto and continues until it is terminated in accordance with its terms. This Agreement shall terminate on the earliest of (a) the Effective Time (as defined in the Merger Agreement) or
(b) the date 180 days after the termination of the Merger Agreement in accordance with its terms; PROVIDED, HOWEVER, the termination of this Agreement shall be immediate if the Merger Agreement is terminated pursuant to Sections 7(a)(i), 7(a)(ii), 7(a)(iii), 7(a)(vi), 7(a)(vii) or 7(a)(ix); and, PROVIDED,
FURTHER, (i) the provisions of Sections 5 and 9 through 18 shall survive any termination of this Agreement, (ii) the provisions of Sections 6.3, 6.4 and 7 shall survive the termination of this Agreement if this Agreement terminates pursuant to clause (a) above and (iii) the provisions of Sections 2 and 3 shall survive for a period of one year after any termination of this Agreement.

5. Expenses. Except as provided in Section 7, each party hereto will pay all of its expenses in connection with the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of its counsel and other advisers.

6.      Covenants.

        6.1 Except in accordance with the provisions of this Agreement, Stockholder (and the Company, pursuant to Section 6.8 hereof) agrees, prior to the termination of this Agreement as provided in Section 4 above, not to, directly or indirectly:

                (a) sell, transfer, pledge, encumber, assign or otherwise dispose of (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise or otherwise by operation of law), or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Shares, PROVIDED, HOWEVER, that Stockholder may transfer Shares, with the prior written consent of Parent, which shall not be unreasonably withheld, to a trust of which there are no beneficiaries other than the parents, spouse or children of Stockholder, or otherwise make transfers for estate planning purposes, so long as the trust and the trustee(s), or other transferee, thereof deliver a written agreement to Parent, reasonably acceptable to Parent, to be bound by the restrictions set forth in this Agreement, and Parent receives an opinion of counsel reasonably satisfactory to it that this Agreement is binding upon such trust and the trustee(s), or other transferee, thereof, as if such trust and trustee(s), or other transferee, were Stockholder. Any action taken in violation of this
Section 6.1(a) shall be void and of no effect;

                (b) grant any proxies with respect to any Shares, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or

                (c) take any action to solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, an Acquisition Proposal (as defined in the Merger Agreement) or engage in negotiations or discussions with any person or entity (or group of persons and/or entities) other than Parent or its Affiliates concerning, or provide any non-public information to any person or entity relating, to an Acquisition Proposal or otherwise assist or facilitate any effort or attempt by any person or entity (other than Parent and Parent Subsidiary) to make or implement an Acquisition Proposal. Stockholder will immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation on his part with any parties conducted heretofore with respect to any proposed, potential or contemplated Acquisition Proposal, and will notify Parent promptly if he becomes aware of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any person or entity that informs the Company (or its officers, directors, representatives, agents, Affiliates or associates) that it is considering making or has made an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

        6.2 Stockholder agrees, during the term of this Agreement, to notify Parent promptly of the number of any shares of Common Stock acquired by Stockholder after the date hereof.

        6.3     [INTENTIONALLY OMITTED]

        6.4 Stockholder agrees that for a period of one year following the Effective Time (the "Lock-up Period"), Stockholder will not, without the prior written consent of Parent, directly or indirectly, offer, offer to sell, sell, contract to sell, grant any option for the purchase of, assign, transfer, pledge, hypothecate or otherwise encumber or dispose of any beneficial interest in (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise or otherwise by operation of law) ("Transfer") any Parent common stock, par value $0.01 per share ("Parent Common Stock"), or any securities convertible into or exchangeable or exercisable for any shares of Parent Common Stock or any other rights to acquire shares of Parent Common Stock (either pursuant to Rule 144 of the regulations under the Securities Act of 1933, as amended (the "Securities Act"), or otherwise) either beneficially owned by Stockholder as of the Effective Time or acquired by Stockholder during the Lock-up Period as a result of the exercise of options. Notwithstanding the foregoing, the undersigned may (i) Transfer shares of Parent Common Stock as a BONA FIDE gift or gifts, provided that Stockholder provides prior written notice of such gift or gifts to Parent and the donee or donees thereof deliver a written agreement to Parent, reasonably acceptable to Parent, to be bound by the restrictions set forth herein as if such donee or donees were Stockholders; (ii) Transfer up to $5,000,000 worth of Parent Common Stock; and (iii) Transfer shares of Parent Common Stock, with the prior written consent of Parent, which shall not be unreasonably withheld, to a trust of which there are no beneficiaries other than the parents, spouse or children of Stockholder, or otherwise make transfers for estate planning purposes, so long as the trust and the trustee(s), or other transferee, thereof deliver a written agreement to Parent, reasonably acceptable to Parent, to be bound by the restrictions set forth in this Agreement, and Parent receives an opinion of counsel reasonably satisfactory to it that this Agreement is binding upon such trust and the trustee(s), or other transferee, thereof, as if such trust and trustee(s), or other transferee, were Stockholder. Any Transfer of Parent Common Stock in violation of this Section 6.4 shall be void and of no effect.

        6.5     [INTENTIONALLY OMITTED]

        6.6     [INTENTIONALLY OMITTED]

        6.7     [INTENTIONALLY OMITTED]

        6.8 The Company recognizes and agrees to use commercially reasonable efforts to enforce the Transfer restrictions placed on the Shares under this Agreement.

7.      Registration Rights.  [INTENTIONALLY OMITTED]

8. Survival of Representations and Warranties. Except as expressly provided otherwise, all representations, warranties, covenants and agreements made by Stockholder or Parent in this Agreement shall survive the termination of this Agreement as set forth in Section 4 and any investigation at any time made by or on behalf of any party.

9. Notices. All notices or other communications required or permitted hereunder shall be in writing (except as otherwise provided herein), given in the manner provided in the Merger Agreement, and shall be deemed duly given when received, addressed as follows:

If to Parent or Parent Subsidiary:

Viatel, Inc.
685 Third Avenue
New York, New York 10017
Attention: General Counsel
Facsimile: (212) 350-7493

With a copy to:

Kelley Drye & Warren LLP
Two Stamford Plaza
281 Tresser Blvd.
Stamford, Connecticut 06901-3229
Attention: John T. Capetta, Esq.
Facsimile: (203) 964-3188

If to Stockholder:

Steven West
55 Parker Boulevard
Monsey, New York 10952-1441
Facsimile: (212) 465-1281

With a copy to:

Schulte Roth & Zabel LLP
900 Third Avenue
New York, New York 10022
Attention: Michael R. Littenberg,
Esq.
Facsimile: (212) 593-5955

If to Company:

Destia Communications, Inc.
95 Route 17 South
Paramus, New Jersey 07651
Attention: Richard Shelton
Facsimile: (201) 226-4524

With a copy to:

Cravath, Swaine & Moore
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Attention: Richard Hall, Esq.
Facsimile: (212) 474-3700

10. Entire Agreement: Amendment. This Agreement, together with the documents expressly referred to herein, constitute the entire agreement among the parties hereto with respect to the subject matter contained herein and supersede all prior agreements and understandings among the parties with respect to such subject matter. This Agreement may not be modified, amended, altered or supplemented except by an agreement in writing executed by Parent, Parent Subsidiary and Stockholder.

11. Legend. In addition to any other legend which may be required by applicable law, each share certificate representing shares which are subject to this Agreement shall have endorsed, to the extent appropriate, upon its face the following words:

       THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY JURISDICTION. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, ASSIGNED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (I) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES THAT IS EFFECTIVE UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAW, OR (II) ANY EXEMPTION FROM REGISTRATION UNDER SUCH ACT, OR APPLICABLE STATE SECURITIES LAW, RELATING TO THE DISPOSITION OF SECURITIES, INCLUDING RULE 144, PROVIDED AN OPINION OF COUNSEL IS FURNISHED TO THE COMPANY, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY, TO

       THE EFFECT THAT AN EXEMPTION FROM THE REGISTRATION
       REQUIREMENTS OF THE ACT AND/OR APPLICABLE STATE SECURITIES
       LAW IS AVAILABLE.

       IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, ASSIGNED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER COMPLIES WITH THE PROVISIONS OF A STOCKHOLDER AGREEMENT DATED AS OF AUGUST 27, 1999 (THE "STOCKHOLDER AGREEMENT"), A COPY OF WHICH IS ON FILE AND MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE COMPANY. NO TRANSFER OF THE SECURITIES WILL BE MADE ON THE BOOKS OF THE COMPANY UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH STOCKHOLDER AGREEMENT. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO OTHER RIGHTS AND OBLIGATIONS AS SET FORTH IN THE STOCKHOLDER AGREEMENT.

12. Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and personal representatives, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

13. GOVERNING LAW. EXCEPT AS EXPRESSLY SET FORTH BELOW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. IN ADDITION, EACH OF STOCKHOLDER, PARENT, PARENT SUBSIDIARY AND COMPANY HEREBY AGREE THAT ANY DISPUTE ARISING OUT OF THIS AGREEMENT SHALL BE HEARD IN THE APPROPRIATE COURT OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND, IN CONNECTION THEREWITH, EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ANY SERVICE OF PROCESS IN CONNECTION WITH ANY DISPUTE ARISING OUT OF THIS AGREEMENT MAY BE GIVEN TO ANY OTHER PARTY HERETO BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, AT THE RESPECTIVE ADDRESSES SET FORTH IN SECTION 9 ABOVE.

14. Injunctive Relief. The parties agree that in the event of a breach of any provision of this Agreement, the aggrieved party may be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party shall be entitled to obtain in any court of competent jurisdiction a decree of specific performance or to enjoin the continuing breach of such provision, in each case without the requirement that a bond be posted and without having to prove actual damages, as well as to obtain damages for breach of this Agreement. By seeking or obtaining such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled.

15. Counterparts; Facsimile Signatures. This Agreement may be executed, including execution by facsimile, in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

16. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

17. Further Assurances. Each party hereto shall execute and deliver such additional documents and take such additional actions as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

18. Third-Party Beneficiaries. Nothing in this Agreement, expressed or implied, shall be construed to give any person or entity other than the parties hereto any legal or equitable right, remedy or claim under or by reason of this Agreement or any provision contained herein.

            IN WITNESS WHEREOF, Parent, Parent Subsidiary, Stockholder and Company have executed this Agreement or caused this Agreement to be executed by their duly authorized officers, as the case may be, each as of the date and year first above written.

                                STEVEN WEST

                                /S/ STEVEN WEST
                                ---------------------------------------------

                                SS ECON LTD. PARTNERSHIP

                                BY:  /S/ STEVEN WEST
                                     -----------------------------------------
                                Name: Steven West
                                Title: General Partner

                                SS ECON LTD. PARTNERSHIP NO. 2

                                BY:  /S/ STEVEN WEST
                                     -----------------------------------------
                                Name: Steven West
                                Title: General Partner

                                VIATEL, INC.

                                BY:  /S/ MICHAEL J. MAHONEY
                                     -----------------------------------------
                                Name: Michael J. Mahoney
                                Title: President and Chief Executive Officer

                                VIATEL ACQUISITION CORP.

                                BY:  /S/ MICHAEL J. MAHONEY
                                     -----------------------------------------
                                Name: Michael J. Mahoney
                                Title: President

                                DESTIA COMMUNICATIONS, INC.

                                BY:  /S/ ALFRED WEST
                                     -----------------------------------------
                                Name: Alfred West
                                Title: Chief Executive Officer

                                  SCHEDULE 2.1

                                      NONE

                                  SCHEDULE 2.2

                                      NONE

                                                                         ANNEX D

                             STOCKHOLDER AGREEMENT

            STOCKHOLDER AGREEMENT (the "Agreement") dated as of August 27, 1999 among PRINCES GATE INVESTORS II, L.P., ACORN PARTNERSHIP II, L.P., PGI INVESTMENTS LIMITED, INVESTORS INVESTMENTS AB and MARINBEACH UNITED S.A. (collectively, "Stockholder"), VIATEL, INC., a Delaware corporation ("Parent"), VIATEL ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent ("Parent Subsidiary"), and DESTIA COMMUNICATIONS, INC., a Delaware corporation ("Company").

                              W I T N E S S E T H:

            WHEREAS, Parent, Company and Parent Subsidiary are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which Parent will acquire all of the outstanding shares of voting common stock, $0.01 par value per share (the "Voting Shares"), and all of the outstanding shares of non-voting common stock, $0.01 par value per share (the "Non-Voting Shares," and together with the Voting Shares, the "Common Stock"), of the Company pursuant to a merger of Parent Subsidiary with and into Company (the "Merger");

            WHEREAS, Stockholder collectively owns, as of the date hereof, 3,613,823 shares of Common Stock (the "Existing Shares," and together with any shares of Common Stock acquired by Stockholder after the date hereof and prior to the termination hereof, the "Shares");

            WHEREAS, as a condition to their willingness to enter into the Merger Agreement, and in reliance upon Stockholder's representations, warranties, covenants and agreements hereunder, Parent and Parent Subsidiary have requested that Stockholder agree, and Stockholder has agreed, to enter into this Agreement; and

            WHEREAS, this Agreement is being entered into concurrently with the execution of the Merger Agreement;

            NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, it is agreed as follows. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Merger Agreement.

1. Agreement to Vote. Stockholder hereby agrees that, during the term of this Agreement, at any meeting of the stockholders of Company, however called, and in any action by consent of the stockholders of Company, however taken, Stockholder shall cause the Shares to be present for quorum purposes and to vote at such meeting and shall cause the Shares to be voted in any such consent, and in either case, shall: (a) vote the Shares in favor of the adoption of the Merger Agreement; (b) vote the Shares against any action or agreement that would, or could reasonably be expected to, result in a breach of any covenant, representation or warranty or any other obligation or agreement of Company under the Merger Agreement or that would result in a failure to satisfy any condition on the part of the Company or its stockholders to be satisfied under the Merger Agreement; (c) vote the Shares against any action or agreement that would, or could reasonably be expected to, impede, interfere with, delay, postpone or attempt to discourage the Merger, including, but not limited to, (i) any extraordinary corporate transaction (other than the Merger), such as a merger, other business combination, recapitalization, reorganization or liquidation, involving Company (a "Business Combination Transaction"), (ii) a sale or transfer of a material amount of assets of Company or any of its Subsidiaries (as defined in the Merger Agreement), (iii) any change in the management or board of directors of Company, except as otherwise agreed to in writing by Parent, (iv) any material change in the present capitalization of the Company or (v) any other material change in the corporate structure or business of Company; and (d) without limiting the foregoing, consult with Parent prior to any such meeting or consent and, in either case, vote such Shares in such manner as is determined by Parent to be in compliance with the provisions of this Section 1. Stockholder acknowledges receipt and review of a copy of the Merger Agreement. In furtherance of this Section 1, Stockholder hereby irrevocably grants to, and appoints, Parent, and any individual designated in writing by it, and each of them individually, as its proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to vote the Shares at any meeting of the stockholders of the Company called with respect to any of the matters specified in this Agreement. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder's execution and delivery of this Agreement. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Except as otherwise provided for herein, Stockholder hereby (i) affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, (ii) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done by virtue hereof and
(iii) affirms that such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law (as defined in the Merger Agreement). Notwithstanding any other provision of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement pursuant to
Section 4.

2. Representations and Warranties of Stockholder. Princes Gate Investors II, L.P., Acorn Partnership II, L.P., PGI Investments Limited, Investors Investments AB and Marinbeach United S.A. represent and warrant to Parent and Parent Subsidiary with respect to that part of the Existing Shares owned by it as follows:

        2.1 Ownership of Shares. On the date hereof, Stockholder is the sole record and beneficial owner of the Existing Shares, except as set forth on
Schedule 2.1 attached hereto. For purposes of this Agreement, beneficial ownership of securities shall be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). On the date hereof and at the Closing Date (as defined in the Merger Agreement), neither Stockholder nor any Affiliate (as defined in the Merger Agreement) of Stockholder (other than Company) owns or will own, of record or beneficially, solely or jointly with others, (i) any shares of Common Stock other than the Existing Shares and shares of Common Stock acquired upon the exercise of employee stock options granted by the Company and listed on Schedule 2.1 attached hereto or (ii) any securities convertible into or exchangeable or exercisable for shares of Common Stock or any rights to acquire any shares of Common Stock other than employee stock options granted by Company and listed on
Schedule 2.1 attached hereto. Except as set forth on Schedule 2.1 attached hereto, Stockholder currently has with respect to the Existing Shares, and at Closing will have with respect to the Shares, good, valid and marketable title, free and clear of all liens, encumbrances, restrictions, options, warrants, rights to purchase, voting agreements or voting trusts, and claims of every kind (other than the encumbrances created by this Agreement and other than restrictions on transfer under applicable federal and state securities laws). Stockholder has not and will not pledge more than 2,730,000 of the Existing Shares.

        2.2 Power; Binding Agreement. Stockholder has the full legal right, power and authority to enter into and perform all of Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by Stockholder will not violate any other agreement to which Stockholder is a party including, without limitation, any voting agreement, stockholder agreement or voting trust. This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding agreement of Stockholder, enforceable in accordance with its terms. Neither the execution or delivery of this Agreement nor the consummation by Stockholder of the transactions contemplated hereby will (a) require any consent or approval of or filing with any third party, including any governmental or other regulatory body, other than filings required under the federal securities laws and consents or waivers listed on Schedule 2.2 attached hereto, all of which have been obtained, or (b) constitute a violation of, conflict with or constitute a default under, any material contract, commitment, agreement, understanding, arrangement or other restriction of any kind to which Stockholder is a party or by which Stockholder or his material property is bound.

        2.3 Finder's Fees. No person or entity is, or will be, entitled to any commission or finder's fees from Stockholder in connection with this Agreement or the transactions contemplated hereby exclusive of any commission or finder's fees referred to in the Merger Agreement.

3. Representations and Warranties of Parent. Each of Parent and Parent Subsidiary represents and warrants to Stockholder as follows:

        3.1 Authority. Each of Parent and Parent Subsidiary has the full legal right, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by each of Parent and Parent Subsidiary will not violate or conflict with any other agreement to which it is a party. This Agreement has been duly executed and delivered by each of Parent and Parent Subsidiary and constitutes a legal, valid and binding agreement of each of Parent and Parent Subsidiary, enforceable against Parent and Parent Subsidiary in accordance with its terms. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby by each of Parent and Parent Subsidiary will (a) require any consent or approval of or filing with any third party, including any governmental or other regulatory body, other than filings required under the federal securities laws, or (b) constitute a violation of, conflict with or default under, any material contract (including any registration rights), commitment, agreement, understanding, arrangement or other restriction of any kind to which Parent or Parent Subsidiary is a party or by which either of them or their material property is bound.

        3.2 Finder's Fees. No person or entity is, or will be, entitled to any commission or finder's fee from Parent or Parent Subsidiary in connection with this Agreement or the transactions contemplated hereby exclusive of any commission or finder's fees referred to in the Merger Agreement.

4. Termination. The term of this Agreement commences upon the execution and delivery of this Agreement by all of the parties hereto and continues until it is terminated in accordance with its terms. This Agreement shall terminate on the earliest of (a) the Effective Time (as defined in the Merger Agreement) or
(b) the date 180 days after the termination of the Merger Agreement in accordance with its terms; PROVIDED, HOWEVER, the termination of this Agreement shall be immediate if the Merger Agreement is terminated pursuant to Sections 7(a)(i), 7(a)(ii), 7(a)(iii), 7(a)(vi), 7(a)(vii) or 7(a)(ix); and, PROVIDED,
FURTHER, (i) the provisions of Sections 5 and 9 through 18 shall survive any termination of this Agreement, (ii) the provisions of Sections 6.3, 6.4 and 7 shall survive the termination of this Agreement if this Agreement terminates pursuant to clause (a) above and (iii) the provisions of Sections 2 and 3 shall survive for a period of one year after any termination of this Agreement.

5. Expenses. Except as provided in Section 7, each party hereto will pay all of its expenses in connection with the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of its counsel and other advisers.

6.      Covenants.

        6.1 Except in accordance with the provisions of this Agreement, Stockholder (and the Company, pursuant to Section 6.8 hereof) agrees, prior to the termination of this Agreement as provided in Section 4 above, not to, directly or indirectly:

                (a) sell, transfer, pledge, encumber, assign or otherwise dispose of (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise or otherwise by operation of law), or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Shares, PROVIDED, HOWEVER, that Stockholder may transfer Shares, with the prior written consent of Parent, which shall not be unreasonably withheld, to a trust of which there are no beneficiaries other than the parents, spouse or children of Stockholder, or otherwise make transfers for estate planning purposes, so long as the trust and the trustee(s), or other transferee, thereof deliver a written agreement to Parent, reasonably acceptable to Parent, to be bound by the restrictions set forth in this Agreement, and Parent receives an opinion of counsel reasonably satisfactory to it that this Agreement is binding upon such trust and the trustee(s), or other transferee, thereof, as if such trust and trustee(s), or other transferee, were Stockholder. Any action taken in violation of this
Section 6.1(a) shall be void and of no effect;

                (b) grant any proxies with respect to any Shares, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or

                (c) take any action to solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, an Acquisition Proposal (as defined in the Merger Agreement) or engage in negotiations or discussions with any person or entity (or group of persons and/or entities) other than Parent or its Affiliates concerning, or provide any non-public information to any person or entity relating, to an Acquisition Proposal or otherwise assist or facilitate any effort or attempt by any person or entity (other than Parent and Parent Subsidiary) to make or implement an Acquisition Proposal. Stockholder will immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation on its part with any parties conducted heretofore with respect to any proposed, potential or contemplated Acquisition Proposal, and will notify Parent promptly if it becomes aware of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any person or entity that informs the Company (or its officers, directors, representatives, agents, Affiliates or associates) that it is considering making or has made an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

        6.2 Stockholder agrees, during the term of this Agreement, to notify Parent promptly of the number of any shares of Common Stock acquired by Stockholder after the date hereof.

        6.3     [INTENTIONALLY OMITTED]

        6.4     [INTENTIONALLY OMITTED]

        6.5     [INTENTIONALLY OMITTED]

        6.6     [INTENTIONALLY OMITTED]

        6.7     [INTENTIONALLY OMITTED]

        6.8 The Company recognizes and agrees to use commercially reasonable efforts to enforce the Transfer restrictions placed on the Shares under this Agreement.

7.      Registration Rights. [INTENTIONALLY OMITTED]

8. Survival of Representations and Warranties. Except as expressly provided otherwise, all representations, warranties, covenants and agreements made by Stockholder or Parent in this Agreement shall survive the termination of this Agreement as set forth in Section 4 and any investigation at any time made by or on behalf of any party.

9. Notices. All notices or other communications required or permitted hereunder shall be in writing (except as otherwise provided herein), given in the manner provided in the Merger Agreement, and shall be deemed duly given when received, addressed as follows:

                           If to Parent or Parent
                           Subsidiary:

                           Viatel, Inc.
                           685 Third Avenue
                           New York, New York 10017
                           Attention: General Counsel
                           Facsimile: (212) 350-7493

                           With a copy to:

                           Kelley Drye & Warren LLP
                           Two Stamford Plaza
                           281 Tresser Blvd.
                           Stamford, Connecticut
                           06901-3229
                           Attention: John T.
                           Capetta, Esq.
                           Facsimile: (203) 964-3188

                           If to Stockholder:

                           Princes Gate Investors II,
                           L.P.
                           c/o Morgan Stanley & Co.
                           1585 Broadway
                           New York, New York 10036
                           Attention: David Powers
                           Facsimile: (212) 761-9869

                           With a copy to:

                           Schulte Roth & Zabel LLP
                           900 Third Avenue
                           New York, New York 10022
                           Attention: Michael R.
                           Littenberg, Esq.
                           Facsimile: (212) 593-5955

                           If to Company:

                           Destia Communications,
                           Inc.
                           95 Route 17 South
                           Paramus, New Jersey 07651
                           Attention: Richard Shorten
                           Facsimile: (201) 226-4524

                           With a copy to:

                           Cravath, Swaine & Moore
                           Worldwide Plaza
                           825 Eighth Avenue
                           New York, New York 10019
                           Attention: Richard Hall,
                           Esq.
                           Facsimile: (212) 474-3700

10. Entire Agreement: Amendment. This Agreement, together with the documents expressly referred to herein, constitute the entire agreement among the parties hereto with respect to the subject matter contained herein and supersede all prior agreements and understandings among the parties with respect to such subject matter. This Agreement may not be modified, amended, altered or supplemented except by an agreement in writing executed by Parent, Parent Subsidiary and Stockholder.

11. Legend. In addition to any other legend which may be required by applicable law, each share certificate representing shares which are subject to this Agreement shall have endorsed, to the extent appropriate, upon its face the following words:

             THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY JURISDICTION. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, ASSIGNED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (I) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES THAT IS EFFECTIVE UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAW, OR (II) ANY EXEMPTION FROM REGISTRATION UNDER SUCH ACT, OR APPLICABLE STATE SECURITIES LAW, RELATING TO THE DISPOSITION OF SECURITIES, INCLUDING RULE 144, PROVIDED AN OPINION OF COUNSEL IS FURNISHED TO THE COMPANY, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND/OR APPLICABLE STATE SECURITIES LAW IS AVAILABLE.

             IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, ASSIGNED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER COMPLIES WITH THE PROVISIONS OF A STOCKHOLDER AGREEMENT DATED AS OF AUGUST 27, 1999 (THE "STOCKHOLDER AGREEMENT"), A COPY OF WHICH IS ON FILE AND MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE COMPANY.

             NO TRANSFER OF THE SECURITIES WILL BE MADE ON THE BOOKS OF THE COMPANY UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH STOCKHOLDER AGREEMENT. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO OTHER RIGHTS AND OBLIGATIONS AS SET FORTH IN THE STOCKHOLDER AGREEMENT.

12. Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and personal representatives, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

13. GOVERNING LAW. EXCEPT AS EXPRESSLY SET FORTH BELOW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. IN ADDITION, EACH OF STOCKHOLDER, PARENT, PARENT SUBSIDIARY AND COMPANY HEREBY AGREE THAT ANY DISPUTE ARISING OUT OF THIS AGREEMENT SHALL BE HEARD IN THE APPROPRIATE COURT OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND, IN CONNECTION THEREWITH, EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ANY SERVICE OF PROCESS IN CONNECTION WITH ANY DISPUTE ARISING OUT OF THIS AGREEMENT MAY BE GIVEN TO ANY OTHER PARTY HERETO BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, AT THE RESPECTIVE ADDRESSES SET FORTH IN SECTION 9 ABOVE.

14. Injunctive Relief. The parties agree that in the event of a breach of any provision of this Agreement, the aggrieved party may be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party shall be entitled to obtain in any court of competent jurisdiction a decree of specific performance or to enjoin the continuing breach of such provision, in each case without the requirement that a bond be posted and without having to prove actual damages, as well as to obtain damages for breach of this Agreement. By seeking or obtaining such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled.

15. Counterparts; Facsimile Signatures. This Agreement may be executed, including execution by facsimile, in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

16. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

17. Further Assurances. Each party hereto shall execute and deliver such additional documents and take such additional actions as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

18. Third-Party Beneficiaries. Nothing in this Agreement, expressed or implied, shall be construed to give any person or entity other than the parties hereto any legal or equitable right, remedy or claim under or by reason of this Agreement or any provision contained herein.

            IN WITNESS WHEREOF, Parent, Parent Subsidiary, Stockholder, Princes Gate Investors II, L.P., Acorn Partnership II, L.P., PGI Investments Limited, Investors Investments AB, Marinbeach United S.A. and Company have executed this Agreement or caused this Agreement to be executed by their duly authorized officers, as the case may be, each as of the date and year first above written.

                                PRINCES GATE INVESTORS II, L.P.

                                By: /s/ DAVID POWERS
                                ---------------------------------------
                                Name: David Powers
                                Title: Vice President & General Partner

                                ACORN PARTNERSHIP II, L.P.

                                By: /s/ DAVID POWERS
                                ---------------------------------------
                                Name: David Powers
                                Title: Vice President & General Partner

                                PGI INVESTMENTS LIMITED

                                By: /s/ DAVID POWERS
                                ---------------------------------------
                                Name: David Powers
                                Title: Vice President & Attorney-in-Fact

                                INVESTORS INVESTMENTS AB

                                By: /s/ DAVID POWERS
                                ---------------------------------------
                                Name: David Powers
                                Title: Vice President & Attorney-in-Fact

                                MARINBEACH UNITED S.A.

                                By: /s/ DAVID POWERS
                                ---------------------------------------
                                Name: David Powers
                                Title: Vice President & Attorney-in-Fact

                                VIATEL, INC.

                                By: /s/ MICHAEL J. MAHONEY
                                ---------------------------------------
                                Name: Michael J. Mahoney
                                Title: President & Chief Executive Officer

                                VIATEL ACQUISITION CORP.

                                By: /s/ MICHAEL J. MAHONEY
                                ---------------------------------------
                                Name: Michael J. Mahoney
                                Title: President

                                DESTIA COMMUNICATIONS, INC.

                                By: /s/ ALFRED WEST
                                ---------------------------------------
                                Name: Alfred West
                                Title: Chief Executive Officer

                                  SCHEDULE 2.1
                                      NONE

                                  SCHEDULE 2.2
                                      NONE

                                                                         ANNEX E

                             STOCKHOLDER AGREEMENT

            STOCKHOLDER AGREEMENT (the "Agreement") dated as of August 27, 1999 among
GARY BONDI, a resident of the State of New York, GS ECON LTD. PARTNERSHIP (collectively, "Stockholder"), VIATEL, INC., a Delaware corporation ("Parent"), VIATEL ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent ("Parent Subsidiary"), and DESTIA COMMUNICATIONS, INC., a Delaware corporation ("Company").

                              W I T N E S S E T H:

            WHEREAS, Parent, Company and Parent Subsidiary are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which Parent will acquire all of the outstanding shares of voting common stock, $0.01 par value per share (the "Voting Shares"), and all of the outstanding shares of non-voting common stock, $0.01 par value per share (the "Non-Voting Shares," and together with the Voting Shares, the "Common Stock"), of the Company pursuant to a merger of Parent Subsidiary with and into Company (the "Merger");

            WHEREAS, Stockholder collectively owns, as of the date hereof, 4,473,832 shares of Common Stock (the "Existing Shares," and together with any shares of Common Stock acquired by Stockholder after the date hereof and prior to the termination hereof, the "Shares");

            WHEREAS, as a condition to their willingness to enter into the Merger Agreement, and in reliance upon Stockholder's representations, warranties, covenants and agreements hereunder, Parent and Parent Subsidiary have requested that Stockholder agree, and Stockholder has agreed, to enter into this Agreement; and

            WHEREAS, this Agreement is being entered into concurrently with the execution of the Merger Agreement;

            NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, it is agreed as follows. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Merger Agreement.

1.      Agreement to Vote.  [INTENTIONALLY OMITTED]

2. Representations and Warranties of Stockholder. Gary Bondi and GS Econ Ltd. Partnership represent and warrant to Parent and Parent Subsidiary with respect to that part of the Existing Shares owned by it as follows:

        2.1 Ownership of Shares. On the date hereof, Stockholder is the sole record and beneficial owner of the Existing Shares, except as set forth on
Schedule 2.1 attached hereto. For purposes of this Agreement, beneficial ownership of securities shall be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). On the date hereof and at the Closing Date (as defined in the Merger Agreement), neither Stockholder nor any Affiliate (as defined in the Merger Agreement) of Stockholder (other than Company) owns or will own, of record or beneficially, solely or jointly with others, (i) any shares of Common Stock other than the Existing Shares and shares of Common Stock acquired upon the exercise of employee stock options granted by the

Company and listed on Schedule 2.1 attached hereto or (ii) any securities convertible into or exchangeable or exercisable for shares of Common Stock or any rights to acquire any shares of Common Stock other than employee stock options granted by Company and listed on Schedule 2.1 attached hereto. Except as set forth on Schedule 2.1 attached hereto, Stockholder currently has with respect to the Existing Shares, and at Closing will have with respect to the Shares, good, valid and marketable title, free and clear of all liens, encumbrances, restrictions, options, warrants, rights to purchase, voting agreements or voting trusts, and claims of every kind (other than the encumbrances created by this Agreement and other than restrictions on transfer under applicable federal and state securities laws). Stockholder has not and will not pledge more than 2,730,000 of the Existing Shares.

        2.2 Power; Binding Agreement. Stockholder has the full legal right, power and authority to enter into and perform all of Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by Stockholder will not violate any other agreement to which Stockholder is a party including, without limitation, any voting agreement, stockholder agreement or voting trust. This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding agreement of Stockholder, enforceable in accordance with its terms. Neither the execution or delivery of this Agreement nor the consummation by Stockholder of the transactions contemplated hereby will (a) require any consent or approval of or filing with any third party, including any governmental or other regulatory body, other than filings required under the federal securities laws and consents or waivers listed on Schedule 2.2 attached hereto, all of which have been obtained, or (b) constitute a violation of, conflict with or constitute a default under, any material contract, commitment, agreement, understanding, arrangement or other restriction of any kind to which Stockholder is a party or by which Stockholder or his material property is bound.

        2.3 Finder's Fees. No person or entity is, or will be, entitled to any commission or finder's fees from Stockholder in connection with this Agreement or the transactions contemplated hereby exclusive of any commission or finder's fees referred to in the Merger Agreement.

3. Representations and Warranties of Parent. Each of Parent and Parent Subsidiary represents and warrants to Stockholder as follows:

        3.1 Authority. Each of Parent and Parent Subsidiary has the full legal right, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by each of Parent and Parent Subsidiary will not violate or conflict with any other agreement to which it is a party. This Agreement has been duly executed and delivered by each of Parent and Parent Subsidiary and constitutes a legal, valid and binding agreement of each of Parent and Parent Subsidiary, enforceable against Parent and Parent Subsidiary in accordance with its terms. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby by each of Parent and Parent Subsidiary will (a) require any consent or approval of or filing with any third party, including any governmental or other regulatory body, other than filings required under the federal securities laws, or (b) constitute a violation of, conflict with or default under, any material contract (including any registration rights), commitment, agreement, understanding, arrangement or other restriction of any kind to which Parent or Parent Subsidiary is a party or by which either of them or their material property is bound.

        3.2 Finder's Fees. No person or entity is, or will be, entitled to any commission or finder's fee from Parent or Parent Subsidiary in connection with this Agreement or the transactions contemplated hereby exclusive of any commission or finder's fees referred to in the Merger Agreement.

4. Termination. The term of this Agreement commences upon the execution and delivery of this Agreement by all of the parties hereto and continues until it is terminated in accordance with its terms. This Agreement shall terminate on the earliest of (a) the Effective Time (as defined in the Merger

Agreement) or (b) the date 180 days after the termination of the Merger Agreement in accordance with its terms; PROVIDED, HOWEVER, the termination of this Agreement shall be immediate if the Merger Agreement is terminated pursuant to Sections 7(a)(i), 7(a)(ii), 7(a)(iii), 7(a)(vi), 7(a)(vii) or 7(a)(ix); and,
PROVIDED, FURTHER, (i) the provisions of Sections 5 and 9 through 18 shall survive any termination of this Agreement, (ii) the provisions of Sections 6.3,
6.4 and 7 shall survive the termination of this Agreement if this Agreement terminates pursuant to clause (a) above and (iii) the provisions of Sections 2 and 3 shall survive for a period of one year after any termination of this Agreement.

5. Expenses. Except as provided in Section 7, each party hereto will pay all of its expenses in connection with the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of its counsel and other advisers.

6.      Covenants.

        6.1 Except in accordance with the provisions of this Agreement, Stockholder (and the Company, pursuant to Section 6.8 hereof) agrees, prior to the termination of this Agreement as provided in Section 4 above, not to, directly or indirectly:

                (a) sell, transfer, pledge, encumber, assign or otherwise dispose of (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise or otherwise by operation of law), or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Shares, PROVIDED, HOWEVER, that Stockholder may transfer Shares, with the prior written consent of Parent, which shall not be unreasonably withheld, to a trust of which there are no beneficiaries other than the parents, spouse or children of Stockholder, or otherwise make transfers for estate planning purposes, so long as the trust and the trustee(s), or other transferee, thereof deliver a written agreement to Parent, reasonably acceptable to Parent, to be bound by the restrictions set forth in this Agreement, and Parent receives an opinion of counsel reasonably satisfactory to it that this Agreement is binding upon such trust and the trustee(s), or other transferee, thereof, as if such trust and trustee(s), or other transferee, were Stockholder. Any action taken in violation of this
Section 6.1(a) shall be void and of no effect;

                (b) grant any proxies with respect to any Shares, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or

                (c) take any action to solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, an Acquisition Proposal (as defined in the Merger Agreement) or engage in negotiations or discussions with any person or entity (or group of persons and/or entities) other than Parent or its Affiliates concerning, or provide any non-public information to any person or entity relating, to an Acquisition Proposal or otherwise assist or facilitate any effort or attempt by any person or entity (other than Parent and Parent Subsidiary) to make or implement an Acquisition Proposal. Stockholder will immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation on his part with any parties conducted heretofore with respect to any proposed, potential or contemplated Acquisition Proposal, and will notify Parent promptly if he becomes aware of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any person or entity that informs the Company (or its officers, directors, representatives, agents, Affiliates or associates) that it is considering making or has made an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

        6.2 Stockholder agrees, during the term of this Agreement, to notify Parent promptly of the number of any shares of Common Stock acquired by Stockholder after the date hereof.

        6.3     [INTENTIONALLY OMITTED]

        6.4 Stockholder agrees that for a period of one year following the Effective Time (the "Lock-up Period"), Stockholder will not, without the prior written consent of Parent, directly or indirectly, offer, offer to sell, sell, contract to sell, grant any option for the purchase of, assign, transfer, pledge, hypothecate or otherwise encumber or dispose of any beneficial interest in (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise or otherwise by operation of law) ("Transfer") any Parent common stock, par value $0.01 per share ("Parent Common Stock"), or any securities convertible into or exchangeable or exercisable for any shares of Parent Common Stock or any other rights to acquire shares of Parent Common Stock (either pursuant to Rule 144 of the regulations under the Securities Act of 1933, as amended (the "Securities Act"), or otherwise) either beneficially owned by Stockholder as of the Effective Time or acquired by Stockholder during the Lock-up Period as a result of the exercise of options. Notwithstanding the foregoing, the undersigned may
(i) Transfer shares of Parent Common Stock as a BONA FIDE gift or gifts, provided that Stockholder provides prior written notice of such gift or gifts to Parent and the donee or donees thereof deliver a written agreement to Parent, reasonably acceptable to Parent, to be bound by the restrictions set forth herein as if such donee or donees were Stockholders; (ii) Transfer up to $5,000,000 worth of Parent Common Stock; and (iii) Transfer shares of Parent Common Stock, with the prior written consent of Parent, which shall not be unreasonably withheld, to a trust of which there are no beneficiaries other than the parents, spouse or children of Stockholder, or otherwise make transfers for estate planning purposes, so long as the trust and the trustee(s), or other transferee, thereof deliver a written agreement to Parent, reasonably acceptable to Parent, to be bound by the restrictions set forth in this Agreement, and Parent receives an opinion of counsel reasonably satisfactory to it that this Agreement is binding upon such trust and the trustee(s), or other transferee, thereof, as if such trust and trustee(s), or other transferee, were Stockholder. Any Transfer of Parent Common Stock in violation of this Section 6.4 shall be void and of no effect.

        6.5     [INTENTIONALLY OMITTED]

        6.6     [INTENTIONALLY OMITTED]

        6.7     [INTENTIONALLY OMITTED]

        6.8 The Company recognizes and agrees to use commercially reasonable efforts to enforce the Transfer restrictions placed on the Shares under this Agreement.

7.      Registration Rights.  [INTENTIONALLY OMITTED]

8. Survival of Representations and Warranties. Except as expressly provided otherwise, all representations, warranties, covenants and agreements made by Stockholder or Parent in this Agreement shall survive the termination of this Agreement as set forth in Section 4 and any investigation at any time made by or on behalf of any party.

9. Notices. All notices or other communications required or permitted hereunder shall be in writing (except as otherwise provided herein), given in the manner provided in the Merger Agreement, and shall be deemed duly given when received, addressed as follows:

                           If to Parent or Parent
                           Subsidiary:

                           Viatel, Inc.
                           685 Third Avenue
                           New York, New York 10017
                           Attention: General Counsel
                           Facsimile: (212) 350-7493

                           With a copy to:

                           Kelley Drye & Warren LLP
                           Two Stamford Plaza
                           281 Tresser Blvd.
                           Stamford, Connecticut
                           06901-3229
                           Attention: John T.
                           Capetta, Esq.
                           Facsimile: (203) 964-3188

                           If to Stockholder:

                           Gary Bondi
                           160 Grandview Avenue
                           Monsey, New York
                           10952-1419
                           Facsimile: (914) 354-7182

                           With a copy to:

                           Schulte Roth & Zabel LLP
                           900 Third Avenue
                           New York, New York 10022
                           Attention: Michael R.
                           Littenberg, Esq.
                           Facsimile: (212) 593-5955

                           If to Company:

                           Destia Communications,
                           Inc.
                           95 Route 17 South
                           Paramus, New Jersey 07651
                           Attention: Richard Shorten
                           Facsimile: (201) 226-4524

                           With a copy to:

                           Cravath, Swaine & Moore
                           Worldwide Plaza
                           825 Eighth Avenue
                           New York, New York 10019
                           Attention: Richard Hall,
                           Esq.
                           Facsimile: (212) 474-3700

10. Entire Agreement: Amendment. This Agreement, together with the documents expressly referred to herein, constitute the entire agreement among the parties hereto with respect to the subject matter contained herein and supersede all prior agreements and understandings among the parties with respect to such subject matter. This Agreement may not be modified, amended, altered or supplemented except by an agreement in writing executed by Parent, Parent Subsidiary and Stockholder.

11. Legend. In addition to any other legend which may be required by applicable law, each share certificate representing shares which are subject to this Agreement shall have endorsed, to the extent appropriate, upon its face the following words:

             THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY JURISDICTION. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, ASSIGNED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT

             TO (I) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES THAT IS EFFECTIVE UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAW, OR (II) ANY EXEMPTION FROM REGISTRATION UNDER SUCH ACT, OR APPLICABLE STATE SECURITIES LAW, RELATING TO THE DISPOSITION OF SECURITIES, INCLUDING RULE 144, PROVIDED AN OPINION OF COUNSEL IS FURNISHED TO THE COMPANY, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND/OR APPLICABLE STATE SECURITIES LAW IS AVAILABLE.

             IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, ASSIGNED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER COMPLIES WITH THE PROVISIONS OF A STOCKHOLDER AGREEMENT DATED AS OF AUGUST 27, 1999 (THE "STOCKHOLDER AGREEMENT"), A COPY OF WHICH IS ON FILE AND MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE COMPANY. NO TRANSFER OF THE SECURITIES WILL BE MADE ON THE BOOKS OF THE COMPANY UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH STOCKHOLDER AGREEMENT. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO OTHER RIGHTS AND OBLIGATIONS AS SET FORTH IN THE STOCKHOLDER AGREEMENT.

12. Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and personal representatives, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

13. GOVERNING LAW. EXCEPT AS EXPRESSLY SET FORTH BELOW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. IN ADDITION, EACH OF STOCKHOLDER, PARENT, PARENT SUBSIDIARY AND COMPANY HEREBY AGREE THAT ANY DISPUTE ARISING OUT OF THIS AGREEMENT SHALL BE HEARD IN THE APPROPRIATE COURT OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND, IN CONNECTION THEREWITH, EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ANY SERVICE OF PROCESS IN CONNECTION WITH ANY DISPUTE ARISING OUT OF THIS AGREEMENT MAY BE GIVEN TO ANY OTHER PARTY HERETO BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, AT THE RESPECTIVE ADDRESSES SET FORTH IN SECTION 9 ABOVE.

14. Injunctive Relief. The parties agree that in the event of a breach of any provision of this Agreement, the aggrieved party may be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party shall be entitled to obtain in any court of competent jurisdiction a decree of specific performance or to enjoin the continuing breach of such provision, in each case without the requirement that a bond be posted and without having to prove actual damages, as well as to obtain damages for breach of this Agreement. By seeking or obtaining such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled.

15. Counterparts; Facsimile Signatures. This Agreement may be executed, including execution by facsimile, in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

16. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

17. Further Assurances. Each party hereto shall execute and deliver such additional documents and take such additional actions as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

18. Third-Party Beneficiaries. Nothing in this Agreement, expressed or implied, shall be construed to give any person or entity other than the parties hereto any legal or equitable right, remedy or claim under or by reason of this Agreement or any provision contained herein.

            IN WITNESS WHEREOF, Parent, Parent Subsidiary, Stockholder, GS Econ Ltd. Partnership and Company have executed this Agreement or caused this Agreement to be executed by their duly authorized officers, as the case may be, each as of the date and year first above written.

                                GARY BONDI

                                /s/ GARY BONDI
                                ---------------------------------------------

                                GS ECON LTD. PARTNERSHIP

                                By:  /s/ GARY BONDI
                                     -----------------------------------------
                                Name: Gary Bondi
                                Title: General Partner

                                VIATEL, INC.

                                By:  /s/ MICHAEL J. MAHONEY
                                     -----------------------------------------
                                Name: Michael J. Mahoney
                                Title: President and Chief Executive Officer

                                VIATEL ACQUISITION CORP.

                                By:  /s/ MICHAEL J. MAHONEY
                                     -----------------------------------------
                                Name: Michael J. Mahoney
                                Title: President

                                DESTIA COMMUNICATIONS, INC.

                                By:  /s/ ALFRED WEST
                                     -----------------------------------------
                                Name: Alfred West
                                Title: Chief Executive Officer

                             SCHEDULES 2.1 AND 2.2

            Gary and Susan Bondi have entered into a Continuing General Security Agreement with Safra National Bank of New York ("Safra"), dated June 14, 1999, pursuant to which Mr. Bondi pledged 1,000,000 shares of Destia Communications, Inc. as collateral for the loan. A waiver to enter into this Agreement, to be effective as of the date hereof, is being obtained

                                ING BARINGS LLC

                                                                         ANNEX F

                                August 26, 1999

Board of Directors
Viatel, Inc.
685 Third Avenue
New York, NY 10017

Gentlemen:

        We understand that Viatel, Inc. (the "Company") and Destia Communications, Inc. ("Destia") intend to enter into an Agreement and Plan of Merger to be dated as of August 27, 1999 (the "Merger Agreement") pursuant to which a wholly-owned subsidiary of the Company will be merged with and into Destia and each outstanding share of common stock of Destia will be exchanged for 0.445 shares (the "Exchange Ratio") of the Company's common stock (the "Proposed Transaction"). In addition, each outstanding option and warrant to purchase common stock of Destia will be converted into options and warrants to purchase common stock of the Company based upon the Exchange Ratio. The terms and conditions of the Proposed Transaction are set forth in more detail in the Merger Agreement.

        You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the Company. We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a customary fee for our services, a substantial portion of which is contingent on the completion of the Proposed Transaction. As you are aware, ING Barings has also performed other investment banking services for the Company in the past three years for which we were also paid customary fees.

        In conducting our analysis and arriving at our opinion as expressed herein, we have reviewed and analyzed, among other things, the following:

        (i)     the Merger Agreement and certain other related documents;

        (ii) the Company's Annual Reports on Form 10-K for each of the fiscal years in the three year period ended December 31, 1998, Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1999, and any Reports filed on Form 8-K since January 1, 1998;

        (iii) Destia's Registration Statement on Form S-1 dated May 6, 1999, Annual Report on Form 10-K for the year ended December 31, 1998, Quarterly Report on Form 10-Q for the quarters ended March 31 and June 30, 1999, and any Reports filed on Form 8-K since December 31, 1997;

        (iv) certain internal financial information and other data relating to the Company, its business and prospects, including forecasts and projections, provided to us by the management of the Company;

        (v) certain internal financial information and other data relating to Destia, its business and prospects, including forecasts and projections, provided to us by the management of Destia and the Company;

        (vi) a history of the price and trading volume of the Company's common stock since October 18, 1996, and a comparison of that trading history with those of other companies which we deemed relevant;

ING BARINGS LOGO
Viatel, Inc.
August 26, 1999
Page 2

        (vii) a history of the price and trading volume of Destia's common stock since May 6, 1999, and a comparison of that trading history with those of other companies which we deemed relevant;

        (viii) certain publicly available information concerning certain other companies engaged in businesses which we believe to be generally comparable to the Company and Destia, respectively;

        (ix) the financial terms of, and premium paid in, certain other business combinations which we believe to be relevant.

We have also met with certain officers and employees of the Company and Destia concerning their respective businesses, operations, assets, present conditions and prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

        In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information reviewed by us and have not attempted independently to verify such information, nor do we assume any responsibility to do so. With respect to the financial projections of the Company and Destia, upon advice of the Company, we have assumed that such projections have been reasonably prepared based on the best current estimates and judgment of the management of the Company as to their future financial condition and results of operations. In arriving at our opinion, with your consent, we also relied upon without independent verification the financial projections of the Company and Destia on a combined basis following consummation of the Proposed Transaction (including the cost savings and operating synergies expected to result from a combination of the businesses) that have been prepared by the Company's management. Upon advice of the Company and its legal and accounting advisors, we have assumed that the Proposed Transaction (i) will qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the Company and the stockholders of Destia, and (ii) upon obtaining regulatory consents, no material restrictions or conditions will be imposed on either party. We have not conducted a physical inspection of the properties and facilities of the Company or Destia, nor we have made or obtained any evaluations of the assets or liabilities of the Company or Destia. We have also taken into account our assessment of general economic, market and financial conditions and our experience in similar transactions, as well as our experience in securities valuation in general. Our opinion necessarily is based upon economic, market, financial and other conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof. We reserve, however, the right to withdraw, revise or modify our opinion based upon additional information which may be provided to or obtained by us, which suggests, in our judgment, a material change in the assumptions upon which our opinion is based.

        This letter and the opinion expressed herein are for the use of the Board of Directors of the Company. This opinion does not address the Company's underlying business decision to approve the Proposed Transaction or constitute a recommendation to the shareholders of the Company as to how such shareholders should vote or as to any other action such shareholders should take regarding the Proposed Transaction. This opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner without our prior written consent except the Company may include this opinion in its entirety in any proxy statement or information statement relating to the Proposed Transaction sent to the Company's shareholders.

        Based upon and subject to the foregoing, it is our opinion that the Exchange Ratio in the Proposed Transaction is fair, from a financial point of view, to the Company.

                                          Very truly yours,

                                          /s/ ING Barings LLC

                                          ING BARINGS LLC

                       MORGAN STANLEY & CO. INCORPORATED

                                                                         ANNEX G

                                                                 August 27, 1999

Board of Directors
Destia Communications, Inc.
95 Route 17 South
Paramus, NJ 07651

Members of the Board:

    We understand that Destia Communications, Inc. (the "Company"), Viatel, Inc. (the "Parent") and Viatel Acquisition Corp., a wholly owned subsidiary of the Parent ("Parent Subsidiary"), have entered into an Agreement and Plan of Merger dated August 27, 1999 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Parent Subsidiary with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Parent, and each outstanding share of voting common stock, par value $0.01 per share, and each outstanding share of nonvoting common stock, par value $0.01 per share (collectively, the "Company Shares"), of the Company, other than shares held in the treasury of the Company or owned by the Company, any subsidiary of the Company, the Parent or Parent Subsidiary, shall be converted into the right to receive 0.445 shares (the "Exchange Ratio") of common stock, par value $0.01 per share, of the Parent (the "Parent Shares"). The terms and conditions the Merger are more fully set forth in the Merger Agreement.

    You have asked for our opinion as to whether, as of the date hereof, the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of Company Shares.

    For purposes of the opinion set forth herein, we have:

    - reviewed certain publicly available financial statements and other information of the Company and the Parent, respectively;

    - reviewed certain internal financial statements and other financial and operating data concerning the Company and the Parent prepared by the respective managements of such companies;

    - reviewed certain financial projections of the Company and the Parent prepared by the respective managements of such companies;

    - discussed the past and current operations and financial conditions and the prospects of the Company and the Parent, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with the respective managements of such companies;

    - analyzed the estimated pro forma impact of the Merger on the Parent's cash flow, consolidated capitalization and financial ratios;

    - reviewed the reported prices and trading activity for the Company Shares and the Parent Shares;

    - compared the financial performance of the Company and the Parent and the prices and trading activity of the Company Shares and the Parent Shares with those of certain other comparable publicly traded companies and their securities;

    - reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

    - participated in discussions and negotiations among representatives of the Company and the Parent and their financial and legal advisors;

    - reviewed the Merger Agreement and certain related documents;

    - performed such other analyses and considered such other factors as we have deemed appropriate.

    We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and the Parent. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

    We have further assumed, with your consent, that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without waiver of any material condition contained therein and will be treated as a tax-free reorganization and/or exchange, for purposes of the Internal Revenue Code of 1986.

    In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets.

    We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and/or financing services for the Company and the Parent and have received fees for the rendering of these services. In addition, Princes Gate Investors II, L.P., an affiliate of Morgan Stanley & Co. Incorporated, and certain related entities, own approximately 11% of the outstanding shares of the Company as of the date hereof and Stephen Munger, a Managing Director of Morgan Stanley, is a member of the Board of Directors of the Company.

    It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company in respect of the Merger with the Securities and Exchange Commission. In addition, this opinion does not in any manner address the prices at which the Parent Shares will trade following announcement or consummation of the Merger, and we express no opinion or recommendation as to how the holders of Company Shares should vote at the stockholders' meeting held in connection with the Merger.

    Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of Company Shares.

                                Very truly yours,

                                MORGAN STANLEY & CO. INCORPORATED

                                By:  /s/ JEFFREY N. HOGAN
                                     -----------------------------------------
                                     Jeffrey N. Hogan
                                     Principal

                                                                         ANNEX H

                          SECTION 262 OF THE DELAWARE
                            GENERAL CORPORATION LAW

    262 APPRAISAL RIGHTS--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the General Corporations Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify any person under such
Section in connection with a proceeding by or in the right of the corporation to procure judgment in its favor, as provided in the preceding sentence, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action, except that no indemnification shall be made with respect thereto unless, and then only to the extent that, a court of competent jurisdiction shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. A Delaware corporation must indemnify present or former directors and officers who are successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter in any proceeding, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. A Delaware corporation may pay for the expenses (including attorneys' fees) incurred by an officer or director in defending a proceeding in advance of the final disposition upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. Article Tenth of Viatel's Amended and Restated Certificate of Incorporation and Article X of Viatel's Amended and Restated Bylaws provide for indemnification of directors and officers to the fullest extent permitted by Section 145 of the DGCL.

    Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director shall not be personally liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) with respect to certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derived an improper personal benefit. Article Ninth of Viatel's Amended and Restated Certificate of Incorporation eliminates the liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL.

    Section 145 of the DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other employee against any liability asserted against such person and incurred by such person in such capacity, or arising out of their status as such, whether or not the corporation would have the power to indemnify directors and officers against such liability. Viatel has obtained officers' and directors' liability insurance of $15 million for members of its Board of Directors and executive officers. In addition, Viatel has entered into agreements to indemnify its directors and officers from and against any Expenses (as defined in the indemnity agreement) incurred by such person in connection with investigating, defending, serving as a witness in, participating in (including on appeal) or preparing for any of the foregoing in any threatened, pending or contemplated action, suit or proceeding (including an action by or in the right of the Registrant), or any inquiry, hearing or investigation, to the fullest extent permitted by law, as such law may be amended or interpreted (but only to the extent that such amendment or interpretation provides for broader indemnification rights). The indemnity agreement contains certain provisions to ensure that the indemnitee receives the benefits contemplated by the agreement in the event of a "change in control" (as defined in the indemnity agreement) such as the establishment and funding of a trust in an amount sufficient to satisfy any and all expenses reasonably anticipated to be incurred by the indemnitee in connection with investigating, preparing for, participating in and/or defending a proceeding.

    The merger agreement provides that for six years after completion of the merger, Viatel will provide each individual who served as a director or officer of Destia prior to the merger with officers' and directors' liability insurance no less favorable in coverage and amount than any applicable Destia insurance in effect immediately prior to the merger. If the existing liability insurance expires or is terminated during the six year period, then Viatel will use its best efforts to obtain as much liability insurance (no less favorable in coverage) as can be obtained for the remainder of the six year period for a premium not to exceed 200% (on an annualized basis) of the last annual premium paid prior to August 27, 1999.

    Viatel shall also honor for a period of six years from the completion of the merger (and shall not alter or impair) any exculpatory or indemnification provisions in Destia's certificate of incorporation, by-laws or indemnification and employment agreements, except as may be required by law. Any rights to indemnification in respect to claims asserted within the six year period shall continue until final disposition of such claims.

    Viatel will also indemnify for a period of six years from the completion of the merger, to the fullest extent permitted by law, each director and officer of Destia from any claims relating to the merger. Such indemnification is not required, however, for actions of any director or officer of Destia which were made in bad faith or constitute willful misconduct, taken in the individual capacity of such director or officer, or such director or officer breached its obligation to cooperate in the defense of the claim for which indemnification is sought and such breach had or will have (if not cured within 10 days) a material adverse effect on Viatel's defense of the claim.

    At present, there is no pending litigation or other proceeding involving a director or officer of Viatel as to which indemnification is being sought, nor is Viatel aware of any threatened litigation that may result in claims for indemnification by any officer or director.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) List of Exhibits

  EXHIBIT
  NUMBER                                                    DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------
       2.1   Agreement and Plan of Merger, dated as of August 27, 1999, by and among Viatel, Inc., Viatel Acquisition
             Corp. and Destia (included as Annex A to the Joint Proxy Statement/Prospectus contained in this
             Registration Statement).

     3.1(i)  Amended and Restated Certificate of Incorporation of Viatel, Inc. (incorporated herein by reference to
             Exhibit 3.1(i)(b) to Viatel, Inc.'s Registration Statement on Form S-1, Registration No. 333-09699, filed on August 7, 1996 ("Viatel's Form S-1")); Certificate of Designations, Preferences and Rights of 10%
             Series A Redeemable Convertible Preferred Stock, $.01 par value per share (incorporated herein by reference to Exhibit 3(i)(b) to Viatel, Inc.'s Registration Statement on Form S-4, filed on July 10,
             1998, File No. 333-58921 ("Viatel's 1998 Form S-4")); Certificate of Amendment to Viatel, Inc.'s Amended
             and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 4.9 to Viatel,
             Inc.'s quarterly report on Form 10-Q for the quarter ended September 30, 1998, File No. 000-21261);
             Second Certificate of Amendment to Viatel, Inc.'s Amended and Restated Certificate of Incorporation
             (filed herewith).

    3.1(ii)  Third Amended and Restated Bylaws of Viatel, Inc. (filed herewith).

     3.2(i)  Amended and Restated Certificate of Incorporation of Destia Communications, Inc. (incorporated herein by reference to Exhibit 3.1 of Destia's Registration Statement on Form S-1, File No. 333-71463, filed on
             January 29, 1999 ("Destia's Form S-1")).

    3.2(ii)  Amended and Restated Bylaws of Destia Communications, Inc. (incorporated herein by reference to Exhibit
             3.2 of Destia's Form S-1)

       4.1   Specimen of Viatel common stock certificate (incorporated by reference to Exhibit 4.4 of Viatel's Form
             S-1).

       4.2   Indenture, dated as of April 8, 1998, between Viatel, Inc. and The Bank of New York, as Trustee, relating to Viatel, Inc.'s 12.50% Senior Discount Notes Due 2008 (including form of 12.50% Senior Discount Note)
             (incorporated herein by reference to Exhibit 4.1 to Viatel's 1998 Form S-4).

       4.3   Indenture, dated as of April 8, 1998, between Viatel, Inc. and The Bank of New York, as Trustee, relating to Viatel, Inc.'s 11.25% Senior Notes Due 2008 (including form of 11.25% Senior Note) (incorporated herein by reference to Exhibit 4.2 to Viatel's 1998 Form S-4).

       4.4   Indenture, dated as of April 8, 1998, among Viatel, Inc., The Bank of New York, as Trustee, and Deutsche
             Bank, Aktiengesellschaft, as German Paying Agent and Co-Registrar, relating to Viatel, Inc.'s 12.40%
             Senior Discount Notes Due 2008 (including form of 12.40% Senior Discount Note) (incorporated herein by reference to Exhibit 4.3 to Viatel's 1998 Form S-4).

       4.5   Indenture, dated as of April 8, 1998, among Viatel, Inc., The Bank of New York, as Trustee, and Deutsche
             Bank, Aktiengesellschaft, as German Paying Agent and Co-Registrar, relating to Viatel, Inc.'s 11.15%
             Senior Notes Due 2008 (including form of 11.15% Senior Note) (incorporated herein by reference to Exhibit
             4.4 to Viatel's 1998 Form S-4).

  EXHIBIT
  NUMBER                                                    DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------
       4.6   Indenture, dated as of March 19, 1999, between Viatel, Inc. and The Bank of New York, as Trustee, relating to Viatel, Inc.'s U.S. dollar denominated 11.50% Senior Notes Due 2009 (including form of 11.50%
             Senior Note) (incorporated herein by reference to Exhibit 4.9 to Viatel, Inc.'s Registration Statement on
             Form S-3, filed on February 12, 1999, File No. 333-72309 ("Viatel's February 1999 Form S-3")).

       4.7   Indenture, dated as of March 19, 1999, between Viatel, Inc. and The Bank of New York, as Trustee, relating to Viatel, Inc.'s Euro denominated 11.50% Senior Notes due 2009 (including form of 11.50% Senior
             Note) (incorporated herein by reference to Exhibit 4.10 of Viatel's February 1999 Form S-3).

       4.8   Registration Rights Agreement, dated as of March 12, 1999, among Viatel, Inc., Morgan Stanley & Co. Inc., and ING Baring Furman Selz LLC (incorporated herein by reference to Exhibit 4.11 of Viatel's February
             1999 Form S-3).

       4.9   Purchase Agreement, dated March 12, 1999, among Viatel, Inc., Morgan Stanley & Co. Inc., and ING Baring
             Furman Selz LLC (incorporated herein by reference to Exhibit 4.8 of Viatel, Inc.'s Registration Statement
             on Form S-4, filed on July 16, 1999, File No. 333-83053).

      4.10   Specimen of Destia Communications, Inc.'s 11% Senior Discount Note due 2008 (incorporated herein by reference to Exhibit 4.1 of Destia's Registration Statement on Form S-4, File No. 333-47711, filed on
             March 10, 1998 ("Destia's 1998 Form S-4")).

      4.11   Indenture, dated as of February 18, 1998, between Destia Communications, Inc. and The Bank of New York,
             as Trustee (incorporated herein by reference to Exhibit 4.2 of Destia's 1998 Form S-4).

      4.12   Specimen of Destia Communications, Inc.'s 13.50% Senior Note due 2007 (incorporated herein by reference to exhibit 4.4 of Destia's Registration Statement on Form S-4, File No. 333-47711, filed on August 7,
             1997 ("Destia's 1997 Form S-4")).

      4.13   Indenture, dated as of July 1, 1997, between Destia Communications, Inc. and The Bank of New York, as
             Trustee (incorporated herein by reference to Exhibit 4.5 of Destia's 1997 Form S-4).

      4.14   Specimen of Destia common stock certificate (incorporated herein by reference to Exhibit 4.5 of Destia's
             Form S-1).

       5.1   Opinion of Kelley Drye & Warren LLP regarding the validity of the securities being registered (filed herewith).

       8.1   Opinion of Cravath, Swaine & Moore regarding material federal income tax consequences relating to the merger (filed herewith).

      10.1   Stockholder Agreement dated as of August 27, 1999 among Alfred West, AT Econ Limited Partnership, AT Econ
             Ltd. Partnership No. 2, Viatel, Inc., Viatel Acquisition Corp. and Destia Communications, Inc. (included as Annex B to the Joint Proxy Statement/Prospectus contained in this Registration Statement).

      10.2   Stockholder Agreement dated as of August 27, 1999 among Steven West, SS Econ Limited Partnership, SS Econ
             Ltd. Partnership No. 2, Viatel, Inc., Viatel Acquisition Corp. and Destia Communications, Inc. (included as Annex C to the Joint Proxy Statement/Prospectus contained in this Registration Statement).

  EXHIBIT
  NUMBER                                                    DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------
      10.3   Stockholder Agreement dated as of August 27, 1999 among Gary Bondi, GS Econ Limited Partnership, GS Econ
             Ltd. Partnership No. 2, Viatel, Inc., Viatel Acquisition Corp. and Destia Communications, Inc. (included as Annex E to the Joint Proxy Statement/Prospectus contained in this Registration Statement).

      10.4   Stockholder Agreement dated as of August 27, 1999 among Princess Gate Investors II, L.P., Acorn
             Partnership II, L.P., PGI Investements Limited, Investor Investments AB, Marinbeach United S.A., Viatel,
             Inc., Viatel Acquisition Corp. and Destia Communications, Inc. (included as Annex D to the Joint Proxy
             Statement/Prospectus contained in this Registration Statement).

      10.5   Mercury Carrier Services Agreement, dated as of March 1, 1994, between Viatel, Inc. and Mercury
             Communications Limited (incorporated herein by reference to Exhibit 10.8 to Viatel's 1995 Form S-4, filed on May 24, 1995 ("Viatel's 1995 S-4")).

      10.6   Shareholders' Agreement, dated as of April 5, 1994, and as amended as of November 22, 1994 and December
             21, 1994, by and among Viatel, Inc., Martin Varsavsky, Juan Manuel Aisemberg and COMSAT Investments, Inc.
             (incorporated herein by reference to Exhibit 10.19 to Viatel's 1995 Form S-4).

      10.7   Shareholders' Agreement, dated as of September 30, 1993, as amended as of December 9, 1993 and as further amended as of April 5, 1994, November 22, 1994 and December 21, 1994, by and among Viatel, Inc., Martin
             Varsavsky and S-C V-Tel Investments, L.P. (incorporated herein by reference to Exhibit 10.21 to Viatel's
             1995 Form S-4).

      10.8   Commercial Lease Agreement, dated as of November 1, 1993, and Addendum, dated as of December 8, 1994, between Viatel, Inc. and 123rd Street Partnership in connection with the Company's premises located in
             Omaha, Nebraska (incorporated herein by reference to Exhibit 10.24 to Viatel's 1995 Form S-4).

      10.9   Facilities Management and Services Agreement, dated as of August 4, 1995, between Viatel U.K. Limited and
             Telemedia International Ltd. (incorporated herein by reference to Exhibit 10.32 to Viatel's 1995 Form
             S-4).

     10.10   Agreement of Lease, dated August 7, 1995, between Viatel, Inc. and Joseph P. Day Realty Corp.
             (incorporated herein by reference to Exhibit 10.33 to Viatel's 1995 Form S-4).

     10.11   Employment Agreement between Viatel, Inc. and Michael J. Mahoney (incorporated herein by reference to
             Exhibit 10.12 to Viatel, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997
             ("Viatel's 1997 Form 10-K")).

     10.12   Viatel, Inc. 1999 Amended Stock Incentive Plan (filed herewith).

     10.13   Employment Agreement between Viatel, Inc. and Allan L. Shaw (incorporated herein by reference to Exhibit
             10.14 to Viatel's 1997 Form 10-K).

     10.14   Employment Agreement between Viatel, Inc. and Sheldon M. Goldman (incorporated herein by reference to
             Exhibit 10.15 to Viatel's 1997 Form 10-K).

     10.15   Mutual Cooperation Agreement, dated as of June 3, 1998, among Viatel, Inc., Martin Varsavsky and Jazz
             Telecom S.A. (incorporated herein by reference to Exhibit 10.16 to Viatel, Inc.'s Current Report on Form
             8-K, dated June 8, 1998, File No. 000-21261).

     10.16   Equipment Purchase Agreement, dated June 29, 1998, between Viatel, Inc. and Nortel PLC (incorporated herein by reference to Exhibit 10.16 to Viatel's 1998 Form S-4).

  EXHIBIT
  NUMBER                                                    DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------
     10.17   Agreement of Lease, dated June 24, 1998, between 685 Acquisition Corp. and Viatel, Inc., as amended by a letter agreement, dated July 27, 1998 (incorporated herein by reference to Exhibit 10.17 to Viatel's 1998
             Form S-4).

     10.18   Lease, dated June 23, 1998, between VC Associates and Viatel New Jersey, Inc. (incorporated herein by reference to Exhibit 10.18 to Viatel's 1998 Form S-4).

    10.19*   Software License Agreement, dated October 22, 1998, between Viatel, Inc. and Lucent Technologies Inc.
             (incorporated by reference to Exhibit 10.19 to Viatel, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998 ("Viatel's 1998 Form 10-K")).

    10.20*   Engineering, Procurement and Construction Contract, dated as of November 10, 1998, between Viatel Global
             Communications, Inc. and Alcatel Submarine Network S.A. (incorporated by reference to Exhibit 10.20 of
             Viatel's 1998 Form 10-K).

    10.21*   Equipment Purchase Agreement, dated December 31, 1998, between Viatel, Inc. and Nortel plc. (incorporated by reference to Exhibit 10.21 to Viatel's 1998 Form 10-K).

    10.22*   Project Services Agreement, dated as of January 11, 1999, between Viatel, Inc. and Bechtel Limited
             (incorporated by reference to Exhibit 10.22 to Viatel, Inc.'s Quarterly Report on Form 10-Q for the
             quarter ended March 31, 1999 ("Viatel's March 1999 Form 10-Q")).

    10.23*   Development Agreement by and among Vicaine Infrastructure Development GMBH, Viatel German Asset GMBH,
             Carrier 1 Fiber Network GMBH & Co. OH, Metromedia Fiber Network GMBH, Viatel, Inc. and Metromedia Fiber
             Network, Inc., dated as of February 19, 1999 (incorporated by reference to Exhibit 10.23 to Viatel's
             March 1999 Form 10-Q).

     10.24   Securityholders Agreement, dated as of November 1, 1996, between Alfred West, Destia Communications, Inc.
             and Princes Gate Investors II, L.P. (incorporated herein by reference to Exhibit 4.1 of Destia's 1997
             Form S-4).

     10.25   Securities Purchase Agreement, dated as of November 1, 1996, between Destia Communications, Inc. and
             Princes Gate Investors II, L.P. (incorporated herein by reference to Exhibit 10.1 of Destia's 1997 Form
             S-4).

     10.26   Note Purchase Agreement, dated as of April 24, 1997, between Destia Communications, Inc. and Morgan
             Stanley Group Inc. (incorporated herein by reference to Exhibit 4.2 of Destia's 1997 Form S-4).

     10.27   Form of Note under Note Purchase Agreement (incorporated herein by reference to Exhibit 4.3 of Destia's
             1997 Form S-4).

     10.28   Second Amended and Restated Equipment Loan and Security Agreement, dated as of January 28, 1998, between
             Destia Communications, Inc. and NTFC Capital Corporation (incorporated herein by reference to Exhibit
             10.13 of Destia's 1998 Form S-4).

     10.29   Stock Purchase Agreement, dated January 28, 1998, between Destia Communications, Inc. and the shareholders of Voicenet Corporation (incorporated herein by reference to Exhibit 10.17 of Destia's 1998
             Form S-4).

     10.30   Amendment, dated April 16, 1998, to Stock Purchase Agreement between Destia Communications, Inc. and the shareholders of Voice Net Corporation (incorporated by reference to Exhibit 10.7 Destia's Form 10-K for the year ended December 31, 1998 ("Destia's 1998 Form 10-K")).

     10.31   Employment Agreement, dated as of May 3, 1999, between Destia Communications, Inc. and Alan Levy
             (incorporated herein by reference to Exhibit 10.8 of Destia's Form S-1).

  EXHIBIT
  NUMBER                                                    DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------
     10.32   Employment Agreement, dated as of May 3, 1999, between Destia Communications, Inc. and Alfred West
             (incorporated herein by reference to Exhibit 10.9 of Destia's Form S-1).

     10.33   Employment Agreement, dated February 2, 1998, between Destia Communications, Inc. and Phillip J. Storin
             (incorporated by reference to Destia's 1998 Form 10-K).

     10.34   Employment Agreement, dated February 2, 1998, between Destia Communications, Inc. and Kevin Alward
             (incorporated herein by reference to Exhibit 10.11 of Destia's Form S-1).

     10.35   Employment Agreement, dated January 1, 1999, between Destia Communications, Inc. and Richard L. Shorten,
             Jr. (incorporated herein by reference to Exhibit 10.12 of Destia's Form S-1).

     10.36   Amended and Restated Destia Communications, Inc. 1996 Flexible Incentive Plan (incorporated herein by reference to Exhibit 10.14 of Destia's 1997 Form S-4).

     10.37   Amendment to Destia's 1996 Flexible Incentive Plan (incorporated by reference to Exhibit 10.12 to
             Destia's 1998 Form 10-K).

     10.38   Stock Purchase Agreement, dated July 17, 1998, between Destia Communications, Inc. and certain shareholders of Telco Global Communications (incorporated by reference to Exhibit 10.13 to Destia's 1998
             Form 10-K).

    10.39*   Telecommunications Services Agreement between Frontier Communications of the West, Inc. and Destia
             Communications, Inc., dated November 17, 1998 (incorporated herein by reference to Exhibit 10.16 of
             Destia's Form S-1).

     10.40   Destia's 1999 Flexible Incentive Plan (incorporated herein by reference to Exhibit 10.17 of Destia's Form
             S-1).

     10.41   Second Amendment to 1996 Flexible Incentive Plan (incorporated herein by reference to Exhibit 10.18 of
             Destia's Form S-1).

     10.42   Modification Agreement No. 1 dated as of March 31, 1999 to the Second Amended and Restated Equipment Loan
             and Security Agreement between Destia Communications, Inc. and NTFC Capital Corporation (incorporated herein by reference to Exhibit 10.19 of Destia's Form S-1).

     10.43   Form of Indemnification Agreement with directors and officers (incorporated herein by reference to
             Exhibit 10.20 of Destia's Form S-1).

     10.44   Employment Agreement, dated August 27, 1999, by and between Viatel and Alfred West (filed herewith).

     10.45   Employment Agreement, dated August 27, 1999, by and between Viatel and Alan Levy (filed herewith).

      21.1   Subsidiaries of Viatel, Inc. (filed herewith).

      21.2   Subsidiaries of Destia Communications, Inc. (filed herewith).

      23.1   Consent of KPMG LLP (filed herewith).

      23.2   Consent of Arthur Andersen LLP (filed herewith).

      23.3   Consent of Kelley Drye & Warren LLP (included in the opinion filed as Exhibit 5.1 to this Registration
             Statement).

      23.4   Consent of Cravath, Swaine & Moore (included in the opinion filed as Exhibit 8.1 to this Registration
             Statement).

  EXHIBIT
  NUMBER                                                    DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------
      23.5   Consent of ING Barings LLC (included in the opinion filed as Annex F to the Joint Proxy
             Statement/Prospectus contained in this Registration Statement).

      23.6   Consent of Morgan Stanley & Co. Incorporated (included in the opinion filed as Annex G to the Joint Proxy
             Statement/Prospectus contained in this Registration Statement).

        24   Power of Attorney (included in signature page).

      99.1   Form of Viatel Proxy Card (filed herewith).

      99.2   Form of Destia Proxy Card (filed herewith).

------------------------

* Portions of these exhibits have been omitted pursuant to a request for confidential treatment.

    (b) Supplemental Financial Statement Schedules:

           Schedule II--Valuations and Qualifying Accounts of Viatel and Destia

    All other schedules are omitted because they are inapplicable or the requested information is shown in the consolidated financial statements or related notes.

ITEM 22. UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of
    Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
    Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (7) To respond to requests for information that is incorporated by reference into the Joint Proxy Statement/Prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 15th day of October, 1999.

                                VIATEL, INC.

                                BY:  /s/ MICHAEL J. MAHONEY
                                     -----------------------------------------
                                     Michael J. Mahoney
                                     CHAIRMAN OF THE BOARD,
                                     PRESIDENT AND CHIEF
                                     EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Michael J. Mahoney, Sheldon M. Goldman and James
P. Prenetta, Jr., and each of them as his true and lawful attorneys-in-fact and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (i) any and all pre-effective and post-effective amendments to this registration statement, (ii) any exhibits to any such pre-effective or post-effective amendments, (iii) any and all applications and other documents in connection with any such pre-effective or post-effective amendments, and (iv) generally to do all things and perform any and all acts and things whatsoever requisite and necessary or desirable to enable the Registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on October 15, 1999.

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
                                Chairman of the Board,
    /s/ MICHAEL J. MAHONEY        President and Chief
------------------------------    Executive Officer           October 15, 1999
      Michael J. Mahoney          (Principal Executive
                                  Officer)

                                Senior Vice President,
      /s/ ALLAN L. SHAW           Finance, Chief Financial
------------------------------    Officer and Director        October 15, 1999
        Allan L. Shaw             (Principal Financial and
                                  Accounting Officer)

     /s/ PAUL G. PIZZANI        Director
------------------------------                                October 15, 1999
       Paul G. Pizzani

     /s/ FRANCIS J. MOUNT       Director
------------------------------                                October 15, 1999
       Francis J. Mount

      /s/ JOHN G. GRAHAM        Director
------------------------------                                October 15, 1999
        John G. Graham

                         VIATEL, INC. AND SUBSIDIARIES
                SCHEDULE II--VALUATIONS AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                                        ADDITIONS
                                                          BALANCE AT   CHARGED TO                                 BALANCE
                                                           BEGINNING    COSTS AND                    OTHER        AT END
                      DESCRIPTION                          OF PERIOD    EXPENSES    RETIREMENTS     CHANGES      OF PERIOD
--------------------------------------------------------  -----------  -----------  -----------  -------------  -----------
Reserves and allowances deducted from asset accounts (in
  thousands):

Allowances for uncollectible accounts receivable
  Year ended December 31, 1996..........................   $     473    $   2,225    $   2,096            --     $     602
  Year ended December 31, 1997..........................         602        2,733        2,294            --         1,041
  Year ended December 31, 1998..........................       1,041        4,225        2,173            --         3,093

Allowances for asset impairment
  Year ended December 31, 1996..........................         560       --           --                --           560
  Year ended December 31, 1997..........................         560       --           --                --           560
  Year ended December 31, 1998..........................         560       --           --                --           560

                          DESTIA COMMUNICATIONS, INC.
          SCHEDULE II--SCHEDULE OF VALUATIONS AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                          BALANCE AT    CHARGES TO
                                                          BEGINNING     COSTS AND                   BALANCE AT END
                                                          OF PERIOD      EXPENSES    DEDUCTIONS(A)    OF PERIOD
                                                         ------------  ------------  -------------  --------------
ALLOWANCE FOR DOUBTFUL ACCOUNTS
December 31,
1998...................................................  $  1,593,531  $  7,392,234   $(4,899,663)   $  4,086,102
1997...................................................       761,372     3,890,525    (3,058,366)      1,593,531
1996...................................................       470,610       290,762       --              761,372

------------------------

(a) Represents write-offs, recoveries and other deductions.

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                                                    DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------
       2.1   Agreement and Plan of Merger, dated as of August 27, 1999, by and among Viatel, Inc., Viatel Acquisition
             Corp. and Destia (included as Annex A to the Joint Proxy Statement/Prospectus contained in this
             Registration Statement).

     3.1(i)  Amended and Restated Certificate of Incorporation of Viatel, Inc. (incorporated herein by reference to
             Exhibit 3.1(i)(b) to Viatel, Inc.'s Registration Statement on Form S-1, Registration No. 333-09699, filed on August 7, 1996 ("Viatel's Form S-1")); Certificate of Designations, Preferences and Rights of 10%
             Series A Redeemable Convertible Preferred Stock, $.01 par value per share (incorporated herein by reference to Exhibit 3(i)(b) to Viatel, Inc.'s Registration Statement on Form S-4, filed on July 10,
             1998, File No. 333-58921 ("Viatel's 1998 Form S-4")); Certificate of Amendment to Viatel, Inc.'s Amended
             and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 4.9 to Viatel,
             Inc.'s quarterly report on Form 10-Q for the quarter ended September 30, 1998, File No. 000-21261);
             Second Certificate of Amendment to Viatel, Inc.'s Amended and Restated Certificate of Incorporation
             (filed herewith).

    3.1(ii)  Third Amended and Restated Bylaws of Viatel, Inc. (filed herewith).

     3.2(i)  Amended and Restated Certificate of Incorporation of Destia Communications, Inc. (incorporated herein by reference to Exhibit 3.1 of Destia's Registration Statement on Form S-1, File No. 333-71463, filed on
             January 29, 1999 ("Destia's Form S-1")).

    3.2(ii)  Amended and Restated Bylaws of Destia Communications, Inc. (incorporated herein by reference to Exhibit
             3.2 of Destia's Form S-1)

       4.1   Specimen of Viatel common stock certificate (incorporated by reference to Exhibit 4.4 of Viatel's Form
             S-1).

       4.2   Indenture, dated as of April 8, 1998, between Viatel, Inc. and The Bank of New York, as Trustee, relating to Viatel, Inc.'s 12.50% Senior Discount Notes Due 2008 (including form of 12.50% Senior Discount Note)
             (incorporated herein by reference to Exhibit 4.1 to Viatel's 1998 Form S-4).

       4.3   Indenture, dated as of April 8, 1998, between Viatel, Inc. and The Bank of New York, as Trustee, relating to Viatel, Inc.'s 11.25% Senior Notes Due 2008 (including form of 11.25% Senior Note) (incorporated herein by reference to Exhibit 4.2 to Viatel's 1998 Form S-4).

       4.4   Indenture, dated as of April 8, 1998, among Viatel, Inc., The Bank of New York, as Trustee, and Deutsche
             Bank, Aktiengesellschaft, as German Paying Agent and Co-Registrar, relating to Viatel, Inc.'s 12.40%
             Senior Discount Notes Due 2008 (including form of 12.40% Senior Discount Note) (incorporated herein by reference to Exhibit 4.3 to Viatel's 1998 Form S-4).

       4.5   Indenture, dated as of April 8, 1998, among Viatel, Inc., The Bank of New York, as Trustee, and Deutsche
             Bank, Aktiengesellschaft, as German Paying Agent and Co-Registrar, relating to Viatel, Inc.'s 11.15%
             Senior Notes Due 2008 (including form of 11.15% Senior Note) (incorporated herein by reference to Exhibit
             4.4 to Viatel's 1998 Form S-4).

       4.6   Indenture, dated as of March 19, 1999, between Viatel, Inc. and The Bank of New York, as Trustee, relating to Viatel, Inc.'s U.S. dollar denominated 11.50% Senior Notes Due 2009 (including form of 11.50%
             Senior Note) (incorporated herein by reference to Exhibit 4.9 to Viatel, Inc.'s Registration Statement on
             Form S-3, filed on February 12, 1999, File No. 333-72309 ("Viatel's February 1999 Form S-3")).

       4.7   Indenture, dated as of March 19, 1999, between Viatel, Inc. and The Bank of New York, as Trustee, relating to Viatel, Inc.'s Euro denominated 11.50% Senior Notes due 2009 (including form of 11.50% Senior
             Note) (incorporated herein by reference to Exhibit 4.10 of Viatel's February 1999 Form S-3).

  EXHIBIT
  NUMBER                                                    DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------
       4.8   Registration Rights Agreement, dated as of March 12, 1999, among Viatel, Inc., Morgan Stanley & Co. Inc., and ING Baring Furman Selz LLC (incorporated herein by reference to Exhibit 4.11 of Viatel's February
             1999 Form S-3).

       4.9   Purchase Agreement, dated March 12, 1999, among Viatel, Inc., Morgan Stanley & Co. Inc., and ING Baring
             Furman Selz LLC (incorporated herein by reference to Exhibit 4.8 of Viatel, Inc.'s Registration Statement
             on Form S-4, filed on July 16, 1999, File No. 333-83053).

      4.10   Specimen of Destia Communications, Inc.'s 11% Senior Discount Note due 2008 (incorporated herein by reference to Exhibit 4.1 of Destia's Registration Statement on Form S-4, File No. 333-47711, filed on
             March 10, 1998 ("Destia's 1998 Form S-4")).

      4.11   Indenture, dated as of February 18, 1998, between Destia Communications, Inc. and The Bank of New York,
             as Trustee (incorporated herein by reference to Exhibit 4.2 of Destia's 1998 Form S-4).

      4.12   Specimen of Destia Communications, Inc.'s 13.50% Senior Note due 2007 (incorporated herein by reference to exhibit 4.4 of Destia's Registration Statement on Form S-4, File No. 333-47711, filed on August 7,
             1997 ("Destia's 1997 Form S-4")).

      4.13   Indenture, dated as of July 1, 1997, between Destia Communications, Inc. and The Bank of New York, as
             Trustee (incorporated herein by reference to Exhibit 4.5 of Destia's 1997 Form S-4).

      4.14   Specimen of Destia common stock certificate (incorporated herein by reference to Exhibit 4.5 of Destia's
             Form S-1).

       5.1   Opinion of Kelley Drye & Warren LLP regarding the validity of the securities being registered (filed herewith).

       8.1   Opinion of Cravath, Swaine & Moore regarding material federal income tax consequences relating to the merger (filed herewith).

      10.1   Stockholder Agreement dated as of August 27, 1999 among Alfred West, AT Econ Limited Partnership, AT Econ
             Ltd. Partnership No. 2, Viatel, Inc., Viatel Acquisition Corp. and Destia Communications, Inc. (included as Annex B to the Joint Proxy Statement/Prospectus contained in this Registration Statement).

      10.2   Stockholder Agreement dated as of August 27, 1999 among Steven West, SS Econ Limited Partnership, SS Econ
             Ltd. Partnership No. 2, Viatel, Inc., Viatel Acquisition Corp. and Destia Communications, Inc. (included as Annex C to the Joint Proxy Statement/Prospectus contained in this Registration Statement).

      10.3   Stockholder Agreement dated as of August 27, 1999 among Gary Bondi, GS Econ Limited Partnership, GS Econ
             Ltd. Partnership No. 2, Viatel, Inc., Viatel Acquisition Corp. and Destia Communications, Inc. (included as Annex E to the Joint Proxy Statement/Prospectus contained in this Registration Statement).

      10.4   Stockholder Agreement dated as of August 27, 1999 among Princess Gate Investors II, L.P., Acorn
             Partnership II, L.P., PGI Investements Limited, Investor Investments AB, Marinbeach United S.A., Viatel,
             Inc., Viatel Acquisition Corp. and Destia Communications, Inc. (included as Annex D to the Joint Proxy
             Statement/Prospectus contained in this Registration Statement).

      10.5   Mercury Carrier Services Agreement, dated as of March 1, 1994, between Viatel, Inc. and Mercury
             Communications Limited (incorporated herein by reference to Exhibit 10.8 to Viatel's 1995 Form S-4, filed on May 24, 1995 ("Viatel's 1995 S-4")).

  EXHIBIT
  NUMBER                                                    DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------
      10.6   Shareholders' Agreement, dated as of April 5, 1994, and as amended as of November 22, 1994 and December
             21, 1994, by and among Viatel, Inc., Martin Varsavsky, Juan Manuel Aisemberg and COMSAT Investments, Inc.
             (incorporated herein by reference to Exhibit 10.19 to Viatel's 1995 Form S-4).

      10.7   Shareholders' Agreement, dated as of September 30, 1993, as amended as of December 9, 1993 and as further amended as of April 5, 1994, November 22, 1994 and December 21, 1994, by and among Viatel, Inc., Martin
             Varsavsky and S-C V-Tel Investments, L.P. (incorporated herein by reference to Exhibit 10.21 to Viatel's
             1995 Form S-4).

      10.8   Commercial Lease Agreement, dated as of November 1, 1993, and Addendum, dated as of December 8, 1994, between Viatel, Inc. and 123rd Street Partnership in connection with the Company's premises located in
             Omaha, Nebraska (incorporated herein by reference to Exhibit 10.24 to Viatel's 1995 Form S-4).

      10.9   Facilities Management and Services Agreement, dated as of August 4, 1995, between Viatel U.K. Limited and
             Telemedia International Ltd. (incorporated herein by reference to Exhibit 10.32 to Viatel's 1995 Form
             S-4).

     10.10   Agreement of Lease, dated August 7, 1995, between Viatel, Inc. and Joseph P. Day Realty Corp.
             (incorporated herein by reference to Exhibit 10.33 to Viatel's 1995 Form S-4).

     10.11   Employment Agreement between Viatel, Inc. and Michael J. Mahoney (incorporated herein by reference to
             Exhibit 10.12 to Viatel, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997
             ("Viatel's 1997 Form 10-K")).

     10.12   Viatel, Inc. 1999 Amended Stock Incentive Plan (filed herewith).

     10.13   Employment Agreement between Viatel, Inc. and Allan L. Shaw (incorporated herein by reference to Exhibit
             10.14 to Viatel's 1997 Form 10-K).

     10.14   Employment Agreement between Viatel, Inc. and Sheldon M. Goldman (incorporated herein by reference to
             Exhibit 10.15 to Viatel's 1997 Form 10-K).

     10.15   Mutual Cooperation Agreement, dated as of June 3, 1998, among Viatel, Inc., Martin Varsavsky and Jazz
             Telecom S.A. (incorporated herein by reference to Exhibit 10.16 to Viatel, Inc.'s Current Report on Form
             8-K, dated June 8, 1998, File No. 000-21261).

     10.16   Equipment Purchase Agreement, dated June 29, 1998, between Viatel, Inc. and Nortel PLC (incorporated herein by reference to Exhibit 10.16 to Viatel's 1998 Form S-4).

     10.17   Agreement of Lease, dated June 24, 1998, between 685 Acquisition Corp. and Viatel, Inc., as amended by a letter agreement, dated July 27, 1998 (incorporated herein by reference to Exhibit 10.17 to Viatel's 1998
             Form S-4).

     10.18   Lease, dated June 23, 1998, between VC Associates and Viatel New Jersey, Inc. (incorporated herein by reference to Exhibit 10.18 to Viatel's 1998 Form S-4).

    10.19*   Software License Agreement, dated October 22, 1998, between Viatel, Inc. and Lucent Technologies Inc.
             (incorporated by reference to Exhibit 10.19 to Viatel, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998 ("Viatel's 1998 Form 10-K")).

    10.20*   Engineering, Procurement and Construction Contract, dated as of November 10, 1998, between Viatel Global
             Communications, Inc. and Alcatel Submarine Network S.A. (incorporated by reference to Exhibit 10.20 of
             Viatel's 1998 Form 10-K).

    10.21*   Equipment Purchase Agreement, dated December 31, 1998, between Viatel, Inc. and Nortel plc. (incorporated by reference to Exhibit 10.21 to Viatel's 1998 Form 10-K).

  EXHIBIT
  NUMBER                                                    DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------
    10.22*   Project Services Agreement, dated as of January 11, 1999, between Viatel, Inc. and Bechtel Limited
             (incorporated by reference to Exhibit 10.22 to Viatel, Inc.'s Quarterly Report on Form 10-Q for the
             quarter ended March 31, 1999 ("Viatel's March 1999 Form 10-Q")).

    10.23*   Development Agreement by and among Vicaine Infrastructure Development GMBH, Viatel German Asset GMBH,
             Carrier 1 Fiber Network GMBH & Co. OH, Metromedia Fiber Network GMBH, Viatel, Inc. and Metromedia Fiber
             Network, Inc., dated as of February 19, 1999 (incorporated by reference to Exhibit 10.23 to Viatel's
             March 1999 Form 10-Q).

     10.24   Securityholders Agreement, dated as of November 1, 1996, between Alfred West, Destia Communications, Inc.
             and Princes Gate Investors II, L.P. (incorporated herein by reference to Exhibit 4.1 of Destia's 1997
             Form S-4).

     10.25   Securities Purchase Agreement, dated as of November 1, 1996, between Destia Communications, Inc. and
             Princes Gate Investors II, L.P. (incorporated herein by reference to Exhibit 10.1 of Destia's 1997 Form
             S-4).

     10.26   Note Purchase Agreement, dated as of April 24, 1997, between Destia Communications, Inc. and Morgan
             Stanley Group Inc. (incorporated herein by reference to Exhibit 4.2 of Destia's 1997 Form S-4).

     10.27   Form of Note under Note Purchase Agreement (incorporated herein by reference to Exhibit 4.3 of Destia's
             1997 Form S-4).

     10.28   Second Amended and Restated Equipment Loan and Security Agreement, dated as of January 28, 1998, between
             Destia Communications, Inc. and NTFC Capital Corporation (incorporated herein by reference to Exhibit
             10.13 of Destia's 1998 Form S-4).

     10.29   Stock Purchase Agreement, dated January 28, 1998, between Destia Communications, Inc. and the shareholders of Voicenet Corporation (incorporated herein by reference to Exhibit 10.17 of Destia's 1998
             Form S-4).

     10.30   Amendment, dated April 16, 1998, to Stock Purchase Agreement between Destia Communications, Inc. and the shareholders of Voice Net Corporation (incorporated by reference to Exhibit 10.7 Destia's Form 10-K for the year ended December 31, 1998 ("Destia's 1998 Form 10-K")).

     10.31   Employment Agreement, dated as of May 3, 1999, between Destia Communications, Inc. and Alan Levy
             (incorporated herein by reference to Exhibit 10.8 of Destia's Form S-1).

     10.32   Employment Agreement, dated as of May 3, 1999, between Destia Communications, Inc. and Alfred West
             (incorporated herein by reference to Exhibit 10.9 of Destia's Form S-1).

     10.33   Employment Agreement, dated February 2, 1998, between Destia Communications, Inc. and Phillip J. Storin
             (incorporated by reference to Destia's 1998 Form 10-K).

     10.34   Employment Agreement, dated February 2, 1998, between Destia Communications, Inc. and Kevin Alward
             (incorporated herein by reference to Exhibit 10.11 of Destia's Form S-1).

     10.35   Employment Agreement, dated January 1, 1999, between Destia Communications, Inc. and Richard L. Shorten,
             Jr. (incorporated herein by reference to Exhibit 10.12 of Destia's Form S-1).

     10.36   Amended and Restated Destia Communications, Inc. 1996 Flexible Incentive Plan (incorporated herein by reference to Exhibit 10.14 of Destia's 1997 Form S-4).

     10.37   Amendment to Destia's 1996 Flexible Incentive Plan (incorporated by reference to Exhibit 10.12 to
             Destia's 1998 Form 10-K).

  EXHIBIT
  NUMBER                                                    DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------
     10.38   Stock Purchase Agreement, dated July 17, 1998, between Destia Communications, Inc. and certain shareholders of Telco Global Communications (incorporated by reference to Exhibit 10.13 to Destia's 1998
             Form 10-K).

    10.39*   Telecommunications Services Agreement between Frontier Communications of the West, Inc. and Destia
             Communications, Inc., dated November 17, 1998 (incorporated herein by reference to Exhibit 10.16 of
             Destia's Form S-1).

     10.40   Destia's 1999 Flexible Incentive Plan (incorporated herein by reference to Exhibit 10.17 of Destia's Form
             S-1).

     10.41   Second Amendment to 1996 Flexible Incentive Plan (incorporated herein by reference to Exhibit 10.18 of
             Destia's Form S-1).

     10.42   Modification Agreement No. 1 dated as of March 31, 1999 to the Second Amended and Restated Equipment Loan
             and Security Agreement between Destia Communications, Inc. and NTFC Capital Corporation (incorporated herein by reference to Exhibit 10.19 of Destia's Form S-1).

     10.43   Form of Indemnification Agreement with directors and officers (incorporated herein by reference to
             Exhibit 10.20 of Destia's Form S-1).

     10.44   Employment Agreement, dated August 27, 1999, by and between Viatel and Alfred West (filed herewith).

     10.45   Employment Agreement, dated August 27, 1999, by and between Viatel and Alan Levy (filed herewith).

      21.1   Subsidiaries of Viatel, Inc. (filed herewith).

      21.2   Subsidiaries of Destia Communications, Inc. (filed herewith).

      23.1   Consent of KPMG LLP (filed herewith).

      23.2   Consent of Arthur Andersen LLP (filed herewith).

      23.3   Consent of Kelley Drye & Warren LLP (included in the opinion filed as Exhibit 5.1 to this Registration
             Statement).

      23.4   Consent of Cravath, Swaine & Moore (included in the opinion filed as Exhibit 8.1 to this Registration
             Statement).

      23.5   Consent of ING Barings LLC (included in the opinion filed as Annex F to the Joint Proxy
             Statement/Prospectus contained in this Registration Statement).

      23.6   Consent of Morgan Stanley & Co. Incorporated (included in the opinion filed as Annex G to the Joint Proxy
             Statement/Prospectus contained in this Registration Statement).

        24   Power of Attorney (included in signature page).

      99.1   Form of Viatel Proxy Card (filed herewith).

      99.2   Form of Destia Proxy Card (filed herewith).

------------------------

* Portions of these exhibits have been omitted pursuant to a request for confidential treatment.